                            SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )



    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12



                           ADVANCED COMMUNICATIONS GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1)     Title of each class of securities to which transaction applies:
                        Common Stock, par value $.0001 per share
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         23,851,281
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         $32,730.95
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         Preliminary Proxy Statement
         -----------------------------------------------------------------------
     (3) Filing Party:
         Issuer
         -----------------------------------------------------------------------
     (4) Date Filed:
         July 1, 1999, August 26, 1999, November 3, 1999,
         December 2, 1999, December 2, 1999, January 11, 2000, and January 24, 2000
         -----------------------------------------------------------------------

                                     [LOGO]

Dear Fellow Stockholders,

    Enclosed are a Special Meeting notice, a proxy statement and a voting form in connection with the up-coming Special Meeting of Stockholders of Advanced Communications Group, Inc. (New York Stock Exchange symbol "ADG") to be held at 10:00 a.m., local time, on February 16, 2000, at Advanced's corporate offices at 390 South Woods Mill Road, Suite 260, St. Louis, MO.

    At the meeting you will be voting on several transactions which we believe are vital to Advanced's future, including the acquisitions of YPtel Corporation, Web YP, Inc. and Big Stuff, Inc. Our Board of Directors and management believe that these acquisitions of YPtel, Web YP and Big Stuff will create an entity capable of competing in the global print and Internet marketplace. We believe significant benefits and operating efficiencies will be realized by combining the resources of each of these companies. And, most importantly, we believe this strategy has the greatest potential for maximizing stockholder value which can be achieved by taking advantage of the success of our company's yellow pages publishing division and creating a leading Internet yellow pages provider.

    The Board of Directors of our company has received the opinion of PaineWebber Incorporated, dated October 26, 1999, to the effect that, as of October 20, 1999, and subject to certain limitations and based on certain assumptions, the consideration to be paid, in the aggregate, in connection with the acquisitions and the other transactions described in the proxy statement was fair from a financial point of view to our company.

    The Special Meeting is being held because Advanced did not hold an annual meeting of stockholders in 1999. The Special Meeting will not be in lieu of the 2000 Annual Meeting. Advanced intends to hold an annual meeting of stockholders later in 2000.

                                          Sincerely,

                                          [SIGNATURE]

                                          Richard O'Neal
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

    This proxy statement is dated January 24, 2000 and is first being mailed to stockholders on or about January 24, 2000.

                      ADVANCED COMMUNICATIONS GROUP, INC.
                           390 SOUTH WOODS MILL ROAD
                                   SUITE 260
                           ST. LOUIS, MISSOURI 63017

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 16, 2000

                            ------------------------

To the Stockholders of
ADVANCED COMMUNICATIONS GROUP, INC.:

    The Special Meeting of Stockholders of Advanced will be held at Advanced's corporate offices at 390 South Woods Mill Road, Suite 260, St. Louis, Missouri, on February 16, 2000, at 10:00 a.m., local time, for the following purposes:

    1.  To elect two directors for terms expiring in 2002;

    2. To consider and vote upon a proposal to approve the change in business focus, strategy and direction of Advanced which includes:

       - the acquisition of YPtel Corporation, Web YP, Inc. and Big Stuff, Inc. and the issuance to the stockholders of the companies to be acquired of approximately 19,545,454 shares of Advanced common stock, directly or indirectly, as acquisition consideration;

       - the issuance of up to 1,090,909 shares of Advanced common stock in exchange for the cancellation of indebtedness owed or to be owed by Web YP and Big Stuff to two stockholders of Web YP and Big Stuff prior to closing;

       - the issuance of approximately 2,863,637 shares of Advanced common stock in consideration for the redemption of promissory notes on which Advanced is the borrower, but which amount may be increased or decreased depending upon the date of closing of the acquisitions;

       - the issuance of an aggregate of up to 351,281 shares of Advanced common stock upon the exercise of options and warrants granted to officers, directors and employees of YPtel and to three current and former non-employee directors of Advanced as compensation for their efforts in negotiating the acquisition agreements on behalf of Advanced;

       - the restructuring of the Advanced board of directors, which will ultimately include increasing the size of the board from seven seats to eight, the resignation of three members of the board, including one of the directors elected pursuant to Proposal 1, and the appointment of three new directors to fill some of the vacancies created by the resignations; and

       - the amendment to Advanced's Restated Certificate of Incorporation, as amended, to change its name to "WorldPages.com, Inc."

    and, conditioned upon the approval of Proposal 2;

    3. To consider and act upon a proposal to approve the benefits accruing to Mr. Richard O'Neal, Advanced's Chairman of the Board and Chief Executive Officer who is also a director, officer and significant stockholder of Web YP and Big Stuff, consisting in part of the issuance to him of:

       - 1,603,636 shares of Advanced common stock upon redemption of indebtedness owed to him by Advanced which amount may be increased or decreased depending upon the date of closing of the acquisitions;

       - up to 954,545 shares of Advanced common stock in exchange for the cancellation of indebtedness owed or to be owed to him by Web YP and Big Stuff, but only upon the consummation of the acquisitions of YPtel, Web YP and Big Stuff; and

       - 1,667,837 shares of Advanced common stock upon the consummation of the Web YP and Big Stuff acquisitions based on his holdings of common stock of Web YP and Big Stuff.

All of the shares of Advanced common stock mentioned in Proposal 3 are included in the shares to be approved for issuance in Proposal 2.

    Only stockholders of record as of the close of business on December 23, 1999 are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements of the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available for review by any stockholder at the executive offices of Advanced not less than ten days prior to the Special Meeting.

                                          By Order of the Board of Directors

                                          [SIG]

                                          Michael A. Pruss

                                          SECRETARY

January 24, 2000
St. Louis, Missouri

    EVEN IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN THE ENCLOSED VOTING FORM AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID RETURN ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR VOTING FORMS AND VOTE IN PERSON IF THEY DESIRE. PLEASE NOTE, IF YOU DO NOT RETURN THE ENCLOSED VOTING FORM, IT IS EQUIVALENT TO A VOTE AGAINST THE CHANGE IN STRATEGY AND RELATED ACQUISITIONS AND NAME CHANGE.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS...................      1

SUMMARY.....................................................      5

RISK FACTORS TO BE CONSIDERED BY ADVANCED STOCKHOLDERS IN
  CONNECTION WITH PROPOSAL 2 AND PROPOSAL 3.................     13

ADVANCED SPECIAL MEETING....................................     22

PROPOSAL 1--ELECTION OF DIRECTORS...........................     24

PROPOSAL 2--THE ACQUISITIONS AND RELATED MATTERS............     27

PROPOSAL 3--APPROVAL OF BENEFITS ACCRUING TO MR. RICHARD
  O'NEAL....................................................     32

CORPORATE INFORMATION ABOUT ADVANCED AND ITS MANAGEMENT.....     35

BUSINESS OF ADVANCED AND GREAT WESTERN......................     53

SELECTED HISTORICAL FINANCIAL INFORMATION OF ADVANCED.......     55

ADVANCED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     57

BUSINESS OF YPTEL...........................................     63

SELECTED HISTORICAL FINANCIAL INFORMATION OF YPTEL..........     65

YPTEL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     67

BUSINESS OF WEB YP AND BIG STUFF............................     72

SELECTED HISTORICAL FINANCIAL INFORMATION OF WEB YP.........     76

WEB YP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     77

SELECTED HISTORICAL FINANCIAL INFORMATION OF BIG STUFF......     78

BIG STUFF MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     79

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........     81

BACKGROUND OF THE ACQUISITIONS..............................     88

REASONS FOR THE PROPOSED ACQUISITIONS.......................     92

OPINION OF ADVANCED'S FINANCIAL ADVISOR.....................     94

AMENDED AND RESTATED YPTEL AGREEMENT AND RELATED
  AGREEMENTS................................................    105

DESCRIPTION OF THE AMENDED AND RESTATED WEB YP AGREEMENT AND
  THE AMENDED AND RESTATED BIG STUFF AGREEMENT..............    114

SALE OF ADVANCED'S TELECOMMUNICATIONS OPERATIONS TO IONEX
  TELECOMMUNCIATIONS........................................    117

REGULATORY APPROVALS........................................    118

                                                                PAGE
                                                              --------
INDEPENDENT AUDITORS........................................    120

STOCKHOLDER NOMINATIONS AND PROPOSALS.......................    120

OTHER MATTERS...............................................    120

INDEX TO FINANCIAL STATEMENTS...............................    F-1

Annex A--Amended and Restated YPtel Agreement...............    A-i

Annex B--Amended and Restated Web YP Agreement..............    B-i

Annex C--Amended and Restated Big Stuff Agreement...........    C-i

Annex D--Opinion of Advanced's Financial Advisor............    D-i

                                    SUMMARY

BACKGROUND

    Advanced was originally founded to create a regional competitive local exchange carrier to provide an integrated portfolio of telecommunications services principally to business customers in selected service areas of Southwestern Bell Telephone Company and U S WEST Communications, Inc. In February 1998, Advanced acquired nine operating companies, eight of which were telecommunications companies and one of which, Great Western Directories, Inc., was an independent publisher of yellow pages directories.

    Since its initial public offering in February 1998, Advanced has faced liquidity problems that have prevented it from implementing its plans and realizing its goals of becoming a regional competitive local exchange carrier. In early April 1999, Advanced's board was approached by Imperial Capital Limited, a venture capital firm that, through a contractual arrangement, controls much of the capital stock of YPtel Corporation. The principals of Imperial Capital, who individually or through their trusts own capital stock of YPtel, include Messrs. Stephen Lister, Jeffrey Rosenthal and Edward Truant. Imperial Capital proposed that Advanced acquire YPtel, and in addition, Web
YP, Inc. and Big Stuff, Inc.

    Like Advanced, YPtel is one of the ten largest independent yellow pages publishers in the United States. Web YP hosts over 125,000 websites and provides online users and customers access to white and yellow pages listings as well as website production. Big Stuff provides production support to Web YP for website and ad design and also provides ad colorization services for independent telephone directory publishers.

    In April 1999, Mr. James F. Cragg, the then president and chief operating officer of Advanced, Mr. Stephen Lister, vice president of YPtel, Mr. Dick Reid, president and chief executive officer of Big Stuff and chief executive officer of Web YP, Mr. Richard O'Neal and Imperial Capital executed a letter of intent which provided for a number of transactions which would result in Advanced changing its business focus, strategy and direction. As part of the restructuring, and to stop the losses generated by its telecommunications operations and to better position itself to obtain the capital it would need to implement its new strategy, Advanced also decided to sell its telecommunications operations. In short, it decided to concentrate on growing its yellow pages publishing business and developing itself as an Internet directory company. The parties negotiated the terms of the acquisitions of YPtel, Web YP and Big Stuff and signed acquisition agreements as of June 3, 1999. On
October 26, 1999, the parties amended the terms of each of the acquisition agreements.

    Mr. O'Neal is the chairman of the board and the acting chief executive officer of Advanced. He is executive vice president and a director of Web YP and president, secretary, treasurer and a director of Big Stuff, in addition to holding significant ownership interest in each of those companies. Due to Mr. O'Neal's involvement with all of those companies and his efforts to consummate the transactions that are the subject of this proxy statement, Advanced acknowledges that the transactions may be viewed as not having been negotiated on an arm's-length basis.

    On July 14, 1999, Advanced and four of its wholly-owned subsidiaries, Feist Long Distance Service, Inc., FirsTel, Inc., Telecom Resources, Inc. and Valu-Line of Longview, Inc., entered into a stock purchase agreement with Ionex Telecommunications, Inc. under which Advanced agreed to sell all of the capital stock of those wholly-owned subsidiaries to Ionex Telecommunications for $49.8 million, subject to a dollar-for-dollar reduction to the extent current assets at the time of closing of the sale are less than current liabilities at the time of closing and to the extent of any decrease in property, plant and equipment from May 1, 1999 to the closing date. The sale closed on November 19, 1999, and, Advanced received net proceeds of $42.6 million, which reflects preliminary adjustment for working capital of $7.2 million.

    Advanced's telecommunications operations are being accounted for as discontinued operations and are presented that way in Advanced's financial statements for the nine month period ended September 30, 1999. Nevertheless, Advanced fulfilled its obligation by continuing to operate these subsidiaries until the sale to Ionex Telecommunications closed.

    By mid-September 1999, Advanced's management became concerned that due to timing delays beyond Advanced's control, the acquisitions contemplated under the YPtel Agreement, the Web YP Agreement and the Big Stuff Agreement would not close on or before October 31, 1999, the termination date under each acquisition agreement. Accordingly, on September 21, 1999, Advanced's board requested an extension of each of the acquisition agreements. Imperial Capital, as a representative of a majority of the YPtel shareholders, indicated that it was not willing to extend the YPtel Agreement.

    Advanced's board of directors inquired regarding the terms under which Imperial Capital would agree to extend the YPtel Agreement beyond its October 31, 1999 termination date. Between September 21 and October 7, 1999, certain Imperial Capital representatives and certain directors of Advanced had numerous discussions concerning various alternatives and terms of extension.

    On October 26, 1999, after extensive negotiations by and among Advanced's board of directors, the Imperial Capital principals and YPtel's board of directors, an Amended and Restated YPtel Agreement was executed. Among other terms, the Amended and Restated YPtel Agreement provides for:

    - an increase in the aggregate consideration to be received by the YPtel shareholders to 15,000,000 shares of Advanced common stock from 7,545,454 shares;

    - a termination date of March 1, 2000; and

    - elimination of the contingent issuances of Advanced common stock based on the net sale proceeds to be received pursuant to the sale of the Advanced telecommunications operations.

    The basic terms of the Web YP Agreement and the Big Stuff Agreement were modified in the same manner as those described above relating to the YPtel Agreement, however, the aggregate consideration to be received by the Web YP and Big Stuff stockholders was not modified. See "Background of the Acquisitions."

THE PROPOSED ACQUISITIONS

    Implementing the change in Advanced's business focus, strategy and direction involves many actions. If the stockholders of Advanced approve Proposal 2, Advanced intends to:

    - Acquire YPtel by issuing 15,000,000 shares of Advanced common stock, which will represent approximately 33.9% of the outstanding Advanced common stock immediately after closing, in exchange for all of the then issued and outstanding capital stock of YPtel;

       - In order to defer any Canadian federal taxes resultant from the transaction, YPtel stockholders who are Canadian residents for purposes of the tax laws of Canada will have the option of receiving Advanced common stock or Class A Special Shares of an indirect wholly-owned subsidiary of Advanced. The basic terms of the Class A Special Shares, which are exchangeable on a one-for-one basis for Advanced common stock, are summarized in the section captioned "--Summary of the Terms of the Class A Special Shares."

    - Acquire Web YP by issuing 3,090,909 shares of Advanced common stock, which will represent approximately 7.0% of the outstanding Advanced common stock immediately after closing, in exchange for all of the then issued and outstanding capital stock of Web YP; and

    - Acquire Big Stuff by issuing 1,454,545 shares of Advanced common stock, which will represent approximately 3.3% of the outstanding Advanced common stock immediately after closing, in exchange for all of the then issued and outstanding capital stock of Web YP.

    As a result of the acquisitions and related transactions, Mr. Richard O'Neal, Advanced's chairman and chief executive officer will acquire approximately 4,226,018 additional shares of Advanced common stock increasing his ownership from 4.4% to 11.6% of the pro forma shares expected to be outstanding. The transactions will not result in any other individuals or entities owning more than 5% of the pro forma shares outstanding after the transactions close except for those that already own more than 5% of the currently outstanding shares of Advanced common stock.

OTHER ACTIONS TO BE TAKEN TO CHANGE THE BUSINESS FOCUS, STRATEGY AND DIRECTION OF ADVANCED

    - Restructure the composition of Advanced's current board of directors by:

       - obtaining the resignation of all but three of Advanced's current directors to be effective immediately after closing of the acquisitions;

       - increasing the size of Advanced's board to eight positions; and

       - appointing five new directors to fill the vacancies created by the resignations to be effective immediately after closing of the acquisitions.

    - Amend Advanced's Restated Certificate of Incorporation, as amended, to change the name under which Advanced is incorporated to "WorldPages.com, Inc."

OTHER TRANSACTIONS IN CONNECTION WITH THE ACQUISITIONS

    In connection with implementing the foregoing, Advanced, YPtel, Web YP and Big Stuff agreed that additional shares of Advanced common stock should be issued for the reasons set forth below. If the stockholders of Advanced approve Proposal 2, Advanced further intends to:

    - Issue approximately 2,863,637 shares of Advanced common stock in redemption of principal and interest on indebtedness in the form of 5% subordinated promissory notes owed by Advanced to the former stockholders of Great Western. The maximum amount of principal on the 5% subordinated notes which may be redeemed is $15.0 million. The amount of interest on the 5% subordinated notes which may be redeemed is $750,000 assuming a closing date of February 15, 2000. The indebtedness was originally incurred in connection with Advanced's acquisition of Great Western in February 1998.

    - Issue up to 1,090,909 shares of Advanced common stock in exchange for the cancellation of up to $6.0 million in indebtedness owed by Web YP and Big Stuff to Messrs. Richard O'Neal and Dick Reid, currently the only stockholders of Web YP and Big Stuff. A portion of this indebtedness was incurred by Web YP and Big Stuff to allow them to take advantage of business opportunities which arose during the period after the signing of the letter of intent which contemplated Advanced's acquisition of Web YP and Big Stuff.

    - Issue the following securities:

       - warrants to purchase up to 75,000 shares of Advanced common stock at an exercise price of $6.96 per share to Messrs. George Anderson, Robert Flynn, Wilmot Matthews and Nicholas J. Ross, the current directors of YPtel, and to Mr. Max Gotlieb, a current officer of YPtel. These warrants are being issued to replace currently outstanding options to purchase YPtel common stock which will be cancelled upon closing. The terms of the new warrants were determined without regard to the terms of the YPtel options which will be cancelled and without regard to the exchange ratio of YPtel shares to Advanced shares; and

       - options to purchase 186,281 shares of Advanced common stock at a weighted-average exercise price of $4.89 to employees of YPtel. These options are being issued to replace currently outstanding options to purchase YPtel common stock which will be cancelled upon closing. The terms of the new options were determined without regard to the terms of the YPtel options which will be cancelled and without regard to the exchange ratio of YPtel shares to Advanced shares.

    - Seek ratification of options previously granted to Messrs. Benton and Cutsinger, non-employee directors of Advanced, and Mr. Moses, a former non-employee director of Advanced, to purchase a total of 90,000 shares of Advanced common stock at an exercise price of $6.96 per share as compensation for negotiating on behalf of Advanced the contemplated acquisitions of YPtel, Web YP and Big Stuff.

SUMMARY OF THE TERMS OF THE CLASS A SPECIAL SHARES

    The purpose of the Class A Special Shares is to provide a mechanism for stockholders of YPtel to acquire securities on a tax-deferred basis under the tax laws of Canada which gives them the right to obtain Advanced common stock at such times as the stockholders decide to exchange their Class A Special Shares for Advanced common stock.

    The Class A Special Shares will be issued by ACG Exchange Company, an indirect, wholly-owned subsidiary of Advanced. ACG Exchange Company is Advanced's unlimited liability company subsidiary formed under the laws of Nova Scotia to allow stockholders of YPtel who are Canadian residents under the federal income tax laws to obtain their ownership interests in Advanced on a tax-deferred basis. The Class A Special Shares will be exchangeable on a one-for-one basis for shares of Advanced common stock. Although the Class A Special Shares have no voting rights, the holders of the Class A Special Shares will become parties to a voting trust pursuant to which a bank or trust company, as trustee, will hold one share of Class B Preferred Stock of Advanced. This share of Advanced Class B Preferred Stock will have as many votes in Advanced as the number of Class A Special Shares outstanding at the time of the vote, excluding any Class A Special Shares held by Advanced or its subsidiaries. A holder of Class A Special Shares will have the right to direct the voting trustee how to vote the Class B Preferred Stock to the extent of the Class A Special Shares then owned by that holder. If no instructions are received from a holder of Class A Special Shares, the trustee will vote the Class A Special Shares in the same manner as are voted the majority of the other Class A Special Shares.

THE MAILING ADDRESS AND TELEPHONE NUMBER OF THE PRINCIPAL EXECUTIVE OFFICES OF
  ADVANCED, YPTEL, WEB YP AND BIG STUFF ARE:

ADVANCED                      YPTEL                             WEB YP AND BIG STUFF
--------                      -----                             --------------------
390 South Woods Mill Road     1 First Canadian Place            291 Geary Street
Suite 260                     Suite 5102                        San Francisco, California 94102
St. Louis, Missouri 63017     100 King Street West              (415) 782-6800
(314) 205-8668                P.O. Box 438
                              Toronto, Ontario, Canada MSXIE3
                              (416) 362-3658

APPROVAL OF ECONOMIC BENEFITS ACCRUING TO MR. O'NEAL

    Advanced stockholders will also vote upon the approval of the economic benefits accruing to Mr. Richard O'Neal, Advanced's chairman of the board and chief executive officer. Under Delaware law, when a director or officer, such as Mr. O'Neal, has an interest in a contract or transaction to which the corporation is also a party, if the material facts as to the director's or officer's interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, the contract or transaction is not void or voidable solely because of the officer's or director's interest. As a result, Advanced is seeking stockholder approval of the economic benefits accruing to Mr. O'Neal. The number of shares of Advanced common stock Mr. O'Neal will receive if Proposal 2 is approved and the transactions close, the reasons Advanced has agreed to issue the shares to him and the assumed value of the shares is described in more detail in "Proposal 3--Approval of Benefits Accruing to Mr. O'Neal." Based on the market price of Advanced common stock of $13.00 per share as of the close of business on December 30, 1999, these shares have a total market value of approximately $54.9 million. The economic benefit accruing to Mr. O'Neal could be greater or less than $54.9 million, depending on the value of Advanced common stock at the time the acquisitions are closed.

NO DISSENTERS' RIGHTS

    Advanced stockholders will not be entitled to dissenters' rights, appraisal rights or other rights to demand fair value for their shares in cash by reason of the acquisitions or the other matters to be considered and voted on at the Special Meeting.

INTERESTS OF OFFICERS AND DIRECTORS OF ADVANCED IN THE ACQUISITIONS

    In connection with the change in the business focus, strategy and direction of Advanced, certain officers, employee directors and management of Advanced have received or will receive various severance payments and incentive compensation. The amount and timing of these payments were subject to the individuals' achieving certain performance objectives and remaining in their respective current employment capacities for specified time periods. These compensation arrangements were established to retain key individuals and to ensure satisfactory execution of the proposed acquisitions, the sale of the telecommunications operations and the related transactions.

CONDITIONS OF THE ACQUISITIONS

    The consummation of the acquisitions depends upon satisfaction of a number of conditions, including, among other items:

    - the absence of legal restraints to consummation of the transactions;

    - approval by Advanced stockholders;

    - refinancing YPtel's and Advanced's existing indebtedness;

    - receipt of opinions with respect to the tax-deferred nature of certain aspects of the YPtel transaction under Canadian tax law; and

    - receipt of opinions with respect to the tax-free nature of the Web YP and Big Stuff acquisitions under U.S. tax law.

VOTE REQUIRED TO APPROVE THE ACQUISITIONS; STOCK CONTROLLED BY THE DIRECTORS,
  OFFICERS AND AFFILIATES OF ADVANCED, YPTEL, WEB YP AND BIG STUFF

    ADVANCED

    The acquisitions of YPtel, Web YP and Big Stuff comprise a portion of the matters to be voted on by Advanced stockholders in Proposal 2. Passage of Proposal 2 requires the affirmative vote of a majority of the Advanced common stock outstanding on the record date for the Special Meeting. On the record date, 20,386,260 shares of Advanced common stock were outstanding. Of that number, 6,211,482 shares, or 30.5% of the total number of shares of Advanced common stock outstanding, were owned by the directors, executive officers of Advanced and their affiliates.

    YPTEL

    Under the Amended and Restated YPtel Agreement, each stockholder of YPtel will exchange all of the shares of common stock of YPtel which the stockholder owns as of closing, for shares of common stock of Advanced or a wholly-owned subsidiary of Advanced, which shares will be exchangeable for shares of Advanced common stock. It is not anticipated that there will be a vote on Advanced's acquisition of YPtel by the YPtel stockholders. Each of the stockholders of YPtel, either directly or through the stockholder's representative, executed the Amended and Restated YPtel Agreement dated as of October 26, 1999.

    WEB YP AND BIG STUFF

    The acquisitions of Web YP and Big Stuff must be approved by at least two-thirds of the outstanding shares of Web YP and Big Stuff entitled to vote.

    At the date of this proxy statement, two individuals, Mr. Richard O'Neal and Mr. Dick Reid, who are directors and executive officers of both Web YP and Big Stuff, hold all of the issued and outstanding common stock of Web YP and Big Stuff. Both of these individuals executed the Amended and Restated Web YP Agreement and the Amended and Restated Big Stuff Agreement dated as of October 26, 1999. Even if individuals holding currently outstanding options and warrants to purchase common stock of Web YP were to exercise their options or warrants and acquire Web YP common stock, Messrs. O'Neal and Reid would own approximately 61% of the common stock of Web YP. There are no other options, warrants or other securities convertible into securities of Web YP or Big Stuff.

TERMINATION OF THE AMENDED AND RESTATED YPTEL, WEB YP AND BIG STUFF AGREEMENTS

    Either Advanced on the one hand, or YPtel, Web YP or Big Stuff, as the case may be, on the other hand, may terminate the applicable acquisition agreement to which it is a party if:

    - both parties to the applicable agreement consent in writing;

    - the acquisitions of YPtel, Web YP and Big Stuff are not consummated by March 1, 2000 through no fault of the party seeking to terminate the acquisition agreement;

    - the other party breaches in a material way its representations, warranties, covenants or agreements;

    - there exists a legal restraint to the acquisitions;

    - the Advanced stockholders do not approve the transactions; or

    - the acquisitions of the other companies are not consummated.

OPINION OF ADVANCED'S FINANCIAL ADVISOR

    One of Advanced's financial advisors, PaineWebber Incorporated, has given an opinion to the board of directors of Advanced as to whether, as of October 20, 1999, the consideration to be paid, in the aggregate, by Advanced in connection with the acquisitions of YPtel, Web YP and Big Stuff, as contemplated by the Amended and Restated YPtel Agreement, the Amended and Restated Web YP Agreement and the Amended and Restated Big Stuff Agreement, and the redemption of the promissory notes as contemplated by the redemption agreements, was fair to Advanced from a financial point of view. The full text of the written opinion of PaineWebber dated October 26, 1999, is attached to the back of this document as Annex D and should be read carefully in its entirety. THE OPINION OF PAINEWEBBER INCORPORATED IS DIRECTED TO, AND WAS PREPARED AT THE REQUEST OF AND FOR THE INFORMATION OF, THE BOARD OF DIRECTORS OF ADVANCED AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER REGARDING HOW TO

VOTE ON THE ACQUISITIONS AND THE NOTE REDEMPTION COMPRISING A PORTION OF THE MATTERS TO BE VOTED ON IN PROPOSAL 2.

STOCK EXCHANGE LISTING; CHANGE OF TRADING SYMBOL TO "WPZ"

    Advanced's common stock is listed on the New York Stock Exchange under the symbol "ADG." Advanced intends to file a supplemental listing application with the New York Stock Exchange to list for trading shares of Advanced common stock that will or may be issued in connection with the transactions described in this proxy statement and more particularly identified under "Proposal 2--The Acquisitions--Approval of Issuance of Securities by Advanced and its Subsidiaries."

    Advanced has notified the NYSE that if the acquisitions are consummated and the name under which Advanced is incorporated is changed to "WorldPages.com, Inc.," it intends to change the symbol under which the Advanced common stock trades to "WPZ" from the current "ADG." The NYSE has given its preliminary approval to the change in the trading symbol, subject to notification of the completion of the acquisitions.

EXCHANGE RATE INFORMATION

    In this proxy statement, dollar amounts are expressed in U.S. dollars unless otherwise expressly noted. The following table reflects the rate of exchange for Canadian dollar per U.S. $1.00 in effect at the end of the following periods and high and low rates of exchange during such periods, based on the Bank of Canada official rate of exchange.

                                                              YEARS ENDED DECEMBER 31,
                                                           ------------------------------
                                                             1998       1997       1996
                                                           --------   --------   --------
                                                                 (CANADIAN DOLLARS)
Low......................................................  $1.4040    $1.3345    $1.3287
High.....................................................  $1.5845    $1.4399    $1.3869
End of Period............................................  $1.5333    $1.4305    $1.3706

    On December 31, 1999, the official rate in U.S. dollars reported by the Bank of Canada was U.S. $1.00 = Cdn $1.4433.

COMPARATIVE PER SHARE DATA

    The following tables present certain unaudited historical and pro forma per share data that reflect the completion of the acquisitions based upon the historical financial statements of the respective companies. The pro forma data does not purport to be indicative of the results of future operations or the actual results that would have occurred had the acquisitions been consummated at the beginning of the periods presented. The data presented below should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including applicable notes, of Advanced and the respective companies included elsewhere in this proxy statement and the Unaudited Pro Forma Combined Financial Statements, and notes thereto, appearing elsewhere herein.

    The first row for each company in the tables below presents certain historical per share amounts for each of the companies in the proposed transaction. The second row for each company sets forth certain pro forma equivalent amounts based on Advanced's pro forma combined amounts and multiplied by the exchange ratio from the number of Advanced shares that will be issued in the acquisitions for the existing shares of each company.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

                                                        BOOK VALUE    CASH DIVIDENDS      NET INCOME FROM
                                                        PER COMMON      PER COMMON     CONTINUING OPERATIONS
                                                           SHARE          SHARE          PER COMMON SHARE
                                                        -----------   --------------   ---------------------
FOR THE NINE MONTHS
ENDED SEPTEMBER 30, 1999:
  Advanced:
    As reported.......................................   $    3.60       $   -0-             $  (0.12)
    Pro forma combined................................   $    5.29       $   -0-             $  (0.19)
  YPtel:
    As reported.......................................   $    1.10       $   -0-             $   0.09
    Pro forma equivalent..............................   $    5.88       $   -0-             $  (0.21)
  Web YP:
    As reported.......................................   $ (377.49)      $   -0-             $(503.04)
    Pro forma equivalent..............................   $2,686.64       $   -0-             $ (96.50)
  Big Stuff:
    As reported.......................................   $ (179.23)      $   -0-             $(125.61)
    Pro forma equivalent..............................   $2,198.44       $   -0-             $ (78.96)

FOR THE YEAR
ENDED DECEMBER 31, 1998:
  Advanced:
    As reported.......................................   $    6.68       $   -0-             $  (0.15)
    Pro forma combined................................   $    5.41       $   -0-             $  (0.26)
  YPtel:
    As reported.......................................   $    1.01       $   -0-             $   0.38
    Pro forma equivalent..............................   $    6.01       $   -0-             $  (0.29)
  Web YP:
    As reported.......................................   $  (22.84)      $   -0-             $(271.47)
    Pro forma equivalent..............................   $2,747.59       $   -0-             $(132.05)
  Big Stuff:
    As reported.......................................   $  211.44       $   -0-             $  (5.33)
    Pro forma equivalent..............................   $2,248.31       $   -0-             $(108.05)

    Pro forma equivalent amounts for YPtel, Web YP and Big Stuff are determined by multiplying the Advanced pro forma combined amounts by the exchange ratio of
1.11 for YPtel, 507.87 for Web YP and 415.58 for Big Stuff. The exchange ratio is the number of shares of Advanced common stock to be received for each share of YPtel stock, Web YP stock or Big Stuff stock. For purposes of this calculation, the Web YP exchange ratio includes only issued and outstanding shares of Web YP common stock, whereas the agreed upon exchange ratio is on a fully-diluted basis.

ACCOUNTING TREATMENT

    For accounting and financial reporting purposes, the acquisitions are expected to be treated as a purchase under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the acquired companies are, as of the date of the transaction, recorded at their respective fair market values and added to those of the acquiring company. Financial statements of the acquiring company issued after the transaction reflect such values and are not restated retroactively to include the historical financial position or results of operations of the acquired company. The unaudited pro forma combined financial statements included in this proxy statement have been prepared using the purchase method of accounting. See "Unaudited Pro Forma Combined Financial Statements."

             RISK FACTORS TO BE CONSIDERED BY ADVANCED STOCKHOLDERS
                  IN CONNECTION WITH PROPOSAL 2 AND PROPOSAL 3

    You should carefully consider the risks and uncertainties described below in conjunction with the other information contained in this proxy statement and the annexes hereto before voting on Proposal 2 and Proposal 3.

IF ADVANCED IS UNABLE TO FIND ADDITIONAL SOURCES OF FINANCING, IT WILL BE UNABLE TO IMPLEMENT ITS STRATEGIC PLAN.

    Advanced will need additional sources of financing in order to refinance the existing indebtedness of YPtel and Great Western. Further, Advanced will need additional capital to implement both its plans to acquire other yellow pages publishers and to implement its Internet directory strategy.

ADVANCED MAY NOT BE ABLE TO ACHIEVE OR SUSTAIN PROFITABILITY.

    Although Advanced's and YPtel's print yellow pages businesses are profitable, Advanced expects to generate losses in the Internet operations while it further develops that business. There can be no assurance that Advanced will be able to sufficiently increase its revenue base or achieve and sustain profitability and generate sufficient cash flow to meet its working capital, capital expenditure and debt service requirements. The inability to increase revenue and generate sufficient cash flow may have a material adverse effect on Advanced. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ADVANCED'S LARGE DEBT LOAD COULD SIGNIFICANTLY AND MATERIALLY AFFECT ADVANCED'S PLANS TO IMPLEMENT ITS NEW BUSINESS FOCUS, STRATEGY AND DIRECTIONS.

    This large debt load could:

    - limit the ability of Advanced to obtain additional financing for its working capital, capital expenditure and debt service requirements or other purposes;

    - require that a substantial portion of Advanced's cash flow from operations, if any, be dedicated to the payment of principal of and interest on its indebtedness;

    - limit its flexibility in planning, or reacting to, changes in its business;

    - make Advanced's debt load higher than some of its competitors, which may place it at a competitive disadvantage;

    - make it more difficult for Advanced to meet its obligations; and

    - make Advanced more vulnerable to a downturn in its business or in the markets in which it operates.

ADVANCED'S STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE AND INVESTORS MAY LOSE A SIGNIFICANT PORTION OF THEIR VALUE IN THEIR INVESTMENT IN ADVANCED'S COMMON STOCK.

    Advanced's stock price could be subject to wide fluctuations in response to factors such as the following:

    - the addition or loss of affiliates or content providers;

    - conditions or trends in the Internet and e-commerce industries; and

    - changes in the market valuations of other Internet, online service or software companies.

    In addition, the market for Internet and technology company stocks has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially and adversely affect Advanced's stock price, regardless of its operating performance. The trading prices of the stocks of many technology companies are at or near historical highs and reflect price-earnings ratios substantially above historical levels. These trading prices and price-earnings ratios may not be sustained.

THE PRACTICAL EFFECT OF THE REDEMPTION AND CANCELLATION OF THE 5% SUBORDINATED NOTES IS THAT AT THE APPROXIMATE TIME THE NOTES WOULD OTHERWISE BECOME DUE AND PAYABLE, ADVANCED MAY BE COMPELLED TO ISSUE ITS COMMON STOCK HAVING A MARKET VALUE FAR IN EXCESS OF THE OBLIGATION BEING CANCELLED.

    If Proposal 2 and Proposal 3 are adopted, it is contemplated that the 5% Subordinated Notes will be redeemed at the closing of the acquisitions, assumed for this purpose to be on February 15, 2000. At that date, approximately 2,863,637 shares of Advanced common stock will be issued to redeem and cancel the principal and the then accrued but unpaid interest on the 5% Subordinated Notes which would total approximately $15.8 million. The obligations represented by the 5% Subordinated Notes would otherwise become due and payable on February 18, 2000.

    At the close of business on December 30, 1999, the closing per share price of Advanced common stock as reported by the New York Stock Exchange was $13.00. Assuming the closing price of Advanced common stock at the date of the redemption is the same as it was on December 30, 1999 and the issuance of the 2,863,637 shares of Advanced common stock at the closing of the acquisitions, Advanced would effectively be issuing its stock having a market value of $36.9 million to repay an obligation of $15.8 million.

A CONFLICT OF INTEREST EXISTS BETWEEN RICHARD O'NEAL, ADVANCED'S CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, AND THE OTHER STOCKHOLDERS OF ADVANCED.

    Other stockholders of Advanced will not receive any consideration if Proposal 2 is adopted. Mr. Richard O'Neal, however, will receive
4,226,018 shares of Advanced common stock if Proposal 2 is adopted and the acquisitions which are the subject of this proxy statement close. Accordingly, Mr. O'Neal has a vested interest in the closing of the acquisitions which are the subject of the proxy statement above and beyond that of Advanced's other common stockholders.

    Advanced issued $2.0 million in promissory notes paying interest at the rate of 10% in connection with the acquisition of the telecommunications operations Advanced acquired in February 1998. The 10% promissory notes are convertible into Advanced common stock at $14.00 per share, Advanced's IPO price. Advanced has entered into redemption agreements with Mr. O'Neal and the other former stockholders of Great Western to redeem the principal and accrued interest on the 5% Subordinated Notes at closing into 2,863,637 shares of Advanced common stock at an agreed upon redemption price of $5.50 per share. However, Advanced has not offered to enter into a similar redemption agreement with the holders of the 10% promissory notes to reduce the conversion price to $5.50 per share.

THE PRICE OF YOUR ADVANCED COMMON STOCK COULD DECLINE SUBSTANTIALLY DUE TO THE REGISTRATION AND SALE OF ADVANCED COMMON STOCK BY STOCKHOLDERS WHO HAVE REGISTRATION RIGHTS WHICH ADVANCED IS HONORING.

    If all of these shares were to be sold at the same time as the sale of the Advanced shares to be issued pursuant to the redemption of the 5% Subordinated Note, conversion of the Web YP and Big Stuff note, and the shares issued as consideration for the acquisition of YPtel, Web YP and Big Stuff, the price of Advanced common stock could be depressed due to the increased selling activity. These shares will represent, in the aggregate, approximately 66% of the issued and outstanding common stock of Advanced after the consummation of the transactions which are the subject of this proxy statement.

THE EQUITY OWNERSHIP OF EXISTING ADVANCED STOCKHOLDERS WILL BE ECONOMICALLY DILUTED.

    Dilution of existing stockholders will occur due to the issuance of 23,500,000 shares of Advanced common stock as consideration for the acquisitions of YPtel, Web YP and Big Stuff, the redemption of the 5% Subordinated Notes and the issuance of Advanced common stock in exchange for the cancellation of up to $6.0 million in principal amount of indebtedness of Web YP and Big Stuff. This is exclusive of the 351,281 shares of Advanced that will become issuable upon exercise of the options and warrants granted to officers, directors and employees of YPtel and to the two current non-employee directors and one former non-employee director of Advanced as compensation for their efforts in negotiating the acquisition agreements. Further dilution could occur, if Advanced issues additional equity to fund future capital requirements or issues additional shares in connection with future acquisitions.

EXPECTED BENEFITS OF COMBINING THE COMPANIES MAY NOT BE REALIZED WHICH
MAY ADVERSELY AFFECT EXPECTED EARNINGS AND THE MARKET PRICE OF ADVANCED'S COMMON STOCK.

    If Advanced is not able to effectively integrate its technology, operations and personnel in a timely and efficient manner with those of the companies being acquired, then the benefits of combining Advanced, YPtel, Web YP and Big Stuff will not be realized. In particular, if the integration is not successful:

    - Advanced may not achieve the expected results of combining YPtel, Web YP and Big Stuff with Advanced;

    - Advanced may lose key personnel; and

    - Advanced may not be able to retain key business relationships.

    The expected benefits of the combination may not be realized to the extent and within the time frame expected by investors or financial analysts and thus may adversely affect expected earnings and the market price of Advanced's common stock.

ADVANCED RELIES HEAVILY ON ONE OR TWO KEY INDIVIDUALS TO CONDUCT DAY-TO-DAY OPERATIONS AND TO COMPLETE THE ACQUISITIONS OF YPTEL, WEB YP AND BIG STUFF

    The loss of any one of these individuals would make it difficult for the remaining individuals to continue operating Advanced. The loss of the chief executive officer or chief financial officer would seriously jeopardize Advanced's ability to close the acquisitions of YPtel, Web YP and Big Stuff, given the tasks that must be completed. Further, the loss of a key individual would make it difficult for Advanced to maintain its banking relationships, obtain the financing it will need to implement its plans and to supply the investing public with timely financial information. Given Advanced's current financial condition and current state of affairs, including liquidity issues, attracting, recruiting and retaining the caliber of individuals with the breadth and depth of experience needed to operate Advanced is extremely difficult.

THE ARRANGEMENTS REQUIRED TO PERMIT THE STOCKHOLDERS OF YPTEL WHO ARE CANADIAN RESIDENTS TO TRANSFER THEIR YPTEL STOCK TO ADVANCED ON A TAX-DEFERRED BASIS COULD RESULT IN SUBSTANTIAL RESTRICTIONS ON ADVANCED'S ABILITY TO EXECUTE TRANSACTIONS THAT MIGHT OTHERWISE BE IN THE BEST INTERESTS OF ADVANCED'S OTHER STOCKHOLDERS.

    As described below, the terms of the Exchange and Voting Trust Agreement, the Class A Special Shares and the related Support Agreement contain numerous restrictions.

        THE EXCHANGEABLE SHARE STRUCTURE REPRESENTS A SIGNIFICANT RESTRICTION ON ADVANCED'S FUTURE ABILITY TO PAY CASH OR STOCK DIVIDENDS ON ADVANCED COMMON STOCK.

    Under the terms of the Support Agreement and the share provisions by which the Class A Special Shares are created, if Advanced wishes to issue either a cash dividend or a stock dividend on shares of Advanced common stock, it is required to cause ACG Exchange Company to issue an economically equivalent dividend to the holders of the Class A Special Shares. The negative Canadian tax consequences could have the effect of making the whole dividend transaction cost prohibitive to Advanced.

        THE EXCHANGEABLE SHARE STRUCTURE REPRESENTS A SIGNIFICANT RESTRICTION ON ADVANCED'S FUTURE ABILITY TO ENGAGE IN A TRANSACTION INVOLVING THE SALE OF ITS SHARES AND ASSETS. EVEN IF ADVANCED IS ABLE TO ENGAGE IN THE TRANSACTIONS, THE COMPLICATED STRUCTURE OF THE CLASS A SPECIAL SHARES COULD RESULT IN A POTENTIAL PURCHASER DECREASING THE AMOUNT PER ADVANCED SHARE IT WOULD BE WILLING TO PAY FOR ADVANCED.

    MERGERS. The terms of the Exchange and Voting Trust Agreement and the Support Agreement also restrict the ability of Advanced to engage in merger transactions with other companies unless the Advanced board of directors has used its best efforts to provide comparable treatment between the holders of Advanced common stock and the holders of Class A Special Shares, taking into account the general tax effect of such merger upon such holders, respectively, and economic equivalency.

    A merger partner or acquirer willing to agree to continue the tax deferral arrangement of the Class A Special Shares for the balance of the 5-year period may offer a lower price or value for that reason. Advanced believes that potential acquirors or merger partners will be reluctant to agree to the restrictions referenced above and the other restrictions contained in the Exchange and Voting Trust Agreement, the Support Agreement and the Class A Special Shares provisions.

    - In a merger involving the exchange of other stock for Advanced common stock, if the merger partner or acquirer is unwilling to continue the tax deferral arrangement provided by the ACG Exchange Company/Class A Special Share structure, this could result in holders of Class A Special Shares being allocated a higher per share consideration than holders of Advanced common stock in the merger.

    - If the merger consideration is all cash to both holders of Advanced common stock and holders of Class A Special Shares, however, the same per share cash consideration will be applicable to both groups.

    SPINOFFS. It may be impossible to structure a stock spin-off to stockholders of Advanced during the time the Class A Special Shares are outstanding.

        THE EXCHANGEABLE SHARE STRUCTURE COULD RESULT IN A SIGNIFICANT COST IN OBTAINING CONSENTS FROM THE HOLDERS OF CLASS A SPECIAL SHARES.

    Most of the restrictions noted above are not applicable if Advanced is able to obtain the consent of the requisite majority of holders of the Class A Special Shares to the actions Advanced desires to take, but in many cases obtaining such consent may not be easy or itself may require costly payments and the need for significant tax and legal advice to determine how or if the transaction can be structured and the applicable tax consequences to the various parties.

ADVANCED MAY BE UNABLE TO INCLUDE THE VALUE OF CERTAIN SIGNIFICANT ASSETS IN ITS BORROWING BASE FOR FINANCING PURPOSES WHICH MAY DECREASE THE AMOUNT OF MONEY ADVANCED MAY BE ABLE TO BORROW.

    After closing of the acquisition of YPtel, a large portion of the value of the YPtel operating subsidiary will be represented by YPtel, Inc. preferred shares held in the Canadian entity structure. It may be difficult for Advanced to borrow against the full value of this asset because of concerns of a large Canadian tax liability connected to these preferred shares. This tax liability would be incurred by YPtel, and thereby also ACG Exchange Company and Advanced, if such preferred shares are sold, foreclosed or otherwise liquidated. In a lender foreclosure sale situation, Advanced may not receive any cash to pay the large tax liability.

WEB YP HAS A LIMITED OPERATING HISTORY UPON WHICH ADVANCED STOCKHOLDERS CAN EVALUATE ITS PERFORMANCE AND IT HAS A HISTORY OF LOSSES SO THAT IT MAY BE DIFFICULT FOR ADVANCED STOCKHOLDERS TO DETERMINE WHETHER THE ACQUISITION OF WEB YP IS IN THE BEST INTERESTS OF ADVANCED'S STOCKHOLDERS.

    Web YP has had a very limited operating history, which makes it difficult to evaluate its business and prospects. Web YP has incurred net losses since inception of operations in January 1998. At September 30, 1999, Web YP had an accumulated deficit of approximately $4.7 million. Web YP expects to incur significant operating losses on a quarterly basis in the future. Web YP may never be profitable. Advanced's prospects after completion of the acquisitions must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as Internet services.

THE INTERNET BUSINESS MODEL IS EVOLVING AND UNPROVEN AND MAY NOT BE SUCCESSFUL, IN WHICH CASE ADVANCED'S STOCK PRICE MAY BE DEPRESSED.

    Advanced's contemplated Internet business strategy is to facilitate transactions through advertising, website production and design, and e-commerce between buyers and sellers worldwide by establishing a premier Internet yellow pages network that is integrated with local print yellow pages directories. Advanced's business model is relatively new to the Internet, is unproven and is likely to continue to evolve. Accordingly, Advanced's business model may not be successful and Advanced may need to change it. Advanced's ability to generate significant advertising and e-commerce revenues by promoting its advertisers' business through its yellow pages website will depend, in part, on its ability to attract site traffic and provide its advertisers with the necessary tools to transact commerce on the Internet. Advanced intends to continue to develop its business model as it explores opportunities internationally and in new and unproven areas such as e-commerce and to provide content and e-commerce solutions for emerging Internet applications. If, after completion of the acquisition, Advanced does not effectively execute its strategy, Advanced's business will suffer and may never achieve or sustain profitability.

IF THE COMMERCIAL USE OF THE INTERNET DOES NOT DEVELOP, OR IF THE INTERNET DOES NOT DEVELOP AS AN EFFECTIVE AND MEASURABLE MEDIUM FOR ADVERTISING, ADVANCED'S BUSINESS WILL SUFFER.

    Most advertising agencies and potential advertisers, particularly local advertisers, have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. As the Internet evolves, advertisers may find Internet advertising to be a less effective means of promoting their products and services relative to traditional methods of advertising and may not continue to allocate funds for Internet advertising. Fluid and intense competition in the sale of advertising on the Internet has led different vendors to quote a wide range of rates and to offer a variety of pricing models for various advertising services. As a result, Advanced may have difficulty projecting future advertising revenues and predicting which pricing models advertisers will adopt. In addition, if a large number of consumers use "filter" software programs that limit or remove advertising from the Internet, advertisers may choose not to advertise on the Internet.

TO THE EXTENT THAT THE PRINT YELLOW PAGES BUSINESS MAY NOT BE AS PROFITABLE AS IT HAS BEEN HISTORICALLY, NET INCOME MAY BE ADVERSELY AFFECTED.

    The print yellow pages business will be the platform for growth for the combined companies. The expansion of business will depend upon the ability of management to successfully implement its strategy. A substantial portion of historical growth has resulted from the introduction of new directories. Although one of the strategies for achieving its financial objectives is increasing the number of its directories and the local markets which they serve, there can be no assurance that historical success in establishing new directories will continue. Management intends to continue to seek out opportunities for future expansion through the acquisition of yellow pages businesses, but there can be no assurance that Advanced will be able to identify, negotiate and consummate acquisitions on satisfactory terms, if at all. There is no assurance that new acquisitions or new directories can be operated profitably or integrated successfully into Advanced's operations. Furthermore, start-ups and acquisitions require substantial attention from and place substantial demands upon senior management, which may divert attention from and adversely impact their ability to manage existing businesses.

CHANGING TECHNOLOGY AND NEW PRODUCT DEVELOPMENT MAY CAUSE A REDUCTION IN THE USE OF ADVANCED'S PRODUCTS AND SERVICES. THIS WOULD NEGATIVELY IMPACT NET PROFITS OR MAY RESULT IN LOSSES.

    The yellow pages directory business is subject to changes arising from developments in technology, including information distribution methods, and users' technological preferences. As a result of these factors, Advanced's growth and future financial performance may depend upon its ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to accommodate the latest technological advances and user preferences. After the acquisitions, Advanced intends to use the Internet as a distribution channel for its products and services and expects that, over the long-term, the use of the Internet will be at least as important to the combined companies as print directories. The increasing use of the Internet by consumers as a means to transact commerce may result in new technologies being developed and services provided that could compete with Advanced's products and services. There can be no assurance that Advanced will be successful in any attempt to provide its services over the Internet. A failure by Advanced to anticipate or respond adequately to changes in technology and user preferences, or an inability to finance the necessary capital expenditures, could have a material adverse effect on Advanced's business, operating results and financial condition.

MANY OF ADVANCED'S COMPETITORS HAVE GREATER FINANCIAL RESOURCES THAN ADVANCED, WHICH MAY LIMIT ADVANCED'S ABILITY TO COMPETE EFFECTIVELY FOR ADVERTISING AND FUTURE ACQUISITIONS AND ADVERSELY AFFECT ITS NET INCOME.

    The yellow pages directory industry is competitive. Advanced competes with large telephone utilities and to a lesser extent with independent yellow pages publishers. There are over 225 independent yellow pages publishers operating in competition with telephone utilities throughout the United States. Telephone utility competitors are larger and have greater financial resources than Advanced. Other media in competition with yellow pages for local business and professional advertising include newspapers, radio, television, billboards and direct mail. There can be no assurance that Advanced will be able to compete effectively with these other firms for advertising or acquisitions in the future.

IF ADVANCED FAILS TO ENTER INTO AND MAINTAIN SATISFACTORY ARRANGEMENTS WITH CONTENT PROVIDERS, ADVANCED'S BUSINESS WILL SUFFER.

    Web YP typically licenses content under short-term arrangements that do not require royalties or other fees for the use of the content. However, Web YP may enter into revenue-sharing arrangements with certain content providers, and it pays certain content providers a one-time fee and/or a fee for each query from Web users. Advanced expects that, in the future, certain of Web YP's content providers will likely demand a greater portion of advertising revenues or will increase the fees that they charge for their content.

THE PRINT AND INTERNET YELLOW PAGES INDUSTRIES ARE EXPERIENCING CONSOLIDATION, WHICH COULD LIMIT ACCESS TO CONTENT, REDUCE ADVERTISING, REDUCE THE CUSTOMER BASE OR HARM THE BUSINESS.

    The print and Internet yellow pages industries have recently experienced consolidation. This consolidation is expected to continue. Industry consolidation could affect the combined companies in a number of ways, including:

    - companies from whom the combined companies intend to acquire content could be acquired by one of their competitors and stop selling content to the combined companies;

    - the combined companies' customers could be acquired by one or more of their competitors and stop buying advertising from the combined companies; and

    - the combined companies' customers could merge with other customers, which could reduce the size of the combined companies' customer base.

    This consolidation in both the print and Internet industries could harm the combined companies' business.

IF THE ACQUISITIONS OF YPTEL, WEB YP AND BIG STUFF ARE CLOSED, ADVANCED MAY BECOME A TARGET OF AN ACQUIROR THAT COULD RESULT IN YOUR INVESTMENT IN ADVANCED BEING CONVERTED INTO AN INVESTMENT IN ANOTHER COMPANY.

    Advanced has from time to time held, and continues to hold, discussions with potential strategic investors who have expressed an interest in making an investment in, or in acquiring Advanced. Advanced has no current agreements to be acquired by another company. However, given the dynamic nature of the print and internet yellow pages industry, and the strategic alliances which have occurred to date, Advanced believes that after the acquisitions of YPtel, Web YP and Big Stuff, it may become an attractive acquisition candidate. Because of the way such acquisitions are often structured, stockholders of Advanced could find themselves being offered and potentially having to accept stock of the acquiror in exchange for their shares of Advanced. Even in a strategic joint venture arrangement, stockholders of Advanced could find that the value of their investment in Advanced may depend on the operational ability of Advanced's venture partner.

ADVANCED'S SUCCESSFUL IMPLEMENTATION OF ITS NEW BUSINESS FOCUS, STRATEGY AND DIRECTION MAY BE NEGATIVELY AFFECTED AS NEW MANAGEMENT DEVOTES TIME AND ATTENTION TO LEARNING ABOUT ADVANCED AND AS IT ATTEMPTS TO INTEGRATE THE COMBINED COMPANIES.

    Much of the management of Advanced after the acquisitions will be new to the company. Although this new management personnel will be experienced executives in the yellow pages publishing and Internet directory industries, they will have little employment experience with and only a limited background knowledge of Advanced. This limited experience with the company could divert their attention from implementing Advanced's new business focus, strategy and direction as they spend time learning about the company, and becoming acquainted with and learning to work with the other new members of the management team as well as with existing management. Also many of the employees will be new to Advanced and the management team will have to become acquainted with and integrate the new employees into the company.

    In addition to personnel changes, the attention of the new management team may be diverted as it learns and tries to integrate the policies, procedures and processes of the companies to be combined. Each has its own accounting systems, information systems, credit policies, billing policies, collection policies and other policies that management will have to integrate to make the combined companies operate smoothly and efficiently.

    A less tangible, but not less important, issue will be integrating the cultures of the combining companies, including the expectations and desires of management and employees alike. Human resource policies and other policies affecting the employees will have to be melded to help create a productive working environment. The integration described in this paragraph and in the immediately preceding one, if not implemented properly, could seriously and adversely impact the operations of the combined companies and their ability to realize the profit potential each envisions by combining.

IF THE ACQUISITIONS OCCUR, ADVANCED WILL BECOME INCREASINGLY RELIANT UPON INTERNALLY DEVELOPED SOFTWARE AND SYSTEMS WHICH MAY CONTAIN ERRORS AND WHICH MUST BE EXPANDED AND UPGRADED. ADVANCED'S INABILITY TO CORRECT ANY ERRORS OR TO EXPAND OR UPGRADE ITS SOFTWARE AND SYSTEMS COULD AFFECT ITS ABILITY TO COMPETE.

    Advanced must expand and upgrade its technology, transaction-processing systems and network infrastructure if the volume of traffic on its website or its affiliates' websites increases substantially. In addition, as Advanced expands into e-commerce, it may have to significantly modify its systems. Advanced could experience periodic temporary capacity constraints, which may cause unanticipated system disruptions, slower response times and lower levels of customer service. Advanced may be unable to accurately project the rate or timing of increases, if any, in the use of its content services or expand and upgrade its systems and infrastructure to accommodate these increases in a timely manner. Any inability to do so could harm Advanced's business.

IF THE PERFORMANCE AND RELIABILITY OF THE INTERNET DIMINISHES, ADVANCED COULD LOSE ADVERTISING AND E-COMMERCE REVENUES.

    The success of the combined companies will depend, in large part, on other companies maintaining the Internet infrastructure. In particular, it will rely on the ability of other companies to maintain a reliable network backbone that provides adequate speed, data capacity and security and to develop products that enable reliable Internet access and services. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the Internet infrastructure may be unable to support the demands placed on it, and the Internet's performance or reliability may suffer as a result of this continued growth. In addition, the Internet could lose its commercial viability as a form of media due to delays in the development or adoption of new standards and protocols to process increased levels of Internet activity. Any such degradation of Internet performance or reliability could cause advertisers to reduce their Internet expenditures. If other companies do not develop the infrastructure or complementary products and services necessary to establish and maintain the Internet as a viable commercial medium, or if the Internet does not become a viable commercial medium or platform for advertising, promotions and electronic commerce, the business of the combined companies would suffer.

BREACHES IN THE SECURITY OF WEB YP'S NETWORK COULD DAMAGE WEB YP'S REPUTATION AND SUBJECT WEB YP TO LIABILITY AND BUSINESS LOSSES.

    Web YP's networks may be vulnerable to unauthorized access by hackers or others, computer viruses and other disruptive problems. Someone who is able to circumvent security measures could misappropriate Web YP's proprietary information or cause interruptions in its Internet operations which could harm its business. Web YP may need to expend significant capital or other resources protecting against the threat of security breaches or alleviating problems caused by breaches. Persons may be able to circumvent the measures that Web YP implements in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing web pages that deliver Web YP's content services, any of which would harm its business.

    Users of online commerce services are highly concerned about the security of transmissions over public networks. Concerns over security and the privacy of users may inhibit the growth of the Internet and other online services generally, and the web in particular, especially as a means of conducting commercial transactions. Users could possibly circumvent the measures that Web YP takes to protect customer transaction data. To the extent that Web YP's activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage Web YP's reputation and expose it to a risk of loss or litigation and possible liability. Any compromise of Web YP's security could harm its business.

ADVANCED MAY BE SUBJECT TO LIABILITY FOR INFORMATION CONTAINED IN ITS PRINT AND INTERNET DIRECTORIES.

    Web YP obtains content from third parties. When it aggregates, syndicates and distributes this content over the Internet, Web YP may be liable for the information that is contained in that content. This could subject Web YP to legal claims for such things as defamation, negligence, intellectual property infringement and product or service liability. Many of the agreements by which Web YP obtains content do not contain indemnity provisions in its favor. Even if a given contract does contain indemnity provisions, these provisions may not cover a particular claim. While Web YP and Advanced carry general business insurance, this coverage may be inadequate in amount or may not cover asserted claims. Even if an asserted claim is defeated, Web YP and Advanced may incur substantial legal fees and expenses and diversion of management time and attention.

    In addition, individuals whose names appear in the Advanced's yellow pages and white pages directories have occasionally contacted Advanced. These individuals believed that their phone numbers and addresses were unlisted, and Advanced's directories are not always updated to delete phone numbers or addresses when they are changed from listed to unlisted. While Advanced has not received any claims from these individuals, it may receive claims in the future. Any liability that Advanced incurs as a result of content that it receives from third parties could harm its financial results.

THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING INFORMATION; ACTUAL RESULTS MAY TURN OUT TO BE MATERIALLY AND ADVERSELY DIFFERENT THAN THE FORWARD-LOOKING INFORMATION.

    Forward-looking statements in this proxy statement include "forward-looking statements" within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this proxy statement, including without limitation, certain statements under "Summary," "Advanced Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of Advanced," "YPtel Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of YPtel," "Web YP Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of Web YP and Big Stuff," and "Big Stuff Management's Discussion and Analysis of Financial Condition and Results of Operations" located elsewhere herein regarding Advanced's, YPtel's, Web YP's and Big Stuff's financial conditions and business strategies may constitute forward-looking statements. In addition, forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology are intended to identify forward-looking statements. Although Advanced believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from Advanced's expectations are disclosed in this proxy statement, including without limitation in conjunction with the forward-looking statements included in this proxy statement under "Risk Factors to be Considered by Advanced Stockholders in Connection with Proposal 2 and Proposal 3." All subsequent written and oral forward-looking statements attributable to Advanced or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained within this proxy statement regarding factors that could cause actual results to differ materially from Advanced's expectations.

                                    ADVANCED
                                SPECIAL MEETING

GENERAL

    The enclosed proxy is solicited on behalf of the board of directors of Advanced for use at the Special Meeting described in the Notice. If the voting form is executed and returned to Advanced, it nevertheless may be revoked at any time before it is exercised:

    - by written notice to the secretary of Advanced at Advanced's principal executive offices, 390 South Woods Mill Road, Suite 260, St. Louis, Missouri 63017;

    - by properly submitting to Advanced a duly executed voting form bearing a later date; or

    - by attending the meeting and voting in person.

    This proxy statement and the accompanying voting form are first being sent to stockholders on or about January 24, 2000.

    ADVANCED'S BOARD HAS APPROVED THE MATTERS BEING BROUGHT BEFORE THE STOCKHOLDERS AND HAS DIRECTED THAT THEY BE BROUGHT BEFORE THE STOCKHOLDERS FOR THEIR CONSIDERATION AND APPROVAL. ADVANCED'S BOARD RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.

SOLICITATION OF PROXIES

    The solicitation of the enclosed proxies from Advanced's stockholders is made on behalf of the board of directors of Advanced. The expenses of the solicitation of proxies, including preparing, handling, printing and mailing the proxy soliciting material, will be borne by Advanced. Solicitation will be made by mail, by electronic telecommunications or in person. Advanced has retained the services of a proxy solicitor, Georgeson Shareholder Communications, to assist in the solicitation of proxies for a fee estimated at $7,000 plus out-of-pocket expenses. Management of Advanced may also use the services of its directors, officers and employees in soliciting proxies, who will not receive any additional compensation therefor, but who will be reimbursed for their out-of-pocket expenses. Advanced will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of the stock held by such persons and in requesting authority for the execution of proxies.

RECORD DATE, QUORUM AND VOTING REQUIREMENTS

    The close of business on December 23, 1999 has been fixed as the record date for determining the holders of shares of Advanced common stock entitled to notice of and to vote at the Special Meeting. At the close of business on the record date, there were 20,386,260 shares of Advanced common stock outstanding held of record by approximately 153 stockholders. The presence at the meeting, in person or by a proxy relating to any matter to be acted upon at the meeting, of a majority of the outstanding shares, or 10,193,131 shares, is necessary to constitute a quorum for the meeting. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and their shares count toward the quorum.

    The shares represented by the voting forms received, dated, signed and not revoked will be voted at the Special Meeting. Where these voting forms specify a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications made. Any proxy in the enclosed voting form which is returned but is not marked will be voted FOR the election of each of the two nominees named below; FOR the change in business focus, strategy and direction of Advanced as set forth in Proposal 2 and described in this proxy statement; and FOR the proposal to approve the benefits accruing to Mr. Richard O'Neal, the chairman of the board and chief executive officer of Advanced, as set forth in Proposal 3 and described in this proxy statement.

    Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used in this proxy statement, "uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified Advanced on a proxy form in accordance with industry practice or has otherwise advised Advanced that it lacks voting authority. As used herein, "broker non-votes" means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions. Although Advanced is unaware of any controlling precedents under Delaware law regarding the treatment of broker non-votes in certain circumstances, Advanced intends to apply the principles set forth below.

    ELECTION OF DIRECTORS: Directors are elected by a plurality and the two nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

    APPROVAL OF PROPOSAL 2: To be adopted, Proposal 2 must receive the affirmative vote of a majority of the shares of Advanced common stock issued and outstanding and entitled to vote. Uninstructed shares may not be voted on this matter. For purposes of this matter, abstentions and broker non-votes have the effect of votes against Proposal 2.

    APPROVAL OF PROPOSAL 3: To be adopted, Proposal 2 must be adopted by the Advanced common stockholders and Proposal 3 must receive the affirmative vote of a majority of the disinterested shares present in person or by proxy at the Special Meeting and entitled to vote. Uninstructed shares are not entitled to vote on this matter, and, therefore, broker non-votes do not affect the outcome. Abstentions have the effect of votes against Proposal 3.

    Advanced stockholders should note that if Proposal 2 is adopted but Proposal 3 is not, Advanced would not be precluded from closing the acquisitions merely because Proposal 3 did not pass. Advanced's board would reconsider the transactions in Proposal 2 in light of the stockholders' failure to approve Proposal 3.

INFORMATION FOR PARTICIPANTS IN THE ADVANCED COMMUNICATIONS GROUP, INC. 401(K)
  RETIREMENT SAVINGS PLAN

    Advanced maintains the Advanced Communications Group, Inc. 401(k) Retirement Savings Plan. One of the investment alternatives for participants in the plan is the Advanced Stock Fund. Plan participants may direct the plan trustee how to vote the shares of Advanced common stock that are credited to their accounts. A participant's voting direction card serves as a voting instruction to the trustee of the plan and should be mailed to the trustee at the address shown on the card. The trustee will vote shares for which no instructions are received and unallocated shares in the same proportion as the shares for which participants have provided voting instructions, unless doing so would be inconsistent with the trustee's duties.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    Advanced's Restated Certificate of Incorporation, as amended, and its Bylaws, as amended, provide that Advanced's board shall consist of not less than three and not more than fourteen directors, the exact number of directors to be determined from time to time exclusively by resolution of the board. By resolution, the Advanced board has currently set the number of directors at seven. The Restated Certificate also provides for a classified board divided into three classes whose terms expire at different times. Two members are to be elected to the Advanced board at the Special Meeting, each to serve for a term expiring at the 2002 Annual Meeting of Stockholders. The board has nominated Messrs. O'Neal and Feist for election at the Special Meeting and both of them are currently directors of Advanced.

    At the 1998 Annual Meeting of Stockholders, the Advanced board consisted of nine members. On November 10, 1998, the Advanced board increased the size to twelve members and appointed Mr. Rod K. Cutsinger to fill the vacancy.
Mr. Cutsinger had founded Advanced and had been a director from the date of Advanced's incorporation in September 1997 through May 1998. In December 1998, Messrs. Richard P. Anthony and E. Clarke Garnett resigned from the Advanced board and in April 1999, Mr. Reginald J. Hollinger resigned from the Advanced board. Effective June 30, 1999 and September 30, 1999, Mr. James F. Cragg and Mr. William H. Zimmer III, respectively, resigned their positions as employees and directors, in accordance with the letter agreement each had signed which outlined their severance arrangements, equity awards and the terms of their resignations as employees and directors. See "Corporate Information About Advanced and its Management--Employment Agreements." Further, in October 1999, Marvin C. Moses resigned from the Advanced board.

    The resignations described above left six current directors. One class consists of Mr. O'Neal and Mr. Todd J. Feist, whose terms effectively expire at the Special Meeting. The second class consists of Mr. Rod Cutsinger and Mr. Fred Thurman, whose terms expire at the 2000 Annual Meeting. The third class consists of Mr. Robert F. Benton and Mr. David M. Mitchell, whose terms expire at the 2001 Annual Meeting.

    The resignation of Mr. Moses resulted in a vacancy in the class of directors whose terms expire at the 2000 Annual Meeting. Advanced's Restated Certificate of Incorporation, as amended, provides that the number of directors in each class shall be as nearly equal as possible. The Advanced board does not intend to nominate a person to fill the vacancy because of the plan to reconstitute the entire board if Proposal 2 is adopted. Advanced stockholders should note that they may not vote their shares for a greater number of persons than the number of nominees named.

    The Advanced board is aware that if Proposal 2 is adopted, the Amended and Restated YPtel Agreement, the Amended and Restated Web YP Agreement and the Amended and Restated Big Stuff Agreement contemplate that after closing, the Advanced board will be reconstituted. To implement the plans for reconstructing the Advanced board, immediately prior to closing, the Advanced directors will take the following actions. All of the Advanced directors except for Messrs. Cutsinger, Mitchell and O'Neal, assuming Mr. O'Neal is reelected pursuant to Proposal 1, will execute resignations to be effective immediately after closing of the acquisitions. Next, the Advanced board will also appoint the persons to fill the vacancies created by their resignations. As restructured, after closing, the Advanced board will consist of three directors to be designated by the current Advanced board, Messrs. Cutsinger, Mitchell and O'Neal, as well as the individuals listed in, or selected as described in, Proposal 2. See "Proposal 2--Restructuring of the Advanced Board of Directors and Appointment of Directors to Fill Vacancies." After two experienced Internet executives are identified, the board will increase its size to eight members and appoint the two individuals to the classes identified in "Proposal 2--The Acquisitions and Related Matters--Restructuring of the Advanced Board of Directors and Appointment of Directors to Fill Vacancies."

    In preparing for the election of directors at the Special Meeting, the Advanced board had one primary goal. To the extent possible, it wanted to provide the current Advanced stockholders with the opportunity to elect the directors to the terms that the current board intends to designate that they serve after the acquisitions close, assuming adoption of Proposal 2. See "Proposal 2--Restructuring of the Advanced Board of Directors and Appointment of Directors to Fill Vacancies." The current composition of the Advanced board allows for the achievement of the goal without realignment of the board.

    Mr. O'Neal's term, if he is elected at the Special Meeting, will expire at the Annual Meeting in 2002, which is when it is to expire under the arrangements contemplated among the current Advanced board, Imperial Capital and the stockholders of Web YP and Big Stuff. Similarly, Mr. Cutsinger's and
Mr. Mitchell's current terms expire at the 2000 and 2001 Annual Meeting, respectively, which is when they are to expire under the same arrangements among the current Advanced board, Imperial Capital and the stockholders of Web YP and Big Stuff.

    Accordingly, the board of directors' slate of nominees at the Special Meeting will consist of Messrs. Richard O'Neal and Todd Feist. Like Mr. Benton and Mr. Thurman, Mr. Feist will also resign from the Advanced board even if he is elected at the Special Meeting, in order to implement the arrangements among the current Advanced board, Imperial Capital and the stockholders of Web YP and Big Stuff.

    The persons named in the enclosed voting form intend to vote such proxy for the election of Messrs. O'Neal and Feist as directors of Advanced, unless the stockholder indicates on the voting form that the vote should be withheld or contrary directions are indicated. If the voting form is signed and returned without any direction given, stock represented by the voting form will be voted FOR the election of the two nominees named herein.

        INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS AT THE SPECIAL MEETING FOR TERMS TO EXPIRE AT THE ANNUAL MEETING IN 2002

NAME                               AGE                          BUSINESS EXPERIENCE
----                               ---      ------------------------------------------------------------
Todd J. Feist                       35      Director of Advanced. Vice President--Chief Operating
                                              Officer, Central Region from February 1998 until
                                              November 1999; President of Feist Long Distance from
                                              February 1996 until November 1999; Network Manager for
                                              Feist Long Distance from April 1994 to February 1996;
                                              Distribution Manager of Feist Publications from 1987 to
                                              1994.

Richard O'Neal                      58      Chairman and Chief Executive Officer of Advanced since
                                              November 9, 1998 and Director and President--Directory
                                              Services Group of Advanced, since February 18, 1998;
                                              founder of Great Western Directories in 1984 and President of Great Western from 1984 to present.

    As indicated above, if Proposal 2 is adopted and the acquisitions are completed, Messrs. Benton, Feist and Thurman intend to resign effective after closing of the acquisitions, leaving Messrs. Cutsinger, Mitchell and O'Neal. For information regarding the individuals to serve as directors whom Imperial Capital intends to designate, see "Proposal 2--Restructuring of the Advanced Board of Directors and Appointment of Directors to Fill Vacancies." Therefore, the information set forth below regarding the directors whose terms continue beyond the Special Meeting will be inapplicable if Proposal 2 is approved, and may be inapplicable even if Proposal 2 is not adopted, given that Advanced does not know of the current plans of its directors to continue on the board in such case.

         INFORMATION REGARDING THE DIRECTORS WHOSE TERMS EXPIRE AT THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS

NAME                        AGE                          BUSINESS EXPERIENCE
----                        ---      ------------------------------------------------------------
Rod K. Cutsinger             56      Founder of Advanced; Director of Advanced since
                                       November 1998 and from its inception in September 1997
                                       until May 1998; Chairman of the board of directors and
                                       equity interest owner of CPFF and Consolidation Partners;
                                       prior to founding Advanced, Mr. Cutsinger has been an
                                       investor in other businesses since 1970.
Fred L. Thurman              49      Director of Advanced since February 1998. Vice President
                                       Corporate Development of Advanced until November 1999.
                                       President of FirsTel, Inc., formerly one of Advanced's
                                       telecommunications operations, from April 1994 to February
                                       1998.

         INFORMATION REGARDING THE DIRECTORS WHOSE TERMS EXPIRE AT THE
                      2001 ANNUAL MEETING OF STOCKHOLDERS

NAME                        AGE                          BUSINESS EXPERIENCE
----                        ---      ------------------------------------------------------------
Robert F. Benton             69      Director of Advanced since July 1998; Chairman of Orion
                                       Systems, Inc., an Internet services provider and systems
                                       integration company, since January 1998; Chairman of
                                       Intermedia Communications, Inc. from 1987 to May 1994.

David M. Mitchell            51      Director of Advanced since February 1998; investor in
                                       telephone businesses since 1982 when he founded National
                                       Telephone Exchange which he sold, along with two other
                                       telephone companies, to U.S. Long Distance in 1991; 50%
                                       owner of Valu-Line of Longview, Inc., one of Advanced's
                                       telecommunications subsidiaries, until it was acquired by
                                       Advanced in February 1998.

APPOINTMENT OF DIRECTORS AFTER CLOSING

    The current Advanced board recognizes that its common stockholders are being asked to approve its slate of two nominees, one of whom will resign effective after Advanced closes the acquisitions if Proposal 2 is adopted. The intent to restructure Advanced's board is not a reflection on the capabilities or experience of the current Advanced directors including the nominee who will resign from the Advanced board if he is nevertheless elected at the Special Meeting. Rather, the current board believes that if Proposal 2 is adopted, a new board must be put in place which consists in part of business persons with experience in the yellow pages publishing, Internet directory and e-commerce industries to oversee and implement Advanced's new strategy, focus and direction. The installation of the new board is also required by the terms of the amended and restated YPtel, Web YP and Big Stuff acquisition agreements. For a description of the new board, see "Proposal 2--Restructuring of the Advanced Board of Directors and Appointment of Directors to Fill Vacancies."

    The current Advanced directors are experienced telecommunications professionals who have done their best to lead and guide Advanced as it tried to implement its strategy as a telecommunications company. It is the current board that recognized that the best long term strategy to enhance stockholder value would be to exit the telecommunications industry in favor of the new course. However, the current board recognizes that if Advanced's common stockholders reject the recommendation of the board to adopt Proposal 2, Advanced will require the experience and dedication of its existing board, including the current nominees, to determine other strategic alternatives to preserve, to the extent possible, stockholder value.

    TO ENSURE THAT ADVANCED HAS THE BENEFIT OF THE BEST AVAILABLE BOARD, REGARDLESS OF THE OUTCOME OF THE VOTE ON PROPOSAL 2, YOUR BOARD RECOMMENDS THAT YOU VOTE FOR MESSRS. FEIST AND O'NEAL.

                PROPOSAL 2--THE ACQUISITIONS AND RELATED MATTERS

    The various matters that are the subject of Proposal 2 are listed in the Notice of Special Meeting, which follows the Letter to Advanced Stockholders at the beginning of this proxy statement. General information about each of the matters comprising Proposal 2 is set forth below. The explanations of the various matters refer you to other sections of the proxy statement that contain additional and more detailed information that Advanced believes may be particularly relevant to your voting decision.

ACQUISITION OF YPTEL

    In the Amended and Restated YPtel Agreement dated October 26, 1999 among Advanced, YPtel, Imperial Capital and the stockholders of YPtel, Advanced agreed to acquire all of the issued and outstanding capital stock of YPtel outstanding at the date of closing. In exchange for all of the YPtel capital stock, Advanced agreed to issue to YPtel stockholders 15,000,000 shares of Advanced common stock. At the time Advanced, YPtel, Imperial Capital and the stockholders of YPtel agreed on the transactions, the parties agreed upon a price of $5.50 per share of Advanced common stock, which results in an assumed value of YPtel of approximately $82.5 million.

ACQUISITION OF WEB YP

    In the Amended and Restated Web YP Agreement dated October 26, 1999 among Advanced, ACG Acquisition VI Corp., Web YP and the stockholders of Web YP, Advanced agreed to acquire all of the common stock of Web YP issued and outstanding at the date of closing. The acquisition will be effected pursuant to the merger of a wholly-owned subsidiary of Advanced with and into Web YP with Web YP as the survivor of the merger. In the merger, Advanced will issue 3,090,909 shares in exchange for all of the common stock of Web YP, expected to be 10,000 shares at the date of closing. At the time Advanced, Web YP and the stockholders of Web YP agreed on the transactions, the parties agreed upon a price of $5.50 per share of Advanced common stock, which results in an assumed value of Web YP equity of approximately $17.0 million.

ACQUISITION OF BIG STUFF

    In the Amended and Restated Big Stuff Agreement dated October 26, 1999 among Advanced, ACG Acquisition VII Corp., Big Stuff and the stockholders of Big Stuff, Advanced agreed to acquire all of the common stock of Big Stuff issued and outstanding at the date of closing. The acquisition will be effected pursuant to the merger of a wholly-owned subsidiary of Advanced with and into Big Stuff with Big Stuff being the survivor of the merger. In the merger, Advanced will issue 1,454,545 shares of Advanced common stock in exchange for all of the 3,500 authorized, issued and outstanding shares of common stock of Big Stuff. At the time Advanced, Big Stuff and the stockholders of Big Stuff agreed on the transactions, the parties agreed upon a price of $5.50 per share of Advanced common stock, which results in an assumed value of Big Stuff equity of approximately $8.0 million.

    A VOTE IN FAVOR OF PROPOSAL 2 IS A VOTE IN FAVOR OF THE ACQUISITION OF YPTEL, WEB YP AND BIG STUFF, AND THE RELATED ACQUISITION AGREEMENTS.

AMENDMENT OF ADVANCED'S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME UNDER
  WHICH ADVANCED IS INCORPORATED

    As part of Advanced's change in business focus, strategy and direction, the board of directors believes it to be in Advanced's best interest to amend its Restated Certificate of Incorporation to change the name under which Advanced is incorporated to "WorldPages.com, Inc."

    A VOTE IN FAVOR OF PROPOSAL 2 IS EFFECTIVELY A VOTE IN FAVOR OF THE AMENDMENT TO CHANGE THE NAME UNDER WHICH ADVANCED IS INCORPORATED TO "WORLDPAGES.COM, INC."

APPROVAL OF ISSUANCE OF SECURITIES BY ADVANCED AND ITS SUBSIDIARIES

    The Amended and Restated YPtel Agreement, the Amended and Restated Web YP Agreement, the Amended and Restated Big Stuff Agreement and the note redemption agreements call for the issuance of up to 23,851,281 shares of Advanced common stock. Of this amount, 19,545,454 shares are to be issued or reserved for issuance as acquisition consideration, as described above under "--Acquisition of YPtel," "--Acquisition of Web YP," and "--Acquisition of Big Stuff." Approximately 2,863,637 shares are to be issued upon the redemption of the 5% Subordinated Notes and up to 1,090,909 shares are to be issued in exchange for the cancellation of up to $6.0 million in principal amount of indebtedness of Web YP and Big Stuff. Additionally, the Amended and Restated YPtel Agreement calls for the issuance of 351,281 shares of common stock issuable upon the exercise of warrants and options granted to officers, directors and employees of YPtel and to three current and former non-employee directors of Advanced. The securities to be issued by Advanced or its subsidiaries in connection with the acquisitions, the note redemption and the note conversion, which are the subject of this proxy statement, are described in the chart below.

SECURITIES TO BE                                         IDENTITY OF PERSONS OR ENTITIES TO WHOM
     ISSUED                PURPOSE OF ISSUANCE                 SECURITIES ARE TO BE ISSUED
----------------  -------------------------------------  ---------------------------------------
  15,000,000      Shares of Advanced common stock to be  Some of these shares will be issued to
  Shares of       issued in connection with the          YPtel stockholders directly. At the
Advanced Common   acquisition of YPtel, having an        option of YPtel stockholders who are
    Stock         agreed upon value of $5.50 per share   Canadian residents under the Canadian
                                                         federal income tax laws, other shares
                                                         may be issued to such stockholders upon
                                                         exchange of Class A Special Shares of
                                                         ACG Exchange Company.
3,090,909 Shares  Shares of Advanced common stock to be  Richard O'Neal(1) and Dick Reid, who
 of Advanced      issued in connection with the          are the current shareholders of Web YP,
 Common Stock     acquisition of Web YP, having an       and those persons and entities who hold
                  agreed upon value of $5.50 per share   options and warrants to purchase common
                                                         stock of Web YP who exercise their
                                                         options and warrants prior to closing.
                                                         If all of the Web YP employees and the
                                                         warrant holders exercise their options
                                                         and warrants prior to the acquisition
                                                         of Web YP by Advanced, each of Messrs.
                                                         O'Neal and Reid will receive
                                                         approximately 940,564 shares or
                                                         approximately 3.9% of the 23,851,281
                                                         shares of Advanced common stock to be
                                                         issued.
1,454,545 Shares  Shares of Advanced common stock to be  Richard O'Neal(1) and Dick Reid, the
 of Advanced      issued in connection with the          shareholders of Big Stuff, will each
 Common Stock     acquisition of Big Stuff, having an    receive approximately 727,273 shares or
                  agreed upon value of $5.50 per share   approximately 3.1% of the 23,851,281
                                                         shares of Advanced common stock to be
                                                         issued

SECURITIES TO BE                                         IDENTITY OF PERSONS OR ENTITIES TO WHOM
     ISSUED                PURPOSE OF ISSUANCE                 SECURITIES ARE TO BE ISSUED
----------------  -------------------------------------  ---------------------------------------
2,863,637 Shares  Shares of Advanced common stock to be  Richard O'Neal(1) and four other former
 of Advanced      issued in redemption of principal and  stockholders of Great Western who
 Common Stock     interest on indebtedness owed by       received notes as partial consideration
                  Advanced, having an agreed upon value  for their shares of Great Western. If
                  of $5.50 per share                     the closing occurs February 15, 2000,
                                                         the percentage of indebtedness owed to
                                                         Mr. O'Neal will be redeemed for
                                                         1,603,636 or approximately 6.7% of the
                                                         shares of Advanced common stock to be
                                                         issued.
1,090,909 Shares  Shares of Advanced common stock to be  Richard O'Neal(1) and Dick Reid. Based
 of Advanced      issued in exchange for the             on the loans made to Web YP and Big
 Common Stock     cancellation of indebtedness owed by   Stuff as of the date of this proxy
                  Web YP and Big Stuff, having an        statement, and assuming the remainder
                  agreed upon value of $5.50 per share   of the loans up to $6.0 million are
                                                         made by Mr. O'Neal, at closing, the
                                                         indebtedness (including the principal
                                                         amount loaned and to be loaned by
                                                         Mr. O'Neal) would be exchanged for
                                                         954,545 shares or 4.0% of Advanced
                                                         common stock to be issued
75,000 Warrants   Replace warrants to purchase YPtel     Wilmot Matthews(2)(3)--30,000;
 to Purchase      common shares granted to current       Nicholas J. Ross(2)(3)--10,000; George
Advanced Common   directors and a current officer of     Anderson(2)(3)--10,000; Max
    Stock         YPtel                                  Gotlieb(2)(3)--20,000; Robert
                                                         Flynn(2)(3)--5,000
186,281 Options   Replace director and employee stock    Douglas McIntyre(2)(3)(4)--103,781;
 to Purchase      options to purchase YPtel common       John Woodall(3)(4)--40,000; Jay
Advanced Common   shares                                 Cramer(3)(4)--15,000; Wes Rice(3)(4)--
    Stock                                                15,000; Don Russell(3)(4)--12,500
90,000 Warrants   Compensation to two current and one    Robert F. Benton(3)(5)--30,000; Rod K.
 to Purchase      former non-employee directors of       Cutsinger(3)(5)--30,000; Marvin C.
Advanced Common   Advanced for negotiating the YPtel,    Moses(3)--30,000
    Stock         Web YP and Big Stuff acquisition
                  agreements
351,281 Shares    Shares of Advanced common stock
 of Advanced      issuable upon exercise of the above
 Common Stock     options and warrants which replaced
                  warrants to purchase common shares
                  granted to the directors, officers
                  and employees of YPtel and two
                  current and one former non-employee
                  directors of Advanced, all of whom
                  are identified in the three rows
                  immediately above, with reference to
                  footnotes (2), (4) and (5)

SECURITIES TO BE                                         IDENTITY OF PERSONS OR ENTITIES TO WHOM
     ISSUED                PURPOSE OF ISSUANCE                 SECURITIES ARE TO BE ISSUED
----------------  -------------------------------------  ---------------------------------------
   1 Share        Share issued to provide YPtel          Trustee under the Exchange and Voting
 of Advanced      stockholders who are Canadian          Trust Agreement. See "Amended and
   Class B        residents under the Canadian federal   Restated YPtel Agreement and Related
Preferred Stock   income tax laws holding Class A        Agreements--Exchange and Voting Trust
                  Special Shares the right to vote       Agreement."
                  their indirect holdings in Advanced
 ACG Exchange     Allow YPtel stockholders who are       YPtel stockholders who are residents
Company Class A   residents under the Canadian federal   under the Canadian federal income tax
Special Shares    income tax laws to defer taxes on      laws and who seek tax deferral
                  exchange of their shares of YPtel
                  common stock
Advanced Common   Shares of Advanced common stock        YPtel stockholders who are residents
    Stock         having an agreed upon value of $5.50   under the Canadian federal income tax
                  per share issuable upon exchange of    laws and who take Class A Special
                  Class A Special Shares of ACG          Shares of ACG Exchange Company for tax
                  Exchange Company (See above)           deferral purposes and who subsequently
                                                         exchange them for Advanced common
                                                         stock.
 ACG Holding      Allow Advanced to own ACG Holding      Advanced
  Company(6)      Company
Common Shares
 ACG Exchange     Allow ACG Holding Company (7) to own   ACG Holding Company
Company Common    ACG Exchange Company
    Shares
 YPtel, Inc.      Tax reasons                            YPtel
Preferred Stock

--------------------------

(1) The economic benefits represented by the securities that Mr. O'Neal is receiving are described in "Proposal 3--Approval of Benefits Accruing to Mr. Richard O'Neal."

(2) These individuals are directors or officers of YPtel.

(3) Less than one percent of the shares of Advanced common stock to be issued.

(4) These individuals are employees of YPtel.

(5) Messrs. Benton and Cutsinger are non-employee directors of Advanced. Mr. Moses is a former non-employee director of Advanced.

(6) ACG Holding Company is Advanced's direct, wholly-owned unlimited liability company subsidiary formed under the laws of Nova Scotia to hold the shares of ACG Exchange Company, ACG Holding Company's direct, wholly-owned unlimited liability company subsidiary formed under the laws of Nova Scotia to issue the Class A Special Shares.

(7) For tax reasons, ACG Holding Company will own 99% of ACG Exchange Company and 1 + USA V Acquisition Corp., a wholly-owned subsidiary of Advanced, will own the remaining 1% of ACG Exchange Company.

    ADDITIONAL INFORMATION ABOUT WARRANTS

    In consideration for their work on the proposed acquisitions, including extensive negotiation of the terms and conditions of the transactions, certain current and former members of Advanced's board of directors have been granted warrants, conditioned upon stockholder approval pursuant to Proposal 2. Subject to stockholder approval, each of Messrs. Benton, Cutsinger and Moses has been granted 30,000 warrants to purchase Advanced common stock at an exercise price of $6.96 per share, the average exercise price of all Advanced stock options and warrants outstanding at December 31, 1998. Upon stockholder approval of the issuance of the shares underlying these warrants pursuant to Proposal 2, the warrants will be immediately exercisable and will expire 10 years from the date of the grant. These warrants are considered a cost of executing the transactions and, accordingly, the estimated value of the warrants of $335,400, as determined by the Black-Scholes option pricing model, is included in the purchase price of the companies to be acquired for accounting purposes.

    A VOTE IN FAVOR OF PROPOSAL 2 IS EFFECTIVELY A VOTE IN FAVOR OF THE ISSUANCE OF AT LEAST 23,851,281 SHARES OF ADVANCED COMMON STOCK. A VOTE IN FAVOR OF PROPOSAL 2 IS ALSO EFFECTIVELY A VOTE IN FAVOR OF THE ISSUANCE OF THE OTHER SECURITIES OF ADVANCED AND ITS SUBSIDIARIES ENUMERATED IN THE CHART.

RESTRUCTURING OF THE ADVANCED BOARD OF DIRECTORS AND APPOINTMENT OF DIRECTORS TO
  FILL VACANCIES

    Under the terms of the Amended and Restated YPtel, Web YP and Big Stuff agreements, the size of the Advanced board will ultimately be increased to eight members. The acquisition agreements provide that of the eight positions, three are to be filled by persons designated by the Advanced board and three are to be persons designated by Imperial Capital. The other two positions are to be filled by persons who are experienced Internet executives and who are to be appointed by the Advanced board, and approved by Imperial Capital, Web YP and Big Stuff if appointed prior to the close of the acquisitions. If the two board positions are filled after the close of the acquisitions, the positions will be appointed by the board of directors as described below. The persons designated by Advanced to be its designated board members are Mr. Richard O'Neal, Advanced's chairman and chief executive officer, and Messrs. Rod K. Cutsinger and David M. Mitchell, both of whom are also current directors of Advanced. The persons designated by YPtel to be its designated board members are Messrs. George Anderson, Wilmot Matthews and Robert Flynn.

    To implement the plans for reconstituting the Advanced board, immediately prior to closing, the Advanced directors will take the following actions. All of the Advanced directors except for Messrs. Cutsinger, Mitchell and O'Neal, assuming Mr. O'Neal is reelected pursuant to Proposal 1, will execute resignations to be effective immediately after closing of the acquisitions. The Advanced board will then appoint the persons named below to fill the vacancies created by their resignations. After two experienced Internet executives are identified, the board will increase its size to eight members and appoint the two experienced Internet executives to the classes identified below.

                                                             IMPERIAL CAPITAL        ADVANCED/YPTEL/
                                         ADVANCED DESIGNEE       DESIGNEE       WEB YP/BIG STUFF DESIGNEE
                                         -----------------   ----------------   -------------------------
Term Expiring at Annual Meeting in 2000  Rod K. Cutsinger    George Anderson    To Be Determined

Term Expiring at Annual Meeting in 2001  David M. Mitchell   Robert Flynn       To Be Determined

Term Expiring at Annual Meeting in 2002  Richard O'Neal      Wilmot Matthews

    Below is information about the Imperial Capital designees to the Advanced board if Proposal 2 is adopted.

NAME                    AGE                              BUSINESS EXPERIENCE
----                  --------       ------------------------------------------------------------
George Anderson          61          Director of YPtel since November 1998; Managing Director of
                                     Country Club Stock LLC, a gold products promotion company, since 1995; prior thereto, Mr. Anderson held various
                                     positions with NYNEX Information Resources Co. since 1965, most recently as Vice President of Sales and President of
                                     National Marketing Services.

Robert Flynn             66          Director of YPtel since November 1998; retired; from 1996 to
                                     1997 Senior Advisor for CSC Index, a management consulting firm; from June 1990 to December 1995, Chairman and Chief
                                     Executive Officer of Nutrasweet Company. Director of
                                     Northwestern University, STANTEC and Applied Microbiology,
                                     Inc.

Wilmot Matthews          63          Chairman of the Board of YPtel since November 1998;
                                     President of Marjad Inc., a personal investment company;
                                     Director of Renaissance Energy Ltd., Denbury Resources Inc.;
                                     Vice Chairman of the Board of Nesbitt Burns Inc. from 1994 until 1996.

    A vote in favor of Proposal 2 is effectively a vote FOR their appointment to the board for the terms opposite their names. The Advanced board believes that Messrs. Cutsinger, Mitchell, O'Neal, Anderson, Flynn and Matthews are well qualified to serve as directors of a public yellow pages publishing and Internet directory company.

RECOMMENDATION OF THE BOARD

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2, WHICH INCLUDES THE PROPOSED ACQUISITIONS OF YPTEL, WEB YP AND BIG STUFF, THE ISSUANCE OF ADVANCED COMMON STOCK AND OTHER SECURITIES AS DESCRIBED IN THIS PROXY STATEMENT, AND THE AMENDMENTS TO ADVANCED'S RESTATED CERTIFICATE OF INCORPORATION RELATING TO ADVANCED'S NAME CHANGE.

        PROPOSAL 3--APPROVAL OF BENEFITS ACCRUING TO MR. RICHARD O'NEAL

    Mr. Richard O'Neal, Advanced's chairman of the board and chief executive officer, is also a stockholder, director and officer of Web YP and Big Stuff. If Proposal 2 is adopted by Advanced's stockholders and Advanced completes all of the transactions contemplated by Proposal 2, Mr. O'Neal will receive the following at closing, which for the purpose of the proxy statement is assumed to be February 15, 2000.

                                               ADVANCED     PERCENTAGE OF PRO FORMA
SOURCE OF ADVANCED COMMON STOCK              COMMON STOCK     SHARES OUTSTANDING
-------------------------------              ------------   -----------------------
Web YP Acquisition.........................     940,564               2.2%
Big Stuff Acquisition......................     727,273               1.7%
5% Subordinated Note Redemption............   1,603,636               3.6%
Exchange of Web YP and Big Stuff
  Indebtedness.............................     954,545               2.2%
                                              ---------              ----
  Total....................................   4,226,018               9.7%
                                              =========              ====

    Mr. O'Neal will receive shares of Advanced common stock in exchange for cancellation of indebtedness of Web YP and Big Stuff to Mr. O'Neal. Since the beginning of 1999, Web YP and Big Stuff have required capital to take advantage of certain opportunities and to fund operations. After the letter of intent was signed, Web YP and Big Stuff informed Advanced that more capital would be needed and that the current stockholders of Web YP and Big Stuff, including
Mr. O'Neal, would be
willing to lend additional amounts to those companies if Advanced would cause to be made available to them Advanced common stock at $5.50 per share in lieu of repayment of their loans if the acquisitions of those companies by Advanced closed. Advanced agreed, on the condition that the principal amount of indebtedness to be exchanged and cancelled in consideration for the Advanced common stock would be limited to $6.0 million and that the loan proceeds be used:

    - to consummate Web YP's contemplated contractual arrangements with Excite and to fulfill its obligations thereunder;

    - to pay for extraordinary capital expenditures, including consummation of contractual arrangements with other entities similar to those with Excite if approved in advance by a disinterested majority of the board of directors of Advanced; or

    - for working capital purposes, including ordinary capital expenditures.

    As of the date of this proxy statement, Messrs. O'Neal and Reid had lent Web YP and Big Stuff, collectively, $5,410,000. Of that amount, Mr. O'Neal had lent $4,660,000 and Mr. Reid had lent $750,000. If Mr. Reid does not loan any additional money, and Advanced's board approves the lending by Mr. O'Neal of up to the full $6.0 million, Mr. O'Neal would be issued 954,545 shares of Advanced common stock in exchange for the cancellation of the principal amount of indebtedness owed to him.

    In negotiating the terms of the acquisition of Web YP and Big Stuff, Advanced, YPtel, Web YP and Big Stuff agreed that the enterprise value of Web YP and Big Stuff were $17.0 million and $8.0 million, respectively. Advanced agreed to issue 3,090,909 and 1,454,545 shares of Advanced common stock having an agreed upon value of $5.50 per share to the stockholders of Web YP and Big Stuff, respectively, in exchange for all of the issued and outstanding capital stock of those companies. Mr. O'Neal is one of the two stockholders and currently owns one-half of the issued and outstanding capital stock of Web YP. If the Web YP optionees and warrant holders exercise all of their options and warrants to purchase Web YP common stock prior to the acquisition of Web YP by Advanced, his ownership will fall to 30.4%. This will entitle Mr. O'Neal to receive from Advanced 940,563 shares of Advanced common stock at the assumed value of $5.50 per share, for a total assumed value of $5.2 million. As a one-half owner of Big Stuff, Mr. O'Neal will be entitled to 727,273 shares of Advanced common stock at the assumed value of $5.50 per share for a total assumed value of $4.0 million.

    In negotiating the terms of the redemption of the 5% Subordinated Notes, Advanced and the holders of the notes agreed that the principal and all accrued interest were to be redeemed at closing in exchange for the issuance of Advanced common stock using an agreed upon price of $5.50 per share. The portion of the 5% Subordinated Notes which Mr. O'Neal owns is $8.4 million principal amount. Assuming accrued but unpaid interest on the portion of the 5% Subordinated Notes held by Mr. O'Neal will be approximately $420,000 at closing, Advanced will issue to Mr. O'Neal 1,603,636 shares of Advanced common stock using the agreed upon price of $5.50 per share in exchange for a total of approximately
$8.8 million of indebtedness.

    In short, if the closing price per share of Advanced common stock of $13.00, as reported in the Wall Street Journal for the New York Stock Exchange at the close of business on December 30, 1999, is the same as it is on the actual closing date, assumed for the purposes of this proxy statement to be February 15, 2000, Mr. O'Neal would receive approximately 4,226,018 shares of Advanced common stock having an actual market value of approximately
$54.9 million.

    While the above indicates an economic benefit of $31.7 million to Mr. O'Neal based on the excess of the $13.00 per share market price over the $5.50 per share agreed upon price, Mr. O'Neal would suffer an economic loss if and to the extent the value of Advanced common stock declined below $5.50 per share at closing.

    Advanced issued $2.0 million in promissory notes paying interest at the rate of 10% in connection with the acquisition of the telecommunications operations Advanced acquired in February 1998. The 10% promissory notes are convertible into Advanced common stock at $14.00 per share, Advanced's

IPO price. While Advanced has entered into redemption agreements with Mr. O'Neal and the other former stockholders of Great Western to redeem the principal and accrued interest on the 5% Subordinated Notes at closing, Advanced has not offered to enter into a similar redemption agreement with the holders of the 10% promissory notes to reduce the conversion price to $5.50 per share.

    Advanced has received correspondence from two holders of the 10% promissory notes contending that under the terms of the notes, the $14.00 per share conversion price should be reduced. Advanced does not believe that any events have transpired which, under the terms of the notes, would automatically require a reduction in the conversion price. Nevertheless, Advanced acknowledges that it has agreed to redeem the 5% Subordinated Notes without reducing the conversion price of the 10% promissory notes. For the reasons set forth in this Proposal 3, the Advanced board believes that it is fair to Advanced's stockholders and in the best interest of Advanced to redeem the 5% Subordinated Notes.

    Due to Mr. O'Neal's involvement with Advanced, Web YP and Big Stuff and his efforts to consummate the transactions that are the subject of this proxy statement, Advanced acknowledges that the transactions may be viewed as not having been negotiated on an arm's length basis. In reaching the conclusion that the $5.50 per share redemption price is fair to Advanced, the Advanced board recognized that the $5.50 per share value was negotiated by the Advanced board and is the same as the per share value placed on the Advanced shares to be issued to the YPtel stockholders, who are unrelated to Advanced or any of its affiliates.

    Advanced's board believes that the terms of the issuance of the Advanced common stock described in this Proposal 3 are fair to both Advanced and Mr. O'Neal. The board takes note of the opinion of PaineWebber, one of its financial advisors, that, as of October 20, 1999, the consideration to be paid, in the aggregate, by Advanced in connection with the acquisitions of YPtel, Web YP and Big Stuff and the redemption of the 5% Subordinated Notes was fair to Advanced from a financial point of view. See "Opinion of Advanced's Financial Advisor."

    The board acknowledges that because of the date of the redemption of the 5% Subordinated Notes, Advanced may find itself issuing shares having a market value in excess of the debt being extinguished. However, at the time Advanced agreed upon the arrangement with Mr. O'Neal, Advanced contemplated that the redemption and cancellation of the indebtedness would occur sooner than Advanced now knows that it will, assuming Proposals 2 is adopted. The Advanced board also recognizes that at the time the redemption was agreed upon, Mr. O'Neal assumed the risk that the value of the Advanced common stock to be received in exchange for the redemption and cancellation of the 5% Subordinated Notes could decrease. If that were to occur, Mr. O'Neal would have effectively traded the right to receive cash in payment of a debt in exchange for equity that could ultimately wind up being worth less than the debt. Further, Mr. O'Neal was trading his position as a creditor of Advanced for that of a stockholder. In terms of priority, stockholders are behind creditors of a company with respect to distribution of assets in the event of bankruptcy or liquidation.

    The Advanced board also notes that the $5.50 per share agreed upon value for the exchange of up to $6.0 million in principal amount of indebtedness is the same as the agreed upon value of the Advanced common stock Advanced is paying to the stockholders of YPtel for their stock. YPtel is neither an affiliate of Advanced nor does Mr. O'Neal have any financial interest in YPtel.

    Mr. O'Neal and the Advanced board believe that Mr. O'Neal's willingness to sell companies in which he has a substantial ownership interest for Advanced common stock and his agreement to the redemption and cancellation of indebtedness owed to him by Advanced in exchange for Advanced common stock, clearly demonstrates his commitment to the strategy which is the subject of Proposal 2.

RECOMMENDATION OF ADVANCED'S BOARD OF DIRECTORS

    ADVANCED'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF PROPOSAL 3.

            CORPORATE INFORMATION ABOUT ADVANCED AND ITS MANAGEMENT

EMPLOYEES

    At December 31, 1998, Advanced had 1,020 employees. Of these, 348 were in its yellow pages publishing operations and 672 were in its telecommunications operations. As one of the first steps taken to implement Advanced's change in its business focus, strategy and direction, on May 19, 1999, Advanced announced its program to move leadership of its telecommunications operations that had been centralized in St. Louis, Missouri, closer to the regions served. Advanced believed that moving business functions back to the regional operating subsidiaries would eliminate corporate positions that most likely would be provided by the acquiring company. Advanced announced that only those performing corporate functions that could not be decentralized would remain and that other selective reductions in force would occur. The intent of these actions was to reduce payroll costs as much as possible while continuing to operate the telecommunications operations in such a manner that they would be as attractive as possible to a potential purchaser.

    By October 31, 1999, Advanced had 573 employees. Of these, 348 were in its yellow pages publishing operations and 225 were in its telecommunications operations.

PROPERTIES

    Advanced owns an office building in Amarillo, Texas, and also leases its corporate headquarters in St. Louis, Missouri, as well as various sales offices throughout its geographic territory. The leases for these offices expire at various times through January 2008. Advanced may lease or purchase additional space for general office use.

LEGAL PROCEEDINGS

    DISPUTE WITH MCI WORLDCOM

    In August 1996, one of Advanced's subsidiaries, Valu-Line entered into a written agreement with MCI Communications Corporation under which, for a fee, MCI would provide access to Valu-Line so that Valu-Line could provide services as a long distance carrier. After execution of the written agreement, service failures by MCI occurred. To address the service failures and MCI relocation of circuits serving Valu-Line, representatives of Valu-Line and MCI agreed upon a reduced fee structure and revised network architecture in order to provide restitution to Valu-Line and to address the service quality issues. The resulting agreement reflecting the reduced fee structure was never set forth in writing.

    Both before and after Advanced acquired Valu-Line, the payments made under the Valu-Line contract with MCI were in accordance with the modified agreement. In April-May 1999, after the acquisition of MCI by WorldCom, Inc., MCI WorldCom, Inc., as the owner of the successor-in-interest to MCI, took the position that Advanced owed $2.9 million in delinquent amounts under the original written contract, ignoring the modification to the contract between the parties. MCI WorldCom has not taken any legal action against Advanced or Valu-Line. If this matter is not resolved through discussions, management's response to this claim is to actively pursue Advanced's rights and defenses in arbitration.

    LORETTA R. CROSS, CHAPTER 7 TRUSTEE FOR TOTAL NATIONAL TELECOMMUNICATIONS,
     INC. V. LOU ZANT & TELECOM RESOURCES, INC.

    Loretta R. Cross, Chapter 7 Trustee for Total National Telecommunications, Inc., filed an Adversary Proceeding July 15, 1999 against Lou Zant and Telecom Resources, Inc., in the United States Bankruptcy Court for the Southern District of Texas. Telecom Resources is a wholly-owned subsidiary of Advanced and is one of the telecommunications operations to be sold to Ionex

Telecommunications. See "Sale of Advanced's Telecommunications Operations to Ionex Telecommunications."

    The trustee's complaint seeks recovery of $2.6 million from Telecom Resources as a fraudulent conveyance under the Bankruptcy Code. The complaint is based on an October 1, 1996 stock purchase agreement in which Total World Telecommunications, Inc., the parent of Total National Telecommunications, agreed to purchase all the stock of NETTouch Communications, Inc., from Telecom Resources and Mr. Zant. The trustee's complaint alleges that Total National Telecommunications provided the funds to Total World Telecommunications to complete and close the stock purchase and that Total National Communications never received any consideration for its funds. Telecom Resources intends to vigorously defend the action.

    As a telecommunications services provider, Advanced and the subsidiaries through which Advanced offered telecommunications services were subject to claims and lawsuits arising in the ordinary course of business and typical of businesses operating in the telecommunications services industry. According to the terms of the stock purchase agreement, as amended, between Advanced and Ionex Telecommunications, Advanced has agreed to remain liable and to indemnify Ionex Telecommunications for any losses, costs, and expenses arising out of any of these claims or lawsuits which Advanced either knew or should have known existed prior to the closing of the sale of the telecommunications subsidiaries. Advanced is presently defending, investigating and resolving several claims and lawsuits. Advanced believes that its liability, if any, under these claims and lawsuits, in the aggregate, is not material. For additional information regarding the stock purchase agreement and the sale of the telecommunications operations, see the section of this proxy statement entitled "Sale of Advanced's Telecommunications Operations to Ionex Telecommunications."

    In addition, as is the case with many companies, Advanced faces exposure to actual or potential claims and lawsuits involving its business and assets. Advanced is currently party to a number of lawsuits consisting of ordinary, routine litigation incidental to the business of Advanced. Advanced believes that any liabilities resulting from such claims should not have a material adverse effect on Advanced's financial position, liquidity or results of operations.

EXECUTIVE OFFICERS OF THE REGISTRANT

    The information about the only executive officer of Advanced who is not a director of Advanced is set forth below:

    Michael A. Pruss, age 34, is currently Vice President, Chief Financial Officer and Secretary since October 1, 1999. Prior to that he was Vice President and Controller since joining Advanced in April 1998. Prior to joining Advanced he was the Corporate Controller for Falcon Products, Inc. from January 1996 to April 1998. Prior thereto, Mr. Pruss held various positions with Argosy Gaming Company from April 1993 to January 1996, most recently as Director of Financial Reporting. Prior thereto, Mr. Pruss was an auditor with Arthur Andersen LLP from July 1987 to April 1993.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of Advanced's common stock as of October 31, 1999, except as noted below, by:

    - each director of Advanced, including the two nominees for election as directors;

    - each of Advanced's executive officers and former executive officers named in the Summary Compensation Table, and

    - all directors and executive officers of Advanced as a group.

                                                                 SHARES BENEFICIALLY OWNED(1)
                                                           -----------------------------------------
                                                                                 PERCENT OF ADVANCED
                                                           NUMBER OF SHARES         COMMON STOCK
                                                             OF ADVANCED              CURRENTLY
NAME                                                         COMMON STOCK            OUTSTANDING
----                                                       ----------------      -------------------
Richard P. Anthony.......................................       323,922(2)                1.6%
Robert F. Benton.........................................         7,000(3)            *
James F. Cragg...........................................       281,089(4)                1.4
Rod K. Cutsinger.........................................     5,196,664(5)               26.2
Todd J. Feist............................................       321,429(6)                1.6
David M. Mitchell........................................       193,811(7)                1.0
Marvin C. Moses..........................................         5,000(8)            *
Richard O'Neal...........................................       887,770(9)                4.4
Fred L. Thurman..........................................       265,413(10)               1.3
William H. Zimmer III....................................        84,334(11)           *
Executive officers and directors as a group
  (10 individuals).......................................     7,571,432(12)              35.7

------------------------
*   Percentage of shares beneficially owned is less than 1.0%.

(1) Beneficial ownership includes shares of Advanced common stock subject to options, warrants, rights, conversion privileges or similar obligations exercisable within 60 days for purposes of computing the ownership percentage of the person or group holding such options, warrants, rights, privileges or other obligations. Except as noted, each stockholder has sole voting and dispositive power with respect to all shares of Advanced common stock beneficially owned by such stockholder.

(2) Includes 266,667 shares of common stock subject to stock options that are immediately exercisable. Mr. Anthony left Advanced's employment in December 1998; the number of shares reported as owned is based on information known to Advanced when he terminated his employment.

(3) Includes 5,000 shares of common stock subject to stock options that are immediately exercisable.

(4) Includes 195,834 shares of common stock subject to stock options that are immediately exercisable.

(5) Includes 4,867,921 shares of common stock owned by Consolidation Partners L.L.C., a limited liability company in which Mr. Cutsinger and his wife beneficially own of record 80% of the interests. The remaining interests are beneficially owned by trusts for the benefit of the Cutsingers' two adult children over which Rod K. Cutsinger has sole voting and dispositive power.

(6) Includes 250,000 shares of common stock subject to stock options that are immediately exercisable.

(7) Includes 6,000 shares of common stock issuable upon exercise of a warrant at $14.00 per share and 6,667 shares of common stock subject to stock options that are currently exercisable.

(8) Includes 5,000 shares of common stock subject to stock options that are immediately exercisable.

(9) Includes warrants to purchase 469,020 shares of common stock. A trustee for Mr. O'Neal's children owns 189,020 of these non-transferable, ten-year warrants. Also includes 18,750 shares of common stock subject to stock options that are immediately exercisable.

(10) Includes 13,513 shares of common stock issuable upon exercise of a warrant at $14.00 per share and 39,498 shares of common stock issuable upon conversion of a 10% convertible note issued by Advanced, convertible at $14.00 per share. Also includes 21,667 shares of common stock subject to stock options that are immediately exercisable.

(11) Includes 58,334 shares of common stock subject to stock options that are immediately exercisable.

(12) Includes 1,355,950 shares of common stock which such persons have the right to acquire upon the exercise of options and warrants that are immediately exercisable.

    The following table sets forth information regarding all persons known to Advanced to be the beneficial owner of more than five percent of the common stock of Advanced as of October 31, 1999.

                                                                              PERCENTAGE OF CLASS
                                                NUMBER        PERCENTAGE      AFTER GIVING EFFECT
NAME AND ADDRESS                               OF SHARES       OF CLASS       TO THE TRANSACTIONS
----------------                               ---------      ----------      -------------------
Rod K. Cutsinger.........................      5,196,664(1)      26.2%               11.9%
  3355 West Alabama, Suite 580
  Houston, Texas 77098
Consolidation Partners L.L.C.............      4,867,921         24.5%               11.2%
  3355 West Alabama, Suite 580
  Houston, Texas 77098
FMR Corp.(2).............................      1,341,400         14.8%                3.1%
  82 Devonshire Street
  Boston, Massachusetts 02109

------------------------

(1) Includes 4,867,921 shares of common stock owned by Consolidation Partners LLC, a limited liability company in which Mr. Rod K. Cutsinger and his wife beneficially own of record 80% of the interests. The remaining interests are beneficially owned by trusts for the benefit of the Cutsingers' two adult children, over which Mr. Rod Cutsinger has sole voting and dispositive power.

(2) The information in this footnote is provided pursuant to Schedule 13G dated February 1, 1999 filed with the SEC by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management and Research Company, a wholly-owned subsidiary of FMR and an investment advisor registered under
    Section 203 of the Investment Advisers Act of 1940. Fidelity Management reports the beneficial ownership of the 1,341,400 shares of Advanced common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The investment company which owns the 1,341,400 shares of Advanced common stock is Fidelity Capital Appreciation Fund.

    The Schedule 13G reports that "Edward C. Johnson 3d, FMR Corp., through its control of Fidelity and the funds each has sole power to dispose of the 1,341,400 shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees."

    The Schedule 13G also reports that through the ownership of voting stock of FMR and the execution of a voting trust agreement among the members of the Johnson family who own FMR voting stock, those family members, including Mr. Edward C. Johnson and Ms. Abigail P. Johnson who is a director of FMR, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

    The business address of Fidelity Management, Fidelity Capital, Edward C. Johnson and Abigail P. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

    BOARD OF DIRECTORS

    Advanced held five regular meetings and eight special meetings of the board during the 1998 fiscal year.

    Advanced's Bylaws provide for the establishment of committees of the board to have, with certain exceptions, such powers and authority of the board in the management of Advanced as are set forth in the resolution creating that committee. The board established an executive committee, an audit committee, a nominating committee, a governance committee, and a compensation committee during 1998 having responsibility in specific areas of board activity, the duties and responsibilities of which are described below. Members were appointed to those committees, but during 1998, due to a number of changes in the make-up of the board, the full board retained the responsibilities of all such committees, except for the executive committee and the compensation committee. As such, there were no formal meetings of the audit committee, governance committee or nominating committee. During the 1998 fiscal year, each of the incumbent directors attended 75% or more of the board meetings. Additionally, Advanced believes that each of Messrs. O'Neal, Benton and Cutsinger attended 75% or more of the aggregate number of meetings of the board and of the committees on which he served and which met during the 1998 fiscal year.

    EXECUTIVE COMMITTEE

    Members: Messrs. Richard O'Neal, Robert F. Benton and Rod K. Cutsinger.

    The executive committee acts for the board as a whole, when the board is between meetings, when the board cannot be called into meeting in a timely fashion, or upon such other matters that require immediate action.

    AUDIT COMMITTEE

    Member: Mr. Robert F. Benton.

    Advanced anticipates that the audit committee will determine the scope of and the plans for the annual audit of the books and records of Advanced and will review, evaluate and advise the board with respect to the engagement of independent public accountants. Advanced intends that the audit committee will also review the results of the annual audit and the audit report and that it will meet periodically with the independent public accountants to review the adequacy of Advanced's internal accounting procedures. When circumstances dictate, the audit committee will review and make recommendations to the board with respect to the propriety of any contemplated transactions between Advanced and its officers, directors and entities controlled by them.

    NOMINATING COMMITTEE

    The Advanced board anticipates that the nominating committee will identify prospective new directors and nominate candidates to stand for election to the board at each Annual Meeting of Stockholders.

    GOVERNANCE COMMITTEE

    The Advanced board anticipates that the governance committee will investigate and recommend a governance model for the board, recommend such committees as it deems necessary to carry out the recommended governance model, draft such charters for all standing committees of the board as it deems necessary to carry out the recommended governance model and investigate the alternatives to resolve the independence of the audit, compensation and nominating committees.

    COMPENSATION COMMITTEE

    Members: Messrs. Robert F. Benton and David M. Mitchell.

    The compensation committee met five times during 1998. The compensation committee consults with the chief executive officer of Advanced. This committee also recommends to the board the compensation of the chief executive officer and determines the compensation and remuneration of the other executive officers and makes awards to executive officers and others under Advanced's employee incentive plans.

DIRECTOR COMPENSATION

    Directors of Advanced who are also employees of Advanced receive no directors' fees but are eligible to receive, and have received, grants of stock options under Advanced's 1997 Stock Awards Plan. Non-employee directors receive fees of $1,000 for each board meeting in which they participate in person, and are reimbursed for expenditures incurred in attending and returning from board meetings.

    Non-employee directors also receive options to purchase shares of Advanced common stock pursuant to the 1997 Nonqualified Stock Option Plan for Non-Employee Directors. Non-employee directors elected or appointed to the board will receive options to acquire 15,000 shares of Advanced common stock on the date of their initial election or appointment. Additional non-qualified stock options to acquire 5,000 shares of Advanced common stock will thereafter be awarded to each director on the date of the Annual Meeting of Stockholders at which he or she is reelected to serve an additional three-year term. In both cases, the exercise price of the stock options granted is the fair market value on the date of the grant.

    Upon their election to the Advanced board as non-employee directors at the 1998 Annual Meeting of Stockholders, both Messrs. Benton and Moses received options to purchase 15,000 shares of Advanced common stock at an exercise price of $10.50 per share in accordance with the provisions of the Non-Employee Director Plan. Mr. David M. Mitchell, who was reelected to the board at the 1998 Annual Meeting, received options to purchase 5,000 shares of Advanced common stock at $10.50 per share in accordance with the terms of the Non-Employee Director Plan.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    SEC regulations require that proxy statements prepared by public companies in connection with stockholder meetings at which directors are to be elected contain a report that summarizes the bases on which remuneration paid to the chief executive officer and the other executive officers during the prior fiscal year was determined. The report is to appear over the names of the entire board of directors or the compensation committee of the board. This report attempts to fulfill that requirement, but readers must note that at the time much of the remuneration reported on was determined, Advanced was a private company in its infancy, attempting to complete a roll-up of nine telecommunications operations and an initial public offering. Only one director who was on Advanced's board at that time, Mr. Rod K. Cutsinger, remains a director today and he is not a current member of the compensation committee. In fact, from May 19, 1998 until November 9, 1998, Mr. Cutsinger did not serve on Advanced's board. The board appointed the compensation committee that was in place for the last five months of 1998 and into 1999 following the election of Messrs. Benton and Moses to the board on July 29, 1998. Mr. Reginald Hollinger chaired the compensation committee until his resignation from the board on April 30, 1999. Mr. Moses resigned from the board, and therefore from the compensation committee, in October 1999. Accordingly, this report represents the best effort of Advanced's current board to explain the bases of the remuneration packages for executive officers during fiscal 1998.

    Reports such as this generally focus upon the compensation decisions made with respect to the chief executive officer separately and apart from those made with respect to executive officers as a group. The Advanced board does not believe it is appropriate to do so in this instance, given the circumstances under which the executive officers and the two chief executive officers during the period covered by this report, entered into their employment relationships with Advanced or its telecommunications operations, all of which were private companies when their compensation was determined.

    Recruiting the best managerial talent available and retaining that talent required Advanced to continuously review and change its remuneration packages for its key executives. Therefore, the discussion below is organized:

    - by the manner in which the executive was hired, i.e., whether the individual was an executive of one of the companies acquired in the roll-up or recruited from the outside;

    - by the type of compensation paid, i.e., base salary, bonus and equity awards; and

    - chronologically.

    DETERMINATION OF FISCAL 1998 BASE SALARY AND STOCK OPTION AWARDS TO MESSRS. O'NEAL, FEIST AND THURMAN IN CONNECTION WITH THE ACQUISITION OF THEIR COMPANIES

    The determination of the compensation to be paid to Messrs. O'Neal, Feist and Thurman for Fiscal 1998 and beyond and the non-qualified stock options to be awarded to them was tied to the negotiations for the acquisitions of the companies of which they were significant stockholders. Messsrs. O'Neal, Feist and Thurman were significant stockholders of Great Western Directories, Feist Long Distance Management, Inc. and Firstel, Inc., respectively. Mr. Cutsinger and the Advanced board that was in place during 1996 and 1997 determined that the acquisition of these companies was integral to the roll-up and the IPO.

    Each of Messrs. O'Neal, Feist and Thurman supported the roll-up and the IPO, ultimately concluding that as combined, all of the companies involved in the roll-up would be part of a far stronger entity than any of them would be individually. However, in agreeing to the sale of their companies to Advanced, Messrs. O'Neal, Feist and Thurman considered it important that they be involved in an employment capacity, either with their companies or with the company that was acquiring them. As part of the negotiations for the sale of their companies, each required employment agreements.

    Advanced also concluded that the involvement of Messrs. O'Neal, Feist and Thurman was important, not only to implement Advanced's strategy of becoming a regional competitive local exchange carrier, but also to induce them to sell their companies to Advanced, and it agreed to and did enter into employment agreements with these individuals. The terms of their employment agreements are not repeated in this report but are described under the caption "Employment Agreements." Their respective base salaries and stock option awards are included in the Summary Compensation Table.

    The base salary arrangements and the non-qualified stock options awarded to them in February 1998 when Advanced acquired their companies, were the result of intense negotiations between Advanced and each of Messrs. O'Neal, Feist and Thurman. Although the amount of their base salaries, the number of stock options awarded to each and their respective terms were determined subjectively and were not tied to salary surveys or other independent criteria, the employment arrangements were nevertheless based on arm's length negotiations. The board of Advanced at the time the contracts were executed intended that the stock options and terms of the bonus arrangements contained in each employment contract would serve as an incentive to each of the individuals to be actively and vigorously involved in continuing to run the company each was selling to Advanced and to help integrate the companies acquired by Advanced.

    APPOINTMENT OF MR. O'NEAL AS CHAIRMAN AND ACTING CHIEF EXECUTIVE OFFICER; MR. ANTHONY'S SEVERANCE ARRANGEMENTS

    The IPO and the roll-up were completed on February 18, 1998. Advanced immediately began attempting to implement its strategy and growth plans, but these efforts were stymied by the inability to raise the capital Advanced believed it needed, which it estimated to be approximately $200 million. Through the summer of 1998 and continuing into the fall, Advanced found itself unable to access the private equity or debt markets to fund telecommunications operating losses, working capital requirements and the construction of its local switching network, a key component of its strategic business plan. The inability to implement its strategy and growth plans coupled with the issues involved in trying to integrate nine separate companies and unanticipated operational problems led to ongoing, unexpected losses of significant proportion.

    By November 1998, Advanced's board decided a change in the position of chairman of the board and chief executive officer was necessary. At a board meeting held on November 9, 1998, Mr. Richard O'Neal was appointed acting chief executive officer, replacing Mr. Anthony. The replacement of Mr. Anthony was a result of the mounting operating losses and the inability of Advanced to raise capital and improve results, and thereby to instill investor confidence.
Mr. O'Neal was selected because of his success in managing Advanced's yellow pages publishing division.

    Mr. O'Neal accepted the position of chairman of the board and agreed to serve as chief executive officer on an interim basis only, indicating to the Advanced board that it would need to begin a search for a permanent chief executive officer. Given the financial condition of Advanced, Mr. O'Neal also agreed to take on the new responsibilities without an increase in the salary due him under his employment contract. He also agreed to forego any additional stock options or bonus.

    The Board determined that it would be appropriate to enter into severance arrangements with Mr. Anthony consistent with the terms of his employment contract. The board charged a special committee, consisting of Messrs. O'Neal, Hollinger and Moses, to negotiate a settlement with Mr. Anthony and his counsel. The terms of the settlement agreement, which was executed on December 16, 1998, are described under the caption "Employment Agreements" and the amount is included under "All Other Compensation" in the Summary Compensation Table.

    BONUSES AWARDED FOR FISCAL 1998

    The employment contracts of Messrs. Cragg and Zimmer provided for the potential of earning cash bonuses of up to 100% and 50% of their base salaries, respectively. At numerous meetings during early 1999, the board evaluated the performance of Advanced since the IPO and it assessed the performance of Messrs. Cragg and Zimmer. The Advanced board concluded that for many reasons, including primarily Advanced's inability to access the private debt and equity markets, Advanced had been unable to implement its strategy and faced an uncertain future. However, the Advanced board recognized the many and significant efforts of Messrs. Cragg and Zimmer to preserve as much stockholder value as possible and concluded that but for their efforts, Advanced's financial condition might have been worse. Nevertheless, Advanced's 1998 results had been disappointing and the Advanced board did not believe it appropriate that either Messrs. Cragg or Zimmer should receive the entire bonuses they could have earned under their contracts. Therefore, exercising the discretion contemplated under their respective employment contracts, the compensation committee, after consulting with Advanced's board, awarded Mr. Cragg a bonus for 1998 of $87,500, representing 50% of his base salary, and awarded Mr. Zimmer a cash bonus of $47,500, representing 27% of his 1998 base salary. These amounts, although paid in 1999, were for fiscal 1998 performance and are contained in the Summary Compensation Table. Although their respective employment contracts called for the award of performance bonuses as determined by the compensation committee, the compensation committee did not award bonuses to Messrs. O'Neal, Feist or Thurman for fiscal 1998.

    EQUITY COMPENSATION FOR FISCAL 1998

    The employment agreements of Messrs. Cragg and Zimmer provide for the discretionary award of stock options if certain performance goals are met. Given the fact that Advanced was new and that the compensation committee as it existed during the last five months of 1998 was not put in place until the third quarter of the year with the election of Messrs. Benton and Moses to the board on July 29, 1998, the performance goals under their respective contracts were not set. However, based on the same rationale the compensation committee used for the award of the cash bonuses for fiscal 1998, the compensation committee awarded non-qualified stock options to purchase 50,000 shares of Advanced common stock at an exercise price of $5.87 per share to each of Messrs. Cragg and Zimmer under the Advanced Communications Group, Inc. 1997 Stock Awards Plan. Although their respective employment contracts called for the award of stock options as determined by the compensation committee, the compensation committee did not award any stock options to Messrs. O'Neal, Feist or Thurman.

    REPLACEMENT OF STOCK OPTIONS

    The stated purpose of the 1997 Stock Awards Plan is to provide a means through which Advanced and its subsidiaries may attract able employees and to provide a means for those key employees upon whom the responsibilities of the successful administration and management of Advanced rest, and whose present and potential contributions to the welfare of Advanced are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of Advanced and their desire to remain in its employ. A further purpose of the 1997 Stock Awards Plan is to provide such key employees with additional incentive and reward opportunities designed to enhance the profitable growth of Advanced. Accordingly, the 1997 Stock Awards Plan provides for granting Incentive Stock Options, options which do not constitute Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Awards, Phantom Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee as provided therein.

    Prior to December 13, 1998, non-qualified options to purchase shares of Advanced common stock had been awarded to key managerial employees including the executive officers named in the Summary Compensation Table. At a meeting of the board held on December 13, 1998, the Advanced board concluded that the outstanding options to purchase Advanced common stock held by Advanced's employees with exercise prices of $10.50 per share or higher, were not providing the intended incentive to the key managers and officers. The closing market price for Advanced's common stock on the immediately preceding business day was $4.75 per share and the exercise prices of virtually all of the stock options had been above the market value since July 31, 1998.

    In order to restore the incentive value to such options, the Advanced board decided to replace unexercised non-qualified stock options with a strike price equaling or exceeding $10.50 per share, referred to in this report as the "Price Eligible Options", for the grant of non-qualified stock options to purchase one-half the number of shares of stock represented by each optionee's Price Eligible Options, referred to in this report as the "New Options." The exercise price per share of the New Options was $4.50, which was equal to the per share closing price of Advanced's common stock as reported by the New York Stock Exchange on Monday, December 14, 1998. The New Options had the same vesting schedule as the Price Eligible Options, but were not exercisable for six months after December 13, 1998, the date of grant.

    As a result, there are currently non-qualified stock options outstanding to purchase 982,250 shares at an exercise price of $4.50 per share. Additional non-qualified stock options held by current and former employees are outstanding to purchase an additional 1,412,397 shares at various prices ranging from $2.50 to $14.00 per share.

    No non-qualified stock options granted under the Directors Plan were replaced.

    LIMITATIONS ON TAX DEDUCTIONS FOR EXECUTIVE COMPENSATION

    The Internal Revenue Code, and the regulations promulgated thereunder, limit the tax deduction Advanced may recognize for compensation paid to the executive officers whose compensation is listed in this proxy statement, to $1.0 million for any person, per year. This deduction limit does not apply to compensation that complies with applicable provisions of such regulations. Because the compensation paid to such persons did not exceed $1.0 million for any person in 1998, the compensation committee did not need to take any action prior to or during 1998 which would have been required to comply with these regulations. The compensation committee will continue to evaluate the other components of Advanced's executive compensation program and will take the necessary actions with respect to such regulations if it is deemed appropriate to do so with respect to compensation to be paid to executive officers in future years.

       ROBERT F. BENTON                                 DAVID M. MITCHELL
       ROD K. CUTSINGER                                    RICHARD O'NEAL
       TODD J. FEIST                                      FRED L. THURMAN

                Being all the Members of the Board of Directors

SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                             ------------------------------------
                                                                                     AWARDS            PAYOUTS($)
                                         ANNUAL COMPENSATION                 -----------------------   ----------
                            ----------------------------------------------      (F)          (G)
                                                                  (E)        RESTRICTED   SECURITIES      (H)           (I)
           (A)                                                OTHER ANNUAL     STOCK      UNDERLYING      LTIP       ALL OTHER
         NAME AND             (B)         (C)        (D)      COMPENSATION     AWARDS      OPTIONS      PAYOUTS     COMPENSATION
    PRINCIPAL POSITION        YEAR     SALARY($)   BONUS($)       ($)           ($)          ($)          ($)           ($)
--------------------------  --------   ---------   --------   ------------   ----------   ----------   ----------   ------------
Richard O'Neal                1998      300,000        -0-        -0-            -0-       225,000(1)      -0-            -0-
Chairman, Chief               1997          -0-        -0-        -0-            -0-           -0-         -0-            -0-
  Executive Officer
  and President-Directory
  Services Group

Richard P. Anthony            1998      211,218        -0-        -0-            -0-           -0-         -0-        354,125(4)
Chief Executive               1997          -0-        -0-        -0-            -0-       500,000         -0-            -0-
  Officer(4)

James F. Cragg                1998      175,000     87,500        -0-            -0-       137,500(2)      -0-            808
President and Chief           1997          -0-    100,000        -0-            -0-       425,000(3)      -0-            -0-
  Operating Officer(5)

William H. Zimmer III         1998      185,000     47,500        -0-            -0-       175,000(2)      -0-            427
Executive Vice                1997          -0-     50,000        -0-            -0-       350,000(3)      -0-            -0-
  President and
  Chief Financial
  Officer(6)

Fred L. Thurman               1998      175,000        -0-        -0-            -0-       150,000(1)      -0-            424
Senior Vice President         1997          -0-        -0-        -0-            -0-           -0-         -0-            -0-
  Corporate Development

Todd J. Feist                 1998       99,124     50,000        -0-            -0-           -0-         -0-            -0-
Vice President-Business       1997          -0-        -0-        -0-            -0-       250,000         -0-            -0-
  Markets Central Region

--------------------------

(1) Includes original stock option awards for 150,000 shares to Mr. O'Neal and 100,000 shares to Mr. Thurman which were cancelled and replaced with new options in connection with Advanced's repricing on December 13, 1998. The replacement options for 75,000 shares to Mr. O'Neal and 50,000 shares to Mr. Thurman are also included in the total 1998 option awards.

(2) These options were awarded on December 13, 1998, to replace non-qualified stock options to purchase twice as many shares originally granted to the named executive officer.

(3) Stock option awards for 275,000 shares to Mr. Cragg and for 350,000 shares to Mr. Zimmer granted in 1997 were cancelled and replaced by the options described in footnote 2 above.

(4) Mr. Anthony ceased employment with Advanced in November 1998. The amount under "All Other Compensation" represents Mr. Anthony's severance payout upon the termination of his employment agreement.

(5) Mr. Cragg was promoted from executive vice president sales and marketing to president and chief operating officer in November 1998 and subsequently resigned from those positions and from the Advanced board effective
    June 30, 1999.

(6) Mr. Zimmer resigned from his position and from the Advanced board effective September 30, 1999.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table provides information as to options grants in fiscal 1998 to the persons named in the Summary Compensation Table.

                                                INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                               ----------------------------------------------------      VALUE AT ASSUMED
                                  (B)           (C)                                   ANNUAL RATES OF STOCK
                               NUMBER OF     % OF TOTAL                               PRICE APPRECIATION FOR
                               SECURITIES     OPTIONS          (D)                        OPTION TERM(3)
                               UNDERLYING    GRANTED TO    EXERCISE OR      (E)       ----------------------
             (A)                OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION      (F)         (G)
            NAME               GRANTED #    FISCAL YEAR     ($/SHARE)       DATE        5%($)       10%($)
            ----               ----------   ------------   -----------   ----------   ---------   ----------
Richard O'Neal...............   225,000(1)       2.4          4.50         12/14/08    212,252      537,888
Richard P. Anthony...........       -0-          N/A           N/A              N/A        N/A          N/A
James F. Cragg...............   137,500(2)       1.6          4.50         12/14/08    389,128      986,128
William H. Zimmer III........   175,000(2)       1.6          4.50         12/14/08    495,254    1,255,072
Fred L. Thurman..............   150,000(1)       1.6          4.50         12/14/08    141,501      358,592
Todd J. Feist................       -0-          N/A           N/A              N/A        N/A          N/A

------------------------

(1) Includes original stock option awards for 150,000 shares to Mr. O'Neal and 100,000 shares to Mr. Thurman which were cancelled and replaced with new options on December 13, 1998. The replacement options for 75,000 shares to Mr. O'Neal and 50,000 shares to Mr. Thurman are also included in the total 1998 options granted. The potential realizable value does not include values related to original awards which were subsequently cancelled and replaced.

(2) These options, were awarded on December 13, 1998, to replace non-qualified stock options to purchase twice as many shares as were originally granted to the named executive officers.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast future appreciation, if any, of the stock price of Advanced. Advanced did not use an alternative formula for a grant date valuation, as Advanced is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown factors.

AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
  VALUES

    The following table provides information on the number and value of each such executive's unexercised options to acquire Advanced common stock at December 31, 1998.

                                                               (B)
                                                            NUMBER OF                   (C)
                                                      SECURITIES UNDERLYING           VALUE OF
                                                           UNEXERCISED        UNEXERCISED IN-THE-MONEY
                                                          OPTIONS/SARS              OPTIONS/SARS
                                                          AT FY-END(#)            AT FY-END($)(1)
                                                      ---------------------   ------------------------
                        (A)                               EXERCISABLE/              EXERCISABLE/
                        NAME                              UNEXERCISABLE            UNEXERCISABLE
                        ----                          ---------------------   ------------------------
Richard O'Neal......................................            0/75,000                       0/0
Richard P. Anthony..................................     266,667/233,333                 253,500/0
James F. Cragg......................................     150,000/137,500                 253,500/0
William H. Zimmer III...............................           0/175,000                       0/0
Fred Thurman........................................            0/50,000                       0/0
Todd J. Feist.......................................           250,000/0                 422,500/0

------------------------
(1) Based on the New York Stock Exchange consolidated trading closing price of Advanced common stock on December 31, 1998 of $4.19.

TEN-YEAR OPTION/SAR REPRICINGS

                                                                                                    (G)
                                          (C)                                                    LENGTH OF
                                       NUMBER OF          (D)            (E)                      ORIGINAL
                                       SECURITIES    MARKET PRICE      EXERCISE                 OPTION TERM
                                       UNDERLYING     OF STOCK AT      PRICE AT        (F)      REMAINING AT
                                      OPTIONS/SARS      TIME OF        TIME OF         NEW        DATE OF
           (A)               (B)      REPRICED OR    REPRICING OR    REPRICING OR   EXERCISE    REPRICING OR
          NAME               DATE     AMENDED (#)    AMENDMENT ($)   AMENDMENT($)   PRICE ($)    AMENDMENT
          ----             --------   ------------   -------------   ------------   ---------   ------------
Richard O'Neal...........  12/13/98       75,000         $4.50          $14.00        $4.50       9 years
Richard P. Anthony.......       N/A          N/A           N/A             N/A          N/A           N/A
James F. Cragg...........  12/13/98      137,500         $4.50          $14.00        $4.50       9 years
William H. Zimmer III....  12/13/98      175,000         $4.50          $14.00        $4.50       9 years
Fred Thurman.............  12/13/98       50,000         $4.50          $14.00        $4.50       9 years
Todd J. Feist............       N/A          N/A           N/A             N/A          N/A           N/A

EMPLOYMENT AGREEMENTS

    Upon their employment with Advanced in December 1997, Messrs. Cragg and Zimmer entered into six year long employment agreements with Advanced providing for their employment at annual base salaries of $175,000 and $185,000, respectively. The agreements provided for a bonus potential equal to 100% of base salary for Mr. Cragg and 50% of base salary for Mr. Zimmer. The agreements also provided for the annual grant of options to purchase up to 50,000 shares of Advanced common stock each at the current market price on the date of grant, if certain targets set by the compensation committee were met.

    Under the terms of their respective agreements, Messrs. Cragg and Zimmer would be entitled to their base salaries for a period of two years if either were to resign after a change in the ownership or management of Advanced that significantly altered their job responsibilities or compensation. Further, under the terms of the 1997 Stock Awards Plan under which their options were granted, their options would vest immediately upon their resignation following a change of control or the termination of their employment other than "with cause" as defined.

    In November 1998, after the resignation of Mr. Anthony from his position as president and chief executive officer, Mr. Cragg was appointed president and chief operating officer and his salary was raised to $200,000 per year. In all other respects, his employment contract remained the same.

    When the Advanced board decided to change its business focus, strategy and direction, the compensation committee determined that the employment arrangements of Messrs. Cragg and Zimmer would need to be revised. The compensation committee recognized that while both might desire to resign given the restructuring of Advanced's operations, it was important to provide each of them with an incentive to remain with the company at least in the short term. The compensation committee and ultimately the board concluded that the efforts of Messrs. Cragg and Zimmer would be required until an agreement for the acquisition of YPtel had been executed and interim financing intended to provide working capital sufficient until the closing of the acquisitions had been obtained.

    In late April 1999, both Messrs. Cragg and Zimmer executed severance agreements related to the termination of their employment and their resignations as directors of Advanced. The agreements that each entered were similar and provided that:

       - their new employment terms would terminate on the later to occur of:

           - June 30, 1999; or

           - the signing of the agreement providing for the acquisition of YPtel by Advanced.

       - the options each had received upon their initial employment with Advanced and the performance options which had been awarded to each of them would vest upon the termination of their employment;

       - each had received performance options to purchase 50,000 shares of Advanced common stock for 1998.

       - upon execution of their respective letter agreements, each would receive restricted common stock of Advanced that would be forfeited if:

           - the individual did not remain with Advanced and fulfill his employment obligations through the end of the new term; or

           - the individual did not sign a mutual release and settlement agreement with Advanced.

           - Mr. Cragg was awarded 38,000 shares of restricted stock.

           - Mr. Zimmer was awarded 20,000 shares of restricted stock.

       - the exercise period of their respective options would extend until one year from the date of the termination of their respective employment, but no shares purchased upon exercise could be sold within ninety days of their respective terminations;

       - each would receive two years' base salary from the date of their respective termination of employment with Advanced; and

       - each would be entitled to a performance bonus for the 1999 fiscal year as approved by Advanced's board of directors, on a pro-rata basis based on the effective date of their respective terminations of employment.

    Although the interim financing with the subsidiary of Bank of America Corporation closed May 14, 1999 and the acquisition agreements were executed effective June 3, 1999, Mr. Cragg remained with Advanced through June 30, 1999, at which time he resigned as president, chief operating officer and as a director of Advanced. Mr. Zimmer remained with Advanced through September 30, 1999, at which time he resigned as executive vice president, chief financial officer, secretary and treasurer and as a director of Advanced.

    Mr. Anthony G. Capers entered into a five-year employment agreement with Advanced on March 31, 1998, which was amended in December 1998, providing for an annual base salary of $160,000. Under the terms of the agreement, Mr. Capers was appointed to the position of senior vice president/business markets and was eligible for a cash bonus of up to $50,000. The agreement also provided for the grant of options to purchase up to 70,000 shares of Advanced common stock at the IPO price of $14.00 per share. The options had terms of ten years and were to become exercisable in one-third increments on each anniversary of the date of grant. The options were subsequently replaced with options to purchase 35,000 shares at an exercise price of $4.50 per share in December 1998.

    After the announcement of the change in Advanced's business focus, strategy and direction in April 1999 and in connection with the contemplated resignation of Mr. Cragg, Advanced management determined that the services of Mr. Capers would be essential to run Advanced's telecommunications operations until they could be sold. To retain Mr. Capers, management negotiated a letter agreement amendment to Mr. Capers' employment agreement dated May 5, 1999, naming
Mr. Capers the president and chief operating officer, which became effective June 30, 1999, the official termination date of Mr. Cragg. In accordance with his employment agreement, as amended, Mr. Capers received a bonus of $250,000 upon the sale of Advanced's telecommunications operations and received $100,000 as severance as called for in his employment agreement.

    In addition, Messrs. O'Neal, Feist and Thurman have entered into three, five and five-year employment agreements that provide for base salaries of $300,000, $140,000 and $175,000, respectively, and a bonus potential ranging from 50% to 63% of base salary. If Advanced terminates Mr. O'Neal's employment other than for "cause", as defined in his agreement, or if Mr. O'Neal resigns under circumstances that he reasonably believes were contrived by Great Western to force his resignation, or after a change in control of Advanced, Mr. O'Neal shall be entitled to continue to receive his base salary until the scheduled expiration date of his employment agreement.

    In connection with the sale of FirsTel and Feist Long Distance, Advanced paid Messrs. Thurman and Feist $319,217 and $133,407, respectively, in settlement of Advanced's obligations to them under their respective employment agreements.

    In December 1998, Advanced replaced unexercised non-qualified stock options with a strike price equaling or exceeding $10.50 per share for the grant of non-qualified stock options to purchase one-half the number of shares of Advanced common stock at $4.50 per share. Messrs. Cragg, Zimmer and Thurman each received replacement options. See "Corporate Information about Advanced and its Management--Report of the Board of Directors on Executive Compensation," and "--Ten Year Option/SAR Repricings."

    On December 16, 1998, a Severance Agreement by and between Advanced and Richard P. Anthony was executed in connection with the termination of his employment with Advanced. Under the terms of the Severance Agreement, Mr. Anthony received a lump sum payment of $354,125, which represents $250,000 paid to satisfy the obligations under his employment agreement and $104,125 in severance pay. Mr. Anthony was also given the right to exercise, through November 8, 2001, all of the non-qualified stock options to purchase 500,000 shares of Advanced's common stock that had been previously awarded to him. Of those stock options, 350,000 are exercisable at $14.00 a share and 150,000 are exercisable at $2.50 per share. Advanced also agreed to pay Mr. Anthony's health insurance through November 8, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Reginald Hollinger, a former managing director and group head of the Telecommunications Investment Banking Group at PaineWebber Incorporated and a former member of the Investment Banking Division's Management Committee, was also a member of the board's compensation committee from February 1998 until his resignation from the board effective April 30, 1999. PaineWebber is one of Advanced's investment banking firms and served as the lead manager in Advanced's IPO. Neither the board nor Mr. Hollinger, during the time he served on the Advanced board, believe these relationships affected in any manner his ability to serve on, or fulfill his obligations to Advanced and its stockholders as a member of the compensation committee of the board. To date, Advanced has incurred liabilities to PaineWebber of $1,828,000 for investment banking services rendered to it in 1999, including $750,000 in connection with the fairness opinion rendered to Advanced described under the caption "Opinion of Advanced's Financial Advisor," a copy of which is attached hereto as Annex D. Advanced does not anticipate engaging PaineWebber for investment banking services during the remainder of fiscal 1999. Mr. Hollinger resigned from PaineWebber on April 30, 1999 to take a position with another firm, at which time he also resigned from Advanced's board.

    Messrs. Richard P. Anthony, James F. Cragg and William H. Zimmer III, each of whom were executive officers and directors of Advanced in Fiscal 1998, served on the board of directors of KINNET until December 30, 1998. Mr. E. Clarke Garnett, a director of Advanced until December 30, 1998, was an executive officer of KINNET during Fiscal 1998. Advanced does not believe that this relationship constituted a compensation committee interlock, inasmuch as Mr. Garnett did not sit on Advanced's compensation committee nor did he participate in the decisions on the remuneration to be paid by Advanced to its executive officers.

STOCK PRICE PERFORMANCE GRAPH

    The following graph compares cumulative total stockholder returns for Advanced with the cumulative total return of the S&P 500 Stock Index and the cumulative total return of a peer group of public companies that sells services similar to Advanced's telecommunications operations. The companies included in the index in addition to Advanced are e.spire Communications, Inc.; GST Telecommunications, Inc.; Hyperion Communications, Inc.; ICG Communications, Inc.; ITC-DeltaCom, Inc.; McLeodUSA, Inc.; and US LEC Corp.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC


         ADVANCED COMMUNICATIONS GROUP, INC.  S & P 500  PEER GROUP
2/18/98                                  100        100         100
2/98                                     110        102         115
3/98                                     114        108         128
4/98                                     102        109         130
5/98                                      64        107         120
6/98                                      50        111         129
7/98                                      67        110         120
8/98                                      43         94          85
9/98                                      44        100          71
10/98                                     26        108          92
11/98                                     37        115          84
12/98                                     30        122          87
1/99                                      43        127          96
2/99                                      34        123          91
3/99                                      35        128         114
4/99                                      50        133         136
5/99                                      72        129         130
6/99                                      71        137         138

                            2/18/98    3/31/98    6/30/98    9/30/98    12/31/98   1/31/99    2/28/99    3/31/99    4/30/99
                            --------   --------   --------   --------   --------   --------   --------   --------   --------
Advanced                      $100       $114       $ 50       $ 44       $ 30       $ 43       $ 34       $ 35       $ 50
S&P 500                       $100       $108       $111       $100       $122       $127       $123       $128       $133
Peer Group Index              $100       $128       $129       $ 71       $ 87       $ 96       $ 91       $114       $136

                            5/31/99    6/30/99
                            --------   --------
Advanced                      $ 72       $ 71
S&P 500                       $129       $137
Peer Group Index              $130       $138

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Richard A. O'Neal is an officer, director and owner of 50% of the outstanding voting securities of Big Stuff. During the fiscal year ended December 31, 1998, Advanced paid Big Stuff approximately $1.3 million for yellow pages colorizing services. Advanced believes that the amount paid to Big Stuff for colorizing services is equivalent to amounts that it would have paid an unrelated third party for similar services. Great Western and Big Stuff have entered into a sales agreement pursuant to which Big Stuff expects to continue to render the foregoing services to Great Western upon terms and conditions that Advanced considers reasonable under the circumstances. Big Stuff has also agreed to give Great Western the exclusive right to market WorldPages in its service areas.

    The 5% Subordinated Notes were issued by Advanced to the former stockholders of Great Western, including Mr. O'Neal. The principal amount outstanding under the 5% Subordinated Notes held by Mr. O'Neal is $8.4 million. The interest incurred on the 5% Subordinated Notes held by Mr. O'Neal during the fiscal year ended December 31, 1998 was $0.4 million. The principal and accrued interest are to be redeemed for Advanced common stock at a redemption price of $5.50 per share if the Advanced common stockholders approve Proposal 2. See "Proposal 2--The Acquisitions and Related Matters--Approval of Issuance of Securities by Advanced and its Subsidiaries" and "Proposal 3--Approval of Benefits Accruing to Mr. O'Neal."

    Until the IPO, Advanced's activities had been financed through a loan from Consolidation Partners Founding Fund. In February 1998, the $3.2 million balance of the loan was paid. During 1998, Advanced incurred interest expense of $149,000 relating to the loan.

    Advanced and Mr. Rod K. Cutsinger, a director of Advanced, are parties to an agreement pursuant to which Mr. Cutsinger, among other things, has agreed that he will not:

    - acquire any voting securities of Advanced other than Advanced common stock issuable as stock dividends or splits or upon exercise of his options under the Advanced Nonqualified Stock Option Plan for Non-employee Directors;

    - sponsor or participate in any proxy solicitations;

    - enter into or form voting trusts, pooling agreements or groups;

    - vote any of his shares of Advanced common stock in opposition to the recommendation of the disinterested members of the Advanced board of directors regarding the election or removal of directors and matters relating to a possible change in control of Advanced; or

    - directly or indirectly assist, encourage or induce any person to bid or acquire any class of securities that is entitled to vote for the election of directors.

The agreement with Mr. Cutsinger expires if he resigns or is otherwise removed from the board of directors of Advanced.

    Mr. Cutsinger has expressed his intent to vote all of his shares of Advanced common stock in favor of Proposals 1, 2 and 3. The Advanced board has effectively amended the agreement between Advanced and Mr. Cutsinger on a one-time basis only, to allow him to receive warrants to purchase 30,000 shares of Advanced common stock in compensation for his efforts in negotiating the terms of the YPtel, Web YP and Big Stuff acquisitions. Further, or prior to closing, ACG and Mr. Cutsinger intend to execute an amendment to the agreement that will have the effect that upon the acquisitions of YPtel, Web YP and Big Stuff, Mr. Cutsinger's obligations under the Agreement will terminate.

    In the acquisition agreement by which Advanced acquired Valu-Line, one of Advanced's telecommunications subsidiaries, Advanced agreed to place David M. Mitchell on the Advanced board. The agreement also obligated Advanced's board to place Mr. Mitchell on its slate of nominees for election by the Advanced common stockholders prior to the expiration of his then existing term, so long as Mr. Mitchell owns at least 100,000 shares of common stock at the time of renomination. The Advanced board last nominated Mr. Mitchell and he was last elected to a three year term as a director at the 1998 Annual Meeting.

    Through November 19, 1999, Advanced had a strategic relationship with Feist Publications, Inc., a publisher of yellow page directories in 15 markets in Kansas, Texas and Oklahoma, through which Advanced's telecommunications sales force had access to Feist Publications' 29,000 yellow page advertisers. Feist Publications agreed to provide Advanced with access to its advertising customers and to provide eight information pages in the front of its directories with instructions on how to subscribe to Advanced's services as well as free advertising in each of Feist Publications' white pages directories that are currently in publication. Feist Publications reserved the right to terminate this agreement if Advanced commenced the publication of a yellow pages directory in any market served by Feist Publications. On November 19, pursuant to the stock purchase agreement, as amended, this contract was assigned to Feist Long Distance Service, Inc.

    On December 30, 1998, Advanced entered into a stock purchase agreement with Liberty Cellular, Inc. and KIN Network, Inc. Under the agreement, Advanced sold all of the 201,988 shares of common stock of KINNET which it owned, to Liberty, the other shareholder of KINNET. The shares represent 49% of the total issued and outstanding common stock of KINNET. Upon Liberty's acquisition of the shares, it became the sole shareholder of KINNET. At the time of the sale, KINNET was the owner and operator of an approximately 1,400 route-mile fiber optic network, utilizing a Nortel DMS-500-TM- switch, that served a 26-county area in Kansas. Advanced's purpose in entering into the transaction with Liberty and KINNET was to provide itself with additional capital to invest in its network while retaining access to KINNET's fiber optic network in the key serving areas in Kansas. As partial consideration for Advanced's sale of the KINNET stock to Liberty, Liberty paid Advanced $10.0 million in cash and returned 225,000 shares of Advanced common stock to Advanced.

    Under the agreement by which Advanced had initially acquired its stockholdings in KINNET, Liberty had the right to designate one individual to serve on Advanced's board and Advanced's board was obligated to nominate Liberty's designee. Liberty's designee at the time Advanced agreed to sell the KINNET shares back to Liberty was E. Clarke Garnett. Mr. Rod K. Cutsinger, also a director of Advanced, was obligated to vote the shares of Advanced common stock owned by him for Liberty's designee pursuant to a letter agreement between Mr. Cutsinger and Liberty. As part of the agreement by which Advanced sold its KINNET stock back to Liberty, Liberty's right to designate a director and Advanced's obligation were terminated. Accordingly, Mr. Garnett resigned from Advanced's board effective December 30, 1998. Mr. Cutsinger's obligation was also terminated pursuant to the terms of the stock purchase agreement.

AUTHORIZED AND OUTSTANDING ADVANCED CAPITAL STOCK

    At the date of this proxy statement, the authorized capital stock of Advanced is 200,000,000 shares, consisting of 180,000,000 shares of common stock and 20,000,000 shares of preferred stock.

    COMMON STOCK. The holders of common stock are entitled to dividends in such amounts and at such times as may be declared by the board of directors out of funds legally available. Holders of the common stock are entitled to one vote per share for the election of directors and other corporate matters. In the event of liquidation, dissolution or winding up of Advanced, holders of common stock would be entitled to share ratably in all assets of Advanced available for distribution to the holders of common stock. The common stock carries no preemptive rights. As of the close of business on December 23, 1999, 20,386,260 shares of common stock were outstanding.

    PREFERRED STOCK. Advanced's board is authorized to issue from time to time, without stockholder authorization, in one or more designated series, 20,000,000 shares of preferred stock with such dividend, redemption, conversion and exchange provisions as are provided in the particular series. Except as by law expressly provided, or except as may be provided by resolution of the Board, the preferred stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders of Advanced. The issuance of preferred stock, or the perception that such an issuance might occur, could have the effect of delaying or preventing a change in control of Advanced.

    Effective August 18, 1999, the holder of 142,857 shares of Series A Redeemable Cumulative Preferred Stock converted those shares into a like number of shares of Advanced common stock. No other shares of preferred stock are issued or outstanding and the Board of Directors has no present plans to issue any of the preferred stock other than the Class B Voting Preferred Stock to be issued to the trustee under the Voting and Exchange Trust Agreement. Advanced will issue to the trustee one share of Class B Voting Preferred Stock having an aggregate liquidation preference of $1.00 before any distribution is made on the common stock or on any other Advanced stock ranking junior to the Class B Voting Preferred Stock as to distribution of assets on liquidation, dissolution or winding up. The Class B Voting Preferred Stock will be senior to the common stock as to liquidation and:

    - will have super majority voting rights so that the one share of Class B Voting Preferred Stock will have that number of votes equal to the number of outstanding Class A Special Shares; and

    - will not be entitled to receive dividends.

MARKET FOR ADVANCED'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    Advanced's common stock is traded on the New York Stock Exchange under the symbol "ADG".

    Set forth below is the high and low closing sale prices of Advanced common stock as reported by the New York Stock Exchange for the periods indicated.

                                                                     MARKET PRICE
                                                                  -------------------   DIVIDENDS
    YEAR END DECEMBER 31, 1998                                      HIGH       LOW      PER SHARE
    --------------------------                                    --------   --------   ---------
    1st Quarter (from February 18, 1998)........................  $17.50      $12.69      $0.00
    2nd Quarter.................................................   16.00        6.63       0.00
    3rd Quarter.................................................   12.94        4.88       0.00
    4th Quarter.................................................    7.19        3.00       0.00

                                                                     MARKET PRICE
                                                                  -------------------   DIVIDENDS
    YEAR END DECEMBER 31, 1999                                      HIGH       LOW      PER SHARE
    --------------------------                                    --------   --------   ---------
    1st Quarter.                                                  .00    7   .94    3   $    0.00
    2nd Quarter.................................................   13.00        4.75       0.00
    3rd Quarter.................................................    9.50        6.63       0.00
    4th Quarter.................................................   13.625       6.00       0.00

    No dividends have been paid on the common stock since Advanced's inception. Great Western's revolving credit facility prohibits cash dividend payments and any new credit facility that Advanced may obtain for working capital requirements in the foreseeable future may also place a prohibition or limitations on the payment of cash dividends.

    Further, it is unlikely that the Advanced board would declare a dividend during the time the Class A Special Shares are owned by a party other than Advanced or any of its subsidiaries. Under the terms of the Support Agreement and the share provisions by which the Class A Special Shares are created, if Advanced wishes to declare a cash dividend on shares of Advanced common stock, it is required to cause ACG Exchange Company to issue an economically equivalent dividend to the holders of the Class A Special Shares. Declaring such dividends may subject ACG Exchange Company to a 66 2/3% Canadian tax on the amount so distributed to the holders of the Class A Special Shares on dividends in excess of an aggregate amount of $500,000 (Canadian) per year. This could have the effect of making the whole dividend transaction cost prohibitive to Advanced.

    Finally, even if Advanced were able to pay cash dividends and were willing to incur tax liability, it is Advanced's current intention to retain its earnings, if any, to finance the change in its business focus, strategy and direction including the expansion of its yellow pages publishing and internet directory business and for general corporate purposes. Accordingly, Advanced does not anticipate that it will pay cash dividends for the foreseeable future.

    Advanced is not prohibited from declaring dividends on its common stock or preferred stock payable in its capital stock, but the tax liability discussed above with respect to cash dividends applies to stock dividends, as well. This tax liability may make it unlikely that Advanced would declare a stock dividend either.

    As of December 23, 1999, there were 153 owners of record of the common stock. On that date, the closing price of the common stock on the NYSE was $11.00.

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    Advanced has not submitted any matters to a vote of its stockholders since its 1998 Annual Meeting of Stockholders held on July 29, 1998.

                     BUSINESS OF ADVANCED AND GREAT WESTERN

YELLOW PAGES PUBLISHING

    Advanced is one of the ten largest independent yellow pages publishers in the United States. Through its wholly-owned subsidiary, Great Western, Advanced publishes and distributes approximately 3.8 million yellow pages directories annually in 23 markets in Texas, Oklahoma and California. Great Western, founded in 1984 and headquartered in Amarillo, Texas, entered the Austin, Texas market in 1999. Great Western's revenues are derived from advertising space sold in its directories which are produced and distributed annually in each market. Great Western's annual revenues have increased from $29.4 million in 1995 to $47.3 million in 1998. Advanced's EBITDA from continuing operations for the fiscal year ended December 31, 1998 was $8.2 million. Great Western has historically increased revenues by increasing the number and size of advertisements in recurring directories and by introducing new directories in new markets. Great Western has targeted new directories and markets that are contiguous to its existing markets in order to utilize its established sales infrastructure and Great Western Directories' brand name recognition. Through a contractual relationship with Big Stuff and Web YP, companies owned in part by Advanced's chairman and acting chief executive officer, Mr. Richard O'Neal, Great Western currently markets WorldPages, a yellow pages Internet directory website service operated by Web YP, to its yellow pages customers in its target markets. Advanced has found that this service provides an opportunity not only to provide customers with web page design and support, but also to expand into web based advertising and electronic commerce. Advanced will also consider growth through acquisitions of other independent yellow pages publishers that fit into its strategic plans.

    Advanced, through Great Western, utilizes commissioned employee sales personnel of approximately 180 people and 20 telemarketing representatives to sell its advertising space to small and medium sized businesses in its markets. Advanced sells advertising to approximately 52,000 customers in its directories.

    When Advanced, through Great Western, expands into a new market, it typically seeks to attract targeted customers by producing and publishing a complete directory in which it gives away advertising space to customers which is referred to as a prototype directory. After the advertisers have had an opportunity to experience the reception of the new directory and the response to their advertisements in the marketplace, Advanced will sell the advertising in the second and subsequent years. Because of this strategy, Advanced may have substantial expenses relating to its first directory in a new market with no corresponding revenues. In 1998, Advanced had $.4 million of costs related to the prototype directory in one market and expects to incur expenses of $3.0 million relating to another prototype directory in 1999. Advanced believes that this strategy improves the success of launching a new directory and builds stronger customer relationships and customer loyalty than it could otherwise achieve by selling the advertising for a new directory.

DISCONTINUED BUSINESS OF ADVANCED AND DISPOSAL OF TELECOMMUNICATIONS OPERATIONS

    Advanced completed its initial public offering in February 1998, at which time it acquired eight telecommunications service providers and a yellow pages publisher. Advanced established a regional competitive local exchange carrier that provided integrated communications services to business and residential customers located in the Midwestern region of the United States. Advanced's integrated communications services included local, long distance, Internet access, cellular and enhanced voice and data services. Advanced's telecommunications operations focused primarily on small and medium size businesses in Kansas, Minnesota, Nebraska, North Dakota, Oklahoma, South Dakota and Texas. As of December 31, 1998, Advanced had over 125,000 local access lines in service and provided integrated communications services to over 60,000 customers.

    Prior to the sale of its telecommunications services operations on November 19, 1999, Advanced owned and operated telecommunications networks that included six digital switches in Kansas, Oklahoma, South Dakota and Texas. Advanced installed its first Class 5 switch in Wichita, Kansas.

Advanced had planned to install three additional switches in Texas, Minnesota and Kansas in 1999 prior to pursuing its change in strategy toward its yellow pages business. Advanced's local exchange network architecture was designed to allow it or any purchaser of Advanced's telecommunications operations, to provide services to customers within a targeted 350-mile radius of each switch location. Advanced selected a number of central office locations of the incumbent local exchange carriers for interconnection with its local exchange switches through physical collocation of its transmission electronics in the ILEC central offices and at Advanced's own interconnection locations, or points of presence. In areas in which Advanced's telecommunications operations did not have network equipment, its telecommunications operations resold the communications services of providers such as Southwestern Bell Telephone Company, U S West Communications, Inc. and others. Advanced entered into comprehensive local exchange resale agreements with Southwestern Bell, U S West, affiliates of GTE Corporation and Sprint Corporation covering each of the states in which a significant number of the customers of its telecommunications operations were located. Advanced also entered into agreements with several interexchange carriers to provide switching and network transmission services for its long distance traffic and had agreements to resell cellular service in selected markets. These agreements allowed Advanced, and will allow the purchaser of Advanced's telecommunications operations, to offer bundled local and long distance telecommunications services without incurring substantial expenditures for the construction of network facilities.

    Before restatement to reflect its telecommunications segment as discontinued operations, Advanced had pro forma revenues of $114.2 million and pro forma earnings before interest, taxes, depreciation, amortization and stock-based compensation of $.4 million for the year ended December 31, 1998.

    Advanced's telecommunications operations were operated primarily through four subsidiaries. In addition, Advanced employed assets in the telecommunications business that it held directly.

    Advanced was required to abandon its plans when Advanced found itself unable to access the private equity or debt markets to fund its telecommunications operating losses, working capital requirements and the construction of its local switching network, a key component of its strategic business plan. In April 1999, after considering the alternatives available to it, Advanced embarked on its strategy to reengineer itself into a yellow pages publisher and Internet directory company and to divest itself of its telecommunications operations.

    In connection with the proposed acquisitions and the sale of Advanced's telecommunications operations, certain officers, employee directors and management of Advanced have received or will receive various severance payments and incentive compensation. The amount and timing of these payments are subject to the persons achieving certain performance objectives and remaining in their current employment capacities for a specified time period. These compensation arrangements were established to retain key individuals to ensure satisfactory execution of the proposed acquisitions, the sale of the telecommunications operations and their related transitions. Additionally, 35 other key managers and key employees of Advanced have been granted retention packages in order to ensure that adequate human resources remained available until such time that the telecommunications operations transition to Ionex Telecommunications. Under the retention program, each individual will receive additional compensation equivalent to their existing base salaries and wages for each day worked from the commencement of the retention program in May 1999 through the date of their release, provided that the individual performs their assigned responsibilities through that date. The aggregate amount of these severance payments was approximately $1.9 million. Advanced is also contractually obligated to pay $400,000 to Mr. Cragg and $370,000 to Mr. Zimmer pursuant to their employment agreements. In addition, Advanced expects to pay approximately $490,000 in the aggregate to Messrs. Feist and Thurman pursuant to their employment agreements as severance payments.

             SELECTED HISTORICAL FINANCIAL INFORMATION OF ADVANCED

    The following tables present selected historical financial information for Advanced which should be read in conjunction with the historical financial statements, and the related notes thereto, of Advanced, Advanced Management's Discussion and Analysis of Financial Condition and Results of Operations and other financial data included elsewhere in this proxy statement. The selected historical financial data of Advanced for each of the three fiscal years in the period ended December 31, 1998 and 1997 and for the period from inception to December 31, 1996 have been derived from its audited consolidated financial statements included elsewhere in this proxy statement. The selected financial data for each of the nine months ended September 30, 1999 and 1998 were derived from the unaudited consolidated financial statements of Advanced for the nine months ended September 30, 1999, and are not necessarily indicative of results for a full year. All adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of the unaudited historical interim periods have been included. See "Advanced Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Index to Financial Statements."

    The interim operating results of Advanced reflect its historical seasonality from quarter to quarter and between periods due to the timing of production and distribution of directories. As a result, the interim results are not indicative of the results of operations for a full year. Advanced does not recognize net revenues with respect to bookings or cash receipts for any given directory or the costs directly related to sales, production, printing and distribution of that directory until the month in which it is printed and distributed. The sizes of directories distributed in a particular market and the corresponding revenues recognized vary significantly from quarter to quarter. Further, the actual production and distribution dates of individual directories are not consistent and are subject to change, and it is possible that individual directories will not be produced during the same month each year, which may result in significant monthly and quarterly fluctuation.

    Prior to February 1998, Advanced had not conducted any operations other than those relating to its IPO and the acquisitions of Great Western and its telecommunications operations. Consequently, the actual financial statements included herein relate only to the parent company prior to February 18, 1998, and do not include the results of Great Western until after February 18, 1998. Pro forma operating information is presented for comparative purposes as if the IPO and the acquisition of Great Western had occurred on January 1, 1998. The pro forma financial information does not purport to represent Advanced's results of operations that would have actually occurred if the IPO and the acquisition of Great Western had in fact occurred on that date. Since the acquired companies were not under common control or management, historical combined results of operations may not be comparable to, or indicative of, future performance. The pro forma consolidated statement of operations reflects the historical results of operations of Great Western and was derived from Great Western's financial statements.

                      ADVANCED COMMUNICATIONS GROUP, INC.
                                 (IN THOUSANDS)

                                                                                                           ACTUAL
                                             NINE MONTHS ENDED               PRO FORMA     --------------------------------------
                                               SEPTEMBER 30,               -------------
                                    ------------------------------------                         YEAR ENDED
                                                                            YEAR ENDED          DECEMBER 31,        INCEPTION TO
                                      ACTUAL     PRO FORMA      ACTUAL     DECEMBER 31,    ----------------------   DECEMBER 31,
                                       1999         1998         1998          1998           1998        1997          1996
                                    ----------   ----------   ----------   -------------   ----------   ---------   -------------
Statement of Operations Data:
  Revenues........................  $   42,337   $  39,493    $   30,247    $   47,336     $   38,090   $      --     $      --
Expenses:
  Printing, distribution and
    listings......................      11,946       9,366         6,729        11,307          8,670          --            --
  Sales and marketing.............       9,755       8,679         6,849        10,806          8,976          --            --
  General and administrative......      15,386      14,296        11,736        19,249         16,689       2,071           649
  Depreciation and amortization...       3,522       3,790         3,229         4,751          4,190           3            --
  Stock-based compensation........          --       1,760         1,760         1,760          1,760         870            --
                                    ----------   ----------   ----------    ----------     ----------   ---------     ---------
Income (loss) from operations.....       1,728       1,602           (56)         (537)        (2,195)     (2,944)         (649)
Other income (expense):
  Interest expense................      (3,517)     (1,029)         (919)       (1,955)        (1,845)       (256)          (10)
  Other...........................           1         (34)          (47)          190            177          --            --
                                    ----------   ----------   ----------    ----------     ----------   ---------     ---------
Income (loss) from continuing
  operations before income
  taxes...........................      (1,788)        539        (1,022)       (2,302)        (3,863)     (3,200)         (659)
Income tax expense (benefit)......         612       1,349           588           670            (91)         --            --
                                    ----------   ----------   ----------    ----------     ----------   ---------     ---------
Net income (loss) from continuing
  operations......................      (2,400)       (810)       (1,610)       (2,972)        (3,772)     (3,200)         (659)
Loss from discontinued operations,
  net of tax benefit of $506;
  $5,196; $648; $6,236; and
  $6,368, respectively............      (6,189)     (4,433)       (4,236)       (7,704)        (7,507)         --            --
Loss on discontinued operations,
  net of tax benefit of $4,363....     (51,800)         --            --            --             --          --            --
                                    ----------   ----------   ----------    ----------     ----------   ---------     ---------
Net loss..........................  $  (60,389)  $  (5,243)   $   (5,846)   $  (10,676)    $  (11,279)  $  (3,200)    $    (659)
                                    ==========   ==========   ==========    ==========     ==========   =========     =========
Basic and diluted loss per share
  from:
  Continuing operations...........  $     (.12)  $    (.04)   $     (.09)   $     (.15)    $     (.20)  $    (.39)    $    (.08)
  Discontinued operations.........        (.31)       (.23)         (.23)         (.39)          (.41)         --            --
  Sale of discontinued
    operations....................       (2.60)         --            --            --             --          --            --
                                    ----------   ----------   ----------    ----------     ----------   ---------     ---------
  Net income (loss) per share.....  $    (3.03)  $    (.27)   $     (.32)   $     (.54)    $     (.61)  $    (.39)    $    (.08)
                                    ==========   ==========   ==========    ==========     ==========   =========     =========

Weighted average common shares
  outstanding.....................  19,896,067   19,615,865   18,179,968    19,646,001     18,593,947   8,232,276     8,227,736
                                    ==========   ==========   ==========    ==========     ==========   =========     =========

                                                                                 DECEMBER 31,
                                                              SEPTEMBER 30,   -------------------
                                                                  1999          1998       1997
                                                              -------------   --------   --------
Balance Sheet Data:
  Current assets............................................    $ 25,396      $ 34,431   $    --
  Working capital (deficit).................................     (38,999)        9,453    (5,239)
  Total assets..............................................     146,380       185,113     2,695
  Short-term borrowings.....................................      55,000        17,117     3,141
  Long-term debt............................................          --        17,233        --
  Stockholders' equity (deficit)............................      71,281       131,584    (2,544)

           ADVANCED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    GENERAL

    The following table sets forth, for the periods presented, certain actual and pro forma information relating to the continuing operations of Advanced, expressed as a percentage of revenues, excluding prototype directories and stock-based compensation expense:

                                                    NINE MONTHS ENDED          YEARS ENDED
                                                 -----------------------   -------------------
                                                 ACTUAL       PRO FORMA     PRO        PRO
                                                 SEPTEMBER    SEPTEMBER    FORMA      FORMA
                                                   30,          30,        DEC. 31,   DEC. 31,
                                                  1999         1998         1998       1997
                                                   -----        -----       -----      -----
Directory revenues.............................    100.0%       100.0%      100.0%     100.0%
Cost of services:
  Printing, distribution and listings..........     22.1         23.3        23.9       23.4
  Sales and marketing..........................     21.7         22.0        22.8       24.1
  General and administrative...................     36.1         36.4        40.7       42.2
  Depreciation and amortization................      8.5          9.6        10.0       10.3
                                                   -----        -----       -----      -----
Income (loss) from continuing operations.......     11.6%         8.7%        2.6%         0%
                                                   =====        =====       =====      =====

    Prior to February 1998, Advanced had not conducted any operations other than those relating to the IPO, the acquisition of Great Western and the telecommunications operations. Consequently, the actual financial statements included herein relate only to Advanced prior to February 18, 1998, but include the results of Great Western and the telecommunications operations only for the period after February 18, 1998. Certain pro forma operating information is presented for comparative purposes as if the IPO, the acquisition of Great Western and the telecommunications subsidiaries had occurred on January 1, 1998. The pro forma operating information does not purport to represent the results of operations of Advanced that would have actually occurred if the IPO, the acquisition of Great Western and the acquisition of the telecommunications subsidiaries had in fact occurred on the date stated above. Since Great Western and the telecommunications subsidiaries were not under common control or management, historical combined results of operations may not be comparable to, or indicative of, future performance. The pro forma Consolidated Statements of Operations reflect the historical results of operations of Great Western and the telecommunications subsidiaries and were derived from the respective financial statements of Great Western and the telecommunications operations.

    RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999, COMPARED
     TO THE PRO FORMA RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED
     SEPTEMBER 30, 1998

    Revenues from continuing operations, for the nine months ended
September 30, 1999, increased 7.2% to $42.3 million from pro forma $39.5 million in 1998. Approximately $.8 million of the increase is due to Advanced's introduction of a prototype directory in the Austin, Texas market in the second quarter of 1999 and approximately $.4 million of the increase is due to the first sold year publication of a directory in the Channelview, Texas market. Excluding new and prototype directories, revenues increased 5.6% to $41.5 million. The increase in revenue from recurring directories is due to a combination of increased advertising revenue from existing customers and incremental sales from new customers.

    Printing, distribution and listing costs increased $2.6 million to $11.9 million from pro forma $9.4 million in the nine months of 1998. The increase is due to $2.8 million of costs related to the Austin prototype directory incurred during the second quarter of 1999. Excluding prototype directories, printing, distribution, and listing costs increased .4% to $9.1 million. As a percent of sales, printing, distribution and listing costs of recurring directories decreased to 22.1% of sales in 1999 from 23.3% in 1998. The decrease is due to negotiating lower costs from printers and outside service providers for certain directories offset partially by higher costs on certain other directories.

    Sales and marketing costs increased to $9.8 million from pro forma $8.7 million in the comparable period of 1998. The increase is principally due to $.7 million of costs related to the Austin prototype directory. Excluding prototype directories, sales and marketing costs increased 4.2% to $9.1 million. As a percent of sales, sales and marketing costs decreased to 21.7% of sales in 1999 from 22.0% in 1998. The decrease in the expense rate is due lower incentive compensation and trade expenses resulting from restructured incentive compensation and trade programs.

    General and administrative expenses increased $1.1 million, or 7.6%, to $15.4 million for the nine months ended September 30, 1999, from pro forma $14.3 million in 1998. The increase is partially due to $.4 million of expenses related to the Austin prototype directory. Excluding prototype directories, general and administrative expenses increased 4.8% to $15.0 million. As a percentage of revenues, general and administrative expenses were 36.1% of sales in the nine months ended September 30, 1999, and 36.4% of pro forma sales in the nine months ended September 30, 1998. The decrease in the expense rate is due to operating efficiencies which are partially offset by higher salaries and wages.

    Depreciation and amortization was approximately $3.5 million in the nine months ended September 30, 1999 and $3.8 million in pro forma 1998. Depreciation and amortization is principally amortization of goodwill and customer lists resulting from the acquisition of Great Western.

    Interest expense for the nine months of 1999 was approximately $3.5 million, an increase of $2.5 million from interest expense of pro forma $1.0 million in the comparable period of 1998. The increase is due to higher debt from borrowings under Great Western's revolving credit facility used to finance Advanced's operating losses and historical growth in the telecommunications segment.

    Income tax expense of $.6 million was recognized in the nine months ended September 30, 1999, compared to pro forma income tax expense of $1.3 million in 1998. The decrease is due to lower taxable income in 1999 than in 1998. Advanced's effective tax rate is substantially higher than statutory tax rates principally because amortization of certain intangible assets is not deductible for tax purposes.

    Net loss from continuing operations was $2.4 million, or $.12 per share, in the nine months ended September 30, 1999, compared to pro forma net loss from continuing operations of $.8 million, or $.04 per share in the comparable period of 1998. The increase in net loss was primarily due to increased interest expense and the introduction of a new directory in the second quarter of 1999.

    EBITDA decreased to $5.3 million for the nine months ended September 30, 1999, from pro forma EBITDA of $7.2 million in the comparable period of 1998, due to the previously mentioned Austin prototype directory. Excluding net prototype costs of $3.1 million associated with the Austin directory, EBITDA increased to $8.4 million for the first nine months of 1999, an increase of 16.7%.

    DISCONTINUED OPERATIONS

    Net loss from discontinued operations was $23.4 million for the nine months ended September 30, 1999 compared to pro forma loss from discontinued operations of $4.4 million in 1998. Approximately $16.9 million of these net losses were included in the estimated loss on sale and were charged against the reserve established in the first quarter of 1999. Revenues from discontinued telecommunications services increased 58.0% to $72.5 million in the first nine months of 1999 compared to pro forma $45.9 million in the comparable period of 1998. The increase in telecommunications revenue is due to increased local service revenue as Advanced implemented aggressive sales and marketing of local services in addition to long-distance services. Advanced's local service revenues in the first nine months of 1999 was $38.8 million compared to the same period of 1998 local service revenues of $10.6 million. At September 30, 1999, Advanced had approximately 132,000 local access lines in service.

    Cost of discontinued services for the nine months ended September 30, 1999, increased to $65.8 million, or 90.8% of telecommunications revenues, from pro forma $32.4 million, or 70.6% of sales, in the comparable period of 1998. The higher cost of providing telecommunications service in gross dollars is due to the increase in local service revenue. The increase in operating costs of the telecommunications segment as a percentage of telecommunications revenues in 1999 is due to a higher volume of lower margin local service. Local service accounted for 53.6% of total telecommunications revenues in the first nine months of 1999 compared to 24.0% in the first nine months of 1998. Also contributing to the higher rate for costs of telecommunications service is a reduction in pricing for long distance services. In response to competition for long distance service, Advanced reduced prices thereby increasing the expense rate on long distance service. Advanced's telecommunications strategy was to deploy its own local switching facilities and transition its resale customers to its own switch-based facilities. Advanced believed that it would be able to achieve higher gross margins by providing telecommunications services on its own network than it could obtain by reselling the services of the incumbent providers; however, due to Advanced's change is strategic focus and direction, the investments to improve operating margins have not been pursued.

    PRO FORMA RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998
     COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

    Pro forma directory revenues for the year ended December 31, 1998 increased 9.5% to $47.3 million from $43.2 million in 1997. Advanced distributed twenty-three directories in 1998 and twenty-four directories in 1997. Two directories, which accounted for $.9 million of revenue in 1997, were discontinued in 1998. This decrease in revenue was offset by $2.6 million of revenue from another directory that was recognized in 1998 but not in 1997 because the timing of distribution resulted in Advanced recognizing no revenue in 1997 pursuant to its revenue recognition policy. Advanced does not recognize revenue from a directory until a directory is substantially delivered. Excluding the impact of these nonrecurring directories, pro forma revenues from recurring directories increased 5.7%.

    Pro forma printing, distribution and listing costs increased $1.2 million, or 11.9%, to $11.3 million from $10.1 million in 1997. As a percent of sales, pro forma printing, distribution and listing costs increased to 23.9% of sales in 1998 from 23.4% in 1997. The increase is due to increased costs from printers and outside service providers.

    Pro forma sales and marketing costs increased to $10.8 million from $10.4 million in 1997. As a percent of sales, pro forma sales and marketing costs decreased to 22.8% of sales in 1998 from 24.1% in 1997. The decrease is due to higher pro forma directory revenues in 1998.

    Pro forma general and administrative expenses for the year ended
December 31, 1998, increased to $19.2 million from $18.3 million in 1997. The increase in gross dollars is due primarily to the direct costs associated with the higher sales volume. As a percentage of total revenues, pro forma general and administrative costs were 40.7% in 1998, and 42.2% in 1997. The decrease in the expense rate in 1998 is due to economies of scale realized from the higher sales volume.

    Pro forma depreciation and amortization was approximately $4.8 million in 1998 and $4.5 million in 1997. Pro forma depreciation and amortization includes approximately $4.2 million of amortization in both periods relating to intangible assets resulting from the acquisition of Great Western.

    Stock-based compensation expense of $1.8 million was recognized in the year ended December 31, 1998, compared to $.9 million in 1997. This expense relates to 300,000 stock options issued in December 1997. The options vested equally over a three-month period from the date of the grant. These amounts represent the total compensation expense based on the estimated fair market value of the options on the date of the grant and the exercise price.

    Pro forma interest expense was approximately $2.0 million in 1998 compared to $.8 million in 1997. The increase in interest expense is due to borrowings under Advanced's revolving credit agreement used for general corporate purposes including financing the telecommunications operations and 1998 capital expenditures.

    Pro forma income tax expense was $.7 million in 1998 compared to $1.0 million income tax expense in 1997. The decrease in income tax expense is due to higher operating losses in 1998 than in 1997.

    Pro forma net loss from continuing operations was $3.0 million, or $.15 per share, in 1998, compared to pro forma net loss of $2.6 million, or $.13 per share, in 1997. The increase in net loss was primarily due to the afformentioned increase in stock-based compensation expense.

    Pro forma EBITDA was $6.0 million for the year ended December 31, 1998, an increase from $4.5 million in 1997. The increase is primarily due to higher pro forma directory revenues in 1998.

    Advanced did not complete the acquisition of Great Western and the telecommunications subsidiaries until February 18, 1998; therefore, actual results include only the activity of Great Western from February 18, 1998 to December 31, 1998. For the year ended December 31, 1998, actual loss from operations was $2.2 million and net loss from continuing operations was $3.8 million, or $.20 per share. Advanced had no operating revenues in 1997 and was engaged principally in activities relating to the IPO.

LIQUIDITY AND CAPITAL RESOURCES

    Advanced's working capital at September 30, 1999 was negative $39.0 million and its ratio of current assets to current liabilities was .39. These amounts include current maturities of long-term debt of $17.0 million and short-term borrowings under Great Western's revolving credit facility of $38.0 million. In connection with the planned acquisitions of YPtel, Web YP and Big Stuff, $15.0 million of the current maturities due in February 2000 are expected to be converted into approximately 2,840,909 shares of common stock. Further, Advanced is expecting to refinance its existing revolving credit facility prior to its expiration in May 2000. Excluding both the $15.0 million in notes which are expected to be converted to equity and the $38.0 million credit facility which is expected to be refinanced, Advanced's working capital at September 30, 1999 was positive $14.0 million. If Advanced is unable to close the acquisitions, refinance its existing revolving facility or obtain alternative debt or equity financing, it will be unable to meet its current obligations.

    On February 18, 1998, Advanced completed its IPO and simultaneously acquired Great Western and the telecommunications operations and a 49% interest in another company, KIN Network, Inc., sometimes referred to in this proxy statement as "KINNET". Cash proceeds from the offering, net of offering costs, were $99.9 million. Of this amount, $83.2 million was used to pay the cash portion of the purchase price of the acquired companies, $4.2 million was used to retire debt of Advanced and of Great Western and the telecommunications operations, and $1.75 million was paid to a stockholder and current director of Advanced for a five-year non-compete agreement. Consequently, available cash remaining from the offering was approximately $10.5 million.

    When the IPO occurred Advanced was engaged in negotiating a line of credit facility for $25.0 million with a financial institution. The amount of such a facility, combined with the residual cash from the offering, was considered adequate to cover the costs of integrating Advanced's operations and providing for its initial working capital needs. In August 1998, Advanced finalized its arrangements with the financial institution for a $25.0 million, one-year revolving credit facility.

    From January 1, 1998 through September 30, 1999, Advanced used
$39.0 million in cash for operating activities. This is due primarily to its telecommunication operations and start-up costs included in selling, general and administrative expenses and line acquisition costs related to Advanced's growing local access business. During this period, Advanced also invested $20.3 million in capital expenditures for its telecommunication operations, including a switch in Wichita, Kansas, the development of integrated back-office systems and furniture, fixtures and computer equipment for its 24 sales offices. Because of its net use of cash for operations, Advanced used additional borrowing under its credit facility of $38.0 million to finance these additions to property and equipment.

    In conjunction with a review of its financing options, management evaluated the utility value of Advanced's assets and explored the possibility of a private equity infusion and subordinated debt. In the course of evaluating its assets, the 49% interest in KINNET was identified as an asset with a substantial liquidation value and one with an operational value that could be leveraged to provide significant future benefits. Accordingly, in November 1998, management began negotiations with the original owner of KINNET for the sale of Advanced's interest. In December 1998, Advanced sold this interest back to its original owner for $10.0 million in cash, 225,000 shares of Advanced's common stock, valued at $0.9 million, and the indefeasible right to use certain network facilities of KINNET, valued at $7.0 million.

    In addition to selling the KINNET interest, management had considered various possibilities for the sale of certain assets or businesses and proposals for raising private equity as alternatives for generating sufficient liquidity. In April 1999, Advanced was approached by certain directors of YPtel regarding a strategic acquisition of YPtel, Web YP and Big Stuff. YPtel proposed that Advanced acquire YPtel, Web YP and Big Stuff to form the fourth largest independent yellow pages publisher in North America with an opportunity to create a premier Internet directory and print yellow pages company. On
April 11, 1999, Advanced entered into a letter of intent with YPtel and representatives of certain of its stockholders and with Web YP and Big Stuff and their respective stockholders. As of June 3, 1999, Advanced entered into agreements with YPtel and its stockholders and with Web YP, Big Stuff and their respective stockholders.

    In anticipation of the proposed acquisition of YPtel, Web YP and Big Stuff, and to provide working capital to finance the telecommunications subsidiaries until their planned sale, on May 14, 1999, Great Western, the wholly-owned yellow pages publishing subsidiary of Advanced, entered into a $40.0 million revolving loan agreement with Bank of America National Trust and Savings Association, now known as Bank of America, N.A. Great Western used a portion of the new credit facility to retire Advanced's existing $25.0 million credit facility. The balance of the new credit facility was, subject to various restrictions, for the general working capital needs and other corporate purposes of Advanced and Great Western and for the working capital needs of the telecommunications operations prior to their contemplated sale. Interest on this facility is LIBOR, adjusted by the Eurodollar reserve percentage, plus 2.75% or Bank of America's prime or base rate plus .75%. The loan facility requires a commitment fee of .5% on the unused balance and is subject to various restrictions and the maintenance of certain financial ratios. The facility expires on May 13, 2000. Advanced and its telecommunications subsidiaries guaranteed Great Western's obligations with respect to the loan facility. Advanced secured its guarantee by pledging to Bank of America substantially all of its assets, including the capital stock of its telecommunications operations, and the telecommunications operations secured their guarantees by pledging to Bank of America substantially all of their respective assets. At September 30, 1999, Advanced had borrowed $38.0 million under this facility.

    On November 19, 1999 Advanced Communications Group, Inc. ("Advanced Communications") closed the sale of its telecommunications operations. Advanced Communications sold, in a stock sale, its four wholly-owned subsidiaries which provided telecommunications services to Ionex Telecommunications, Inc., formerly known as Compass Telecommunications, Inc. Those four wholly-owned subsidiaries were Feist Long Distance, Inc., FirsTel, Inc., Telecom Resources, Inc., and Valu-Line of Longview, Inc. In addition, prior to the sale of the wholly-owned subsidiaries, Advanced Communications transferred its telecommunications operations related assets and liabilities to those subsidiaries. Also on November 19, 1999, but prior to the closing, Advanced Communications executed a First Amendment to the Stock Purchase Agreement entered into between it, its telecommunications subsidiaries, and Ionex. The First Amendment, among other things, addressed issues which arose since the signing of the Stock Purchase Agreement and permitted the waiving of certain closing conditions. Advanced Communications received cash consideration in the amount of $49.8 million less preliminary working capital, closing plant, property and equipment and other adjustments, in the amount of $7.2 million, or approximately $42.6 million.

    Also on November 19, 1999, the net sale proceeds from the sale of the telecommunications subsidiaries were used to reduce the balance of the credit facility and to pay certain outstanding liabilities of Advanced. In addition, the revolving loan agreement was amended by Great Western, Advanced and Bank of America to reduce the credit facility to $15 million. At November 22, 1999, Advanced had borrowed $8 million under this facility. The amended credit facility, subject to various restrictions, is for the general working capital needs of Advanced and Great Western and up to $2.0 million may be loaned to Web YP and Big Stuff.

    Advanced management believes that its cash flows from its yellow pages business and the remaining cash available under its line of credit, as amended, will be sufficient to fund its current operations. In order to close the acquisition of YPtel, Web YP and Big Stuff, however, Advanced will need to refinance the existing debt of YPtel, which may require the amendment or refinancing of the Bank of America facility as well.

    In addition to additional capital required to refinance existing indebtedness of YPtel and Great Western, Advanced will also need capital to implement both its plans to acquire other yellow pages publishers and to execute its Internet directory strategy. Advanced is currently negotiating terms of senior and subordinated debt facilities that will allow Advanced to fund its growth strategy and to refinance the existing indebtedness of Great Western and YPtel. Although no definitive financing agreements have been reached, Advanced expects that the debt facilities will have fees, terms and other conditions customary for such secured and unsecured credit agreements, including the maintenance of certain ratios, limitations on the use of proceeds and warrants.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Advanced is exposed to minimal market risks based on its current holdings and use of financial instruments. Advanced does not hold or issue any financial instruments for trading, hedging or speculative purposes. Financial instruments held for other than trading purposes do not impose a material market risk.

    Advanced is exposed to interest rate risk, as additional financing is periodically needed due to the operating losses and capital expenditures associated with establishing and expanding Advanced's business. The interest rate that Advanced will be able to obtain on debt financing will depend on market conditions at that time, and may differ from the rates Advanced has secured on its current debt. Additionally, Advanced is exposed to interest rate risk on amounts borrowed against its credit facility as of September 30, 1999. Advances against the facility periodically renew, at which point the borrowings are subject to the then current market interest rates, which may differ from the rates Advanced is currently paying on its borrowings. There is no cap on the interest rate payable on Advanced's revolving credit facility. If the interest rates on Advanced's revolving credit facility were to increase by 10% over September 30, 1999 levels, Advanced's annual interest expense would increase by approximately $380,000.

    Advanced's business and operations are also exposed to market risks resulting from changes in commodity prices for paper, Advanced's principal raw material. Certain commodity grades of paper, including the grade Advanced uses for its yellow pages directories, may be volatile. A 10% increase in the cost of directory grade paper used by Advanced over September 30, 1999 levels, would result in an increase in Advanced's annual operating costs of approximately $476,000.

                               BUSINESS OF YPTEL

OVERVIEW

    YPtel, through Pacific Coast Publishing, Ltd., a wholly-owned subsidiary of YPtel, Inc., which is a wholly-owned subsidiary of YPtel, is one of the ten largest independent publishers of yellow pages directories in the United States, producing 17 directories in four states under its "Regional Telephone Directory" brand. It is a leading independent publisher in Washington, Oregon, Utah and Arizona. YPtel's revenues are derived from the sale of advertising to over 30,000 small to medium size local businesses.

    Pacific Coast Publishing, Inc., which operated this business prior to its acquisition by YPtel on November 1, 1998, was established in 1984. Pacific Coast Publishing, Inc.'s first independent yellow pages directory was published in 1985 in the Tacoma-Pierce County, Washington market and was a consolidated directory for a market area with similar buying patterns which had been served by two separate utility directories. Pacific Coast Publishing, Inc. initially expanded its business within Washington and subsequently introduced directories in Utah, Oregon and Arizona. In general, YPtel has continued the strategy initiated by Pacific Coast Publishing, Inc. That strategy is to enter markets being serviced by one telephone utility with little or no competition from independent yellow pages publishers. YPtel then scopes the market differently than the local telephone utility by providing one directory for areas that would be covered by multiple telephone utility directories, offers advertising at significantly lower prices to local businesses and offers features not included in the telephone utility's directory, including color maps, coupons, neighborhood and community guides, emergency listings and government listings. For example, in the Salt Lake City market, YPtel produces one directory that provides the same market coverage as four directories distributed by the local telephone service provider, U S West Corporation. YPtel includes white pages listings for local businesses and residences in its directories.

CURRENT DIRECTORIES AND MARKETS

    In 1998, YPtel produced 16 regional directories generating revenues of $33.0 million with a total circulation of more than 2.4 million, as well as four since-discontinued community directories in Salt Lake City, Utah, which had generated 1998 revenues of $0.2 million. Of YPtel's 16 regional directories, nine were in Washington, three were in Oregon, three were in Utah and one was in Arizona. YPtel distributed its first directory in the Portland, Oregon market in May 1999 with a circulation of approximately 400,000. YPtel has recently commenced canvassing the Seattle, Washington market and plans to distribute its first directory in that market with an anticipated circulation of approximately 750,000 in 2000.

SALES AND MARKETING

    Yellow pages marketing is a direct sales business which requires both servicing of existing accounts and developing new customers. Repeat customers comprise YPtel's core account base and a number of these customers have advertised in YPtel's directories for many years. On average, since 1988, accounts representing 82.7% of the prior year's local advertising revenues have renewed their advertising program in the current edition of each directory. YPtel employs two regional sales managers who, together with specific book managers, are responsible for supervising the activities of YPtel's account executives. Account executives generate all of YPtel's revenues and are responsible for servicing existing advertising accounts and developing new accounts within their assigned areas. Revenue is primarily derived from local and regional advertisers. A smaller amount of revenue is derived from national accounts.

    The following table outlines certain sales and marketing statistics relating to YPtel:

                                                                1998        1997        1996
                                                              ---------   ---------   ---------
Number of Accounts..........................................     29,065      26,210      25,095
Circulation.................................................  2,400,000   2,216,000   2,005,000

COPYRIGHT, TRADEMARK AND INTELLECTUAL PROPERTY

    YPtel enjoys copyright protection with respect to the compilation of each of its directories. This copyright protection is registered when the directories are produced. In addition, YPtel has registered trademark protection for "The Only Book" in the United States and is in the process of registering trademark protection for YPtel Corporation and the respective logo in the United States and Canada. YPtel has registered the trade name "Regional Telephone Directory" in the jurisdictions in which it operates. YPtel has also registered a number of Internet domain names including: yptel.com, yptel.net, and yptel.org.

FACILITIES

    YPtel's day-to-day operations, including all order processing, art production, credit and collections and management training functions, are conducted at its 16,700 square foot leased facility in Tacoma, Washington. In addition to its corporate head office in Toronto, Ontario and its Tacoma facility, YPtel operates 17 leased satellite sales offices throughout Washington, Oregon, Utah and Arizona.

    YPtel's production facilities currently produce 17 regional directories. Management estimates that the facilities can increase production volume by two to three times by adding additional shifts to the existing facilities. YPtel contracts with third party vendors to print its directory and to distribute directories to each business and residence in its market.

EMPLOYEES AND LABOR RELATIONS

    As of April 30, 1999 YPtel had 369 employees, of which 221 are involved in the sales function as account executives. In June 1998, union certification was granted to sales personnel at three of YPtel's offices in Washington. YPtel is currently negotiating a collective bargaining agreement with the Communication Workers of America for these employees. Management believes that relations with YPtel's employees are good.

COMPETITION

    YPtel competes largely with telephone utilities and, to a lesser extent, other independent yellow pages publishers. YPtel's largest competitors in its markets are US West and GTE Corporation. There are no significant independent publishers in YPtel's current markets.

    Competitive local exchange carriers are telecommunications companies that compete with local telephone utilities. Some competitive local exchange carriers compete with YPtel by partnering with or acquiring independent publishers to allow their existing sales force to market a more complete complement of telecommunication services and to create or strengthen their brand name. One such carrier, McLeod USA Publishing Company, has recently acquired independent publishers within its service areas. YPtel believes that as competition to provide local telephone service in the United States matures, the presence of competitive local exchange carriers in the yellow pages directory business will increase.

               SELECTED HISTORICAL FINANCIAL INFORMATION OF YPTEL

    The following tables present selected historical financial information of YPtel and YPtel's predecessor, Pacific Coast Publishing, Inc., which should be read in conjunction with the historical financial statements, and the related notes thereto, of YPtel and its predecessor's management's discussion and analysis of financial condition and results of operations and other financial data included elsewhere in this proxy statement. The selected historical financial data of Pacific Coast Publishing, Inc. for each of the three fiscal years in the period ended October 31, 1998 have been derived from Pacific Coast Publishing, Inc.'s audited consolidated financial statements included elsewhere in this proxy statement. The selected financial data for the year ended
October 31, 1999, was derived from the unaudited consolidated financial statements of YPtel and its predecessor. All adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of the unaudited historical interim periods have been included. See "YPtel Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Index to Financial Statements."

    YPtel does not recognize net revenues with respect to bookings or cash receipts for any given directory or the costs directly related to sales, production, printing and distribution of that directory until the month in which it is printed and distributed. The sizes of directories distributed in a particular market and the corresponding revenues recognized vary significantly from quarter to quarter. Further, the actual production and distribution dates of individual directories are not consistent and are subject to change and it is possible that individual directories will not be produced during the same month each year, which may result in significant monthly and quarterly fluctuation.

    YPtel was incorporated in Canada on July 22, 1998. On November 1, 1998, YPtel, through an indirect subsidiary, completed the acquisition of Pacific Coast Publishing, Inc., an independent yellow pages directory business. The operating information of YPtel's predecessor is presented for comparative purposes and does not purport to represent YPtel's results of operations that would have actually occurred if the acquisition of Pacific Coast Publishing, Inc. had occurred prior to the periods presented.

                               YPTEL CORPORATION
                                 (IN THOUSANDS)

                                                                          PREDECESSOR
                                        YPTEL        ------------------------------------------------------
                                    --------------                  YEARS ENDED OCTOBER 31,
                                      YEAR ENDED     ------------------------------------------------------
                                    OCT. 31, 1999      1998       1997       1996       1995        1994
                                    --------------   --------   --------   --------   ---------   ---------
Statement of Operations Data:
  Revenue........................       $41,162      $33,165    $28,204    $24,550     $15,481     $14,322
                                        -------      -------    -------    -------     -------     -------
  Printing, distribution and
    listings.....................         9,482        8,001      6,644      6,985       4,027       3,660
  Sales and marketing............         8,421        7,301      5,700      5,613       3,265       3,353
  General and administrative.....        14,510       10,521      9,313      7,887       5,291       4,807
  Depreciation and
    amortization.................         2,607          170        249        335         328         308
  Stockholder remuneration.......           225        1,646      1,718      1,834       1,765       1,612
                                        -------      -------    -------    -------     -------     -------
                                         35,245       27,639     23,624     22,654      14,676      13,740
                                        -------      -------    -------    -------     -------     -------
                                                       5,526      4,580      1,896         805         582
  Interest expense (income),
    net..........................         3,600          100        308        375         197         116
  Other expense (income).........           296         (339)      (187)      (191)       (218)       (142)
                                        -------      -------    -------    -------     -------     -------
  Earnings before income taxes...         2,021        5,765      4,459      1,712         826         608
  Provision for income taxes.....           791           86         54        266         298         217
                                        -------      -------    -------    -------     -------     -------
  Net earnings...................       $ 1,230      $ 5,679    $ 4,405    $ 1,446     $   528     $   391
                                        =======      =======    =======    =======     =======     =======

                                                                OCTOBER 31,
                                     ------------------------------------------------------------------
                                       1999        1998       1997       1996       1995        1994
                                     ---------   --------   --------   --------   ---------   ---------
Balance Sheet Data:
  Current assets...................   $21,470    $14,712    $12,343    $10,433     $ 8,978     $6,002
  Working capital..................    10,061      9,189      6,462      3,254       1,809      1,385
  Total assets.....................    62,290     15,534     12,981     11,305      10,025      6,920
  Short-term borrowings............     1,841         95        586      2,488       2,328        170
  Long-term debt...................    35,784        276        261        389         555        445
  Stockholders' equity.............    14,950      9,735      6,840      3,737       2,300      1,858

                       YPTEL MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    YEAR ENDED OCTOBER 31, 1999 COMPARED TO THE YEAR ENDED OCTOBER 31, 1998

    Revenues increased $8.0 million, or 24.1%, from $33.2 million for the year ended October 31, 1998 to $41.2 million for the year ended October 31, 1999. This increase primarily resulted from new revenues of $4.2 million related to introduction of the Portland, Oregon directory; $1.4 million related to strong growth in the second year Spokane, Washington and Beaverton, Oregon directories. The remaining revenue increase was attributable to growth in revenues in the remaining markets.

    Printing, distribution and listing expenses increased by $1.5 million or 18.5% from $8.0 million for the year ended October 31, 1998 to $9.5 million for the year ended October 31, 1999. The change was primarily due to printing and distribution costs related to the new Portland, Oregon directory.

    Sales and marketing expense increased by approximately $1.7 million or 25.0% from $6.7 million for the year ended October 31, 1998 to $8.4 million for the year ended October 31, 1999. This increase is generally attributable to new sales in the first year Portland, Oregon directory and the commissions related to higher national advertising sales. This increase is partially offset by decreased commissions in the second year Spokane, Washington and Beaverton, Oregon directories due to lower commissions on renewal sales than new sales.

    General and administrative expenses increased $2.0 million or 15.6% from $12.7 million for the year ended October 31, 1998 to $14.7 million for the year ended October 31, 1999. The increase is due to a general increase in general and administrative expenses associated with the infrastructure increases to support the new Portland, Oregon directory and an increase in corporate costs due to YPtel's new ownership. The increased costs are partially offset by a decrease in salaries of the former stockholders of $1.6 million, which were incurred during the year ended October 31, 1998.

    YEAR ENDED OCTOBER 31, 1998 COMPARED TO THE YEAR ENDED OCTOBER 31, 1997

    Revenues increased by $5.0 million, or 17.6%, from $28.2 million for the fiscal year ended October 31, 1997 to $33.2 million for the fiscal year ended October 31, 1998. This increase primarily resulted from $2.2 million in revenues related to the new Spokane, Washington directory, $1.4 million in revenues related to the new Beaverton, Oregon directory and $0.2 million related to new "community-type" directories in the Salt Lake City, Utah market, which have since been discontinued. The remaining $1.2 million in revenue increase was derived from $1.5 million of revenue increase in existing books, partially offset by the revenue decrease associated with the discontinuation of the South East Arizona directory, which accounted for $0.3 million in fiscal 1997.

    Printing, distribution and listings expenses increased by $1.4 million, or 20.4%, from $6.6 million for the fiscal year ended October 31, 1997 to $8.0 million for the fiscal year ended October 31, 1998. This increase was primarily due to the addition of two new regional directories and two new community directories during fiscal 1998, and was somewhat offset by the elimination of the South East Arizona directory. As a percentage of revenues, printing, distribution and listings expenses increased by 0.5%, from 23.6% in fiscal 1997 to 24.1% in fiscal 1998. The relative increase reflected the high ratio of printing, distribution and listings costs to revenues attributable to the two new regional directories distributed in fiscal 1998, which historically declines in the second year of operations.

    Sales and marketing expenses increased by $1.6 million, or 28.0%, from $5.7 million for the fiscal year ended October 31, 1997 to $7.3 million for the fiscal year ended October 31, 1998. As a percentage of revenues, sales and marketing expenses increased from 20.2% for the fiscal year ended

October 31, 1997 to 22.0% for the fiscal year ended October 31, 1998. The increase related to the relatively high commission rates associated with the new Spokane, Washington and Beaverton, Oregon directories, which generated sales and marketing expenses representing approximately 30% of those directories' revenues.

    General and administrative expenses increased by $1.2 million, or 13.0%, from $9.3 million for the fiscal year ended October 31, 1997 to $10.5 million for the fiscal year ended October 31, 1998. As a percentage of revenues, general and administrative expenses decreased from 33.0% to 31.7% during the same period, which reflected the economies of scale associated with the head office production functions that were realized as YPtel further expanded its operations.

    YEAR ENDED OCTOBER 31, 1997 COMPARED TO THE YEAR ENDED OCTOBER 31, 1996

    Revenues increased by $3.6 million, or 14.9%, from $24.6 million for the fiscal year ended October 31, 1996 to $28.2 million for the fiscal year ended October 31, 1997. Aside from two new community directories in the Salt Lake City market, which generated nominal revenues, and which directories have since been discontinued, YPtel did not produce any new directories in fiscal 1997. The revenue increase primarily resulted from strong increases in the: Tacoma, Washington; Vancouver, Washington; Salt Lake City, Utah; South King County, Washington; and Tucson, Arizona directories, as well as from more modest increases across all other directories.

    Printing, distribution and listing expenses decreased by $0.4 million, or 4.9%, from $7.0 million for the fiscal year ended October 31, 1996 to $6.6 million for the fiscal year ended October 31, 1997. As a percentage of revenues, printing, distribution and listing expenses decreased by 4.9% from 28.5% in fiscal 1996 to 23.6% in fiscal 1997. Both the relative decrease and the absolute dollar decrease was due primarily to:

    - the overall decrease in the price of paper during fiscal 1997 from record high levels experienced in fiscal 1996; and

    - the first full year of operations under the printing contract with Quebecor Printing.

These factors were slightly offset by the introduction of the two Salt Lake City community directories in fiscal 1997.

    Sales and marketing expenses increased $0.1 million, or 1.6%, from $5.6 million for the fiscal year ended October 31, 1996 to $5.7 million for the fiscal year ended October 31, 1997. As a percentage of revenues, sales and marketing expenses decreased 2.7% from 22.9% for the fiscal year ended
October 31, 1996 to 20.2% for the fiscal year ended October 31, 1997. The relative decrease was related to the fact that the four directories that were introduced in fiscal 1996 paid lower commission rates in 1997 than those provided in the first year of the directories due to the fact that a majority of those directories' second year sales were renewals.

    General and administrative expenses increased $1.4 million, or 18.1%, from $7.9 million for the fiscal year ended October 31, 1996 to $9.3 million for the fiscal year ended October 31, 1997. As a percentage of revenues, general and administrative expenses increased 0.9% during the same period from 32.1% to 33.0%. The majority of the absolute dollar increase in general and administrative expenses related to:

    - additional advertising expenditures of $0.3 million relating to radio, television and other advertising expenditures which were intended to create awareness for the brand and the directories; and

    - additional wages, salaries and benefits of $1.0 million related to both management and production in order to grow, support and manage a larger organization and a higher volume of advertising.

LIQUIDITY AND CAPITAL RESOURCES

    Effective November 1, 1998, YPtel, through its subsidiary, Pacific Coast Publishing, Ltd., acquired the yellow pages publishing business of Pacific Coast Publishing, Inc. for a $2.0 million promissory note and the issuance of its voting Class A preferred shares, which shares were later redeemed for $47.8 million in cash. The promissory note accrues interest at the rate of 7%, is payable on maturity, and is due October 31, 2001. The promissory note may be extended at the option of YPtel to October 31, 2006, on certain terms and conditions. The redemption of the Class A preferred shares of Pacific Coast Publishing, Ltd. was financed by the following capital structure, which is currently in place at Pacific Coast Publishing, Ltd.

    SENIOR TERM A NOTES AND SENIOR TERM B NOTES

    Under its Senior Term Note Purchase Agreement, Pacific Coast Publishing, Ltd. has drawn down an aggregate of $25.5 million, of which $11 million aggregate principal amount is in the form of Senior Term A Notes and $14.5 million aggregate principal amount is in the form of Series B Senior Term Notes, in both cases issued to a syndicate of commercial lenders.

    The Senior Term A Notes bear interest with reference to the prime commercial rate plus 3.0% or the London Interbank Offered Rate at Pacific Coast Publishing, Ltd.'s option, plus 2.0%. The Senior Term B Notes bear interest at prime plus 3.75% or at the London Interbank Offered Rate plus 2.75%. Currently, the Senior Term A and B Notes bear interest with reference to the LIBOR at a combined effective rate of approximately 8.5% per annum. To date, Pacific Coast Publishing, Ltd. has made all payments under the Senior Notes when due.

    REVOLVING CREDIT NOTES

    The holders of the Senior A and B Term Notes have also provided a revolving credit facility in favor of Pacific Coast Publishing, Ltd. under the terms of its Revolving Credit Agreement in the amount of up to $8.5 million at a rate of interest that reflects the prevailing prime rate or LIBOR, at Pacific Coast Publishing, Ltd.'s option, plus an applicable margin. Pacific Coast Publishing, Ltd. is permitted to draw under the Revolving Credit Agreement up to 85% of Pacific Coast Publishing, Ltd.'s eligible accounts receivable by the issuance of revolving credit notes. The revolving credit notes are repayable on demand. The Revolving Credit Agreement contains customary aging and concentration exclusions for eligible accounts. At July 31, 1999, Pacific Coast Publishing, Ltd. had borrowed $1.6 million under the Revolving Credit Agreement.

    SUBORDINATED NOTES

    Pursuant to its Subordinated Loan Agreement, Pacific Coast Publishing, Ltd. has drawn down an aggregate of $11 million and issued $11 million in aggregate principal amount of subordinated notes due May 1, 2006 to a syndicate of commercial lenders. The Subordinated Loan Agreement contains provisions by which the subordinated noteholders have subordinated their claims against Pacific Coast Publishing, Ltd. under the subordinated notes to the claims of the holders of the Senior Term A and B Notes and the Revolving Credit Notes.

    The subordinated notes bear interest at 12% per annum, which is payable semi-annually in arrears on May 1 and November 1 in each year during the term of the subordinated notes. Subject to the restrictions in the Senior Term Note Purchase Agreement, the subordinated notes may be repaid in whole or in part, subject to a minimum principal prepayment of $100,000, in any multiple of $100,000 at any time and from time to time without notice or bonus.

    In conjunction with the issue of the Subordinated Notes, YPtel issued warrants to the subordinated noteholders to acquire an aggregate of 1,841,000 shares of its Class C Special Shares at an exercise price of Cdn $0.01 per Class C Special Share. Upon repayment of the Subordinated Notes, such shares will convert into a number of YPtel common stock to be calculated based on a predetermined formula as follows:

    - If the Subordinated Notes are repaid after November 20, 1999, but before May 20, 2000, the Subordinated Notes will be converted into that number of common shares representing 8% in the aggregate of the issued and outstanding common shares of YPtel Corporation;

    - If the Subordinated Notes are repaid after May 20, 2000, but before November 20, 2000, the Subordinated Notes will be converted into that number of common shares representing 10% in the aggregate of the issued and outstanding common shares of YPtel Corporation; and

    - If the Subordinated Notes are repaid any time after November 20, 2000, the Subordinated Notes will be converted into that number of common shares representing 12% in the aggregate of the issued and outstanding common shares of YPtel Corporation.

    All of Pacific Coast Publishing, Ltd.'s debt facilities are to be refinanced as a condition of closing of the YPtel Agreement.

    STOCKHOLDERS' EQUITY

    YPtel issued 13,500,000 common shares for net cash proceeds of $13.23 million, after deducting share issuance expenses of $0.4 million. The YPtel common shares were purchased by a syndicate of investors through a fund managed by Imperial Capital.

    The warrants provided to the subordinated noteholders have a book value of $500,000, which represents an allocation of the $11.0 million face value of the subordinated note.

INFORMATION REGARDING MARKET RISK

    YPtel's business and operations are exposed to market risks, including risks relating to changes in interest rates and commodity prices.

    The interest rates on YPtel's Senior Notes and on its revolving credit facility are floating and will fluctuate based on changes in the prevailing prime rate or LIBOR. These interest rates change usually monthly or bi-monthly. The interest rate on the Senior Notes, which is currently approximately 8.5%, is not capped. To mitigate the risks related to fluctuation in interest rates, YPtel has entered into an interest rate cap program with Dresdner Bank. This program caps at 7.0% the base LIBOR rate on 50% of the principal amount of the Senior Notes. The interest YPtel pays on the Senior Notes consists of the base LIBOR rate, which is currently 5.3%, plus a variable margin. There is no cap on the interest rate payable on YPtel's revolving credit facility. If the interest rates on the Senior Notes were to change by 10% from April 30, 1999 levels, YPtel's annual interest expense would change by approximately $211,000 with respect to the Senior Notes and approximately $15,400 with respect to the revolving credit facility.

    YPtel does not use derivative financial instruments for hedging, speculative or trading purposes. YPtel is dependent upon outside suppliers for all of its raw material costs associated with publishing the printed yellow page directories. YPtel's principal raw material is paper, which YPtel purchases either through a broker or directly from its printer. YPtel does not purchase paper directly from the paper mills. Certain commodity grades of paper, including the directory-grade paper YPtel uses, have shown considerable price volatility since 1989. For example, paper prices rose sharply in 1995, from approximately $530 per ton on January 1, 1995 to approximately $930 per cwt on December 31, 1995, an increase of 75%, and then fell by 14% to $800 per ton at December 31, 1996. Paper prices continued to decrease in 1997, with most of YPtel's purchases being between $700 per ton to $750 per ton. In 1998, prices dropped further, with most YPtel purchases being in the range of $640 per ton to $730 per ton. Prices to date in 1999 have been primarily in the range of $680 per ton to $700 per ton. YPtel does not enter into forward purchase contracts to hedge its exposure to changes in the price of paper. A 10% increase in directory-grade paper would result in an increase of approximately $361,500 in YPtel's raw material costs, based upon the amount of paper YPtel purchased during the year ended January 31, 1999.

    YPtel's sales, expenditures, debt servicing and capital purchasing are transacted in U.S. dollars, with an insignificant portion of expenses being transacted in Canadian dollars. Accordingly, YPtel is not significantly exposed to foreign currency risk.

                        BUSINESS OF WEB YP AND BIG STUFF

DESCRIPTION OF BUSINESSES

    Web YP and Big Stuff are affiliated companies sharing common ownership, management, marketing and administrative staffing. Big Stuff designs and produces the websites, which are marketed to Web YP's network of yellow and white pages publishers. The websites are subsequently hosted by Web YP. Web YP then features the customer in the WorldPages.com directory and promotes the websites to many of the major search engines.

    The mission of Web YP is to facilitate transactions between buyers and sellers worldwide by establishing a premier Internet, print and telephony-based yellow pages. To accomplish this objective, Web YP has established WorldPages.com, a website intended to bring buyers and sellers together to transact business. WorldPages.com intends to capitalize on the competitive advantage of having its dedicated sales agents assisting their advertisers' move into e-commerce and related web-hosted products.

    Web YP, through its Worldpages.com website, hosts and promotes branded websites and an on-line internet directory search engine for consumers and business users. The WorldPages.com on-line search engine has the white and yellow pages directory content at its core. Users can search for basic name, address and telephone numbers for U.S. and Canadian white and yellow pages listings, plus related content such as location mapping and driving directions. The website also includes weather forecasts, directories of toll free numbers, e-mail address directories, international directories, government information directories and related yellow pages guidelines for categories including restaurants, computers, attorneys, entertainment, travel and automotive. The website also contains links to sites containing news, stock quotes, auctions and newspaper style classified advertisements. PC MAGAZINE named WorldPages.com one of the top 100 websites in January 1999. Web YP also hosts more than 125,000 websites. Web YP also has established a series of partnerships with independent yellow pages publishers to re-sell advertising services to small and medium-sized businesses.

    Web YP provides Internet advertising products and website hosting services to small businesses and national advertisers. Web YP's services include domain name registration and assisting its customers with branding their products and services.

    Big Stuff creates custom business websites for advertisers, including graphics, animations, sound, video, web-based catalogues and brochures, and electronic commerce capabilities. Big Stuff designed and built the website for the Association of Directory Publishers which includes most independent print yellow and white pages directory publishers in the United States. Big Stuff produces websites for professional sports teams and for several chambers of commerce. Earlier in 1999, the website produced by Big Stuff for the Amarillo Rattlers of the World Professional Hockey League was recently named the best hockey website by on-line hockey magazine IN THE CREASE.

    Big Stuff also services traditional print yellow pages publishers through its pre-press operations including coloring of print ads and designing full color speculative advertisements for sales canvasses.

    WorldPages' primary sales channel is through relationships with independent print yellow pages publishers. The indirect sales force strategy leverages an established sales force from these reseller publishers. Yellow pages publishers have a proven ability to sell and have broader advertiser category coverage and advertiser penetration compared with alternative sales channels such as newspapers or magazines. Web YP has developed an extensive network of resellers who publish directories that are distributed to homes and businesses.

STRATEGIC RELATIONSHIPS

    In June 1999, Web YP entered into an agreement with Excite, Inc., a wholly-owned subsidiary of At Home Corporation, to provide yellow pages directories to Excite's users and for Web YP to maintain a co-branded website. Excite's position as one of the leading internet search engines has increased the amount of traffic on the WorldPages.com website.

    In April 1999, Web YP announced a strategic alliance with Microsoft Corporation designed to integrate the WorldPages.com directory into the Microsoft Internet Explorer search capabilities. The directory is intended to enable users of Microsoft Internet Explorer version 5.0, as well as older versions 3.0 and 4.0, to access WorldPages.com to search for business, people and government listings throughout the U.S. and around the world by clicking on "yellow pages." The user is then able to choose WorldPages.com from among other sites. The Microsoft alliance is not exclusive but allows users of Microsoft Internet Explorer to have convenient access to the WorldPages.com website to conduct searches.

    Web YP and Big Stuff have expanded the WorldPages.com brand through these strategic relationships, as well as some content and distribution deals that have increased traffic to the website and provided WorldPages.com users a broader range of content and services. Specifically, through an agreement with Net2Phone, a user can place a telephone call over the Internet to any listed phone number found in the Worldpages.com directory from their computer after downloading Net2Phone's enabling software. No additional hardware is required.

    Also in April 1999, WorldPages.com became a member of SignalSoft's local.info-TM- Content Alliance. This marked WorldPages.com's entry into the wireless communications arena. The content provider program combines SignalSoft's location-based software with a range of localized information provided by the numerous alliance members. These pre-packaged services allow cellular and PCS network operators to provide a variety of local information services to their subscribers. It is intended that as part of the Content Alliance, WorldPages.com will be able to offer wireless subscribers access to an abundance of white and yellow pages listings, e-mail addresses, maps, weather and news locally, regionally, nationally and internationally.

    Web YP and Big Stuff do not receive any revenues through these strategic relationships; rather, these relationships are intended to build the WorldPages.com brand and increase traffic to the website by linking the website to high profile business partners like Microsoft, Excite and Net2Phone.

ASSET PURCHASE AND LICENSE AGREEMENT BETWEEN WEB YP AND WORLD PAGES, INC.

    Web YP, as assignee of Fredrick Klein, is party to an Asset Purchase and License Agreement dated as of September 19, 1997 with World Pages, Inc. pursuant to which Web YP purchased certain tangible personal property, contracts, the domain name "www.worldpages.com" and the seller's common law rights to the trademarks "WorldPages," "Find the World Here!," and related logos and marks. Pursuant to this agreement, Web YP licenses from World Pages, Inc., under an irrevocable, non-exclusive, perpetual, worldwide, fully-paid and royalty-free license, the directory site software originally used for the development, operation and maintenance of the WorldPages.com website. Web YP also licenses graphical site elements of the website from World Pages, Inc., on an exclusive basis, even as to WorldPages, Inc. Web YP has all right, title and interest to all modifications and derivative works it creates. Pursuant to this agreement, Web YP licenses back to World Pages, Inc. the "buyer improvements," which means any enhancements, improvements, error corrections or derivative works based upon or made using the directory site software that were created by or for Web YP within one year of the closing date, i.e., on or before September 18, 1998. World Pages, Inc. has all right, title and interest in all modifications and derivative works it creates from the buyer improvements.

    In September 1999, World Pages, Inc. requested a copy of the buyer improvements from Web YP. Web YP has complied with this request. Web YP is not required to license to World Pages, Inc. the derivatives and modifications of the directory site software developed by Web YP after the one-year anniversary of the closing date, i.e. after September 19, 1998. The directory site software used to develop, operate and maintain the WorldPages.com website as it exists today was primarily developed by Web YP after September 18, 1998. World Pages, Inc. has offered to sell Web YP the software that Web YP currently licenses from World Pages, Inc., and Web YP has declined. World Pages, Inc. has indicated that it may seek to sell this software to a third party, including competitors of Web YP.

    Pursuant to the World Pages, Inc. agreement, Web YP acquired the seller's common law rights to the trademark, WorldPages. Prior to the date of this agreement, the seller had applied for registration of the trademark, WorldPages, with the U.S. Patent and Trademark Office. Its application was rejected. In April 1999, Web YP applied for registration of the service mark WorldPages with the U.S. Patent and Trademark Office. On October 4, 1999 Web YP received notice of an office action dated September 30, 1999 from the U.S. Patent and Trademark Office stating that, while the examining attorney has found no similar registered mark which would bar registration, Web YP's application might be barred because there is a pending, previously filed application for a similar mark. Web YP has subsequently discovered that the cited pending application has been abandoned and has requested that the U.S. Patent and Trademark Office pass Web YP's application to publication. There can be no assurance, however, that Web YP will be issued the registration for the WorldPages mark. Web YP has recently applied for registration of the WorldPages mark in Canada and the European Community.

    As part of the World Pages, Inc. transaction, Web YP issued World
Pages, Inc. a warrant to purchase 7.5% of the common stock of Web YP, calculated on a fully diluted basis, for an exercise price of $1,000. The warrant is ordinarily not yet exercisable, but, if the acquisition of Web YP by Advanced or another transaction involving a change of control, merger or sale of all or substantially all the assets of Web YP occurs, the warrant would become exercisable as a result. World Pages, Inc. has expressed to Web YP and Big Stuff its dissatisfaction with the terms of the acquisitions of Web YP and Big Stuff by ACG. World Pages, Inc. has asserted that Mr. O'Neal's interests as an executive officer, director and shareholder of ACG conflict with his interests with respect to WebYP and Big Stuff, to the detriment of the rights of World Pages, Inc. as the holder of a warrant to purchase common stock of WebYP. WebYP and Big Stuff have informed World Pages, Inc. of their belief that this transaction is in the best interests of all parties, including the stockholders, warrant holders and optionees of WebYP, and that Messrs. O'Neal and Reid have fulfilled all duties they may owe to WebYP and its stockholders, warrant holders and optionees. WorldPages, Inc. has stated that it might take unspecified action with respect to these transactions, but, to the knowledge of WebYP, Big Stuff and Messrs. O'Neal and Reid, it has not done so as of the date of this proxy statement.

    The number of shares of Web YP currently outstanding is 6,086 so that the ratio of the number of shares of Advanced common stock to be issued in the acquisition of Web YP is 507.872 shares of common stock of Advanced for each share of Web YP. However, to the extent the warrant referenced in the immediately preceding paragraph is exercised immediately prior to closing, the exchange ratio will be reduced, because the total number of Advanced shares to be issued to Web YP stockholders will remain constant at 3,090,909. If all of the warrants and options to purchase 3,914 shares of Web YP are exercised prior to closing, the exchange ratio will be reduced to 309.09 shares of Advanced common stock for each share of Web YP. See "Description of the Amended and Restated Web YP Agreement and the Amended and Restated Big Stuff Agreement."

FACILITIES

    Web YP is headquartered in San Francisco, California and conducts the front-end executive functions associated with internet directory sales, promotions and strategic relationships.

    Big Stuff is headquartered in Amarillo, Texas and supports the Worldpages.com print and online directories, and conducts the back-end functions associated with the operation of the Worldpages.com website including all aspects of website design and production.

EMPLOYEES AND LABOR RELATIONS

    As of July 31, 1999, Web YP had 18 employees and Big Stuff had 31 employees. Of these, a combined total of 13 are involved in sales and marketing, executive and administrative functions, and 35 are involved in website design and production. None of Web YP's or Big Stuff's employees is represented by a union. Management of each company believes that relations with their respective employees are good.

              SELECTED HISTORICAL FINANCIAL INFORMATION OF WEB YP

    The following tables present selected historical financial information for Web YP which should be read in conjunction with the historical financial statements, and the related notes thereto, of Web YP, Web YP Management's Discussion and Analysis of Financial Condition and Results of Operations and other financial data included elsewhere in this proxy statement. Web YP was founded as an operating company in January 1998. The selected historical financial data of Web YP for the fiscal year ended December 31, 1998 have been derived from its audited financial statements included elsewhere in this proxy statement. The selected financial data for each of the nine months ended September 30, 1999 and 1998 were derived from its unaudited financial statements and are not necessarily indicative of results for a full year. All adjustments necessary for a fair presentation of results of the unaudited historical interim periods have been included. See "Web YP Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Index to Financial Statements."

                                  WEB YP, INC.
                                 (IN THOUSANDS)

                                                               NINE MONTHS ENDED      YEAR ENDED
                                                                 SEPTEMBER 30,       DECEMBER 31,
                                                             ---------------------   ------------
                                                               1999        1998         1998
                                                              -------     -------       -------
Statement of Operations Data:
  Revenues.................................................   $   611     $   298       $   384
  Operating costs:
    Selling and Internet expenses..........................     2,562         503           753
    General and administrative expenses....................     1,036         907         1,232
    Depreciation and amortization..........................        74          37            51
                                                              -------     -------       -------
    Loss from operations...................................    (3,061)     (1,149)       (1,652)
  Other income (expense):
    Interest expense.......................................        --          --            --
                                                              -------     -------       -------
  Loss before income taxes.................................    (3,061)     (1,149)       (1,652)
  Income tax expense (benefit).............................        --          --            --
                                                              -------     -------       -------
  Net loss.................................................   $(3,061)    $(1,149)      $(1,652)
                                                              =======     =======       =======

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Balance Sheet Data:
  Current assets............................................     $1,748          $  307
  Working capital...........................................     (2,510)           (176)
  Total assets..............................................      1,961             344
  Notes payable to shareholders.............................      3,510              --
  Stockholders' equity (deficit)............................     (2,297)           (139)

                  WEB YP MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THE NINE MONTHS ENDED
     SEPTEMBER 30, 1998

    Revenue increased $313,000, or 105.0%, to $611,000 during the nine months ended September 30, 1999 from $298,000 during the nine months ended
September 30, 1998. The increase is the result of the addition of new resellers to the sales channel and increased penetration of sales to customers from existing resellers since the first nine months of operations.

    Selling and Internet expenses increased as a percentage of revenues to 419% for the nine months ended September 30, 1999 from 169% for the nine months ended September 30, 1998. The increased percentage is primarily due to increased advertising expense, development costs to improve functionality of the website and costs associated with a new portal agreement.

    General and administrative expenses decreased as a percentage of revenues to 169% during the nine months ended September 30, 1999 from 304% during the nine months ended September 30, 1998. The decreased percentage is primarily due to decreases in costs typically incurred by start-up companies, such as advertising and promotion, legal fees, office supplies, trade shows and conventions, and travel and entertainment.

    Web YP's net loss increased 166% to $3,061,000 during the nine months ended September 30, 1999 from $1,149,000 in the corresponding period of 1998.

LIQUIDITY AND CAPITAL RESOURCES

    Web YP's primary funding requirements are to finance operating losses, working capital and the continued growth of the business. This includes primarily the development of strategic alliances with internet related companies. Web YP's primary source of liquidity is capital contributions from its stockholders. During the year ended December 31, 1998, the Web YP stockholders contributed $1,388,000 of additional capital.

    Net cash used by operations during the nine months ended September 30, 1999 was $4,422,000. This amount is primarily made up of cash used to fund net losses.

DISCLOSURES ABOUT MARKET RISK

    Web YP is exposed to minimal market risks based on its business and use of financial instruments. Web YP does not hold or issue any financial instruments for trading, hedging or speculative purposes. Financial instruments held for other than trading purposes do not impose a material market risk. Web YP may be exposed to interest rate risk, as additional financing is periodically needed due to the operating losses and capital expenditures associated with establishing and expanding Web YP's business. The interest rate that Web YP will be able to obtain on debt financing will depend on market conditions at that time.

             SELECTED HISTORICAL FINANCIAL INFORMATION OF BIG STUFF

    The following tables present selected historical financial information for Big Stuff which should be read in conjunction with the historical financial statements, and the related notes thereto, of Big Stuff, Big Stuff Management's Discussion and Analysis of Financial Condition and Results of Operations and other financial data included elsewhere in this proxy statement. The selected historical financial data of Big Stuff for each of the three fiscal years in the periods ended December 31, 1998, 1997 and 1996, and each of the nine months ended September 30, 1999 and 1998, have been derived from its unaudited financial statements included elsewhere in this proxy statement. All historical and pro forma financial statements of Big Stuff contained in this proxy statement have been prepared and restated by Advanced based on information supplied by Big Stuff. The information supplied by Big Stuff did not conform to generally accepted accounting principles. The selected financial data for the nine months ended September 30, 1999 and 1998 are not necessarily indicative of results for a full year. All adjustments necessary for a fair presentation of results of the unaudited historical interim periods have been included. See "Big Stuff Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Index to Financial Statements."

                                BIG STUFF, INC.
                                 (IN THOUSANDS)

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,           YEARS ENDED DECEMBER 31,
                                         ---------------------   ---------------------------------
                                           1999        1998        1998        1997        1996
                                         ---------   ---------   ---------   ---------   ---------
Statement of Operations Data:
  Revenues.............................    $ 757      $1,324      $1,648      $2,526      $2,311
  Operating costs:
    Cost of services...................      653         817       1,049       1,857       1,140
    Selling, general and administrative
      expenses.........................      334         229         257         609         191
    Depreciation and amortization......      143         214         301         149         120
                                           -----      ------      ------      ------      ------
    Income (loss) from operations......     (373)         64          41         (89)        860
  Other income (expense):
    Interest expense...................      (67)        (48)        (60)         --          --
                                           -----      ------      ------      ------      ------
  Income (loss) before income taxes....     (440)         16         (19)        (89)        860
  Income tax expense...................       --          --          --          --          --
                                           -----      ------      ------      ------      ------
      Net income (loss)................    $(440)     $   16      $  (19)     $  (89)     $  860
                                           =====      ======      ======      ======      ======

                                                                              DECEMBER 31,
                                            SEPTEMBER 30,           ---------------------------------
                                                1999                  1998        1997        1996
                                            -------------           ---------   ---------   ---------
Balance Sheet Data:
  Current assets..........................     $   268                 $277      $  747      $1,446
  Working capital.........................      (1,088)                 202         722       1,440
  Total assets............................         729                  815       1,621       1,661
  Short-term borrowings...................          64                   43          --          --
  Notes due to shareholders...............       1,200                   --          --          --
  Stockholders' equity....................        (627)                 740       1,597       1,656

                 BIG STUFF MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THE NINE MONTHS ENDED
     SEPTEMBER 30, 1998

    Revenue decreased $567,000, or 42.8%, to $757,000 during the nine months ended September 30, 1999 from $1,324,000 during the nine months ended
September 30, 1998. The decrease is primarily due to a shift in business focus from ad layout, design and colorization services to the development of internet related services, including website design.

    Cost of services increased as a percentage of revenues to 86.3% during the nine months ended September 30, 1999 from 61.7% during the nine months ended September 30, 1998. The increased percentage is primarily due to an increase in direct labor costs resulting from the addition of staff with Internet expertise. The cost of direct materials decreased in relation to revenues. More competitive pricing of ad-related services has also contributed to the increase.

    General and administrative expenses increased as a percentage of revenues to 44.1% during the nine months ended September 30, 1999 from 17.3% during the nine months ended September 30, 1998. The increase in the expense rate is primarily due to additional travel and entertainment costs necessary to promote Internet related services.

    Big Stuff's net loss was $440,000 for the nine months ended September 30, 1999 compared to net income of $16,000 in the corresponding period of 1998.

    YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

    Revenue decreased $878,000, or 34.8%, to $1,648,000 in 1998 from $2,526,000 in 1997. The decrease is primarily due to a shift in business focus from ad layout, design and colorization services to the development of Internet related services, including website design as well as speculative advertising artwork design services for independent yellow pages publishers. Also, demand has decreased for colorization services as improvements in technology have allowed some customers to perform the same functions internally without significant investment.

    Cost of services decreased as a percentage of revenues to 63.7% during 1998 from 73.5% during 1997. The decreased percentage is primarily due to a decrease in direct labor costs resulting from staff reductions in anticipation of Big Stuff's shift in business focus to Internet related services. The cost of direct materials decreased in relation to revenues.

    General and administrative expenses decreased as a percentage of revenues to 15.6% during 1998 from 24.1% during 1997. The decreased percentage is due primarily to decreases in costs associated with the development of Big Stuff's ad-related services such as training, advertising and promotion, and travel and lodging, resulting from Big Stuff's decision to shift its focus to Internet related activities.

    Big Stuff's net loss decreased to $19,000 in 1998 from $89,000 in 1997. As a percentage of revenues, net loss decreased to 1.2% in 1998 from 3.5% in 1997.

    YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

    Revenue increased $215,000, or 9.3%, to $2,526,000 in 1997 from $2,311,000 in 1996. The increase is primarily due to an increased customer base. Also, Big Stuff increased revenue by providing additional services, such as speculative advertising artwork design, to existing customers and other independent yellow pages publishers.

    Cost of services increased as a percentage of revenues to 73.5% during 1998 from 49.3% during 1997. The increased percentage is primarily due to an increase in direct labor costs resulting from the addition of staff necessary to service a growing customer base and to provide additional services to existing customers.

    General and administrative expenses increased as a percentage of revenues to 24.1% during 1997 from 8.2% during 1996. The increased percentage is due primarily to increases in costs associated with the development of Big Stuff's ad-related services such as training, advertising and promotion, and travel and lodging, resulting from Big Stuff's increased customer base and new services.

    Big Stuff's net loss was $89,000 in 1997 compared to net income of $860,000 in 1996.

LIQUIDITY AND CAPITAL RESOURCES

    Big Stuff's primary funding requirements are to finance working capital and capital expenditures for website design equipment. Its sources of liquidity are cash from operations and capital contributions or loans from stockholders. At September 30, 1999, working capital was $(1,088,000).

    Net cash used in operating activities for the nine months ended
September 30, 1999 was $39,000. Net cash used in investing activities was $66,000, principally for purchases of equipment. Net cash provided by financing activities was $106,000, representing $1,033,000 of borrowings from stockholders offset by $927,000 of distributions to stockholders.

    Net cash provided by operating activities in 1998 was $700,000. Net cash used in financing activities in 1998 was $795,000, representing $393,000 of capital contributions from stockholders offset by $1,188,000 of distributions to stockholders.

    Net cash provided by operating activities in 1997 was $265,000. Net cash used in investing activities was $808,000, principally for purchases of equipment. Net cash provided by financing activities was $30,000, representing net capital contributions from stockholders.

DISCLOSURES ABOUT MARKET RISK

    Big Stuff is exposed to minimal market risks based on its business and use of financial instruments. Big Stuff does not hold or issue any financial instruments for trading, hedging or speculative purposes. Financial instruments held for other than trading purposes do not impose a material market risk. Big Stuff may be exposed to interest rate risk, as additional financing is periodically needed due to the operating losses and capital expenditures associated with establishing and expanding Big Stuff's business. The interest rate that Big Stuff will be able to obtain on debt financing will depend on market conditions at that time.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined financial statements have been derived from the application of pro forma adjustments to the historical financial statements of YPtel and its predecessor, Pacific Coast Publishing, Inc., Web YP and Big Stuff and the pro forma financial statements of Advanced, which are included in this proxy statement. The unaudited pro forma combined financial statements give effect to the acquisitions of YPtel, Web YP and Big Stuff as if they had occurred on (1) September 30, 1999 for purposes of the unaudited pro forma combined balance sheet and (2) January 1, 1998 for purposes of the unaudited pro forma combined statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999. The financial data for the nine months ended September 30, 1999 are not necessarily indicative of results for a full year due to timing associated with revenue recognition. The unaudited pro forma combined financial statements should be read in conjunction with the financial statements of Advanced, YPtel, Web YP and Big Stuff which are included in this proxy statement. All historical and pro forma financial statements of Big Stuff contained in this proxy statement have been prepared and restated by Advanced based on information supplied by Big Stuff. The information supplied by Big Stuff did not conform to generally accepted accounting principles.

    The pro forma adjustments are described in the notes to the unaudited pro forma combined financial statements and are based on available information and assumptions that management believes are reasonable. The unaudited pro forma combined financial statements do not purport to present the financial position or results of operations of Advanced had the acquisitions occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma combined financial statements do not reflect any adjustments for the benefits that management expects to realize in connection with the acquisitions. No assurances can be made as to the amount or timing of such benefits, if any, that may be realized.

    The acquisitions will be accounted for using the purchase method of accounting. Under this method, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the acquisitions, over the fair value of the assets acquired is classified with intangible and other assets on the accompanying unaudited pro forma balance sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed are based upon a preliminary valuation and are subject to final valuation adjustments. Final allocation of the purchase price to the fair value of the assets acquired could vary the related amortization period of the excess of cost over the fair value of net assets acquired.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         ADVANCED      YPTEL        WEB YP     BIG STUFF     PRO FORMA       PRO FORMA
                                        HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS      COMBINED
                                        ----------   ----------   ----------   ----------   -----------      ---------
Revenues..............................    $42,337      $31,940      $   611      $ 757        $  (703)(a)     $74,942
                                          -------      -------      -------      -----        -------         -------
Operating costs:
  Printing, distribution and
    listings..........................     11,946        7,501           --         --        $  (703)(a)      18,744
  Sales and marketing.................      9,755        6,325        2,562        653                         19,295
  General and administrative..........     15,386       11,330        1,036        334                         28,086
  Depreciation and amortization.......      3,522        1,838           74        143          5,135 (b)      10,712
                                          -------      -------      -------      -----        -------         -------
Total operating costs.................     40,609       26,994        3,672      1,130          4,432          76,837
                                          -------      -------      -------      -----        -------         -------
Operating margin......................      1,728        4,946       (3,061)      (373)        (5,135)         (1,895)
Other income (expense):
  Other income and expense, net.......          1         (332)          --         --                           (331)
  Interest expense....................     (3,517)      (2,692)          --        (67)           563 (c)      (5,713)
                                          -------      -------      -------      -----        -------         -------
Income (loss) from continuing
 operations before income taxes.......     (1,788)       1,922       (3,061)      (440)        (4,572)         (7,939)
Income tax expense (benefit)..........        612          672           --         --         (1,058)(d)         226
                                          -------      -------      -------      -----        -------         -------
Net income (loss) from continuing
 operations...........................    $(2,400)     $ 1,250      $(3,061)     $(440)       $(3,514)        $(8,165)
                                          =======      =======      =======      =====        =======         =======
Net income (loss) per share from
 continuing operations................    $  (.12)                                                            $  (.19)
                                          =======                                                             =======
Weighted average shares outstanding...     19,896                                              23,243 (e)      43,139
                                          =======                                             =======         =======

------------------------

(a) Reflects the elimination of revenue and cost of sales for services provided to Advanced by Big Stuff and Web YP.

(b) Reflects the amortization of goodwill resultant from the acquisitions over periods ranging from
    10 to 30 years, as follows:

                                                          AMORTIZATION    PERIOD
(IN THOUSANDS)                                            ------------   --------
YPtel...................................................     $2,327      30 years
Web YP..................................................      2,034      10 years
Big Stuff...............................................        774      10 years
                                                             ------
                                                             $5,135
                                                             ======

(c) Reflects the elimination of interest expense incurred on the $15.0 million 5% Subordinated Notes payable, which will be converted to common stock in connection with the acquisitions.

(d) Reflects the incremental provision for federal and state income taxes at an effective tax rate of 38% for the applicable pro forma adjustments and for income taxes on S-corporation income.

(e) Reflects the issuance of 19,545,454 shares issued for the purchase of the acquired companies; 2,840,909 shares issued for the conversion of the 5% Subordinated Notes payable; and 856,364 shares issued in exchange for cancellation of indebtedness of $4.7 million to stockholders of Web YP and Big Stuff.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  ADVANCED          YPTEL         WEB YP     BIG STUFF     PRO FORMA       PRO FORMA
                                PRO FORMA(A)    HISTORICAL(B)   HISTORICAL   HISTORICAL   ADJUSTMENTS      COMBINED
                                -------------   -------------   ----------   ----------   -----------      ---------
Revenues......................     $47,336         $34,408        $   384     $ 1,648       $ (1,252)(c)   $ 82,524
                                   -------         -------        -------     -------       --------       --------
Operating costs:
  Printing, distribution and
    listings..................      11,307           8,165             --          --         (1,252)(c)     18,220
  Sales and marketing.........      10,806           6,857            753       1,049                        19,465
  General and
    administrative............      19,249          12,103          1,232         257                        32,841
  Depreciation and
    amortization..............       4,751             662             51         301          8,893 (d)     14,658
  Other compensation..........       1,760           1,381             --          --                         3,141 (h)
                                   -------         -------        -------     -------       --------       --------
Total operating costs.........      47,873          29,168          2,036       1,607          7,641         88,325
                                   -------         -------        -------     -------       --------       --------
Operating margin..............        (537)          5,240         (1,652)         41         (8,893)        (5,801)
Other income (expense):
  Other income and expense,
    net.......................         190             495             --          --                           685
  Interest expense............      (1,955)           (568)            --         (60)        (2,156)(e)     (4,739)
                                   -------         -------        -------     -------       --------       --------
Income (loss) from continuing
 operations before income
 taxes........................      (2,302)          5,167         (1,652)        (19)       (11,049)        (9,855)
Income tax expense
 (benefit)....................         670              --             --          --            724 (f)      1,394
                                   -------         -------        -------     -------       --------       --------
Net income (loss) from
 continuing operations........     $(2,972)        $ 5,167        $(1,652)    $   (19)      $(11,773)      $(11,249)
                                   =======         =======        =======     =======       ========       ========
Net income (loss) per share
 from continuing operations...     $ (0.15)                                                                $  (0.26)
                                   =======                                                                 ========
Weighted average shares
 outstanding..................      19,646                                                    23,243 (g)     42,889
                                   =======                                                  ========       ========

------------------------
(a) Advanced acquired Great Western on February 18, 1998. The pro forma results of Advanced were prepared as if the acquisition occured on January 1, 1998. As a result, revenue of $9.2 million and net income of $.3 million of Great Western for the period January 1, 1998 to February 18, 1998 has been combined with the historical results of Advanced.

(b) YPtel historical results of operations for the year ended December 31, 1998 include the results of its predecessor for the period January 1, 1998 through October 31, 1998 and the results of YPtel Corporation for the period November 1, 1998 through December 31, 1998. The results of YPtel Corporation include the results of operations of its predecessor.

(c) Reflects the elimination of revenue and cost of sales for services provided to Advanced by Big Stuff and Web YP.

(d) Reflects the amortization of the goodwill resultant from the acquisitions, over periods ranging from 10 to 30 years, as follows:

                                                          AMORTIZATION    PERIOD
(IN THOUSANDS)                                            ------------   --------
YPtel...................................................     $3,102      30 years
Web YP..................................................      2,712      10 years
Big Stuff...............................................      1,032      10 years
YPtel's Acquisition of Pacific Coast Publishing.........      2,047      30 years
                                                             ------
                                                             $8,893
                                                             ======

(e) Reflects the addition of $2.9 million interest expense relating to YPtel debt as a result of its acquisition of Pacific Coast Publishing. This amount is partially offset by the elimination of $750,000 interest expense incurred on the $15.0 million 5% Subordinated Notes, which will be redeemed for Advanced common stock in connection with the acquisitions.

(f) Reflects the incremental provision for federal and state income taxes at an effective tax rate of 38% for the applicable pro forma adjustments and for income taxes on S-corporation income.

(g) Reflects the issuance of 19,545,454 shares issued for the purchase of the acquired companies; 2,840,909 shares issued for the conversion of the 5% Subordinated Notes payable; and 856,364 shares issued in exchange for the principal amount of indebtedness of $4.7 million issued by Web YP and Big Stuff to stockholders of Web YP and Big Stuff.

(h) Represents stock-based compensation of Advanced and shareholder remuneration of YPtel.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                    ADVANCED       YPTEL        WEB YP     BIG STUFF     PRO FORMA       PRO FORMA
                                   HISTORICAL    HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS      COMBINED
                                  ------------   ----------   ----------   ----------   -----------      ---------
ASSETS
Current assets:
  Cash and cash equivalents.....    $  1,408       $   207      $   15       $    1       $              $  1,631
  Accounts receivable, net......      17,681        11,366         199           82                        29,328
  Deferred costs................       2,236         7,462          --           --                         9,698
  Prepaid expenses and other....         289         1,992       1,534          185                         4,000
  Deferred taxes................       3,782            --          --           --                         3,782
                                    --------       -------      ------       ------       --------       --------
    Total current assets........      25,396        21,027       1,748          268                        48,439
                                    --------       -------      ------       ------       --------       --------
Property, plant and equipment,
 net............................         957           652         213          339                         2,161
Intangible assets, net..........      76,546        40,376          --          122        130,511 (a)    247,555
Other assets....................       2,259            --          --           --                         2,259
Net assets held for sale........      41,222            --          --           --                        41,222
                                    --------       -------      ------       ------       --------       --------
    Total other assets..........     120,984        41,028         213          461        130,511        293,197
                                    --------       -------      ------       ------       --------       --------
    Total assets................    $146,380       $62,055      $1,961       $  729       $130,511       $341,636
                                    ========       =======      ======       ======       ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
    expenses....................    $  6,704       $ 5,700      $  123       $   92       $  6,000 (a)   $ 17,994
                                                                                              (625)(b)
  Short-term debt and current
    maturities of long-term
    debt........................      55,000         3,882          --           64        (15,000)(b)     43,946
  Deferred revenue..............          --         1,660         459           --                         2,119
  Notes due to shareholders.....          --            --       3,510        1,200         (4,710)(a)         --
  Other current liabilities.....       2,691            --         166           --                         2,857
                                    --------       -------      ------       ------       --------       --------
    Total current liabilities...      64,395        11,242       4,258        1,356        (14,335)        66,916
Long-term liabilities:
  Long-term debt................          --        35,786          --           --                        35,786
  Deferred taxes................      10,704           134          --           --                        10,838
                                    --------       -------      ------       ------       --------       --------
    Total liabilities...........      75,099        47,162       4,258        1,356        (14,335)       113,540
                                    --------       -------      ------       ------       --------       --------
Stockholders' equity:
  Preferred stock...............          --            --          --           --                            --
  Common stock..................           2        13,720          --           --              2 (a)          4
                                                                                           (13,720)(c)
  Treasury stock................        (938)           --          --           --                          (938)
  Additional paid-in capital....     147,744            --       2,432        1,523        156,551 (d)    308,250
  Retained earnings (deficit)...     (75,527)        1,173      (4,729)      (2,150)        (3,693)(b)    (79,220)
                                                                                             5,706 (c)
                                    --------       -------      ------       ------       --------       --------
    Total stockholders'
      equity....................      71,281        14,893      (2,297)        (627)       144,846        228,096
                                    --------       -------      ------       ------       --------       --------
    Total liabilities and
      stockholders' equity......    $146,380       $62,055      $1,961       $  729       $130,511       $341,636
                                    ========       =======      ======       ======       ========       ========

------------------------

SEE NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET ON FOLLOWING PAGE

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(a) Records the purchase of YPtel, Web YP and Big Stuff for approximately $147.2 million, composed of the following:

                                SHARES                         AMOUNT
                       ------------------------   ---------------------------------    TOTAL
(IN THOUSANDS)                          STOCK      COMMON     STOCK     TRANSACTION   PURCHASE
                       COMMON STOCK    OPTIONS     STOCK     OPTIONS       COSTS       PRICE
                       -------------   --------   --------   --------   -----------   --------
YPtel................  15,000,000(1)   351,281    $102,000    $1,964       $4,000     $107,964
Web YP...............   4,020,000(2)        --      27,336        --        1,000       28,336
Big Stuff............   1,454,545           --       9,891        --        1,000       10,891
                       ----------      -------    --------    ------       ------     --------
                       20,474,545      351,281    $139,227    $1,964       $6,000     $147,191
                       ==========      =======    ========    ======       ======     ========

    For financial reporting purposes, the Advanced common stock was valued at $6.80 per share (the average closing price for the five days before and after the announcement of the acquisitions). The stock options were valued using the Black-Scholes option pricing model. Transaction costs consist primarily of legal, accounting, tax and financial advisory costs associated with the acquisitions.
    The purchase price was preliminarily allocated to the fair value of the net assets acquired as summarized below:

                                         YPTEL      WEB YP    BIG STUFF    TOTAL
(IN THOUSANDS)                          --------   --------   ---------   --------
Net working capital...................  $  9,785   $ 1,000     $   112    $ 10,897
Property and equipment................       652       213         339       1,204
Long-term debt........................   (35,786)       --          --     (35,786)
Deferred taxes........................      (134)       --          --        (134)
Intangible assets.....................   133,447    27,123      10,440     171,010
                                        --------   -------     -------    --------
    Total purchase price..............  $107,964   $28,336     $10,891    $147,191
                                        ========   =======     =======    ========

    ----------------------------

    (1) Included in the shares issued as consideration for YPtel are all shares of Advanced common stock expected to be issued either directly and or indirectly through exchange of Class A Special Shares. The Class A Special Shares may be issued in lieu of Advanced common stock for Canadian tax reasons but are exchangeable into a like number of Advanced common stock.

    (2) Included in the shares issued as consideration for the Web YP acquisition are 929,091 shares assumed to be issued in exchange for estimated indebtedness in the aggregate principal amount of $5.1 million which have been made to finance operations of Web YP and Big Stuff until the transaction closes. According to the terms of the acquisition agreements, up to $6.0 million of such loans may be made to Web YP and Big Stuff which will be exchanged for Advanced common stock based on the agreed upon price of $5.50 per share. If the entire $6.0 million were loaned, 1,090,909 shares of Advanced common stock would be issued.

(b) Reflects the conversion of the $15.0 million 5% subordinated notes payable and $625,000 accrued interest owed by Advanced into 2,840,909 shares of common stock and the resultant loss from the conversion. For financial reporting purposes the stock was valued at $6.80 per share and will result in an extraordinary loss of $3.7 million as a loss on early extinguishment of debt. This extraordinary loss is not reflected in the pro forma financial statements.

(c) Records the elimination of YPtel, Web YP and Big Stuff's historical retained earnings (deficit) and common stock.

(d) Records the net effect of the following adjustments on capital in excess of par value:

                                                              (IN THOUSANDS)
Issuance of shares and stock options for acquisitions.......     $141,188
Issuance of shares for 5% Subordinated Notes payable........       19,318
Elimination of YPtel, Web YP and Big Stuff's historical
  paid-in capital...........................................       (3,955)
                                                                 --------
                                                                 $156,551
                                                                 ========

                         BACKGROUND OF THE ACQUISITIONS

    The provisions of the acquisition agreements between Advanced, YPtel, Web YP and Big Stuff are the result of arm's length negotiations conducted among representatives of all parties and their legal and financial advisors. The following is a brief summary of the process by which the parties reached agreement on the proposed transactions.

    Advanced planned to complete a high-yield offering of debt securities during the third quarter of 1998 to fund telecommunications operating losses, working capital requirements and the construction of its local switching network, a key component of its strategic business plan. Indeed, Advanced was working with investment bankers at that time to effect such a transaction.

    During September 1998, management concluded that it would not be possible to complete a high-yield offering due to market conditions resulting from the worldwide contraction of liquidity that occurred during the second half of 1998. Consequently, during early October 1998, Advanced engaged PaineWebber Incorporated to locate sources of capital, including private equity investors, and to advise Advanced on potential merger or sale transactions. In addition, management met with a number of potential financing sources during the fourth quarter of 1998 but was unsuccessful in securing financing.

    Subsequently, PaineWebber presented to Advanced a private equity proposal that involved merging with National Wireless Holdings, Inc. In December 1998, Advanced entered into an agreement to negotiate exclusively with National Wireless for the purpose of merging the two companies and executing the strategic business plan of becoming a facilities-based competitive local exchange carrier.

    Advanced continued to explore potential sources of capital to fund telecommunications operating losses and working capital requirements but was unsuccessful in reaching acceptable terms. Advanced and National Wireless negotiated extensively but unsuccessfully in attempts to achieve a merger agreement from December 1998 through March 1999 when the exclusivity agreement expired.

    During mid-March 1999, Richard O'Neal, chairman and chief executive officer of Advanced, received a letter of invitation from YPtel to discuss the possible merger of Advanced and YPtel and Advanced's divestiture of its telecommunications operations. Mr. O'Neal presented the letter of invitation at a board meeting on March 24, 1999, but it was the consensus of the board that while the merger appeared to have merit, Advanced was bound by its agreement of exclusivity with National Wireless through March 31, 1999.

    Previously, during late January 1999, at the invitation of YPtel's board of directors, Dick Reid, president and chief executive officer of Big Stuff and chief executive officer of Web YP, presented the strategy of WorldPages and informed the YPtel board of the opportunities available with respect to yellow pages on the Internet. The next day, Stephen Lister, a director of YPtel, met with Dick Reid and Richard O'Neal in their capacities as directors, executive officers and stockholders of both Web YP and Big Stuff, and discussed the possibility of merging Web YP and Big Stuff with YPtel after YPtel's contemplated initial public offering.

    In February 1999, YPtel, Web YP and Big Stuff entered into a "standstill" agreement in which the parties agreed to negotiate exclusively with each other for a limited period of time to pursue a merger which would be consummated after YPtel's contemplated initial public offering in Canada with the securities to be listed on the Toronto Stock Exchange. On March 29, 1999, YPtel's board of directors decided to withdraw the initial public offering of YPtel due to unfavorable market conditions.

    On April 1, 1999, Advanced executives and representatives of YPtel met to discuss the merits of a possible combination among Advanced, YPtel, Web YP and Big Stuff. Because the group believed the proposal warranted further investigation, they held a conference call with an investment bank to get professional advice concerning the proposed combination and the likelihood of securing financing. In the days following that conference call, the companies' representatives analyzed business strategies, valuations and financing alternatives for the combined companies.

    During the week beginning April 5, 1999, Advanced's executive committee of the board met on several occasions to discuss the proposed combination among Advanced, YPtel, Web YP and Big Stuff. On April 7, 1999, Advanced management met with representatives of a major bank who expressed a willingness to finance the combined companies once the related transaction was closed.

    On April 11, 1999, Stephen Lister, along with YPtel's legal counsel, a select committee of Advanced's board and its legal counsel held a conference call to further discuss the terms associated with the combination proposal and to draft a letter of intent. By the end of the conference call, a proposed letter of intent had been drafted and was distributed to the boards of the various companies for their review and approval.

    On April 11, 1999, the companies planning to combine signed a non-binding letter of intent to pursue the proposed acquisitions of YPtel, Web YP and Big Stuff and the sale of Advanced's telecommunications operations. Later that month, representatives of the companies to be combined met to discuss the letter of intent and the business reasons supporting the proposed acquisitions. Subsequently, Advanced management presented to the board the history of the organization and management's attempts to secure debt or equity financing on reasonable terms.

    On April 27, 1999, representatives of YPtel and members of Advanced's executive committee met to discuss a first draft of the definitive agreements and commence negotiations concerning certain elements of the draft of the definitive agreements.

    Advanced announced that Bank of America Corporation agreed to provide $40 million in bridge and working capital financing on May 6, 1999.

    The next day, representatives of YPtel visited Advanced's headquarters to perform due diligence on its telecommunications operations. In connection with the evaluation, the management of Advanced's telecommunications operations presented a plan to reduce the negative cash flows generated by those operations. Similarly, on May 11 and 12, 1999, certain management of Advanced and its auditors met with YPtel's management and accountants as part of Advanced's due diligence of YPtel's operations.

    On May 12, 1999, management of Advanced, YPtel, Web YP and Big Stuff met to discuss the strategy associated with integrating the combined companies and establish a team to prepare a new business plan for Advanced. Later that day and during the next day, management of YPtel met with management of Advanced to review due diligence materials associated with its yellow pages operations.

    On May 14, 1999, Advanced announced that it had engaged Banc of America Securities, LLC, formerly NationsBanc Montgomery Securities, as investment advisor in connection with the planned sale of its telecommunications operations. On that same day and on May 28, 1999, certain officers and directors of YPtel and board members of Advanced's executive committee discussed outstanding issues with respect to definitive agreements and commenced additional negotiations via conference calls. Also on May 14, 1999, Advanced closed a $40 million credit agreement with a subsidiary of Bank of America Corporation and repaid in full its $25.0 million indebtedness with another commercial bank lender.

    On May 19, 1999, Advanced initiated and announced a program to move telecommunications operations functions back to regional operating subsidiaries and thus eliminate corporate positions that would most likely be provided by an acquiring company. The 40 member staff of the St. Louis headquarters was the first affected by the program. By July 18, 1999, only those performing corporate functions that could not be decentralized remained in St. Louis.

    On June 2, 1999, representatives of PaineWebber made a presentation to the Advanced board. PaineWebber had been retained to give its opinion regarding whether the consideration to be paid, in the aggregate, by Advanced in connection with the acquisitions of YPtel, Web YP and Big Stuff and the redemption of the 5% Subordinated Notes was fair to Advanced from a financial point of view. After listening to PaineWebber's oral opinion that the consideration to be paid, in the aggregate, was fair to Advanced from a financial point of view and after thorough discussion of the potential transactions, the Advanced board voted to approve the execution of the YPtel, Web YP and Big Stuff acquisition agreements and the redemption agreements. The YPtel Agreement, the Web YP Agreement and the Big Stuff Agreement were executed as of June 3, 1999.

    As a result of timing delays beyond Advanced's control, it became evident that the acquisitions contemplated under the YPtel Agreement, the Web YP Agreement and the Big Stuff Agreement would not close on or before October 31, 1999, the termination date under each acquisition agreement. Accordingly, on September 21, 1999, Advanced's board requested an extension of each of the acquisition agreements. Imperial Capital, as a representative of a majority of the YPtel shareholders, indicated that it was not willing to extend the YPtel Agreement.

    Advanced's board of directors inquired regarding the terms under which Imperial Capital would agree to extend the YPtel Agreement beyond its October 31, 1999 termination date. Between September 21 and October 7, 1999, certain Imperial Capital representatives and certain directors of Advanced had numerous discussions concerning various alternatives and terms of extension.

    On October 7 and 8, 1999, Mr. Lister, one of the Imperial Capital principals, met with Mr. O'Neal, one of Advanced's directors, to outline and discuss the general terms under which Imperial Capital would be willing to extend the YPtel Agreement. On October 8, 1999, Messrs. Lister and O'Neal reached an agreement regarding the basic terms of an extension of the YPtel Agreement under revised terms. Imperial Capital and Advanced each called a board meeting to present the terms of extension discussed by Messrs. Lister and O'Neal. Later that day, both boards agreed, in principle, to the revised terms that Messrs. O'Neal and Lister had negotiated.

    On October 8, 1999, management of Advanced contacted PaineWebber to inform it of the change in the terms of the YPtel Agreement and to solicit an opinion from PaineWebber regarding whether the consideration to be paid, in the aggregate, by Advanced in connection with the acquisitions of YPtel, Web YP and Big Stuff and the redemption of the 5% Subordinated Notes was fair to Advanced from a financial point of view. On October 20, 1999, PaineWebber delivered to the Advanced board its oral opinion that the consideration to be paid, in the aggregate, was fair to Advanced from a financial point of view.

    Between October 9, 1999 and October 26, 1999, Imperial Capital representatives and Advanced board members discussed and documented the detail of the new terms in the form of the Amended and Restated YPtel Agreement which was executed October 26, 1999.

    The basic terms under the Amended and Restated YPtel Agreement are as follows:

    - the aggregate consideration to be received by the YPtel shareholders was increased to 15,000,000 shares of Advanced common stock from 7,545,454 shares;

    - a termination date of March 1, 2000;

    - contingent consideration, based upon the net sale proceeds from the sale of the telecommunications operations, was eliminated;

    - escrow of and transfer restrictions on Advanced shares received by YPtel shareholders was eliminated;

    - options to purchase Advanced common stock intended to be granted to the Imperial Capital principals were eliminated; and

    - the amount which could be lent by Messrs. O'Neal and Reid to Web YP and Big Stuff prior to closing was reduced from $10 million to $6 million.

    The basic terms of the Web YP Agreement and the Big Stuff Agreement were modified in the same manner as those described above relating to the YPtel Agreement, however, the aggregate consideration to be received by the Web YP and Big Stuff stockholders was not modified. Therefore, under the Amended and Restated Web YP and Big Stuff Agreements, the Web YP stockholders would receive an aggregate of 3,090,909 shares of Advanced common stock for their Web YP stock and the Big Stuff stockholders would receive an aggregate of 1,454,545 shares of Advanced common stock for their Big Stuff stock, as was the case under the original Web YP and Big Stuff Agreements.

                     REASONS FOR THE PROPOSED ACQUISITIONS

    The boards of directors and management of Advanced, YPtel, Web YP and Big Stuff, as well as Imperial Capital, believe that the proposed transactions present an opportunity to integrate four highly complementary companies to achieve a leadership position in the Internet and print yellow pages business. This belief is due to a number of strategic and market factors. The boards of directors and management of Advanced, YPtel, Web YP and Big Stuff, as well as Imperial Capital, believe that the proposed transaction is in the best interests of the respective companies' stockholders, both now and over the long term. Management and the boards of directors, as well as Imperial Capital, believe that the proposed acquisitions will allow Advanced to:

    - create a worldwide-integrated network of Internet and print yellow pages directories under the "Worldpages.com" brand, serving primarily local advertisers, but also national and international advertisers. There has been rapid acceptance of the Internet as a medium for accessing yellow pages information. While a number of companies are attempting to provide Internet yellow pages information services, no one firm has yet established market dominance. Without sales networks in place, these firms do not have access to local advertisers, which presently account for 88% of yellow pages advertising. To date, the revenue source of these electronic yellow pages companies has primarily been from banner advertising.

    - become a consolidator of print yellow pages companies to expand Internet and print yellow pages revenues, improve earnings and generate greater cash flows.

    - create a larger combined entity that will be in a stronger financial position to take advantage of the many internal and external growth opportunities. The proposed transaction is a way to obtain access in the short term to public capital markets to finance this growth. Both the internet and print segments of the yellow pages business have been growing rapidly and have also been subject to merger and acquisition activity. Advanced will have an improved capital structure which will give it the opportunity to raise additional capital.

    - take advantage of Great Western's extensive in-house sales force and network of owned and affiliated, through strategic partnerships, print yellow pages directories to grow revenues rapidly.

    - utilize Great Western's print and Internet yellow pages expertise to enable the combined companies to enter the electronic commerce business with a similar model and economics as the print yellow pages business.

    - create value for stockholders by providing a platform for continued growth.

    - improve the profitability of the combined companies through centralized directory operations and back office administration, by establishing and migrating best practices throughout the combined operations, including sales training, recruiting, centralized procurement, and by overhead cost reduction.

    Advanced, YPtel, Web YP and Big Stuff have devoted substantial time and resources to reviewing the advisability and expected benefits of the transaction. In addition to the benefits described above, each company adds strength to the management team of the resulting company. Management believes that each company brings complementary employee cultures to WorldPages.com and that the respective operations can be effectively integrated.

    At a special board meeting on October 25, 1999, the Advanced board of directors determined that the proposed acquisitions of YPtel, Web YP and Big Stuff and the redemption of the 5% Subordinated Notes in exchange for Advanced common stock are fair to and in the best interests of Advanced and the Advanced stockholders.

    In the course of making its decision, the Advanced board:

    - reviewed several available alternatives to the proposed transactions, including the offer from National Wireless, which was materially lower in value than the proposed transactions. Additionally, the board considered the limitations on Advanced's ability to obtain the financing required to continue operations and execute its strategy to grow as a strong regional competitive local exchange carrier and to improve cash flow.

    - considered that typical price-to-earnings ratios of successful Internet companies were substantially higher than those of competitive local exchange carriers. The Advanced board also considered that the proposed combination of the companies would give Advanced certain characteristics similar to those Internet companies and could result in a comparable valuation resulting in significant enhancement of value to stockholders. The Advanced board recognized, however, that there could be no assurance that a similar valuation would be realized or that the high price-to-earnings ratios of Internet companies would remain high.

    - considered the analysis and presentation prepared by PaineWebber and its oral opinion, which was subsequently confirmed in writing, that, as of October 20, 1999, and subject to assumptions made, matters considered and limitations on their review, the consideration to be paid, in the aggregate, in connection with the acquisitions and the redemption of the 5% Subordinated Notes was fair to Advanced from a financial point of view.

    - considered the financial condition and operations of YPtel, Web YP and Big Stuff, the viability of the print and Internet yellow pages strategy and the Internet market opportunity. The Advanced board also considered the market opportunities for competitive local exchange carriers.

                       OPINION OF ADVANCED'S FINANCIAL ADVISOR

    PaineWebber Incorporated, as part of its engagement by Advanced, was retained to render an opinion as to whether the consideration to be paid, in the aggregate, by Advanced pursuant to the acquisitions of YPtel, Web YP and Big Stuff and the redemption of its $15 million principal amount of 5% Subordinated Notes is fair to Advanced from a financial point of view.

    The following is a summary of the discussion materials presented on October 20, 1999 by PaineWebber to the Advanced board in connection with the rendering of its opinion.

    THE FULL TEXT OF THE PAINEWEBBER OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX D TO THIS DOCUMENT. YOU SHOULD READ THE PAINEWEBBER OPINION CAREFULLY AND IN ITS ENTIRETY. THIS SECTION IS ONLY A SUMMARY OF THE WRITTEN OPINION AND AS A SUMMARY IS QUALIFIED BY AND IS NOT A SUBSTITUTE FOR, THE WRITTEN OPINION.

    In connection with the consideration by the Advanced board of the acquisition agreements between Advanced and each of YPtel, Web YP and Big Stuff and the note redemption agreements between Advanced and the holders of the $15 million principal amount of 5% Subordinated Notes, PaineWebber delivered its opinion on October 20, 1999, which was later confirmed in writing, to the effect that, as of October 20, 1999 and based upon its review and assumptions and subject to the limitations summarized below, the consideration to be paid, in the aggregate, by Advanced was fair to Advanced from a financial point of view. The PaineWebber opinion was directed to, and prepared at the request and for the information of, the Advanced board and does not constitute a recommendation to any holder of Advanced stock as to how any such stockholder should vote with respect to the acquisitions and the redemption of the 5% Subordinated Notes. No opinion was expressed by PaineWebber as to any acquisition or the note redemption taken individually.

    In arriving at its opinion, PaineWebber, among other things:

    - reviewed YPtel's Amended and Restated Preliminary Prospectus dated February 15, 1999 which includes related pro forma financial information for YPtel for the fiscal year ended October 31, 1998 and related audited financial information for Pacific Coast Publishing, Inc., a wholly-owned subsidiary of YPtel, for the three fiscal years ended October 31, 1998 and YPtel's internal, unaudited income statement, cash flow statement and balance sheet information for the eight months ended June 30, 1999;

    - reviewed Web YP's audited financial information for the fiscal year ended December 31, 1998 and internal, unaudited income statement, cash flow statement and balance sheet information for the fiscal year ended December 31, 1998 and the six months ended June 30, 1999;

    - reviewed Big Stuff's internal, unaudited income statement, cash flow statement and balance sheet information for the three fiscal years ended December 31, 1998 and the six months ended June 30, 1999;

    - reviewed the 5% Subordinated Note Agreements dated February 18, 1998;

    - reviewed Advanced's Annual Reports, Forms 10-K and related financial information for the two fiscal years ended December 31, 1998, Advanced's Registration Statement on Form S-1 and related Prospectus each dated February 12, 1998 and Advanced's Form 10-Q and the related unaudited financial information for the six months ended June 30, 1999;

    - reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of YPtel, Web YP and Big Stuff individually and Advanced, furnished to PaineWebber by YPtel, Web YP and Big Stuff and Advanced, respectively, as well as a consolidated financial forecast of YPtel, Web YP and Big Stuff and Advanced on a combined basis, relating to the business, earnings, cash flow, assets and prospects of YPtel, Web YP and Big Stuff and Advanced on a combined basis, furnished to PaineWebber jointly by YPtel, Web YP and Big Stuff and Advanced;

    - conducted discussions with members of senior management of each of YPtel, Web YP and Big Stuff and Advanced concerning their respective businesses and prospects;

    - reviewed the historical market prices and trading activity for Advanced common stock and compared them with those of certain publicly traded companies which PaineWebber deemed to be relevant;

    - compared the results of operations of YPtel, Web YP and Big Stuff and Advanced with those of certain companies which PaineWebber deemed to be relevant;

    - compared the proposed financial terms of the acquisitions of YPtel, Web YP and Big Stuff with the financial terms of certain other mergers and acquisitions which PaineWebber deemed to be relevant;

    - considered the pro forma effect of the acquisitions of YPtel, Web YP and Big Stuff and the note redemption on Advanced's earnings, cash flow and capitalization;

    - reviewed draft amended acquisition agreements relating to YPtel, Web YP and Big Stuff available as of October 20, 1999, and the note redemption agreements each dated as of June 3, 1999; and

    - reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary, including PaineWebber's assessment of general economic, market and monetary conditions.

    PaineWebber has advised Advanced that the validity of the conclusions reached in the PaineWebber opinion was not impacted by any differences between the draft amended acquisition agreements reviewed by PaineWebber and the executed versions of such acquisition agreements, each of which was subsequently reviewed by PaineWebber.

    In preparing its opinion, PaineWebber relied on the accuracy and completeness of all information supplied or otherwise made available to it by each of YPtel, Web YP and Big Stuff and Advanced, and PaineWebber did not assume any responsibility to independently verify such information. With respect to the financial forecasts examined by PaineWebber, PaineWebber assumed that they were reasonably prepared and reflected the best currently available estimates and good faith judgments of the respective managements of YPtel, Web YP and Big Stuff and Advanced as to the future performance of the respective companies. PaineWebber also relied upon assurances of the respective managements of YPtel, Web YP, Big Stuff and Advanced that they were unaware of any facts that would make the information or financial forecasts provided to PaineWebber incomplete or misleading. PaineWebber did not make any independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of YPtel, Web YP and Big Stuff and Advanced or of the $15 million principal amount of 5% Subordinated Notes nor was PaineWebber furnished with any such evaluations or appraisals. PaineWebber also limited, with the consent of Advanced, its analysis to information furnished to it on or prior to October 20, 1999. PaineWebber also assumed with the consent of Advanced that:

    - the acquisitions will be accounted for under the purchase method of accounting;

    - the acquisitions will be tax-free reorganizations to Advanced; and

    - any material liabilities, contingent or otherwise, known or unknown, of YPtel, Web YP and Big Stuff and Advanced were as set forth in the financial information provided by such companies.

    In addition, Advanced instructed PaineWebber to assume that:

    - the accrued interest on the $15.0 million principal amount of 5% Subordinated Notes at the date of the closing will be $593,750, resulting in the issuance, pursuant to the terms of the note redemption agreements, of 107,955 additional shares of Advanced common stock to the holders of the $15 million principal amount of 5% Subordinated Notes at the date of the closing; and

    - Web YP and/or Big Stuff will receive additional cash loans from their existing stockholders of an aggregate of $6.0 million from January 1, 1999 to the date of the closing, resulting in the issuance, pursuant to the terms of the acquisition agreements relating to Web YP and Big Stuff, of 1,090,909 additional shares of Advanced common stock to such stockholders upon conversion of such loans by such stockholders on the date of the closing.

    No opinion was expressed by PaineWebber as to the price at which Advanced common stock may trade at any time. PaineWebber's opinion was based on economic, monetary and market conditions existing as of October 20, 1999.

    The following paragraphs summarize the significant analyses reviewed by PaineWebber in arriving at the PaineWebber opinion.

ADVANCED

    HISTORICAL STOCK TRADING PERFORMANCE. PaineWebber reviewed trading prices for the common stock of Advanced. This stock performance review indicated that Advanced's all-time low and high closing prices were $3.31 and $16.75, respectively. PaineWebber also reviewed Advanced's common stock prices at times and for periods prior to the public announcement on April 12, 1999, of the execution of the letter of intent relating to the proposed transactions, as set forth in the following table. The table also includes the implied value at the stock prices shown of the consideration to be paid, in the aggregate, by Advanced pursuant to the acquisitions of YPtel, Web YP and Big Stuff and the redemption of its $15 million principal amount of 5% Subordinated Notes.

                                                                  IMPLIED VALUE OF
                                                              AGGREGATE CONSIDERATION
TRADING PERIOD                                      PRICE     TO BE PAID (IN MILLIONS)
--------------                                     --------   ------------------------
One Business Day Prior to Announcement
  (4/9/99).......................................   $7.44             $ 175.1
One Week Prior to Announcement (4/5/99)..........   $5.50             $ 129.3
One Month Prior to Announcement (3/12/99)........   $4.75             $ 111.5
30-Day Average Prior to Announcement.............   $5.11             $ 120.0
90-Day Average Prior to Announcement.............   $5.06             $ 118.9

    In its presentation to the Advanced board, PaineWebber emphasized Advanced's common stock prices in the period preceding the April 12, 1999 public announcement, rather than the common stock prices since the public announcement or in the period immediately preceding its board presentation, since PaineWebber believed that Advanced's post-announcement stock prices reflected the impact on Advanced of the proposed transactions. In addition, PaineWebber explained that it believed that Advanced's stock price on April 9, 1999, the day prior to the public announcement, seemed to reflect an impending announcement, given the significant increase in Advanced's stock price and trading volume in the five trading days prior to April 12, 1999.

    SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information, PaineWebber reviewed and compared certain financial information relating to Advanced's continuing operations, consisting primarily of a yellow pages directory business, to the corresponding financial information, ratios and public market multiples for three groups of comparable companies that PaineWebber deemed to be relevant to Advanced. These three groups of comparable companies were selected direct marketers, selected newspaper publishers and selected outdoor advertisers and are listed below:

SELECTED DIRECT MARKETERS       SELECTED NEWSPAPER PUBLISHERS  SELECTED OUTDOOR ADVERTISERS
-------------------------       -----------------------------  -----------------------------
ADVO, Inc.                      Central Newspapers             Ackerley Group
Catalina Marketing              Daily Journal Corporation      Lamar Advertising
Harte-Hanks, Inc.               Gannett, Inc.                  OBIE Media
Valassis Communications         Journal Register Company       Outdoor Systems, Inc.
                                Knight-Ridder, Inc.
                                Lee Enterprises Inc.
                                McClatchy Co.
                                The New York Times Company
                                The Times Mirror Company

    PaineWebber reviewed, for each of such companies, among other information, multiples of total enterprise value, which consisted of market values as of October 19, 1999 plus net debt, as of the latest required public filing period, to:

    - latest twelve months revenue and

    - latest twelve months earnings before interest, taxes, depreciation and amortization, or "EBITDA."

    Total enterprise value multiples represent the value of a particular company's operating statistics compared to its total enterprise value. These operating statistics include revenue and EBITDA, as described above. Based on the total enterprise value multiples derived from the comparable public companies, PaineWebber determined relevant ranges of total enterprise value multiples and applied them to Advanced's latest twelve months ended June 30, 1999 operating statistics to imply total enterprise values for Advanced. PaineWebber then adjusted the implied total enterprise values by subtracting net debt as of September 30, 1999, the latest date available, and adding the proceeds resulting from the assumed exercise of stock options and Advanced's estimated sale price for its telecommunications operations to imply equity values for Advanced. These equity values were then divided by diluted shares outstanding as of September 10, 1999 to imply per share equity values for Advanced. The following table outlines the relevant total enterprise value multiple ranges and the corresponding Advanced equity values per share:

                                                                                          IMPLIED
                                                                                      ADVANCED EQUITY
ANALYSIS                                                    RELEVANT MULTIPLE RANGE   VALUE PER SHARE
--------                                                    -----------------------   ---------------
Total Enterprise Value /
  Latest Twelve Months Revenue............................       2.40x - 2.90x         $5.07 - $6.20

Total Enterprise Value /
  Latest Twelve Months EBITDA.............................       10.0x - 12.5x         $1.49 - $1.95

YPTEL

    SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information and information furnished by YPtel, PaineWebber reviewed and compared certain financial information relating to YPtel to the corresponding financial information, ratios and public market multiples for three groups of comparable companies that PaineWebber deemed to be relevant to YPtel. These three groups of comparable companies were the same as those used in PaineWebber's analysis of Advanced. PaineWebber reviewed for each of such companies, among other information, multiples of total enterprise value, which consisted of market values as of October 19, 1999 plus net debt, as of the latest required public filing period, to:

    - latest twelve months revenue and

    - latest twelve months EBITDA, as described above.

    Based on the total enterprise value multiples derived from the comparable public companies, PaineWebber determined relevant ranges of total enterprise value multiples and applied them to YPtel's latest twelve months ended June 30, 1999 operating statistics to imply total enterprise values for YPtel. PaineWebber then adjusted the implied total enterprise values by subtracting net debt as of August 31, 1999, the latest date available, and adding the proceeds resulting from the assumed exercise of stock options to imply equity values for YPtel. The following table outlines the relevant total enterprise value multiple ranges and the corresponding YPtel equity values:

ANALYSIS                                            RELEVANT MULTIPLE RANGE   IMPLIED YPTEL EQUITY VALUE
--------                                            -----------------------   --------------------------
Total Enterprise Value /
  Latest Twelve Months Revenue....................       2.40x - 2.90x          $57.8 - $78.2 million

Total Enterprise Value /
  Latest Twelve Months EBITDA.....................       10.0x - 12.5x          $50.9 - $73.6 million

    SELECTED COMPARABLE TRANSACTION ANALYSIS. PaineWebber reviewed publicly available financial information for selected mergers and acquisitions involving companies in the yellow pages directories publishing business. The selected mergers and acquisitions PaineWebber analyzed included the following:

ACQUIROR                                                              TARGET
--------                                           --------------------------------------------
TransWestern................................       Alliance Media, Inc.
McLeod......................................       Telecom USA
McLeodUSA...................................       CDPS (26 books), Frontier (6 books)
McLeodUSA...................................       Indiana Directories, Inc.
Advanced Communications Group...............       Great Western Directories
Thomas H. Lee Company.......................       TransWestern
Yellow Book USA.............................       R.H. Donnelley (43 books)
TransWestern................................       Mast Advertising and Publishing, Inc.
Locator.....................................       New Directory Publishers
TransWestern................................       Target Directories of Michigan, Inc.
McLeodUSA...................................       ADCO Publishing Co.
TransWestern................................       Universal Phone Books
YPtel.......................................       Pacific Coast Publishing
TransWestern................................       United Directories Services
TransWestern................................       Lambert Publishing
TransWestern................................       Southern Directories Publishing
McLeodUSA...................................       Talking Directories and Info America
British Telecommunications..................       Yellow Book USA

    PaineWebber reviewed the consideration paid in the comparable transactions and calculated the multiples of total enterprise value to the target's latest twelve months revenue and EBITDA, as described above, at the time of its acquisition. Based on the total enterprise value multiples derived from the comparable transactions, PaineWebber determined relevant ranges of total enterprise value multiples and applied them to YPtel's latest twelve months ended June 30, 1999 operating statistics to imply total enterprise values for YPtel. PaineWebber then adjusted the implied total enterprise values by subtracting net debt as of August 31, 1999, the latest date available, and adding the proceeds resulting from the assumed exercise of stock options to imply equity values for YPtel. The following table outlines the relevant total enterprise value multiple ranges and the corresponding YPtel equity values:

ANALYSIS                                            RELEVANT MULTIPLE RANGE   IMPLIED YPTEL EQUITY VALUE
--------                                            -----------------------   --------------------------
Total Enterprise Value /
  Latest Twelve Months Revenue....................       2.50x - 3.00x          $61.9 - $82.2 million

Total Enterprise Value /
  Latest Twelve Months EBITDA.....................       11.5x - 13.5x          $64.5 - $82.5 million

    DISCOUNTED CASH FLOW ANALYSIS. PaineWebber analyzed YPtel based on an unleveraged discounted cash flow analysis based on financial projections through 2004 prepared by YPtel management. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the projection period and then added a terminal value based upon ranges of multiples of revenue and EBITDA, as described above, and discount rates PaineWebber deemed appropriate.

WEB YP

    SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information and information furnished by Web YP, PaineWebber reviewed and compared certain financial information relating to Web YP to the corresponding financial information, ratios and public market multiples for three groups of comparable companies that PaineWebber deemed to be relevant to Web YP. These three groups of comparable companies were selected outsourced Internet services companies, selected portal sites and selected digital media companies and are listed below:

SELECTED OUTSOURCED INTERNET SERVICES
COMPANIES                              SELECTED PORTAL SITES     SELECTED DIGITAL MEDIA COMPANIES
-------------------------------------  ---------------------   -------------------------------------
24/7 Media, Inc.                       Ask Jeeves, Inc.        About.com, Inc.
Critical Path, Inc.                    GoTo.com, Inc.          CNET, Inc.
CyberSource Corporation                InfoSeek Corporation    EarthWeb, Inc.
Digital River, Inc.                    LookSmart Ltd.          InfoSpace.com, Inc.
DoubleClick, Inc.                      Lycos, Inc.             iVillage Inc.
Entrust Technologies, Inc.             Yahoo! Inc.             MarketWatch.com, Inc.
Inktomi Corporation                                            SportsLine USA, Inc.
Network Solutions, Inc.                                        theglobe.com, inc.
pcOrder.com, Inc.                                              TheStreet.com, Inc.
VeriSign, Inc.                                                 Ticketmaster Online - CitySearch Inc.

    PaineWebber reviewed for each of such companies, among other information, multiples of total enterprise value, which consisted of market values as of October 19, 1999 plus net debt, as of the latest required public filing period, to:

    - estimated revenue for the year ending December 31, 1999; and

    - estimated revenue for the year ending December 31, 2000.

    All calendar year 1999 and 2000 revenue estimates for the comparable public companies were third-party compiled consensus estimates. Based on the total enterprise value multiples derived from the comparable public companies, PaineWebber determined relevant ranges of total enterprise value multiples and applied them to Web YP's projected revenue, as projected by Web YP management, for the fiscal years ending December 31, 1999 and 2000, to imply total enterprise values for Web YP. PaineWebber then adjusted the implied total enterprise values by subtracting net debt as of June 30, 1999, the latest date available, to imply equity values for Web YP. This adjustment excluded notes due to Web YP stockholders which are convertible into Advanced common shares on the closing date of the transactions. The following table outlines the relevant total enterprise value multiple ranges and the corresponding Web YP equity values:

ANALYSIS                                           RELEVANT MULTIPLE RANGE   IMPLIED WEB YP EQUITY VALUE
--------                                           -----------------------   ---------------------------
Total Enterprise Value /
  1999 Projected Revenue.........................      20.00x - 30.00x          $24.4 - $36.5 million
Total Enterprise Value /
  2000 Projected Revenue.........................      12.00x - 18.00x          $55.2 - $82.8 million

    SELECTED COMPARABLE TRANSACTION ANALYSIS. PaineWebber reviewed publicly available financial information for selected mergers and acquisitions involving companies in the Internet sector. The selected mergers and acquisitions PaineWebber analyzed included:

ACQUIROR                                                              TARGET
--------                                           --------------------------------------------
Walt Disney Co. ............................       InfoSeek Corporation
Yahoo! Inc..................................       GeoCities
At Home Corp................................       Excite, Inc.
Lycos, Inc..................................       WhoWhere?, Inc.
Lycos, Inc..................................       Tripod, Inc.
Yahoo! Inc..................................       Four11 Corp.

    PaineWebber reviewed the consideration paid in the comparable transactions and calculated the multiples of total enterprise value to the target's latest twelve months revenue and one-year forward estimated revenue at the time of its acquisition. All forward revenue estimates were third-party compiled consensus estimates or derived from selected research reports on the acquired companies. Based on the total enterprise value multiples derived from the comparable transactions, PaineWebber determined relevant ranges of total enterprise value multiples and applied them to Web YP's latest twelve months ended June 30, 1999 revenue and Web YP's projected revenue, as projected by Web YP management, for the fiscal year ending December 31, 1999, to imply total enterprise values for Web YP. PaineWebber then adjusted the implied total enterprise values by subtracting net debt as of June 30, 1999, the latest date available, to imply equity values for Web YP. This adjustment excluded notes due to Web YP stockholders which are convertible into Advanced common shares on the closing date of the transactions. The following table outlines the relevant total enterprise value multiple ranges and the corresponding Web YP equity values:

ANALYSIS                                           RELEVANT MULTIPLE RANGE   IMPLIED WEB YP EQUITY VALUE
--------                                           -----------------------   ---------------------------
Total Enterprise Value /
  Latest Twelve Months Revenue...................      40.00x - 48.00x          $22.5 - $27.0 million
Total Enterprise Value /
  1999 Projected Revenue.........................      25.00x - 30.00x          $30.4 - $36.5 million

BIG STUFF

    SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information and information furnished by Big Stuff, PaineWebber reviewed and compared certain financial information relating to Big Stuff to the corresponding financial information, ratios and public market multiples for selected printing-related comparable companies that PaineWebber deemed to be relevant to Big Stuff. These companies are listed below:

SELECTED PRINTING-RELATED COMPANIES
-----------------------------------
Applied Graphics Technology
Schawk Incorporated
Unidigital

    PaineWebber reviewed for each of such companies, among other information, multiples of total enterprise value, which consisted of market values as of October 19, 1999 plus net debt, as of the latest required public filing period, to:

    - latest twelve months revenue and

    - latest twelve months EBITDA, as described above.

    Based on the total enterprise value multiples derived from the comparable public companies, PaineWebber determined relevant ranges of total enterprise value multiples and applied them to Big Stuff's latest twelve months ended
June 30, 1999 operating statistics to imply total enterprise values for Big Stuff. PaineWebber then adjusted the implied total enterprise values by subtracting net debt as of June 30, 1999, the latest date available, to imply equity values for Big Stuff. This adjustment excluded notes due to Big Stuff stockholders which are convertible into Advanced common shares on the closing date of the transactions. The following table outlines the relevant total enterprise value multiple ranges and the corresponding Big Stuff equity values:

                                                                                   IMPLIED BIG STUFF
ANALYSIS                                                RELEVANT MULTIPLE RANGE      EQUITY VALUE
--------                                                -----------------------   -------------------
Total Enterprise Value /
  Latest Twelve Months Revenue........................       1.30x - 1.70x        $1.7 - $2.2 million

Total Enterprise Value /
  Latest Twelve Months EBITDA.........................        6.5x -  7.5x        $0.5 - $0.5 million

    SELECTED COMPARABLE TRANSACTION ANALYSIS. PaineWebber reviewed publicly available financial information for selected mergers and acquisitions involving companies in printing-related businesses. The selected mergers and acquisitions PaineWebber analyzed included:

ACQUIROR                                                              TARGET
--------                                           --------------------------------------------
DLJ Merchant Banking........................       Merrill Corp.
Quebecor Printing...........................       World Color Press
Investor Group..............................       Big Flower Holdings, Inc.
Cadmus Communications.......................       Mack Printing Company
Mack Printing...............................       Port City Press
Applied Graphics Technologies...............       Devon Group, Inc.
Wallace Computer Services...................       Graphic Industries, Inc.
Big Flower Holdings.........................       Printco Inc.
World Color Press...........................       Ringier America Inc.

    PaineWebber reviewed the consideration paid in the comparable transactions and calculated the multiples of total enterprise value to the target's latest twelve months revenue and EBITDA, as described above, at the time of its acquisition. Based on the total enterprise value multiples derived from the comparable transactions, PaineWebber determined relevant ranges of total enterprise value multiples and applied them to Big Stuff's latest twelve months ended June 30, 1999 operating statistics to imply total enterprise values for Big Stuff. PaineWebber then adjusted the implied total enterprise values by subtracting net debt as of June 30, 1999, the latest date available, to imply equity values for Big Stuff. This adjustment excluded notes due to Big Stuff stockholders which are convertible into

Advanced common shares on the closing date of the transactions. The following table outlines the relevant total enterprise value multiple ranges and the corresponding Big Stuff equity values:

                                                                               IMPLIED BIG STUFF
ANALYSIS                                            RELEVANT MULTIPLE RANGE       EQUITY VALUE
--------                                            -----------------------   --------------------
Total Enterprise Value /
  Latest Twelve Months Revenue....................        1.00x - 1.50x       $1.3 - $2.0 million

Total Enterprise Value /
  Latest Twelve Months EBITDA.....................         7.5x -  9.5x       $0.5 - $0.7 million

    DISCOUNTED CASH FLOW ANALYSIS. PaineWebber analyzed Big Stuff based on an unleveraged discounted cash flow analysis based on financial projections through 2004 prepared by Big Stuff management. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the projection period and then added a terminal value based upon ranges of multiples of revenue and EBITDA, as described above, and discount rates PaineWebber deemed appropriate.

$15 MILLION PRINCIPAL AMOUNT OF 5% SUBORDINATED NOTES

    PaineWebber reviewed the terms of the $15 million principal amount of 5% Subordinated Notes, noting that these notes:

    - have an aggregate principal amount of $15.0 million,

    - have a maturity date of February 18, 2000,

    - are prepayable for cash by Advanced at any time at par value,

    - have a fixed annual interest rate of 5%, payable annually and

    - are subordinated to Advanced's senior indebtedness.

OTHER ANALYSES

    CONTRIBUTION ANALYSIS. PaineWebber analyzed the relative contributions of Advanced on the one hand and YPtel, Web YP and Big Stuff on the other hand to the combined entity for the following periods:

    - latest twelve months ended June 30, 1999,

    - projected fiscal year ending December 31, 1999 and

    - projected fiscal year ending December 31, 2000.

                                       ADVANCED CONTRIBUTION TO
ANALYSIS                                   COMBINED ENTITY
--------                               ------------------------
Latest Twelve Months Revenue.........            53.8%
Latest Twelve Months EBITDA..........            33.7
Latest Twelve Months EBIT............              NM

Fiscal Year 1999 Revenue.............            53.1
Fiscal Year 1999 EBITDA..............            33.8
Fiscal Year 1999 EBIT................              NM

Fiscal Year 2000 Revenue.............            49.0
Fiscal Year 2000 EBITDA..............            46.5
Fiscal Year 2000 EBIT................            86.6

    The contribution analysis for the fiscal years ending December 31, 1999 and December 31, 2000 was based on projections provided by the respective managements of Advanced, YPtel, Web YP and Big Stuff. The combined entity consists of Advanced, adjusted to eliminate the contribution of its telecommunications operations, YPtel, Web YP and Big Stuff, and also reflects the redemption of the $15 million principal amount of 5% Subordinated Notes.

    PaineWebber noted that holders of Advanced common stock prior to the closing of the transactions will own approximately 46.1% of the basic shares outstanding and approximately 48.1% of the diluted shares outstanding of the combined entity after the transactions.

    The results of this contribution analysis are not necessarily indicative of the contribution that the respective businesses may have in the future.

    PRO FORMA ANALYSIS. PaineWebber performed an analysis of the potential pro forma effect of the transactions on Advanced's earnings per share for the fiscal years ending December 31, 1999, December 31, 2000 and December 31, 2001. PaineWebber combined the projected operating results of Advanced as provided by Advanced management, including the elimination of the contribution of its telecommunications operations, with the projected operating results of YPtel, Web YP and Big Stuff as provided by the respective managements of YPtel, Web YP and Big Stuff to arrive at the combined company projected net income without giving effect to any synergies, other than the elimination of YPtel board fees, executive deferred compensation expense and fees paid to Imperial Capital in the fiscal year ending December 31, 1999, which may result from the transactions. PaineWebber divided this result by the approximate number of diluted shares outstanding following the transactions to arrive at a combined company diluted earnings per share. PaineWebber then compared the combined company earnings per share to Advanced's projected earnings per share on a stand-alone basis as provided by Advanced management, including the elimination of the contribution of its telecommunications operations, to determine the impact of the YPtel, Web YP and Big Stuff acquisitions and the redemption of the $15 million principal amount of 5% Subordinated Notes on Advanced's earnings per share.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the PaineWebber opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Advanced and YPtel, Web YP and Big Stuff. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and neither Advanced nor PaineWebber, YPtel, Web YP or Big Stuff assume responsibility for the accuracy of such analyses and estimates.

    Advanced selected PaineWebber to render a fairness opinion in connection with the transactions because PaineWebber is a prominent and respected investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

    Pursuant to an engagement letter between Advanced and PaineWebber dated October 7, 1998 and amended on May 26, 1999 and on October 14, 1999, PaineWebber earned a fee of $750,000 for rendering the PaineWebber opinion, and will earn a fee of $500,000 upon the closing of the YPtel, Web YP and Big Stuff acquisitions and the redemption of the $15 million principal amount of 5% Subordinated Notes. In addition, PaineWebber earned a fee of $400,000 for rendering an opinion in connection with the transactions under the terms agreed to in the original acquisition agreements. PaineWebber's compensation for services in rendering the opinions was not contingent upon the results of the opinions. In addition, PaineWebber will be reimbursed for certain of its related expenses. Advanced also agreed, under separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

    In the past, PaineWebber and/or its affiliates have provided investment banking and other financial services to Advanced and have received fees for rendering these services.

    In the ordinary course of business, PaineWebber and its affiliates may trade the securities of Advanced for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities.

          AMENDED AND RESTATED YPTEL AGREEMENT AND RELATED AGREEMENTS

DESCRIPTION OF AMENDED AND RESTATED YPTEL AGREEMENT

    Before Advanced acquires YPtel, both YPtel and Advanced will be recapitalized and YPtel will be reorganized.

    RECAPITALIZATION AND REORGANIZATION OF YPTEL

    YPtel will be recapitalized so that its authorized capital stock will consist only of common stock. YPtel's existing owners of special shares will exchange each special share, regardless of class, for shares of YPtel common stock.

    YPtel will take such steps as may be necessary to discontinue its status as a corporation governed by the Canada Business Corporation Act and to continue as a corporation governed by the laws of Nova Scotia. After such continuance, YPtel will amalgamate with an unlimited liability company incorporated by YPtel stockholders under the laws of Nova Scotia so that immediately prior to the closing of the acquisition of YPtel, YPtel will be a Nova Scotia unlimited liability company.

    In order to limit potential shareholder liability because of the unlimited liability company status of ACG Exchange Company as well as of YPtel immediately prior to closing, some YPtel stockholders may wish to transfer their YPtel stock to entities with limited liability, such as corporations or limited partnerships formed by individual YPtel stockholders to hold their stock. The Amended and Restated YPtel Agreement permits such transfers provided there is a duly executed assignment and assumption agreement reasonably acceptable to Advanced pursuant to which the transferee becomes subject to the rights and obligations of the transferor under the Amended and Restated YPtel Agreement.

    RECAPITALIZATION OF ADVANCED AND FORMATION OF ACG HOLDING COMPANY AND ACG
     EXCHANGE COMPANY

    Advanced will be recapitalized so that the authorized capital stock of Advanced consists of the following:

    - existing common stock;

    - one share of new Class B Voting Preferred Stock to be issued to a voting trust.

    Advanced has formed two new companies, ACG Holding Company and ACG Exchange Company, to create a vehicle which would permit YPtel stockholders who are Canadian residents for purposes of the income tax laws of Canada to participate in the transactions on a tax-deferred basis. ACG Holding Company has only common stock, all of which is to be issued and owned by Advanced. Both companies are Nova Scotia unlimited liability companies, which means that in the event of a bankruptcy or winding up of such companies, the shareholders of such companies may be liable for unpaid debts of such companies.

    The authorized capital stock of ACG Exchange Company consists of the following:

    - ACG Exchange Company common stock to be issued to and owned by ACG Holding Company; and

    - Class A Special Shares that will be issued to Canadian YPtel stockholders that wish to complete the transaction on a tax deferred basis. The
      Class A Special Shares are non-voting and will be exchangeable on a one for one basis for Advanced common stock.

    See "Summary--Summary of the Terms of the Class A Special Shares" for a description of the Class A Special Shares.

    Advanced will issue its Class B Voting Preferred Stock to a bank or trust company, as trustee. The Class B Voting Preferred Stock will have certain features that effectively allow the YPtel stockholders who complete the transaction on a tax deferred basis as indicated above to vote the equivalent aggregate number of votes in Advanced that they would otherwise be entitled to vote if they had acquired Advanced common stock directly.

    TRANSACTIONS AT CLOSING

    Upon an exchange of YPtel shares by a YPtel stockholder at the closing of the acquisition of YPtel by Advanced, Advanced will transfer a sufficient number of shares of its common stock to ACG Holding Company in return for additional common shares of ACG Holding Company. ACG Holding Company will transfer the Advanced common stock received above to ACG Exchange Company in return for additional common shares of ACG Exchange Company.

    YPtel stockholders will exchange their YPtel common stock for either:

    - Advanced common stock; or

    - ACG Exchange Company Class A Special Shares; or

    - a combination thereof.

The ACG Exchange Company Class A Special Shares shares will be issued to the YPtel stockholders wishing to complete the transaction, or a portion thereof, on a tax-deferred basis pursuant to sub-section 85(l) of the Income Tax Act (Canada).

    YPtel will sell its YPtel, Inc. common stock to Advanced at fair market value, estimated to be equal to YPtel's Canadian adjusted cost basis of approximately Cdn $21.0 million. YPtel, Inc. and its subsidiary, Pacific Coast Publishing, will join the U.S. consolidated income tax group of Advanced. See "Business of YPtel--Overview" for a description of YPtel's current corporate structure. After closing, YPtel will continue to have an ownership interest in YPtel, Inc. through a dividend of YPtel, Inc. preferred stock declared and paid to YPtel at or prior to closing.

    After closing:

    - ACG Exchange Company will own YPtel, but YPtel's only asset will be the preferred stock of YPtel, Inc.

    - Advanced will own YPtel, Inc. and its operating subsidiary, Pacific Coast Publishing.

    The acquisition by Advanced of YPtel, Inc. and its operating subsidiary, Pacific Coast Publishing, will be structured to allow Advanced to file a consolidated U.S. tax return after the acquisitions.

    INDEMNIFICATION

    The Amended and Restated YPtel Agreement provides that the Imperial Capital principals will indemnify Advanced and its officers, directors, agents and representatives against any and all losses resulting from any breaches of the representations or warranties of YPtel and the Imperial Capital principals. The maximum aggregate indemnification liability of the Imperial Capital principals is limited to $4,125,000. Further, the Imperial Capital principals are not liable unless and until the aggregate amount of losses suffered by Advanced exceeds $100,000. Similarly, the Amended and Restated YPtel Agreement provides that Advanced will indemnify YPtel, the Imperial Capital principals, Imperial Capital and the YPtel shareholders against any and all losses resulting from any breaches of the representations or warranties of Advanced. The maximum aggregate indemnification liability of Advanced is limited to $4,125,000. Further, Advanced is not liable unless and until the aggregate amount of losses suffered by YPtel, the Imperial Capital principals, Imperial Capital and the YPtel shareholders exceeds $100,000.

    Each party's indemnification obligations terminate six months after the closing. Although claims for indemnification may be resolved after this period, all indemnification claims must be made prior to termination of the indemnification obligations in order to be eligible for payment.

    MUTUAL RELEASE

    In the Amended and Restated YPtel Agreement, Advanced, for itself and on behalf of its officers, directors, stockholders and affiliates, agreed to release YPtel, Imperial Capital, the Imperial Capital principals, and each of their officers, directors, stockholders and affiliates, from any and all manner of claims and causes of action arising from any fact, matter or circumstances occurring or failing to occur in connection with the negotiation, execution and performance of their obligations under the June 3, 1999 YPtel Agreement.

    YPtel, Imperial Capital and the Imperial Capital principals, each for itself and on behalf of its officers, directors, stockholders and affiliates, agreed to release Advanced and its officers, directors, stockholders and affiliates, from any and all manner of claims and causes of action arising from any fact, matter or circumstances occurring or failing to occur in connection with the negotiation, execution and performance of their obligations under the June 3, 1999 YPtel Agreement.

    Each party agreed not to sue any other party for any claim for contractual or implied indemnity arising out of the June 3, 1999 YPtel Agreement.

EXCHANGE AND VOTING TRUST AGREEMENT

    GENERAL PROVISIONS

    The Voting and Exchange Trust Agreement has two primary purposes. One of the purposes is to provide a mechanism for the sale, exchange, retraction and redemption of Class A Special Shares. The second purpose is to provide a mechanism for the holders of Class A Special Shares to vote their interests in Advanced common stock represented by these shares of ACG Exchange Company. The holders will exercise their voting rights by directing the trustee with whom Advanced will deposit the Class B Voting Preferred Stock how to vote their interests on all matters brought to Advanced stockholders for a vote.

    Advanced, ACG Exchange Company, the YPtel stockholders becoming the holders of the Class A Special Shares and the bank or trust company that will hold the Advanced Class B Voting Preferred Stock will enter into the Exchange and Voting Trust Agreement in connection with the closing of the acquisition of YPtel.

    VOTING PROVISIONS

    One share of Advanced Class B Voting Preferred Stock will be issued by Advanced and deposited with the trustee as holder of record thereof and shall not be used or disposed of by the trustee for any purpose other than the purposes of the Exchange and Voting Trust Agreement. The Exchange and Voting Trust Agreement will provide that the trustee will hold the Advanced Class B Voting Preferred Stock in order to enable the trustee to exercise the voting rights as trustee for and on behalf of the registered holders of Class A Special Shares, excluding any shares owned by Advanced or its subsidiaries.

    The trustee will be entitled to all of the voting rights with respect to the Advanced Class B Voting Preferred Stock on any matter, question or proposition that may come before the common stockholders of Advanced. Such voting rights are for the number of votes equal to the number of Class A Special Shares then held by holders other than Advanced or its subsidiaries. The trustee is to exercise such voting rights only on the basis of instructions received from the holders of Class A Special Shares entitled to instruct the trustee as to the voting thereof. If no such instructions are received from a holder, the trustee is to vote such holder's voting rights in the same manner as are voted the majority of the other Class A Special Shares. A holder of Class A Special Shares will also have the right to receive a form of consent or proxy from the trustee so that such holder may attend and vote at Advanced stockholder meetings.

    The trustee as holder of the share of Advanced Class B Voting Preferred Stock and the holders of shares of Advanced common stock, shall vote or consent as a single class in respect of each matter, question or proposition to be voted on or consented to by Advanced common stockholders. In limited circumstances, the trustee shall have a further vote as a separate class or series in respect of any particular matter, question or proposition.

    Advanced will deliver to the trustee copies of all proxy materials, including notices of Advanced stockholder meetings, but excluding proxies to vote shares of Advanced common stock, information statements, reports, including interim and annual financial statements and other communications that are distributed from time to time to holders of Advanced common stock, including tender and exchange offer circulars, in sufficient time that the trustee can send such materials to each holder of Class A Special Shares at or about the same time as they are sent to holders of Advanced common stock. ACG Exchange Company must provide to the trustee the names and addresses of the holders of Class A Special Shares, if any, at relevant dates. The rights of the holders of Class A Special Shares to direct votes shall cease upon the exchange, redemption or retraction of the Class A Special Shares for shares of Advanced common stock.

    RIGHTS OF HOLDERS OF CLASS A SPECIAL SHARES TO REQUIRE EXCHANGE OR
     REDEMPTION

    Each holder of Class A Special Shares has the right at any time to require ACG Holding Company or Advanced to purchase all of the holder's shares or any part of those shares comprising at least 1,000 shares. If a holder exercises this right, either ACG Holding Company or Advanced must purchase such shares. In either event, the holder of Class A Special Shares would receive shares of Advanced common stock upon completion of the purchase. In addition, if ACG Exchange Company becomes insolvent or is otherwise unable to pay its debts generally or is unable to redeem the Class A Special Shares as set forth below, the holders of Class A Special Shares may require Advanced to exchange those shares for shares of Advanced common stock. ACG Exchange Company must provide notice to holders of Class A Special Shares of when this right becomes available to them.

    As evidenced by the Appendix A that will be added by amendment to the Articles of Association of ACG Exchange Company prior to closing the Class A Special Shares provisions will provide that a holder of Class A Special Shares may require ACG Exchange Company to redeem all of such holder's shares or any part of such holder's shares comprising at least 1,000 shares. If a holder exercises this right, ACG Holding Company may instead elect to purchase such shares from the holder, as provided in the Exchange and Voting Trust Agreement. In either event, the holder would receive shares of Advanced common stock upon completion of the purchase or redemption.

    REDEMPTION OR EXCHANGE OF CLASS A SPECIAL SHARES UPON CERTAIN EVENTS

    All outstanding Class A Special Shares, other than those held by Advanced and its subsidiaries, are to be redeemed by ACG Exchange Company or purchased by ACG Holding Company on the earlier of:

    - the 5th anniversary of the first issuance of the Class A Special Shares;

    - the date set by ACG Exchange Company or Advanced which is at least
      30 days after the date when at least 90 percent of the Class A Special Shares have previously been exchanged or redeemed for Advanced common stock; or

    - in connection with the completion of a proposed sale of substantially all the stock or assets of Advanced if the board of directors of Advanced has determined that the redemption by ACG Exchange Company or the purchase by ACG Holding Company is necessary to complete the proposed sale.

Upon any redemption or purchase, the holders of the Class A Special Shares will receive Advanced common stock as the redemption or purchase price.

    Upon the liquidation or dissolution of ACG Exchange Company, holders of Class A Special Shares have the right to have their shares redeemed by ACG Exchange Company or purchased by ACG Holding Company, in either case in exchange for shares of Advanced common stock.

    The Class A Special Shares will automatically be exchanged for shares of Advanced common stock immediately prior to the effectiveness of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Advanced. Advanced must provide notice to holders of Class A Special Shares of any voluntary decision to initiate these proceedings or of any pending or threatened involuntary proceedings.

    If ACG Holding Company does not complete an applicable purchase of Class A Special Shares and deliver the applicable Advanced common stock in accordance with its obligations under the Exchange and Voting Trust Agreement, Advanced must promptly complete the purchase and deliver the applicable Advanced common stock. Similarly, if ACG Exchange Company does not carry out its obligations to complete a redemption or liquidation in accordance with its obligations, a holder of Class A Special Shares has the right to exercise its right to require Advanced to purchase the holder's shares in exchange for Advanced common stock as set forth above.

    TRANSFER RESTRICTIONS

    No holder of Class A Special Shares may transfer those shares except pursuant to the laws of descent and distribution or in a distribution from a trust to its beneficiaries or in certain non-arms length transfers, each of which is subject to certain limitations. A pledge of shares to a financial institution as collateral security for loans arranged by such holder or for margining purposes is permitted as long as the financial institution agrees to be bound by the restrictions on transfer. Class A Special Shares may be exchanged for shares of Advanced common stock at any time without violating the restrictions on transfer.

    QUALIFICATION OF ADVANCED COMMON STOCK

    Advanced must register, qualify or obtain required approvals for the issuance of all Advanced common stock required to be issued to holders of Class A Special Shares upon the exercise of their rights to exchange those shares for shares of Advanced common stock. Advanced intends to take all actions necessary to cause the shares of Advanced common stock that are issued and delivered pursuant to the exchange rights to be immediately freely tradeable thereafter, except as resale may be restricted by reason of a holder being an "affiliate" of Advanced for purposes of U.S. securities laws.

Advanced and ACG Exchange Company will in good faith expeditiously take all such actions necessary to cause the shares of Advanced common stock to be delivered pursuant to the exchange rights, to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which the shares of Advanced common stock are listed, quoted or posted for trading at the time of exercise of such exchange rights.

    RESTRICTION ON ISSUANCE OF ADVANCED CLASS B VOTING PREFERRED STOCK

    Advanced may not issue any shares of its Class B Voting Preferred Stock in addition to that issued to the trustee without the consent of the holders of the Class A Special Shares.

    AMENDMENTS AND MODIFICATIONS

    Except for ministerial amendmends, the Exchange and Voting Trust Agreement may not be amended or modified except by an agreement in writing executed by ACG Exchange Company, Advanced and the trustee and approved by the holders of the Class A Special Shares.

    TERM

    The Exchange and Voting Trust Agreement shall continue until the earlier of the date:

    - there are no outstanding Class A Special Shares held by anyone other than Advanced or its subsidiaries,

    - ACG Exchange Company and Advanced elect to terminate the trust and such termination is approved by the requisite majority of holders of Class A Special Shares, and

    - 5 years and 60 days after the closing on Advanced's acquisition of YPtel.

    APPROVALS BY HOLDERS OF CLASS A SPECIAL SHARES

    Many restrictions and other terms of the Exchange and Voting Trust Agreement and Support Agreement may be waived or are conditioned upon the approval of the holders of the Class A Special Shares. Under the terms of the Class A Special Shares provisions, that approval means approval by more than 50 percent of the votes cast at a meeting of the holders of the Class A Special Shares at which there is a quorum. For such purposes, each Class A Special Share, excluding shares held by Advanced or its subsidiaries, is entitled to one vote. Such approval may also be evidenced by the written consent of such holders having more than 50 percent of the total voting power.

SUPPORT AGREEMENT

    GENERAL PROVISIONS

    The Support Agreement is to be entered into among Advanced, ACG Holding Company and the YPtel stockholders becoming the holders of the Class A Special Shares. Under it, Advanced agrees that it will not declare or pay any dividends on Advanced common stock unless ACG Exchange Company can legally pay an equivalent dividend on the Class A Special Shares. Advanced also agrees to cause ACG Exchange Company to declare and pay an equivalent dividend on Class A Special Shares simultaneously with any dividend declared and paid on Advanced common stock.

    The Support Agreement requires Advanced and ACG Holding Company to take all actions necessary to enable ACG Exchange Company to perform its obligations upon any liquidation or dissolution of ACG Exchange Company or upon exercise by any holder of Class A Special Shares of any right to exchange for shares of Advanced common stock.

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
    RESERVATION OF SHARES OF ADVANCED COMMON STOCK

    In the Support Agreement, Advanced agrees to reserve for issuance, out of its authorized and unissued capital stock, the number of shares of its common stock issuable upon the exchange of Class A Special Shares and to enable Advanced to meet its obligations and the obligations of ACG Exchange Company under the Exchange and Voting Trust Agreement, the Support Agreement, and the Class A Special Shares provisions.

    ECONOMIC EQUIVALENCE

    Without the prior approval of the holders of Class A Special Shares, Advanced may not issue or distribute to all or substantially all of its stockholders shares of its common stock, rights to acquire its common stock or other securities, rights to acquire other Advanced securities, Advanced debt securities or assets of Advanced. This prohibition does not apply, however, if ACG Exchange Company or Advanced simultaneously issues and distributes the economic equivalent of the shares, rights, securities or assets to holders of the Class A Special Shares.

    In addition, Advanced may not subdivide, combine or otherwise change its outstanding shares of common stock into a greater or lesser number of shares, reclassify the shares of its common stock or engage in a merger, reorganization or other transactions affecting its common stock unless ACG Exchange Company is legally permitted to simultaneously make the same, or an economically equivalent, change with respect to the Class A Special Shares. This prohibition does not apply if the holders of the Class A Special Shares approve in advance the change, reclassification or transaction in question.

    SALE OF ADVANCED

    If the Advanced board of directors desires to pursue or recommend a transaction involving the sale of Advanced, whether by shareholder sale of stock, sale of all or substantially all of its assets or by other means, the Support Agreement sets forth certain provisions which are to apply to the proposed sale.

    - If the proposed sale involves the receipt by Advanced shareholders of all cash, the holders of Class A Special Shares are to receive the same per share cash consideration as the holders of Advanced common stock.

    - If the consideration receivable by holders of Advanced common stock is property other than cash, such as stock, or is partly cash and partly property other than cash, then to the extent that the receipt of such non-cash consideration is non-taxable generally to such holders of Advanced common stock, Advanced must:

       - use its best efforts to permit the holders of Class A Special Shares to participate in the proposed sale on an equivalent per share basis;

       - and use its best efforts to permit the holders of Class A Special Shares to participate in the proposed sale without being required to exchange their Class A Special Shares.

This would generally require a merger partner or acquirer to assume the exchange and other obligations of Advanced under the Exchange and Voting Trust Agreement, the Support Agreement and the Class A Special Shares provisions unless Advanced is otherwise able to structure the transaction so as to continue the tax deferral available to the holders of the Class A Special Shares.

    - If in the situation described in the "bullet" immediately above and after using its best efforts, the Advanced board of directors determines in good faith that it is not practicable in the circumstances of the proposed sale to provide for the continuation of the tax deferral to the holders of the Class A Special Shares, whether pursuant to the ACG Exchange Company

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
      structure or otherwise, Advanced may nevertheless enter into the proposed sale subject to certain conditions. Advanced:

       - must ensure first that the consideration to be received by the holders of the Class A Special Shares is equivalent on a per share pre-tax basis to the consideration to be received by Advanced common stockholders; and

       - Advanced must use its best efforts to maintain the economic equivalency of the proposed sale to such holders of Class A Special Shares generally, compared to the situation of the Advanced common stockholders, taking into account the loss of tax deferral by the holders of Class A Special Shares for Canadian income tax purposes by:

           - an adjustment upward of the economic consideration to be received by the holders of the Class A Special Shares relative to the consideration received by the Advanced common stockholders or

           - compensating such holders by other means.

Economic equivalency for purposes of valuing the loss of tax deferral for Canadian income tax purposes under the above provision is based on a formula. The formula takes into account the time value of the early payment of the applicable taxes caused by the loss of the tax deferral before the fifth anniversary of the date of initial issuance of the Class A Special Shares. The time value is determined based on the U.S. prime rate of interest per annum. Any issues of economic equivalency are to be determined by the board of directors of Advanced in good faith and in its sole discretion.

    The Support Agreement also includes provisions to ensure that if the Class A Special Shares will be required to be exchanged in connection with the proposed sale, any consideration received shall not be subject to any escrow or transfer restrictions which would prevent immediate liquidation of such consideration to pay tax.

    In the event of any dispute concerning the application of the provisions of the Support Agreement in connection with a proposed sale of Advanced, the board of directors of Advanced is to determine in good faith what is fair in the circumstances to settle the matter.

    The provisions of the Support Agreement with respect to a proposed sale of Advanced as described above apply notwithstanding other provisions of the Support Agreement, the Class A Special Shares, and the Exchange and Voting Trust Agreement to the contrary. They are intended to provide the board of directors of Advanced with the authority to take the actions reasonably necessary to implement a proposed sale without the prior approval of the holders of Class A Special Shares. This authority would, however, be subject nevertheless to any required vote of shareholders, which right would include the right of Class A Special Shares to vote at any stockholder meeting of Advanced with respect to the proposed sale pursuant to the voting provisions contained in the Exchange and Voting Trust Agreement.

    OWNERSHIP OF OUTSTANDING SHARES OF ACG EXCHANGE COMPANY

    Without the prior approval of ACG Exchange Company and the holders of the Class A Special Shares, Advanced agrees that as long as any Class A Special Shares are owned by any person or entity other than Advanced or any of its subsidiaries, Advanced will be the direct or indirect beneficial owner of all issued and outstanding shares of ACG Holding Company and ACG Holding Company shall remain the direct or indirect beneficial owner of all issued and outstanding common stock of ACG Exchange Company. This does not restrict the pledging by Parent of such shares in connection with a loan to Parent or any of its subsidiaries, provided that upon a foreclosure of any such shares, the purchaser is bound by the covenants of Parent, ACG Holding Company and ACG Exchange Company as applicable.

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
    OTHER RESTRICTIONS ON ACG HOLDING COMPANY AND ACG EXCHANGE COMPANY

    Both ACG Holding Company and ACG Exchange Company are prohibited from incurring indebtedness or other liabilities except as may be desirable for or reasonably required or incidental to:

    - performance of the Support Agreement;

    - the Exchange and Voting Trust Agreement;

    - or the Class A Special Shares provisions; or

    - the rights and obligations of Advanced, ACG Holding Company or ACG Exchange Company relating thereto.

There is an exception for guarantees by ACG Holding Company and ACG Exchange Company when recourse on the guarantees is limited to the preferred shares of YPtel, Inc., the dividends and other distributions and proceeds thereof, and any dividends issued or other distributions made with respect to the common stock of YPtel or ACG Exchange Company.

    Both ACG Holding Company and ACG Exchange Company are prohibited from entering into or operating any business other than:

    - that of a holding company owning the shares of ACG Exchange Company and YPtel, respectively;

    - any business reasonably required to carry out its respective rights, duties or obligations under the Support Agreement, the Exchange and Voting Trust Agreement or the Class A Special Shares provisions; or

    - in connection with the investment and distribution of any dividends of or distributions by ACG Exchange Company or YPtel.

    The above prohibitions do not apply if the applicable action has been approved by the holders of the Class A Special Shares.

    TERM

    The Support Agreement will terminate when the Exchange and Voting Trust Agreement terminates.

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
          DESCRIPTION OF THE AMENDED AND RESTATED WEB YP AGREEMENT AND
                  THE AMENDED AND RESTATED BIG STUFF AGREEMENT

    The Amended and Restated Web YP Agreement and the Amended and Restated Big Stuff Agreement, both of which are dated as of October 26, 1999, provide for the merger of two wholly-owned subsidiaries of Advanced with and into Web YP and Big Stuff, respectively, with Web YP and Big Stuff being the survivors as wholly-owned subsidiaries of Advanced. The agreements provide that all of the shares of Web YP and Big Stuff will be exchanged for common stock of Advanced. Both transactions are intended to be tax-free reorganizations under the Internal Revenue Code.

    Because the stockholders of both Web YP and Big Stuff when the agreements were executed were the same two individuals, and in both cases, the purchaser is Advanced, the agreements are similar. The significant differences pertain to:

    - the exchange ratio:

       - the exchange ratio is 309.0909 shares of Advanced common stock for each share of Web YP common stock, assuming all of the options and warrants issued by Web YP are exercised prior to closing and are exchanged for shares of Advanced common stock but would be 507.872 if none of the options or warrants are exercised prior to closing;

       - the exchange ratio is 415.584 shares of Advanced common stock for each share of Big Stuff common stock; and

    - the maximum aggregate indemnification liability to which Web YP and Big Stuff may potentially be subject and the amount of any aggregate indemnification award to which Big Stuff may potentially be entitled.

       - The Amended and Restated Web YP Agreement limits the Web YP stockholders' maximum aggregate indemnification liability to $850,000. Further, the Web YP stockholders are not liable unless and until the aggregate amount of losses exceeds $100,000, at which point the Web YP stockholders would then be liable for the amount in excess of $75,000, up to the $850,000 limit.

       - The Amended and Restated Big Stuff Agreement limits the Big Stuff stockholders' maximum aggregate indemnification liability to $400,000. Further, the Big Stuff stockholders are not liable unless and until the aggregate amount of losses exceeds $100,000, at which point the Big Stuff stockholders would then be liable for the amount in excess of $75,000, up to the $400,000 limit.

       - The Amended and Restated Web YP Agreement limits Advanced's maximum aggregate indemnification liability to $850,000. Further, Advanced is not liable unless and until the aggregate amount of losses suffered by the stockholders of Web YP exceeds $100,000, at which point Advanced would then be liable for the amount in excess of $75,000, up to the $850,000 limit.

       - The Amended and Restated Big Stuff Agreement limits Advanced's maximum aggregate indemnification liability to $400,000. Further, Advanced is not liable unless and until the aggregate amount of losses suffered by the stockholders of Big Stuff exceeds $100,000, at which point Advanced would then be liable for the amount in excess of $75,000, up to the $400,000 limit.

       - except for matters related to the foregoing, in all other material respects, the indemnification provisions of the Amended and Restated Big Stuff Agreement are identical to the indemnification provisions of the Amended and Restated Web YP Agreement.

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
    The following is a summary of the Amended and Restated Web YP Agreement and the Amended and Restated Big Stuff Agreement. In the following summary, the term "acquisition agreements" refers to both the Amended and Restated Web YP Agreement and the Amended and Restated Big Stuff Agreement.

    The acquisition agreements contain customary representations, warranties and covenants of Advanced, on the one hand, and Web YP, Big Stuff and Messrs. O'Neal and Reid, on the other hand. The obligations of the parties to close each transaction are contingent on various conditions, including:

    - the consummation of the corresponding acquisition agreements between:

       - Advanced, Web YP or Big Stuff and their respective stockholders; and

       - Advanced, YPtel and YPtel's stockholders;

    - Advanced stockholder approval;

    - eligibility of the transaction for tax-deferred treatment; and

    - customary closing conditions.

    Pursuant to the acquisition agreements, Advanced has agreed that Messrs. O'Neal and Reid collectively may lend up to $6.0 million to Web YP and/or Big Stuff in the aggregate, including amounts they have lent since January 1, 1999, to fulfill Web YP's obligations under a co-branding website agreement with Excite, Inc., for working capital purposes and for extraordinary capital expenditures approved in advance by a disinterested majority of the Advanced board of directors. It is currently anticipated that if the acquisitions are consummated, the principal amount of the indebtedness, but not accrued interest, will be exchanged at closing for Advanced common stock at a price of $5.50 per share.

    The acquisition agreements provide that, at or before the closing, Advanced will enter into employment and noncompetition agreements with certain individuals who are stockholders and/or employees of Web YP and Big Stuff. The terms of these employment agreements have not yet been negotiated.

    The acquisition agreements provide that the Web YP and Big Stuff stockholders, as applicable, will indemnify Advanced and its officers, directors, agents and representatives against any and all losses resulting from any breaches of the representations or warranties of the Web YP and Big Stuff stockholders, as applicable, contained in the acquisition agreements, or for any other matters referred to in the Amended and Restated Web YP and Big Stuff Agreements, with certain limitations and exceptions, as discussed above.

    The indemnification obligations of the stockholders of Web YP and Big Stuff under the acquisition agreements terminate 30 days after completion of Advanced's audit report by Advanced's independent auditors for the fiscal year ended December 31, 1999. As a result, although claims for indemnification may be resolved after this period, all indemnification claims must be made prior to termination of the stockholders' indemnification obligations in order to be eligible for payment.

    The stockholders of Web YP and Big Stuff appointed Mr. Reid as their representative for the purpose of taking any and all actions permitted or required by the acquisition agreements and for the purpose of compromising, defending or otherwise acting in connection with indemnification claims arising under the acquisition agreements and any third party indemnification claims.

    Pursuant to the acquisition agreements, Advanced is required to indemnify the stockholders of Web YP and Big Stuff against any and all losses resulting from any breaches of Advanced's representations or warranties contained in the acquisition agreements, or for any other matters referred to in the Amended and Restated Web YP and Big Stuff Agreements. Advanced's indemnification

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obligations under the acquisition agreements terminate 30 days after completion of Advanced's audit report by Advanced's independent auditors for the fiscal year ended December 31, 1999. As is the case for Web YP and Big Stuff, although claims for indemnification may be resolved after this period, all indemnification claims must be made prior to termination of Advanced's indemnification obligations in order to be eligible for payment.

    In the acquisition agreements, Advanced, for itself and on behalf of its officers, directors, stockholders and affiliates, agreed to release Web YP and the Web YP stockholders, and Big Stuff and the Big Stuff stockholders, as applicable, and each of their officers, directors, stockholders and affiliates, from any and all manner of claims and causes of action in connection with the negotiation, execution and performance of their obligations under the June 3, 1999 agreements.

    Web YP, the Web YP stockholders, Big Stuff and the Big Stuff stockholders, each for itself and on behalf of its officers, directors, stockholders and affiliates, agreed to release Advanced and its officers, directors, stockholders and affiliates, from any and all manner of claims and causes of action in connection with the negotiation, execution and performance of their obligations under the June 3, 1999 agreements.

    Each party agreed not to sue any other party for any claim for contractual or implied indemnity arising out of the June 3, 1999 Web YP Agreement and the June 3, 1999 Big Stuff Agreement.

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
                SALE OF ADVANCED'S TELECOMMUNICATIONS OPERATIONS
                          TO IONEX TELECOMMUNICATIONS

    In May 1999, Advanced engaged Banc of America Securities, LLC, formerly NationsBanc Montgomery Securities, a subsidiary of Bank of America, as its advisor to sell Advanced's telecommunications operations.

    On July 14, 1999, Advanced entered into a stock purchase agreement with Compass Telecommunications, Inc. which was subsequently amended on November 19, 1999, to sell all of the capital stock of Feist Long Distance Service, Inc., FirsTel, Inc., Valu-Line of Longview, Inc., and Telecom Resources, Inc. to Compass. Subsequent to the execution of the stock purchase agreement, Compass changed its name to Ionex Telecommunications. Prior to the sale of the capital stock of Feist, FirsTel, Valu-Line and Telecom Resources to Ionex Telecommunications, Advanced assigned to one or more of those subsidiaries, those assets held by Advanced directly that were used in Advanced's telecommunications operations. The closing date of the stock purchase agreement was November 19, 1999.

    As partial consideration for the sale of the telecommunications subsidiaries' shares, Ionex Telecommunications paid Advanced $49.8 million in cash. Ionex Telecommunications also assumed Advanced's liabilities incurred in connection with its telecommunications operations.

    The cash consideration was subject to a dollar-for-dollar reduction to the extent current net assets were less than current net liabilities. In an attempt to ensure that the purchase price adjustment was applied to reduce the amount Ionex Telecommunications paid Advanced at closing, the agreement called for the preparation of two balance sheets. A preliminary balance sheet was prepared as of October 31, 1999. The cash consideration paid to Advanced by Ionex Telecommunications at closing was reduced on a dollar-for-dollar basis, as current net assets shown on the preliminary balance sheet were less than current net liabilities by $7.2 million.

    A final balance sheet as of the closing date is being prepared and audited. Advanced will pay or receive the difference between the purchase price adjustments determined from the preliminary balance sheet and the final balance sheet.

    As part of the stock purchase agreement, Advanced has entered into the following agreements with Ionex Telecommunications:

    - an advertising agreement;

    - a transitional services agreement; and

    - a directory sales agreement.

    Under the advertising agreement, Advanced is to provide Ionex
Telecommunications with:

    - a prominent banner advertisement on Great Western's Internet homepage; and

    - yellow pages advertising.

The foregoing is to be provided in every market where, as of the closing date, there is overlap between where Great Western distributes print directories and any market in which a telecommunications subsidiary has customers. Additional markets may be added as agreed between Advanced and Ionex Telecommunications.

    The Internet advertising and the yellow pages advertising shall contain information describing the communications services provided by the telecommunications operations being sold to Ionex Telecommunications, including long distance telephone service, local telephone service, Internet access services, conference calling services, fax services and cellular telephone services as well as information

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
on how to use and order such services. Ionex Telecommunications must obtain prior approval from Advanced for all content to be placed in any Internet advertising and on the yellow pages advertising.

    Under the transitional services agreement, for a period of up to 30 days which may be extended to an aggregate of 90 days, Advanced is to provide accounting services, payroll services, employee benefit plan services and other related ancillary services. Ionex Telecommunications shall pay all:

    - reasonable expenses incurred by the personnel of Advanced in the provision of the services under the agreement; and

    - wages and the costs of benefits actually provided.

    The terms of the directory sales agreement include requiring Advanced to cause Great Western to provide Ionex Telecommunications services relating to:

    - soliciting potential customers;

    - marketing, promoting and selling Ionex Telecommunications products and services; and

    - related ancillary services.

Ionex Telecommunications will provide:

    - all marketing;

    - training; and

    - order entry processing.

    Ionex Telecommunications will pay a commission on aggregate revenues collected that are attributable to billings made in the first five years, in each case after the initial sale, for each of the Ionex Telecommunications products and services sold that are the direct result of the sales services of the sales agents. The term of the sales agency agreement will be five years, with the option to extend for an additional five years.

    According to the stock purchase agreement, Advanced has agreed to indemnify Ionex Telecommunications under circumstances typical of transactions of this type as well as under other circumstances. The length of the indemnification obligations are subject to varying periods of time. The dollar exposure related to various indemnification obligations also varies. Except for specific indemnification obligations, all other indemnification obligations are subject to the losses incurred exceeding $75,000 prior to Advanced's being obligated to indemnify Ionex Telecommunications on a dollar-for-dollar basis for losses greater than $75,000.

    The provisions of the stock purchase agreement between Advanced and Ionex Telecommunications are the result of arm's length negotiations conducted among representatives of the parties and their legal and financial advisors.

                              REGULATORY APPROVALS

    No state or federal regulatory approvals are required or will otherwise be obtained relating to the Amended and Restated YPtel Agreement, the Amended and Restated Web YP Agreement and the Amended and Restated Big Stuff Agreement, or the transactions contemplated thereby other than:

    - compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as described below;

    - the effectiveness of the Registration Statement of which this proxy statement is a part;

    - filings with the Committee on Foreign Investment in the United States for a determination as to whether the transaction contemplated by the Amended and Restated YPtel Agreement is

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
      permitted under the Exon-Florio Amendment (section 721) to the Defense Production Act of 1950; and

    - compliance with applicable state and Canadian and provincial securities laws and other Canadian governmental regulations.

    The YPtel acquisition and the issuance of Advanced stock to Mr. O'Neal in connection with the Web YP and Big Stuff acquisitions are subject to the requirements of the HSR Act and the rules and regulations thereunder, which provide that certain transactions may not be consummated until certain required information and materials have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods have expired or been terminated. Advanced filed its notification pursuant to the HSR Act with respect to the YPtel acquisition in July 1999, and the applicable waiting period was terminated in August 1999. Advanced filed its notification with respect to the issuance of Advanced stock to Mr. O'Neal in August 1999, and the applicable waiting period expired in September 1999. In August 1999, Mr. O'Neal filed a notification with respect to his acquisition of Advanced common stock pursuant to the Web YP and Big Stuff acquisitions and the redemption of his portion of the 5% Subordinated Notes. The applicable waiting period expired in September 1999.

    Because of changes in the stock price of Advanced common stock, an HSR filing has been or will be made with respect to the Big Stuff transaction. Approval of the Antitrust Division and the FTL is a condition of the closing of the acquisition of Big Stuff by Advanced.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the YPtel, Web YP and Big Stuff acquisitions. The termination of the HSR Act waiting periods does not preclude the Antitrust Division or the FTC from challenging the YPtel, Web YP or Big Stuff acquisitions, or any part thereof, on antitrust grounds. Accordingly, at any time before or after the closings under the acquisitions, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons, including the attorney general of one or more states or private parties, could take action under the antitrust laws, including seeking to enjoin the YPtel acquisition and the Web YP and Big Stuff acquisitions, or any part thereof.

    The Exon-Florio Act applies to all acquisitions proposed or pending on or after August 23, 1988, by or with foreign persons which could result in foreign control of persons engaged in interstate commerce in the United States. The Exon-Florio Act empowers the President of the United States to prohibit or suspend mergers, acquisitions or takeovers by or with foreign persons if the President finds, after investigation, credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate and appropriate authority to protect the national security.

    The President has designated the Committee on Foreign Investment in the United States as the agency authorized under the Exon-Florio Act to receive notices and other information and to conduct a review process which consists of a determination whether an investigation should be undertaken and making any such investigation. Any determination by CFIUS that an investigation is called for must be made within thirty days after its acceptance of written notification concerning a proposed transaction. If CFIUS determines to undertake an investigation, it must be completed within forty-five days after such determination. Upon completion or termination of the investigation, CFIUS must report to the President and present its recommendation. The President then has fifteen days in which to suspend or prohibit the proposed transaction or to seek other appropriate relief. In order for the President to

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exercise his authority to suspend or prohibit a proposed transaction, the
President must make two findings:

    - that there is credible evidence that leads the President to believe that the foreign interest exercising control might take action that threatens to impair national security; and

    - that provisions of law other than the Exon-Florio Act and the International Emergency Economic Powers Act do not in the President's judgment provide adequate and appropriate authority for the President to protect the national security in connection with the acquisition. These findings are not subject to judicial review. If the President makes this type of finding, he may take action for as long as he considers appropriate to suspend or prohibit the relevant acquisition. The President may direct the Attorney General to seek appropriate relief, including divestment relief, in the District Courts of the United States in order to implement and enforce the Exon-Florio Act. The Exon-Florio Act does not obligate the parties to a proposed acquisition to notify CFIUS of a proposed transaction. However, if notice of a proposed acquisition is not submitted to CFIUS, then the transaction remains indefinitely subject to review by the President under the Exon-Florio Act, unless it is determined that CFIUS does not have jurisdiction over the transaction.

    Advanced does not believe a filing with CFIUS is required for its acquisition of YPtel. Nevertheless, Advanced and YPtel made a voluntary filing under the Exon-Florio Act. The waiting period during which CFIUS determines whether it will undertake an investigation has expired.

                              INDEPENDENT AUDITORS

    Advanced is presently utilizing the services of KPMG LLP, who have been Advanced's independent auditors since its inception in 1997. Representatives of KPMG LLP will be present at the Special Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

    No annual meeting was held in 1999. Advanced has not set the date for the 2000 Annual Meeting of Stockholders. Accordingly, Advanced intends to disclose, on a Form 10-Q or, if necessary, a Form 8-K, the dates by which stockholder proposals must be received for inclusion in the proxy statement for the 2000 Annual Meeting and the date by which written notice must be received if a stockholder wishes to nominate directors or to propose proper business from the floor for consideration at the 2000 Annual Meeting.

                                 OTHER MATTERS

    The board of directors of Advanced knows of no other matters to be presented for consideration at the Special Meeting by the board or by stockholders who have requested inclusion of proposals in the proxy statement.

January 24, 2000

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
                         INDEX TO FINANCIAL STATEMENTS

ADVANCED COMMUNICATIONS GROUP, INC.
Independent Auditors' Report................................   F-2
Consolidated Statements of Operations.......................   F-3
Consolidated Balance Sheets.................................   F-4
Consolidated Statements of Changes in Stockholders' Equity
  (Deficit).................................................   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7

PACIFIC COAST PUBLISHING, INC.
Report of Independent Auditors..............................  F-23
Balance Sheets..............................................  F-24
Statements of Operations....................................  F-25
Statements of Stockholders' Equity..........................  F-26
Statements of Cash Flows....................................  F-27
Notes to Financial Statements...............................  F-28

YPtel CORPORATION
Unaudited Interim Consolidated Balance Sheet................  F-34
Unaudited Interim Consolidated Statement of Operations......  F-35
Unaudited Interim Consolidated Statement of Changes in
  Stockholders' Equity......................................  F-36
Unaudited Interim Consolidated Statement of Cash Flows......  F-37
Notes to Unaudited Interim Financial Statements.............  F-38

WEB YP, INC.
Independent Auditors' Report................................  F-42
Balance Sheets..............................................  F-43
Statements of Operations....................................  F-44
Statements of Stockholders' Deficit.........................  F-45
Statements of Cash Flows....................................  F-46
Notes to Financial Statements...............................  F-47

BIG STUFF, INC.
Unaudited Statements of Operations..........................  F-50
Unaudited Balance Sheets....................................  F-51
Unaudited Statements of Changes in Stockholders' Equity.....  F-52
Unaudited Statements of Cash Flows..........................  F-53
Notes to Unaudited Financial Statements.....................  F-54

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Advanced Communications Group, Inc.

    We have audited the accompanying consolidated balance sheets of Advanced Communications Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 1998 and 1997, and for the period from inception (June 6, 1996) through December 31, 1996. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Communications Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997, and for the period from inception (June 6, 1996) through December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

St. Louis, Missouri
February 10, 1999

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                            ACTUAL
                                                                            --------------------------------------
                                                     NINE MONTHS ENDED            YEAR ENDED
                                                       SEPTEMBER 30,             DECEMBER 31,        INCEPTION TO
                                                  -----------------------   ----------------------   DECEMBER 31,
                                                     1999         1998         1998        1997          1996
                                                  ----------   ----------   ----------   ---------   -------------
                                                  (UNAUDITED)  (UNAUDITED)
Revenues........................................  $   42,337   $   30,247   $   38,090   $      --     $      --
Expenses:
  Printing, distribution and listings...........      11,946        6,729        8,670          --            --
  Sales and marketing...........................       9,755        6,849        8,976          --            --
  General and administrative....................      15,386       11,736       16,689       2,071           649
  Depreciation and amortization.................       3,522        3,229        4,190           3            --
  Stock-based compensation......................          --        1,760        1,760         870            --
                                                  ----------   ----------   ----------   ---------     ---------
Income (loss) from operations...................       1,728          (56)      (2,195)     (2,944)         (649)
Other income (expense):
  Interest expense..............................      (3,517)        (919)      (1,845)       (256)          (10)
  Other.........................................           1          (47)         177          --            --
                                                  ----------   ----------   ----------   ---------     ---------
Income (loss) from continuing operations before
  income taxes..................................      (1,788)      (1,022)      (3,863)     (3,200)         (659)
Income tax expense (benefit)....................         612          588          (91)         --            --
                                                  ----------   ----------   ----------   ---------     ---------
Net income (loss) from continuing operations....      (2,400)      (1,610)      (3,772)     (3,200)         (659)
Loss from discontinued operations, net of tax
  benefit of $5,196; $648; and $6,368,
  respectively..................................      (6,189)      (4,236)      (7,507)         --            --
Loss on sale of discontinued operations, net of
  tax benefit of $4,363.........................     (51,800)          --           --          --            --
                                                  ----------   ----------   ----------   ---------     ---------
Net loss........................................  $  (60,389)  $   (5,846)  $  (11,279)  $  (3,200)    $    (659)
                                                  ==========   ==========   ==========   =========     =========
Basic and diluted income (loss) per share from:
  Continuing operations.........................  $     (.12)  $     (.09)  $     (.20)  $    (.39)    $    (.08)
  Discontinued operations.......................        (.31)        (.23)        (.41)         --            --
  Sale of discontinued operations...............       (2.60)          --           --          --            --
                                                  ----------   ----------   ----------   ---------     ---------
  Net income (loss) per share...................  $    (3.03)  $     (.32)  $     (.61)  $    (.39)    $    (.08)
                                                  ==========   ==========   ==========   =========     =========

Weighted average common shares outstanding......  19,896,067   18,179,968   18,593,947   8,232,276     8,227,736
                                                  ==========   ==========   ==========   =========     =========

          See accompanying notes to consolidated financial statements.

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                 DECEMBER 31,
                                                              SEPTEMBER 30,   -------------------
                                                                  1999          1998       1997
                                                              -------------   --------   --------
                                                               (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................    $  1,408      $ 13,734   $    --
  Accounts receivable (net of allowance of $8,987 in 1999
    and $8,884 in 1998).....................................      17,681        13,317        --
  Deferred costs............................................       2,236         3,888        --
  Prepaid expenses and other current assets.................         289            94        --
  Deferred taxes............................................       3,782         3,398        --
                                                                --------      --------   -------
    Total current assets....................................      25,396        34,431        --
                                                                --------      --------   -------
Property, plant and equipment, net..........................         957         1,134         6
Intangible assets from business acquisitions, net...........      76,546        78,746        --
Other assets................................................       2,259         1,022     2,689
Net assets held for sale....................................      41,222        69,780        --
                                                                --------      --------   -------
    Total other assets......................................     120,984       150,682     2,695
                                                                --------      --------   -------
    Total assets............................................    $146,380      $185,113   $ 2,695
                                                                ========      ========   =======
                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities..................    $  6,704      $  4,844   $ 2,098
  Short-term debt and current maturities of long-term
    debt....................................................      55,000        17,117     3,141
  Other current liabilities.................................       2,691         3,017        --
                                                                --------      --------   -------
    Total current liabilities...............................      64,395        24,978     5,239
Long-term obligations:
  Long-term debt............................................          --        17,233        --
  Deferred tax liabilities..................................      10,704        11,318        --
                                                                --------      --------   -------
    Total liabilities.......................................      75,099        53,529     5,239
                                                                --------      --------   -------
Commitments and contingencies...............................
Stockholders' equity (deficit):
  Preferred stock, Series A Redeemable Convertible $.0001
    par value: 20,000,000 shares authorized; 142,857 shares
    issued and outstanding; $2,000 liquidation preference...          --         1,122        --
  Common stock, $.0001 par value: 180,000,000 shares
    authorized; 20,070,003; 19,859,262; and 8,232,276 shares
    outstanding, respectively...............................           2             2         1
  Additional paid-in capital................................     147,744       146,611     1,314
  Treasury stock, 168,257; 234,141; and 0 common shares,
    respectively............................................        (938)       (1,013)       --
  Retained earnings (accumulated deficit)...................     (75,527)      (15,138)   (3,859)
                                                                --------      --------   -------
    Total stockholders' equity (deficit)....................      71,281       131,584    (2,544)
                                                                --------      --------   -------
    Total liabilities and stockholders' equity..............    $146,380      $185,113   $ 2,695
                                                                ========      ========   =======

          See accompanying notes to consolidated financial statements.

                      ADVANCED COMMUNICATIONS GROUP, INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                              RETAINED         TOTAL
                                    COMMON STOCK                    ADDITIONAL                EARNINGS     STOCKHOLDERS'
                                ---------------------   PREFERRED    PAID-IN     TREASURY   (ACCUMULATED      EQUITY
                                  SHARES      AMOUNT      STOCK      CAPITAL      STOCK       DEFICIT)       (DEFICIT)
                                ----------   --------   ---------   ----------   --------   ------------   -------------
Initial capitalization,
  June 6, 1996................   8,227,736     $ 1       $   --      $     27    $    --      $     --       $     28
Net loss......................          --      --           --            --         --          (659)          (659)
                                ----------     ---       ------      --------    -------      --------       --------
Balance, December 31, 1996....   8,227,736     $ 1       $   --      $     27    $    --      $   (659)      $   (631)
Issuance of stock options and
  warrants....................          --      --           --         1,237         --            --          1,237
Issuance of stock for services
  performed...................       4,540      --           --            50         --            --             50
Net loss......................          --      --           --            --         --        (3,200)        (3,200)
                                ----------     ---       ------      --------    -------      --------       --------
Balance, December 31, 1997....   8,232,276     $ 1       $   --      $  1,314    $    --      $ (3,859)      $ (2,544)
Issuance of stock options and
  warrants....................          --      --           --         5,862         --            --          5,862
Issuance of preferred stock...          --      --        1,122            --         --            --          1,122
Initial public offering, net
  of offering costs...........   8,000,000       1           --        99,899         --            --         99,900
Issuance of stock for acquired
  companies...................   3,861,127      --           --        39,536         --            --         39,536
Acquisition of treasury
  stock.......................    (234,141)     --           --            --     (1,013)           --         (1,013)
Net loss......................          --      --           --            --         --       (11,279)       (11,279)
                                ----------     ---       ------      --------    -------      --------       --------
Balance, December 31, 1998....  19,859,262     $ 2       $1,122      $146,611    $(1,013)     $(15,138)      $131,584
Stock option exercises........      67,884      --           --            11         75                           86
Conversion of preferred
  stock.......................     142,857      --       (1,122)        1,122                                      --
Net loss (unaudited)..........          --      --           --            --         --       (60,389)       (60,389)
                                ----------     ---       ------      --------    -------      --------       --------
Balance, September 30, 1999
  (unaudited).................  20,070,003     $ 2           --      $147,744    $  (938)     $(75,527)      $ 71,281
                                ==========     ===       ======      ========    =======      ========       ========

          See accompanying notes to consolidated financial statements.

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                    NINE MONTHS ENDED         YEAR ENDED
                                                      SEPTEMBER 30,          DECEMBER 31,       INCEPTION TO
                                                   --------------------   -------------------   DECEMBER 31,
                                                     1999        1998       1998       1997         1996
                                                   ---------   --------   --------   --------   -------------
                                                   (UNAUDITED) (UNAUDITED)
Cash flows from operating activities:
  Net loss.......................................  $ (60,389)    (5,846)  $(11,279)  $(3,200)       $(659)
  Adjustments to reconcile net loss to net cash:
    Depreciation and amortization................      3,522      3,229      4,190         3           --
    Stock-based compensation expense.............         --      1,760      1,760       870           --
    Loss from discontinued operations............      6,189      4,236      7,507        --           --
    Loss on sale of discontinued operations......     51,800         --         --        --           --
    Deferred tax provision.......................       (998)        --     (6,459)       --           --
    Changes in operating assets and liabilities:
      Decrease (increase) in:
        Accounts receivable, net.................     (4,364)    (3,571)      (184)        1           (1)
        Deferred costs...........................      1,652      1,886        639        --           --
        Prepaid expenses and other current
          assets.................................       (195)       636        581        --           --
        Other assets, net........................     (2,280)    (9,866)     1,667        --           --
      Increase (decrease) in:
        Accounts payable and accrued
          liabilities............................      1,860     (1,347)       836     1,950          148
        Other current liabilities................       (326)        39        706        --           --
                                                   ---------   --------   --------   -------        -----
        Net cash provided by (used in) continuing
          operating activities...................     (3,529)    (8,844)       (36)     (376)        (512)
        Net cash used in discontinued
          operations.............................    (26,624)    (6,102)    (8,812)       --           --
                                                   ---------   --------   --------   -------        -----
        Net cash used in operating activities....    (30,153)   (14,946)    (8,848)     (376)        (512)
                                                   ---------   --------   --------   -------        -----
Cash flows from investing activities:
  Cash paid for businesses acquired, net of cash
    acquired.....................................         --    (83,277)   (83,256)       --           --
  Additions to property, plant and equipment,
    net..........................................     (3,524)      (871)   (16,738)       --           (8)
  Cash from sale of discontinued operations......        500         --     10,000        --           --
                                                   ---------   --------   --------   -------        -----
        Net cash used in investing activities....     (3,024)   (84,148)   (89,994)       --           (8)
                                                   ---------   --------   --------   -------        -----
Cash flows from financing activities:
  Borrowings of long-term debt...................     45,883     10,000     17,000     2,566          574
  Repayment of long-term debt....................    (25,118)    (4,895)    (4,197)       --           --
  Increase in deferred offering costs............         --         --         --    (2,223)         (48)
  Proceeds from stock option exercises...........         86         --         --        --           --
  Proceeds from common stock issuance, net of
    offering costs...............................         --     99,900     99,900        --           27
  Acquisition of treasury stock..................         --         --       (127)       --           --
                                                   ---------   --------   --------   -------        -----
        Net cash provided by financing
          activities.............................     20,851    105,005    112,576       343          553
                                                   ---------   --------   --------   -------        -----
        Net increase (decrease) in cash and cash
          equivalents............................    (12,326)     5,911     13,734       (33)          33
Cash and cash equivalents--beginning of period...     13,734         --         --        33           --
                                                   ---------   --------   --------   -------        -----
Cash and cash equivalents--end of period.........  $   1,408   $  5,911   $ 13,734   $    --        $  33
                                                   =========   ========   ========   =======        =====
Supplemental cash flows information:
  Cash paid for interest.........................  $   2,240   $    692   $    739   $    --        $  --
                                                   =========   ========   ========   =======        =====
  Cash paid for income taxes.....................  $      --   $     --   $     --   $    --        $  --
                                                   =========   ========   ========   =======        =====

          See accompanying notes to consolidated financial statements.

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), THE YEARS
                                     ENDED
       DECEMBER 31, 1998 AND 1997, AND THE PERIOD ENDED DECEMBER 31, 1996

1. BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Advanced Communications Group, Inc. and its wholly owned subsidiaries (Advanced). All significant intercompany transactions have been eliminated in consolidation.

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Advanced was founded to create a regional competitive local exchange carrier that primarily provides a portfolio of telecommunications services to business customers in service areas of Southwestern Bell and U S WEST and publishes yellow pages directories in selected markets. Advanced completed its initial public offering (IPO) on February 18, 1998. In connection with the IPO, Advanced simultaneously acquired nine operating companies and a 49% interest in KIN Network, Inc. (KINNET) (collectively, the Acquired Companies or the Acquisitions). Prior to February 1998, Advanced had not conducted any operations other than those relating to the IPO and the Acquisitions. Consequently, the actual financial statements included herein relate only to the parent Company prior to February 18, 1998, but include the results of the Acquired Companies for the period February 18, 1998 to December 31, 1998 and for all later periods.

    The interim financial statements for the nine months ended September 30, 1999 and 1998, are unaudited. These interim financial statements have been prepared on the same basis as the annual financial statements included herewith. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the consolidated balance sheets, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim period are not necessarily indicative of the results for the entire fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS--Advanced considers cash in banks and highly-liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Improvements are capitalized. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of assets retired or disposed of are removed from the accounts, and any gains or losses are reflected in results of operations. Depreciation is computed using the straight-line method over the respective useful lives of the assets. The estimated useful lives of the assets are: buildings and improvements--40 years; telecommunications equipment--5 to 10 years; furniture and office equipment--3 to 5 years; and leasehold improvements--life of lease.

    INTANGIBLE ASSETS FROM BUSINESS ACQUISITIONS--Intangible assets resulting from the cost of businesses acquired exceeding the fair value of net assets acquired consist principally of customer lists and goodwill. Customer lists and goodwill are amortized on a straight-line basis over their estimated useful lives ranging from 5 to 10 years and 15 to 40 years, respectively. For the year ended December 31, 1998, amortization expense relating to intangible assets, customer lists and goodwill was $7,261,000.

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), THE YEARS
                                     ENDED
       DECEMBER 31, 1998 AND 1997, AND THE PERIOD ENDED DECEMBER 31, 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    INCOME TAXES--Income taxes are recognized during the year based on all events that have been recognized in the consolidated financial statements, with deferred taxes being provided for differences between the book basis and tax basis of assets and liabilities as measured by the enacted tax laws.

    REVENUE RECOGNITION--Directory revenues are derived from the sale of advertising space in telephone directories and are recognized on the date that the directory is published and substantially delivered. If the estimate of total directory costs exceeds advertising revenues for a specific region's telephone directory, a provision is made for the entire amount of such estimated loss. Directory costs are deferred until the date that the directory is published and substantially delivered. Directory costs include all direct costs related to the publishing of a region's telephone directory, such as publishing and distribution expenses, commissions on sales, other sales expenses and depreciation and amortization. General and administrative costs are charged to expense as incurred. Costs incurred with the expansion into new markets include all direct costs related to the publishing of a first-year telephone directory (prototype directory). Advertising space in prototype directories is generally provided to advertisers at no cost; therefore, no advertising revenues are derived from prototype directories. Because the future economic benefit of the direct costs related to prototype directories cannot be determined, such direct costs are charged to expense as incurred. Advanced recognized approximately $400,000 of expense in the year ended December 31, 1998, relating to a prototype directory.

    Telecommunications revenues are recognized when long-distance, local and toll free services are provided. Billings made in advance for local services are deferred until earned.

    STOCK-BASED COMPENSATION--Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the intrinsic value based method of accounting required by Accounting Principles Board Opinion (APB) No. 25. Advanced has elected to remain with the accounting in APB No. 25 and has included in these financial statements pro forma disclosures of net loss and net loss per share as if the fair value method of accounting had been applied. No employee stock options or similar equity instruments were issued by Advanced prior to January 1, 1997.

    NET EARNINGS (LOSS) PER SHARE--Basic earnings per share (Basic EPS) is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share (Diluted EPS) reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. In periods in which the inclusion of such securities or contracts are anti-dilutive, the effect of such securities is not given consideration.

    In calculating Diluted EPS for the year ended December 31, 1998 and 1997, options and warrants to purchase 3,960,312, and 2,288,640 respectively, shares of common stock were outstanding during part of the year but were not included in the computation of Diluted EPS due to their anti-dilutive effect.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Advanced's only financial instruments are cash, short-term trade receivables and payables, notes payable and capital lease obligations. Management believes the carrying amounts of the financial instruments classified as current assets and liabilities approximate their fair

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), THE YEARS
                                     ENDED
       DECEMBER 31, 1998 AND 1997, AND THE PERIOD ENDED DECEMBER 31, 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

values because of their short-term nature. Management believes the carrying value of its notes payable and capital lease obligations approximate fair value.

    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF--Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

    COMPREHENSIVE INCOME--Advanced has adopted SFAS No. 130, "Reporting Comprehensive Income," as of the first quarter of 1998. SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, it has no impact on Advanced's net income or stockholders' equity. For the years ended December 31, 1998 and 1997 and for the period ended December 31, 1996, Advanced did not incur items to be reported in comprehensive income that were not already included in the reported net earnings; therefore, comprehensive income (loss) and net income (loss) were the same for these periods.

    NEW ACCOUNTING PRONOUNCEMENTS--In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement requires expanded pension related disclosures. Adoption of this statement will have no impact on Advanced's net income, financial position or cash flows.

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP is effective for financial statements for fiscal years beginning after December 15, 1998, with earlier application encouraged. Advanced accounts for its software costs in accordance with this SOP.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. Advanced is in compliance with this SOP.

3. DISCONTINUED OPERATIONS (UNAUDITED)

    In April 1999, Advanced announced that it intends to divest its telecommunications segment in connection with several strategic acquisitions (see note 17). Accordingly, the results of all the telecommunications segment through the date of the announcement are classified as discontinued operations in the accompanying consolidated financial statements. Revenues from the discontinued telecommunications segment were $72.5 million and $38.7 million in the first nine months of 1999 and 1998, respectively. Net loss from discontinued telecommunications operations were $23.4 million, net of a benefit income tax benefit of $5.2 million in the first nine months of 1999, and $4.2 million, net of income tax of $.6 million in the first nine months of 1998.

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), THE YEARS
                                     ENDED
       DECEMBER 31, 1998 AND 1997, AND THE PERIOD ENDED DECEMBER 31, 1996

3. DISCONTINUED OPERATIONS (UNAUDITED) (CONTINUED)

    Advanced has estimated the loss on the sale of the discontinued telecommunications operations to be $51.8 million and has included this estimate in the results of operations in the first quarter of 1999. The estimated loss on the sale of the discontinued operations includes estimates for operating losses expected to be incurred through the completion of the sale, transaction costs, exit costs of leased facilities, employee severance and termination costs, and estimated proceeds from the sale. The estimate is recorded net of an estimated income tax benefit of $4.4 million.

    The net assets and liabilities of the discontinued telecommunications operations are classified on the accompanying balance sheet as net assets held for sale. Net assets held for sale at September 30, 1999, are net of the remaining reserve established for the estimated loss on the sale of $41.2 million. No such loss reserve was recorded for the year ended
December 31, 1998.

4. ACQUISITIONS

    In February 1998, Advanced completed its IPO. Concurrent with and as a condition to the closing of the IPO, Advanced acquired all of the outstanding capital stock of Great Western Directories, Inc., Valu-Line of Longview, Inc., Feist Long Distance Service, Inc., FirsTel, Inc. and Tele-Systems, Inc., substantially all of the assets of Long Distance Management II, Inc., Long Distance Management of Kansas, Inc., The Switchboard of Oklahoma City, Inc., and National Telecom, a proprietorship, and 49% of the outstanding capital stock of KINNET (collectively the Acquisitions or the Acquired Companies). The Acquisitions are accounted for using the purchase method of accounting.

    The following table sets forth for accounting purposes the fair value of consideration paid with respect to the acquisition of Great Western and the assets acquired:

(IN THOUSANDS)
--------------
Consideration Paid for Acquired Companies:
  Cash......................................................  $55,634
  Common stock..............................................    8,000
  Notes payable.............................................   15,000
  Options and warrants......................................    3,125
                                                              -------
    Total purchase price....................................  $81,759
                                                              =======
Assets Acquired:
  Net working capital.......................................  $ 6,160
  Property and equipment....................................    1,237
  Customer lists............................................   32,900
  Goodwill..................................................   50,921
  Net deferred tax liability................................   (9,459)
                                                              -------
    Total assets acquired...................................  $81,759
                                                              =======

    In addition to the acquisition of Great Western, Advanced purchased the other acquired companies for $62.6 million in cash, stock options and notes payable. These acquisitions resulted in

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), THE YEARS
                                     ENDED
       DECEMBER 31, 1998 AND 1997, AND THE PERIOD ENDED DECEMBER 31, 1996

4. ACQUISITIONS (CONTINUED)

$47.0 million goodwill, $14.9 in customer lists and $.7 million of net other assets which have been classified as net assets held for sale.

    The following pro forma information presents results of operations as if the acquisition of Great Western had occurred at the beginning of the periods presented. This pro forma information is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of the future results of the combined companies.

             PRO FORMA INFORMATION (UNAUDITED)
           (IN THOUSANDS, EXCEPT PER SHARE DATA)                1998       1997       1996
           -------------------------------------              --------   --------   --------
Total revenues from continuing operations...................  $47,336    $43,247    $44,324
Net income (loss) from continuing operations................   (2,972)    (2,563)     1,263
Income (loss) per share from continuing operations..........     (.15)      (.13)       .06

    In November 1998, Advanced acquired all of the outstanding stock of Telecom Resources, Inc. and affiliates (TRI) for 477,538 newly issued shares of common stock valued at $1.6 million. TRI, based in Dallas, Texas, offers its customers a web-based virtual office package that combines voice, fax and data into a single interface. This acquisition is accounted for under the purchase method of accounting. The excess of cost over the estimated fair value of assets acquired and liabilities assumed was allocated to goodwill. Approximately $3.3 million was allocated to goodwill and will be amortized over 15 years. The results of operations and the pro forma results would not have been significantly different if TRI had been acquired at the beginning of 1998.

5. INVESTMENT IN KINNET

    In connection with the IPO, Advanced purchased a 49% interest in KINNET, an owner and operator of a fiber optic network in Kansas, for $18.0 million. Advanced accounted for its investment in KINNET using the equity method.

    In December 1998, Advanced sold its entire interest in KINNET back to the original owner of KINNET for $10.0 million in cash, 225,000 shares of Advanced's common stock, valued at $0.9 million, and the indefeasible right to use (IRU) certain network facilities of KINNET valued at $7.0 million. The sale of the KINNET stock resulted in a $2.4 million loss due to the tax effect associated with this transaction. This tax effect is considered a component of other income (expense) rather than a component of income tax expense. The effect of this transaction allowed Advanced to realize the benefit of net operating losses. Advanced's stock received is included in treasury stock based upon the fair market value on the date of the transaction. The IRU, which is included in property, plant and equipment, has a term of 20 years and was valued based on the fair value of leasing the equivalent network capacity.

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), THE YEARS
                                     ENDED
       DECEMBER 31, 1998 AND 1997, AND THE PERIOD ENDED DECEMBER 31, 1996

6. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following at December 31, 1998 and 1997:

(IN THOUSANDS)                                                  1998       1997
--------------                                                --------   --------
Land and buildings..........................................  $   544     $   --
Leasehold improvements......................................      388         --
Furniture and office equipment..............................    1,443          8
                                                              -------     ------
                                                                2,375          8
Less accumulated depreciation...............................   (1,241)        (2)
                                                              -------     ------
                                                              $ 1,134     $    6
                                                              =======     ======

7. OTHER ASSETS

    Other assets consisted of the following at December 31, 1998 and 1997:

(IN THOUSANDS)                                                  1998       1997
--------------                                                --------   --------
Deferred acquisition costs..................................  $    --     $  929
Deferred offering costs.....................................       --      1,757
Deferred debt costs, net of $196 accumulated amortization in
  1998......................................................    1,022         --
Other.......................................................       --          3
                                                              -------     ------
                                                              $ 1,022     $2,689
                                                              =======     ======

    At December 31, 1997, Advanced had deferred certain legal, accounting, appraisal and other costs incurred in connection with the Acquisitions and the IPO. When the Acquisitions were completed, deferred acquisition costs were included in the determination of excess purchase price. Deferred offering costs were charged to additional paid-in capital upon the closing of the IPO.

    Deferred line acquisition costs include the direct costs incurred in connection with establishing local access line service contracts for customers and are being amortized on a straight-line basis over the estimated life of the average customer local service contract.

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), THE YEARS
                                     ENDED
       DECEMBER 31, 1998 AND 1997, AND THE PERIOD ENDED DECEMBER 31, 1996

8. LONG-TERM DEBT

    The carrying amount of long-term debt, which approximates fair value, consisted of the following at December 31, 1998 and 1997:

(IN THOUSANDS)                                                  1998       1997
--------------                                                --------   --------
Borrowings under revolving line of credit, variable
  interest, 8.25% at December 31, 1998......................  $17,000    $    --
8% Note due upon consummation of IPO (related parties)......       --      2,875
5% Notes payable due February 18, 2000, interest due
  annually (related parties)................................   15,000         --
10% Convertible notes due February 18, 2000, interest due
  annually (related parties)................................    2,000         --
7% Note due annually through February 18, 2001, interest due
  annually (related parties)................................      350         --
                                                              -------    -------
                                                               34,350      2,875
Less short-term borrowings and current maturities...........  (17,117)    (2,875)
                                                              -------    -------
                                                              $17,233    $    --
                                                              =======    =======

    Advanced has a $25.0 million revolving credit facility with a financial institution that expires on August 6, 1999. At December 31, 1998, Advanced had outstanding borrowings of $17.0 million under this facility. Borrowings under the facility are limited to 85% of eligible accounts receivable, and interest varies at the bank's Base Rate as defined. Under the revolving credit facility Advanced must pay commitment fees of .5% on the unused portion of the line; maintain certain financial ratios; and is restricted from, among other things, paying dividends, selling assets and incurring additional indebtedness.

    Until the IPO, Advanced's activities had been financed through a Subordinated Promissory Note as amended (the Note) with Consolidated Partners Founding Fund (CPFF), a related party, in the principal amount of $3,230,000 and bearing an annual interest rate of eight percent. The Note was due on the earlier of December 31, 1998, or the consummation of the IPO. At December 31, 1997, the principal balance under the Note was approximately $2,875,000.

    In connection with the IPO in February 1998, the entire balance of the Note was repaid. During 1998, 1997 and 1996, Advanced incurred interest expense of $149,000, $256,000 and $10,000 respectively, related to the Note. Included in long-term debt at December 31, 1998 are notes relating to the Acquisitions totaling $15,393,000 which are due to current members of management. For the year ended December 31, 1998, Advanced recognized interest expense of $709,000 relating to these notes.

    The 5% Notes and 10% Convertible Notes may be prepaid at any time and are subordinated to Advanced's senior debt as defined therein. The 10% Convertible Notes are convertible into shares of Advanced's common stock at $14.00 per share.

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), THE YEARS
                                     ENDED
       DECEMBER 31, 1998 AND 1997, AND THE PERIOD ENDED DECEMBER 31, 1996

9. INCOME TAXES

    The provision for income tax expense (benefit) consisted of the following:

(IN THOUSANDS)                                                  1998       1997
--------------                                                --------   --------
Current:....................................................  $    --         --
  Federal...................................................       --         --
                                                              -------    -------
  State.....................................................       --         --
                                                              -------    -------
Deferred:
  Federal...................................................   (5,945)        --
  State.....................................................     (514)        --
                                                              -------    -------
                                                               (6,459)        --
                                                              -------    -------
Income tax expense (benefit)................................  $(6,459)        --
                                                              =======    =======

    No provision for federal, state and local income taxes was recorded at December 31, 1997 and 1996 because the historical Company had sustained cumulative losses since its inception. A 100% valuation allowance had been established for the related deferred tax asset.

    Significant components of deferred tax assets and liabilities at December 31, 1998 and 1997 were:

(IN THOUSANDS)                                                  1998       1997
--------------                                                --------   --------
Deferred tax assets:
  Reserves and accruals.....................................  $  3,782   $    --
  Customer lists amortization...............................        49        --
  Net operating loss carryforwards..........................     1,222     1,193
                                                              --------   -------
                                                                 5,053     1,193
  Valuation allowance.......................................        --    (1,193)
                                                              --------   -------
                                                                 5,053        --
                                                              --------   -------
Deferred tax liabilities:
  Intangible assets.........................................   (16,144)       --
  Property and equipment depreciation.......................      (319)       --
                                                              --------   -------
                                                               (16,463)       --
                                                              --------   -------
  Total net deferred tax asset (liability)..................   (11,410)       --
  Net deferred tax liabilities included in Net Assets Held
    for Sale................................................     3,490        --
                                                              --------   -------
  Net deferred tax asset (liability)........................  $ (7,920)  $    --
                                                              ========   =======

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), THE YEARS
                                     ENDED
       DECEMBER 31, 1998 AND 1997, AND THE PERIOD ENDED DECEMBER 31, 1996

9. INCOME TAXES (CONTINUED)

    The benefit for income taxes reconciles to the amount computed by applying the statutory federal tax rate of 34% is as follows:

(IN THOUSANDS)                                                  1998       1997
--------------                                                --------   --------
Computed expected tax benefit...............................  $(6,031)   $(1,088)
Non-deductible goodwill and intangibles.....................      332         --
State income tax benefit....................................     (339)      (105)
Loss on sale of KINNET......................................      816         --
Other.......................................................      (44)        --
Change in valuation allowance...............................   (1,193)     1,193
                                                              -------    -------
                                                              $(6,459)   $    --
                                                              =======    =======

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion, or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Net operating loss carryforwards of $3,139,000 and $78,000 expire in 2012 and 2013, respectively. Management believes that Advanced will generate sufficient taxable income to absorb all net operating loss carryforwards and deductible temporary differences prior to their expiration.

10. STOCK OPTIONS AND WARRANTS

    In connection with the Acquisitions and IPO, Advanced issued various common stock warrants that allow the holder to purchase shares of common stock at defined exercise prices. As of December 31, 1998, 1,584,427 of such warrants were issued and outstanding.

    Advanced has an employee incentive stock option plan which allows Advanced to grant key employees incentive and non-qualified stock options to purchase up to 3,500,000 shares of Advanced's common stock at not less than the market price on the date of the grant. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period but not later than ten years from the date of the grant.

    Advanced also has a Non-Employee Director stock option plan, approved by the stockholders, under which Advanced grants an option to purchase 15,000 shares of common stock to each director who is neither an officer of Advanced nor compensated under any employment or consulting arrangements (Non-Employee Director) upon their initial appointment as director and an additional option to purchase 5,000 shares upon each subsequent re-election to director. Under the plan, the option exercise price is the fair market value of Advanced's common stock on the date of the grant, and the options are exercisable, on a cumulative basis, at 33 1/3% per year commencing on the first anniversary date of the grant.

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), THE YEARS
                                     ENDED
       DECEMBER 31, 1998 AND 1997, AND THE PERIOD ENDED DECEMBER 31, 1996

10. STOCK OPTIONS AND WARRANTS (CONTINUED)

    A summary of the stock option and warrant transactions under the plans for the years ended December 31, 1998 and 1997, is as follows:

                                                                 1998                   1997
                                                         --------------------   --------------------
                                                         AVERAGE    NUMBER OF   AVERAGE    NUMBER OF
                                                          PRICE      SHARES      PRICE      SHARES
                                                         --------   ---------   --------   ---------
Options and warrants outstanding at beginning of
  year.................................................   $ 8.76    2,288,640    $  --             0
Options and warrants granted...........................   $ 9.89    4,116,172    $7.59     2,813,640
Options and warrants canceled..........................   $13.57    2,444,500    $2.50       525,000
Options and warrants exercised.........................   $   --            0    $  --             0
                                                          ------    ---------    -----     ---------
Options and warrants outstanding at end of year........   $ 6.96    3,960,312    $8.76     2,288,640
                                                          ======    =========    =====     =========
Exercisable at end of year.............................             1,580,377                107,561
                                                                    =========              =========

    Other information regarding stock options and warrants outstanding as of December 31, 1998, is as follows:

                               OPTIONS AND WARRANTS OUTSTANDING           OPTIONS AND WARRANTS EXERCISABLE
                        -----------------------------------------------   ---------------------------------
      RANGE OF          NUMBER OF      REMAINING       WEIGHTED AVERAGE     NUMBER OF     WEIGHTED AVERAGE
   EXERCISE PRICE        OPTIONS    CONTRACTUAL LIFE    EXERCISE PRICE       OPTIONS       EXERCISE PRICE
---------------------   ---------   ----------------   ----------------   -------------   -----------------
$ 2.50-$ 4.00             778,593          8.7              $ 2.53            596,927           $ 2.50
$ 4.50-$ 4.50           1,272,250         10.0              $ 4.50                 --               --
$ 4.67-$10.50             914,714          8.7              $ 6.50            252,028           $ 6.61
$14.00-$14.00             994,755          6.2              $14.00            731,422           $14.00
---------------------   ---------         ----              ------          ---------           ------
$ 2.50-$14.00           3,960,312          8.5              $ 6.96          1,580,377           $ 8.48
=====================   =========         ====              ======          =========           ======

    Advanced accounts for the option plans using the intrinsic value method of APB No. 25. Accordingly, no compensation expense has been recognized relating to the stock options. Pro forma net earnings and net earnings per common share in the following table were prepared as if Advanced had accounted for its stock options and warrants under the fair market value method of SFAS No. 123.

                                                                1998       1997
                                                              --------   --------
Net loss--pro forma (in thousands)..........................  $13,566    $ 5,972
Net loss per share--pro forma...............................      .73        .73

    For the pro forma disclosures, the fair value of each option and warrant grant is estimated at the date of the grant using an option pricing model with the following assumptions: no expected dividends, risk-free interest rates of 5.5%, price volatility of 50% and expected lives of 4 years.

    On December 13, 1998, Advanced's Board of Directors approved the re-pricing of approximately 2,125,000 options granted to key employees with a weighted-average exercise price of $13.53. Under the terms of the re-pricing, holders of the affected options received one new option for each two existing

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), THE YEARS
                                     ENDED
       DECEMBER 31, 1998 AND 1997, AND THE PERIOD ENDED DECEMBER 31, 1996

10. STOCK OPTIONS AND WARRANTS (CONTINUED)

options. The new options have an exercise price of $4.50 per share, which represents the fair market value of Advanced's stock on December 14, 1998.

    In connection with the Acquisitions, Advanced issued warrants to purchase 756,078 shares of common stock at $6.61 per share and options to purchase 598,500 shares of common stock at $14.00 per share (the IPO price). The fair value of these options and warrants was determined to be $4,101,000 on the date of grant, which was recorded by Advanced as a component of the purchase price of the Acquisitions.

    During December 1997, Advanced awarded two of its officers ten-year options to purchase 300,000 shares of common stock at an exercise price of $2.50 per share which vest in full at the end of three months. Additionally, in May 1997, Advanced granted to one of its consultants a warrant for the purchase of 7,561 shares of common stock at an exercise price of $2.65 per share. During the year ended December 31, 1998 and 1997, Advanced recognized $1,760,000 and $870,000 respectively of compensation expense related to these options and warrants.

11. BENEFIT PLANS

    Advanced has a stock purchase plan whereby eligible employees may elect to invest up to 10% of their salary and Advanced contributes an amount equal to 15% of each participant's contribution. Advanced also has a 401(k) plan whereby eligible employees may elect to contribute a portion of their salary and Advanced contributes an amount equal to 50% of employee contributions up to 6% of the employee's base salary. Advanced recognized expense of $395,000 in the nine months ended September 30, 1999, $281,000 in 1998 and no expense in 1997 or 1996, relating to these plans.

12. LEASES

    Certain sales and administrative offices and equipment are leased. The leases expire at various dates through 2008. Leases that expire are generally renewed or replaced by similar leases depending on business needs. Rent expense for operating leases in 1998, 1997 and 1996 was $1,370,000, $48,000 and $0,
respectively, and $1,714,000 for the nine months ended September 30, 1999.

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), THE YEARS
                                     ENDED
       DECEMBER 31, 1998 AND 1997, AND THE PERIOD ENDED DECEMBER 31, 1996

12. LEASES (CONTINUED)

    At December 31, 1998, Advanced's future minimum rental payments due under noncancelable leases were as follows:

                                                              CAPITAL    OPERATING
YEAR                                                           LEASES     LEASES
----                                                          --------   ---------
                                                                 (IN THOUSANDS)
1999........................................................    $124      $1,861
2000........................................................     124       1,502
2001........................................................     124       1,094
2002........................................................     120         814
2003........................................................      81         380
Thereafter..................................................     413          --
                                                                ----      ------
                                                                $986      $5,651
                                                                          ======
Less amount representing interest...........................     364
                                                                ----
Present value of minimum lease payments.....................    $622
                                                                ====

13. PREFERRED STOCK

    In January 1998, Advanced entered into an agreement with a certain utility company regarding the possible creation of a strategic alliance. Under the terms of the agreement, which was consummated contemporaneously with the closing of the IPO, Advanced issued 142,857 shares of Series A Redeemable Convertible Preferred Stock (Preferred Stock) with an aggregate liquidation preference of $2.0 million. The Preferred Stock is convertible into shares of common stock at the IPO price ($14.00) eighteen months after the consummation of the IPO. The Preferred Stock does not pay dividends and its holders are not entitled to vote in the election of directors. If a strategic alliance has not been entered into by the thirteenth month after the IPO, Advanced may, at its option, redeem the Preferred Stock for total proceeds of $1.25 million.

14. COMMITMENTS AND CONTINGENCIES

    Advanced is party to various legal actions, proceedings and claims arising in the normal course of business. Some of the foregoing involve, or may involve, claims for compensatory, punitive or other damages in material amounts. Litigation is subject to many uncertainties, and it is possible that some of the legal actions, proceedings and claims referred to above could be decided against Advanced. Advanced's management believes that any resulting liability will not materially affect Advanced's financial position, liquidity or results of operations. See Note 17 for discussion of various legal matters that have arisen subsequent to year end.

15. REPORTABLE SEGMENTS

    Advanced has two reportable segments: yellow pages directory publishing (directory) operations and telecommunications operations. The directory operations publish and distribute yellow pages directories in various markets in Oklahoma, Texas and California. The telecommunications operations

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), THE YEARS
                                     ENDED
       DECEMBER 31, 1998 AND 1997, AND THE PERIOD ENDED DECEMBER 31, 1996

15. REPORTABLE SEGMENTS (CONTINUED)

provide local, long distance and other telecommunications services to customers in service areas of Southwestern Bell and US West. The different telecommunications services have been aggregated and classified as one reportable segment because they are considered one segment in assessing performance and allocation of resources.

    The following summarizes key financial information regarding the operations of each segment for nine months ended September 30, 1999 and the year ended December 31, 1998:

                                                                 SEPTEMBER 30, 1999           DECEMBER 31, 1998
                                                              -------------------------   -------------------------
                                                                           DISCONTINUED                DISCONTINUED
                                                              DIRECTORY      TELECOM      DIRECTORY      TELECOM
(IN THOUSANDS)                                                OPERATIONS    OPERATIONS    OPERATIONS    OPERATIONS
--------------                                                ----------   ------------   ----------   ------------
Revenues....................................................   $ 42,337      $ 72,456      $ 38,090      $ 59,638

Printing, distribution and listings.........................     11,946            --         8,670            --
Cost of telecommunications services.........................         --        65,781            --        46,538
Selling, marketing, general and administrative expenses.....     25,141        29,186        25,665        21,445
Depreciation and amortization...............................      3,522         6,284         4,190         5,530
Stock-based compensation....................................         --            --         1,760            --
                                                               --------      --------      --------      --------
Income (loss) from operations...............................   $  1,728      $(28,795)     $ (2,195)     $(13,875)
                                                               ========      ========      ========      ========
Total assets................................................   $105,158      $ 41,222      $115,333      $ 69,780
                                                               ========      ========      ========      ========
Capital expenditures........................................   $      2      $  3,522      $    285      $ 16,453
                                                               ========      ========      ========      ========
Interest expense............................................   $  3,517      $      0      $  1,845      $      0
                                                               ========      ========      ========      ========

    The costs associated with Advanced's corporate overhead including, but not limited to, executive salaries, salaries of shared administrative personnel and the direct costs of company-wide programs, have been allocated to the directory operations segment based on management's estimate of those costs expected to be continuing after the sale of the telecommunications operations. The administrative costs that will not continue after the sale of the telecommunications segment have been allocated to the telecommunications operation. The directory operations total assets of $105,158 and $115,333, respectively, are presented here net of the net assets held for sale, $41,222 and $69,780, respectively, from the consolidated balance sheets.

    The telecommunications operations are presented as discontinued operations in the financial statements. As such the amounts disclosed as telecommunications operations here are netted and presented as a single line item in the balance sheet and statement of operations. For the nine months ended September 30, 1999, the loss from telecommunications operations is reflected in the statement of operations as loss from discontinued operations of $6.2 million, net of tax benefit of $5.2 million. The remainder of the net loss from telecommunications operations of $17.4 million was charged against the reserve established for the estimated loss on the sale of discontinued operations. For the year ended December 31, 1998, the loss from telecommunications operations is included in the statement of operations as loss from discontinued operations of $7.5 million, net of tax benefit of $6.4 million. The loss from operations on the discontinued telecommunications operations and the net loss from

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), THE YEARS
                                     ENDED
       DECEMBER 31, 1998 AND 1997, AND THE PERIOD ENDED DECEMBER 31, 1996

15. REPORTABLE SEGMENTS (CONTINUED)

discontinued operations do not include the estimated loss on the sale of the telecommunications operations of $51.8 million.

16. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                       PRO FORMA      ACTUAL        ACTUAL        ACTUAL      PRO FORMA
                                      1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER   FULL YEAR
                                      -----------   -----------   -----------   -----------   ----------
                                          (IN           (IN           (IN           (IN          (IN
                                      THOUSANDS)    THOUSANDS)    THOUSANDS)    THOUSANDS)    THOUSANDS)
1998--Pro Forma
------------------------------------
Revenues............................    $32,195       $28,015       $25,159       $28,820      $114,189
Operating income (loss).............        836          (460)       (3,897)       (8,652)      (12,173)
Net income (loss)...................       (521)       (1,031)       (3,691)       (5,433)      (10,676)
Net income (loss) per common
  share.............................      (0.03)        (0.05)        (0.19)        (0.27)        (0.54)
Common shares used in per share
  calculation.......................     19,616        19,616        19,616        19,822        19,646

                                       PRO FORMA     PRO FORMA     PRO FORMA     PRO FORMA    PRO FORMA
                                      1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER   FULL YEAR
                                      -----------   -----------   -----------   -----------   ----------
                                          (IN           (IN           (IN           (IN          (IN
                                      THOUSANDS)    THOUSANDS)    THOUSANDS)    THOUSANDS)    THOUSANDS)
1997--Pro Forma
------------------------------------
Revenues............................    $27,528       $23,284       $18,267       $20,213      $ 89,292
Operating income (loss).............      2,386           784        (1,776)       (3,418)       (2,024)
Net income (loss)...................        261          (485)       (2,146)       (3,207)       (5,577)
Net income (loss) per common
  share.............................       0.01         (0.02)        (0.11)        (0.16)        (0.28)
Common shares used in per share
  calculation.......................     19,616        19,616        19,616        19,616        19,616

17. SUBSEQUENT EVENTS (UNAUDITED)

    In April 1999, Advanced's board of directors approved a letter of intent to acquire all the outstanding stock of YPtel Corporation, Web YP, Inc. and a related company, Big Stuff, Inc. for approximately 19.5 million newly issued shares of common stock. The terms of the acquisitions are subject to negotiating definitive agreements, stockholder approvals, and regulatory approvals and the acquisitions are expected to be completed by December 31, 1999.

    YPtel Corporation is the parent of Pacific Coast Publishing, Ltd. a leading yellow pages publisher located in Tacoma, Washington. Web YP maintains a website and operates an Internet yellow pages network that is integrated with Big Stuff's local print yellow pages directories. By combining the yellow pages customers of YPtel Corporation, Web YP, Big Stuff and Advanced, the new operation will be vertically integrated with both Internet and print directories in 41 markets in 7 states.

    Advanced also announced that it will reorganize its board of directors and senior management team upon the consummation of the transaction. Richard O'Neal will continue as Chairman and CEO

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), THE YEARS
                                     ENDED
       DECEMBER 31, 1998 AND 1997, AND THE PERIOD ENDED DECEMBER 31, 1996

17. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

of Advanced and Mr. O'Neal and the other 5% note holders have agreed to convert a $15 million note and accrued interest owed by Advanced into common stock in support of Advanced's strategy. Advanced will be re-named WorldPages.com, Inc. and its stock will continue to be traded on the NYSE under a new symbol to be released upon completion of the transactions.

    On May 14, 1999, Great Western, the wholly-owned yellow pages publishing subsidiary of Advanced, entered into a $40.0 million revolving loan agreement with Bank of America National Trust and Savings Association. Great Western used a portion of the new credit facility to retire Advanced's existing $25.0 million credit facility. The balance of the new credit facility is, subject to various restrictions, for the general working capital needs and other corporate purposes of Advanced and Great Western and for the working capital needs of the telecommunications operations prior to their contemplated sale. Interest on the new facility is LIBOR (adjusted by the Eurodollar reserve percentage) plus 2.75% or Bank of America's prime or base rate plus .75%. The new facility requires a commitment fee of .5% on the unused balance and is subject to various restrictions and the maintenance of certain financial ratios. The new facility expires on May 13, 2000. Advanced and its telecommunications subsidiaries guaranteed Great Western's obligations with respect to the loan facility. Advanced secured its guarantee by pledging to Bank of America substantially all of its assets, including the capital stock of its telecommunications operations, and the telecommunications operations secured their guarantees by pledging to Bank of America substantially all of their respective assets. It is intended that the net sale proceeds of the sale of the telecommunications subsidiaries will be used to repay the loan or reduce its balance. At September 30, 1999, Advanced had borrowed $38.0 million under this facility, which was subsequently reduced to $8.0 million in November upon the sale of Advanced's telecommunications operations.

    In July 1999, Advanced and four of its wholly-owned subsidiaries, Feist Long Distance Services, Inc., FirsTel, Inc., Telecom Resources, Inc. and Valu-Line of Longview, Inc., entered into a stock purchase agreement with Ionex Telecommunications, Inc. under which Advanced agreed to sell all of the capital stock of those wholly-owned subsidiaries to Ionex Telecommunications for $49.8 million, subject to a dollar-for-dollar reduction to the extent current assets at the time of closing of the sale are less than current liabilities at the time of closing and to the extent of any decrease in property, plant and equipment from May 1, 1999 to the closing date. The sale was completed on November 19, 1999 and the Company received $42.6 million, representing the purchase price less a preliminary working capital adjustment of $7,2 million. The Company used the proceeds to repay a portion of its revolving crdit facility and for general corporate purposes. In connection with the closing of the sale of the telecommunications operations, the revolving credit facility was amended to reduce the total available borrowings to $15.0 million.

    In August 1996, one of Advanced's subsidiaries, Valu-Line of Longview, Inc., entered into a written agreement with MCI Communications Corporation under which, for a fee, MCI would provide access to Valu-Line so that Valu-Line could provide services as a long distance carrier. After execution of the written agreement, service failures by MCI occurred. To address the service failures and MCI relocation of circuits serving Valu-Line, representatives of Valu-Line and MCI agreed upon a reduced fee structure and revised network architecture in order to provide restitution to Valu-Line and to address the service quality issues. The resulting agreement reflecting the reduced fee structure was never set forth in writing. Both before and after Advanced acquired Valu-Line, the payments made under the

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED), THE YEARS
                                     ENDED
       DECEMBER 31, 1998 AND 1997, AND THE PERIOD ENDED DECEMBER 31, 1996

17. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

Valu-Line contract with MCI were in accordance with the modified agreement. In April-May 1999, after the acquisition of MCI by WorldCom, Inc., MCI WorldCom, Inc., as the owner of the successor-in-interest to MCI, took the position that Advanced owed $2.9 million in delinquent amounts under the original written contract, ignoring the modification to the contract between the parties. MCI WorldCom has not taken any legal action against Advanced or Valu-Line. If this matter is not resolved through discussions, management's response to this claim is to actively pursue the Advanced's rights and defenses in arbitration.

    In July 1999, Loretta R. Cross, Chapter 7 Trustee for Total National Telecommunications, Inc., filed an Adversary Proceeding against Lou Zant and Telecom Resources, Inc., in the United States Bankruptcy Court for the Southern District of Texas. TRI is a wholly-owned subsidiary of Advanced and is one of the telecommunications operations to be sold to Ionex Telecommunications.

    The trustee's complaint seeks recovery of $2.6 million from Telecom Resources as a fraudulent conveyance under the Bankruptcy Code. The complaint is based on an October 1, 1996 stock purchase agreement in which Total World Telecommunications, Inc., the parent of Total National Telecommunications, agreed to purchase all the stock of NETTouch Communications, Inc., from Telecom Resources and Mr. Zant. The trustee's complaint alleges that Total National Telecommunications provided the funds to Total World Telecommunications to complete and close the stock purchase and that Total National Communications never received any consideration for its funds. Telecom Resources intends to vigorously defend the action.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Pacific Coast Publishing, Inc.

    We have audited the accompanying balance sheets of Pacific Coast Publishing, Inc. (Pacific Coast) as of October 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended October 31, 1998. These financial statements are the responsibility of Pacific Coast's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Coast as of October 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Seattle, Washington
December 22, 1998

                         PACIFIC COAST PUBLISHING, INC.

                                 BALANCE SHEETS

                                                                     OCTOBER 31,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
CURRENT ASSETS
Cash and cash equivalents...................................  $   334,426   $    17,922
Trade accounts receivable, net..............................    6,275,722     4,999,533
Deferred costs..............................................    7,271,961     6,892,487
Prepaid expenses and other..................................      829,620       433,455
                                                              -----------   -----------
Total current assets........................................   14,711,729    12,343,397

Property, plant and equipment, net..........................      508,463       505,579
Other assets................................................      313,950       132,381
                                                              -----------   -----------
Total assets................................................  $15,534,142   $12,981,357
                                                              ===========   ===========
CURRENT LIABILITIES
Current portion of debt.....................................  $    95,382   $   585,828
Accounts payable and accrued expenses.......................    1,574,604     1,362,253
Deferred revenue............................................    2,683,854     2,913,231
Commissions payable.........................................    1,169,261     1,019,448
                                                              -----------   -----------
Total current liabilities...................................    5,523,101     5,880,760
                                                              -----------   -----------
Debt, less current portion..................................      276,224       260,600
                                                              -----------   -----------
Commitments and contingencies (NOTE 5)
                                                              -----------   -----------
Total liabilities...........................................    5,799,325     6,141,360
                                                              -----------   -----------

STOCKHOLDERS' EQUITY
Common stock, $1 par value:
  Authorized shares--50,000
  Issued and outstanding shares--20,000.....................       20,000        20,000
Additional paid-in capital..................................      119,269       119,269
Retained earnings...........................................    9,595,548     6,700,728
                                                              -----------   -----------
Total stockholders' equity..................................    9,734,817     6,839,997
                                                              -----------   -----------
Total liabilities and stockholders' equity..................  $15,534,142   $12,981,357
                                                              ===========   ===========

SEE ACCOMPANYING NOTES.

                         PACIFIC COAST PUBLISHING, INC.

                            STATEMENTS OF OPERATIONS

                                                                YEARS ENDED OCTOBER 31,
                                                        ---------------------------------------
                                                           1998          1997          1996
                                                        -----------   -----------   -----------
Revenue...............................................  $33,165,398   $28,203,972   $24,550,563

Expenses:
  Printing, distribution, and listings................    8,001,467     6,644,443     6,985,299
  Sales and marketing.................................    7,301,381     5,700,232     5,612,647
  General and administrative..........................   10,520,963     9,312,433     7,887,227
  Depreciation and amortization.......................      170,124       249,245       334,918
  Stockholder remuneration............................    1,646,092     1,717,614     1,834,726
                                                        -----------   -----------   -----------
                                                          5,525,371     4,580,005     1,895,746

Interest (income) expense, net........................     (141,828)       94,625       247,211
Other (income) expense................................      (98,100)       26,113       (63,321)
                                                        -----------   -----------   -----------
Earnings before income taxes..........................    5,765,299     4,459,267     1,711,856
Provision for income taxes............................       86,479        53,988       265,957
                                                        -----------   -----------   -----------
Net income............................................  $ 5,678,820   $ 4,405,279   $ 1,445,899
                                                        ===========   ===========   ===========

SEE ACCOMPANYING NOTES.

                         PACIFIC COAST PUBLISHING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                   FOR THE THREE YEARS ENDED OCTOBER 31, 1998

                                    COMMON STOCK       ADDITIONAL   UNREALIZED
                                 -------------------    PAID-IN       LOSS ON      RETAINED
                                  SHARES     AMOUNT     CAPITAL     INVESTMENTS    EARNINGS        TOTAL
                                 --------   --------   ----------   -----------   -----------   -----------
Balances at October 31, 1995...   20,000    $20,000     $119,269     $(20,400)    $ 2,181,550   $ 2,300,419
  Net income...................       --         --           --           --       1,445,899     1,445,899
  Change in unrealized loss on
    investments................       --         --           --       (9,120)             --        (9,120)
                                  ------    -------     --------     --------     -----------   -----------
Balances at October 31, 1996...   20,000     20,000      119,269      (29,520)      3,627,449     3,737,198
  Net income...................       --         --           --           --       4,405,279     4,405,279
  Cash dividends paid..........       --         --           --           --      (1,332,000)   (1,332,000)
  Change in unrealized loss on
    investments................       --         --           --       29,520              --        29,520
                                  ------    -------     --------     --------     -----------   -----------
Balances at October 31, 1997...   20,000     20,000      119,269            0       6,700,728     6,839,997
  Net income...................       --         --           --           --       5,678,820     5,678,820
  Cash dividends paid..........       --         --           --           --      (2,784,000)   (2,784,000)
                                  ------    -------     --------     --------     -----------   -----------
Balances at October 31, 1998...   20,000    $20,000     $119,269     $      0     $ 9,595,548   $ 9,734,817
                                  ======    =======     ========     ========     ===========   ===========

SEE ACCOMPANYING NOTES.

                         PACIFIC COAST PUBLISHING, INC.

                            STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED OCTOBER 31,
                                                      ------------------------------------------
                                                          1998           1997           1996
                                                      ------------   ------------   ------------
OPERATING ACTIVITIES
Cash received from customers........................  $ 32,154,531   $ 28,268,125   $ 23,373,735
Cash paid to suppliers and employees................   (28,307,682)   (24,467,625)   (22,820,826)
Investment income received..........................       241,791        213,119        128,076
Interest paid.......................................      (105,449)      (333,989)      (357,095)
Income taxes paid...................................       (53,988)      (176,756)       (46,797)
                                                      ------------   ------------   ------------
Net cash provided by operating activities...........     3,929,203      3,502,874        277,093
                                                      ------------   ------------   ------------

INVESTING ACTIVITIES
Purchases of property, plant and equipment..........      (172,308)      (100,876)      (177,223)
Cash received on sale of property, plant and
  equipment.........................................            --             --            500
Other activities....................................      (181,569)       (21,728)       (89,151)
                                                      ------------   ------------   ------------
Net cash used in investing activities...............      (353,877)      (122,604)      (265,874)
                                                      ------------   ------------   ------------

FINANCING ACTIVITIES
Dividends to stockholders...........................    (2,784,000)    (1,332,000)            --
Proceeds of debt borrowings.........................       125,134        240,736        197,536
Principal payments on debt..........................      (599,956)    (2,271,084)      (208,755)
                                                      ------------   ------------   ------------
Net cash used in financing activities...............    (3,258,822)    (3,362,348)       (11,219)
                                                      ------------   ------------   ------------
Net increase in cash................................       316,504         17,922             --

Cash at beginning of year...........................        17,922             --             --
                                                      ------------   ------------   ------------
Cash at end of year.................................  $    334,426   $     17,922   $         --
                                                      ============   ============   ============
Reconciliations of net income to net cash provided
  by operating activities:
  Net income........................................  $  5,678,820   $  4,405,279   $  1,445,899
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    (Gain) loss on disposal of property, plant and
      equipment.....................................          (699)       136,830          3,854
    Depreciation and amortization...................       170,123        249,245        334,918
    Increase in trade accounts receivable...........    (1,276,189)      (765,394)    (1,376,396)
    Increase in prepaid and deferred costs, and
      other assets..................................      (775,639)    (1,126,807)        (6,416)
    Increase in accounts and commissions payable and
      accrued expenses..............................       362,164        225,813        171,409
    Increase (decrease) in deferred revenue.........      (229,377)       377,908       (296,175)
                                                      ------------   ------------   ------------
Net cash provided by operating activities...........  $  3,929,203   $  3,502,874   $    277,093
                                                      ============   ============   ============

SEE ACCOMPANYING NOTES.

                         PACIFIC COAST PUBLISHING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                OCTOBER 31, 1998

1. NATURE OF BUSINESS

    Pacific Coast Publishing, Inc. (Pacific Coast) is in the business of selling yellow pages advertising and publishing and distributing telephone directories in selected Arizona, Oregon, Utah, and Washington cities.

    During 1998, Pacific Coast's stockholders entered into an agreement to sell substantially all of the operating assets of Pacific Coast effective
November 1, 1998.

2. SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

    Accounts receivable are reflected net of an allowance for doubtful accounts as of October 31, 1998 and 1997 of $738,230 and $578,030, respectively.

    Advertising revenue is recognized when directories containing the customers advertising are distributed. Advertising revenue billed on directories that have not been distributed is reported as deferred revenue.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost and is depreciated or amortized using accelerated methods over the shorter of the lease term or the estimated useful lives of the assets. Amortization of equipment under capital leases is included in depreciation.

DEFERRED COSTS

    Costs to produce, distribute, and market the directories are initially capitalized and are expensed only when the directories are distributed in order to match related expenses with advertising revenue. Costs include all direct material and commission costs and indirect costs related to production, such as indirect labor, depreciation, rent, utilities, office expenses and business taxes, and the portion of the bad debt expense allocated to undistributed directories. Capitalized production, distribution, and marketing costs of directories not yet distributed are reported as deferred costs. Deferred costs consist of the following:

                                                             OCTOBER 31,
                                                       -----------------------
                                                          1998         1997
                                                       ----------   ----------
Sales commissions....................................  $4,056,348   $3,798,699
Direct production costs..............................     330,414      338,055
Indirect production costs............................   2,885,199    2,755,733
                                                       ----------   ----------
                                                       $7,271,961   $6,892,487
                                                       ==========   ==========

ADVERTISING COSTS

    Pacific Coast expenses advertising when the costs are incurred. Advertising costs totaled $621,613 in 1998, $520,065 in 1997, and $244,740 in 1996.

                         PACIFIC COAST PUBLISHING, INC.

                                OCTOBER 31, 1998

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BARTER TRANSACTIONS

    Pacific Coast barters yellow pages advertising in exchange for goods and services. Sales are recognized at the fair market value of the advertising sold. Services received are recorded at the same value as the sale. There is no gain or loss recognized on these trades. Recognition of the revenues and expenses from trades is the same as for monetary revenues and expenses. Barter transactions represented 3.4%, 2.9%, and 2.6%, of advertising fees in 1998, 1997, and 1996, respectively.

CONCENTRATION OF CREDIT RISK

    Approximately 50% of Pacific Coast's business relates to sales in the state of Washington. Pacific Coast performs periodic credit evaluations of its potential customers prior to acceptance and publication and requires deposits by customers. Pacific Coast provides an allowance for doubtful accounts sufficient to cover estimated credit losses. Credit losses have consistently been within management's expectation.

    Under a long-term contract that expires in February 2001, Pacific Coast utilizes one outside vendor to print its yellow pages publications. As security for payment of production amounts owed under the contract, the vendor has a lien on all property owned by the vendor in Pacific Coast's possession, including work-in-process and undelivered work. Production delays or failure by this vendor to otherwise perform could significantly impact Pacific Coast's operations.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Certain prior year balance sheet amounts and statement of operations amounts have been reclassified to conform to the October 31, 1998 presentation.

3. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of:

                                                             OCTOBER 31,
                                                       -----------------------
                                                          1998         1997
                                                       ----------   ----------
Equipment............................................  $1,848,980   $1,724,150
Furniture and fixtures...............................      89,447       82,919
Vehicles.............................................     107,260      107,260
Leasehold improvements...............................     109,925      109,925
                                                       ----------   ----------
                                                        2,155,612    2,024,254
Less amortization and accumulated depreciation.......   1,647,149    1,518,675
                                                       ----------   ----------
                                                       $  508,463   $  505,579
                                                       ==========   ==========

                         PACIFIC COAST PUBLISHING, INC.

                                OCTOBER 31, 1998

3. PROPERTY, PLANT AND EQUIPMENT (CONTINUED)

    Included in equipment are assets held under capital leases as of October 31, 1998 and 1997 with a gross amount of $871,139 and $795,602, respectively. Accumulated amortization as of October 31, 1998 and 1997 on the capital lease assets totaled $715,247 and $683,286, respectively.

4. DEBT

    Debt consists of the following:

                                                                  OCTOBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Line of credit..............................................  $     --   $460,546
Note payable to bank in monthly installments of $1,076,
  including interest at 9.25% at October 31, 1998. The note
  matures in August 2000 and is collateralized by a
  vehicle...................................................    21,688     32,059
Notes payable to equipment vendors in aggregate monthly
  installments from $1,655 to $4,698, including interest at
  9.00% at October 31, 1998. There is one note outstanding
  at October 31, 1998, which matures August 2002............   182,208    230,744
Capital lease obligations...................................   167,710    123,079
                                                              --------   --------
                                                               371,606    846,428
Less current portion........................................    95,382    585,828
                                                              --------   --------
                                                              $276,224   $260,600
                                                              ========   ========

    Pacific Coast's line of credit agreement with a bank was renewed during 1998 for a two-year period. Pacific Coast is permitted to borrow up to $7,000,000 under the line. Borrowings on the line bear interest at 8.375% as of October 31, 1998, which is payable monthly. All outstanding principal and unpaid interest is due at the line's maturity in April 2000, unless the line is extended.

    Borrowings on the line are collateralized by all accounts receivable of Pacific Coast. In addition, Pacific Coast's stockholders have personally guaranteed the repayment of the line. The line requires Pacific Coast to meet certain restrictive covenants, including minimum cash flow coverage and debt to net worth ratio requirements. As of October 31, 1998, Pacific Coast had satisfied the covenant requirements.

    Future maturities of debt as of October 31, 1998, including capital lease obligations (see Note 5), are as follows:

YEARS ENDING OCTOBER 31
-----------------------
1999........................................................  $ 95,382
2000........................................................   117,964
2001........................................................    71,339
2002........................................................    60,718
2003........................................................    26,203
                                                              --------
                                                              $371,606
                                                              ========

                         PACIFIC COAST PUBLISHING, INC.

                                OCTOBER 31, 1998

4. DEBT (CONTINUED)

    Interest (income) expense, net, consists of the following:

                                                   YEARS ENDED OCTOBER 31,
                                              ---------------------------------
                                                1998        1997        1996
                                              ---------   ---------   ---------
Interest and other investment income........  $(241,791)  $(213,119)  $(128,076)
Interest expense............................     99,963     307,744     375,287
                                              ---------   ---------   ---------
                                              $(141,828)  $  94,625   $ 247,211
                                              =========   =========   =========

5. COMMITMENTS AND CONTINGENCIES

    Pacific Coast leases equipment and office space, including its corporate office space, from a related party (see Note 7). Certain of the leases require Pacific Coast to pay a portion of the operating costs associated with the leased property. Future minimum lease payments under capital and operating leases as of October 31, 1998 are as follows:

                                                        CAPITAL    OPERATING
YEARS ENDING OCTOBER 31,                                 LEASES      LEASES
------------------------                                --------   ----------
1999..................................................  $ 62,996   $  838,692
2000..................................................    74,144      543,255
2001..................................................    28,107      303,887
2002..................................................    20,199      211,943
2003..................................................    27,427      120,000
Thereafter............................................        --       50,000
                                                        --------   ----------
                                                         212,873   $2,067,777
                                                                   ==========
Less amount representing interest payments............    45,163
                                                        --------
                                                         167,710
Less current portion..................................    42,336
                                                        --------
                                                        $125,374
                                                        ========

                         PACIFIC COAST PUBLISHING, INC.

                                OCTOBER 31, 1998

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    Future lease payments for operating leases include maintenance contract payments. Rent expense, exclusive of maintenance agreement payments, was $820,531 in 1998, $746,445 in 1997, and $601,334 in 1996.

    As of October 31, 1998, certain asserted legal actions are outstanding against Pacific Coast, which have arisen in the normal course of business. While no estimate of loss, if any, which may occur from the settlement of these actions can be made, it is the opinion of management that the settlement of the asserted actions will not have a material adverse impact on Pacific Coast's financial position, operations, or cash flows.

6. INCOME TAXES

    Beginning with the year ended October 31, 1996, Pacific Coast elected S corporation status for federal income tax reporting purposes. As a result, Pacific Coast is generally not subject to federal income tax, and the stockholders separately report their respective pro rata shares of Pacific Coast's income, deductions, and losses on their personal income tax returns. Pacific Coast remains subject to various state income taxes.

    The provision for income taxes consists of:

                                                    YEARS ENDED OCTOBER 31,
                                                 ------------------------------
                                                  1998        1997       1996
                                                 -------    --------   --------
Federal income taxes at statutory rates........  $    --    $     --   $     --
Internal Revenue Service audit assessment for
  prior years..................................       --          --    154,702
Various state income taxes payable.............   86,479      53,988     18,213
                                                 -------    --------   --------
Current portion................................   86,479      53,988    172,915
Deferred taxes.................................       --          --     93,042
                                                 -------    --------   --------
                                                 $86,479    $ 53,988   $265,957
                                                 =======    ========   ========

    Deferred taxes arose principally due to current temporary timing differences related to the allowance for doubtful accounts and vacation accruals.

7. RELATED-PARTY TRANSACTIONS

    Pacific Coast leases corporate office space in a building that is owned by a corporation whose sole stockholders are Pacific Coast's two stockholders. Rents paid to the related corporation were $412,688 in 1998, $402,144 in 1997, and $382,289 in 1996. Pacific Coast, as well as the stockholders, is a guarantor for a bank loan to the related corporation. As of October 31, 1998, the outstanding balance on the guaranteed bank loan was $118,236.

                         PACIFIC COAST PUBLISHING, INC.

                                OCTOBER 31, 1998

7. RELATED-PARTY TRANSACTIONS (CONTINUED)

    Total stockholder remuneration was as follows:

                                                 YEARS ENDED OCTOBER 31,
                                           ------------------------------------
                                              1998         1997         1996
                                           ----------   ----------   ----------
Salaries.................................  $1,560,000   $1,600,000   $1,800,000
Bonuses..................................      86,092      117,614       34,726
                                           ----------   ----------   ----------
                                           $1,646,092   $1,717,614   $1,834,726
                                           ==========   ==========   ==========

8. 401(K) PLAN

    Pacific Coast has a 401(k) plan that covers substantially all employees meeting certain requirements. Company contributions to the Plan are discretionary and are determined by the Board of Directors. Contributions totaled $134,000 in 1998, $112,000 in 1997, and $88,100 in 1996.

                               YPTEL CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                   UNAUDITED

                                                              OCT. 31, 1999
                                                              --------------
ASSETS
CURRENT
Cash and cash equivalents...................................   $    80,965
Accounts receivable, net....................................    11,736,552
Deferred costs..............................................     7,585,613
Prepaid expenses and other..................................     2,066,726
                                                               -----------
Total current assets........................................    21,469,856
                                                               -----------
Property, plant and equipment, net..........................       659,720
Goodwill and other intangibles, net.........................    40,160,025
                                                               -----------
                                                                40,819,745
                                                               -----------
Total assets................................................   $62,289,601
                                                               ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT
Accounts payable and accrued expenses.......................   $ 6,963,326
Deferred revenue............................................     1,332,685
Commissions payable.........................................     1,272,581
Current portion of long-term debt...........................     1,840,883
                                                               -----------
Total current liabilities...................................    11,409,475
                                                               -----------

LONG-TERM
Long-term debt..............................................    35,783,766
Deferred income taxes.......................................       146,346
                                                               -----------
                                                                35,930,112
                                                               -----------
Total liabilities...........................................    47,339,587
                                                               -----------

STOCKHOLDERS' EQUITY
Share capital...............................................    13,719,914
Retained earnings...........................................     1,230,100
                                                               -----------
Total stockholders' equity..................................    14,950,014
                                                               -----------
Total liabilities and stockholders' equity..................   $62,289,601
                                                               ===========

                            See accompanying notes.

                               YPTEL CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                   UNAUDITED

                                                                YEAR ENDED
                                                              OCT. 31, 1999
                                                              --------------
Revenue.....................................................   $41,162,210
Expenses:
  Printing, distribution and listings.......................     9,481,559
  Sales and marketing.......................................     8,421,454
  General and administrative................................    14,734,786
  Depreciation and amortization.............................     2,607,468
                                                               -----------
                                                                 5,916,943

Interest expense............................................     3,599,466
Other expense...............................................       296,309
                                                               -----------
Earnings before income taxes................................     2,021,168
Provision for income taxes..................................       791,068
                                                               -----------
Net income..................................................   $ 1,230,100
                                                               ===========

                            See accompanying notes.

                               YPTEL CORPORATION

                       CONSOLIDATED STATEMENT OF CHANGES

                            IN STOCKHOLDERS' EQUITY

                                   UNAUDITED

                                          COMMON STOCK         ADDITIONAL                    TOTAL
                                    ------------------------    PAID-IN      RETAINED    STOCKHOLDERS'
                                      SHARES       AMOUNT       CAPITAL      EARNINGS       EQUITY
                                    ----------   -----------   ----------   ----------   -------------
Balance, October 31, 1998.........          --   $        --    $     --    $       --    $        --

Issuance of common stock..........  13,500,000    13,219,914          --            --     13,219,914

Issuance of stock warrants........          --            --     500,000            --        500,000

Net income........................          --            --          --     1,230,100      1,230,100
                                    ----------   -----------    --------    ----------    -----------

Balance, October 31, 1999.........  13,500,000   $13,219,914    $500,000    $1,230,100    $14,950,014
                                    ==========   ===========    ========    ==========    ===========

                            See accompanying notes.

                               YPTEL CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                   UNAUDITED

                                                               YEAR ENDED
                                                              OCT. 31, 1999
                                                              -------------
OPERATING ACTIVITIES
Net income..................................................  $  1,230,100
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     2,607,468
  Gain on disposal of property and equipment................        (7,887)
  Increase in accounts receivable...........................    (8,615,234)
  Provision for bad debt expense............................     1,228,693
  Increase in prepaid and deferred costs, and other
    assets..................................................    (1,798,850)
  Increase in accounts and commissions payable and accrued
    expenses................................................     2,654,973
  Original issue discount interest..........................        63,588
  Decrease in deferred revenue..............................        95,959
                                                              ------------
Net cash used in operating activities.......................    (2,541,190)
                                                              ------------

INVESTING ACTIVITIES
Cash received on sale of property, plant and equipment......         7,876
Purchases of property, plant and equipment..................      (383,682)
                                                              ------------
Net cash used in investing activities.......................      (375,806)
                                                              ------------

FINANCING ACTIVITIES
Proceeds of debt borrowings, net............................     3,070,078
Principal payments on debt..................................      (820,438)
                                                              ------------
Net cash provided by financing activities...................     2,249,640
                                                              ------------
Net increase in cash........................................      (667,356)

Cash at beginning of period.................................       748,321
                                                              ------------
Cash at end of period.......................................  $     80,965
                                                              ============

                            See accompanying notes.

                               YPTEL CORPORATION

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

                                OCTOBER 31, 1999

1. NATURE OF BUSINESS

    YPtel Corporation (YPtel) is in the business of selling yellow pages advertising and publishing and distributing telephone directories in selected Arizona, Oregon, Utah, and Washington cities.

    YPtel Corporation was incorporated on July 22, 1998 under the laws of Canada and its wholly owned subsidiary companies, YPtel, Inc. and Pacific Coast Publishing, Ltd. were incorporated under the laws of the state of Washington on October 1, 1998 and September 1, 1998, respectively (collectively "YPtel"). All of the companies had nominal assets and operations until November 1, 1998.

    Effective November 1, 1998, Pacific Coast Publishing, Inc. transferred its net assets relating to the yellow pages business to YPtel for consideration of a $2,000,000 promissory note and preferred shares. Pursuant to the transfer, YPtel redeemed the preferred shares on November 19, 1998. The redemption proceeds, together with related costs of the transaction, amounted to $47,783,071.

    These transactions were financed by the issuance of $13,500,000 of common share equity, $11,000,000 of Senior A Term Notes, $14,500,000 of Senior B Term Notes and $11,000,000 of Subordinated Notes. In addition, YPtel obtained a revolving credit facility in the amount of up to $8,500,000 for working capital requirements.

2. SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

    Accounts receivable are reflected net of an allowance for doubtful accounts as of October 31, 1999 of $1,679,000 for published directories and $2,442,000 for unpublished directories.

    Advertising revenue is recognized when directories containing the customers advertising are distributed. Advertising revenue billed on directories that have not been distributed is reported as deferred revenue.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost and is depreciated or amortized using accelerated methods over the shorter of the lease term or the estimated useful lives of the assets. Amortization of equipment under capital leases is included in depreciation.

DEFERRED COSTS

    Costs to produce, distribute, and market the directories are initially capitalized and are expensed only when the directories are distributed in order to match related expenses with advertising revenue. Costs include all direct material and commission costs and indirect costs related to production, such as indirect labor, depreciation, rent utilities, office expenses and business taxes, and the portion of the bad debt expense allocated to undistributed directories. Capitalized production, distribution, and marketing costs of directories not yet distributed are reported as deferred costs.

BARTER TRANSACTIONS

    YPtel barters yellow pages advertising in exchange for goods and services. Sales are recognized at the fair market value of the advertising sold. Services received are recorded at the same value as the

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

sale. There is no gain or loss recognized on these trades. Recognition of the revenues and expenses from trades is the same as for monetary revenues and expenses.

CONCENTRATION OF CREDIT RISK

    Approximately 50% of YPtel's business relates to sales in the state of Washington. YPtel performs periodic credit evaluations of its potential customers prior to acceptance and publication and requires deposits by customers. YPtel provides an allowance for doubtful accounts sufficient to cover estimated credit losses. Credit losses have consistently been within the management's expectation.

    Under a long-term contract that expires in February 2001, YPtel utilizes one outside vendor to print its yellow pages publications. As security for payment of production amounts owed under the contract, the vendor has a lien on all property owned by the vendor in YPtel's possession, including work-in-process and undelivered work. Production delays or failure by this vendor to otherwise perform could significantly impact YPtel's operations.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INTANGIBLE ASSETS

    Intangible assets primarily represent acquired customer lists, covenants not to compete, financing charges incurred as a result of the acquisition and the excess acquisition cost over the fair value of tangible and intangible net assets and liabilities acquired (goodwill). Accumulated amortization of intangible assets as at October 31, 1999 was $2,454,687.

    Intangible assets are being amortized utilizing the straight-line method according to the following schedule:

                                     ACCUMULATED
ASSET DESCRIPTION         COST       AMORTIZATION       NET       AMORTIZATION PERIOD
-----------------      -----------   ------------   -----------   -------------------
Deferred Financing
  Charges............  $ 2,003,989    $  334,432    $ 1,669,557   Life of the related
                                                                  debt facilities

Covenant Not to
  Compete............  $ 1,000,000    $  200,000        800,000   5 Years

Customer Lists.......  $ 9,000,000    $  900,000      8,100,000   10 Years

Goodwill.............  $30,610,723    $1,020,255     29,590,468   30 years
                       -----------    ----------    -----------

Total................  $42,614,712    $2,454,687    $40,160,025
                       ===========    ==========    ===========

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

3. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of:

                                                               OCT. 31, 1999
                                                              ---------------
Equipment...................................................     $570,553
Furniture and fixtures......................................      120,217
Vehicles....................................................       13,204
Leasehold improvements......................................      107,941
                                                                 --------
                                                                  811,915
Less amortization and accumulated depreciation..............      152,195
                                                                 --------
                                                                 $659,720
                                                                 ========

4. ACQUISITION OF PACIFIC COAST PUBLISHING, INC. AND RECAPITALIZATION OF YPTEL CORPORATION

    Effective November 1, 1998, Yptel acquired the assets and liabilities of Pacific Coast Publishing, Inc. in exchange for consideration of a $2,000,000 promissory note and voting Class A Preferred Shares which were convertible at any time into Common Shares of YPtel. The acquisition was accounted for under the purchase method of accounting. Accordingly, YPtel recorded the transfer of the net assets of Pacific Coast Publishing, Inc. acquired at their fair market value and recorded the excess purchase price of $40,610,723 as intangible assets.

    On November 19, 1998 YPtel issued 13,500,000 common shares for net proceeds of $13,219,914 after deducting share issue expenses of $280,086. Concurrently, YPtel established new long-term debt facilities of $36,000,000 and related share purchase warrants of $500,000 and the incurrence of $2,017,126 of related financing charges thereon.

    As part of the recapitalization, YPtel redeemed all of the Class A Preferred shares for cash consideration of $47,783,071.

5. DEBT

    The Senior A and Senior B Term Notes bear interest at rates varying with prime (or, at YPtel's option, with LIBOR), payable quarterly. The effective rate of interest on these Notes on October 31, 1999 was 8.7%. The Senior A Term Notes are repayable in quarterly principal payments on each January 31, April 30, July 31 and October 31 of $188,000 for 1999, $438,000 for 2000, $500,000 for
2001, $625,000 for 2002 and $1,000,000 for 2003. The Senior B Term Notes are
repayable in quarterly principal payments on each January 31, April 30, July 31 and October 31 of $63,000 for 1999 and 2000, $125,000 for 2001, 2002 and 2003,
$1,188,000 for 2004 and $1,938,000 for 2005.

    The Subordinated Notes bear interest at 12% per annum, payable semi-annually on May 1 and November 1 and are due in full on May 1, 2006.

    The revolving credit facility bears interest at rates varying with prime (or at YPtel's option, with LIBOR) and is repayable on demand.

    The $2,000,000 promissory note payable to Pacific Coast Publishing, Inc. is due on October 31, 2001 and bears simple interest at 7% per annum, payable upon maturity. This Note may be extended at the option of YPtel to October 31, 2006, on certain terms and conditions.

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

6. SHARE CAPITAL

    The authorized share capital consists of an unlimited number of common shares. The issued share capital consists of 13,500,00 common shares for $13,219,914 and 1,841,000 warrants for $500,000. The warrants entitle the holders to purchase common shares on or before the earliest of (i) November 1, 2008 and (ii) the date which is six years following the date on which the Subordinated Notes are repaid by YPtel. YPtel has also granted options to purchase common shares subject to certain terms and conditions.

7. SUBSEQUENT EVENT

    YPtel and its stockholders have entered into an agreement with Advanced Communications Group, Inc. to sell all of the issued and outstanding common shares of YPtel in exchange for shares, directly and indirectly, of common stock of Advanced Communications Group, Inc.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Web YP, Inc.

    We have audited the accompanying balance sheet of Web YP, Inc. as of December 31, 1998 and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of Web YP's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Web YP, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

KPMG LLP
September 21, 1999
Houston, Texas

                                  WEB YP, INC.

                                 BALANCE SHEETS

                                                               SEPTEMBER
                                                                  30,       DECEMBER 31,
                                                                 1999           1998
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $    15,411   $   107,260
  Accounts receivable.......................................      199,086       142,473
  Prepaid expenses and other current assets.................    1,533,334        57,292
                                                              -----------   -----------
    Total current assets....................................    1,747,831       307,025
Furniture and office equipment, net of accumulated
  depreciation of $77,956 and $3,870, respectively..........  $   212,781        36,934
                                                              -----------   -----------
    Total assets............................................  $ 1,960,612   $   343,959
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..................  $   122,866   $    15,256
  Deferred revenues.........................................      458,616       467,713
  Due to related parties....................................      166,563            --
  Notes payable to shareholders.............................    3,510,000            --
                                                              -----------   -----------
Total current liabilities...................................    4,258,045       482,969
                                                              -----------   -----------
Commitments and contingencies
Stockholders' deficit:
  Common stock, no par value: 10,000 shares authorized;
    6,086 shares issued and outstanding.....................           --            --
  Additional paid-in capital................................    2,431,950     1,528,850
  Accumulated deficit.......................................   (4,729,383)   (1,667,860)
                                                              -----------   -----------
    Total stockholders' deficit.............................   (2,297,433)     (139,010)
                                                              -----------   -----------
    Total liabilities and stockholders' deficit.............  $ 1,960,612   $   343,959
                                                              ===========   ===========

                See accompanying notes to financial statements.

                                  WEB YP, INC.

                            STATEMENTS OF OPERATIONS

                                                            NINE MONTHS ENDED         YEAR ENDED
                                                              SEPTEMBER 30,          DECEMBER 31,
                                                        --------------------------   ------------
                                                           1999           1998           1998
                                                        -----------   ------------   ------------
                                                               (UNAUDITED)
Revenues..............................................  $   610,925   $    298,334   $   383,678
Operating costs:
  Selling and Internet expenses.......................    2,562,283        503,484       753,202
  Selling, general and administrative expenses........    1,036,079        906,708     1,231,799
  Depreciation and amortization.......................       74,086         37,431        50,870
                                                        -----------   ------------   -----------
  Loss from operations................................   (3,061,523)    (1,149,289)   (1,652,193)
Other income (expense):
  Interest expense....................................           --             --            --
                                                        -----------   ------------   -----------
Loss before income taxes..............................   (3,061,523)    (1,149,289)   (1,652,193)
Income tax expense (benefit)..........................           --             --            --
                                                        -----------   ------------   -----------
Net loss..............................................  $(3,061,523)  $ (1,149,289)  $(1,652,193)
                                                        ===========   ============   ===========
Basic and diluted loss per share                        $   (503.04)  $    (188.84)  $   (271.47)
                                                        ===========   ============   ===========
Weighted average common shares outstanding                    6,086          6,086         6,086
                                                        ===========   ============   ===========

                See accompanying notes to financial statements.

                                  WEB YP, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                              COMMON STOCK       ADDITIONAL                     TOTAL
                                           -------------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                            SHARES     AMOUNT     CAPITAL       DEFICIT        DEFICIT
                                           --------   --------   ----------   -----------   -------------
Balance, December 31, 1997...............   6,086       $ --     $  141,000   $   (15,667)   $   125,333
Net loss.................................      --         --             --    (1,652,193)    (1,652,193)
Capital contributions....................      --         --      1,387,850            --      1,387,850
                                            -----       ----     ----------   -----------    -----------
Balance, December 31, 1998...............   6,086       $ --     $1,528,850   $(1,667,860)   $  (139,010)
Net loss (unaudited).....................      --         --             --    (3,061,523)    (3,061,523)
Capital contributions....................      --         --        903,100            --        903,100
                                            -----       ----     ----------   -----------    -----------
Balance, September 30, 1999
  (unaudited)............................   6,086       $ --     $2,431,950   $(4,729,383)   $(2,297,433)
                                            =====       ====     ==========   ===========    ===========

                See accompanying notes to financial statements.

                                  WEB YP, INC.

                            STATEMENTS OF CASH FLOWS

                                                          NINE MONTHS     NINE MONTHS
                                                             ENDED           ENDED        YEAR ENDED
                                                         SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,
                                                             1999            1998            1998
                                                         -------------   -------------   ------------
                                                          (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
  Net loss.............................................   $(3,061,523)    $(1,149,289)   $(1,652,193)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization......................        74,086          37,431         50,870
    Changes in operating assets and liabilities:
      Decrease (increase) in:
        Accounts receivable, net.......................       (56,613)        (87,497)      (142,473)
        Prepaid expenses and other current assets......    (1,476,042)             --         (1,736)
      Increase (decrease) in:
        Accounts payable and accrued liabilities.......       107,610          60,599         15,256
        Deferred revenues..............................        (9,097)        321,453        467,713
                                                          -----------     -----------    -----------
        Net cash used in operating activities..........    (4,421,579)       (817,303)    (1,262,563)
                                                          -----------     -----------    -----------
Cash flows from investing activities:
  Additions to furniture and office equipment..........      (249,933)        (65,110)       (18,027)
                                                          -----------     -----------    -----------
        Net cash used in investing activities..........      (249,933)        (65,110)       (18,027)
                                                          -----------     -----------    -----------
Cash flows from financing activities:
  Capital contributions................................       903,100         773,376      1,387,850
  Proceeds from notes payable to shareholders..........     3,510,000         156,877             --
  Increase in due to related parties...................       166,563              --             --
                                                          -----------     -----------    -----------
        Net cash provided by financing activities......     4,579,663         930,253      1,387,850
                                                          -----------     -----------    -----------
        Net increase (decrease) in cash and
          cash equivalents.............................   $   (91,849)    $    47,840    $   107,260
Cash and cash equivalents--beginning of period.........       107,260              --             --
                                                          -----------     -----------    -----------
Cash and cash equivalents--end of period...............   $    15,411     $    47,840    $   107,260
                                                          ===========     ===========    ===========
Supplemental cash flows information:
  Cash paid for interest...............................   $        --     $        --    $        --
                                                          ===========     ===========    ===========
  Cash paid for income taxes...........................   $        --     $        --    $        --
                                                          ===========     ===========    ===========

                See accompanying notes to financial statements.

                                  WEB YP, INC.

                         NOTES TO FINANCIAL STATEMENTS

       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
                      AND THE YEAR ENDED DECEMBER 31, 1998

1. BASIS OF PRESENTATION

    Web YP, Inc. (Web YP) is a California-based company founded in September 1997. Operations at Web YP began in 1998. Web YP publishes on-line yellow pages and white pages directories and hosts over 125,000 web sites.

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    UNAUDITED INTERIM PERIODS--The interim financial statements as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998 are unaudited. These interim financial statements have been prepared on the same basis as the annual financial statements included herewith. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the balance sheet, results of operations and cash flows with respect to the interim financial statements, have been included. The results of the operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    CASH AND CASH EQUIVALENTS--Web YP considers cash in banks and highly-liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents.

    FURNITURE AND OFFICE EQUIPMENT--Furniture and office equipment are stated at cost. Improvements are capitalized. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of assets retired or disposed of are removed from the accounts, and any gains or losses are reflected in results of operations. Depreciation is computed using accelerated methods over the respective useful lives of the assets ranging from 3 to 7 years.

    INCOME TAXES--Web YP has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, no provision for federal income taxes has been provided for by Web YP, as the stockholders of Web YP have included the income or loss on their respective income tax returns.

    REVENUE RECOGNITION--Revenues are recognized ratably over the time period that the services are provided, generally, twelve months. Deferred revenues consist of amounts received in advance of the services being provided.

    NET EARNINGS (LOSS) PER SHARE--Basic earnings per share (Basic EPS) is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share (Diluted EPS) reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. In periods in which the inclusion of such securities or contracts are anti-dilutive, the effect of such securities is not given consideration. Options and warrants to purchase 3,914 shares of common stock were excluded from the calculation of Diluted EPS at September 30, 1998 and 1999 and December 31, 1998, due to their antidilutive effect.

                                  WEB YP, INC.

       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
                      AND THE YEAR ENDED DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Web YP's only financial instruments are cash, short-term trade receivables and payables, prepaid expenses, notes payable and capital lease obligations. Management believes the carrying amounts of the financial instruments classified as current assets and liabilities approximate their fair values because of their short-term nature. Management believes the carrying value of its notes payable and capital lease obligations approximate fair value as their interest rates approximate market rates.

    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF--Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

    COMPREHENSIVE INCOME--For the year ended December 31, 1998 and for the periods ended September 30, 1999 and 1998, Web YP did not incur items to be reported in comprehensive income that were not already included in the reported net earnings; therefore, comprehensive income (loss) and net income (loss) were the same for these periods.

3. RELATED-PARTY TRANSACTIONS

    Transactions with related parties include certain web site design services with stockholders and entities in which they have an interest. Services provided to these related parties for the year ended December 31, 1998 and the nine months ended September 30, 1999 and 1998 were approximately $323,000, $260,000, and $250,000, respectively. Amounts receivable from related parties at December 31, 1998 and September 30, 1999 were approximately $10,000 and $68,000, respectively. In addition, Web YP utilizes employees of Big Stuff, Inc. (an entity related to Web YP by common ownership) for various operating purposes with the related employee costs being allocated to Web YP. For the year ended December 31, 1998 and the nine months ended September 30, 1999 and 1998, the employee costs allocated to Web YP were approximately $181,000, $136,000, and $136,000, respectively. Due to related parties of $167,000 on September 30, 1999 relates to expense allocations from Big Stuff, Inc. for overhead and labor.

4. STOCK OPTIONS AND WARRANTS

    In connection with its formation, Web YP issued various stock options and warrants that allow the holders to purchase shares of common stock at defined exercise prices. At the time of their issuance, management estimated that the options and warrants had no fair market value based on the Company's estimate of the fair market value of its common stock, which was $1.33 per share. As of December 31, 1998 and September 30, 1999, 3,914 of such options and warrants were issued and outstanding. Of the issued and outstanding options and warrants, 3,164 are exercisable at $50.00 per share and 750 are exercisable at $1.33 per share. All of the options and warrants granted have a contractual life of 10 years from grant date and are only exercisable in the event of a significant change in management control or an initial public offering of Web YP.

                                  WEB YP, INC.

       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
                      AND THE YEAR ENDED DECEMBER 31, 1998

4. STOCK OPTIONS AND WARRANTS (CONTINUED)

    The per share weighted-average value of stock options and warrants granted to employees during 1997 was determined to be $0.00 using the Black-Scholes model.

5. LEASES

    Certain sales and administrative offices and equipment are leased. The leases expire at various dates through 2001. Leases that expire are generally renewed or replaced by similar leases depending on business needs. Rent expense for operating leases for the year ended December 31, 1998 was approximately $133,000.

    At December 31, 1998, Web YP's future minimum rental payments due under noncancelable leases are $63,000 in 1999, $66,000 in 2000 and $14,000 in 2001.

6. PREPAID PORTAL ROYALTIES AND ADVERTISING AGREEMENT

    At September 30, 1999, prepaid expenses and other current assets consist primarily of an agreement entered into by Web YP with a third party portal website whereby Web YP will serve as the online yellow pages directory services provider for a period of nine months. This amount has been classified as prepaid expenses and other current assets on the accompanying September 30, 1999 balance sheet, and is being amortized over a period of nine months.

7. NOTES PAYABLE TO SHAREHOLDERS

    As of September 30, 1999, the shareholders of Web YP had advanced $3,510,000 to Web YP. The loans bear interest at 7% per annum.

8. COMMITMENTS AND CONTINGENCIES

    Web YP is party to various legal actions, proceedings and claims arising in the normal course of business. Some of the foregoing involve, or may involve, claims for compensatory, punitive or other damages in material amounts. Litigation is subject to many uncertainties, and it is possible that some of the legal actions, proceedings and claims referred to above could be decided against Web YP. Web YP's management believes that any resulting liability will not materially affect Web YP's financial position, liquidity or results of operations.

9.  SUBSEQUENT EVENT

    Web YP and its stockholders have entered into an agreement with Advanced Communications Group, Inc. ("Advanced") to sell all of the issued and outstanding common stock of Web YP in exchange for shares of common stock of Advanced.

                                BIG STUFF, INC.

                       UNAUDITED STATEMENTS OF OPERATIONS

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                     ----------------------   ------------------------------------
                                       1999         1998         1998         1997         1996
                                     ---------   ----------   ----------   ----------   ----------
Revenues...........................  $ 757,145   $1,323,949   $1,647,688   $2,526,190   $2,310,911
Operating costs:
  Cost of services.................    653,319      817,032    1,049,296    1,856,737    1,140,020
  Selling, general and
    administrative expenses........    334,167      229,415      256,698      608,786      190,499
  Depreciation and amortization....    142,702      213,567      300,200      149,828      119,962
                                     ---------   ----------   ----------   ----------   ----------
  Income (loss) from operations....   (373,043)      63,935       41,494      (89,161)     860,430
Other income (expense):
  Interest expense.................    (66,608)     (48,402)     (60,162)          --           --
                                     ---------   ----------   ----------   ----------   ----------
Income (loss) before income
  taxes............................   (439,651)      15,533      (18,668)     (89,161)     860,430
Income tax expense.................         --           --           --           --           --
                                     ---------   ----------   ----------   ----------   ----------
    Net income (loss)..............  $(439,651)  $   15,533   $  (18,668)  $  (89,161)  $  860,430
                                     =========   ==========   ==========   ==========   ==========
Basic and diluted income (loss) per
  share............................  $ (125.61)  $    12.94   $    (5.33)  $   (74.30)  $   717.03
                                     =========   ==========   ==========   ==========   ==========
Weighted average common shares
  outstanding......................      3,500        1,200        3,500        1,200        1,200
                                     =========   ==========   ==========   ==========   ==========

                See accompanying notes to financial statements.

                                BIG STUFF, INC.

                            UNAUDITED BALANCE SHEETS

                                                                                DECEMBER 31,
                                                           SEPTEMBER 30,   -----------------------
                                                               1999           1998         1997
                                                           -------------   ----------   ----------
                                              ASSETS
Current assets:
  Cash and cash equivalents..............................   $    1,384     $      670   $   94,703
  Accounts receivable....................................       81,696        184,485      439,808
  Inventory..............................................       18,125         21,618       23,863
  Due from related party.................................      166,563             --           --
  Prepaid expenses and other current assets..............           --         70,203      188,750
                                                            ----------     ----------   ----------
    Total current assets.................................      267,768        276,976      747,124
Property, plant and equipment, net.......................      339,107        409,090      735,936
Intangible assets, net...................................      122,010        128,999      138,333
                                                            ----------     ----------   ----------
    Total assets.........................................   $  728,885     $  815,065   $1,621,393
                                                            ==========     ==========   ==========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities...............   $   92,016     $   31,741   $   24,849
  Line of credit.........................................       64,178         43,298            0
  Due to stockholders....................................    1,200,000             --           --
                                                            ----------     ----------   ----------
    Total current liabilities............................    1,356,194         75,039       24,849
                                                            ----------     ----------   ----------
    Total liabilities....................................    1,356,194         75,039       24,849
                                                            ----------     ----------   ----------
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value: 10,000 shares authorized;
    3,500; 3,500 and 1,200 shares issued and outstanding,
    respectively.........................................           --             --           --
  Additional paid-in capital.............................    1,522,969      1,522,969    1,172,969
  Retained earnings (accumulated deficit)................   (2,150,278)      (782,943)     423,575
                                                            ----------     ----------   ----------
    Total stockholders' equity...........................     (627,309)       740,026    1,596,544
                                                            ----------     ----------   ----------
    Total liabilities and stockholders' equity...........   $  728,885     $  815,065   $1,621,393
                                                            ==========     ==========   ==========

                See accompanying notes to financial statements.

                                BIG STUFF, INC.

            UNAUDITED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                              RETAINED
                                            COMMON STOCK       ADDITIONAL     EARNINGS          TOTAL
                                         -------------------    PAID-IN     (ACCUMULATED    STOCKHOLDERS'
                                          SHARES     AMOUNT     CAPITAL       DEFICIT)     EQUITY (DEFICIT)
                                         --------   --------   ----------   ------------   ----------------
Balance, December 31, 1996.............   1,200       $ --     $  572,969   $ 1,082,736      $ 1,655,705
Net loss...............................      --         --             --       (89,161)         (89,161)
Capital contributions..................      --         --        600,000            --          600,000
Distributions to stockholders..........      --         --             --      (570,000)        (570,000)
                                          -----       ----     ----------   -----------      -----------
Balance, December 31, 1997.............   1,200       $ --     $1,172,969   $   423,575      $ 1,596,544
Net loss...............................      --         --             --       (18,668)         (18,668)
Capital contributions..................   2,300         --        350,000            --          350,000
Distributions to stockholders..........      --         --             --    (1,187,850)      (1,187,850)
                                          -----       ----     ----------   -----------      -----------
Balance, December 31, 1998.............   3,500       $ --     $1,522,969   $  (782,943)     $   740,026
Net loss...............................      --         --             --      (439,651)        (439,651)
Distributions to stockholders..........      --         --             --      (927,684)        (927,684)
                                          -----       ----     ----------   -----------      -----------
Balance, September 30, 1999............   3,500       $ --     $1,522,969   $(2,150,278)     $  (627,309)
                                          =====       ====     ==========   ===========      ===========

                See accompanying notes to financial statements.

                                BIG STUFF, INC.

                       UNAUDITED STATEMENTS OF CASH FLOWS

                                                      NINE MONTHS            YEAR ENDED
                                                         ENDED              DECEMBER 31,
                                                     SEPTEMBER 30,    -------------------------
                                                         1999            1998          1997
                                                    ---------------   -----------   -----------
Cash flows from operating activities:
  Net loss........................................     $(439,651)     $   (18,668)  $   (89,161)
  Adjustments to reconcile net loss to net cash:
    Depreciation and amortization.................       142,702          300,200       149,828
    Gain on sale of fixed assets..................            --           35,980            --
    Changes in operating assets and liabilities:
      Decrease (increase) in:
        Accounts receivable, net..................       102,789          255,323       358,006
        Prepaid expenses and other current
          assets..................................        70,203          118,547      (188,750)
        Inventory.................................         3,493            2,245        15,937
      Increase (decrease) in:
        Accounts payable and accrued
          liabilities.............................        81,155            6,892        19,171
                                                       ---------      -----------   -----------
        Net cash provided by (used in) operating
          activities..............................       (39,309)         700,519       265,031
                                                       ---------      -----------   -----------
Cash flows from investing activities:
  Additions to property, plant and equipment,
    net...........................................       (65,730)              --      (668,360)
  Cost of business acquired.......................            --               --      (140,000)
                                                       ---------      -----------   -----------
        Net cash used in investing activities.....       (65,730)              --      (808,360)
                                                       ---------      -----------   -----------
Cash flows from financing activities:
  Dividends.......................................      (927,684)      (1,187,850)     (570,000)
  Borrowings from stockholders....................     1,033,437           43,298            --
  Capital contributions...........................            --          350,000       600,000
                                                       ---------      -----------   -----------
        Net cash provided by (used in) financing
          activities..............................       105,753         (794,552)       30,000
                                                       ---------      -----------   -----------
        Net increase (decrease) in cash and cash
          equivalents.............................           714          (94,033)     (513,329)
Cash and cash equivalents--beginning of period....           670           94,703       608,032
                                                       ---------      -----------   -----------
Cash and cash equivalents--end of period..........     $   1,384      $       670   $    94,703
                                                       =========      ===========   ===========
Supplemental cash flows information:
  Cash paid for interest..........................     $  66,608      $    60,162   $        --
                                                       =========      ===========   ===========
  Cash paid for income taxes......................     $      --      $        --   $        --
                                                       =========      ===========   ===========

                See accompanying notes to financial statements.

                                BIG STUFF, INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998, AND THE
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1. BASIS OF PRESENTATION

    Big Stuff, Inc. (Big Stuff) is a Texas-based company established in 1995. Big Stuff was founded to provide computer services, including web site and ad design, and ad colorization services for independent telephone directory publishers.

    The accompanying financial information has been prepared without audit. The financial statements include the accounts of Big Stuff, Inc. The financial statements are based on information supplied by Big Stuff and restated by Advanced in order to conform to generally accepted accounting principles.

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS--Big Stuff considers cash in banks and highly-liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Improvements are capitalized. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of assets retired or disposed of are removed from the accounts, and any gains or losses are reflected in results of operations. Depreciation is computed using accelerated methods over the respective useful lives of the assets ranging from 3 to 7 years.

    INCOME TAXES--Big Stuff has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, no provision for federal income taxes has been provided for by Big Stuff, as the stockholders of Big Stuff have included the income or loss on their respective income tax returns.

    REVENUE RECOGNITION--Revenues are recognized as services are provided.

    NET EARNINGS (LOSS) PER SHARE--Basic earnings per share (Basic EPS) is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Big Stuff's only financial instruments are cash, short-term trade receivables and payables, notes payable and capital lease obligations. Management believes the carrying amounts of the financial instruments classified as current assets and liabilities approximate their fair values because of their short-term nature. Management believes the carrying value of its notes payable and capital lease obligations approximate fair value.

    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF--Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

                                BIG STUFF, INC.

         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998, AND THE
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    COMPREHENSIVE INCOME--For the years ended December 31, 1998, 1997 and 1996 and for the periods ended September 30, 1999 and 1998, Big Stuff did not incur items to be reported in comprehensive income that were not already included in the reported net earnings; therefore, comprehensive income (loss) and net income
(loss) were the same for these periods.

3. RELATED-PARTY TRANSACTIONS

    Transactions with related parties include certain web site design services with stockholders and entities in which they have an interest. Services provided to these related parties for the year ended December 31, 1998 and the nine months ended September 30, 1999 and 1998 were approximately $929,000, $443,000, and $696,000, respectively. Amounts receivable from related parties at December 31, 1998 and September 30, 1999 were approximately $82,000 and $40,000, respectively.

    To finance operations of Big Stuff the shareholders of Big Stuff loaned $750,000 to Big Stuff.

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following at December 31, 1998 and 1997:

                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
Land and buildings..........................................   $   --     $   64
Leasehold improvements......................................        2          2
Furniture and office equipment..............................    1,164      1,149
                                                               ------     ------
                                                                1,166      1,215
Less accumulated depreciation...............................     (757)      (479)
                                                               ------     ------
                                                               $  409     $  736
                                                               ======     ======

5. LEASES

    Certain sales and administrative offices and equipment are leased. The leases expire at various dates through 2000. Leases that expire are generally renewed or replaced by similar leases depending on business needs. Rent expense for operating leases in 1998, 1997 and 1996 was approximately $72,000, $168,000 and $35,000, respectively.

    At December 31, 1998, Big Stuff's future minimum rental payments due under noncancelable leases are $48,000 in 1999 and $16,000 in 2000.

                                BIG STUFF, INC.

         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998, AND THE
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

6. COMMITMENTS AND CONTINGENCIES

    Big Stuff is party to various legal actions, proceedings and claims arising in the normal course of business. Some of the foregoing involve, or may involve, claims for compensatory, punitive or other damages in material amounts. Litigation is subject to many uncertainties, and it is possible that some of the legal actions, proceedings and claims referred to above could be decided against Big Stuff. Big Stuff's management believes that any resulting liability will not materially affect Big Stuff's financial position, liquidity or results of operations.

7. SUBSEQUENT EVENT

    Big Stuff and its stockholders have entered into an agreement with Advanced Communications Group, Inc. (Advanced) to sell all of the issued and outstanding common stock of Big Stuff in exchange for shares of common stock of Advanced.

                                    ANNEX A

ARTICLE I--THE TRANSACTIONS........................................      A-2
   1.1    Transactions Prior to Closing: Corporate....................   A-2
   1.2    Transactions Simultaneous with Closing......................   A-3
   1.3    Effective Date; Fairness Opinion............................   A-4
   1.4    Closing.....................................................   A-4
   1.5    Parent Name Change and Directors............................   A-5
   1.6    Tax Deferred Exchange.......................................   A-5
   1.7    Taking of Necessary Action; Further Action..................   A-5
   1.8    Aggregate Issuable Parent Common Stock......................   A-6
          ARTICLE II--REPRESENTATIONS AND WARRANTIES OF THE COMPANY
  AND THE ICL PRINCIPALS..........................................       A-6
   2.1    Organization and Good Standing..............................   A-6
   2.2    Capitalization..............................................   A-6
   2.3    Subsidiaries................................................   A-7
   2.4    Authorization; Binding Agreement............................   A-7
   2.5    Governmental Approvals......................................   A-7
   2.6    No Violations...............................................   A-8
   2.7    Litigation..................................................   A-8
   2.8    Absence of Certain Changes or Events........................   A-9
   2.9    Finders and Investment Bankers..............................   A-9
   2.10   Contracts...................................................   A-9
   2.11   Liabilities.................................................   A-9
   2.12   Real Estate.................................................  A-10
   2.13   Corporate Records...........................................  A-10
   2.14   Labor Matters...............................................  A-10
   2.15   Tax.........................................................  A-10
   2.16   PCP Acquisition Agreement...................................  A-10
   2.17   Knowledge...................................................  A-11
ARTICLE III--REPRESENTATIONS AND WARRANTIES OF PARENT..............     A-11
   3.1    Organization and Good Standing..............................  A-11
   3.2    Capitalization..............................................  A-11
   3.3.   Subsidiaries................................................  A-12
   3.4    Authorization; Binding Agreement............................  A-12
   3.5    Governmental Approvals......................................  A-12
   3.6    No Violations...............................................  A-12
   3.7    Securities Filings and Litigation...........................  A-13
   3.8    Parent Financial Statements.................................  A-13
   3.9    Absence of Certain Changes or Events........................  A-14
   3.10   Compliance with Laws........................................  A-14
   3.11   Permits.....................................................  A-14
   3.12   Finders and Investment Bankers..............................  A-14
   3.13   Contracts...................................................  A-14
   3.14   Corporate Records...........................................  A-14
                    ARTICLE IV--ADDITIONAL COVENANTS OF THE COMPANY
  AND THE ICL PRINCIPALS...........................................     A-15
   4.1    Notification of Certain Matters.............................  A-15
   4.2    Access and Information......................................  A-15
   4.3    Reasonable Best Efforts.....................................  A-15
   4.4    Compliance..................................................  A-16
   4.5    Benefit Plans...............................................  A-16
   4.6    Tax Opinion Certification...................................  A-16

   4.7    Shareholders Agreement and Voting Trust Agreements..........  A-16
   4.8    Transfer Restrictions.......................................  A-16
   4.9    Subordinated Loan Agreement.................................  A-16
   4.10   Conduct of Business of Parent and the Parent Subsidiaries...  A-17
ARTICLE V--ADDITIONAL COVENANTS OF PARENT..........................     A-17
   5.1    Conduct of Business of Parent and the Parent Subsidiaries...  A-17
   5.2    Notification of Certain Matters.............................  A-17
   5.3    Access and Information......................................  A-17
   5.4    Compliance..................................................  A-18
   5.5    SEC and Shareholder Filings.................................  A-18
   5.6    Tax Treatment...............................................  A-18
   5.7    Reasonable Best Efforts.....................................  A-18
   5.8    Employee Benefit Plans......................................  A-18
   5.9    Expenses....................................................  A-19
   5.10   Indemnification and Insurance...............................  A-19
        ARTICLE VI--ADDITIONAL COVENANTS OF THE PARENT, THE COMPANY
  AND THE SHAREHOLDERS.............................................     A-19
   6.1    Registration of Securities..................................  A-19
   6.2    Legal Requirements..........................................  A-21
   6.3    Exchange and Voting Trust Agreement.........................  A-21
   6.4    Public Announcements........................................  A-21
   6.5    Conduct of Business Prior to Closing Date...................  A-21
   6.6    No Solicitation of Acquisition Proposal.....................  A-24
   6.7    Confidentiality.............................................  A-25
   6.8    Capital Stock and Derivative Securities.....................  A-25
ARTICLE VII--CONDITIONS TO CLOSING.................................     A-26
   7.1    Conditions to Obligations of Each Party to Closing..........  A-26
   7.2    Additional Conditions to Obligations of Shareholders and
            Company...................................................  A-28
   7.3    Additional Conditions to the Obligations of Parent..........  A-29
ARTICLE VIII--TERMINATION AND ABANDONMENT..........................     A-31
   8.1    Termination.................................................  A-31
   8.2    Procedure Upon Termination..................................  A-32
            ARTICLE IX--SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
  INDEMNIFICATION..................................................     A-32
   9.1    Indemnification by the ICL Principals.......................  A-32
   9.2    Method of Asserting Claims..................................  A-32
   9.3    Third Party Claims..........................................  A-33
   9.4    Survival....................................................  A-34
   9.5    Limitations.................................................  A-34
   9.6    Indemnification by the Parent...............................  A-35
ARTICLE X--MUTUAL RELEASE..........................................     A-35
  10.1    Mutual Release of All Claims................................  A-35
  10.2    Covenant Not to Sue.........................................  A-36
  10.3    No Admission of Liability...................................  A-36
ARTICLE XI--AMENDMENT AND WAIVER...................................     A-36
  11.1    Amendment of this Restated Agreement........................  A-36
  11.2    Deviation from Form of Exchange and Voting Trust Agreement,
            Support Agreement and Appendix A..........................  A-36
  11.3    Extension; Waiver...........................................  A-37

ARTICLE XII--GENERAL PROVISIONS....................................     A-37
  12.1    Notices.....................................................  A-37
  12.2    Interpretation..............................................  A-38
  12.3    Counterparts................................................  A-38
  12.4    Entire Agreement; Assignment................................  A-38
  12.5    Severability................................................  A-38
  12.6    Other Remedies..............................................  A-38
  12.7    Governing Law...............................................  A-38
  12.8    Rules of Construction.......................................  A-39
  12.9    Limitation on Liability of Trustee..........................  A-39
  12.10   Time of the Essence.........................................  A-39
ARTICLE XIII--DEFINITIONS..........................................     A-39
  13.1    Definitions.................................................  A-39

                              AMENDED AND RESTATED
                                YPTEL AGREEMENT

    This YPTEL AMENDED AND RESTATED AGREEMENT (THE "RESTATED AGREEMENT") is made and entered into as of October 26, 1999 by and among Advanced Communications Group, Inc., a Delaware corporation ("PARENT"), YPtel Corporation, a corporation incorporated under the laws of Canada (THE "COMPANY"), the shareholders of the Company listed on the attached EXHIBIT A, Edward Truant, Douglas G. McIntyre, Jeffrey L. Rosenthal, Stephen D. Lister, The J.L.R. Family Trust and The Paisley Family Trust (COLLECTIVELY, THE "ICL PRINCIPALS"), Cold Trust, Global Investment Trust, Freezer Trust, Storage Trust, Directory Trust and Publisher Trust ("BARBADIAN TRUSTS") (the shareholders listed on EXHIBIT A, the ICL Principals and the Barbadian Trusts are collectively referred to herein as the "SHAREHOLDERS") and Imperial Capital Limited, a corporation incorporated under the laws of the Province of Ontario ("ICL"). The ICL Principals are executing this Restated Agreement solely for the purpose of making the representations and warranties of the ICL Principals set forth in ARTICLE II and for agreeing to the indemnification obligations of the ICL Principals set forth in ARTICLE IX, and for agreeing to the obligations of the ICL Principals set forth in SECTION 4.1,
SECTION 6.6 and the other provisions of this Restated Agreement. ICL is the attorney-in-fact pursuant to certain powers of attorney (THE "POWERS OF ATTORNEY"), pursuant to which all Shareholders other than Edward Truant, Douglas G. McIntyre, The J.L.R. Family Trust, The Paisley Family Trust and the Barbadian Trusts have granted to ICL the right to vote and to dispose of all of the Company Common Stock. ICL is executing this Restated Agreement as attorney-in-fact for the Shareholders other than Edward Truant, Douglas G. McIntyre, The J.L.R. Family Trust, The Paisley Family Trust and the Barbadian Trusts to bind such Shareholders to their obligations set forth in this Restated Agreement.

                                    RECITALS

    A. The Company is the beneficial owner, directly and indirectly, and holder of record of all of the issued and outstanding shares of the capital stock of YPtel, Inc. ("YPTI") and Pacific Coast Publishing, Ltd. ("PCP") (COLLECTIVELY, THE "SUBSIDIARIES") and desires to have itself and, indirectly, all of its assets, including the capital stock of each of the Subsidiaries, acquired directly or indirectly by Parent on the terms and subject to the conditions set forth in this Restated Agreement.

    B. Parent desires to cause Newco II, an indirect subsidiary of Parent, to be formed prior to the Closing, to acquire all of the issued and outstanding capital stock of the Company, and Parent desires to acquire all of the outstanding common stock of YPTI, all on the terms and subject to the conditions set forth in this Restated Agreement.

    C. The Boards of Directors of each of the Company and Parent believe it is in the best interests of each company and their respective stockholders and the Board of Directors of Parent has directed or will direct that the Restated Agreement be submitted to the shareholders of Parent with the recommendation that the Restated Agreement, including but not limited to the issuance of shares of Parent Common Stock pursuant to the Exchange and Voting Trust Agreement, be approved by the Parent's stockholders.

    D. The Shareholders own all of the issued and outstanding Company capital stock and some of the Shareholders propose to transfer their shares to corporations or limited partnerships established by them so that such entities (together with the Shareholders not so transferring their shares) will at the time of Closing own all of the outstanding Company Common Stock other than the shares of Company Common Stock issued to the Subordinated Lenders upon exercise of the warrants issued pursuant to the Subordinated Loan Agreement.

    E. The parties intend that the Closing will occur concurrently with or after, among other actions, (i) the closing of the acquisition by Parent or a direct or indirect subsidiary of Parent of all of the outstanding capital stock of Web YP, Inc. ("WEB") and Big Stuff, Inc. ("BIG STUFF") on terms reasonably acceptable to the Company (WEB AND BIG STUFF ARE SOMETIMES COLLECTIVELY REFERRED TO AS "WORLDPAGES") whether by merger, exchange or otherwise (THE "WORLDPAGES ACQUISITION"); (ii) the redemption of the promissory notes (COLLECTIVELY, THE "GREAT WESTERN NOTES") in the aggregate original principal amount of Fifteen Million Dollars (U.S. $15,000,000) (plus accrued but unpaid interest at the time of redemption) owed by Parent to Richard O'Neal and certain other former shareholders of Great Western Directories, Inc. (COLLECTIVELY, THE "GREAT WESTERN SHAREHOLDERS") by the issuance of Parent Common Stock to the Great Western Shareholders; (iii) the execution and delivery of the Exchange and Voting Trust Agreement and the Support Agreement; (iv) the Company Recapitalization; (v) the YPTI Recapitalization and purchase by Parent from the Company of all of the outstanding common stock of YPTI; and (vi) the satisfaction of the other conditions to Closing set forth in this Restated Agreement.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                          ARTICLE I--THE TRANSACTIONS

    1.1 TRANSACTIONS PRIOR TO CLOSING. Immediately prior to Closing and subject to and upon the terms and conditions of the Restated Agreement:

        (a) RECAPITALIZATION OF THE PARENT. The Parent shall be recapitalized (THE "PARENT RECAPITALIZATION") so that immediately after the Parent Recapitalization, the authorized capital stock of the Parent shall consist of (A) 180,000,000 shares of the Parent Common Stock and (B) 20,000,000 shares of preferred stock of Parent from which the Board of Directors of Parent (or a committee thereof) shall further authorize a class of voting preferred stock to be issued to the Trustee pursuant to the Exchange and Voting Trust Agreement and having the rights, preferences and designations to be agreed upon prior to Closing (THE "PARENT CLASS B VOTING PREFERRED STOCK").

        (b) FORMATION OF NEWCO I AND NEWCO II. Parent shall (i) form an unlimited liability company under the laws of Nova Scotia which will be owned by Parent ("NEWCO I"), the authorized capital stock of which shall consist of common stock ("NEWCO I COMMON STOCK"), and (ii) form an unlimited liability company under the laws of Nova Scotia ("NEWCO II"), the authorized capital stock of which shall consist of (a) common stock ("NEWCO II COMMON STOCK"); and (b) non-voting special shares having the rights, preferences and designations set forth in EXHIBIT B hereto (THE "CLASS A SPECIAL SHARES"), the holders of which shall have the right to exchange such shares on a one-for-one basis for shares of Parent Common Stock pursuant to the Exchange and Voting Trust Agreement. The first issuance of Newco I Common Stock to Parent and Newco II Common Stock to Newco I, each for nominal consideration, shall be effected such that at all times all of the issued and outstanding Newco I Common Stock shall be owned by Parent and all of the issued and outstanding Newco II Common Stock shall be owned by Newco I.

        (c) RECAPITALIZATION OF THE COMPANY. The Shareholders and the Company shall cause the Company to be recapitalized (THE "COMPANY RECAPITALIZATION") so that immediately after the Company Recapitalization, (i) the authorized capital stock of the Company shall consist only of common stock (THE "COMPANY COMMON STOCK"); and (ii) the exchange into Company Common stock of all outstanding shares of Class A preferred stock, Class B preferred stock, Class C preferred stock and Class D preferred stock of the Company has occurred.

        (d) CONTINUANCE AND AMALGAMATION. The Company shall take such steps as may be necessary to discontinue its existence as a corporation governed by the Canada Business Corporations Act and to continue as a corporation governed by the laws of Nova Scotia and immediately after such continuance, shall amalgamate with an unlimited liability corporation caused to be incorporated by the Company Shareholders under the laws of Nova Scotia.

        (e) THE YPTI RECAPITALIZATION. (a) The Company shall cause YPTI to be recapitalized (THE "YPTI RECAPITALIZATION") by amending YPTI's articles of incorporation to create a class of non-voting cumulative preferred stock (THE "YPTI PREFERRED STOCK") (with an aggregate redemption amount equal to the fair market value of YPTI less the adjusted cost base of Company in YPTI and having the rights, preferences and designations to be agreed upon prior to Closing (THE "YPTI CERTIFICATE OF PREFERRED STOCK DESIGNATION") to be filed with the Secretary of State of the State of Washington and
    (b) thereafter, YPTI shall declare and pay to the Company a dividend of the YPTI Preferred Stock.

        (f)  TRANSFER OF COMPANY SHARES.

           (i) Some of the Shareholders will transfer their Company Common Stock to corporations or limited partnerships (on a tax-deferred basis) so that effective upon delivery to Parent of a duly executed assignment and assumption agreement reasonably acceptable to Parent (A) such transferee Shareholder shall become subject to the rights and obligations of the transferor Shareholder under this Restated Agreement to the same extent as if they had signed this Restated Agreement individually or through ICL as the attorney-in-fact and (B) such transferor Shareholder shall be released from any and all obligations hereunder and (C) thereafter (together with such Shareholders not so transferring) shall be considered the Shareholders hereunder in substitution for the transferors.

           (ii) To the extent that any Person receives shares of Company Common Stock from an ICL Principal, directly or indirectly, in connection with a transfer contemplated in SECTION 1.1(f)(i) hereof, such transferee Shareholder shall be deemed to be an ICL Principal for purposes of this Restated Agreement. Effective upon delivery to Parent of a duly executed assignment and assumption agreement reasonably acceptable to Parent
       (A) such transferee Shareholder shall become subject to the rights and obligations of the transferor ICL Principal under this Restated Agreement to the same extent as if they had signed this Restated Agreement individually and (B) such transferor ICL Principal shall be released from any and all obligations hereunder and (C) thereafter (together with such ICL Principals not so transferring) shall be considered the ICL Principals hereunder in substitution for the transferor ICL Principal.

    1.2 TRANSACTIONS AT CLOSING. At the Closing, and subject to and upon the terms and conditions of this Restated Agreement:

        (a) TRANSFER OF PARENT STOCK. In consideration for the issuance of Newco I Common Stock to Parent and Newco II Common Stock to Newco I (each as contemplated by SECTION 1.1(b) hereof), Parent shall transfer and deliver to Newco I and Newco I shall transfer and deliver to Newco II, respectively, that number of shares of Parent Common Stock necessary to accomplish the exchange with certain Shareholders described in SECTION 1.2(b).

        (b) EXCHANGE OF COMPANY COMMON STOCK. (i) The Shareholders shall transfer and deliver to Newco II the Company Common Stock free and clear of any and all liens, claims and encumbrances, together with stock powers duly executed in blank by the Shareholders that are executing this Restated Agreement and by ICL on behalf of the Shareholders (other than those that are executing this Restated Agreement) with signatures of ICL and the Shareholders who are executing this Restated Agreement guaranteed;
    (ii) Newco II shall transfer and deliver, at the election of each Shareholder, either (A) shares of Class A Special Shares or (B) shares of Parent Common Stock for the shares of Company Common Stock exchanged under
    (i) above, or a combination thereof. The procedure for the exchange of shares of Company Common Stock by each Shareholder and the number of Class A Special Shares and Parent Common Stock to be received by each Shareholder at the Closing will be substantially in accordance with the procedures agreed to in writing by the parties hereto. The total number of
    (i) shares of Parent Common Stock
    issuable upon the exchange of Class A Special Shares, plus (ii) the number of shares of Parent Common Stock to be issued at Closing to the Shareholders under this SECTION 1.2(b), shall equal 15,000,000 shares and no more.

        (c) SALE OF PARENT CLASS B VOTING PREFERRED STOCK. In exchange for nominal cash consideration, Parent shall issue to the trustee (THE "TRUSTEE") under the Exchange and Voting Trust Agreement, one or more shares of Parent Class B Voting Preferred Stock.

        (d) SALE OF YPTI COMMON STOCK. Parent shall purchase from the Company, free and clear of any and all liens, claims and encumbrances, all shares of YPTI Common Stock owned by the Company, which shall constitute all of the outstanding shares of YPTI Common Stock, for an aggregate purchase price equal to the adjusted cost base of the shares of YPTI, which the parties hereto agree shall be equal to the fair market value thereof (approximately $21,000,000 Canadian) (THE "YPTI CONSIDERATION"), payable in cash or in exchange for a promissory note, with terms, mutually acceptable to the parties, to be agreed upon prior to closing.

    1.3 EFFECTIVE DATE; FAIRNESS OPINION. Despite its execution, no term, provision, right or obligation under or pursuant to this Restated Agreement shall be effective, unless and until the later of (a) the execution of this Restated Agreement; and (b) the receipt by Parent's Board of Directors from its financial advisors, PaineWebber Incorporated, or such other investment banking firm selected by Parent's Board of Directors, of a written opinion addressed to it for inclusion in the Proxy Statement to the effect that the consideration to be paid, in the aggregate, by the Parent in the transactions contemplated by this Restated Agreement, the Restated Web YP Agreement, the Restated Big Stuff Agreement, including the lending by Richard O'Neal and Richard Reid to Web YP and/or Big Stuff of up to an aggregate of Six Million Dollars ($6,000,000) and the agreement relating to the redemption of the Great Western Notes, is fair to Parent from a financial point of view. Unless and until the fairness opinion referenced in this SECTION 1.3 is received by Parent, the June 3 YPtel Agreement shall remain in full force and effect, subject to termination of such agreement in accordance with its terms. Parent shall notify ICL immediately upon receipt of the fairness opinion referenced in this SECTION 1.3. Immediately upon receipt of the fairness opinion referenced in this SECTION 1.3 by Parent, this Restated Agreement shall become effective and the June 3 YPtel Agreement shall terminate.

    1.4 CLOSING. Unless this Restated Agreement is earlier terminated pursuant to ARTICLE VIII, the closing of the transactions contemplated by this Restated Agreement (THE "CLOSING") will take place three (3) business days after the conditions set forth in ARTICLE VII are satisfied or waived, at the offices of Blackwell Sanders Peper Martin LLP, 720 Olive Street, Suite 2400, St. Louis, Missouri 63101 and is anticipated to be on or before January 31, 2000; PROVIDED, HOWEVER, that if such conditions are not satisfied or waived by January 31, 2000, the Closing shall be automatically postponed for seven (7) days and will continue to be postponed for continuous seven (7) day periods until February 28, 2000, unless another place or time is agreed to in writing by Parent and the Company. If such conditions are not satisfied or waived by February 28, 2000, the Closing shall be automatically postponed until March 1, 1999, unless another time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE." At the Closing: (a) the Company shall deliver to Parent the various certificates, instruments and documents required to be delivered by the Company pursuant to this Restated Agreement; (b) Parent shall deliver to the Company the various certificates, instruments and documents required to be delivered by Parent pursuant to this Restated Agreement; (c) the Company shall provide to Parent evidence reasonably satisfactory to Parent that the Company Recapitalization has been completed; (d) the Company shall provide to Parent evidence reasonably satisfactory to Parent that the YPTI Recapitalization has been completed and as a part thereof, YPTI has distributed the YPTI Preferred Stock as a dividend to Company in accordance with SECTION 1.1(e); (e) the Shareholders shall transfer their shares of Company Common Stock to Newco II in accordance with SECTION 1.2(b)(i); (f) Newco II shall issue and deliver to the Shareholders the Class A Special Shares and/or Parent Common Stock in accordance with SECTION 1.2(b)(ii); (g) Parent shall sell to the Trustee the Parent Class B Voting Preferred Stock in accordance with SECTION 1.2(c); (h) the Trustee shall pay to Parent the consideration for the Parent Class B Voting Preferred Stock; (i) the Company shall sell to the Parent the YPTI Common Stock in accordance with
SECTION 1.2(d); (j) Parent shall pay to the Company the YPTI Consideration; and
(k) an election statement, in a form agreed to, shall be signed by the appropriate parties in accordance with the provisions set forth in section 338 of the Code.

    1.5  PARENT NAME CHANGE AND DIRECTORS.

        (a) PARENT NAME CHANGE. Parent shall recommend, and submit to its shareholders entitled to vote thereon, a resolution for their approval to amend the Certificate of Incorporation of Parent. Such resolution shall require Parent to change its name to "WorldPages.com, Inc." or a variation thereof and take all reasonable measures to have such name change become effective on the Closing Date.

        (b) DIRECTORS. Immediately following the Closing Date, the Board of Directors of the Parent shall be restructured to be composed of eight
    (8) members as follows: (i) one director chosen by Parent and one director chosen by ICL to serve three year terms, (ii) one director chosen by Parent and one director chosen by ICL and one director to be agreed to by Parent, ICL and WorldPages to serve two year terms, and (iii) one director chosen by Parent and one director chosen by ICL and one director to be agreed to by Parent, ICL and WorldPages to serve one year terms. The Parent currently intends to nominate Richard O'Neal and two (2) individuals to be named at or prior to Closing. The directors to be nominated by ICL are currently anticipated to be Wilmot Matthews, George Anderson and Robert Flynn. In addition, for a period of one (1) year following the Closing Date, each of Parent and ICL may designate one party to attend any and all Board of Directors meetings, as non-voting, non-participating observers only (THE "OBSERVERS"). Parent shall reimburse the Observers for those expenses incurred in connection with attending Board of Directors meetings, including travel expenses, in the same manner and to the same extent that Parent reimburses its directors for such expenses. The parties hereto expressly acknowledge and agree that this SECTION 1.5(b) is not intended to, and does not, except with regard to the initial Board of Directors of Parent referenced in this SECTION 1.5(b), impose any requirement that the Board of Directors of Parent be comprised of the individuals listed in this
    SECTION 1.5(b) or that any Person has a right to designate a certain individual or a certain number of individuals as nominees to the Board of Directors of Parent.

    1.6 TAX DEFERRED EXCHANGE. From the date hereof through and including the Closing Date, neither the Company, nor the Subsidiaries, nor any of the Shareholders nor any of their respective affiliates, nor Parent, or any of Parent's subsidiaries or any of their respective affiliates, shall
(i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the transactions contemplated by SECTION 1.2(b) of this Restated Agreement (with respect to the issuance of Class A Special Shares to residents of Canada holding such shares as capital property) as a tax deferred transfer pursuant to Subsection 85(1) of Income Tax Act [Canada] SC 1985 [5(th) Supp.] c.1, as amended ("INCOME TAX ACT [CANADA]"), provided a joint election is filed on a timely basis in prescribed form; or (ii) enter into any contract, agreement, commitment or arrangement with any such effect. ICL, on behalf of each Shareholder, and Newco II agree to jointly elect that the proceeds of the disposition of the Company Common Stock pursuant to this Restated Agreement shall be the Canadian dollar adjusted cost base of the transferred shares of Company Common Stock, unless otherwise agreed to by the transferring Shareholders. Class A Special Shares and/or Parent Common Stock, at such Shareholder's option, will be issued only to transferring Shareholders who are resident in Canada for purposes of the Income Tax Act [Canada].

    1.7 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Restated Agreement; including but not limited to vesting Newco II with full right and title to and possession of the Company Common Stock; vesting the Shareholders with full right and title to and possession of the Class A Special Shares and/or Parent Common Stock, vesting the Trustee with full right and title to and possession of the Parent Class B Voting Preferred Stock; vesting Parent with full right and title to and possession of the YPTI Common Stock; and vesting the Company with full right and title to the YPTI Preferred Stock, subject to the requirements of SECTION 6.8, the parties hereto will take all such lawful and necessary and/or desirable action so long as such action is not inconsistent with this Restated Agreement.

    1.8 AGGREGATE ISSUABLE PARENT COMMON STOCK. Exclusive of any options listed on SCHEDULE 6.5(b)(i) attached hereto, the Shareholders, collectively, shall not have the right to receive more than, nor shall the Parent be obligated to transfer more than, 15,000,000 shares of Parent Common Stock, in the aggregate, to the Shareholders, whether at Closing or pursuant to the subsequent exchange for Parent Common Stock of Class A Special Shares issued to the Shareholders at the Closing.

           ARTICLE II--REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                             AND THE ICL PRINCIPALS

    The Company and the ICL Principals severally and not jointly and severally, and jointly and severally as between the ICL Principals, represent and warrant to Parent as follows:

    2.1 ORGANIZATION AND GOOD STANDING. Company and each of the Subsidiaries is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Company and each of the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. SCHEDULE 2.1 sets forth a complete and accurate list of the jurisdictions of incorporation or organization and qualification or license of Company and the Subsidiaries. Company has heretofore delivered to Parent accurate and complete copies of the Certificates or Articles of Incorporation and Bylaws, or equivalent governing instruments, as currently in effect, of Company and each of the Subsidiaries.

    2.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of Company (THE "COMPANY STOCK") consists of an unlimited number of Common Shares, an unlimited number of Class A Shares, an unlimited number of Class B Shares, 1,841,000 Class C Shares, and an unlimited number of Class D Shares. As of the date hereof, 13,500,000 shares of Common Stock, no Class A Shares, 100 Class B Shares, 100 Class D Shares, and no Class C Shares of Company Stock are issued and outstanding. No other capital stock of Company is issued or outstanding. All issued and outstanding shares of the Company Stock are duly authorized, validly issued, fully paid and non-assessable and are issued free of preemptive rights and in compliance with applicable corporate and securities Laws. Except as set forth on SCHEDULE 2.2 attached hereto, as of the date of this Restated Agreement there are no outstanding rights, reservations of shares, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the capital stock or any other security of Company, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of Company and the Subsidiaries or the ownership thereof other than those, if any, described on SCHEDULE 2.2 attached hereto or those imposed generally by the Securities Act, the Securities Exchange Act, applicable state or foreign securities Laws or applicable corporate Law.

    2.3 SUBSIDIARIES. SCHEDULE 2.3(a) attached hereto sets forth the name and percentages of any outstanding capital stock or other interest held, directly or indirectly, by Company. Except as set forth on SCHEDULE 2.3(b) attached hereto, all of the capital stock and other interests so held by Company are owned by it or a Subsidiary as indicated on said SCHEDULE 2.3(a), free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable corporate and securities Laws. Except as set forth on SCHEDULE 2.3(c) attached hereto, there are no irrevocable proxies, voting agreements or similar obligations with respect to such capital stock of the Subsidiaries and no equity securities or other interests of any of the Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls, reservation of shares or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

    2.4 AUTHORIZATION; BINDING AGREEMENT. Company, the ICL Principals, the Barbadian Trusts and ICL, as attorney-in-fact for the Shareholders not signing this Restated Agreement, have all requisite power and authority to execute and deliver this Restated Agreement and the Company Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Restated Agreement and the other agreements and documents referred to herein and to be executed in connection herewith to which Company, the ICL Principals, the Barbadian Trusts, ICL or any Shareholder is or will be a party or a signatory (THE "COMPANY TRANSACTION AGREEMENTS") and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Company's Board of Directors, ICL's Board of Directors, and the trustees of The J.L.R. Family Trust, The Paisley Family Trust and the Barbadian Trusts and no other corporate or other proceedings on the part of Company, any Subsidiary, the ICL Principals, ICL or any Shareholder are necessary to authorize the execution and delivery of this Restated Agreement and the Company Transaction Agreements or to consummate the transactions contemplated hereby or thereby, except for the concurrence of the Subordinated Lenders. This Restated Agreement has been duly and validly executed and delivered by Company, the ICL Principals, the Barbadian Trusts and ICL, as attorney-in-fact for the Shareholders not signing this Restated Agreement, and constitutes, and upon execution and delivery thereof as contemplated by this Restated Agreement, the Company Transaction Agreements will constitute, the legal, valid and binding obligations of Company, the ICL Principals and the Shareholders, enforceable against Company, the ICL Principals and the Shareholders in accordance with its and their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies (COLLECTIVELY, THE "ENFORCEABILITY EXCEPTIONS"). The Powers of Attorney are in full force and effect and ICL has full authority under the Powers of Attorney to execute this Restated Agreement and the Company Transaction Agreements as attorney-in-fact for the Shareholders not signing this Restated Agreement, to bind such Shareholders to the obligations of the Shareholders set forth in this Restated Agreement and the Company Transaction Agreements, and to transfer the Company Common Shares of such Shareholders to Newco II as contemplated by this Restated Agreement.

    2.5 GOVERNMENTAL APPROVALS. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("CONSENT") any nation or government, any state, province, or other political subdivision thereof, any Person, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization ("GOVERNMENTAL AUTHORITY") on the part of the

Shareholders, ICL, the ICL Principals, the Company or any of the Subsidiaries is required in connection with the execution or delivery by the ICL Principals, ICL, as attorney-in-fact for the Shareholders, or the Company of this Restated Agreement and the Company Transaction Agreements or the consummation by Company or the Shareholders of the transactions contemplated hereby or thereby other than (i) filings with the SEC and state and provincial securities laws administrators and other filings and/or court orders required under the Canada Business Corporations Act, (ii) those Consents from or with Governmental Authorities set forth on SCHEDULE 2.5 attached hereto, (iii) filings under the HSR Act, (iv) filings with the Committee on Foreign Investment in the United States for a determination as to whether the transaction contemplated by this Restated Agreement is permitted under the Exon-Florio Amendment (Section 721) to the Defense Production Act of 1950 (THE "EXON-FLORIO FILING"), (v) filings under Investment Canada Act and the Competition Act, (vi) any filings required by the U.S. Department of Commerce's reporting requirements for foreign investment in the United States, and (vii) those Consents that, if they were not obtained or made, do not or would not have a Company Material Adverse Effect.

    2.6 NO VIOLATIONS. The execution and delivery of this Restated Agreement and the Company Transaction Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Company, ICL, the ICL Principals and Shareholders with any of the provisions hereof or thereof will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or Bylaws or other governing instruments of Company or any of the Subsidiaries or of any provision of the trust agreements of the Shareholders that are trusts, (ii) except as set forth on SCHEDULE 2.6 attached hereto, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any Company Material Contract or other obligation to which Shareholders, ICL, Company or any Subsidiary is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Company or any Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in SECTION 2.5 above contravene any applicable provision of any constitution, treaty, statute, law, code, rule, regulation, ordinance, policy or order of any Governmental Authority, including without limitation those Governmental Authorities in the United States and Canada, or other matters having the force of law including, but not limited to, any orders, decisions, injunctions, judgments, awards and decrees of or agreements with any court or other Governmental Authority ("LAW") currently in effect to which any Shareholder, ICL, the Company or any Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv), above, for any deviations from the foregoing which do not or would not have a Company Material Adverse Effect.

    2.7  LITIGATION.  Except as set forth in SCHEDULE 2.7 attached hereto,
(i) the Company represents and warrants to Parent that there is no action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator, mediator or other Governmental Authority ("LITIGATION") pending or, to the knowledge of Company, threatened against the Company, any Subsidiary, or any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan of Company, or otherwise relating, in a manner that could have a Company Material Adverse Effect, to Company, any Subsidiary, or the securities of any of them, or any properties or rights of Company or any of the Subsidiaries or that could prevent or delay the consummation of the transactions contemplated by this Restated Agreement; and (ii) the ICL Principals represent and warrant to Parent that to the knowledge of the ICL Principals there is no Litigation pending or threatened against Company, any Subsidiary, or any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan of Company, or otherwise relating, in a manner that could have a Company

Material Adverse Effect, to the Company, any Subsidiary, or the securities of any of them, or any properties or rights of Company or any of the Subsidiaries or that could prevent or delay the consummation of the transactions contemplated by this Restated Agreement.

    2.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
SCHEDULE 2.8 attached hereto, since November 1, 1998, through the date of this Restated Agreement, to the knowledge of the ICL Principals, there has not been any event, occurrence, fact, condition, change, development or effect ("EVENT") that could reasonably be expected to have a Company Material Adverse Effect.

    2.9 FINDERS AND INVESTMENT BANKERS. Neither Company nor any Subsidiary nor any of its respective officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby other than a fee of U.S. $265,000 payable to ICL by Parent or any direct or indirect subsidiary of Parent immediately following Closing. There are no other fees due from the Company or any Subsidiary to ICL and upon Closing neither the Company nor any Subsidiary will have any further obligations to ICL pursuant to any management agreement or other similar agreement.

    2.10  CONTRACTS.  Except as set forth in the PCP Acquisition Agreement or
SCHEDULE 2.10 attached hereto, the Company represents and warrants to Parent, and the ICL Principals represent and warrant to the Parent that to their knowledge, neither Company nor any Subsidiary is a party or is subject to any Company Material Contract. Company has made available to Parent true and accurate copies of the Company Material Contracts.

    2.11 LIABILITIES. From November 1, 1998, through the date of this Restated Agreement, except as expressly disclosed in SCHEDULE 2.11 or elsewhere is this Restated Agreement or the Schedules attached hereto, to the knowledge of ICL Principals, Company does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by Canadian generally accepted accounting principles to be set forth in a financial statement other than those incurred in the ordinary course of business or in an amount not in excess of U.S. $50,000 individually or U.S. $100,000 in the aggregate. Except as set forth on SCHEDULE 2.11 attached hereto or elsewhere in this Restated Agreement or the Schedules, as of the date of this Restated Agreement, Company is not subject to (i) obligations in respect of borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) to the knowledge of ICL Principals, obligations which would be required by generally accepted accounting principles to be classified as "capital leases," (iv) to the knowledge of ICL Principals, obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and payable not more than twelve (12) months from the date of incurrence, and (v) to the knowledge of the ICL Principals any guaranties of any obligations of any other Person.

    2.12  REAL ESTATE.

        (a) Neither the Company nor any of the Subsidiaries owns any real property.

        (b) SCHEDULE 2.12(b) attached hereto sets forth a true, correct and complete schedule as of the date of this Restated Agreement of all leases, subleases, easements, rights-of-way, licenses or other agreements entered into after the PCP Closing Date under which Company or any of the Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property or improvements thereon (THE "COMPANY REAL PROPERTY LEASES"). Except for the matters listed on said SCHEDULE 2.12(b), Company or a Subsidiary, as indicated thereon, to the knowledge of the ICL Principals, holds the leasehold estate under or other interest in each Company Real Property Lease and each lease for real property that existed on the PCP Closing Date free and clear of all liens, encumbrances and other rights of occupancy other than statutory landlords, or mechanics' liens which have not been executed upon. All of the real property and improvements occupied by the Company or any Subsidiary under the Company Real Property Leases and each lease for real property that existed on the PCP Closing Date are used by the Company as office and graphic design space only.

    2.13 CORPORATE RECORDS. The corporate record books of or relating to Company made available to Parent by Company contain accurate and complete records of (i) all corporate actions of the stockholders and directors (and committees thereof) of Company, (ii) the Certificate and/or Articles of Incorporation, Bylaws and/or other governing instruments, as amended, of Company, and (iii) the issuance and transfer of stock of Company. Except as set forth on SCHEDULE 2.13 attached hereto, Company does not have any of its material records or information recorded, stored, maintained or held off the premises of Company or at other than its solicitors' offices.

    2.14  LABOR MATTERS.  The Company has only two employees.

    2.15 TAX. Neither the Company nor the ICL Principals know of any fact or have knowingly taken any action that could be reasonably expected to prevent the transfer of shares contemplated by SECTION 1.2(b) of this Restated Agreement (with respect to the issuance of Class A Special Shares to residents of Canada holding such shares as capital property) from qualifying as a tax deferred transfer pursuant to Subsection 85(1) of Income Tax Act [Canada]; provided a joint election is filed on a timely basis in prescribed form.

    2.16 PCP ACQUISITION AGREEMENT. Neither Company nor any of the ICL Principals had any knowledge on the date of the closing (THE "PCP CLOSING DATE") under the Asset Purchase Agreement by and among the Company, Pacific Coast Publishing, Inc., a Washington corporation, Leonard Langley ("LANGLEY") and Gary Calkins ("CALKINS") and Pacific Coast Publishing, Ltd. (formerly PCP
Acquisition Inc.), a Washington corporation (THE "PCP ACQUISITION AGREEMENT") or has had at any time after the PCP Closing Date or currently has any knowledge
(i) that any of the representations and warranties made by Pacific Coast Publishing, Inc., Langley and Calkins (COLLECTIVELY, THE "PCP SELLERS") to the Company and PCP were untrue, inaccurate or incomplete; (ii) that the PCP Sellers, or any of them, would be unable to fully satisfy any of their indemnification or other obligations set forth in the PCP Acquisition Agreement; or (iii) of any Event that would result in a violation or breach of, or constitute (with or without due notice of lapse of time or both) a default by Company or any Subsidiary of any of their respective obligations under the PCP Acquisition Agreement or any of the other agreements entered into in connection with the acquisition of PCP (THE "PCP TRANSACTION DOCUMENTS") or any other Event that would allow the PCP Sellers, or any of them, to offset against or otherwise reduce their respective indemnification obligations under the PCP Acquisition Agreement. Company and the ICL Principals agree that they will give prompt written notice to Parent if between the date of this Restated Agreement and the Closing Date they obtain knowledge of any fact that would make the representations and warranties set forth in this SECTION 2.16 untrue if they were made at that time. Neither the Company nor any of the Subsidiaries have assigned, transferred or otherwise conveyed any of their respective rights or entitlements under the PCP Acquisition Agreement or the PCP Transaction Documents.

    2.17 KNOWLEDGE. When a representation or warranty of the ICL Principals contained in ARTICLE II hereof is qualified (i) by the "knowledge" of such ICL Principals, or (ii) by a statement that the ICL Principals "have no knowledge" of factual matters comprising the representation or warranty, or (iii) by a statement that the ICL Principals are "unaware" of factual matters comprising the representation or warranty, or (iv) by words of similar import, such "knowledge qualifiers" mean that each of the ICL Principals has affirmatively and actively made due inquiry of John Woodall and Jay Cramer or any of their respective replacements and that none of the ICL Principals has learned of any information, fact or event that would make the representation or warranty of the ICL Principal untrue, inaccurate, incorrect or incomplete. Knowledge possessed by or otherwise obtained by any one ICL Principal after due inquiry as provided herein with respect to a representation or warranty qualified by "knowledge" shall be deemed to be known by, or learned of by all of the ICL Principals.

                  ARTICLE III--REPRESENTATIONS AND WARRANTIES
                                   OF PARENT

    Parent represents and warrants to the Company and the Shareholders as follows:

    3.1 ORGANIZATION AND GOOD STANDING. Parent is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Active Parent Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so duly organized, validly existing and in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Parent and each of the Active Parent Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. Parent has heretofore made available to Company accurate and complete copies of the Certificates or Articles of Incorporation and Bylaws, or equivalent governing instruments, as currently in effect, of Parent and each of the Active Parent Subsidiaries.

    3.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of Parent consists of 180,000,000 shares of common stock of Parent, par value $0.0001 per share ("PARENT COMMON STOCK") and 20,000,000 shares of preferred stock, par value $0.0001. As of the opening of business on the date of this Restated Agreement, (a) 20,083,953 shares of Parent Common Stock were outstanding, (b) no shares of the Parent preferred stock were issued and outstanding and (c) 163,307 shares of Parent Common Stock were held as treasury shares. No other capital stock of Parent is issued or outstanding. All issued and outstanding shares of the Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable corporate and securities Laws. Except as set forth on SCHEDULE 3.2 attached hereto, as of the date of this Restated Agreement there are no outstanding rights, reservations of shares, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the capital stock or any other security of Parent, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of Parent and the Active Parent Subsidiaries or the ownership thereof other than those pursuant to the Parent Guaranty or the Great Western

Credit Agreement or those imposed generally by the Securities Act, the Securities Exchange Act, applicable state or foreign securities Laws or applicable corporate Law.

    3.3. SUBSIDIARIES. Except as set forth on SCHEDULE 3.3, all of the capital stock and other interests of the Active Parent Subsidiaries held by Parent are owned by it or a Parent subsidiary, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Active Parent Subsidiaries held directly or indirectly by Parent are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable corporate and securities Laws. Except as set forth on
SCHEDULE 3.3 attached hereto, there are no irrevocable proxies, voting agreements or similar obligations with respect to such capital stock of the Active Parent Subsidiaries and no equity securities or other interests of any of the Active Parent Subsidiaries are or may become required to be issued or purchased by reason of any obligations, options, warrants, rights to subscribe to puts, calls, reservation of shares or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Active Parent Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Active Parent Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

    3.4 AUTHORIZATION; BINDING AGREEMENT. Parent has all requisite corporate power and authority to execute and deliver this Restated Agreement and the Parent Transaction Agreements and to consummate the transactions contemplated hereby. The execution and delivery of this Restated Agreement and the other agreements and documents referred to herein and to be executed in connection herewith to which Parent is or will be a party or a signatory (THE "PARENT TRANSACTION AGREEMENTS") and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Parent and except for the approval of the holders of the Parent Common Stock, no other corporate proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby or thereby except for the concurrence of Bank of America National Trust and Savings Association under the Great Western Credit Agreement. This Restated Agreement has been duly and validly executed and delivered by Parent and constitutes, and upon execution and delivery thereof as contemplated by this Restated Agreement, the Parent Transaction Agreements will constitute, the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with its and their respective terms, subject to the Enforceability Exceptions.

    3.5 GOVERNMENTAL APPROVALS. No Consent from or with any Governmental Authority on the part of Parent or any of the Active Parent Subsidiaries, is required in connection with the execution or delivery by Parent of this Restated Agreement and the Parent Transaction Agreements or the consummation by Parent of the transactions contemplated hereby or thereby other than (i) filings with the SEC, state securities laws administrators and the NYSE, (ii) those Consents from or with Governmental Authorities set forth on SCHEDULE 3.5 hereto, (iii) the Exon-Florio Filings, filings under the HSR Act, filings with the Ontario Securities Commission and those required under the Canada Business Corporations Act, the Investment Canada Act and the Competition Act, (iv) any filings required by the U.S. Department of Commerce's reporting requirements for foreign investment in the United States; and (v) those Consents that, if they were not obtained or made, do not or would not have a Parent Material Adverse Effect.

    3.6 NO VIOLATIONS. The execution and delivery of this Restated Agreement and the Parent Transaction Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Parent with any of the provisions hereof or thereof will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or Bylaws or other governing instruments of Parent or any of the Active Parent Subsidiaries, except as set forth on

SCHEDULE 3.6, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any Parent Material Contract or other obligation to which Parent or any Parent subsidiary, is a party or by which any of them or any of their properties or assets may be bound, except for compliance with the requirements under that certain Guaranty of Parent (THE "PARENT GUARANTY") given pursuant to the Loan Agreement dated as of May 14, 1999 by and among Great Western Directories, Inc., the Lenders signatories thereto, and Bank of America National Trust and Savings Association as Administrative Agent (THE "GREAT WESTERN CREDIT AGREEMENT"), (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Parent or any Parent Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in SECTION 3.5 above, contravene any Law currently in effect to which Parent or any Parent subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii),
(iii) and (iv) above, for any deviations from the foregoing which do not or would not have a Parent Material Adverse Effect.

    3.7 SECURITIES FILINGS AND LITIGATION. Parent has made available to Company true and complete copies of (i) its Annual Reports on Form 10-K, as amended, for the years ended December 31, 1997 and 1998, as filed with the SEC,
(ii) its proxy statement relating to the meeting of shareholders held on July 29, 1998, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Parent with the SEC since February 18, 1998. The reports and statements set forth in clauses (i) through (iii), above, and those subsequently provided or required to be provided pursuant to this section, are referred to collectively as the "PARENT SECURITIES FILINGS." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Parent Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or, as to Parent Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to Parent Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Parent Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to Parent Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable. Except as set forth in SCHEDULE 3.7, there is no Litigation pending or, to the knowledge of Parent, threatened against Parent or any Parent subsidiary, any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan of Parent, or otherwise relating, in a manner that could have a Parent Material Adverse Effect, to Parent, any Parent subsidiary or the securities of any of them, or any properties or rights of Parent or any of the Parent subsidiaries that could prevent or delay the consummation of the transactions contemplated by this Restated Agreement. No event has occurred as a consequence of which Parent would be required to file a Current Report on Form 8-K pursuant to the requirements of the Securities Exchange Act as to which such a report has not been timely filed with the SEC. Any reports, statements and registration statements and amendments thereof (including, without limitation, Reports on Form 10-K, Quarterly Reports on
Form 10-Q and Current Reports on Form 8-K, as amended) filed by Parent with the SEC after the date hereof shall be provided to Company upon such filing.

    3.8 PARENT FINANCIAL STATEMENTS. The audited consolidated and unaudited interim financial statements of Parent and the Parent subsidiaries included in the Parent Securities Filings (THE "PARENT FINANCIAL STATEMENTS")have been made available to Company. Except as noted thereon, the Parent Financial Statements were prepared in accordance with generally accepted accounting principles applicable to the business of Parent and the Parent subsidiaries consistently applied in accordance with past accounting practices and fairly present (including, but not limited to, the inclusion of all adjustments with respect to interim periods which are necessary to present fairly the financial condition and assets and liabilities or the results of operations of Parent and the Parent subsidiaries, subject to normal year-end adjustments in the ordinary course with respect to certain items immaterial in amount or effect and the exclusion of footnote disclosure in interim Parent Financial Statements) the financial condition and assets and liabilities or the results of operations of Parent and the Parent subsidiaries as of the dates and for the periods indicated. Except as set forth in SCHEDULE 3.8 or as reflected in the Parent Financial Statements, as of their respective dates, neither Parent nor any Parent subsidiary had any debts, obligations, guaranties of obligations of others or liabilities (contingent or otherwise) that would be required in accordance with generally accepted accounting principles to be disclosed in the Parent Financial Statements.

    3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Parent Securities Filings made available by Parent to Company prior to the date of this Restated Agreement or in SCHEDULE 3.9 attached hereto, since June 30, 1999, through the date of this Restated Agreement, there has not been: (i) any Event that could reasonably be expected to have a Parent Material Adverse Effect; or (ii) any agreement by Parent to take any action that would result in a breach of SECTION 6.5 below.

    3.10 COMPLIANCE WITH LAWS. The business of Parent and the Parent subsidiaries, has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which do not and would not have a Parent Material Adverse Effect.

    3.11 PERMITS. (i) Parent and the Parent subsidiaries have all permits, certificates, licenses, approvals, tariffs and other authorizations required in connection with the operation of their business (COLLECTIVELY, "PARENT PERMITS"), (ii) neither Parent nor any Parent Subsidiary is in violation of any Parent Permit, and (iii) no proceedings are pending or, to the knowledge of Parent, threatened, to revoke or limit any Parent Permit, except, in the case of clause (i) or (ii) above, those the absence or violation of which do not and would not have a Parent Material Adverse Effect.

    3.12 FINDERS AND INVESTMENT BANKERS. Neither Parent nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, except that PaineWebber Incorporated has been engaged to deliver the fairness opinion required to be delivered pursuant to SECTION 1.3 and NationsBanc Montgomery Securities, L.L.C. has been engaged to assist in the sale(s) of the CLEC Operations and a copy of the engagement letters and other related documents have been furnished to the Company.

    3.13 CONTRACTS. Except as set forth in SCHEDULE 3.13, neither Parent nor any Parent subsidiary is a party to any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal ("PARENT MATERIAL CONTRACT"). Parent has made available to Company true and accurate copies of the Parent Material Contracts. All such Parent Material Contracts are valid and binding and are in full force and effect and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.

    3.14 CORPORATE RECORDS. The respective corporate record books of or relating to Parent and each of the Active Parent Subsidiaries made available to Company by Parent contain accurate and complete records of (i) all corporate actions of the respective shareholders and directors (and committees thereof) of Parent and the Active Parent Subsidiaries, (ii) the Certificate and/or Articles of Incorporation, Bylaws and/or other governing instruments, as amended, of Parent and the Active Parent Subsidiaries, and (iii) the issuance and transfer of stock of Parent and the Active Parent Subsidiaries.

     ARTICLE IV--ADDITIONAL COVENANTS OF THE COMPANY AND THE ICL PRINCIPALS

    The Company and the ICL Principals severally and not jointly, and severally and not jointly and severally as between the ICL Principals, covenant and agree as follows:

    4.1 NOTIFICATION OF CERTAIN MATTERS. The Company and the ICL Principals shall give prompt notice to Parent if any of the following occur from the date of this Restated Agreement through the Closing Date: (i) receipt of any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a default under any Company Material Contract; (ii) receipt of any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Restated Agreement;
(iii) receipt of any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Restated Agreement; (iv) receipt of any notice of or other communication regarding or otherwise obtaining knowledge of an Event which would have a Company Material Adverse Effect; (v) receipt of any notice of or other communication regarding or otherwise obtaining knowledge of the commencement or threat of any Litigation involving or affecting any Shareholder that might adversely impact the transactions contemplated by this Restated Agreement, the Company or any Subsidiary, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer of the Company or any Subsidiary, in his or her capacity as such or as a fiduciary under a Benefit Plan of the Company, which, if pending on the date hereof, would have been required to have been disclosed pursuant to SECTION 2.7, and (vi) receipt of any notice of or other communication regarding or otherwise obtaining knowledge of any Event that would cause a breach by the Company, a Subsidiary, or any Shareholder of any provision of this Restated Agreement or a Company Transaction Agreement, including such a breach that would occur if such event had taken place on or prior to the date of this Restated Agreement.

    4.2 ACCESS AND INFORMATION. Between the date of this Restated Agreement and the Closing Date, the Company and the Subsidiaries, upon reasonable notice, will give, and shall direct its accountants and legal counsel to give, Parent, its lenders and their respective authorized representatives (including, without limitation, financial advisors, accountants and legal counsel) at all reasonable times access to all offices and other facilities and to all contracts, agreements, commitments, books and records (including, but not limited to, Tax returns) of or pertaining to the Company and the Subsidiaries, will permit the foregoing to make such inspections as they may require and will cause its officers promptly to furnish Parent with (a) such financial and operating data and other information with respect to the business and properties of the Company and Subsidiaries as Parent may from time to time reasonably request including, but not limited to, data and information required for inclusion in Parent's pending registration statements and/or other Parent Securities Filings, and
(b) a copy of each material report, schedule and other document filed or received by the Company or any Subsidiary pursuant to the requirements of applicable securities Laws. The Company further agrees to permit an independent accounting firm selected by Parent to either prepare or review the separate company and consolidated corporate income tax returns and supporting schedules for U.S., Canadian and state income tax purposes of the Company and the Subsidiaries for fiscal year beginning November 1, 1998 and ending on the earlier of October 31, 1999 or the date the Company is acquired, provided that all of the costs and expenses of such services are paid by the Parent. The foregoing access will be subject to government security restrictions and restrictions contained in confidentiality agreements to which the Company is subject and of which Parent has been advised prior to the date of this Restated Agreement; provided that the Company shall use its reasonable best efforts to obtain waivers of such restrictions.

    4.3 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, the Company and ICL on behalf of the Shareholders agree to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, but in any event, prior to the Closing, the transactions contemplated by this Restated Agreement and the Company Transaction Agreements including, but not limited to
(i) obtaining the Consent of others to this Restated Agreement, the Company Transaction Agreements and the transactions contemplated hereby and thereby,
(ii) the defending of any Litigation against the Company, ICL, any Subsidiary, or any Shareholder challenging this Restated Agreement, the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, (iii) obtaining all Consents from Governmental Authorities required for the consummation of the transactions contemplated hereby, (iv) timely making all necessary filings under the HSR Act, and (v) timely making the Exon-Florio Filings and any filings required under the laws of Nova Scotia, and the Investment Canada Act and by the U.S. Department of Commerce's reporting requirements for foreign investments in the United States. Upon the terms and subject to the conditions hereof, the Company and ICL on behalf of the Shareholders agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein. The Company and ICL on behalf of the Shareholders will consult with counsel for Parent as to, and will permit such counsel to participate in, at Parent's expense, any Litigation referred to in clause (ii) above brought against or involving the Company, any Subsidiary or any Shareholder.

    4.4 COMPLIANCE. In consummating the transactions contemplated hereby, the Company and ICL on behalf of the Shareholders shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause the Subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

    4.5 BENEFIT PLANS. Between the date of this Restated Agreement and through the Closing Date, no discretionary award or grant under any Benefit Plan of the Company or a Subsidiary shall be made without the consent of Parent; nor shall the Company or a Subsidiary take any action or permit any action to be taken to accelerate the vesting of any warrants or options previously granted pursuant to any such Benefit Plan. Neither the Company nor any Subsidiary shall make any amendment to any Benefit Plan, any awards thereunder or the terms of any security convertible into or exchangeable for capital stock without the consent of Parent. Parent acknowledges the granting of the options listed on
SCHEDULE 6.5(b)(i).

    4.6 TAX OPINION CERTIFICATION. Prior to the Closing Date, the Company and the Shareholders shall provide tax counsel rendering an opinion under
SECTION 7.1(l) with a certificate concerning such factual matters as such counsel identifies are relevant to its opinion.

    4.7 SHAREHOLDERS AGREEMENT AND VOTING TRUST AGREEMENTS. The Company and ICL on behalf of the Shareholders shall cause all voting trust agreements between the Shareholders, ICL and the Company and any powers of attorney or other agreements relating to the voting or disposition of the capital stock of the Company (COLLECTIVELY, "THE VOTING TRUST AGREEMENTS") and the Unanimous Shareholders Agreement to be cancelled as of the Closing Date.

    4.8 TRANSFER RESTRICTIONS. In addition to any other restrictions imposed by Law on the Shareholders' ability to transfer any Class A Special Shares or Parent Common Stock received by the Shareholders pursuant to this Restated Agreement and the Exchange and Voting Trust Agreement, each Shareholder agrees that, with respect to Class A Special Shares, the restrictions on transfer set forth in the Exchange and Voting Trust Agreement shall apply.

    4.9 SUBORDINATED LOAN AGREEMENT. The Company shall cause PCP to satisfy all of its obligations under the Subordinated Loan Agreement dated as of November 1, 1998 (THE "SUBORDINATED LOAN AGREEMENT") by and among PCP (f/k/a PCP Acquisition, Inc.), the lenders which are parties thereto (THE "SUBORDINATED LENDERS") and Canterbury Mezzanine Capital, L.P., as agent, including, without limitation, the repayment in full of the Loans (as defined in the Subordinated Loan Agreement) and all interest accrued thereon.

    The Company shall use its reasonable best efforts to cause the Subordinated Lenders to exercise the warrants evidenced by the Warrant Certificates (as defined in the Subordinated Loan Agreement) and to convert the Company Class B stock issued to the Subordinated Lenders thereunder into Company Common Stock.

    4.10 CONDUCT OF BUSINESS OF COMPANY AND THE SUBSIDIARIES. The Company covenants, represents and warrants that from the date of this Restated Agreement through the Closing Date, unless the Parent shall otherwise expressly consent in writing, the Company shall, and the Company shall cause each Subsidiary to, use its or their reasonable best efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all authorizations and permits necessary for, or otherwise material to, such business.

                   ARTICLE V--ADDITIONAL COVENANTS OF PARENT

    Parent covenants and agrees as follows:

    5.1  CONDUCT OF BUSINESS OF PARENT AND THE ACTIVE PARENT
SUBSIDIARIES. Parent covenants, represents and warrants that from the date of this Restated Agreement through the Closing Date, unless the Company shall otherwise expressly consent in writing, Parent shall, and Parent shall cause each Active Parent Subsidiary to, use its or their reasonable best efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Parent Authorizations necessary for, or otherwise material to, such business.

    5.2 NOTIFICATION OF CERTAIN MATTERS. Parent shall give prompt notice to the Company if any of the following occur from the date of this Restated Agreement through the Closing Date: (i) any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a default under any Parent Material Contract which could have a Parent Material Adverse Effect; (ii) receipt of any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Restated Agreement; (iii) receipt of any material notice or other communication from any regulatory authority (including, but not limited to, the NYSE or any other securities exchange) in connection with the transactions contemplated by this Restated Agreement; (iv) receipt of any notice of or other communication regarding or otherwise obtaining knowledge of an Event which would have a Parent Material Adverse Effect; (v) receipt of any notice of or other communication regarding or otherwise obtaining knowledge of the commencement or threat of which Parent has knowledge of any Litigation involving or affecting Parent or any Parent subsidiary or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Parent or any Parent subsidiary which, if pending on the date hereof, would have been required to have been disclosed pursuant to
SECTION 3.7; (vi) receipt of any notice of or other communication regarding or otherwise obtaining knowledge of any Event that could cause a breach by Parent of any provision of this Restated Agreement or a Parent Transaction Agreement, including such a breach that could occur if such Event had taken place on or prior to the date of this Restated Agreement; and (vii) amendment, modification or waiver of any provision of the Ionex Agreement referenced on SCHEDULE 3.7 hereto.

    5.3 ACCESS AND INFORMATION. Between the date of this Restated Agreement and the Closing Date, Parent (i) will, upon reasonable notice, give the Company and its authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel) at all reasonable times access as reasonably requested to the offices and other facilities and to all material contracts, agreements, commitments, books and records (including, but not limited to, Tax returns) of or pertaining to Parent and the Active Parent Subsidiaries; (ii) will permit the Company to make such reasonable inspections as it may require; and (iii) will cause its officers promptly to furnish the Company with (a) such financial and operating data and other information with respect to the business and properties of

Parent and the Active Parent Subsidiaries as the Company may from time to time reasonably request, and (b) a copy of each material report, schedule and other document filed or received by Parent or any Active Parent Subsidiary pursuant to the requirements of applicable securities Laws, the NYSE or other securities exchange, in each case as necessary in connection with the transactions contemplated hereby. The foregoing access will be subject to restrictions contained in SECTION 6.7 hereof.

    5.4 COMPLIANCE. In consummating the transactions contemplated hereby, Parent shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause the Active Parent Subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

    5.5 SEC AND SHAREHOLDER FILINGS. Parent shall send to the Company a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC, the NYSE or any other securities commission or exchange.

    5.6 TAX TREATMENT. Prior to the Closing Date, Parent shall provide tax counsel rendering an opinion under Subsection 7.1(l) with a certificate concerning such factual matters as such counsel identifies are relevant to its opinion.

    5.7 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, but in any event, prior to the Closing, the transactions contemplated by this Restated Agreement and the Parent Transaction Agreements including, but not limited to (i) obtaining the Consent of others to this Restated Agreement, the Parent Transaction Agreements and the transactions contemplated hereby and thereby, (ii) the defending of any Litigation against the Parent or any Parent subsidiary, or any Shareholder challenging this Restated Agreement, the Parent Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, (iii) obtaining all Consents from Governmental Authorities required for the consummation of the transactions contemplated hereby,
(iv) timely making all necessary filings under the HSR Act, and (v) timely making the Exon-Florio Filings and any filings required under the laws of Nova Scotia, the Investment Canada Act and by the U.S. Department of Commerce's reporting requirements for foreign investments in the United States. Upon the terms and subject to the conditions hereof, Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein. Parent will consult with counsel for Company as to, and will permit such counsel to participate in, at the Company's expense, any Litigation referred to in clause (ii) above brought against or involving Parent or any Parent subsidiary.

    5.8 EMPLOYEE BENEFIT PLANS. After the Closing Date, Parent shall arrange for each employee participating in the Benefit Plan of the Company and the Subsidiaries at such time to participate in any counterpart Benefit Plans of Parent in accordance with the eligibility criteria thereof, provided that
(i) such participants shall receive full credit for years of service with the Company or any of the Subsidiaries prior to the transactions contemplated by this Restated Agreement for all purposes for which such service was recognized under the Benefit Plan of the Company and the Subsidiaries including, but not limited to, recognition of service for eligibility, vesting, and, to the extent not duplicative of benefits received under such Benefit Plan of the Company and the Subsidiaries, the amount of benefits, and (ii) such participants shall participate in the Benefit Plans of Parent on terms no less favorable than those offered by Parent to similarly situated employees of Parent. Notwithstanding the foregoing, Parent may continue one or more of the Benefit Plans of the Company and the Subsidiaries, in which case Parent shall have satisfied its obligations hereunder with respect to the benefits so provided.

    5.9 EXPENSES. The fees and expenses incurred in connection with the transactions contemplated by this Restated Agreement shall be paid by the party or parties set forth below at the time and subject to the satisfaction of the conditions set forth below:

        (a) If this Restated Agreement becomes effective pursuant to
    SECTION 1.3 hereof, Parent shall pay, at such time as this Restated Agreement becomes effective pursuant to SECTION 1.3, to ICL $75,000, which amount shall represent reimbursement of ICL for services provided to Parent by Edward Truant. The parties hereto agree that Parent shall have no payment obligation with regard to the study of and report on Big Stuff prepared by Ernst & Young LLP.

        (b) If the transactions contemplated by this Restated Agreement are consummated, at Closing Parent shall: (i) pay ICL a fee of $265,000;
    (ii) upon receipt by Parent of an invoice or other similar documentation, reimburse ICL for all other fees and expenses incurred by a party to this Restated Agreement or a stockholder of any such party in connection with the negotiation and effectuation of the terms and conditions of this Restated Agreement and the June 3 YPtel Agreement and the transactions contemplated hereby, including but not limited to all legal, accounting, financial advisory and consulting fees, except for those previously paid pursuant to
    SECTION 5.9(a) hereof; and (iii) upon receipt by Parent of an invoice or other similar documentation, reimburse ICL for expenses incurred by ICL relating to the renegotiation of the Company's and the Subsidiaries' outstanding debt. The fees and expenses described in this SECTION 5.9(b) are referred to collectively hereinafter as the "TRANSACTION FEES AND EXPENSES".

    If the transactions contemplated by this Restated Agreement are not consummated, all Transaction Fees and Expenses shall be and remain the obligation of the respective parties that incurred them.

    5.10  INDEMNIFICATION AND INSURANCE.

        (a) Subject to SECTION 9.1(b), Parent shall cause the Company, to the full extent required under the Company's Articles of Incorporation or Bylaws in effect on the date of this Restated Agreement, to indemnify and hold harmless each present and former director, officer, employee or agent of the Company and the Subsidiaries (COLLECTIVELY, THE "INDEMNIFIED PARTIES") with respect to matters occurring through the Closing Date, for a period of three
    (3) years after the Closing Date.

        (b) For a period of three (3) years after the Closing Date and to the extent available, Parent shall cause the Company to maintain in effect directors' and officers' liability insurance covering those Persons who are currently covered by the Company's directors and officers' liability insurance policy on terms (including the amounts of coverage and the amounts of deductibles, if any) that are no less favorable to them in any material respect than the terms now applicable to them under the Company's current insurance policies.

                ARTICLE VI--ADDITIONAL COVENANTS OF THE PARENT,
                        THE COMPANY AND THE SHAREHOLDERS

    6.1  REGISTRATION OF SECURITIES.

        (a) On or before the Closing Date, the Parent shall use its reasonable best efforts to cause the following securities to be registered with the SEC under the Securities Act and with the appropriate Governmental Authorities under state blue sky Laws:

        (i) the 15,000,000 shares of Parent Common Stock to be transferred to the Shareholders, whether at Closing or pursuant to the subsequent exchange of the Class A Special Shares; and

        (ii) the 75,000 warrants to purchase 75,000 shares of Parent Common Stock to be granted to the current directors and/or officers of the Company as listed on SCHEDULE 6.5(b)(i) hereof; and

       (iii) the 75,000 shares of Parent Common Stock issuable upon the exercise of the 75,000 warrants referenced in SECTION 6.1(a)(ii) above.

        (b) On or before the Closing Date, the Parent shall use its reasonable best efforts to cause the following securities to be registered with the appropriate Governmental Authorities or exempted from the registration and prospectus requirements under the Canadian and provincial securities Laws and the rules and regulations thereunder:

        (i) Class A Special Shares;

        (ii) Parent Common Stock transferable to the Shareholders by Newco II pursuant to SECTION 1.2(b)(ii) hereof upon exchange by such Shareholder of Company Common Stock; and

       (iii) Parent Common Stock transferable to the Shareholders by Newco II pursuant to SECTION 1.2(b)(ii) hereof upon exchange by such Shareholder of the Class A Special Shares.

        (c) As soon as reasonably practicable after the Closing Date, the Parent shall use its reasonable best efforts to cause the following securities to be registered with the SEC under the Securities Act and with the appropriate Governmental Authorities under state blue sky Laws and where applicable, the Canadian federal and provincial securities Laws and the rules and regulations thereunder:

        (i) the 186,281 warrants to purchase 186,281 shares of Parent Common Stock to be granted to the current directors of the Company as listed on SCHEDULE 6.5(b)(i) attached hereto;

        (ii) the 186,281 shares of Parent Common Stock issuable upon the exercise of the 186,281 warrants referenced in SECTION 6.1(c)(i) above;

       (iii) the 90,000 warrants to purchase 90,000 shares of Parent Common Stock granted to the certain current or former non-employee directors of the Parent pursuant to SECTION 6.9(ii) hereof; and

        (iv) the 90,000 shares of Parent Common Stock issuable upon the exercise of the 90,000 warrants referenced in SECTION 6.1(c)(iii) above.

        (d) The registration statements referenced in SECTIONS 6.1(a)-(c) hereof are hereinafter referred to collectively as the "REGISTRATION STATEMENTS."

        (e) The Registration Statements shall state, if permitted on the applicable registration statement form, that such Registration Statement also registers such indeterminate number of additional shares of Parent Common Stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions with regard to Parent Common Stock or Class A Special Shares.

        (f) The Parent shall promptly prepare and file such amendments (including post-effective amendments) and supplements to the Registration Statements and the prospectus(es) used in connection with the Registration Statements, as may be necessary to keep the Registration Statements effective at all times during the periods the Class A Special Shares are exchangeable and the warrants and options referenced in SECTIONS 6.1(a)(iii), 6.1(b)(iii), 6.1(c)(ii) and 6.1(c)(iv) are exercisable. The Parent shall use its reasonable best efforts to cause such amendment and/or new registration statements to become effective as soon as practicable following the filing thereof.

        (g)
          (i) On or before the Closing Date, Parent shall cause all Parent Common Stock issuable upon the exercise of the warrants referenced in
       SECTION 6.1(a)(ii) to be listed on each securities exchange on which the Parent Common Stock is then listed for trading.

           (ii) As soon as reasonably practicable after the Closing Date, Parent shall use its reasonable best efforts to cause all Parent Common Stock issuable upon the exercise of the warrants referenced in Sections and 6.1(c)(iii) to be listed on each securities exchange on which the Parent Common Stock is then listed for trading.

    6.2 LEGAL REQUIREMENTS. Subject to the terms and conditions provided in this Restated Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all reasonable actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Restated Agreement for the purpose of securing for the parties hereto the benefits contemplated by this Restated Agreement.

    6.3 EXCHANGE AND VOTING TRUST AGREEMENT. At the Closing, Parent, Newco I, Newco II, a trustee mutually satisfactory to Parent and Company, and those Shareholders who will become the holders of all the Class A Special Shares on the Closing Date (by ICL, as attorney-in-fact for certain Shareholders plus The J.L.R. Family Trust and The Paisley Family Trust) shall enter into an Exchange and Voting Trust Agreement substantially in the form of EXHIBIT C attached hereto and which sets forth the agreement of the parties thereto with respect to the procedures for voting the Parent Class B Voting Preferred Stock and the exchange of the Class A Special Shares for Parent Common Stock (THE "EXCHANGE AND VOTING TRUST AGREEMENT").

    6.4 PUBLIC ANNOUNCEMENTS. All press releases and other disseminations of information to employees, customers or suppliers relating to the transactions contemplated by this Restated Agreement by any party hereto shall require the prior approval of Parent and the Company, provided Parent shall have the right to make such public announcements without the approval of the other parties hereto should such disclosure be required by Law or the policies or requirements of Canadian or United States securities regulators, stock exchanges, or other relevant entities in the opinion of Parent's legal counsel. Should such disclosure be required, Parent agrees to provide the others with reasonable advance notice of and a copy of the proposed disclosure.

    6.5 CONDUCT OF BUSINESS PRIOR TO CLOSING DATE. Except as expressly contemplated by this Restated Agreement, during the period from the date of this Restated Agreement to the Closing Date, the Company shall conduct, and it shall cause the Subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, subject to the limitations contained in this Restated Agreement, and the Company shall, and it shall cause the Subsidiaries to, use its or their reasonable best efforts to preserve intact its business organization, to keep available the services of its officers, agents and employees and to maintain satisfactory relationships with all Persons with whom it does business. Except as expressly contemplated by this Restated Agreement, and it being acknowledged and agreed by each of the parties to this Restated Agreement that Parent is in the process of a substantial reduction in workforce, and, subject to the sale of the CLEC Operations, Parent shall, and it shall cause the Active Parent Subsidiaries to, use its or their reasonable best efforts to preserve intact its business organization, consistent with the budget adopted by the Executive Committee of the Board of Directors of Parent, to keep available the services of only those officers, agents and employees whom Parent believes are required to maintain satisfactory relationships with all Persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Restated Agreement, after the date of this Restated Agreement and prior to the Closing Date, (i) neither the Company nor any Subsidiary will, without the prior written consent of Parent; and

(ii) subject to the sale of the CLEC Operations, neither Parent nor any Active Parent Subsidiary will, without the prior written consent of the Company:

        (a) except as provided for in this Restated Agreement, amend or propose to amend its Certificate or Articles of Incorporation or Bylaws (or comparable governing instruments) in any material respect;

        (b) except as set forth on SCHEDULE 6.5(b)(i), with regard to the Company or the Subsidiaries, or on SCHEDULE 6.5(b)(ii), with regard to Parent or the Parent subsidiaries, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any Subsidiary, or of Parent or any Parent subsidiary, including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any Subsidiary, or of Parent or any Parent subsidiary, as the case may be;

        (c) except as provided for in this Restated Agreement, split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a Subsidiary, or to Parent or a Parent subsidiary, as the case may be, or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

        (d) except for debt (including, but not limited to, obligations in respect of capital leases) disclosed on the financial statements of the Company delivered to Parent prior to the date of this Restated Agreement and changes thereto occurring in the ordinary course of business, (i) create, incur or assume any short-term debt, long-term debt or obligations in respect of capital leases, and indebtedness contemplated by this Restated Agreement; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person, except for obligations permitted by this Restated Agreement of any subsidiary or Parent subsidiary, as the case may be, in the ordinary course of business consistent with past practice;
    (iii) except as contemplated in this Restated Agreement, make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other Person (other than customary advances to employees made in the ordinary course of business consistent with past practice), PROVIDED the Company will continue to make capital expenditures in accordance with its budget, maintain, upgrade or expand its facilities and those of the Subsidiaries, as the case may be, and otherwise operate in the ordinary course and consistent with past practice; (iv) acquire the stock or assets of, or merge or consolidate with, any other Person except as contemplated in this Restated Agreement and the contemplated WorldPages Acquisition; or (v) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise), except in the ordinary course of business;

        (e) except in the ordinary course of business or as set forth in
    SCHEDULE 6.5(e) or as otherwise permitted by this Restated Agreement, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any material assets or properties, real, personal or mixed, except the sale of the CLEC Operations, in the case of Parent and the Active Parent Subsidiaries;

        (f) increase in any manner the compensation of any of its officers, agents or employees other than any increases required pursuant to their employment agreements in accordance with their terms in effect on the date of this Restated Agreement and increases in the ordinary course of business consistent with past practice not in excess on an individual basis of the lesser of 10% of the current compensation of such individual or U.S. $10,000 per annum;

        (g) enter into, establish, amend, make non-routine or material interpretations or determinations with respect to, or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option, stock purchase, restricted stock, or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate, other than actions contemplated by this Restated Agreement or in the ordinary course of business or those agreements in connection with the WorldPages Acquisition.

        (h) except with regard to the Saville matter referenced on SCHEDULE 3.7 attached hereto, compromise, settle, grant any waiver or release relating to or otherwise adjust any Litigation, except routine Litigation in the ordinary course of business consistent with past practice, involving only a payment not in excess of U.S. $50,000 individually or U.S. $100,000 when aggregated with all such payments by the Company and the Subsidiaries combined or Parent and the Active Parent Subsidiaries combined, as the case may be;

        (i) (i) with respect to the Company or the Shareholders, take any action or omit to take any action, which action or omission would result in a breach of any of the covenants, representations and warranties of the Company or Shareholders set forth in this Restated Agreement or which would have a Company Material Adverse Effect and (ii) with respect to Parent, take any action or omit to take any action, which action or omission would result in a breach of any of the covenants, representations and warranties of the Parent set forth in this Restated Agreement or which would have a Parent Adverse Effect;

        (j) except in the ordinary course of business, enter into any lease or other agreement, or amend any lease or other agreement, with respect to real property;

        (k) (i) except as set forth in SECTION 6.5(k)(ii) or SECTION 11.2 hereof, and except in the ordinary course of business, enter into or amend any agreement or transaction (A) pursuant to which the aggregate financial obligation of the Company or a Subsidiary, or of Parent or a Parent Subsidiary as the case may be, or the value of the services to be provided could exceed U.S. $50,000, (B) having a term of more than 12 months and pursuant to which the aggregate financial obligation of the Company or a Subsidiary, or of Parent or a Parent Subsidiary as the case may be, or the value of the services to be provided could exceed U.S. $100,000 per year, or
    (C) which is not terminable upon no more than 30 days' notice without penalty in excess of U.S. $50,000 individually or U.S. $100,000 when aggregated with the penalties under all such agreements or transactions;

            (ii) The parties hereto expressly agree that notwithstanding anything in this Restated Agreement to the contrary, Parent may modify, amend or waive its rights, including those respecting its indemnification obligations, under (A) the Ionex Agreement referenced on SCHEDULE 3.13 attached hereto; (B) the Restated Web YP Agreement; and (C) the Restated Big Stuff Agreement; PROVIDED that such modifications, amendments and/or waivers do not, or would not reasonably be expected to, materially increase Parent's obligations or materially adversely affect Parent's rights under each respective agreement, or otherwise materially affect the consideration to be received under each respective agreement.

        (l) subject to SECTION 6.5(k)(ii) hereof, take any action with respect to the indemnification of any Person;

        (m) change any accounting practices or policies, except as required by generally accepted accounting principles or Laws as agreed to or requested by the Company's or Parent's auditors after consultation with Parent's or the Company's auditors, as the case may be;

        (n) subject to SECTION 6.5(k)(ii) hereof, or except in the ordinary course of business, enter into, amend, modify, terminate or waive any rights under any Company Material Contract or Parent Material Contract;

        (o) adopt a plan of liquidation, dissolution, exchange, consolidation, share exchange, restructuring, recapitalization, or other reorganization; PROVIDED, HOWEVER, that Parent may adopt such a plan and may cause the liquidation or dissolution of any Parent subsidiary if Parent is unable to sell such Parent subsidiary (i) at a price which Parent determines to be reasonable; and (ii) during a time period which Parent determines to be reasonable; or

        (p) resolve, agree, commit or arrange to do any of the foregoing.

    Furthermore, the Company covenants, represents and warrants that from and after the date hereof, unless Parent shall otherwise expressly consent in writing, the Company shall, and the Company shall cause each Subsidiary to, use its or their reasonable best efforts to:

        (A) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

        (B) pay all accounts payable and other obligations in the ordinary course of business consistent with past practice and with the provisions of this Restated Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Parent; and

        (C) comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all Company Permits necessary for, or otherwise material to, such business.

    Furthermore, Parent covenants, represents and warrants that from and after the date hereof, unless Company shall otherwise expressly consent in writing, Parent shall, and Parent shall cause each Active Parent Subsidiary to, use its or their reasonable best efforts to:

        (1) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

        (2) pay all accounts payable and other obligations consistent with prudent cash management principles, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Company; and

        (3) comply in all material respects with all Laws applicable to it or any of its properties, assets or business, except for such Laws the failure to comply with which would not have a Parent Material Adverse Effect, and maintain in full force and effect all Parent Permits necessary for, or otherwise material to, such business, except for such Parent Permits the failure of which to maintain would not have a Parent Material Adverse Effect.

    6.6 NO SOLICITATION OF ACQUISITION PROPOSAL. Unless Parent, the Company, ICL and the ICL Principals shall agree in advance, in writing, neither Parent, the Company, ICL, the ICL Principals nor any of their respective affiliates (including, without limitation, directors, officers, employees, agents, representatives and shareholders or any affiliates or associates thereof) ("ASSOCIATES") shall, directly or indirectly, make, encourage, facilitate, solicit, assist or initiate any inquiry or proposal, or provide any information to or participate in any negotiations with, any Person (other than the parties to this Restated Agreement and their Associates) relating to any of the following transactions ("EXTRAORDINARY TRANSACTIONS"): (i) liquidation, dissolution, recapitalization, share exchange, business combination, exchange or consolidation of the Company or a Subsidiary or Parent or a Parent subsidiary,
(ii) sale of
a significant amount of assets of the Company or a Subsidiary or Parent or a Parent subsidiary, (iii) purchase or sale of shares of capital stock of the Company or a Subsidiary or Parent or a Parent subsidiary, or (iv) any similar actions or transactions involving the Company or a Subsidiary or Parent or a Parent subsidiary (other than the transactions contemplated by this Restated Agreement), or agree to or consummate any Extraordinary Transaction. The parties hereto shall immediately inform Parent and the Company of any inquiry, proposal, or request for information or offer (including the terms thereof and the Person making such inquiry, proposal, request or offer) which it may receive in respect of an Extraordinary Transaction and provide Parent and Company with a copy of any such written inquiries, proposals, requests for information and offers, and thereafter keep Parent and Company fully informed of the status and details thereof. The parties hereto acknowledge and agree that the provisions of this
SECTION 6.6 shall not apply to: (a) the sale of the CLEC Operations by Parent or any Parent subsidiary; (b) the WorldPages Acquisition; or (c) any communications between or actions by Parent (or any Parent subsidiary), the Company and ICL, acting jointly, on the one hand, and any Person not a party to this Restated Agreement, on the other hand, which occurred prior to the date that this Restated Agreement becomes effective pursuant to SECTION 1.3 hereof.

    6.7 CONFIDENTIALITY. Unless (i) otherwise expressly provided in this Restated Agreement, (ii) required by Applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange,
(iii) necessary to secure any required Consents as to which the other party has been advised, or (iv) consented to in writing by Parent and the Company, this Restated Agreement and any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Parent and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Parent, after consultation with the Company, may file with the SEC a Report on Form 8-K pursuant to the Securities Exchange Act with respect to the Transactions contemplated by this Restated Agreement, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. In connection with any filing with the SEC of a registration statement or amendment thereto under the Securities Act, Parent, after consultation with the Company, may include a prospectus containing any information required to be included therein with respect to the Transactions contemplated by this Restated Agreement, including, but not limited to, financial statements and pro forma financial information with respect to the other party, and thereafter distribute said prospectus. Parent and the Company shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Transactions contemplated by this Restated Agreement are not consummated, Parent and the Company shall return to the other all documents furnished by the other and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, (iii) such party received such information on a non-confidential basis from a source, other than the other party, which is not known by such party to be bound by a confidentiality obligation with respect thereto or (iv) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

    6.8 CAPITAL STOCK AND DERIVATIVE SECURITIES. In addition to the capital stock of Parent to be issued pursuant to ARTICLE I of this Restated Agreement, the Board of Directors of Parent shall have the right to grant or issue (i) the options to acquire shares of Parent Common Stock pursuant to the Parent's

1997 Stock Awards Plan which are listed on the attached SCHEDULE 6.5(b)(ii);
(ii) restricted stock valued at, or warrants to purchase up to 90,000 shares of Parent Common Stock at an exercise price of U.S. $6.96 per share to be issued to certain non-employee directors of Parent who were responsible for negotiating the June 3 YPtel Agreement and the WorldPages Acquisition; (iii) the shares of Parent Common Stock issuable upon conversion at Closing of the Great Western Notes at a conversion price of U.S. $5.50 per share; (iv) up to 1,090,909 shares of Parent Common Stock issuable at U.S. $5.50 per share upon redemption of one or more notes which may be issued to the current shareholders of Web and Big Stuff who may lend up to Six Million Dollars (U.S. $6,000,000.00) to Web or Big Stuff as provided in the agreements by which Parent may acquire Web and Big Stuff; (v) the shares of Parent Common Stock to be issued upon exercise of options or warrants to be granted at Closing to those persons and at such exercise prices as listed in SCHEDULE 6.5(b)(i); and (vi) one (1) share of Parent Class B Voting Preferred Stock to be issued to the trustee under the Exchange and Voting Trust Agreement pursuant to SECTION 1.2(c) hereof.

                       ARTICLE VII--CONDITIONS TO CLOSING

    7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO CLOSING. The respective obligations of each party to this Restated Agreement to consummate and effect this Restated Agreement and the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

        (a) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Restated Agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Restated Agreement, which makes the consummation of the transactions contemplated by this Restated Agreement illegal.

        (b) EXCHANGE AND VOTING TRUST AGREEMENT. The Exchange and Voting Trust Agreement shall have been duly executed and delivered by all parties thereto and shall be in full force and effect.

        (c) GOVERNMENT APPROVALS. All consents, other than consents the failure of which to be obtained, in the judgment of Parent, would not have a Company Material Adverse Effect, of any domestic or foreign Governmental Authority required for the consummation of the transactions contemplated by this Restated Agreement shall have been obtained by Final Order.

        (d) RELATED TRANSACTIONS. The acquisition by Parent, or a direct or indirect Subsidiary of Parent, of Web and Big Stuff in a tax free reorganization shall have been consummated and any registration statement(s) required for the registration of Parent Common Stock issued to Web and Big Stuff as consideration in connection with the acquisition by Parent shall have been declared effective and no stop order suspending the effectiveness of such registration statement(s) shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC; and the Great Western Notes shall have been satisfied by the issuance of Parent Common Stock to the Great Western Shareholders.

        (e) FINANCING. Parent and the Active Parent Subsidiaries and the Company and the Subsidiaries shall have received from their lenders (both in Canada and in the United States) an extension of all of their and their subsidiaries' debt owing by them on terms and conditions satisfactory to Parent and the Company or all such debts shall be refinanced on terms satisfactory to Parent and the Company or any consents and approvals required from such lenders is received.

        (f) SHAREHOLDER APPROVAL. All necessary approvals of the Shareholders and the shareholders of Parent in connection with the transactions contemplated by this Restated Agreement shall have been obtained.

        (g) REQUIRED CONSENTS. Any required Consents of any Person to the transactions contemplated by this Restated Agreement shall have been obtained on terms and conditions reasonably acceptable to Parent and the Company and be in full force and effect, except for those the failure of which to obtain, in the reasonable judgment of Parent and Company, would not have a Company Material Adverse Effect or Parent Material Adverse Effect.

        (h) HSR ACT, EXON-FLORIO FILINGS AND INVESTMENT CANADA ACT. A determination that the transactions contemplated by this Restated Agreement are permitted shall have been received from the Committee on Foreign Investment in connection with the Exon-Florio Filings and any waiting period applicable to the transactions contemplated by this Restated Agreement under the HSR Act and the Investment Canada Act shall have expired or earlier termination thereof shall have been granted and no action shall have been instituted by either the United States Department of Justice or the United States Federal Trade Commission or appropriate Canadian Governmental Authorities to prevent the consummation of the transactions contemplated by this Restated Agreement or to modify or amend such transactions in any material manner, or if any such action shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such Department or Commission or Canadian Governmental Authority, as the case may be.

        (i) REGISTRATION STATEMENT. The Registration Statement(s) shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement(s) shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC or any Governmental Authority, whether state, federal, Canadian federal or provincial.

        (j) BLUE SKY. Parent shall have received all state securities Law and Canadian federal or provincial authorizations or exemptions necessary to consummate the transactions contemplated hereby.

        (k) FAIRNESS OPINION. The written opinion received by Parent's Board of Directors from its financial advisors, PaineWebber Incorporated, pursuant to SECTION 1.3 shall not have been withdrawn.

        (l) TAX OPINION. Parent and the Company shall have received an opinion from Cassels Brock & Blackwell based on customary representations contained in certificates of Parent, and the Company, to the effect that, if the transactions contemplated by SECTION 1.2(b) of this Restated Agreement are consummated in accordance with the provisions of this Restated Agreement, the Shareholders who do not immediately exchange the Company Common Stock owned by them for Parent Common Stock pursuant to this Restated Agreement and who are residents of Canada and hold shares as capital property will be able to treat the transactions contemplated by this Restated Agreement as a tax deferred transfer pursuant to Subsection 85(1) utilizing the provisions of Subsection 85(1) of the Income Tax Act [Canada] provided that such Shareholders and Newco II timely make all joint elections.

        (m) NYSE LISTING APPROVAL. Parent shall have received from the NYSE approval for listing with the NYSE of the Parent Common Stock to be issued pursuant to this Restated Agreement, the Restated Web YP Agreement and the Restated Big Stuff Agreement.

        (n) TRANSACTION FEES AND EXPENSES. ICL shall have received payment of the Transaction Fees and Expenses pursuant to SECTION 5.9(b).

        (o) SUPPORT AGREEMENT. The Support Agreement, substantially in the form of EXHIBIT D attached hereto, shall have been duly executed and delivered by all parties thereto and shall be in full force and effect.

        (p) SALE OF CLEC OPERATIONS. The sale of the CLEC Operations, contemplated under the Ionex Agreement referenced on SCHEDULE 3.13 hereof, shall have closed.

    7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS AND COMPANY. The obligations of the Company, ICL, the ICL Principals and the Shareholders to consummate and effect this Restated Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Company, ICL, the ICL Principals and a majority of the Shareholders:

        (a)  REPRESENTATIONS, WARRANTIES AND COVENANTS.

           (i) The representations and warranties of Parent in this Restated Agreement that are modified by materiality or Parent Material Adverse Effect ("PARENT MODIFIED REPRESENTATION") shall be true and correct in all respects and those that are not so modified ("PARENT NONMODIFIED REPRESENTATION") shall be true and correct in all material respects on the date hereof and, except for changes not prohibited by this Restated Agreement, as of the Closing Date as if made at the Closing Date. Furthermore, none of the representations or warranties of Parent contained in this Restated Agreement, disregarding any qualifications therein or in this SECTION 7.2(a) regarding Materiality or Parent Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would have a Parent Material Adverse Effect; and

           (ii) Parent shall have performed and complied with all of the covenants and agreements in all material respects and satisfied in all material respects all of the conditions required by this Restated Agreement to be performed or complied with or satisfied by Parent at or prior to the Closing Date. Notwithstanding anything in this Restated Agreement to the contrary, the parties hereto acknowledge and agree that the consummation of the transactions contemplated by this Restated Agreement and subsequent disposition of the CLEC Operations constitutes a significant change from the plans and strategies described in the 1998 Form 10-K such that the representations and warranties of Parent that reference the 1998 Form 10-K will not be true and correct as of the Closing Date as they relate to the plans and strategies of the business of Parent at Closing.

        (b) CERTIFICATE OF PARENT AND OTHER DELIVERIES. The Company, ICL, the ICL Principals and the Shareholders shall have been provided, with (i) a certificate executed on behalf of Parent by an Officer to the effect that, as of the Closing Date, all representations and warranties made by Parent under this Restated Agreement are true and complete except as set forth in
    SECTION 7.2(a); and all covenants, obligations and conditions of this Restated Agreement to be performed by Parent on or before such date have been so performed; (ii) a certificate of good standing from the Secretary of State of the State of Delaware that Parent is a validly existing corporation; (iii) duly adopted resolutions of the Board of Directors of Parent approving the execution, delivery and performance of this Restated Agreement and the Company Transaction Agreements to which it is a party and the instruments contemplated hereby and thereby, certified by its Secretary or Assistant Secretary; and (iv) such other documents and instruments as the Company may reasonably request.

        (c) LEGAL OPINION. The Company and the Shareholders shall have received a legal opinion as to U.S. law issues from Blackwell Sanders Peper Martin LLP, legal counsel to Parent (and if requested by the Company from Canadian legal counsel for Parent as to Canadian law issues), in a form reasonably acceptable to the Company and its legal counsel that addresses matters typically

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
    covered in legal opinions in transactions similar to the transactions contemplated by this Restated Agreement, including without limitation, the authority of Parent to enter into this Restated Agreement and the Parent Transaction Agreements and consummate the transactions contemplated hereby and thereby and that the securities referenced in SECTION 6.1(a) or
    SECTION 6.1(b) hereof shall have been registered with the SEC under the Securities Act and shall have been listed for trading on the NYSE on or before the Closing Date.

        (d) KPMG OPINION. Parent shall have received the opinion from KPMG LLP referenced in SECTION 7.3(d) hereof, and such opinion shall not have been withdrawn.

        (e) ICL PAYMENT. Parent shall have paid U.S. $75,000 to ICL, in satisfaction of its obligation under SECTION 5.9(a) hereof.

        (f) OUTSTANDING PARENT STOCK. Not more than the number of shares of Parent as reflected in the 1998 10-K shall be outstanding on a fully diluted basis, except as permitted by SECTION 6.9.

        (g) NO MATERIAL ADVERSE CHANGE. There shall not have occurred after the date hereof any Event that has or reasonably could be expected to have a Parent Material Adverse Effect.

        (h) LITIGATION. Except as set forth on SCHEDULE 3.7 hereof, there shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Transactions contemplated by this Restated Agreement or the other transactions contemplated by the terms of this Restated Agreement which individually or in the aggregate may cause a Material Adverse Effect.

        (i) STOCK OPTIONS. The stock options listed on SCHEDULE 6.5(b)(i) attached hereto shall have been granted by the Parent.

        (j) ASSIGNMENT AND ASSUMPTION AGREEMENTS. To the extent that any Shareholder has transferred shares pursuant to SECTION 1.1(f) hereof, the assignment and assumption agreements referenced in SECTION 1.1(f) shall have been duly executed and delivered by Parent.

    7.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT. The obligations of Parent to consummate and effect this Restated Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

        (a)  REPRESENTATIONS, WARRANTIES AND COVENANTS.

           (i) The Company Modified Representations shall be true and correct in all respects, and the Company Nonmodified Representations shall be true and correct in all material respects, on the date hereof and, except for changes not prohibited by this Restated Agreement, as of the Closing Date as if made at the Closing Date. Furthermore, none of the representations or warranties of the Company or Shareholders contained in this Restated Agreement, disregarding any qualifications therein or in this
       SECTION 7.3(a) regarding materiality or Company Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would have a Company Material Adverse Effect; and

           (ii) The Company and Shareholders shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Restated Agreement to be performed or complied with or satisfied by the Company and Shareholders at or prior to the Closing Date.

        (b) CERTIFICATE OF THE COMPANY AND OTHER DELIVERIES. Parent shall have been provided with (i) a certificate executed on behalf of the Company by its Chief Executive Officer to the effect

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
    that, as of the Closing Date all representations and warranties made by the Company in this Restated Agreement are true and correct; and all covenants, obligations and conditions of this Restated Agreement to be performed by the Company and ICL on behalf of the Shareholders on or before such date have been so performed; (ii) a certificate of good standing from the proper authority in the jurisdictions in which the Company and the Subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing; (iii) duly adopted resolutions of the Board of Directors of the Company approving the execution, delivery and performance of this Restated Agreement and the Parent Transaction Agreements to which the Company is a party and the instruments contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of the Company;
    (iv) a true and complete copy of the Articles or Certificate of Incorporation or comparable governing instruments, as amended, of the Company and each of the Subsidiaries certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the Bylaws or comparable governing instruments, as amended, of Parent and each of the Subsidiaries certified by the Secretary thereof; (v) the duly executed Resignations on terms and conditions reasonably acceptable to Parent; and (vi) such other documents and instruments as Parent reasonably may request.

        (c) LEGAL OPINION. Parent shall have received (i) a legal opinion as to Canadian law issues from Cassels Brock & Blackwell, legal counsel to the Company, (and if requested by Parent from U.S. legal counsel for the Company as to U.S. law issues) in a form reasonably acceptable to Parent and its legal counsel that addresses matters typically covered in legal opinions in transactions similar to the transactions contemplated by this Restated Agreement, including without limitation, the authority of all of the Shareholders, the Company and ICL to enter into this Restated Agreement and consummate the transactions contemplated hereby and, if required by Parent, that the shares of Company Common Stock to be transferred to Newco II are subject to the Powers of Attorney; and (ii) an opinion from Barbadian legal counsel that the trustees of the Barbadian Trusts have the authority to execute this Restated Agreement on behalf of the Barbadian Trusts and that the Barbadian Trusts have the authority to enter into this Restated Agreement and the Company Transaction Agreements and consummate the transactions contemplated hereby and thereby and to hold the Parent Common Stock that will be issued to the Barbadian Trusts pursuant to this Restated Agreement.

        (d) KPMG OPINION. Parent shall have received an opinion from KPMG LLP, its independent certified public accountants, that upon completion of the reorganization described in SECTIONS 1.1(a), 1.2(c) and 1.2(d) hereof, Parent can properly file a consolidated income Tax return on behalf of a consolidated group which would include Parent, YPTI and the Subsidiaries and that the YPTI transactions can be accomplished as a tax free reorganization under the Code, and such opinion shall not have been withdrawn.

        (e) LITIGATION. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the transactions contemplated by this Restated Agreement or the other transactions contemplated by the terms of this Restated Agreement which individually or in the aggregate may cause a Parent Material Adverse Effect or a Company Material Adverse Effect.

        (f) NO MATERIAL ADVERSE CHANGE. There shall have not occurred after the date hereof any Event that has or reasonably could be expected to have a Company Material Adverse Effect.

        (g) YPTI TRANSACTIONS. Parent shall have received evidence from the Company reasonably satisfactory to Parent that the YPTI Reclassification has been completed and Parent shall have completed the purchase of the YPTI Common Stock in accordance with SECTION 1.2(d).

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
        (h)  SUBORDINATED LOAN AGREEMENT AND UNANIMOUS SHAREHOLDERS
    AGREEMENT. PCP shall have satisfied all of its obligations under the Subordinated Loan Agreement including, without limitation, the repayment in full of the Loans (as defined in the Subordinated Loan Agreement) and all interest accrued thereon. The Subordinated Lenders shall have exercised the warrants evidenced by the Warrant Certificates (as defined in the Subordinated Loan Agreement) and the Company Class B stock issued to the Subordinated Lenders thereunder shall have been converted into Company Common Stock. The Subordinated Loan Agreement shall be terminated, no party thereto shall have any remaining or continuing rights or obligations thereunder, and all Liens (as defined in the Subordinated Loan Agreement) granted thereunder shall have been released. The Unanimous Shareholders Agreement shall be terminated and no party thereto shall have any continuing rights or obligations thereunder.

        (i) ICL AGREEMENTS. All management and other agreements between ICL and the Company shall have been terminated and no party thereto shall have any continuing rights or obligations thereunder.

        (j) ASSIGNMENT AND ASSUMPTION AGREEMENTS. To the extent that any Shareholder has transferred shares pursuant to SECTION 1.1(f) hereof, the assignment and assumption agreements referenced in SECTION 1.1(f) shall have been duly executed and delivered to Parent.

                   ARTICLE VIII--TERMINATION AND ABANDONMENT

    8.1 TERMINATION. This Restated Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date only as follows:

        (a) by mutual written consent of Company and Parent, duly authorized by the Board of Directors of each;

        (b) by the Company or Parent if the Closing shall not have occurred on or before January 31, 2000, as such date may be extended pursuant to
    SECTION 1.4 (or such other date as may be agreed to by Company and Parent); PROVIDED, THAT, no party may terminate this Restated Agreement under this
    SECTION 8.1(b) if such party's breach of this Restated Agreement has caused or resulted in the failure of the Closing to occur on or before such date;

        (c) by the Company if (i) there are any breaches of any Parent Modified Representation or any material breaches of any Parent Nonmodified Representation, or (ii) Parent has breached or failed to perform, notwithstanding satisfaction or due waiver of all conditions thereto, any of its material covenants or agreements contained herein as to which notice specifying such breach or failure has been given to Parent promptly after the discovery thereof and Parent has failed to cure or otherwise resolve the same to the reasonable satisfaction of the Company within thirty (30) days after receipt of such notice;

        (d) by Parent if (i) there are any breaches of any Company Modified Representations or any material breaches of any Company Nonmodified Representations, or (ii) Company has breached or failed to perform, notwithstanding satisfaction or due waiver of all conditions thereto, any of its material covenants or agreements contained herein as to which notice specifying such breach or failure has been given to Company promptly after the discovery thereof and Company has failed to cure or otherwise resolve the same to the reasonable satisfaction of the Parent within thirty (30) days after receipt of such notice;

        (e) by Company or Parent if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting this Restated Agreement or any of the transactions contemplated by this Restated Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

        (f)(i) by the Company if the stockholders of Parent fail to approve the issuance of the Parent Common Stock pursuant to this Restated Agreement or the other transactions contemplated or otherwise referenced herein, as applicable, at the meeting duly convened therefor;

        (f)(ii) by Parent if the stockholders of Parent fail to approve the issuance of the Parent Common Stock pursuant to this Restated Agreement or the other transactions contemplated or otherwise referenced herein, as applicable, at the meeting duly convened therefor;

        (g) by Parent, if Company or its Board of Directors breaches any provision of SECTION 6.6; or

        (h) by the Company, if Parent or its Board of Directors breaches any provision of SECTION 6.6.

    The party desiring to terminate this Restated Agreement pursuant to this
SECTION 8.1 shall give written notice of such termination to the other party in accordance with SECTION 11.1, below.

    8.2 PROCEDURE UPON TERMINATION. In the event of termination pursuant to this ARTICLE VIII, the transactions contemplated by this Restated Agreement shall be abandoned without further action by the Company or Parent, provided that the obligations of the applicable parties to this Restated Agreement contained in ARTICLE IX hereof shall remain in full force and effect. If this Restated Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

                    ARTICLE IX--SURVIVAL OF REPRESENTATIONS
                        AND WARRANTIES; INDEMNIFICATION

    9.1  INDEMNIFICATION BY THE ICL PRINCIPALS.

        (a) If the Closing has occurred, subject to the terms and conditions of this ARTICLE IX, the ICL Principals shall indemnify Parent, and its officers, directors, agents and representatives (THE "INDEMNITEES"), from and in respect of, and hold the Indemnitees harmless against, any and all damages, fines, penalties, losses, liabilities, judgments, and deficiencies (including without limitation amounts paid in settlement and interest and reasonable legal and accounting fees), but which amount shall be offset or reduced by the amount of any insurance proceeds received by Parent in respect of any of the foregoing, incurred or suffered by any of the Indemnitees ("DAMAGES") resulting from, relating to or in connection with any misrepresentation or breach of warranty of the ICL Principals or for any other matters referred to elsewhere in this Restated Agreement.

        (b) The ICL Principals acknowledge that their indemnification obligations hereunder are solely in their capacity as former shareholders of the Company, and, accordingly, the indemnification obligations in this
    ARTICLE IX shall not entitle any ICL Principal who was or is a current or former officer, director or employee of the Company to any indemnification from the Company or the Parent pursuant to the organizational or governing documents of the Company or the Parent or pursuant to this Restated Agreement.

    9.2  METHOD OF ASSERTING CLAIMS.

        (a) Prior to the expiration of six (6) months from the Closing Date, each Indemnitee shall give written notice (THE "CLAIM NOTICE") to the ICL Principals, of any and all claims or events known to it which gives rise or may give rise to a claim for indemnification hereunder by the Indemnitee against the ICL Principals (AN "INDEMNIFIABLE CLAIM"). The Claim Notice shall specify the nature and estimated amount of such Damages (THE "CLAIMED AMOUNT"). In the case of any claim for indemnification hereunder arising out of a claim, action, suit or proceeding brought by any Person who is not a party to this Restated Agreement (A "THIRD-PARTY CLAIM"), prior to

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
    expiration of six (6) months from the Closing Date, the Indemnitee also shall give the ICL Principals, copies of any written claims, process or legal pleadings with respect to such Third-Party Claim.

        (b) Within forty-five (45) days after delivery of a Claim Notice, the ICL Principals shall notify the Parent in writing of their objections, if any, to the claim. If the ICL Principals have no objections to the claim, the ICL Principals shall remit to the Parent the Claimed Amount within thirty (30) days. If the ICL Principals have objections to the claim, the ICL Principals and the Indemnitee shall proceed in good faith to negotiate a resolution of the dispute regarding the claim, and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

    9.3  THIRD PARTY CLAIMS.

        (a) Except as otherwise provided in paragraph (c) below, the ICL Principals may elect to compromise or defend, at the ICL Principals' own expense and by the ICL Principals' own counsel reasonably satisfactory to the Indemnitee, any Third-Party Claim; provided that (i) the ICL Principals provide the Indemnitee with reasonable evidence that the ICL Principals will have the financial resources to defend against such claim and fulfill their indemnification obligations hereunder; and (ii) the giving of a Defense Notice (as defined below) by the ICL Principals shall constitute an acknowledgment by the ICL Principals of their obligation to indemnify the Indemnitee with respect to such Third-Party Claim in accordance with the terms of this ARTICLE IX. If the ICL Principals elect to compromise or defend a Third-Party Claim, the ICL Principals shall, within thirty
    (30) days of their receipt of the notice provided pursuant to
    SECTION 9.2(a) hereof (or sooner, if the nature of such Third-Party Claim so requires), notify the related Indemnitee of their intent to do so (A "DEFENSE NOTICE"), and such Indemnitee shall reasonably cooperate in the compromise of, or defense against, such Third-Party Claim. The ICL Principals shall be responsible for the payment of such Indemnitee's actual reasonable out-of-pocket expenses (including reasonable legal and accounting fees) incurred in connection with such cooperation, and such expenses shall constitute Damages incurred or suffered by Parent within the meaning of
    SECTION 9.1(a) hereof. After notice from the ICL Principals, to an Indemnitee of their election to assume the defense of a Third-Party Claim, the ICL Principals shall not be liable to such Indemnitee under this
    ARTICLE IX for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof. If the ICL Principals elect not to compromise or defend against a Third-Party Claim, or fail to notify an Indemnitee of their election as provided in this SECTION 9.3, such Indemnitee may pay, compromise or defend such Third-Party Claim on behalf of and for the account and risk of the ICL Principals (and any amount paid or expenses incurred in connection therewith shall constitute Damages (within the meaning of SECTION 9.1(a) hereof) incurred or suffered by Parent. The ICL Principals may not consent to entry of any judgment or enter into any settlement without the written consent of each related Indemnitee (which consent shall not be unreasonably withheld), unless such judgment or settlement provides solely for money damages or other money payments for which such Indemnitee is entitled to indemnification hereunder and includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect of such Third-Party Claim.

        (b) If there is a reasonable likelihood that a Third-Party Claim may have a material adverse effect on an Indemnitee, other than as a result of money damages or other money payments for which such Indemnitee is entitled to indemnification hereunder, such Indemnitee will have the right, after consultation with the ICL Principals, and at the cost and expense of the ICL Principals (which costs and expenses, other than legal and accounting fees, shall constitute Damages (within the meaning of SECTION 9.1(a) hereof) to the extent provided therein to defend such Third-Party Claim.

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
    9.4 SURVIVAL. The representations and warranties of the Company set forth in this Restated Agreement shall survive the Closing and shall continue for six
(6) months following the Closing Date. The representations and warranties shall not be affected by any examination made for or on behalf of Parent or the knowledge of any of Parent's officers, directors, stockholders, employees or agents, except that the representations and warranties are qualified by the matters disclosed in the Schedules to the representations and warranties of the Company and the ICL Principals and Parent agrees that Parent has knowledge of such matters. Notwithstanding anything to the contrary herein, if a claim for indemnification is made before the expiration of the periods of survival set forth above in this SECTION 9.4, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

    9.5  LIMITATIONS.

        (a) The ICL Principals shall not be liable under this ARTICLE IX unless and until the aggregate amount of Damages incurred or suffered by Indemnitees exceeds U.S. $100,000. For purposes of the preceding sentence, no independent claims of less than U.S. $10,000 may be made; PROVIDED, HOWEVER, that all claims arising out of a common set of facts shall be aggregated for purposes of determining whether the U.S. $10,000 threshold has been met.

        (b) The ICL Principals' aggregate liability under this ARTICLE IX shall not exceed U.S. $4,125,000. The ICL Principals' liability under this
    ARTICLE IX shall be joint and several; PROVIDED, HOWEVER, that the liability of each of The J.L.R. Family Trust and The Paisley Family Trust under this
    ARTICLE IX shall be limited to (i) Parent Common Stock received on the Closing Date and held by such trust, or Parent Common Stock obtained upon exchange of Class A Special Shares received on the Closing Date, and held by such trust, or (ii) if the Parent Common Stock referred to in clause (i) above has been sold or otherwise transferred, the after-tax proceeds from the disposition of such Parent Common Stock.

        (c) The ICL Principals may, at their option, satisfy their indemnification obligations under this Restated Agreement by (i) the payment of that amount of cash (in U.S. dollars) sufficient to satisfy such indemnification claim, but in any event not exceeding the amount set forth in SECTION 9.5(b) hereof, and subject to the provisions of SECTION 9.5(a) hereof; or (ii) the delivery of stock certificates representing that number of shares of Parent Common Stock or Class A Special Shares sufficient to satisfy such indemnification claim, the value of which shall be determined in accordance with SECTION 9.5(d) hereof; PROVIDED, HOWEVER, that any stock certificates delivered in satisfaction of an indemnification claim must be delivered to Parent within three (3) business days following (as applicable)
    (A) the date calculated in accordance with SECTION 9.2 or SECTION 9.3 hereof, if the claim is not in dispute; (B) resolution of such indemnification claim, whether prior to or following commencement of litigation; or (C) the entry of a final and non-appealable judgment by a court of competent jurisdiction.

           (d)(i) The parties hereto agree that, for purposes of valuing shares of Parent Common Stock delivered pursuant to SECTION 9.5(c) to satisfy any indemnification claims pursuant to SECTION 9.2 or SECTION 9.3, Parent Common Stock shall be valued at a price per share equal to the greater of: (A) the weighted average of the closing prices, as reported on the NYSE, of the Parent Common Stock on the twenty (20) trading days prior to the date on which the stock certificates for the Parent Common Stock are to be delivered pursuant to clause (ii) of SECTION 9.5(c), or (B) $5.50.

           (ii) The parties hereto agree that, for purposes of valuing shares of Class A Special Shares delivered to satisfy any indemnification claims pursuant to SECTION 9.5(c), Class A Special Shares shall be valued at a price per share equal to the greater of: (A) the weighted average of the closing prices, as reported on the NYSE, of the Parent Common Stock into which the Class A Special Shares are exchangeable on the twenty
       (20) days prior to the date
       on which the stock certificates for the Class A Special Shares are to be delivered pursuant to clause (ii) of SECTION 9.5(c), or (B) $5.50.

        (e) No claim for indemnification pursuant to SECTION 9.1 shall be made unless asserted by a written notice given to the ICL Principals on or before six (6) months from the Closing Date. For greater certainty, no Claim Notice may be given after six (6) months from the Closing Date.

    9.6  INDEMNIFICATION BY THE PARENT.

        (a) INDEMNITY. If the Closing has occurred, subject to the terms and conditions of this SECTION 9.6, Parent shall indemnify the Company, the ICL Principals, ICL and the Shareholders from and in respect of all, and hold the Company, the ICL Principals, ICL and the Shareholders harmless against, any and all damages, fines, penalties, losses, liabilities, judgments and deficiencies (including without limitation amounts paid in settlement and interest and reasonable legal and accounting fees) ("ICL PRINCIPAL DAMAGES")resulting from, relating to or in connection with any misrepresentation or breach of warranty of the Parent contained in this Restated Agreement or for any other matters referred to elsewhere in this Restated Agreement.

        (b) SURVIVAL. The representations and warranties of Parent set forth in this Restated Agreement shall survive the Closing and shall continue until six (6) months after Closing Date. The representations and warranties shall not be affected by any examination made for or on behalf of the Company or ICL Principals or the knowledge of any of the Company's officers, directors, stockholders, employees or agents, except that the representations and warranties are qualified by the matters disclosed in the Schedules to the representations and warranties of the Parent, and the Company agrees that the Company has knowledge of such matters. Notwithstanding anything to the contrary herein, if a claim for indemnification is made before the expiration of the periods of survival set forth above in this SECTION 9.6, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

        (c) LIMITATIONS. Parent shall not be liable under this SECTION 9.6 unless and until the aggregate amount of ICL Principal Damages incurred or suffered by the ICL Principals exceeds U.S. $100,000. Furthermore, the liability of Parent under this SECTION 9.6 shall not exceed U.S. $4,125,000. No claim for indemnification pursuant to SECTION 9.6 shall be made unless asserted by a written notice given to Parent on or before six (6) months from the Closing Date. For greater certainty, no notice of a claim for indemnification may be given after six (6) months from the Closing Date.

                           ARTICLE X--MUTUAL RELEASE

    10.1  MUTUAL RELEASE OF ALL CLAIMS.

        (a) Parent, for itself and for all of its stockholders, directors, officers, agents, employees, representatives, divisions, subsidiaries, affiliates, insurers, successors and assigns, hereby releases, remises, acquits and forever discharges the Company, ICL and the ICL Principals, and each of them and each of their respective stockholders, directors, officers, agents, employees, representatives, divisions, parents, subsidiaries, affiliates, insurers, successors and assigns, of and from any and all manner of claims, actions, causes of action, suits, debts, dues, accounts, contracts, agreements, continuing obligations, judgments, claims and demands whatsoever, whether in law or in equity, which may exist or may hereafter arise from any matter, fact, circumstance, happening or thing whatsoever occurring or failing to occur in connection with the negotiation, execution and performance of their respective obligations under the June 3 YPtel Agreement.

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
        (b) The Company, ICL and the ICL Principals, each for itself and for all of their respective stockholders, directors, officers, agents, employees, representatives, divisions, subsidiaries, affiliates, insurers, successors and assigns, hereby releases, remises, acquits and forever discharges Parent and its stockholders, directors, officers, agents, employees, representatives, divisions, parents, subsidiaries, affiliates, insurers, successors and assigns, of and from any and all manner of claims, actions, causes of action, suits, debts, dues, accounts, contracts, agreements, continuing obligations, judgments, claims and demands whatsoever, whether in law or in equity, which may exist or may hereafter arise from any matter, fact, circumstance, happening or thing whatsoever occurring or failing to occur in connection with the negotiation, execution and performance of its obligations under the June 3 YPtel Agreement.

        (c) Parent and each of the Company, ICL and the ICL Principals hereby represent, warrant and acknowledge that the mutual covenants and agreements in this ARTICLE X are made in good faith.

    10.2  COVENANT NOT TO SUE.

        (a) Parent hereby agrees that it will not institute any action against the Company, ICL or the ICL Principals, including, but not limited to, any claim for contractual indemnity or implied indemnity, arising out of the June 3 YPtel Agreement.

        (b) Each of the Company, the Shareholders, ICL and the ICL Principals hereby agrees that it will not institute any action against Parent, including, but not limited to, any claim for contractual indemnity or implied indemnity, arising out of the June 3 YPtel Agreement.

    10.3 NO ADMISSION OF LIABILITY. None of Parent, the Company, ICL or the ICL Principals admits liability to any other party hereto and, in fact, each of Parent, the Company, ICL and the ICL Principals denies any liability relating to the June 3 YPtel Agreement.

                        ARTICLE XI--AMENDMENT AND WAIVER

    11.1 AMENDMENT OF THIS RESTATED AGREEMENT. Prior to Parent stockholder approval and except as is otherwise required by Applicable Law, this Restated Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Following receipt of approval by the Parent shareholders, the parties hereto acknowledge and agree that this Restated Agreement may be amended by the parties hereto by execution of an instrument in writing signed on behalf of each of the parties hereto; PROVIDED, HOWEVER, that any such amendment may not affect a substantive issue under this Restated Agreement, including, but not limited to, the economic consideration to be paid or received hereunder.

    11.2 DEVIATION FROM FORM OF EXCHANGE AND VOTING TRUST AGREEMENT, THE SUPPORT AGREEMENT AND APPENDIX A. Parent, the Company, the ICL Principals and ICL agree that (i) the form of Exchange and Voting Trust Agreement attached hereto as EXHIBIT C, the form of Support Agreement attached hereto as EXHIBIT D and the form of Class A Special Shares Certificate of Designation attached hereto as EXHIBIT B represent the agreement of the parties with regard to the material terms and the economics of the Canadian tax deferral transaction; and
(ii) the Exchange and Voting Trust Agreement, the Support Agreement and the Class A Special Shares Certificate of Designation which are executed by the parties may differ from the forms attached hereto as EXHIBIT C, EXHIBIT D and EXHIBIT B, respectively, only to the extent that such deviations (a) involve solely procedural or mechanical elements of the Exchange and Voting Trust Agreement, the Support Agreement and the Class A Special Shares Certificate of Designation or the transactions contemplated thereunder; or (b) do not represent deviations from the forms set forth in EXHIBIT C, EXHIBIT D and EXHIBIT B which affect or may affect a substantive issue under the Exchange and Voting Trust Agreement or which affect or may affect the economic consideration to paid or received under the Exchange and Voting Trust Agreement,

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
the Support Agreement or the Class A Special Shares Certificate of Designation. The parties hereto acknowledge and agree that the terms of this SECTION 11.2 are intended to, and shall, continue to apply following receipt of approval by the Parent shareholders of the terms of this Restated Agreement and the transactions contemplated herein.

    11.3 EXTENSION; WAIVER. At any time prior to the Closing Date, Parent, on the one hand, and the Company, ICL on behalf of the Shareholders and ICL Principals, on the other, may, but shall not be obligated to (i) extend the time for the performance of any of the obligations of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties made by such other party contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party; PROVIDED, HOWEVER, that an extension pursuant to SECTION 1.4 hereof need not be set forth in writing in order to be effective, unless such extension is to a date after March 1, 2000.

                        ARTICLE XII--GENERAL PROVISIONS

    12.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent, to:

           Advanced Communications Group, Inc.
           390 South Woods Mill Road, Suite 150
           St. Louis, Missouri
           USA 63017
           Attn: Mr. Richard O'Neal
           Facsimile: (314) 205-8141

           with a copy to:

           Blackwell Sanders Peper Martin LLP
           720 Olive Street, Suite 2400
           St. Louis, Missouri
           USA 63101-4834
           Attn: Mr. Craig A. Adoor
           Facsimile: (314) 345-6060

        (b) if to the Company and Shareholders, to:

           Imperial Capital Ltd.
           1 First Canadian Place, Suite 5102
           Toronto, Ontario
           Canada M5X 1E3
           Attn: Managing Partner
           Facsimile: (416) 362-8660
           with a copy to:

           Cassels Brock & Blackwell
           Scotia Plaza--Suite 2100
           40 King Street West
           Toronto, Ontario
           Canada M5H 3C2
           Attn: Mr. Maxwell Gotlieb
           Facsimile: (416) 360-8877

    12.2 INTERPRETATION. The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Restated Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Restated Agreement. All Exhibits and Schedules to this Restated Agreement are hereby incorporated in and made a part of this Restated Agreement as if set forth in full herein. References herein to "dollars", "Dollars", "U.S. $" and "$" shall be deemed, in each case, to mean U.S. dollars, unless expressly stated otherwise herein.

    12.3 COUNTERPARTS. This Restated Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. One or more of the parties hereto may sign this Restated Agreement and deliver this Restated Agreement by facsimile transmission. The parties hereto agree that a facsimile of a signature shall be deemed an original signature.

    12.4 ENTIRE AGREEMENT; ASSIGNMENT. Subject to its becoming effective in accordance with SECTION 1.3 hereof, this Restated Agreement including, but not limited to, the Recitals hereto, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof including, but not limited to, (A) the June 3 YPtel Agreement; and (B) the Letter of Intent dated April 11, 1999 by and among Parent, the Company, Web, Big Stuff and O'Neal and the Confidentiality Agreement dated April 11, 1999 by and among Parent, the Company, Web, Big Stuff and O'Neal; (ii) are not intended to confer upon any Person not a party hereto any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates, provided Parent shall remain liable hereunder.

    12.5 SEVERABILITY. In the event that any provision of this Restated Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Restated Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto so long as consideration of the Agreement is not materially affected for any party hereof. The parties further agree to replace such void or unenforceable provision of this Restated Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    12.6 OTHER REMEDIES. Subject to the limitations contained in this Restated Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

    12.7 GOVERNING LAW. This Restated Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware, in connection with any matter based upon or arising out of this Restated Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

    12.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Restated Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    12.9 LIMITATION OF LIABILITY OF TRUSTEE. The parties hereto agree that none of the trustees of any trust referred to in this Restated Agreement has any personal liability or obligations in respect of the obligations of the trusts and that the sole recourse against the trust and the trustees pursuant to this Restated Agreement shall be solely against the ICL Principals. For greater certainty, the term "trust" includes the trustees and where any reference is made herein to an act to be performed by or on behalf of the trust, such reference shall be construed and applied for all purposes as if it referred to an act to be performed by or on behalf of the trustees, each in his representative capacity as trustee of the trust, and where any reference is made hereto to an act to be performed by or for or on behalf of any of the trustees, such reference shall be construed and applied for all purposes as if it referred to an act to be performed by or for or on behalf of each of the trustees in his capacity as a trustee.

    12.10 TIME OF THE ESSENCE. Time shall be of the essence of this Restated Agreement and every part hereof.

                           ARTICLE XIII--DEFINITIONS

    13.1  DEFINITIONS.

    "Active Parent Subsidiaries" means Feist; FirsTel; Value; Great Western Directories, Inc.; Telecom Resources, Inc.; the Switchboard of Oklahoma
City, Inc.; Long Distance Management of Kansas, Inc.; Long Distance Management II, Inc.; and National Telecom, a proprietorship.

    "Affiliate Agreements" shall have the meaning set forth in SECTION 4.11.

    "Anniversary Date" shall mean the first anniversary of the Closing Date.

    "Associates" shall have the meaning set forth in SECTION 6.6.

    "Barbadian Trusts" means collectively, Cold Trust, Global Investment Trust, Freezer Trust, Storage Trust, Directory Trust and Publisher Trust.

    "Benefit Plan" shall mean (i) an employee benefit plan as defined in
Section 3(3) of ERISA, even if, because of some other provision of ERISA, such plan is not subject to any other provision of ERISA, such plan is not subject to any or all of ERISA's provisions, and (ii) whether or not described in the preceding clause, (a) any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock purchase or stock option plan, or any other compensation, welfare, insurance, medical, hospitalization, fringe benefit or retirement plan, program, policy, course of conduct, understanding or arrangement of any kind whatsoever, whether formal or informal, oral or written, providing for benefits for or the welfare of any or all of the current or former employees or agents of the employer or their beneficiaries or dependents, (b) Multi-employer Plan, or (c) a multiple employer plan as defined in Section 413 of the Code or in any other applicable Law.

    "Big Stuff" shall have the meaning set forth in RECITAL E hereto.

    "Claim Notice" shall have the meaning set forth in SECTION 9.2(a).

    "Claimed Amount" shall have the meaning set forth in SECTION 9.2(a).

    "Class A Special Shares" shall have the meaning set forth in
SECTION 1.1(b).

    "CLEC Operations" shall mean Feist, FirsTel, Valu, and such other non-yellow pages operating subsidiaries or operations of Parent as shall be determined by the Board of Directors of Parent.

    "Closing" shall mean the closing of the transactions contemplated by this Restated Agreement.

    "Closing Date" shall mean the date upon which the Closing actually occurs.

    "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder.

    "Company" shall have the meaning set forth in the preamble hereto.

    "Company Common Stock" shall have the meaning set forth in SECTION 1.1(c).

    "Company Material Adverse Effect" shall mean a material adverse effect on
(i) the business, assets, condition (financial or otherwise), properties, liabilities or the results of operations of Company and the Subsidiaries taken as a whole, (ii) the ability of Company to perform its obligations set forth in this Restated Agreement and the Company Transaction Agreements (as herein defined), or (iii) the ability to timely consummate the transactions contemplated by this Restated Agreement and the Company Transaction Agreements.

    "Company Material Contract" shall mean a material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal to which Company or any Subsidiary is a party and which is with an affiliate of Company or of a Subsidiary, if the financial obligation of Company or a Subsidiary thereunder or applicable to the assets or properties of Company or a Subsidiary could exceed U.S. $50,000 after the Closing Date or if it provides for recurring monthly revenues to Company or a Subsidiary in excess of U.S. $100,000 or includes any exclusivity or non-competition restrictions applicable to Company or a Subsidiary.

    "Company Modified Representations" shall mean the representations and warranties of the Company and the ICL Principals contained in this Restated Agreement that are modified by materiality or Company Material Adverse Effect.

    "Company Nonmodified Representations" shall mean the representations and warranties of the Company and Shareholders contained in this Restated Agreement that are not modified by materiality or Company Material Adverse Effect.

    "Company Permits" shall mean all permits, certificates, licenses, approvals, and other authorization required in connection with the operation of the business of the Company and the Subsidiaries.

    "Company Real Property Leases" shall have the meaning set forth in
SECTION 2.12(b).

    "Company Tax Goal" shall have the meaning set forth in SECTION 6.8.

    "Company Transaction Agreements" shall have the meaning set forth in
SECTION 2.4.

    "Consent" shall have the meaning set forth in SECTION 2.5.

    "Damages" shall have the meaning set forth in SECTION 9.1(a).

    "Defense Notice" shall have the meaning set forth in SECTION 9.3(a).

    "Enforceability Exceptions" shall have the meaning set forth in
SECTION 2.4.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder.

    "Event" shall have the meaning set forth in SECTION 2.8.

    "Exchange and Voting Trust Agreement" shall have the meaning set forth in
SECTION 6.3.

    "Exon-Florio Filing" shall have the meaning set forth in SECTION 2.5.

    "Extraordinary Transactions" shall have the meaning set forth in
SECTION 6.6.

    "Feist" shall mean Feist Long Distance Service, Inc.

    "Final Order," with respect to any Consent of a Governmental Authority, shall mean an action by the appropriate Governmental Authority as to which:
(i) no request for stay by such Governmental Authority of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before such Governmental Authority, and no appeal or comparable administrative remedy is pending before such Governmental Authority, and the time for filing any such petition, appeal or administrative remedy has passed; (iii) such Governmental Authority does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the Governmental Authority action is pending or in effect, and if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

    "FirsTel" shall mean FirsTel, Inc.

    "Governmental Authority" shall have the meaning set forth in SECTION 2.5.

    "Great Western Credit Agreement" shall have the meaning set forth in
SECTION 3.6.

    "Great Western Shareholders" shall have the meaning set forth in RECITAL E.

    "Great Western Notes" shall have the meaning set forth in RECITAL E.

    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "ICL" shall have the meaning set forth in the preamble hereto.

    "ICL Principal Damages" shall have the meaning set forth in SECTION 9.7(a).

    "Income Tax Act [Canada]" shall have the meaning set forth in SECTION 1.6.

    "Indemnifiable Claim" shall have the meaning set forth in SECTION 9.2(a).

    "Indemnitees" shall have the meaning set forth in SECTION 9.1(a).

    "June 3 YPtel Agreement" shall mean the Agreement dated as of June 3, 1999 by and among Parent, the Company, the Shareholders and ICL.

    "Law" shall have the meaning set forth in SECTION 2.6.

    "Litigation" shall have the meaning set forth in SECTION 2.7.

    "Multi-employer Plan" shall mean a multi-employer plan as defined in
Section 3(37) of ERISA or in any other applicable Law.

    "Newco I Common Stock" shall have the meaning set forth in SECTION 1.1(b).

    "Newco II Common Stock" shall have the meaning set forth in SECTION 1.1(b).

    "NYSE" shall mean the New York Stock Exchange, Inc.

    "Observers" shall have the meaning set forth in SECTION 1.5(b).

    "Parent Class B Voting Preferred Stock" shall have the meaning set forth in
SECTION 1.1(a).

    "Parent Common Stock" shall have the meaning set forth in SECTION 3.2.

    "Parent Financial Statements" shall have the meaning set forth in
SECTION 3.8.

    "Parent Guaranty" shall have the meaning set forth in SECTION 3.6.

    "Parent Material Adverse Effect" shall mean a material adverse effect on
(i) the business, assets, condition (financial or otherwise), properties, liabilities or the results of operations of Parent and the Active Parent Subsidiaries taken as a whole, (ii) the ability of Parent to perform its obligations set forth in this Restated Agreement and the Parent Transaction Agreements, or (iii) the ability of Parent to timely consummate the transactions contemplated by this Restated Agreement and the Parent Transaction Agreements.

    "Parent Material Contract" shall have the meaning set forth in
SECTION 3.13.

    "Parent Modified Representation" shall have the meaning set forth in
SECTION 7.2(a)(i).

    "Parent Nonmodified Representation" shall have the meaning set forth in
SECTION 7.2(a)(i).

    "Parent Permits" shall have the meaning set forth in SECTION 3.11.

    "Parent Recapitalization" shall have the meaning set forth in
SECTION 1.1(a).

    "Parent Securities Filings" shall have the meaning set forth in
SECTION 3.7.

    "Parent Tax Goals" shall have the meaning set forth in SECTION 6.8(b).

    "Parent Transaction Agreements" shall have the meaning set forth in
SECTION 3.4.

    "PCP" shall have the meaning set forth in RECITAL A.

    "PCP Acquisition Agreement" shall have the meaning set forth in
SECTION 2.16.

    "PCP Closing Date" shall have the meaning set forth in SECTION 2.16.

    "Person" shall mean and include an individual, corporation, partnership, association, trust or other entity or organization, including a Governmental Authority.

    "Registration Statements" shall have the meaning set forth in
SECTION 6.1(d).

    "Restated Agreement" shall have the meaning set forth in the preamble hereto.

    "Restated Big Stuff Agreement" shall mean that certain Amended and Restated Acquisition Agreement dated as of October 26, 1999 by and among Parent, ACG Acquisition VII Corp., Big Stuff, Richard O'Neal and Dick Reid.

    "Restated Web YP Agreement" shall mean that certain Amended and Restated Acquisition Agreement dated as of October 26, 1999 by and among Parent, ACG Acquisition VI Corp., Web, Richard O'Neal and Dick Reid.

    "SEC" shall mean the U.S. Securities and Exchange Commission.

    "Securities Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

    "Securities Act" shall mean the United States Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

    "Shareholders" shall have the meaning set forth in the preamble hereto.

    "Subordinated Lenders" shall have the meaning set forth in SECTION 4.9.

    "Subordinated Loan Agreement" shall have the meaning set forth in
SECTION 4.9.

    "Subsidiaries" shall have the meaning set forth in RECITAL A.

    "Support Agreement" means the Support Agreement to be entered into at the Closing between Parent, Newco II and the Shareholders who are expected to become the holders of Class A Special Shares.

    "Tax Goals" shall have the meaning set forth in SECTION 6.8(b).

    "Third-Party Claim" shall have the meaning set forth in SECTION 9.2(a).

    "Transaction Fees and Expenses" shall have the meaning set forth in
SECTION 5.9(b).

    "Unanimous Shareholders Agreement" shall mean the Unanimous Shareholders Agreement dated as of the 1(st) day of November, 1998 among Imperial Capital Limited, a corporation incorporated under the laws of Ontario, the J.L.R. Family Trust, an inter vivos trust duly formed and organized the laws of Ontario, the Paisley Family Trust, an inter vivos trust duly formed and organized under the laws of Ontario, Cold Trust, Global Investment Trust, Freezer Trust, Storage Trust, Directory Trust and Publisher Trust, inter vivos trusts duly formed and organized under the laws of Barbados, Canterbury Mezzanine Capital, L.P. and Canterbury Detroit Partners, L.P., limited partnerships formed under the laws of Delaware, and YPtel Corporation, a corporation incorporated under the laws of Canada, as amended to date.

    "Valu" shall mean, collectively, Valu-line of Louisiana, Inc. and Valu-line of Longview, Inc.

    "Web" shall have the meaning set forth in RECITAL E hereof.

    "WorldPages" shall have the meaning set forth in RECITAL E hereof.

    "YPTI Certificate of Preferred Stock Designation" shall have the meaning set forth in SECTION 1.1(e).

    "YPTI Consideration" shall have the meaning set forth in SECTION 1.2(d).

    "YPTI Preferred Stock" shall have the meaning set forth in SECTION 1.1(e).

    "YPTI Recapitalization" shall have the meaning set forth in SECTION 1.1(e).

                        [SIGNATURES ON FOLLOWING PAGES]

         [Signature pages to the Amended and Restated YPtel Agreement]

    IN WITNESS WHEREOF, Parent, the Company, the Shareholders, the ICL Principals and ICL have caused this Amended and Restated Agreement to be signed by their duly authorized respective officers, if appropriate, all as of the date first written above.

                                                       ADVANCED COMMUNICATIONS GROUP, INC.

                                                       By:  /s/ MICHAEL PRUSS
                                                            -----------------------------------------
                                                            Name: Michael Pruss
                                                            Title: Chief Financial Officer and
                                                            Secretary

                                                       YPTEL CORPORATION

                                                       By:  /s/ DOUGLAS MCINTYRE
                                                            -----------------------------------------
                                                            Title: President & CEO

                                                       SHAREHOLDERS OF YPTEL CORPORATION

                                                       By:  Imperial Capital Limited as
                                                            attorney-in-fact

                                                       By:  /s/ S. LISTER
                                                            -----------------------------------------
                                                            Title:

                                                       THE J.L.R. FAMILY TRUST, by its trustees

                                                       By:  /s/ JEFF ROSENTHAL
                                                            -----------------------------------------
                                                            Jeffrey L. Rosenthal, as trustee and with
                                                            no personal liability

                                                            /s/ MAXWELL GOTLIEB
                                                            -----------------------------------------
                                                            Maxwell Gotlieb, as trustee and with no
                                                            personal liability

                                                       THE PAISLEY FAMILY TRUST

                                                       By:  /s/ S. LISTER
                                                            -----------------------------------------
                                                            Stephen D. Lister, as trustee and with no
                                                            personal liability

                                                            /s/ MAXWELL GOTLIEB
                                                            -----------------------------------------
                                                            Maxwell Gotlieb, as trustee and with no
                                                            personal liability

                                                            /s/ EDWARD TRUANT
                                                            -----------------------------------------
                                                            Edward Truant

                                                            /s/ DOUGLAS MCINTYRE
                                                            -----------------------------------------
                                                            Douglas G. McIntyre

                                                       COLD TRUST

                                                       By:  /s/
                                                            -----------------------------------------
                                                            Concorde Bank Limited, as trustee and with
                                                            no personal liability

                                                            -----------------------------------------
                                                            , as trustee and with no personal
                                                            liability

                                                       GLOBAL INVESTMENT TRUST

                                                       By:  /s/
                                                            -----------------------------------------
                                                            Concorde Bank Limited, as trustee and with
                                                            no personal liability

                                                            -----------------------------------------
                                                            , as trustee and with no personal
                                                            liability and with liability limited to
                                                            its trust assets

                                                       FREEZER TRUST

                                                       By:  /s/ PETER N. BOOS
                                                            -----------------------------------------
                                                            Peter N. Boos, as trustee and with no
                                                            personal liability and with liability
                                                            limited to its trust assets

                                                            /s/ ROSALIND E. JACKSON
                                                            -----------------------------------------
                                                            Rosalind E. Jackson, as trustee and with
                                                            no personal liability and with liability
                                                            limited to its trust assets

                                                       STORAGE TRUST

                                                       By:  /s/ PETER N. BOOS
                                                            -----------------------------------------
                                                            Peter N. Boos, as trustee and with no
                                                            personal liability

                                                            /s/ ROSALIND E. JACKSON
                                                            -----------------------------------------
                                                            Rosalind E. Jackson, as trustee and with
                                                            no personal liability

                                                       DIRECTORY TRUST

                                                       By:  /s/
                                                            -----------------------------------------
                                                            Concorde Bank Limited, as trustee and with
                                                            no personal liability

                                                            -----------------------------------------
                                                            , as trustee and with no personal
                                                            liability and with liability limited to
                                                            its trust assets

                                                       PUBLISHER TRUST

                                                       By:  /s/ PETER N. BOOS
                                                            -----------------------------------------
                                                            Peter N. Boos, as trustee and with no
                                                            personal liability

                                                            /s/ ROSALIND E. JACKSON
                                                            -----------------------------------------
                                                            Rosalind E. Jackson, as trustee and with
                                                            no personal liability

                                                       IMPERIAL CAPITAL LIMITED, a corporation
                                                       incorporated under the laws of the Province of
                                                       Ontario

                                                       By:  /s/ JEFF ROSENTHAL
                                                            -----------------------------------------
                                                            Name: Jeff Rosenthal
                                                            Title: Director

                                                            /s/ JEFF ROSENTHAL
                                                            -----------------------------------------
                                                            Jeffrey L. Rosenthal

                                                            /s/ S. LISTER
                                                            -----------------------------------------
                                                            Stephen D. Lister

                                    ANNEX B

ARTICLE I--TERMS OF THE MERGER.....................................      B-2
   1.1    THE MERGER..................................................   B-2
   1.2    EFFECTIVE TIME..............................................   B-2
   1.3    MERGER CONSIDERATION........................................   B-3
   1.4    STOCKHOLDERS' RIGHTS UPON MERGER............................   B-3
   1.5    SURRENDER AND EXCHANGE OF SHARES............................   B-3
   1.6    DIRECTORS...................................................   B-4
   1.7    BYLAWS......................................................   B-4
   1.8    OTHER EFFECTS OF MERGER.....................................   B-4
   1.9    TAX-FREE REORGANIZATION.....................................   B-4
   1.10   CONVERTIBLE NOTE............................................   B-4
   1.11   ADDITIONAL ACTIONS..........................................   B-5
      ARTICLE II--REPRESENTATIONS AND WARRANTIES OF WEB AND THE WEB
  SHAREHOLDERS.....................................................      B-5
   2.1    ORGANIZATION AND GOOD STANDING..............................   B-5
   2.2    CAPITALIZATION..............................................   B-5
   2.3    SUBSIDIARIES................................................   B-6
   2.4    AUTHORIZATION; BINDING AGREEMENT............................   B-6
   2.5    GOVERNMENTAL APPROVALS......................................   B-6
   2.6    NO VIOLATIONS...............................................   B-6
   2.7    LITIGATION..................................................   B-6
   2.8    WEB FINANCIAL STATEMENTS....................................   B-7
   2.9    ABSENCE OF CERTAIN CHANGES OR EVENTS........................   B-7
   2.10   COMPLIANCE WITH LAWS........................................   B-8
   2.11   PERMITS.....................................................   B-8
   2.12   FINDERS AND INVESTMENT BANKERS..............................   B-8
   2.13   CONTRACTS...................................................   B-8
   2.14   EMPLOYEE BENEFIT PLANS......................................   B-8
   2.15   TAXES AND RETURNS...........................................   B-9
   2.16   LIABILITIES.................................................  B-10
   2.17   ENVIRONMENTAL MATTERS.......................................  B-10
   2.18   INTELLECTUAL PROPERTY; FICTITIOUS NAMES.....................  B-11
   2.19   REAL ESTATE.................................................  B-11
   2.20   CORPORATE RECORDS...........................................  B-11
   2.21   TITLE TO AND CONDITION OF PERSONAL PROPERTY.................  B-11
   2.22   NO ADVERSE ACTIONS..........................................  B-11
   2.23   LABOR MATTERS...............................................  B-12
   2.24   INSURANCE...................................................  B-12
   2.25   DISCLOSURE..................................................  B-12
   2.26   TAX.........................................................  B-12
   2.27   YEAR 2000 COMPLIANCE........................................  B-12
ARTICLE III--REPRESENTATIONS AND WARRANTIES OF PARENT..............     B-13
   3.1    ORGANIZATION AND GOOD STANDING..............................  B-13
   3.2    CAPITALIZATION..............................................  B-13
   3.3.   SUBSIDIARIES................................................  B-13
   3.4    AUTHORIZATION; BINDING AGREEMENT............................  B-14
   3.5    GOVERNMENTAL APPROVALS......................................  B-14
   3.6    NO VIOLATIONS...............................................  B-14
   3.7    SECURITIES FILINGS AND LITIGATION...........................  B-14
   3.8    PARENT FINANCIAL STATEMENTS.................................  B-15
   3.9    ABSENCE OF CERTAIN CHANGES OR EVENTS........................  B-15
   3.10   COMPLIANCE WITH LAWS........................................  B-16
   3.11   PERMITS.....................................................  B-16
   3.12   FINDERS AND INVESTMENT BANKERS..............................  B-16
   3.13   CONTRACTS...................................................  B-16
   3.14   CORPORATE RECORDS...........................................  B-16
   3.15   TAX.........................................................  B-16
   3.16   DISCLOSURE..................................................  B-16

                ARTICLE IV--ADDITIONAL COVENANTS OF WEB AND THE WEB
  SHAREHOLDERS.....................................................     B-17
   4.1    NOTIFICATION OF CERTAIN MATTERS.............................  B-17
   4.2    ACCESS AND INFORMATION......................................  B-17
   4.3    WEB SHAREHOLDER APPROVAL....................................  B-17
   4.4    REASONABLE BEST EFFORTS.....................................  B-18
   4.5    COMPLIANCE..................................................  B-18
   4.6    BENEFIT PLANS...............................................  B-18
   4.7    TAX OPINION CERTIFICATION...................................  B-18
   4.8    AFFILIATE AGREEMENTS........................................  B-18
   4.9    TRANSFER RESTRICTIONS.......................................  B-18
ARTICLE V--ADDITIONAL COVENANTS OF PARENT..........................     B-19
   5.1    CONDUCT OF BUSINESS OF PARENT AND THE ACTIVE PARENT
            SUBSIDIARIES..............................................  B-19
   5.2    NOTIFICATION OF CERTAIN MATTERS.............................  B-19
   5.3    ACCESS AND INFORMATION......................................  B-20
   5.4    COMPLIANCE..................................................  B-20
   5.5    SEC AND SHAREHOLDER FILINGS.................................  B-20
   5.6    TAX TREATMENT...............................................  B-20
   5.7    EMPLOYMENT AND EMPLOYEE BENEFIT PLANS.......................  B-20
   5.9    EXPENSES....................................................  B-20
   5.10   PARENT SHAREHOLDER APPROVAL.................................  B-21
                ARTICLE VI--ADDITIONAL COVENANTS OF THE PARENT, WEB
  AND THE WEB SHAREHOLDERS.........................................     B-21
   6.1    REGISTRATION OF SECURITIES..................................  B-21
   6.2    EMPLOYMENT AGREEMENTS.......................................  B-22
   6.3    CONSENTS....................................................  B-22
   6.4    LEGAL REQUIREMENTS..........................................  B-22
   6.5    PUBLIC ANNOUNCEMENTS........................................  B-22
   6.6    CONDUCT OF BUSINESS PRIOR TO CLOSING DATE...................  B-22
   6.7    NO SOLICITATION OF ACQUISITION PROPOSAL.....................  B-26
   6.8    RESIGNATIONS................................................  B-26
   6.9    CONFIDENTIALITY.............................................  B-26
   6.10   OPTIONS; STOCK ISSUANCES....................................  B-27
ARTICLE VII--CONDITIONS TO CLOSING.................................     B-27
   7.1    CONDITIONS TO OBLIGATIONS OF EACH PARTY TO CLOSING..........  B-27
   7.2    ADDITIONAL CONDITIONS TO OBLIGATIONS OF WEB SHAREHOLDERS AND
            WEB.......................................................  B-29
   7.3    ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT..........  B-30
ARTICLE VIII--TERMINATION AND ABANDONMENT..........................     B-31
   8.1    TERMINATION.................................................  B-31
   8.2    PROCEDURE UPON TERMINATION..................................  B-32
            ARTICLE IX--SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
  INDEMNIFICATION..................................................     B-32
   9.1    INDEMNIFICATION BY THE WEB SHAREHOLDERS.....................  B-32
   9.2    METHOD OF ASSERTING CLAIMS..................................  B-33
   9.3    THIRD PARTY CLAIMS..........................................  B-33
   9.4    SURVIVAL....................................................  B-34
   9.5    LIMITATIONS.................................................  B-35
   9.6    THE REPRESENTATIVE..........................................  B-35
   9.7    INDEMNIFICATION BY THE PARENT...............................  B-36
ARTICLE X--MUTUAL RELAEASE.........................................     B-37
  10.1    MUTUAL RELEASE OF ALL CLAIMS................................  B-37
  10.2    COVENANT NOT TO SUE.........................................  B-37
  10.3    NO ADMISSION OF LIABILITY...................................  B-37
ARTICLE XI--AMENDMENT AND WAIVER...................................     B-38
  11.1    AMENDMENT OF THIS RESTATED AGREEMENT........................  B-38
  11.2    EXTENSION; WAIVER...........................................  B-38

ARTICLE XII--GENERAL PROVISIONS....................................     B-38
  12.1    NOTICES.....................................................  B-38
  12.2    INTERPRETATION..............................................  B-39
  12.3    COUNTERPARTS................................................  B-39
  12.4    ENTIRE AGREEMENT; ASSIGNMENT................................  B-39
  12.5    SEVERABILITY................................................  B-39
  12.6    OTHER REMEDIES..............................................  B-39
  12.7    GOVERNING LAW...............................................  B-39
  12.8    RULES OF CONSTRUCTION.......................................  B-40
ARTICLE XIII--DEFINITIONS..........................................     B-40
  13.1    DEFINITIONS.................................................  B-40

                              AMENDED AND RESTATED
                                WEB YP AGREEMENT

    This AMENDED AND RESTATED WEB YP ACQUISITION AGREEMENT (the "RESTATED AGREEMENT") is made and entered into as of this 26th day of October, 1999, by and among Advanced Communications Group, Inc., a Delaware corporation ("PARENT") and ACG Acquisition VI Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("ACQUISITION SUBSIDIARY"), on the one hand and Web
YP, Inc., a Texas corporation ("WEB"), Richard O'Neal, a resident of the State of Texas ("O'NEAL"), and Richard L. Reid, a resident of the State of Texas ("REID") (O'Neal and Reid are together referred to herein as the "WEB SHAREHOLDERS"), on the other.

                                    RECITALS

    A. Parent desires to acquire, and Web and the Web Shareholders desire Parent to acquire, all of the outstanding common stock of Web, on the terms and subject to the conditions set forth in this Restated Agreement.

    B. In furtherance of such acquisition, the respective Boards of Directors of Parent, Acquisition Subsidiary and Web have approved the merger (the "MERGER") of Acquisition Subsidiary with and into Web in accordance with the Corporation Laws, all on the terms and conditions set forth in this Restated Agreement.

    C. The Boards of Directors of each of Web, Acquisition Subsidiary and Parent believe it is in the best interests of each company and their respective stockholders and the Board of Directors of Parent has directed or will direct that the Restated Agreement be submitted to the shareholders of Parent with the recommendation that the Restated Agreement, including, but not limited to, the issuance of shares of Parent Common Stock pursuant to this Restated Agreement, be approved by the Parent's stockholders and the Boards of Directors of Web and Acquisition Subsidiary have directed or will direct that the Merger be submitted to their respective shareholders in accordance with the Corporation Laws.

    D. The Web Shareholders own all outstanding shares of Web Common Stock, believe that the Merger and the transactions contemplated by this Restated Agreement are in their best interests and desire to enter into this Restated Agreement.

    E. The parties intend that the Closing will occur prior to or concurrently with, among other actions: (i) the closing of the acquisition by Parent or a direct or indirect subsidiary of Parent of all of the outstanding capital stock of YPtel Corporation, a corporation incorporated under the laws of Canada (the "COMPANY") pursuant to that certain Amended and Restated YPtel Acquisition Agreement, a form of which has been provided by Parent to Web (the "RESTATED COMPANY AGREEMENT"), dated as of October 26, 1999, among the Parent, the Company, the shareholders of the Company (the "COMPANY SHAREHOLDERS"),
Jeffrey L. Rosenthal, Stephen D. Lister, Edward Truant, Douglas G. McIntyre, The J.L.R. Family Trust, The Paisley Family Trust, Imperial Capital Limited, a corporation organized under the laws of the Province of Ontario ("ICL"), Cold Trust, Global Investment Trust, Freezer Trust, Storage Trust, Directory Trust and Publisher Trust; (ii) the closing of the acquisition by Parent or a subsidiary of Parent of all of the outstanding capital stock of Big Stuff, Inc. ("BIG STUFF") (Web and Big Stuff are sometimes collectively referred to as "WORLDPAGES") whether by merger, exchange or otherwise; (iii) the redemption of the promissory notes (collectively, the "GREAT WESTERN NOTES") in the aggregate original principal amount of Fifteen Million Dollars ($15,000,000.00) (plus accrued but unpaid interest at the time of redemption) owed by Parent to O'Neal and certain other former shareholders of Great Western Directories, Inc. (collectively, the "GREAT WESTERN SHAREHOLDERS") by the issuance of Parent Common Stock to the Great Western Shareholders; and (iv) the satisfaction of the other conditions to closing set forth in this Restated Agreement, the Restated Company Agreement and the Restated Big Stuff Agreement.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                         ARTICLE I--TERMS OF THE MERGER

    1.1 THE MERGER. Upon the terms and subject to the conditions of this Restated Agreement, the Merger shall be consummated in accordance with the Texas Business Corporation Act (the "TEXAS CORPORATION ACT") and the General Corporation Law of the State of Delaware (together with the Texas Corporation Act, the "CORPORATION LAWS"). At the Effective Time, upon the terms and subject to the conditions of this Restated Agreement, Acquisition Subsidiary shall be merged with and into Web in accordance with the Corporation Laws and the separate existence of Acquisition Subsidiary shall thereupon cease, and Web, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall continue its corporate existence under the laws of the State of Texas as a subsidiary of Parent and under the corporate name "Web YP, Inc." The Certificate of Incorporation of Web shall be the certificate of incorporation of the Surviving Corporation. The parties shall prepare and execute a certificate of merger in a form to be agreed to by the parties hereto, acting reasonably (the "CERTIFICATE OF MERGER"), in order to comply in all respects with the requirements of the Corporation Laws and with the provisions of this Restated Agreement.

    1.2  EFFECTIVE TIME.

        (a) EFFECTIVE TIME OF THIS RESTATED AGREEMENT. Despite its execution, no term, provision, right or obligation under or pursuant to this Restated Agreement shall be effective, unless and until the later of (i) the execution of this Restated Agreement; and (ii) receipt by Parent's Board of Directors from its financial advisors, PaineWebber Incorporated or such other investment banking firm selected by Parent's Board of Directors, of a written opinion addressed to it for inclusion in the Proxy Statement to the effect that the consideration to be paid, in the aggregate, by the Parent in the transactions contemplated by this Restated Agreement, the Restated Company Agreement, the Restated Big Stuff Agreement, including the lending by Richard O'Neal and Richard Reid to Web YP and/or Big Stuff of up to an aggregate of Six Million Dollars ($6,000,000) and the agreement relating to the redemption of the Great Western Notes, is fair to Parent from a financial point of view. The parties to this Restated Agreement are parties to that certain Web YP Acquisition Agreement dated as of June 3, 1999 (the "JUNE 3 WEB YP AGREEMENT"). Unless and until the later of the events described in clauses (i) and (ii) hereof occurs, the June 3 Web YP Agreement shall remain in full force and effect, subject to termination of such agreement in accordance with its terms. Immediately upon the execution of this Restated Agreement, as described in clause (i) above, and the receipt by Parent's Board from its financial advisors of a written opinion, as described in clause (ii) above, this Restated Agreement shall become effective and the June 3 Web YP Agreement shall terminate and none of the parties thereto shall have any obligations thereunder.

        (b) EFFECTIVE TIME OF THE MERGER. The Merger shall become effective as of the time of the filing of the Certificate of Merger with the Secretary of State of the State of Texas and the Secretary of State of the State of Delaware in accordance with the applicable provisions of the Corporation Laws or at such later time as may be specified in the Certificate of Merger. The Certificate of Merger shall be filed, and the closing of the Merger (the "CLOSING") shall occur three (3) business days after all of the conditions set forth in this Restated Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same; PROVIDED, HOWEVER, that if such conditions are not satisfied or waived by January 31, 2000, the Closing shall be automatically postponed for seven (7) days and will continue to be postponed for continuous seven (7) day periods until February 28, 2000, unless another time is agreed to by Parent and Web. If such conditions are not satisfied or waived by February 28, 2000, the Closing shall be automatically postponed until March 1, 1999, unless another time is agreed to in writing by Parent and Web. The Closing shall occur at the offices of Blackwell Sanders Peper Martin LLP, 720 Olive Street, Suite 2400, St. Louis, Missouri 63101, unless another place is agreed to in writing by Parent and Web. The time when the Merger shall become effective is herein referred to as the "EFFECTIVE TIME" and the date on which the Effective Time occurs is herein referred to as the "CLOSING DATE."

    1.3 MERGER CONSIDERATION. Subject to the provisions of this Restated Agreement and any applicable backup or other withholding requirements, each of the issued and outstanding shares ("WEB SHARES") of common stock, no par value per share, of Web ("WEB COMMON STOCK") as of the Effective Time shall be converted into the right to receive, and there shall be paid and issued as hereinafter provided, in exchange for the Web Shares, 309.0909 shares (the "EXCHANGE RATIO") of Parent Common Stock, par value $.0001 per share ("PARENT COMMON STOCK"), plus cash in lieu of any fractional share as hereinafter provided (the "MERGER CONSIDERATION"). The Exchange Ratio is calculated based on the assumption that all outstanding options and warrants to purchase Web Common Stock will be exercised effective on or before the Closing Date. If any of such options or warrants are not so exercised, the Exchange Ratio shall be increased to reflect the actual number of shares of Web Common Stock issued and outstanding as of the Closing Date; PROVIDED, HOWEVER, that Parent shall have no obligation with respect to any such unexercised options and warrants.

    No fractional shares of Parent Common Stock shall be issued pursuant to the Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights as a shareholder of Parent. In lieu thereof, any Person who would otherwise be entitled to a fractional share of Parent Common Stock pursuant to the provisions hereof shall receive an amount in cash equal to the value of such fractional share. The value of such fractional share for purposes hereof shall be the product of such fraction multiplied by Five and 50/100 Dollars ($5.50).

    Each share of Web Common Stock held in the treasury of Web or by a wholly-owned subsidiary of Web shall be cancelled as of the Effective Time and no Merger Consideration shall be payable with respect thereto. From and after the Effective Time, there shall be no further transfers on the stock transfer books of Web of any of the Web Shares outstanding prior to the Effective Time.

    Subject to the provisions of this Restated Agreement, at the Effective Time, all the shares of Acquisition Subsidiary common stock outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one share of the common stock of the Surviving Corporation (the "SURVIVING CORPORATION COMMON STOCK"), which one share of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation.

    1.4 STOCKHOLDERS' RIGHTS UPON MERGER. Upon consummation of the Merger, the Certificates shall cease to represent any rights with respect thereto, and, subject to applicable Law (as hereinafter defined) and this Restated Agreement, the Certificates shall only represent the right to receive the Merger Consideration including the amount of cash, if any, payable in lieu of fractional shares of Parent Common Stock into which the Web Shares have been converted pursuant to this Restated Agreement.

    1.5 SURRENDER AND EXCHANGE OF SHARES. At the Effective Time, each holder of a Web Share shall surrender and deliver the Certificates and transmittal letter (the "LETTER OF TRANSMITTAL") to Continental Stock Transfer and Trust Company. Upon such surrender and delivery, the holder shall receive a certificate representing the number of whole shares of Parent Common Stock into which such holder's Web Shares have been converted pursuant to this Restated Agreement plus the amount of cash payable in lieu of any fractional share. Until so surrendered and exchanged, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence the right to receive that number of whole shares of Parent Common Stock into which the Web Shares have been converted pursuant to this Restated Agreement, plus the amount of cash payable in lieu of any fractional share;

PROVIDED, HOWEVER, that no dividends or other distributions, if any, in respect of the shares of Parent Common Stock, declared after the Effective Time and payable to holders of record after the Effective Time, shall be paid to the holders of any unsurrendered Certificates until such Certificates and Letters of Transmittal are surrendered and delivered as provided herein. Subject to applicable Law, after the surrender and exchange of the Certificates, the record holders thereof will be entitled to receive any such dividends or other distributions without interest thereon, which theretofore have become payable with respect to the number of shares of Parent Common Stock for which such Certificates were exchangeable. Holders of any unsurrendered Certificates shall not be entitled to vote Parent Common Stock until such Certificates are exchanged pursuant to this Restated Agreement.

    1.6 DIRECTORS. Immediately following the Closing Date, the Board of Directors of the Parent shall be restructured to be composed of eight (8) members as follows: (i) one director chosen by Parent and one director chosen by ICL to serve three (3) year terms; (ii) one director chosen by Parent and one director chosen by ICL and one director to be agreed to by Parent, ICL and WorldPages to serve two (2) year terms; and (iii) one director chosen by Parent and one director chosen by ICL and one director to be agreed to by Parent, ICL and WorldPages to serve one (1) year terms. Parent currently intends to nominate Richard O'Neal and two (2) individuals to be named at or prior to Closing. The directors to be nominated by ICL are currently anticipated to be Wilmot Matthews, George Anderson and Robert Flynn. In addition, for a period of one (1) year following the Closing Date, each of Parent and ICL may designate one party to attend any and all Board of Directors meetings, as non-voting, non-participating observers only (the "OBSERVERS"). Parent shall reimburse the Observers for those expenses incurred in connection with attending Board of Directors meetings, including travel expenses, in the same manner and to the same extent that Parent reimburses its directors for such expenses. The parties hereto expressly acknowledge and agree that this SECTION 1.6 is not intended to, and does not, except with regard to the initial Board of Directors of Parent referenced in this SECTION 1.6, impose any requirement that the Board of Directors of Parent be comprised of the individuals listed in this SECTION 1.6 or that any Person has a right to designate a certain individual or a certain number of individuals as nominees to the Board of Directors of Parent.

    1.7 BYLAWS. At and after the Effective Time, the Bylaws of Acquisition Subsidiary in effect at the Effective Time shall be the Bylaws of the Surviving Corporation (subject to any subsequent amendment).

    1.8 OTHER EFFECTS OF MERGER. The Merger shall have all further effects as specified in the applicable provisions of the Corporation Laws.

    1.9 TAX-FREE REORGANIZATION. The parties intend that the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Code. The parties hereto hereby adopt this Restated Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368(a) of the Treasury regulations.

    1.10 CONVERTIBLE NOTE. At any time between the date hereof and Closing, O'Neal and Reid may continue to lend up to Six Million Dollars ($6,000,000) to Web or Big Stuff pursuant to a "CONVERTIBLE NOTE", described below. The Convertible Note includes amounts lent by O'Neal and Reid to Web or Big Stuff since January 1, 1999. The Convertible Note will provide additional working capital required by Web or Big Stuff (i) to consummate the contemplated contractual arrangements with Excite and to fulfill its obligations thereunder,
(ii) to pay for extraordinary capital expenditures approved in advance by a disinterested majority of the Board of Directors of the Parent, including consummation of contractual arrangements with other entities similar to those with Excite, or (iii) for working capital purposes, including for ordinary capital expenditures. The conversion feature of the Convertible Note shall provide that the principal amount of the Convertible Note, but not the accrued but unpaid interest, shall be automatically converted into Parent common stock at Closing at a conversion price of $5.50 per share. If the acquisition of WorldPages contemplated by this Restated Agreement and the

Restated Big Stuff Agreement shall not be consummated, the conversion feature shall not be operable, and Parent shall have no obligations under the Convertible Note. The parties agree that notwithstanding anything herein or in the Restated Big Stuff Agreement to the contrary, there shall be no "doubling" of the amount which may be lent by O'Neal and Reid to Web or Big Stuff and that an aggregate maximum amount of $6,000,000 may be lent by O'Neal and Reid to Web and Big Stuff, collectively.

    1.11 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm or record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Subsidiary or Web or otherwise to carry out this Restated Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Subsidiary or Web, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Subsidiary or Web, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Restated Agreement.

                 ARTICLE II--REPRESENTATIONS AND WARRANTIES OF
                          WEB AND THE WEB SHAREHOLDERS

    Web, on behalf of itself and the Web Shareholders, jointly and severally represent and warrant to and covenant with Parent as follows:

    2.1 ORGANIZATION AND GOOD STANDING. Web is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Web is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Web Material Adverse Effect. SCHEDULE 2.1 sets forth a complete and accurate list of the jurisdictions of incorporation or organization and qualification or license of Web. Web has heretofore delivered to Parent accurate and complete copies of the Certificates or Articles of Incorporation and Bylaws, or equivalent governing instruments, as currently in effect, of Web.

    2.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of Web (the "WEB STOCK") consists of 10,000 shares of common stock. As of the date hereof, (a) 6,086 shares of Web Stock were issued and outstanding, and
(b) 3,914 shares of Web Stock were issuable upon exercise of outstanding warrants and options (after giving effect to the acceleration of vesting to be triggered by the transactions contemplated by this Restated Agreement). No other capital stock of Web is issued or outstanding. All issued and outstanding shares of the Web Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable corporate and securities Laws. Except as set forth on SCHEDULE 2.2, as of the date of this Restated Agreement there are no outstanding rights, reservations of shares, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the capital stock or any other security of Web, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of Web or the ownership thereof other than those, if any, described on SCHEDULE 2.2 or those imposed generally by the Securities Act, the Securities Exchange Act, applicable state or foreign securities Laws or applicable corporate Law.

    2.3 SUBSIDIARIES. Web does not and will not, from the date of this Restated Agreement until the Closing Date, hold, directly or indirectly, any capital stock or other interest in any Person.

    2.4 AUTHORIZATION; BINDING AGREEMENT. Web and the Web Shareholders have all requisite power and authority to execute and deliver this Restated Agreement and the Web Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Restated Agreement and the other agreements and documents referred to herein and to be executed in connection herewith to which Web or any Web Shareholder is or will be a party or a signatory (the "WEB TRANSACTION AGREEMENTS") and the consummation of the transactions contemplated hereby and thereby including, but not limited to the Merger, have been or will be duly and validly authorized by Web's Board of Directors and no other corporate or other proceedings on the part of Web or any Web Shareholder are necessary to authorize the execution and delivery of this Restated Agreement and the Web Transaction Agreements or to consummate the transactions contemplated hereby or thereby (other than the adoption of this Restated Agreement by the Web Shareholders in accordance with the Texas Corporation Act and the Articles of Incorporation and Bylaws of Web). This Restated Agreement has been duly and validly executed and delivered by Web and the Web Shareholders and constitutes, and upon execution and delivery thereof as contemplated by this Restated Agreement, the Web Transaction Agreements will constitute, the legal, valid and binding obligations of Web and the Web Shareholders, enforceable against Web and the Web Shareholders in accordance with its and their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies (collectively, the "ENFORCEABILITY EXCEPTIONS").

    2.5 GOVERNMENTAL APPROVALS. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("CONSENT") any Governmental Authority on the part of Web or any of the Web Shareholders is required in connection with the execution or delivery by Web or the Web Shareholders of this Restated Agreement and the Web Transaction Agreements or the consummation by Web or the Web Shareholders of the transactions contemplated hereby or thereby other than (i) the filing of the Certificate of Merger with the Secretary of State of the States of Texas and Delaware; (ii) filings with the SEC and state securities laws administrators, (iii) Consents from or with Governmental Authorities set forth on SCHEDULE 2.5, (iv) filings under the HSR Act, and (v) those Consents that, if they were not obtained or made, do not or would not have a Web Material Adverse Effect.

    2.6 NO VIOLATIONS. The execution and delivery of this Restated Agreement and the Web Transaction Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Web and the Web Shareholders with any of the provisions hereof or thereof will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or Bylaws or other governing instruments of Web, (ii) except as set forth on SCHEDULE 2.6, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any Web Material Contract or other obligation to which Web or any Web Shareholder is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Web or (iv) subject to obtaining the Consents from Governmental Authorities referred to in SECTION 2.5 above, contravene any Law currently in effect to which Web or any Web Shareholder or its or any of its respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which do not or would not have a Web Material Adverse Effect.

    2.7 LITIGATION. Except as set forth in SCHEDULE 2.7, there is no action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator, mediator or other Governmental Authority ("LITIGATION") pending or, to the knowledge of the Web Shareholders or Web, threatened against Web or any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan of Web, or otherwise relating, in a manner that could have a Web Material Adverse Effect, to Web or the securities of Web, or any properties or rights of Web or that could prevent or delay the consummation of the transactions contemplated by this Restated Agreement.

    2.8 WEB FINANCIAL STATEMENTS. The audited financial statements of Web as of and for the fiscal year ended December 31, 1998, and the unaudited financial statements of Web as of and for the six months ended June 30, 1999 (the "WEB FINANCIAL STATEMENTS") have been provided to Parent. The Web Financial Statements were prepared in accordance with generally accepted accounting principles applicable to the business of Web consistently applied in accordance with past accounting practices and fairly present (including, but not limited to, the inclusion of all adjustments with respect to interim periods which are necessary to present fairly the financial condition and assets and liabilities or the results of operations of Web except as may be indicated therein or in the notes thereto, subject to normal year-end adjustment in the ordinary course with respect to certain items immaterial in amount or effect and the exclusion of footnote disclosure in interim Web Financial Statements) the financial condition and assets and liabilities or the results of operations of Web as of the dates and for the periods indicated. Except as reflected in the Web Financial Statements, as of their respective dates, Web did not have any debts, obligations, guaranties of obligations of others or liabilities (contingent or otherwise) that would be required in accordance with generally accepted accounting principles to be disclosed in the Web Financial Statements.

    2.9  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
SCHEDULE 2.9, since June 30, 1999, through the date of this Restated Agreement, there has not been: (i) any Event that could reasonably be expected to have a Web Material Adverse Effect; (ii) any declaration, payment or setting aside for payment of any dividend (except to the Web Shareholders, but only if the entire amount of such dividend is paid to Big Stuff as a capital contribution) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of Web; (iii) any return of any capital or other distribution of assets to stockholders of Web (except to Web or a subsidiary wholly owned by Web); (iv) other than in the ordinary course of business any investment of a capital nature by Web by the purchase of any property or assets except to the extent such investment is in the ordinary course of business and is individually or in the aggregate, not in excess of $75,000; (v) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any Person or business; (vi) any sale, disposition, pledge, mortgage or other transfer of assets or properties of Web other than in the ordinary course of business consistent with past practice; (vii) any action or agreement or undertaking by Web to take any action that, if taken or done on or after the date hereof, would result in a breach of SECTION 6.6 below;
(viii) any employment, severance or consulting agreement entered into by Web with any stockholder, officer, director, agent, employee or consultant of Web or any amendment or modification to, or termination of, any current employment, severance or consulting agreement to which Web is a party or by which it is bound; (ix) any forgiveness, cancellation, compromise, settlement, waiver or release of any debts, claims, rights or Litigation, in each case in excess, individually or in the aggregate, of $25,000; (x) any agreement, authorization or commitment to take, whether in writing or otherwise, any action which, if taken prior to the date hereof, would have made any representation or warranty of Web in this Restated Agreement untrue or incorrect in any material respect;
(xi) any failure by Web to conduct its business in the ordinary course consistent with past practice, it being understood, however, that Web has accelerated and intensified its business activities since March 31, 1999, including a payment in the amount of $3,500,000 to be made to Excite.

    2.10 COMPLIANCE WITH LAWS. The business of Web has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which do not and would not have a Web Material Adverse Effect.

    2.11 PERMITS. (i) Web has all permits, certificates, licenses, approvals, and other authorizations required in connection with the operation of its business (collectively, "WEB PERMITS"), (ii) Web is not in violation of any Web Permit, and (iii) no proceedings are pending or, to the knowledge of Web, threatened, to revoke or limit any Web Permit, except, in the case of clause (i) or (ii) above, those the absence or violation of which do not and would not have a Web Material Adverse Effect.

    2.12 FINDERS AND INVESTMENT BANKERS. Neither Web nor any of its officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

    2.13 CONTRACTS. Except as set forth in SCHEDULE 2.13, Web is not a party or subject to any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal ("WEB MATERIAL CONTRACT"). For purposes of this SECTION 2.13, a note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal shall be considered a Web Material Contract (a) if it is with an affiliate of Web, (b) if the financial obligation of Web thereunder or, if applicable, to the assets or properties of Web could exceed $25,000 after the Closing Date, or (c) if it provides for any exclusivity or non-competition restrictions applicable to Web. Web has made available to Parent true and accurate copies of the Web Material Contracts. All such Web Material Contracts are valid and binding and are in full force and effect and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. Any and all transactions between or involving Web and an affiliate thereof were entered into in the ordinary course of business and are upon fair and reasonable terms not materially less favorable than Web could obtain or become entitled to in an arm's-length transaction with a Person that is not an affiliate. Except as set forth in SCHEDULE 2.5 (i) no Consent of any Person is needed in order that each such Web Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Restated Agreement, and (ii) Web is not in material violation or breach of or default under any such Web Material Contract, nor to Web's knowledge is any other party to any such Web Material Contract in material violation or breach of or default under any such Web Material Contract.

    2.14 EMPLOYEE BENEFIT PLANS. Except as set forth in SCHEDULE 2.14, there are no Benefit Plans (as defined below) maintained or contributed to by Web under which Web could incur any liability. A "BENEFIT PLAN" shall mean (i) an employee benefit plan as defined in Section 3(3) of the ERISA, even if, because of some other provision of ERISA, such plan is not subject to any or all of ERISA's provisions, and (ii) whether or not described in the preceding clause,
(a) any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan, or any other compensation, welfare, insurance, medical, hospitalization, fringe benefit or retirement plan, program, policy, course of conduct, understanding or arrangement of any kind whatsoever, whether formal or informal, oral or written, providing for benefits for or the welfare of any or all of the current or former employees or agents of Web or their beneficiaries or dependents, (b) a multi-employer plan as defined in Section 3(37) of ERISA (a "MULTI-EMPLOYER PLAN") or in any other applicable Law, or (c) a multiple employer plan as defined in Section 413 of the Code or in any other applicable Law.

    With respect to each Benefit Plan (where applicable): Web has made available to Parent complete and accurate copies of (i) all plan and trust texts and agreements, insurance contracts and other funding arrangements; (ii) annual reports on the Form 5500 series for the last three (3) years; (iii) financial statements and/or annual and periodic accountings of plan assets for the last three

(3) years; (iv) the most recent determination letter received from the IRS;
(v) actuarial valuations for the last three (3) years; and (vi) the most recent summary plan description as defined in ERISA.

    No Web Benefit Plan is a defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code. Each of the Web Benefit Plans has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not result in a Web Material Adverse Effect or a Surviving Corporation Material Adverse Effect. Web does not contribute to, and does not have any outstanding liability with respect to, any Multi-employer Plan.

    Except as set forth in SCHEDULE 2.14, the consummation of the Merger will not, either alone or in conjunction with another Event: (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting of benefits or increase the amount of compensation due to any individual.

    2.15  TAXES AND RETURNS.

        (a) Except as disclosed in SCHEDULE 2.15, Web has timely filed, or caused to be timely filed, all federal, state, local and foreign income, gross receipts, sales, use, property, production, payroll, franchise, withholding, employment, social security, license, excise, transfer, gains, and other tax returns or reports required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all taxes and governmental charges, assessments and contributions of any nature whatsoever including, but not limited to, any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "TAX"), required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Web Financial Statements have been established or which are being contested in good faith and have been disclosed in writing to Parent prior to the date of this Restated Agreement. Except as set forth in SCHEDULE 2.15, there are no claims or assessments pending against Web for any alleged deficiency in any Tax, and Web does not know of any threatened Tax claims or assessments against Web (other than those for which adequate reserves in the Web Financial Statements have been established or which are being contested in good faith and have been disclosed in writing to Parent prior to the date of this Restated Agreement). Except as set forth in
    SCHEDULE 2.15, Web has not made an election under Section 338 of the Code and has not taken any action that would result in any Tax liability of Web as a result of a deemed election within the meaning of Section 338 of the Code. Except as set forth in SCHEDULE 2.15, Web does not have any waivers or extensions of any applicable statute of limitations to assess any Taxes. Except as set forth in SCHEDULE 2.15, there are no outstanding requests by Web for any extension of time within which to file any return or within which to pay any Taxes shown to be due on any return. Web (i) has elected to be treated as, and from the date of such election until the date hereof has met, and currently meets, the eligibility requirements for treatment as, an "S" corporation under the Code; and (ii) as of the date hereof, has no subsidiaries for Tax purposes.

        (b) A listing of all Tax sharing agreements or similar arrangements with respect to or involving Web is set forth in SCHEDULE 2.15.

        (c) Except as set forth in SCHEDULE 2.15, Web has not made or become obligated to make, or will, as a result of the transactions contemplated by this Restated Agreement, make or become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

        (d) Web has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax liability within the meaning of Section 6662(d) of the Code.

        (e) There are no liens for Taxes on the assets of Web except for statutory liens for current Taxes not yet due and payable.

        (f) All elections with respect to Taxes affecting Web are set forth in
    SCHEDULE 2.15 or, with respect to elections made on or before December 31, 1996, are reflected in the Tax returns of Web filed and provided to Parent prior to the date of this Restated Agreement. Web has not: (i) made and will not make a deemed dividend election under Treas. Reg. Section 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code; (ii) consented at any time under Section 341(f)(l) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of Web; (iii) agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iv) made an express election, and is not required, to treat any asset of Web as owned by another Person for federal income Tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (v) made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state, foreign or local income Tax provision.

        (g) Except as set forth in SCHEDULE 2.15, Web is not a partner or member in any joint venture, partnership, limited liability company or other arrangement or contract that is or could be treated as a partnership for federal income Tax purposes.

        (h) Except as set forth in SCHEDULE 2.15, Web is not a party to or otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss before the Closing Date and a corresponding recognition of taxable income or gain after the Closing Date, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain by Web after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

    2.16 LIABILITIES. From June 30, 1999, through the date of this Restated Agreement, except as expressly disclosed in SCHEDULE 2.16 or in the Web Financial Statements, Web does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by generally accepted accounting principles to be set forth in a financial statement, other than those incurred in the ordinary course of business or in an amount not in excess of $25,000 individually or $100,000 in the aggregate. Except as set forth on SCHEDULE 2.16 or in the Web Financial Statements, as of the date of this Restated Agreement, Web is not subject to any
(i) obligations in respect of borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations which would be required by generally accepted accounting principles to be classified as "capital leases," (iv) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and payable not more than twelve (12) months from the date of incurrence, and (v) guaranties of any obligations of any other Person.

    2.17  ENVIRONMENTAL MATTERS.  As of the date of this Restated Agreement,
(i) except where the failure to so comply will not have a Web Material Adverse Effect, Web is in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of Web, threatened against Web or any of its properties pursuant to Environmental Laws, and (iii) except as set forth on SCHEDULE 2.17, there are no past or present Events which reasonably may be expected to prevent compliance with, or which have given rise to or which reasonably may be expected to give rise to liability on the part of Web under Environmental Laws, except for those which would not reasonably be expected to give rise to a Web Material Adverse Effect. As used herein the term "ENVIRONMENTAL LAWS" shall mean Laws relating to pollution, waste control, the generation, presence or disposal of asbestos, hazardous or toxic wastes or substances, the protection of the environment, environmental activity or public health and safety.

    2.18 INTELLECTUAL PROPERTY; FICTITIOUS NAMES. For purposes of this Restated Agreement, "INTELLECTUAL PROPERTY" shall mean all patents, trademarks, service marks, trade names, copyrights, franchises and similar rights of or used by Web, all applications for any of the foregoing and all permits, grants and licenses or other rights running to or from Web relating to any of the foregoing. Except as set forth on SCHEDULE 2.18, (i) Web owns, or is licensed to, or otherwise has, the full right to use all Intellectual Property currently used or proposed to be used in its business, (ii) Web has not received, as of the date of this Restated Agreement, notice of any charge or claim of any Person relating to such Intellectual Property or any process or confidential information of Web ("IP CLAIM NOTICE") and does not know of any basis for any such charge or claim, and Web has sufficient rights in the Intellectual Property to use it in the manner currently used or proposed to be used in its business, and (iii) Web and its corporate predecessors, if any, have not conducted business at any time during the period beginning five (5) years prior to June 3, 1999 under any corporate, trade or fictitious names other than their current corporate names. Web shall promptly notify Parent of any IP Claim Notice received by Web after the date of this Restated Agreement.

    2.19  REAL ESTATE.

        (a) Web owns no real property.

        (b) SCHEDULE 2.19(b) sets forth a true, correct and complete schedule as of the date of this Restated Agreement of all material leases, subleases, easements, rights-of-way, licenses or other agreements under which Web uses or occupies, or has the right to use or occupy, now or in the future, any real property or improvements thereon (the "WEB REAL PROPERTY LEASES"). Except for the matters listed on said SCHEDULE 2.19(b), Web holds the leasehold estate under or other interest in each Web Real Property Lease free and clear of all liens, encumbrances and other rights of occupancy other than statutory landlords' or mechanics' liens which have not been executed upon.

    2.20 CORPORATE RECORDS. The corporate record books of or relating to Web made available to Parent by Web contain accurate and complete records of
(i) all corporate actions of the stockholders and directors (and committees thereof) of Web, (ii) the Certificate and/or Articles of Incorporation, Bylaws and/or other governing instruments, as amended, of Web, and (iii) the issuance and transfer of stock of Web. Except as set forth on SCHEDULE 2.20, Web does not have any of its material records or information recorded, stored, maintained or held off the premises of Web.

    2.21 TITLE TO AND CONDITION OF PERSONAL PROPERTY. Web has good and marketable title to, or a valid leasehold interest in, all material items of any personal property reflected in the Web Financial Statements dated June 30, 1999, or currently used in the operation of its business, and such property or leasehold interests are free and clear of all liens, claims, charges, security interests, options, or other title defects or encumbrances, except for property disposed of in the ordinary course since the date thereof consistent with the provisions of SECTION 2.9 above, and such exceptions to title and liens, claims, charges, security interests, options, title defects or encumbrances which do not and would not have a Web Material Adverse Effect. As of the date of this Restated Agreement, all such personal property is in good operating condition and repair (ordinary wear and tear excepted), is suitable for the use to which the same is customarily put by Web, is free from material defects and is of a quality and quantity presently usable in the ordinary course of the operation of the business of Web, except where such failure would not have a Web Material Adverse Effect.

    2.22 NO ADVERSE ACTIONS. Except as set forth on SCHEDULE 2.22, there is no existing, pending or, to the knowledge of Web, threatened termination, cancellation, limitation, modification or change in the business relationship of Web, with any supplier, customer or other Person except as are immaterial individually and in the aggregate and are in the ordinary course of business. None of Web, or, to the knowledge of Web or any Web Shareholder, any director, officer, agent, employee or other Person acting on behalf of Web or any Web Shareholder has used any corporate funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to governmental or regulatory officials or others.

    2.23 LABOR MATTERS. Except as may be set forth on SCHEDULE 2.13 or 2.23, Web does not have any obligations, contingent or otherwise, under any employment, severance or consulting agreement, collective bargaining agreement or other contract with a labor union or other labor or employee group. To the knowledge of Web or any Web Shareholder, as of the date of this Restated Agreement, there are no efforts presently being made or threatened by or on behalf of any labor union with respect to the unionizing of employees of Web. As of the date of this Restated Agreement, there is no claim by an employee, an employee group, a labor union or other labor group or a Governmental Authority against Web pending or, to the knowledge of Web or any Web Shareholder, threatened before the National Labor Relations Board or any other court or tribunal respecting employment and employment practices, terms and conditions of employment, termination of employment or the compliance with any legislation concerning labor matters, including, without limiting the generality of what precedes, labor relations, occupational health and safety, minimum labor standards, industrial accidents and occupational diseases; there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Web or any Web Shareholder, threatened against or involving Web; no representation question exists respecting the employees of Web; no grievance or internal or informal complaint exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted. As of the date of this Restated Agreement, there has not been any material adverse change in relations with employees or agents of Web as a result of any announcement of the transactions contemplated by this Restated Agreement. Web shall promptly notify Parent upon knowledge by Web or any Web Shareholder of the occurrence after the date hereof of any matter referenced in this
SECTION 2.23.

    2.24 INSURANCE. Web has obtained and maintains in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, public liability insurance and insurance against claims for personal injury or death or property damage occurring in connection with the activities of Web or any properties owned, occupied or controlled by it, as is customary and prudent. Since January 1, 1997, Web has not received notice of default under, or intended cancellation or nonrenewal of, any policies of insurance, and Web has not been refused any insurance coverage by an insurance carrier to which it has applied for insurance.

    2.25 DISCLOSURE. All information and documents provided prior to the date of this Restated Agreement, and all information and documents subsequently provided, to Parent or its representatives or lenders by or on behalf of Web in connection with the transactions contemplated by this Restated Agreement are or contain, or will be or will contain as to subsequently provided information or documents, true, accurate and complete information in all material respects with respect to the subject matter thereof and are, or will be as to subsequently provided information or documents, reasonably responsive to any specific request made by or on behalf of Parent or its representatives or lenders.

    2.26 TAX. Neither Web nor the Web Shareholders know of any fact or have taken any action, in each case with respect to Web or the Web Shareholders, that could be reasonably expected to prevent the transaction contemplated hereby from qualifying as a tax-free reorganization pursuant to Section 368 of the Code.

    2.27 YEAR 2000 COMPLIANCE. Except as set forth in SCHEDULE 2.27 attached hereto, Web has taken all commercially reasonable and prudent measures designed to make all material aspects of Web's operations Year 2000 Compliant, to the extent within Web's control. As used in this section, "YEAR 2000 COMPLIANT" shall mean that any and all computer hardware including but not limited to mainframe computers, personal computers, servers and related equipment), computer software, programming languages, code, electronic applications and systems (including but not limited to LANs, WANs, inter/ intranet systems and client/server systems), programs, files, databases, chips, microprocessors and any and all electronic or mechanical functionalities in any way used in connection with, relied upon or relating to a specified subject matter (e.g., a business, product or service) accurately and completely process (in the manner intended, including but not limited to calculating, comparing and sequencing) on a timely basis any and all data which are in any way dependent upon usage of calendar dates, including but not limited to dates on or after January 1, 2000, or time.

                  ARTICLE III--REPRESENTATIONS AND WARRANTIES
                                   OF PARENT

    Parent represents and warrants to and covenants with Web as follows:

    3.1 ORGANIZATION AND GOOD STANDING. Parent is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Active Parent Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so duly organized, validly existing and in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Parent and each of the Active Parent Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. SCHEDULE 3.1 sets forth a complete and accurate list of the jurisdictions of incorporation or organization and qualifications or licenses of Parent and the Active Parent Subsidiaries. Parent has heretofore made available to Web accurate and complete copies of the Certificates or Articles of Incorporation and Bylaws, or equivalent governing instruments, as currently in effect, of Parent and each of the Active Parent Subsidiaries.

    3.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of Parent consists of 180,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, par value $0.0001 per share. As of the opening of business on the date of this Restated Agreement, (a) 20,083,953 shares of Parent Common Stock were outstanding; (b) no shares of Parent preferred stock were issued and outstanding; and (c) 163,307 shares of Parent Common Stock were held as treasury shares. No other capital stock of Parent is issued or outstanding. All issued and outstanding shares of the Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable corporate and securities Laws. Except as set forth in the Parent Securities Filings or on SCHEDULE 3.2, as of the date of this Restated Agreement there are no outstanding rights, reservations of shares, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the capital stock or any other security of Parent, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of Parent and the Active Parent Subsidiaries or the ownership thereof other than those pursuant to the Parent Guaranty, the Great Western Credit Agreement or those imposed generally by the Securities Act, the Securities Exchange Act, applicable state or foreign securities Laws or applicable corporate Law.

    3.3 SUBSIDIARIES. Except as set forth on SCHEDULE 3.3, all of the capital stock and other interests of the Active Parent Subsidiaries held by Parent are owned by it or a Parent subsidiary, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Active Parent Subsidiaries held directly or indirectly by Parent are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable corporate and securities Laws.

    3.4 AUTHORIZATION; BINDING AGREEMENT. Parent and Acquisition Subsidiary have all requisite corporate power and authority to execute and deliver this Restated Agreement and the Parent Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Restated Agreement and the other agreements and documents referred to herein and to be executed in connection herewith to which Parent or Acquisition Subsidiary is or will be a party or a signatory (the "PARENT TRANSACTION AGREEMENTS") and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of Parent and Acquisition Subsidiary, as appropriate, and except for the approval of the holders of the Parent Common Stock, no other corporate proceedings on the part of Parent or Acquisition Subsidiary are necessary to authorize the execution and delivery of this Restated Agreement and the Parent Transaction Agreements or to consummate the transactions contemplated hereby or thereby, except for the concurrence of Bank of America National Trust and Savings Association under the Great Western Credit Agreement. This Restated Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Subsidiary and constitutes, and upon execution and delivery thereof as contemplated by this Restated Agreement, the Parent Transaction Agreements will constitute, the legal, valid and binding obligations of Parent and Acquisition Subsidiary, enforceable against each of Parent and Acquisition Subsidiary in accordance with its and their respective terms, subject to the Enforceability Exceptions.

    3.5 GOVERNMENTAL APPROVALS. No Consent from or with any Governmental Authority on the part of Parent or any of the Active Parent Subsidiaries, is required in connection with the execution or delivery by Parent and Acquisition Subsidiary of this Restated Agreement and the Parent Transaction Agreements or the consummation by Parent and Acquisition Subsidiary of the transactions contemplated hereby or thereby other than (i) filings with the SEC, state securities laws administrators and the NYSE, (ii) Consents from or with Governmental Authorities, (iii) filings under the HSR Act, and (iv) those Consents that, if they were not obtained or made, do not or would not have a Parent Material Adverse Effect.

    3.6 NO VIOLATIONS. The execution and delivery of this Restated Agreement and the Parent Transaction Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Parent and Acquisition Subsidiary with any of the provisions hereof or thereof will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or Bylaws or other governing instruments of Parent or any of the Active Parent Subsidiaries, except as set forth on SCHEDULE 3.6,
(ii) except for compliance with the requirements under the Parent Guaranty, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any Parent Material Contract or other obligation to which Parent or any Active Parent Subsidiary, is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Parent or any Parent Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in SECTION 3.5 above, contravene any Law currently in effect to which Parent or any Active Parent Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii),
(iii) and (iv) above, for any deviations from the foregoing which do not or would not have a Parent Material Adverse Effect.

    3.7  SECURITIES FILINGS AND LITIGATION.

        (a) Parent has made available to Web true and complete copies of
    (i) its Annual Reports on Form 10-K, as amended, for the years ended December 31, 1997 and 1998, as filed with the SEC,

    (ii) its proxy statement relating to the meeting of shareholders held on July 29, 1998, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Parent with the SEC since February 18, 1998. The reports and statements set forth in clauses (i) through (iii) above, and those subsequently provided or required to be provided pursuant to this section, are referred to collectively as the "PARENT SECURITIES FILINGS." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Parent Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or, as to Parent Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to Parent Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Parent Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to Parent Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable.

        (b) Except as set forth on SCHEDULE 3.7(b) attached hereto, there is no Litigation pending or, to the knowledge of Parent, threatened against Parent or any Active Parent Subsidiary, any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan of Parent, or otherwise relating, in a manner that could have a Parent Material Adverse Effect, to Parent, any Active Parent Subsidiary or the securities of any of them, or any properties or rights of Parent or any of the Active Parent Subsidiaries, which is required to be described in any Parent Securities Filing that is not so described. No event has occurred as a consequence of which Parent would be required to file a Current Report on Form 8-K pursuant to the requirements of the Securities Exchange Act as to which such a report has not been timely filed with the SEC. Any reports, statements and registration statements and amendments thereof (including, without limitation, Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Parent with the SEC after the date hereof shall be provided to Web upon such filing.

    3.8 PARENT FINANCIAL STATEMENTS. The audited consolidated and unaudited interim financial statements of Parent and the Active Parent Subsidiaries included in the Parent Securities Filings (the "PARENT FINANCIAL STATEMENTS") have been made available to Web. Except as noted thereon, the Parent Financial Statements were prepared in accordance with generally accepted accounting principles applicable to the business of Parent and the Active Parent Subsidiaries consistently applied in accordance with past accounting practices and fairly present (including, but not limited to, the inclusion of all adjustments with respect to interim periods which are necessary to present fairly the financial condition and assets and liabilities or the results of operations of Parent and the Active Parent Subsidiaries, subject to normal year-end adjustments in the ordinary course with respect to certain items immaterial in amount or effect and the exclusion of footnote disclosure in interim Parent Financial Statements) the financial condition and assets and liabilities or the results of operations of Parent and the Active Parent Subsidiaries as of the dates and for the periods indicated. Except as set forth in SCHEDULE 3.8 or as reflected in the Parent Financial Statements, as of their respective dates, neither Parent nor any Active Parent Subsidiary had any debts, obligations, guaranties of obligations of others or liabilities (contingent or otherwise) that would be required in accordance with generally accepted accounting principles to be disclosed in the Parent Financial Statements.

    3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Parent Securities Filings made available by Parent to Web prior to the date of this Restated Agreement or in SCHEDULE 3.9 since June 30, 1999, through the date of this Restated Agreement, there has not been: (i) any Event that could reasonably be expected to have a Parent Material Adverse Effect; or (ii) any agreement by

Parent or Active Parent Subsidiary to take any action that would result in a breach of SECTION 6.6 below.

    3.10 COMPLIANCE WITH LAWS. The business of Parent and the Active Parent Subsidiaries, has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which do not and would not have a Parent Material Adverse Effect.

    3.11 PERMITS. (i) Parent and the Active Parent Subsidiaries have all permits, certificates, licenses, approvals, tariffs and other authorizations required in connection with the operation of their business (collectively, "PARENT PERMITS"), (ii) neither Parent nor any Active Parent Subsidiary is in violation of any Parent Permit, and (iii) no proceedings are pending or, to the knowledge of Parent, threatened, to revoke or limit any Parent Permit, except, in the case of clause (i) or (ii) above, those the absence or violation of which do not and would not have a Parent Material Adverse Effect.

    3.12 FINDERS AND INVESTMENT BANKERS. Neither Parent nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby except that PaineWebber Incorporated has been engaged to deliver the fairness opinion required to be delivered pursuant to SECTION 7.1(l) and NationsBanc Montgomery Securities, L.L.C. has been engaged to assist in the sale(s) of the CLEC Operations and a copy of the engagement letters and other related documents have been (or will be, with respect to the fairness opinion to be issued by PaineWebber Incorporated) furnished to Web. Web will not be liable for any brokerage fees, commissions, investment banking fees or other amounts to PaineWebber Incorporated or NationsBanc Montgomery Securities, L.L.C. in connection with this Restated Agreement, the Company Agreement, the Restated Big Stuff Agreement or any transactions contemplated herein or therein.

    3.13 CONTRACTS. Except as set forth in SCHEDULE 3.13 attached hereto, neither Parent nor any Active Parent Subsidiary is a party to any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal ("PARENT MATERIAL CONTRACT") required to be described in or filed as an exhibit to any Parent Securities Filing that is not described in or filed as required by the Securities Act or the Securities Exchange Act, as the case may be. Parent has made available to Web true and accurate copies of the Parent Material Contracts. All such Parent Material Contracts are valid and binding and are in full force and effect and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.

    3.14 CORPORATE RECORDS. The respective corporate record books of or relating to Parent and each of the Active Parent Subsidiaries made available to Web by Parent contain accurate and complete records of (i) all corporate actions of the respective shareholders and directors (and committees thereof) of Parent and the Active Parent Subsidiaries, (ii) the Certificate and/or Articles of Incorporation, Bylaws and/or other governing instruments, as amended, of Parent and the Active Parent Subsidiaries, and (iii) the issuance and transfer of stock of Parent and the Active Parent Subsidiaries.

    3.15 TAX. Parent does not know of any fact and has not taken any action that could be reasonably expected to prevent the transaction contemplated hereby from qualifying as a tax-free reorganization pursuant to Section 368 of the Code.

    3.16 DISCLOSURE. All information and documents provided prior to the date of this Restated Agreement and all information and documents subsequently provided, to Web and the Web Shareholders, or its or their respective representatives or lenders by or on behalf of Parent in connection with the transactions contemplated by this Restated Agreement are or contain, or will be or will contain as to subsequently provided information or documents, true, accurate and complete information in all material respects with respect to the subject matter thereof and are, or will be as to subsequently provided information or documents, reasonably responsive to any specific request made by or on behalf of Web and the Web Shareholders or its or their representatives or lenders.

                    ARTICLE IV--ADDITIONAL COVENANTS OF WEB
                            AND THE WEB SHAREHOLDERS

    Web and the Web Shareholders covenant and agree as follows:

    4.1 NOTIFICATION OF CERTAIN MATTERS. Web and the Web Shareholders shall give prompt notice to Parent if any of the following occur from the date of this Restated Agreement through the Closing Date: (i) receipt of any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a default under any Web Material Contract;
(ii) receipt of any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Restated Agreement; (iii) receipt of any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Restated Agreement;
(iv) receipt of any notice of or other communication regarding or otherwise obtaining knowledge of an Event which would have a Web Material Adverse Effect;
(v) receipt of any notice of or other communication regarding or otherwise obtaining knowledge of the commencement or threat of any Litigation involving or affecting any Web Shareholder, Web or any of its or their respective properties or assets, or, to its knowledge, any employee, agent, director or officer of Web, in his or her capacity as such or as a fiduciary under a Benefit Plan of Web, which, if pending on the date hereof, would have been required to have been disclosed in this Restated Agreement or which relates to the consummation of the transactions contemplated by this Restated Agreement, including the Merger, or the Web Transaction Agreements or any material development in connection with any Litigation disclosed by Web or any Web Shareholder in or pursuant to this Restated Agreement; and (vi) the receipt of any notice of or other communication regarding or otherwise obtaining knowledge of any event that would cause a breach by Web or any Web Shareholder of any provision of this Restated Agreement or a Web Transaction Agreement, including such a breach that would occur if such event had taken place on or prior to the date of this Restated Agreement.

    4.2 ACCESS AND INFORMATION. Between the date of this Restated Agreement and the Closing Date, Web, upon reasonable notice, will give, and shall direct its accountants and legal counsel to give, Parent, its lenders and their respective authorized representatives (including, without limitation, financial advisors, accountants and legal counsel) at all reasonable times access to all offices and other facilities and to all contracts, agreements, commitments, books and records (including, but not limited to, Tax returns) of or pertaining to Web, will permit the foregoing to make such inspections as they may require and will cause its officers promptly to furnish Parent with (a) such financial and operating data and other information with respect to the business and properties of Web as Parent may from time to time reasonably request including, but not limited to, data and information required for inclusion in Parent's pending registration statements and/or other Parent Securities Filings, and
(b) a copy of each material report, schedule and other document filed or received by Web pursuant to the requirements of applicable securities Laws. The foregoing access will be subject to restrictions contained in SECTION 6.9 hereof.

    4.3 WEB SHAREHOLDER APPROVAL. As soon as practicable, Web will, if required, take all steps necessary to duly call, give notice of, convene and hold a meeting of the Web Shareholders for the purpose of adopting this Restated Agreement and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. The Board of Directors of Web (i) unless otherwise required under the fiduciary duties of the directors of Web, as determined by such directors in good faith upon advice of legal counsel, will recommend to the Web Shareholders that they adopt this Restated Agreement and approve the transactions contemplated hereby, and
(ii) will use its reasonable best efforts to obtain any necessary adoption and approval by the Web Shareholders of this Restated Agreement and the transactions contemplated hereby including, without limitation, voting the Web Shares held for such adoption and approval.

    4.4 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, Web and the Web Shareholders agree to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, but in any event, prior to the Closing, the Merger and the other transactions contemplated by this Restated Agreement and the Web Transaction Agreements including, but not limited to (i) obtaining the Consent of others to this Restated Agreement, the Web Transaction Agreements and the transactions contemplated hereby and thereby, (ii) the defending of any Litigation against Web, or involving any Web Shareholder challenging this Restated Agreement, the Web Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, excluding any Litigation caused by or relating to Parent or any Active Parent Subsidiary, (iii) obtaining all Consents from Governmental Authorities required for the consummation of the exchange and the transactions contemplated hereby, and (iv) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, Web and the Web Shareholders agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein. Web and the Web Shareholders will consult with counsel for Parent as to, and will permit such counsel to participate in, at Parent's expense, any Litigation referred to in clause (ii) above brought against or involving Web or any Web Shareholder.

    4.5 COMPLIANCE. In consummating the Merger and the transactions contemplated hereby, Web and the Web Shareholders shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, in all material respects, with all other applicable Laws.

    4.6 BENEFIT PLANS. Between the date of this Restated Agreement and through the Closing Date, no discretionary award or grant under any Benefit Plan of Web shall be made without the consent of Parent. Web shall not make any amendment to any Benefit Plan, any awards thereunder or the terms of any security convertible into or exchangeable for capital stock without the consent of Parent.

    4.7 TAX OPINION CERTIFICATION. Web and the Web Shareholders shall use their best efforts to cause the Merger to qualify, and will not take any action which to their knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368 of the Code. Prior to the Effective Time, Web and the Web Shareholders shall provide tax counsel rendering an opinion under SECTION 7.1(m) with a certificate concerning such factual matters as such counsel reasonably requests in connection with its opinion.

    4.8 AFFILIATE AGREEMENTS. Web shall use its reasonable business efforts to ensure that each Person who is or may be an "affiliate" of Web within the meaning of Rule 145 promulgated under the Securities Act shall enter into an agreement in a form agreed to by the parties hereto, acting reasonably (collectively, the "AFFILIATE AGREEMENTS").

    4.9 TRANSFER RESTRICTIONS. (a) In addition to any other restrictions imposed by Law on the ability of any Web Shareholder to transfer any Parent Common Stock received by such Web Shareholder pursuant to this Restated Agreement, the Web Shareholders who are "affiliates" of Web within the meaning of Rule 145 promulgated under the Securities Act acknowledge and agree that the following legend will appear on all certificates representing the Parent Common Stock received by such "affiliates" of Web pursuant to this Restated Agreement:

        THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE HELD SUBJECT TO ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE RULES AND REGULATIONS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") THEREUNDER. NO SALES, TRANSFERS OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES

    ACT OR UPON THE PRIOR DELIVERY TO THE ISSUER OF AN OPINION FROM LEGAL COUNSEL SATISFACTORY TO THE ISSUER AND IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER AND ITS LEGAL COUNSEL, STATING THAT SUCH SALE OR OTHER DISPOSITION IS BEING MADE PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SEC RULES 144 AND 145 OR IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.

        (b) Notwithstanding the foregoing, Parent shall instruct its transfer agent to remove the legend set forth in SECTION 4.9(a) for those sales of Parent Common Stock by "affiliates" (as defined in Securities Act Rules 144 and 145) of Parent and Web made pursuant to Securities Act Rules 144 and 145.

                                  ARTICLE V--
                         ADDITIONAL COVENANTS OF PARENT

    Parent covenants and agrees as follows:

    5.1  CONDUCT OF BUSINESS OF PARENT AND THE ACTIVE PARENT
SUBSIDIARIES. Parent covenants, represents and warrants that from the date of this Restated Agreement through the Closing Date, unless Web shall otherwise expressly consent in writing, Parent shall, and Parent shall cause each Active Parent Subsidiary to, use its or their reasonable best efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Parent Authorizations necessary for, or otherwise material to, such business.

    5.2 NOTIFICATION OF CERTAIN MATTERS. Parent shall give prompt notice to Web if any of the following occur from the date of this Restated Agreement through the Closing Date: (i) any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a default under any Parent Material Contract which could have a Parent Material Adverse Effect; (ii) receipt of any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Restated Agreement;
(iii) receipt of any material notice or other communication from any regulatory authority (including, but not limited to, the NYSE or any other securities exchange) in connection with the transactions contemplated by this Restated Agreement; (iv) receipt of any notice of or other communication regarding or otherwise obtaining knowledge of an Event which would have a Parent Material Adverse Effect; (v) receipt of any notice of or other communication regarding or otherwise obtaining knowledge of the commencement or threat of any Litigation involving or affecting Parent or any Active Parent Subsidiary or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Parent or any Active Parent Subsidiary which, if pending on the date hereof, would have been required to have been disclosed in this Restated Agreement or which relates to the consummation of the Merger or any material development in connection with any Litigation disclosed by Parent in or pursuant to this Restated Agreement or the Parent Securities Filings; (vi) receipt of any notice of or other communication regarding or otherwise obtaining knowledge of any Event that could cause a breach by Parent of any provision of this Restated Agreement or any Parent Transaction Agreement, including such a breach that could occur if such Event had taken place on or prior to the date of this Restated Agreement; and
(vii) amendment, modification or waiver of any provision of the Ionex Agreement referenced on SCHEDULE 3.7 hereto.

    5.3 ACCESS AND INFORMATION. Between the date of this Restated Agreement and the Closing Date, Parent: (i) will, upon reasonable notice, give, and direct its legal counsel and accountants to give, Web and its authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel) at all reasonable times access as reasonably requested to the offices and other facilities and to all material contracts, agreements, commitments, books and records (including, but not limited to, Tax returns) of or pertaining to Parent and the Active Parent Subsidiaries;
(ii) will permit Web to make such reasonable inspections as it may require; and
(iii) will cause its officers promptly to furnish Web with (a) such financial and operating data and other information with respect to the business and properties of Parent and the Active Parent Subsidiaries as Web may from time to time reasonably request, and (b) a copy of each material report, schedule and other document filed or received by Parent or any Active Parent Subsidiary pursuant to the requirements of applicable securities Laws, the NYSE or other securities exchange, in each case as necessary in connection with the transactions contemplated hereby. The foregoing access will be subject to the restrictions contained in SECTION 6.9 hereof.

    5.4 COMPLIANCE. In consummating the Merger and the transactions contemplated hereby, Parent shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause the Active Parent Subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

    5.5 SEC AND SHAREHOLDER FILINGS. Parent shall send to Web a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC, the NYSE or any other securities commission or exchange.

    5.6 TAX TREATMENT. Parent and Acquisition Subsidiary shall use their best efforts to cause the Merger to qualify, and will not take any action which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368 of the Code. Prior to the Effective Time, Parent shall provide tax counsel rendering an opinion under
SECTION 7.1(m) with a certificate concerning such factual matters as such counsel identifies are relevant to its opinion.

    5.7 EMPLOYMENT AND EMPLOYEE BENEFIT PLANS. At or before the Closing Date, Parent shall, after consultation with Web, offer employment to the employees of Web, effective as of the Closing Date, upon terms and conditions reasonably acceptable to the Web employees and to Parent. After the Closing Date, Parent shall arrange for each employee participating in any of the Benefit Plans of Web at such time to participate in any counterpart Benefit Plans of Parent in accordance with the eligibility criteria thereof, provided that (i) such participants shall receive full credit for years of service with Web prior to the Merger for all purposes for which such service was recognized under the Benefit Plan of Web including, but not limited to, recognition of service for eligibility, vesting, and, to the extent not duplicative of benefits received under such Benefit Plan of Web, the amount of benefits, and (ii) such participants shall participate in the Benefit Plans of Parent on terms no less favorable than those offered by Parent to similarly situated employees of Parent. Notwithstanding the foregoing, Parent may continue one or more of the Benefit Plans of Web, in which case Parent shall have satisfied its obligations hereunder with respect to the benefits so provided.

    5.9 EXPENSES. If the transactions contemplated by this Restated Agreement are consummated, all fees and expenses incurred in connection with the transactions contemplated by this Restated Agreement including, without limitation, all legal, accounting, financial advisory, consulting fees, (collectively, the "TRANSACTION EXPENSES") incurred by a party or its stockholders in connection with the negotiation and effectuation of the terms and conditions of this Restated Agreement and the transactions contemplated hereby, shall be the obligation of Parent or any direct or indirect subsidiary of Parent after Closing. If the Merger is not consummated, all Transaction Expenses shall be and remain the obligation of the respective parties which incurred them.

    5.10 PARENT SHAREHOLDER APPROVAL. As soon as practicable, Parent will, if required, take all steps necessary to duly call, give notice of, convene and hold a meeting of the Parent shareholders for the purpose of adopting this Restated Agreement and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. The Board of Directors of Parent (i) unless otherwise required under the fiduciary duties of the directors of Parent, as determined by such directors in good faith and upon advice of legal counsel, will recommend to the Parent shareholders that they adopt this Restated Agreement and approve the transactions contemplated hereby, and (ii) will use its reasonable best efforts to obtain any necessary adoption and approval by the Parent shareholders of this Restated Agreement and the transactions contemplated hereby.

                ARTICLE VI--ADDITIONAL COVENANTS OF THE PARENT,
                          WEB AND THE WEB SHAREHOLDERS

    6.1  REGISTRATION OF SECURITIES.

        (a) On or before the Closing Date, the Parent shall use its reasonable best efforts to cause the following securities to be registered with the SEC under the Securities Act and with the appropriate Governmental Authorities under state blue sky Laws:

           (i) Parent Common Stock to be received by Web Shareholders and any other shareholders of Web upon conversion of Web Common Stock, as described in SECTION 1.3 hereof; and

           (ii) Parent Common Stock to be received by Web Shareholders upon conversion of the Convertible Note described in SECTION 1.10 hereof.

        (b) The Parent shall hold the meeting of the shareholders of Parent to consider and to vote upon the approval of the Restated Agreement including the issuance of Parent Common Stock to the Web Shareholders and to the shareholders of the Company and of Big Stuff, and Parent and Web will cooperate in the preparation of one or more registration statements (such registration statements, together with any and all amendments and supplements thereto, being hereinafter referred to as the "REGISTRATION STATEMENTS"), which will include the preparation of one or more proxy statements of the Parent satisfying all requirements of applicable state securities Laws, the Securities Act and the Securities Exchange Act.

        (c) Web will furnish Parent with such information concerning Web as is necessary in order to cause the Registration Statements and any proxy statements, insofar as they relate to Web, to comply with applicable Law. None of the information relating to Web supplied by Web for inclusion in the Registration Statements or any proxy statements will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Web agrees promptly to advise Parent if, at any time prior to the meeting of the shareholders of the Parent referenced herein, any information provided by it in the Registration Statements or any proxy statement is or becomes incorrect or incomplete in any material respect and to provide Parent with the information needed to correct such inaccuracy or omission. Web will furnish Parent with such supplemental information as may be necessary in order to cause the Registration Statements or the proxy statements, insofar as it relates to Web, to comply with applicable Law after the mailing thereof to the stockholders of Parent, Web, Big Stuff, the Company and others to whom it must be mailed.

        (d) Web and Parent agree to cooperate in making any preliminary filings of Registration Statements and the proxy statement with the SEC as promptly as practicable, on a confidential basis pursuant to Rule 14a-6(e)(2) under the Securities Exchange Act.

        (e) Parent will file the Registration Statements and the proxy statement with the SEC and appropriate materials with applicable state securities agencies and will use all reasonable best efforts to cause the Registration Statements and the proxy statement to become effective under the Securities Act and the Exchange Act and all such state filed materials to comply with applicable state securities Laws. Web authorizes Parent to utilize in the Registration Statements and in all such state filed materials, the information concerning Web provided to Parent in connection with, or contained in, the Registration Statements. Parent promptly will advise Web when the Registration Statements have become effective and of any supplements or amendments thereto, and Parent will furnish Web with copies of all such documents. Parent shall file any and all amendments, supplements and related filings to such Registration Statements (and state filed materials) as may be required. Web shall not distribute any written material that might constitute a "prospectus" relating to this Restated Agreement or any of the transactions contemplated by this Restated Agreement within the meaning of the Securities Act or any other applicable securities Law without the prior written consent of Parent.

    6.2 EMPLOYMENT AGREEMENTS. At or before the Closing Date, Parent will enter into Employment and Non-Competition Agreements, in forms agreed to by Parent and Web, acting reasonably, with certain individuals, the identities of whom shall be agreed upon by Parent and Web, acting reasonably.

    6.3 CONSENTS. Each of Parent and Web shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger.

    6.4 LEGAL REQUIREMENTS. Subject to the terms and conditions provided in this Restated Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all reasonable actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby and to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Restated Agreement for the purpose of securing for the parties hereto the benefits contemplated by this Restated Agreement.

    6.5 PUBLIC ANNOUNCEMENTS. All press releases and other disseminations of information to employees, customers or suppliers relating to the Merger or the transactions contemplated by this Restated Agreement or the Restated Company Agreement by any party hereto shall require the prior approval of Parent and Web, provided Parent shall have the right to make such public announcements without the approval of the other parties hereto should such disclosure be required by Law or the policies or requirements of United States securities regulators, stock exchanges, or other relevant entities in the opinion of Parent's legal counsel. Should such disclosure be required, Parent agrees to provide the others with reasonable advance notice of and a copy of, and to consult with the others regarding, the proposed disclosure.

    6.6 CONDUCT OF BUSINESS PRIOR TO CLOSING DATE. Except as expressly contemplated by this Restated Agreement, during the period from the date of this Restated Agreement to the Closing Date, Web shall conduct its business in the ordinary course and consistent with past practice, subject to the limitations contained in this Restated Agreement, and Web shall use its reasonable business efforts to preserve intact its business organization, to keep available the services of its officers, agents and employees and to maintain satisfactory relationships with all Persons with whom it does business. Except as expressly contemplated by this Restated Agreement, and it being acknowledged and agreed by each of the parties to this Restated Agreement that Parent is in the process of a substantial reduction in workforce, and, subject to the sale of the CLEC Operations, Parent shall, and it shall cause the Active Parent Subsidiaries to, use its or their reasonable best efforts to preserve intact its business organization consistent with the budget adopted by the Executive Committee of the Board of Directors of Parent, to keep available the services of only those officers, agents and employees whom Parent believes are required to maintain satisfactory relationships with all Persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Restated Agreement, after the date of this Restated Agreement and prior to the Closing Date, (i) Web will not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed); and (ii) subject to the sale of the CLEC Operations, neither Parent nor any Active Parent Subsidiary will, without the prior written consent of Web (which consent shall not be unreasonably withheld or delayed):

        (a) except as provided for in this Restated Agreement, the Restated Company Agreement or the Restated Big Stuff Agreement, amend or propose to amend its Certificate or Articles of Incorporation or Bylaws (or comparable governing instruments) in any material respect;

        (b) except as set forth on SCHEDULE 6.6(b)(i), with regard to Web, or Parent Common Stock to be issued pursuant to those options or warrants listed on SCHEDULE 6.6(b)(ii) or in SECTION 6.10, with regard to Parent or the Active Parent Subsidiaries, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of Web, or of Parent or any Active Parent Subsidiary, as the case may be, including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of Web, or of Parent or any Active Parent Subsidiary, as the case may be; PROVIDED, HOWEVER, that Web may issue capital stock pursuant to the exercise of options and warrants outstanding on the date of this Restated Agreement;

        (c) except as provided for in this Restated Agreement, the Restated Company Agreement or the Restated Big Stuff Agreement, split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Web Shareholders (but only if the entire amount of such dividend is paid to Big Stuff as a capital contribution), or to Parent or a Parent subsidiary, as the case may be, or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities; PROVIDED, HOWEVER, that Web may make a dividend or distribution to the Web Shareholders in the amount of cash or other consideration received by Web on or before the Closing Date from the exercise of options and warrants to purchase Web Common Stock;

        (d) except for debt (including, but not limited to, obligations in respect of capital leases, but excluding obligations under the Convertible
    Note) not in excess of $50,000 in the aggregate for all Persons combined,
    (i) create, incur or assume any short-term debt (excluding trade payables incurred in the ordinary course of business), long-term debt or obligations in respect of capital leases, except for indebtedness contemplated by this Restated Agreement; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person, except for obligations permitted by this Restated Agreement of any Active Parent Subsidiary, in the ordinary course of business consistent with past practice; (iii) except as contemplated in this Restated Agreement, make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other Person (other than customary advances to employees made in the ordinary course of business consistent with past practice), provided Web will continue to make capital expenditures, maintain, upgrade and expand its facilities, and otherwise operate in the ordinary course and consistent with past practice; (iv) acquire the stock or assets of, or merge or consolidate with, any other Person or business, except as contemplated in this Restated Agreement and except the contemplated merger with Big Stuff or the contemplated acquisition of all of the issued and outstanding capital stock, either directly or indirectly, of the Company; or (v) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise), except in the ordinary course of business;

        (e) except for the contemplated sale of the Parent's CLEC Operations, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any material assets or properties, real, personal or mixed, except in the ordinary course of business, in the case of Parent and the Active Parent Subsidiaries;

        (f) increase in any manner the compensation of any of its officers, agents or employees other than any increases required pursuant to their employment agreements in accordance with their terms in effect on the date of this Restated Agreement and increases in the ordinary course of business consistent with past practice not in excess on an individual basis of the lesser of 10% of the current compensation of such individual or $10,000 per annum;

        (g) enter into, establish, amend, make non-routine or material interpretations or determinations with respect to, or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option, stock purchase, restricted stock, or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate, other than actions contemplated by this Restated Agreement, the Restated Company Agreement and the Restated Big Stuff Agreement;

        (h) make any elections with respect to Taxes that are inconsistent with the prior elections reflected in the Financial Statements as of and to the period ended December 31, 1998;

        (i) except with regard to the Saville matter referenced on SCHEDULE 3.7 attached hereto, compromise, settle, grant any waiver or release relating to or otherwise adjust any Litigation, except routine Litigation in the ordinary course of business consistent with past practice, involving only a payment not in excess of $50,000 individually or $100,000 when aggregated with all such payments by Web or by Parent and the Active Parent Subsidiaries combined, as the case may be;

        (j) take any action or omit to take any action, which action or omission would result in a breach of any of the covenants, representations and warranties of Web, the Web Shareholders or Parent or the Active Parent Subsidiaries set forth in this Restated Agreement or would have a Web Material Adverse Effect, with regard to Web and the Web Shareholders, or a Parent Material Adverse Effect, with regard to Parent and the Active Parent Subsidiaries;

        (k) except in the ordinary course of business enter into any lease or other agreement, or amend any lease or other agreement, with respect to real property;

        (l)
          (i) except as set forth in SECTION 6.6(l)(ii) or SECTION 11.1 or 11.2 hereof, enter into or amend any agreement or transaction (A) pursuant to which the aggregate financial obligation of Web, or of Parent or an Active Parent Subsidiary, as the case may be, or the value of the services to be provided could exceed $50,000, (B) having a term of more than twelve (12) months and pursuant to which the aggregate financial obligation of Web, or of Parent or an Active Parent Subsidiary, as the case may be, or the value of the services to be provided could exceed $100,000 per year, or (C) which is not terminable by Web or Parent or the Active Parent Subsidiaries, as the case may be, upon no more than thirty
       (30) days' notice without penalty in excess of $50,000 individually or $100,000 when aggregated with the penalties under all such agreements or transactions;

           (ii) The parties hereto expressly agree that, notwithstanding anything in this Restated Agreement to the contrary, Parent may modify, amend or waive its rights, including those respecting its indemnification obligations, under (A) the Ionex Agreement referenced on

       SCHEDULE 3.13 attached hereto; (B) the Restated Company Agreement; and
       (C) the Restated Big Stuff Agreement; PROVIDED, that such modifications, amendments and/or waivers do not, or would not reasonably be expected to, materially increase Parent's obligations or materially adversely affect Parent's rights under each respective agreement, or otherwise materially affect the consideration to be received under each respective agreement.

        (m) except as set forth in SECTION 6.6(l)(ii) hereof, take any action with respect to the indemnification of any Person;

        (n) change any accounting practices or policies, except as required by generally accepted accounting principles or Laws or as agreed to or requested by Web's or Parent's auditors after consultation with Parent's or Web's auditors, as the case may be; PROVIDED, HOWEVER, that notice and a description of any change pursuant to this SECTION 6.6(n) shall be provided promptly after such change is effected to Web or Parent, as the case may be;

        (o) except as set forth in SECTION 6.6(l)(ii) hereof, or except in the ordinary course of business, enter into, amend, modify, terminate or waive any rights under any contract which would result in a Web Material Adverse Effect, with respect to Web, or a Parent Material Adverse Effect, with respect to Parent;

        (p) adopt a plan of liquidation, dissolution, merger, consolidation, share exchange, restructuring, recapitalization, or other reorganization; PROVIDED, HOWEVER, that Parent may adopt such a plan and may cause the liquidation or dissolution of any Parent subsidiary if Parent is unable to sell such Parent subsidiary (i) at a price which Parent determines to be reasonable, and (ii) during a time period which Parent determines to be reasonable; PROVIDED, FURTHER, HOWEVER, that if Parent adopts such a plan or causes such liquidation or dissolution, Parent promptly shall provide to Web notice of such adoption, liquidation or dissolution, as the case may be; or

        (q) resolve, agree, commit or arrange to do any of the foregoing.

    Notwithstanding anything in this SECTION 6.6 to the contrary, it is understood that Web has been accelerating and intensifying its business activities since March 31, 1999 and will continue to do so. Accordingly,
(x) "ordinary course of business" and "consistent with past practice", as used in this SECTION 6.6 with respect to Web, shall be interpreted to include such acceleration and intensification; and (y) in considering requests for consent from Web, Parent shall take into account such acceleration and intensification.

    Furthermore, Parent covenants, represents and warrants that from and after the date hereof, unless Web shall otherwise expressly consent in writing, Parent shall use its reasonable business efforts to:

        (1) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

        (2) pay all accounts payable and other obligations consistent with prudent cash management principles, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Web; and

        (3) comply in all material respects with all Laws applicable to it or any of its properties, assets or business, except for such Laws the failure to comply with which would not have a Parent Material Adverse Effect and maintain in full force and effect all Parent Permits necessary for, or otherwise material to, such business, except for such Parent Permits the failure of which to maintain in full force and effect would not have a Parent Material Adverse Effect.

    Furthermore, Web covenants, represents and warrants that from and after the date hereof, unless Parent shall otherwise expressly consent in writing, Web shall use its or their reasonable business efforts to:

        (1) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

        (2) pay all accounts payable and other obligations, when they become due and payable, in the ordinary course of business consistent with past practice and with the provisions of this Restated Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Parent; and

        (3) comply in all material respects with all Laws applicable to it or any of its properties, assets or business, and maintain in full force and effect all Web Permits necessary for, or otherwise material to, such business.

    6.7 NO SOLICITATION OF ACQUISITION PROPOSAL. Unless Parent, Web and the Web Shareholders shall otherwise agree in advance, in writing, neither the Web Shareholders, Web, Parent nor any of their Associates shall, directly or indirectly, make, encourage, facilitate, solicit, assist or initiate any inquiry or proposal, or provide any information to or participate in any negotiations with, any Person or group other than the parties to this Restated Agreement and their Associates relating to any of the following transactions ("EXTRAORDINARY TRANSACTIONS"): (i) liquidation, dissolution, recapitalization, share exchange, business combination, merger or consolidation of Web or Parent or an Active Parent Subsidiary; (ii) sale of a significant amount of assets of Web or Parent or an Active Parent Subsidiary; (iii) purchase or sale of shares of capital stock of Web or Parent or an Active Parent Subsidiary; or (iv) any similar actions or transactions involving Web or Parent or an Active Parent Subsidiary (other than the Merger and the transactions contemplated by this Restated Agreement, the Restated Company Agreement and the Restated Big Stuff Agreement), or agree to or consummate any Extraordinary Transaction. Each of Parent and Web shall immediately inform the other party of any inquiry, proposal, or request for information or offer (including the terms thereof and the Person making such inquiry, proposal, request or offer) which it may receive in respect of an Extraordinary Transaction and provide the other party with a copy of any such written inquiries, proposals, requests for information and offers, and thereafter keep the other party fully informed of the status and details thereof. The parties hereto acknowledge and agree that the provisions of this
SECTION 6.7 shall not apply to: (a) the sale of the CLEC Operations by Parent or any Active Parent Subsidiary; or (b) to the acquisition of Big Stuff or the Company; or (c) any communications between or actions by Parent (or any Parent subsidiary), the Company and ICL, acting jointly, on the one hand, and any Person not a party to this Restated Agreement, on the other hand, which occurred prior to the date that this Restated Agreement becomes effective pursuant to
SECTION 1.2 hereof.

    6.8 RESIGNATIONS. Web shall use its reasonable best efforts to cause the officers and/or directors of Web as Parent may request to voluntarily resign their positions as such effective as of the Closing Date. The instruments effecting such resignations are herein referred to as the "RESIGNATIONS."

    6.9 CONFIDENTIALITY. Unless (i) otherwise expressly provided in this Restated Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange,
(iii) necessary to secure any required Consents as to which the other party has been advised, or (iv) consented to in writing by Parent and Web, this Restated Agreement and any information or documents furnished in connection with this Restated Agreement, the June 3 Web YP Agreement or the Confidentiality Agreement dated April 11, 1999 by and among Parent, the Company, Web, Big Stuff and O'Neal shall be kept strictly confidential by Web, Parent and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Parent, after consultation with Web, may file with the SEC a Report on Form 8-K pursuant to the Securities Exchange Act with respect to the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. In connection with any filing with the SEC of a registration statement or amendment thereto under the Securities Act, Parent, after consultation with Web, may include a prospectus containing any information required to be included therein with respect to the Merger, including, but not limited to, financial statements and pro forma financial information with respect to the other party, and thereafter distribute said prospectus. Parent and Web shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, Parent and Web shall return to the other all documents furnished by the other and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is required by discovery, subpoena or other similar legal process in a proceeding involving a third Person; (ii) such party received such information on a non-confidential basis from a source, other than the other party, which is not known by such party to be bound by a confidentiality obligation with respect thereto; or (iii) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify, in writing, the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

    6.10 OPTIONS; STOCK ISSUANCES. The Board of Directors of Parent shall have the right to grant or issue, as the case may be, (i) restricted stock or options to acquire shares of Parent Common Stock pursuant to the Parent's 1997 Stock Awards Plan, provided that no more than the number of shares authorized under the 1997 Stock Awards Plan have been issued; (ii) restricted stock valued at or warrants to purchase up to 90,000 shares of Parent Common Stock to be issued to certain non-employee directors of Parent who were responsible for negotiating the June 3 Web YP Agreement at an exercise price of $6.96 per share, the Restated Company Agreement and the Restated Big Stuff Agreement; (iii) the shares of Parent Common Stock issuable upon conversion at Closing of the Great Western Notes at a conversion price of $5.50 per share; (iv) up to 1,090,909 shares of Parent Common Stock issuable upon conversion of one or more notes which may be issued to the Web Shareholders who may lend up to Six Million Dollars ($6,000,000.00) to Web or Big Stuff as provided in this Restated Agreement, at a conversion price of $5.50 per share; (v) shares of Parent Common Stock to be issued upon exercise of options or warrants to be granted at Closing to those Persons designated by Company in the Restated Company Agreement;
(vi) those shares of Parent Common Stock issuable upon exercise of previously granted options; and (vii) one (1) share of Parent Class B Voting Preferred Stock to be issued to the trustee under the Exchange and Voting Trust Agreement.

                       ARTICLE VII--CONDITIONS TO CLOSING

    7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO CLOSING. The respective obligations of each party to consummate this Restated Agreement and effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

        (a) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

        (b) OTHER AGREEMENTS. The Restated Company Agreement and the Restated Big Stuff Agreement and all documents related to the Restated Company Agreement and the Restated Big Stuff Agreement shall have been duly executed and delivered by all parties thereto and shall be in full force and effect.

        (c) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. The Employment and Non-Competition Agreements described in SECTION 6.2 hereof shall have been duly executed and delivered by all parties thereto and shall be in full force and effect.

        (d) GOVERNMENT APPROVALS. Except for those Consents the failure of which to be obtained, (i) in the reasonable judgment of Parent, would not have a Parent Material Adverse Effect or a Web Material Adverse Effect, and
    (ii) in the reasonable judgment of Web, would not have a Web Material Adverse Effect or a Parent Material Adverse Effect, all Consents of any domestic or foreign Governmental Authority required for the consummation of the Merger shall have been obtained by Final Order.

        (e) RELATED TRANSACTIONS. (i) The acquisition by Parent, or a direct or indirect subsidiary of Parent, of Web and Big Stuff in a tax-free reorganization shall have been consummated prior to or simultaneously with the acquisition of the Company and any registration statement(s) required for the registration of Parent Common Stock issued to the Web Shareholders, the Company shareholders and the shareholders of Big Stuff as consideration in connection with the acquisition of Web, the Company and Big Stuff by Parent shall have been declared effective, (ii) no stop order suspending the effectiveness of such registration statement(s) shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority, and (iii) the Great Western Notes shall have been satisfied by the issuance of Parent Common Stock to the Great Western Shareholders.

        (f) FINANCING. Parent and Web shall have received from their lenders an extension of all of their and their subsidiaries' debt owing by them on terms and conditions satisfactory to Parent and Web or all such debts shall be refinanced on terms satisfactory to Parent and Web or any consents and approvals required from such lenders is received.

        (g) SHAREHOLDER APPROVAL. All necessary approvals of the Web Shareholders and the shareholders of Parent in connection with the Merger shall have been obtained.

        (h) REQUIRED CONSENTS. Any required Consents of any Person to the Merger or the transactions contemplated by this Restated Agreement shall have been obtained on terms and conditions reasonably acceptable to Parent and Web and be in full force and effect, except for those the failure of which to obtain, in the reasonable judgment of Parent and Web, would not have a Parent Material Adverse Effect or a Web Material Adverse Effect.

        (i) HSR ACT. Any waiting period applicable to the Merger under the HSR Act shall have expired or earlier termination thereof shall have been granted and no action shall have been instituted by either the United States Department of Justice or the Federal Trade Commission to prevent the consummation of the transactions contemplated by this Restated Agreement or to modify or amend such transactions in any material manner, or if any such action shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such Department or Commission, as the case may be.

        (j) REGISTRATION STATEMENT(S). The Registration Statement(s) shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement(s) shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC or any Governmental Authority, whether state or federal.

        (k) BLUE SKY. Parent shall have received all state securities Law authorizations necessary to consummate the transactions contemplated hereby.

        (l) FAIRNESS OPINION. The written opinion received by Parent's Board of Directors from its financial advisors, PaineWebber Incorporated, pursuant to SECTION 1.2 hereof shall not have been withdrawn.

        (m) TAX OPINION. Parent shall have received an opinion from Blackwell Sanders Peper Martin LLP based on customary representations contained in certificates of Parent, to the effect that, if the Merger is consummated in accordance with the provisions of this Restated Agreement, the Merger will qualify as a tax-free reorganization within the meaning of the Code.

        (n) NYSE LISTING APPROVAL. Parent shall have received from the NYSE approval for listing with the NYSE of the Parent Common Stock to be issued pursuant to this Restated Agreement, the Restated Company Agreement and the Restated Big Stuff Agreement.

        (o) SALE OF CLEC OPERATIONS. The sale of the CLEC Operations, contemplated under the Ionex Agreement referenced on SCHEDULE 3.13 hereof, shall have closed.

    7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF WEB SHAREHOLDERS AND WEB. The obligations of the Web Shareholders and Web to consummate and effect this Restated Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Web:

        (a)  REPRESENTATIONS, WARRANTIES AND COVENANTS.

           (i) The representations and warranties of Parent in this Restated Agreement that are modified by materiality or Parent Material Adverse Effect ("PARENT MODIFIED REPRESENTATION") shall be true and correct in all respects and those that are not so modified ("PARENT NONMODIFIED REPRESENTATION") shall be true and correct in all material respects on the date hereof and, except for changes not prohibited by this Restated Agreement, as of the Closing Date as if made at the Closing Date. Furthermore, none of the representations or warranties of Parent contained in this Restated Agreement, disregarding any qualifications therein or in this SECTION 7.2(a) regarding materiality or Parent Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would have a Parent Material Adverse Effect; and

           (ii) Parent shall have performed and complied with all of the covenants and agreements in all material respects and satisfied in all material respects all of the conditions required by this Restated Agreement to be performed or complied with or satisfied by Parent at or prior to the Closing Date. Notwithstanding anything in this Restated Agreement to the contrary, the parties hereto acknowledge and agree that the consummation of the transactions contemplated by this Restated Agreement and the subsequent disposition of the CLEC Operations constitutes a significant change from the plans and strategies described in the 1998 10-K such that the representations and warranties of Parent that reference the 1998 10-K will not be true and correct as of the Closing Date as they relate to the plans and strategies of the business of Parent at the Closing Date.

        (b) CERTIFICATE OF PARENT AND OTHER DELIVERIES. Web shall have been provided, with (i) a certificate executed on behalf of Parent by an Officer to the effect that, as of the Closing Date, all representations and warranties made by Parent under this Restated Agreement are true and complete except as qualified by SECTION 7.2(a)(i) hereof; and all covenants, obligations and conditions of this Restated Agreement to be performed by Parent on or before such date have been so performed; (ii) a certificate of good standing from the Secretary of State of the State of Delaware that Parent is a validly existing corporation; (iii) duly adopted resolutions of the Board of Directors of Parent approving the execution, delivery and performance of this Restated Agreement and the Parent Transaction Agreements to which it is a party and the instruments contemplated hereby and thereby, certified by its Secretary or Assistant Secretary; and (iv) such other documents and instruments as Web may reasonably request.

        (c) SHAREHOLDER APPROVAL. Web shall have received from Parent's transfer agent a certificate indicating that a sufficient number of Parent's shareholders voted to approve the Merger such that the Merger was deemed approved by the Parent shareholders.

        (d) LEGAL OPINION. Web shall have received a legal opinion of Blackwell Sanders Peper Martin LLP, legal counsel to Parent, in a form to be agreed upon by the parties hereto, acting reasonably.

        (e) NO MATERIAL ADVERSE CHANGE. There shall not have occurred after the date hereof any Event that has or reasonably could be expected to have a Parent Material Adverse Effect.

        (f) LITIGATION. Except as set forth on SCHEDULE 3.7 attached hereto, there shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against Parent, its properties or any of its officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Restated Agreement which individually or in the aggregate may cause a Parent Material Adverse Effect.

    7.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT. The obligations of Parent to consummate and effect this Restated Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

        (a)  REPRESENTATIONS, WARRANTIES AND COVENANTS.

           (i) The representations and warranties of Web and the Web Shareholders contained in this Restated Agreement that are modified by materiality or Web Material Adverse Effect ("WEB MODIFIED REPRESENTATION") shall be true and correct in all respects, and those that are not so modified ("WEB NONMODIFIED REPRESENTATION") shall be true and correct in all material respects, on the date hereof and, except for changes not prohibited by this Restated Agreement, as of the Closing Date as if made at the Closing Date. Furthermore, none of the representations or warranties of Web or the Web Shareholders contained in this Restated Agreement, disregarding any qualifications therein or in this
       SECTION 7.3(a) regarding materiality or Web Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would have a Web Material Adverse Effect; and

           (ii) Web and the Web Shareholders shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Restated Agreement to be performed or complied with or satisfied by Web and the Web Shareholders at or prior to the Closing Date.

        (b) CERTIFICATE OF WEB AND OTHER DELIVERIES. Parent shall have been provided with (i) a certificate executed on behalf of Web by its Chief Executive Officer to the effect that, as of the

    Effective Time all representations and warranties made by Web in this Restated Agreement are true and correct, except as qualified by
    SECTION 7.3(a)(i) hereof, and all covenants, obligations and conditions of this Restated Agreement to be performed by Web and the Web Shareholders on or before such date have been so performed; (ii) a certificate of good standing from the proper authority in the jurisdictions in which Web is incorporated or qualified to do business stating that each is a validly existing corporation in good standing; (iii) duly adopted resolutions of the Web Board of Directors and Web Shareholders approving the execution, delivery and performance of this Restated Agreement and the Web Transaction Agreements to which Web is a party and the instruments contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of Web;
    (iv) a true and complete copy of the Articles or Certificate of Incorporation or comparable governing instruments, as amended, of Web certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the Bylaws or comparable governing instruments, as amended, of Web certified by the Secretary thereof; (v) the duly executed Resignations on terms and conditions reasonably acceptable to Parent; and (vi) such other documents and instruments as Parent reasonably may request.

        (c) LEGAL OPINION. Parent shall have received a legal opinion from Steinhart & Falconer LLP, legal counsel to Web, in a form to be agreed upon by the parties hereto, acting reasonably.

        (d) LITIGATION. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against Web, its respective properties or any of its officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Restated Agreement which individually or in the aggregate may cause a Web Material Adverse Effect.

        (e) NO MATERIAL ADVERSE CHANGE. There shall have not occurred after the date hereof any Event that has or reasonably could be expected to have a Web Material Adverse Effect.

        (f) AFFILIATE AGREEMENTS. At least thirty (30) days prior to the Effective Time, Parent shall have received the duly executed Affiliate Agreements.

                   ARTICLE VIII--TERMINATION AND ABANDONMENT

    8.1 TERMINATION. This Restated Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date only as follows, whether before or after approval by the Web Shareholders:

        (a) by mutual written consent of Web and Parent, duly authorized by the Board of Directors of each;

        (b) by Web or Parent if the Closing shall not have occurred on or before January 31, 2000, as such date may be extended pursuant to SECTION 1.2(b) hereof (or such other date as may be agreed to by Web and Parent); PROVIDED, THAT, no party may terminate this Restated Agreement under this
    SECTION 8.1(b) if such party's breach of this Restated Agreement has caused or resulted in the failure of the Closing to occur on or before such date;

        (c) by Web if (i) there are any breaches of any Parent Modified Representation or any material breaches of any Parent Nonmodified Representation, or (ii) Parent has breached or failed to perform, notwithstanding satisfaction or due waiver of all conditions thereto, any of its material covenants or agreements contained herein as to which notice specifying such breach or failure has been given to Parent promptly after the discovery thereof and Parent has failed to cure or otherwise resolve the same to the reasonable satisfaction of Web within thirty (30) days after receipt of such notice;

        (d) by Parent if (i) there are any breaches of any Web Modified Representations or any material breaches of any Web Nonmodified Representations, or (ii) Web has breached or failed to perform, notwithstanding satisfaction or due waiver of all conditions thereto, any of its material covenants or agreements contained herein as to which notice specifying such breach or failure has been given to Web promptly after the discovery thereof and Web has failed to cure or otherwise resolve the same to the reasonable satisfaction of Parent within thirty (30) days after receipt of such notice;

        (e) by Web or Parent if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, the Restated Company Agreement or any of the transactions contemplated by this Restated Agreement or such other agreements and such order, decree, ruling or other action shall have become final and nonappealable;

        (f)(i) by Web if the stockholders of Parent fail to approve and adopt the Merger or the issuance of the Parent Common Stock pursuant to this Restated Agreement or the other transactions contemplated or otherwise referenced herein or therein, as applicable, at the meeting duly convened therefor;

        (f)(ii) by Parent if the stockholders of Parent fail to approve and adopt the Merger pursuant to this Restated Agreement or the other transactions contemplated or otherwise referenced herein or therein, as applicable;

        (g) by Parent, if Web or its Board of Directors breaches any provision of SECTION 6.7; or

        (h) by Web, if Parent or its Board of Directors breaches any provision of SECTION 6.7;

    The party desiring to terminate this Restated Agreement pursuant to this
SECTION 8.1 shall give written notice of such termination to the other party in accordance with SECTION 11.1 below.

    8.2 PROCEDURE UPON TERMINATION. In the event of termination pursuant to this ARTICLE VIII, the Merger shall be abandoned without further action by Web or Parent, provided that the obligations of the applicable parties to this Restated Agreement contained in ARTICLE IX and SECTION 6.9 hereof shall remain in full force and effect. If this Restated Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same. Nothing contained in this Restated Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Restated Agreement prior to termination.

                    ARTICLE IX--SURVIVAL OF REPRESENTATIONS
                        AND WARRANTIES; INDEMNIFICATION

    9.1  INDEMNIFICATION BY THE WEB SHAREHOLDERS.

        (a) If the Closing has occurred, subject to the terms and conditions of this ARTICLE IX, the Web Shareholders shall indemnify Parent, and its officers, directors, agents and representatives (THE "INDEMNITEES"), from and in respect of, and hold the Indemnitees harmless against, any and all damages, fines, penalties, losses, liabilities, excise and other taxes, judgments, and deficiencies (including without limitation amounts paid in settlement and interest and reasonable out-of-pocket legal and accounting fees), but which amount shall be offset or reduced by the amount of any insurance proceeds received by Parent in respect of any of the foregoing, incurred or suffered by any of the Indemnitees ("DAMAGES") resulting from, relating to or in connection with any misrepresentation or breach of warranty of the Web Shareholders contained in this Restated Agreement.

        (b) The Web Shareholders acknowledge that their indemnification obligations hereunder are solely in their capacity as former shareholders of Web, and, accordingly, the indemnification obligations in this ARTICLE IX shall not entitle any Web Shareholder who was or is a current or former officer, director or employee of Web to any indemnification from Web pursuant to the organizational or governing documents of Web or pursuant to this Restated Agreement.

    9.2  METHOD OF ASSERTING CLAIMS.

        (a) Prior to the date (THE "REPORT DATE") that is thirty (30) days after the completion of Parent's audit report by Parent's independent auditors for the fiscal year ended December 31, 1999, each Indemnitee shall give written notice (THE "CLAIM NOTICE") to the Representative, as agent for the Web Shareholders, of any and all claims or events known to it which gives rise to a claim for indemnification hereunder by the Indemnitee against the Web Shareholders (AN "INDEMNIFIABLE CLAIM"). The Claim Notice shall specify the nature and estimated amount of such claimed Damages (THE "CLAIMED AMOUNT"). In the case of any claim for indemnification hereunder arising out of a claim, action, suit or proceeding brought by any Person who is not a party to this Restated Agreement (A "THIRD-PARTY CLAIM"), prior to the Report Date, the Indemnitee also shall give the Representative, as agent for the Web Shareholders, copies of any written claims, process or legal pleadings with respect to such Third-Party Claim.

        (b) Within forty-five (45) days after delivery of a Claim Notice, the Representative shall notify the Parent in writing of his objections, if any, to the claim. If the Representative has no objections to the claim, the Representative shall remit to the Parent the Claimed Amount within thirty
    (30) days. If the Representative has objections to the claim, the Representative and the Indemnitee shall proceed in good faith to negotiate a resolution of the dispute regarding the claim, and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

    9.3  THIRD PARTY CLAIMS.

        (a) Except as otherwise provided in paragraph (c) below, the Representative, as agent for the Web Shareholders, may elect to compromise or defend, at the Web Shareholders' own expense and by the Web Shareholders' own counsel reasonably satisfactory to the Indemnitee, any Third-Party Claim; provided that (i) the Representative provides the Indemnitee with reasonable evidence that the Web Shareholders will have the financial resources to defend against such claim and fulfill their indemnification obligations hereunder; and (ii) the giving of a Defense Notice (as defined below) by the Representative shall constitute an acknowledgment by the Web Shareholders of their obligation to indemnify the Indemnitee with respect to such Third-Party Claim in accordance with the terms of this ARTICLE IX. If the Representative, as agent for the Web Shareholders, elects to compromise or defend a Third-Party Claim, the Representative shall, within thirty
    (30) days of its receipt of the notice provided pursuant to SECTION 9.2(a) hereof (or sooner, if the nature of such Third-Party Claim so requires), notify the related Indemnitee of its intent to do so (A "DEFENSE NOTICE"), and such Indemnitee shall reasonably cooperate in the compromise of, or defense against, such Third-Party Claim. The Web Shareholders shall be responsible for the payment of such Indemnitee's actual out-of-pocket expenses (other than legal and accounting fees) incurred in connection with such cooperation, and such expenses shall constitute Damages incurred or suffered by Parent within the meaning of SECTION 9.1(a) hereof. After notice from the Representative, as agent for the Web Shareholders, to an Indemnitee of its election to assume the defense of a Third-Party Claim, the Web Shareholders shall not be liable to such Indemnitee under this ARTICLE IX for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof. If the Representative, as agent for the Web Shareholders, elects not to compromise or defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this
    SECTION 9.3, such Indemnitee may pay, compromise or defend such Third-Party Claim on behalf of and for the account and risk of the Web Shareholders (and any amount paid or expenses incurred in connection therewith shall constitute Damages incurred or suffered by Parent within the meaning of SECTION 9.1(a) hereof). The Representative may not consent to entry of any judgment or enter into any settlement without the written consent of each related Indemnitee (which consent shall not be unreasonably withheld), unless such judgment or settlement provides solely for money damages or other money payments for which such Indemnitee is entitled to indemnification hereunder and includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect of such Third-Party Claim.

        (b) In respect of any claim, action, suit or proceeding brought by a taxing authority in respect of Taxes for which the Web Shareholders may be required to indemnify the Parent (A "TAX CLAIM"), the Representative, as agent for the Web Shareholders, shall have the sole right to control any Tax Claim, provided, however, that the Representative shall provide the Indemnitee with copies of all correspondence with any taxing authority in connection with any such Tax Claim and shall keep the Indemnitee reasonably informed of all progress with such taxing authority, and provided further that the Representative shall consult with the Indemnitee in good faith in contesting any proposed adjustment and shall consider any reasonable advice from the Indemnitee concerning such Tax Claim so long as the Representative, as agent for the Web Shareholders, shall (subject to the immediately following sentence) ultimately be entitled to control any such Tax Claim concerning any indemnity obligation of the Web Shareholders. The Representative shall not be entitled to compromise or settle any Tax liability of the Company for any pre-Closing Period that would have the effect of materially decreasing the Company's deductions for credits or materially increasing the Company's taxable income for any taxable year or period subsequent to the pre-Closing Period without the prior written consent of Parent, which consent shall not be unreasonably withheld. Parent will cooperate fully with Representative in defending any Tax Claim.

        (c) If there is a reasonable likelihood that a Third-Party Claim may have a material adverse effect on an Indemnitee, other than as a result of money damages or other money payments for which such Indemnitee is entitled to indemnification hereunder, such Indemnitee will have the right, after consultation with the Representative, and at the cost and expense of the Web Shareholders (which costs and expenses, other than legal and accounting fees, shall constitute Damages within the meaning of SECTION 9.1(a) hereof to the extent provided therein), to defend such Third-Party Claim. If the Third-Party Claim involves a third party with whom Parent has a significant on-going or prospective relationship, the Indemnitee will have the right, after consultation with the Representative, and at the cost and expense of the Web Shareholders (which costs and expenses, other than legal and accounting fees, shall constitute Damages within the meaning of
    SECTION 9.1(a) hereof to the extent provided therein), to defend such Third-Party Claim; provided that the Web Shareholders shall not be obligated to pay Damages to the extent it is determined (by agreement between the Representative and Indemnitees or by arbitration or court judgment) that the Third-Party Claim was settled on terms that were not fair and reasonable to the Indemnitors.

    9.4 SURVIVAL. The representations and warranties of Web set forth in this Restated Agreement shall survive the Closing and shall continue until the Report Date. The representations and warranties shall not be affected by any examination made for or on behalf of Parent or the knowledge of any of Parent's officers, directors, stockholders, employees or agents, except that the representations and warranties are qualified by the matters disclosed in the Disclosure Schedules to the representations and warranties of Web and the Web Shareholders contained in ARTICLE II hereof and Parent agrees that Parent has knowledge of such matters. Notwithstanding anything to the contrary herein, if a claim for indemnification is made before the expiration of the periods of survival set forth above in this

SECTION 9.4, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

    9.5  LIMITATIONS.

        (a) The Web Shareholders shall not be liable under this ARTICLE IX unless and until the aggregate amount of Damages incurred or suffered by Indemnitees exceeds $100,000, (at which point the Web Shareholders shall become liable for the entire amount of such Damages in excess of $75,000). For purposes of the preceding sentence, no independent claims of less than $1,000 may be made; PROVIDED, HOWEVER, that all claims arising out of a common set of facts shall be aggregated for purposes of determining whether the $1,000 threshold has been met.

        (b) The Web Shareholders' liability under this ARTICLE IX shall not exceed $850,000.

        (c) The Web Shareholders may, at their option, satisfy their indemnification obligations under this Restated Agreement by (i) the payment of that amount of cash sufficient to satisfy such indemnification claim, but in any event not exceeding the amount set forth in SECTION 9.5(b) hereof, and subject to the provisions of SECTION 9.5(a) hereof; or (ii) the delivery of stock certificates representing that number of shares of Parent Common Stock sufficient to satisfy such indemnification claim, the value of which shall be determined in accordance with SECTION 9.5(d) hereof; PROVIDED, HOWEVER, that any stock certificates delivered in satisfaction of an indemnification claim must be delivered to Parent within three (3) business days following (as applicable) (A) the date calculated in accordance with
    SECTION 9.2 or SECTION 9.3 hereof, if the claim is not in dispute;
    (B) resolution of such indemnification claim, whether prior to or following commencement of litigation; or (C) the entry of a final and non-appealable judgment by a court of competent jurisdiction.

        (d) The parties hereto agree that, for purposes of valuing shares of Parent Common Stock delivered pursuant to SECTION 9.5(c) to satisfy any indemnification claims pursuant to SECTION 9.2 or SECTION 9.3, Parent Common Stock shall be valued at a price per share equal to the greater of: (A) the weighted average of the closing prices, as reported on the NYSE, of the Parent Common Stock on the twenty (20) trading days prior to the date on which the stock certificates for the Parent Common Stock are to be delivered pursuant to clause (ii) of SECTION 9.5(c), or (B) $5.50.

        (e) No claim for indemnification pursuant to SECTION 9.1 shall be made unless asserted by a written notice given to the Representative on or before the Report Date.

    9.6  THE REPRESENTATIVE.

        (a) Web and the Web Shareholders hereby authorize, direct and appoint Reid to act as sole and exclusive agent, attorney-in-fact and representative of the Web Shareholders (THE "REPRESENTATIVE"), and authorizes and directs the Representative to (i) take any and all actions (including without limitation executing and delivering any documents, incurring any costs and expenses for the account of the Web Shareholders (which will constitute Damages incurred or suffered by Parent within the meaning of SECTION 9.1(a) hereof) and making any and all determinations) which may be required or permitted by this Restated Agreement to be taken by the Web Shareholders or the Representative, (ii) exercise such other rights, power and authority as are authorized, delegated and granted to the Representative hereunder in connection with the transactions contemplated hereby and (iii) exercise such rights, power and authority as are incidental to the foregoing. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Representative consistent therewith, shall be absolutely and irrevocably binding on each indemnifying party as if such indemnifying party personally had taken such action, exercised such rights, power or authority or made such decision or determination in such indemnifying party's individual capacity. Notwithstanding any other provision of this Restated Agreement, if the Closing occurs, then with respect to the matters covered by ARTICLE IX, (i) each of the Web Shareholders irrevocably relinquishes such Web Shareholder's right to act independently and other than through the Representative, except with respect to the removal of the Representative or appointment of a successor Representative as provided in SECTION 9.6(b) below, and (ii) no Web Shareholders shall have any right under this Restated Agreement or otherwise to institute any suit, action or proceeding against Web or Parent with respect to any such matter, any such right being irrevocably and exclusively delegated to the Representative. The Representative hereby acknowledges and accepts the foregoing authorization and appointment and agrees to serve as the Representative in accordance with this Restated Agreement.

        (b) The Representative shall serve as Representative until his resignation, removal from office, incapacity or death; provided, however, that the Representative shall not have the right to resign without
    (i) prior written notice to the Web Shareholders, and (ii) picking a successor reasonably satisfactory to Parent to serve until a successor thereto is elected by the Web Shareholders. The Representative may be removed at any time, and a successor representative, reasonably satisfactory to Parent, may be appointed, pursuant to written action by Web Shareholders. Any successor to the Representative shall, for purposes of this Restated Agreement, be deemed to be, from the time of the appointment thereof in accordance with the terms hereof, the Representative, and from and after such time, the term "REPRESENTATIVE" as used herein and therein shall be deemed to refer to such successor. No appointment of a successor shall be effective unless such successor agrees in writing to be bound by the terms of this Restated Agreement.

        (c) The Representative shall be permitted to retain counsel, consultants and other advisors and shall promptly notify Parent after retaining any such Person.

        (d) The provisions of this SECTION 9.6 shall in no way impose any obligations on Parent (other than those set forth in paragraph (c) above). In particular, notwithstanding any notice received by Parent to the contrary (except any notice of the appointment of a successor Representative approved by Parent in accordance with paragraph (b) of this SECTION 9.6), Parent shall be entitled to assume that all actions, decisions and determinations of the Representative are fully authorized by the Web Shareholders.

        (e) The Representative shall not be liable to the Web Shareholders for the performance of any act or the failure to act so long as he acted or failed to act in good faith in what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of the Web Shareholders.

    9.7  INDEMNIFICATION BY THE PARENT.

        (a) INDEMNITY. If the Closing has occurred, subject to the terms and conditions of this SECTION 9.7, Parent shall indemnify the Web Shareholders from and in respect of all, and hold the Web Shareholders harmless against, any and all damages, fines, penalties, losses, liabilities, judgments and deficiencies (including without limitation amounts paid in settlement and interest) ("WEB SHAREHOLDER DAMAGES") resulting from, relating to or in connection with any misrepresentation or breach of warranty of the Parent contained in this Restated Agreement.

        (b) SURVIVAL. The representations and warranties of Parent set forth in this Restated Agreement shall survive the Closing and shall continue until the Report Date. The representations and warranties shall not be affected by any examination made for or on behalf of Web or Web Shareholders or the knowledge of any of the Web's officers, directors, stockholders, employees or agents, except that the representations and warranties are qualified by the matters disclosed in the Disclosure Schedules to the representations and warranties of the Parent contained in ARTICLE III hereof, and Web agrees that Web has knowledge of such matters. Notwithstanding anything to the contrary herein, if a claim for indemnification is made before the expiration of the periods of survival set forth above in this SECTION 9.7, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

        (c) LIMITATIONS. Parent shall not be liable under this SECTION 9.7 unless and until the aggregate amount of Web Shareholder Damages incurred or suffered by the Web Shareholders exceeds $100,000 (at which point Parent shall become liable for the entire amount of Web Shareholder Damages in excess of $75,000). Furthermore, the liability of Parent under this
    SECTION 9.7 shall be $850,000. No claim for indemnification pursuant to
    SECTION 9.7 shall be made unless asserted by a written notice given to Parent on or before the Report Date.

                           ARTICLE X--MUTUAL RELEASE

    10.1  MUTUAL RELEASE OF ALL CLAIMS.

        (a) Parent, for itself and for all of its stockholders, directors, officers, agents, employees, representatives, divisions, subsidiaries, affiliates, insurers, successors and assigns, hereby releases, remises, acquits and forever discharges Web and the Web Shareholders, and each of them and each of their respective stockholders, directors, officers, agents, employees, representatives, divisions, parents, subsidiaries, affiliates, insurers, successors and assigns, of and from any and all manner of claims, actions, causes of action, suits, debts, dues, accounts, contracts, agreements, continuing obligations, judgments, claims and demands whatsoever, whether in law or in equity, which now exist or may hereafter arise from any matter, fact, circumstance, happening or thing whatsoever occurring or failing to occur in connection with the negotiation, execution and performance of their respective obligations under the June 3 Web YP Agreement.

        (b) Web and the Web Shareholders, each for itself and for all of their respective stockholders, directors, officers, agents, employees, representatives, divisions, subsidiaries, affiliates, insurers, successors and assigns, hereby releases, remises, acquits and forever discharges Parent and its stockholders, directors, officers, agents, employees, representatives, divisions, parents, subsidiaries, affiliates, insurers, successors and assigns, of and from any and all manner of claims, actions, causes of action, suits, debts, dues, accounts, contracts, agreements, continuing obligations, judgments, claims and demands whatsoever, whether in law or in equity, which now exist or may hereafter arise from any matter, fact, circumstance, happening or thing whatsoever occurring or failing to occur in connection with the negotiation, execution and performance of its obligations under the June 3 YPtel Agreement.

        (c) Parent and each of Web and the Web Shareholders hereby represent, warrant and acknowledge that the mutual covenants and agreements in this
    ARTICLE X are made in good faith.

    10.2  COVENANT NOT TO SUE.

        (a) Parent hereby agrees that it will not institute any action against Web and the Web Shareholders arising out of the June 3 Web YP Agreement, including, but not limited to, any claim for contractual indemnity or implied indemnity.

        (b) Each of Web and the Web Shareholders hereby agrees that it will not institute any action against Parent arising out of the June 3 Web YP Agreement, including, but not limited to, any claim for contractual indemnity or implied indemnity.

    10.3 NO ADMISSION OF LIABILITY. None of Parent, Web or the Web Shareholders admits liability to any other party hereto and, in fact, each of Parent, Web and the Web Shareholders denies any liability relating to the June 3 Web YP Agreement.

                        ARTICLE XI--AMENDMENT AND WAIVER

    11.1 AMENDMENT OF THIS RESTATED AGREEMENT. Prior to Parent stockholder approval and except as is otherwise required by Applicable Law, this Restated Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Following receipt of approval by the Parent shareholders, the parties hereto acknowledge and agree that this Restated Agreement may be amended by the parties hereto by execution of an instrument in writing signed on behalf of each of the parties hereto; PROVIDED, HOWEVER, that any such amendment shall not have a material adverse effect upon Parent.

    11.2 EXTENSION; WAIVER. At any time prior to the Effective Time, Parent and Acquisition Subsidiary, on the one hand, and Web and the Web Shareholders, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made by such other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party; PROVIDED, HOWEVER, that an extension pursuant to
SECTION 1.2(b) hereof need not be set forth in writing in order to be effective, unless such extension is to a date after March 1, 2000.

                        ARTICLE XII--GENERAL PROVISIONS

    12.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent, to:

           Advanced Communications Group, Inc.
           390 South Woods Mill Road, Suite 150
           St. Louis, Missouri 63017
           Attn: Mr. Richard O'Neal
           Facsimile: (314) 205-8141

           with a copy to:

           Blackwell Sanders Peper Martin LLP
           720 Olive Street, Suite 2400
           St. Louis, Missouri 63101-4834
           Attn: Mr. Craig A. Adoor
           Facsimile: (314) 345-6060

        (b) if to Web and Web Shareholders, to:

           Web YP, Inc.
           4515 South Georgia, Suite 118
           Amarillo, Texas 79102
           Attn: Mr. Richard L. Reid
           Facsimile: (806) 354-2974
           with a copy to:

           Steinhart & Falconer
           333 Market Street
           32(nd) Floor
           San Francisco, California 94105-2150
           Attn: Mr. Robb A. Scott
           Facsimile: (415) 442-0856

    12.2 INTERPRETATION. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation". The table of contents and headings contained in this Restated Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Restated Agreement. All Disclosure Schedules to this Restated Agreement constitute a part of this Restated Agreement as if set forth in full herein and are incorporated herein.

    12.3 COUNTERPARTS. This Restated Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    12.4 ENTIRE AGREEMENT; ASSIGNMENT. Subject to its becoming effective in accordance with SECTION 1.2 hereof, this Restated Agreement (including, but not limited to, the Recitals hereto), the Disclosure Schedules hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof including, but not limited to, (A) the June 3 Web YP Agreement; and (B) the Letter of Intent dated April 11, 1999 by and among the Parent, the Company, Web, Big Stuff and O'Neal and the Confidentiality Agreement dated April 11, 1999 by and among Parent, the Company, Web, Big Stuff and O'Neal; (ii) are not intended to confer upon any Person not a party hereto any rights or remedies hereunder except that the Representative shall have the express rights articulated in ARTICLE IX; and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates, provided that Parent shall remain liable hereunder.

    12.5 SEVERABILITY. In the event that any provision of this Restated Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Restated Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto so long as consideration of the Restated Agreement is not materially affected for any party hereof. The parties further agree to replace such void or unenforceable provision of this Restated Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    12.6 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

    12.7 GOVERNING LAW. This Restated Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of California, City and County of

San Francisco, in connection with any matter based upon or arising out of this Restated Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California, City and County of San Francisco for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

    12.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Restated Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                           ARTICLE XIII--DEFINITIONS

    13.1  DEFINITIONS.

    "Acquisition Subsidiary" shall have the meaning ascribed to it in the preamble hereto.

    "Active Parent Subsidiaries" shall mean Feist; FirsTel; Value; Great Western Directories, Inc.; Telecom Resources, Inc.; the Switchboard of Oklahoma
City, Inc.; Long Distance Management of Kansas, Inc.; Long Distance Management II, Inc.; and National Telecom, a proprietorship.

    "Affiliate Agreements" shall have the meaning set forth in SECTION 4.8 hereof.

    "Anniversary Date" shall mean the first anniversary of the Closing Date.

    "Associates" shall mean affiliates of any Person (including, without limitation, directors, officers, employees, agents, representatives and shareholders or any affiliates or associates thereof).

    "Benefit Plan" shall have the meaning ascribed to such term in SECTION 2.14 hereof.

    "Big Stuff" shall have the meaning ascribed to such term in Recital E hereto.

    "Certificate of Merger" shall have the meaning ascribed to such term in
SECTION 1.1 hereof.

    "Certificates" shall mean the certificates which, prior to the Merger, represented the Web Shares, and shall include a certificate issued upon due execution and delivery of an affidavit of loss and a bond, if required by Parent, in the event that a Web Shareholder is unable to produce and deliver, at the Closing, the original certificate which prior to the Merger, represented any Web Shares.

    "Claim Notice" shall have the meaning ascribed to such term in
SECTION 9.2(a) hereof.

    "Claimed Amount" shall have the meaning ascribed to such term in
SECTION 9.2(a) hereof.

    "Class A Special Shares" shall have the meaning set forth in the Restated Company Agreement.

    "CLEC Operations" shall mean Feist, FirsTel, Valu, and such other non-yellow pages operating subsidiaries or operations of Parent as shall be determined by the Board of Directors of Parent.

    "Closing" shall mean the closing of the Merger.

    "Closing Date" shall mean the date on which the Closing actually occurs.

    "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder.

    "Company" shall have the meaning set forth in Recital E hereto.

    "Company Shareholders" shall have the meaning set forth in Recital E hereto.

    "Consent" shall have the meaning ascribed to such term in SECTION 2.5 hereof.

    "Conversion Stock" shall have the meaning ascribed to such term in
SECTION 4.9 hereof.

    "Convertible Note" shall have the meaning ascribed to such term
SECTION 1.10 hereof.

    "Corporation Laws" shall have the meaning ascribed to such term in
SECTION 1.1 hereof.

    "Damages" shall have the meaning ascribed to such term in SECTION 9.1(a) hereof.

    "Defense Notice" shall have the meaning ascribed to such term in
SECTION 9.3(a) hereof.

    "Disclosure Schedules" shall mean, collectively, that information required to be delivered by Web to Parent, and by Parent to Web, pursuant to this Restated Agreement.

    "Effective Time" shall have the meaning ascribed to such term in
SECTION 1.2 hereof.

    "Enforceability Exceptions" shall have the meaning ascribed to such term in
SECTION 2.4 hereof.

    "Environmental Laws" shall have the meaning ascribed to such term in
SECTION 2.17 hereof.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder.

    "Event" shall mean any event, occurrence, fact, condition, change, development or effect.

    "Exchange Ratio" shall have the meaning ascribed to such term in
SECTION 1.3 hereof.

    "Extraordinary Transactions" shall have the meaning ascribed to such term in
SECTION 6.7 hereof.

    "Feist" shall mean Feist Long Distance Service, Inc.

    "Final Order", with respect to any Consent of a Governmental Authority, shall mean an action by the appropriate Governmental Authority as to which:
(i) no request for stay by such Governmental Authority of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before such Governmental Authority, and no appeal or comparable administrative remedy is pending before such Governmental Authority, and the time for filing any such petition, appeal or administrative remedy has passed; (iii) such Governmental Authority does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the Governmental Authority action is pending or in effect, and if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

    "FirsTel" shall mean FirsTel, Inc.

    "Governmental Authority" shall mean a nation or government, any state or other political subdivision thereof, any Person, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization.

    "Great Western Credit Agreement" shall mean the Loan Agreement dated as of May 14, 1999, by and among Great Western Directories, Inc., the lenders signatories thereto, and Bank of America National Trust and Savings Association as Administrative Agent.

    "Great Western Notes" shall have the meaning ascribed to such term in Recital E hereto.

    "Great Western Shareholders" shall have the meaning ascribed to such term in Recital E hereto.

    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "ICL" shall have the meaning ascribed to such term in Recital E hereto.

    "Indemnifiable Claim" shall have the meaning ascribed to such term in
SECTION 9.2(a) hereof.

    "Indemnitees" shall have the meaning ascribed to such term in
SECTION 9.1(a) hereof.

    "Intellectual Property" shall have the meaning ascribed to such term in
SECTION 2.18 hereof.

    "IP Claim Notice" shall have the meaning ascribed to such term in
SECTION 2.18 hereof.

    "IRS" shall mean the United States Internal Revenue Service, or any successor thereto.

    "June 3 Web YP Agreement" shall have the meaning ascribed to such term in
SECTION 1.2(a) hereof.

    "Law" shall mean applicable provision of any constitution, treaty, statute, law, code, rule, regulation, ordinance, policy or order of any Governmental Authority or other matters having the force of law including, but not limited to, any orders, decisions, injunctions, judgments, awards and decrees of or agreements with any court or other Governmental Authority.

    "Letter of Transmittal" shall have the meaning ascribed to such term in
SECTION 1.5 hereof.

    "Litigation" shall have the meaning ascribed to such term in SECTION 2.7 hereof.

    "Merger" shall have the meaning ascribed to such term in Recital B hereto.

    "Merger Consideration" shall have the meaning ascribed to such term in
SECTION 1.3 hereof.

    "Multi-employer Plan" shall have the meaning ascribed to such term in
SECTION 2.14 hereof.

    "NYSE" shall mean the New York Stock Exchange, Inc.

    "O'Neal" shall have the meaning ascribed to such term in the preamble hereto.

    "Parent" shall have the meaning ascribed to such term in the Preamble hereto.

    "Parent Common Stock" shall have the meaning ascribed to such term in
SECTION 1.3 hereof.

    "Parent Financial Statements" shall have the meaning ascribed to such term in SECTION 3.8 hereof.

    "Parent Guaranty" shall mean that certain Guaranty of Parent given pursuant to the Great Western Credit Agreement.

    "Parent Material Adverse Effect" shall mean a material adverse effect on
(i) the business, assets, condition (financial or otherwise), properties, liabilities or the results of operations of Parent and the Active Parent Subsidiaries taken as a whole, (ii) the ability of Parent to perform its obligations set forth in this Restated Agreement and the Parent Transaction Agreements, or (iii) the ability of Parent to timely consummate the transactions contemplated by this Restated Agreement and the Parent Transaction Agreements.

    "Parent Material Contract" shall have the meaning ascribed to such term in
SECTION 3.13 hereof.

    "Parent Modified Representations" shall have the meaning ascribed to such term in SECTION 7.2(a)(i) hereof.

    "Parent Nonmodified Representation" shall have the meaning ascribed to such term in SECTION 7.2(a)(i) hereof.

    "Parent Permits" shall have the meaning ascribed to such term in
SECTION 3.11 hereof.

    "Parent Securities Filings" shall have the meaning ascribed to such term in
SECTION 3.7 hereof.

    "Parent Series A Stock "shall have the meaning ascribed to such term in
SECTION 3.2 hereof.

    "Parent Transaction Agreements" shall have the meaning ascribed to such term in SECTION 3.4 hereof.

    "Person" shall mean and include an individual, corporation, partnership, association, trust or other entity or organization, including a Governmental Authority.

    "Registration Statements" shall have the meaning ascribed to such term in
SECTION 6.1(b) hereof.

    "Reid" shall have the meaning ascribed to such term in the preamble hereto.

    "Report Date" shall have the meaning ascribed to such term in
SECTION 9.2(a) hereof.

    "Representative" shall have the meaning ascribed to such term in
SECTION 9.6 hereof.

    "Resignations" shall have the meaning ascribed to such term in SECTION 6.8 hereof.

    "Restated Agreement" shall have the meaning ascribed to it in the preamble hereto.

    "Restated Big Stuff Agreement" shall mean that certain Amended and Restated Acquisition Agreement dated as of October 26, 1999, among the Parent, ACG Acquisition VII Corp., Big Stuff and the Big Stuff shareholders.

    "Restated Company Agreement" shall have the meaning set forth in Recital E hereto.

    "SEC" shall mean the U.S. Securities and Exchange Commission.

    "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

    "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

    "Surviving Corporation" shall have the meaning ascribed to such term in
SECTION 1.1 hereof.

    "Surviving Corporation Common Stock" shall have the meaning ascribed to such term in SECTION 1.3 hereof.

    "Surviving Corporation Material Adverse Effect" shall mean a material adverse effect on (i) the business, assets, condition (financial or otherwise), properties, liabilities or the results of operations of the Surviving Corporation, or (ii) the ability to timely consummate the transactions contemplated by this Restated Agreement.

    "Tax" shall have the meaning ascribed to such term in SECTION 2.15(a) hereof.

    "Tax Claim" shall have the meaning ascribed to such term in SECTION 9.3(b) hereof.

    "Third-Party Claim" shall have the meaning ascribed to such term in
SECTION 9.2(a) hereof.

    "Transaction Expenses" shall have the meaning ascribed to such term in
SECTION 5.9 hereof.

    "Valu" shall mean, collectively, Valu-line of Louisiana, Inc. and Valu-line of Longview, Inc.

    "Web" shall have the meaning ascribed to such term in the preamble hereto.

    "Web Common Stock" shall have the meaning ascribed to such term in
SECTION 1.3 hereof.

    "Web Financial Statements" shall have the meaning ascribed to such term in
SECTION 2.8 hereof.

    "Web Material Adverse Effect" shall mean a material adverse effect on
(i) the business, assets, condition (financial or otherwise), properties, liabilities or the results of operations of Web taken as a whole, (ii) the ability of Web to perform its obligations set forth in this Restated Agreement and the Web Transaction Agreements, or (iii) the ability of Web or the Web Shareholders to timely consummate the transactions contemplated by this Restated Agreement and the Web Transaction Agreements.

    "Web Material Contract" shall have the meaning ascribed to such term in
SECTION 2.13 hereof.

    "Web Modified Representations" shall have the meaning ascribed to such term in SECTION 7.3(a)(i) hereof.

    "Web Nonmodified Representations" shall have the meaning ascribed to such term in SECTION 7.3(a)(i) hereof.

    "Web Permits" shall have the meaning ascribed to such term in SECTION 2.11 hereof.

    "Web Real Property Leases" shall have the meaning ascribed to such term in
SECTION 2.19(b) hereof.

    "Web Shares" shall have the meaning ascribed to such term in SECTION 1.3 hereof.

    "Web Shareholders" shall have the meaning ascribed to such term in the preamble hereto.

    "Web Shareholder Damages" shall have the meaning ascribed to such term in
SECTION 9.7(a) hereof.

    "Web Stock" shall have the meaning set forth in SECTION 2.2 hereof.

    "Web Transaction Agreements" shall have the meaning ascribed to such term in
SECTION 2.4 hereof.

    "WorldPages" shall have the meaning ascribed to such term in Recital E hereto.

    "Year 2000 Compliant" shall have the meaning ascribed to such term in
SECTION 2.27 hereof.

                         [SIGNATURES ON FOLLOWING PAGE]

   [Signature pages to the Amended and Restated Web YP Acquisition Agreement]

    IN WITNESS WHEREOF, Parent, the Acquisition Subsidiary, Web and the Web Shareholders have caused this Restated Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

                                                       ADVANCED COMMUNICATIONS GROUP, INC.

                                                       By:  /s/ MICHAEL PRUSS
                                                            -----------------------------------------
                                                            Name: Michael Pruss
                                                            Title: Chief Financial Officer and
                                                            Secretary

                                                       ACG ACQUISITION VI CORP.

                                                       By:  /s/ MICHAEL PRUSS
                                                            -----------------------------------------
                                                            Name: Michael Pruss
                                                            Title: Secretary

                                                       WEB YP, INC.

                                                       By:  /s/ RICHARD L. REID
                                                            -----------------------------------------
                                                            Title: CEO

                                                            /s/ RICHARD O'NEAL
                                                            -----------------------------------------
                                                            RICHARD O'NEAL

                                                            /s/ RICHARD L. REID
                                                            -----------------------------------------
                                                            RICHARD L. REID

                                    ANNEX C

ARTICLE I--TERMS OF THE MERGER.....................................      C-2
   1.1    THE MERGER..................................................   C-2
   1.2    EFFECTIVE TIME..............................................   C-2
   1.3    MERGER CONSIDERATION........................................   C-3
   1.4    STOCKHOLDERS' RIGHTS UPON MERGER............................   C-3
   1.5    SURRENDER AND EXCHANGE OF SHARES............................   C-3
   1.6    DIRECTORS...................................................   C-4
   1.7    BYLAWS......................................................   C-4
   1.8    OTHER EFFECTS OF MERGER.....................................   C-4
   1.9    TAX-FREE REORGANIZATION.....................................   C-4
   1.10   CONVERTIBLE NOTE............................................   C-4
   1.11   ADDITIONAL ACTIONS..........................................   C-5
ARTICLE II--REPRESENTATIONS AND WARRANTIES OF BIG STUFF AND THE BIG
  STUFF SHAREHOLDERS...............................................      C-5
   2.1    ORGANIZATION AND GOOD STANDING..............................   C-5
   2.2    CAPITALIZATION..............................................   C-5
   2.3    SUBSIDIARIES................................................   C-5
   2.4    AUTHORIZATION; BINDING AGREEMENT............................   C-5
   2.5    GOVERNMENTAL APPROVALS......................................   C-6
   2.6    NO VIOLATIONS...............................................   C-6
   2.7    LITIGATION..................................................   C-6
   2.8    BIG STUFF FINANCIAL STATEMENTS..............................   C-7
   2.9    ABSENCE OF CERTAIN CHANGES OR EVENTS........................   C-7
   2.10   COMPLIANCE WITH LAWS........................................   C-7
   2.11   PERMITS.....................................................   C-8
   2.12   FINDERS AND INVESTMENT BANKERS..............................   C-8
   2.13   CONTRACTS...................................................   C-8
   2.14   EMPLOYEE BENEFIT PLANS......................................   C-8
   2.15   TAXES AND RETURNS...........................................   C-9
   2.16   LIABILITIES.................................................  C-10
   2.17   ENVIRONMENTAL MATTERS.......................................  C-10
   2.18   INTELLECTUAL PROPERTY; FICTITIOUS NAMES.....................  C-11
   2.19   REAL ESTATE.................................................  C-11
   2.20   CORPORATE RECORDS...........................................  C-11
   2.21   TITLE TO AND CONDITION OF PERSONAL PROPERTY.................  C-11
   2.22   NO ADVERSE ACTIONS..........................................  C-11
   2.23   LABOR MATTERS...............................................  C-12
   2.24   INSURANCE...................................................  C-12
   2.25   DISCLOSURE..................................................  C-12
   2.26   TAX.........................................................  C-12
   2.27   YEAR 2000 COMPLIANCE........................................  C-12
ARTICLE III--REPRESENTATIONS AND WARRANTIES OF PARENT..............     C-13
   3.1    ORGANIZATION AND GOOD STANDING..............................  C-13
   3.2    CAPITALIZATION..............................................  C-13
   3.3.   SUBSIDIARIES................................................  C-13
   3.4    AUTHORIZATION; BINDING AGREEMENT............................  C-14
   3.5    GOVERNMENTAL APPROVALS......................................  C-14
   3.6    NO VIOLATIONS...............................................  C-14
   3.7    SECURITIES FILINGS AND LITIGATION...........................  C-15
   3.8    PARENT FINANCIAL STATEMENTS.................................  C-15
   3.9    ABSENCE OF CERTAIN CHANGES OR EVENTS........................  C-16
   3.10   COMPLIANCE WITH LAWS........................................  C-16

   3.11   PERMITS.....................................................  C-16
   3.12   FINDERS AND INVESTMENT BANKERS..............................  C-16
   3.13   CONTRACTS...................................................  C-16
   3.14   CORPORATE RECORDS...........................................  C-16
   3.15   TAX.........................................................  C-16
   3.16   DISCLOSURE..................................................  C-16
    ARTICLE IV--ADDITIONAL COVENANTS OF BIG STUFF AND THE BIG STUFF
  SHAREHOLDERS.....................................................     C-17
   4.1    NOTIFICATION OF CERTAIN MATTERS.............................  C-17
   4.2    ACCESS AND INFORMATION......................................  C-17
   4.3    BIG STUFF SHAREHOLDER APPROVAL..............................  C-17
   4.4    REASONABLE BEST EFFORTS.....................................  C-18
   4.5    COMPLIANCE..................................................  C-18
   4.6    BENEFIT PLANS...............................................  C-18
   4.7    TAX OPINION CERTIFICATION...................................  C-18
   4.8    AFFILIATE AGREEMENTS........................................  C-18
   4.9    TRANSFER RESTRICTIONS.......................................  C-18
ARTICLE V--ADDITIONAL COVENANTS OF PARENT..........................     C-19
   5.1    CONDUCT OF BUSINESS OF PARENT AND THE ACTIVE PARENT
            SUBSIDIARIES..............................................  C-19
   5.2    NOTIFICATION OF CERTAIN MATTERS.............................  C-19
   5.3    ACCESS AND INFORMATION......................................  C-20
   5.4    COMPLIANCE..................................................  C-20
   5.5    SEC AND SHAREHOLDER FILINGS.................................  C-20
   5.6    TAX TREATMENT...............................................  C-20
   5.7    EMPLOYMENT AND EMPLOYEE BENEFIT PLANS.......................  C-20
   5.9    EXPENSES....................................................
   5.10   PARENT SHAREHOLDER APPROVAL.................................  C-21
ARTICLE VI--ADDITIONAL COVENANTS OF THE PARENT, BIG STUFF AND THE BIG
  STUFF SHAREHOLDERS...............................................     C-21
   6.1    REGISTRATION OF SECURITIES..................................  C-21
   6.2    EMPLOYMENT AGREEMENTS.......................................  C-22
   6.3    CONSENTS....................................................  C-22
   6.4    LEGAL REQUIREMENTS..........................................  C-22
   6.5    PUBLIC ANNOUNCEMENTS........................................  C-22
   6.6    CONDUCT OF BUSINESS PRIOR TO CLOSING DATE...................  C-22
   6.7    NO SOLICITATION OF ACQUISITION PROPOSAL.....................  C-26
   6.8    RESIGNATIONS................................................  C-26
   6.9    CONFIDENTIALITY.............................................  C-26
   6.10   OPTIONS; STOCK ISSUANCES....................................  C-27
ARTICLE VII--CONDITIONS TO CLOSING.................................     C-28
   7.1    CONDITIONS TO OBLIGATIONS OF EACH PARTY TO CLOSING..........  C-28
   7.2    ADDITIONAL CONDITIONS TO OBLIGATIONS OF BIG STUFF
            SHAREHOLDERS AND BIG STUFF................................  C-29
   7.3    ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT..........  C-30
ARTICLE VIII--TERMINATION AND ABANDONMENT..........................     C-31
   8.1    TERMINATION.................................................  C-31
   8.2    PROCEDURE UPON TERMINATION..................................  C-32

            ARTICLE IX--SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
  INDEMNIFICATION..................................................     C-32
   9.1    INDEMNIFICATION BY THE BIG STUFF SHAREHOLDERS...............  C-32
   9.2    METHOD OF ASSERTING CLAIMS..................................  C-33
   9.3    THIRD PARTY CLAIMS..........................................  C-33
   9.4    SURVIVAL....................................................  C-35
   9.5    LIMITATIONS.................................................  C-35
   9.6    THE REPRESENTATIVE..........................................  C-35
   9.7    INDEMNIFICATION BY THE PARENT...............................  C-36
ARTICLE X--MUTUAL RELAEASE.........................................     C-37
  10.1    MUTUAL RELEASE OF ALL CLAIMS................................  C-37
  10.2    COVENANT NOT TO SUE.........................................  C-37
  10.3    NO ADMISSION OF LIABILITY...................................  C-38
ARTICLE XI--AMENDMENT AND WAIVER...................................     C-38
  11.1    AMENDMENT OF THIS RESTATED AGREEMENT........................  C-38
  11.2    EXTENSION; WAIVER...........................................  C-38
ARTICLE XII--GENERAL PROVISIONS....................................     C-38
  12.1    NOTICES.....................................................  C-38
  12.2    INTERPRETATION..............................................  C-39
  12.3    COUNTERPARTS................................................  C-39
  12.4    ENTIRE AGREEMENT; ASSIGNMENT................................  C-39
  12.5    SEVERABILITY................................................  C-39
  12.6    OTHER REMEDIES..............................................  C-39
  12.7    GOVERNING LAW...............................................  C-40
  12.8    RULES OF CONSTRUCTION.......................................  C-40
ARTICLE XIII--DEFINITIONS..........................................     C-40
  13.1    DEFINITIONS.................................................  C-40

                              AMENDED AND RESTATED
                              BIG STUFF AGREEMENT

    This AMENDED AND RESTATED BIG STUFF ACQUISITION AGREEMENT (the "RESTATED AGREEMENT") is made and entered into as of this 26th day of October, 1999, by and among Advanced Communications Group, Inc., a Delaware corporation ("PARENT") and ACG Acquisition VII Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("ACQUISITION SUBSIDIARY"), on the one hand and Big
Stuff, Inc., a Texas corporation ("BIG STUFF"), Richard O'Neal, a resident of the State of Texas ("O'NEAL"), and Richard L. Reid, a resident of the State of Texas ("REID") (O'Neal and Reid are together referred to herein as the "BIG STUFF SHAREHOLDERS"), on the other.

                                    RECITALS

    A. Parent desires to acquire, and Big Stuff and the Big Stuff Shareholders desire Parent to acquire, all of the outstanding common stock of Big Stuff, on the terms and subject to the conditions set forth in this Restated Agreement.

    B. In furtherance of such acquisition, the respective Boards of Directors of Parent, Acquisition Subsidiary and Big Stuff have approved the merger (the "MERGER") of Acquisition Subsidiary with and into Big Stuff in accordance with the Corporation Laws, all on the terms and conditions set forth in this Restated Agreement.

    C. The Boards of Directors of each of Big Stuff, Acquisition Subsidiary and Parent believe it is in the best interests of each company and their respective stockholders and the Board of Directors of Parent has directed or will direct that the Restated Agreement be submitted to the shareholders of Parent with the recommendation that the Restated Agreement, including, but not limited to, the issuance of shares of Parent Common Stock pursuant to this Restated Agreement, be approved by the Parent's stockholders and the Boards of Directors of Big Stuff and Acquisition Subsidiary have directed or will direct that the Merger be submitted to their respective shareholders in accordance with the Corporation Laws.

    D. The Big Stuff Shareholders own all outstanding shares of Big Stuff Common Stock, believe that the Merger and the transactions contemplated by this Restated Agreement are in their best interests and desire to enter into this Restated Agreement.

    E. The parties intend that the Closing will occur prior to or concurrently with, among other actions: (i) the closing of the acquisition by Parent or a direct or indirect subsidiary of Parent of all of the outstanding capital stock of YPtel Corporation, a corporation incorporated under the laws of Canada (the "COMPANY") pursuant to that certain Amended and Restated YPtel Acquisition Agreement, a form of which has been provided by Parent to Big Stuff (the "RESTATED COMPANY AGREEMENT"), dated as of October 26, 1999, among the Parent, the Company, the shareholders of the Company (the "COMPANY SHAREHOLDERS"), Jeffrey L. Rosenthal, Stephen D. Lister, Edward Truant, Douglas G. McIntyre, The J.L.R. Family Trust, The Paisley Family Trust, Imperial Capital Limited, a corporation organized under the laws of the Province of Ontario ("ICL"), Cold Trust, Global Investment Trust, Freezer Trust, Storage Trust, Directory Trust and Publisher Trust; (ii) the closing of the acquisition by Parent or a subsidiary of Parent of all of the outstanding capital stock of Web YP, Inc. ("WEB") (Big Stuff and Web are sometimes collectively referred to as "WORLDPAGES") whether by merger, exchange or otherwise; (iii) the redemption of the promissory notes (collectively, the "GREAT WESTERN NOTES") in the aggregate original principal amount of Fifteen Million Dollars ($15,000,000.00) (plus accrued but unpaid interest at the time of redemption) owed by Parent to O'Neal and certain other former shareholders of Great Western Directories, Inc. (collectively, the "GREAT WESTERN SHAREHOLDERS") by the issuance of Parent Common Stock to the Great Western Shareholders; and (iv) the satisfaction of the other conditions to closing set forth in this Restated Agreement, the Restated Company Agreement and the Restated Web YP Agreement.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                         ARTICLE I--TERMS OF THE MERGER

    1.1 THE MERGER. Upon the terms and subject to the conditions of this Restated Agreement, the Merger shall be consummated in accordance with the Texas Business Corporation Act (the "TEXAS CORPORATION ACT") and the General Corporation Law of the State of Delaware (together with the Texas Corporation Act, the "CORPORATION LAWS"). At the Effective Time, upon the terms and subject to the conditions of this Restated Agreement, Acquisition Subsidiary shall be merged with and into Big Stuff in accordance with the Corporation Laws and the separate existence of Acquisition Subsidiary shall thereupon cease, and Big Stuff, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall continue its corporate existence under the laws of the State of Texas as a subsidiary of Parent and under the corporate name "Big Stuff YP, Inc." The Certificate of Incorporation of Big Stuff shall be the certificate of incorporation of the Surviving Corporation. The parties shall prepare and execute a certificate of merger in a form to be agreed to by the parties hereto, acting reasonably (the "CERTIFICATE OF MERGER"), in order to comply in all respects with the requirements of the Corporation Laws and with the provisions of this Restated Agreement.

    1.2  EFFECTIVE TIME.

        (a) EFFECTIVE TIME OF THIS RESTATED AGREEMENT. Despite its execution, no term, provision, right or obligation under or pursuant to this Restated Agreement shall be effective, unless and until the later of (i) the execution of this Restated Agreement; and (ii) receipt by Parent's Board of Directors from its financial advisors, PaineWebber Incorporated or such other investment banking firm selected by Parent's Board of Directors, of a written opinion addressed to it for inclusion in the Proxy Statement to the effect that the consideration to be paid, in the aggregate, by the Parent in the transactions contemplated by this Restated Agreement, the Restated Company Agreement, the Restated Web Agreement, including the lending by Richard O'Neal and Richard Reid to Big Stuff and/or Web of up to an aggregate of Six Million Dollars ($6,000,000) and the agreement relating to the redemption of the Great Western Notes, is fair to Parent from a financial point of view. The parties to this Restated Agreement are parties to that certain Big Stuff Acquisition Agreement dated as of June 3, 1999 (the "JUNE 3 BIG STUFF AGREEMENT"). Unless and until the later of the events described in clauses (i) and (ii) hereof occurs, the June 3 Big Stuff YP Agreement shall remain in full force and effect, subject to termination of such agreement in accordance with its terms. Immediately upon the execution of this Restated Agreement, as described in clause (i) above, and the receipt by Parent's Board from its financial advisors of a written opinion, as described in clause (ii) above, this Restated Agreement shall become effective and the June 3 Big Stuff YP Agreement shall terminate and none of the parties thereto shall have any obligations thereunder.

        (b) EFFECTIVE TIME OF THE MERGER. The Merger shall become effective as of the time of the filing of the Certificate of Merger with the Secretary of State of the State of Texas and the Secretary of State of the State of Delaware in accordance with the applicable provisions of the Corporation Laws or at such later time as may be specified in the Certificate of Merger. The Certificate of Merger shall be filed, and the closing of the Merger (the "CLOSING") shall occur three (3) business days after all of the conditions set forth in this Restated Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same; PROVIDED, HOWEVER, that if such conditions are not satisfied or waived by January 31, 2000, the Closing shall be automatically postponed for seven (7) days and will continue to be postponed for continuous seven (7) day periods until February 28, 2000, unless another time is agreed to by Parent and Big Stuff. If such conditions are not satisfied or waived by February 28, 2000, the Closing shall be automatically postponed until March 1, 1999, unless another time is agreed to in writing by Parent and Big Stuff. The Closing shall occur at the offices of Blackwell Sanders Peper Martin LLP, 720 Olive Street,
    Suite 2400, St. Louis, Missouri 63101, unless another place is agreed to in writing by Parent and Big Stuff. The time when the Merger shall become effective is herein referred to as the "EFFECTIVE TIME" and the date on which the Effective Time occurs is herein referred to as the "CLOSING DATE."

    1.3 MERGER CONSIDERATION. Subject to the provisions of this Restated Agreement and any applicable backup or other withholding requirements, each of the issued and outstanding shares ("BIG STUFF SHARES") of common stock, no par value per share, of Big Stuff ("BIG STUFF COMMON STOCK") as of the Effective Time shall be converted into the right to receive, and there shall be paid and issued as hereinafter provided, in exchange for the Big Stuff Shares, 415.584 shares (the "EXCHANGE RATIO") of Parent Common Stock, par value $.0001 per share ("PARENT COMMON STOCK"), plus cash in lieu of any fractional share as hereinafter provided (the "MERGER CONSIDERATION").

    No fractional shares of Parent Common Stock shall be issued pursuant to the Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights as a shareholder of Parent. In lieu thereof, any Person who would otherwise be entitled to a fractional share of Parent Common Stock pursuant to the provisions hereof shall receive an amount in cash equal to the value of such fractional share. The value of such fractional share for purposes hereof shall be the product of such fraction multiplied by Five and 50/100 Dollars ($5.50).

    Each share of Big Stuff Common Stock held in the treasury of Big Stuff or by a wholly-owned subsidiary of Big Stuff shall be cancelled as of the Effective Time and no Merger Consideration shall be payable with respect thereto. From and after the Effective Time, there shall be no further transfers on the stock transfer books of Big Stuff of any of the Big Stuff Shares outstanding prior to the Effective Time.

    Subject to the provisions of this Restated Agreement, at the Effective Time, all the shares of Acquisition Subsidiary common stock outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one share of the common stock of the Surviving Corporation (the "SURVIVING CORPORATION COMMON STOCK"), which one share of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation.

    1.4 STOCKHOLDERS' RIGHTS UPON MERGER. Upon consummation of the Merger, the Certificates shall cease to represent any rights with respect thereto, and, subject to applicable Law (as hereinafter defined) and this Restated Agreement, the Certificates shall only represent the right to receive the Merger Consideration including the amount of cash, if any, payable in lieu of fractional shares of Parent Common Stock into which the Big Stuff Shares have been converted pursuant to this Restated Agreement.

    1.5 SURRENDER AND EXCHANGE OF SHARES. At the Effective Time, each holder of a Big Stuff Share shall surrender and deliver the Certificates and transmittal letter (the "LETTER OF TRANSMITTAL") to Continental Stock Transfer and Trust Company. Upon such surrender and delivery, the holder shall receive a certificate representing the number of whole shares of Parent Common Stock into which such holder's Big Stuff Shares have been converted pursuant to this Restated Agreement plus the amount of cash payable in lieu of any fractional share. Until so surrendered and exchanged, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence the right to receive that number of whole shares of Parent Common Stock into which the Big Stuff Shares have been converted pursuant to this Restated Agreement, plus the amount of cash payable in lieu of any fractional share; PROVIDED, HOWEVER, that no dividends or other distributions, if any, in respect of the shares of Parent Common Stock, declared after the Effective Time and payable to holders of record after the Effective Time, shall be paid to the holders of any unsurrendered Certificates until such

Certificates and Letters of Transmittal are surrendered and delivered as provided herein. Subject to applicable Law, after the surrender and exchange of the Certificates, the record holders thereof will be entitled to receive any such dividends or other distributions without interest thereon, which theretofore have become payable with respect to the number of shares of Parent Common Stock for which such Certificates were exchangeable. Holders of any unsurrendered Certificates shall not be entitled to vote Parent Common Stock until such Certificates are exchanged pursuant to this Restated Agreement.

    1.6 DIRECTORS. Immediately following the Closing Date, the Board of Directors of the Parent shall be restructured to be composed of eight
(8) members as follows: (i) one director chosen by Parent and one director chosen by ICL to serve three (3) year terms; (ii) one director chosen by Parent and one director chosen by ICL and one director to be agreed to by Parent, ICL and WorldPages to serve two (2) year terms; and (iii) one director chosen by Parent and one director chosen by ICL and one director to be agreed to by Parent, ICL and WorldPages to serve one (1) year terms. Parent currently intends to nominate Richard O'Neal and two (2) individuals to be named at or prior to Closing. The directors to be nominated by ICL are currently anticipated to be Wilmot Matthews, George Anderson and Robert Flynn. In addition, for a period of one (1) year following the Closing Date, each of Parent and ICL may designate one party to attend any and all Board of Directors meetings, as non-voting, non-participating observers only (the "OBSERVERS"). Parent shall reimburse the Observers for those expenses incurred in connection with attending Board of Directors meetings, including travel expenses, in the same manner and to the same extent that Parent reimburses its directors for such expenses. The parties hereto expressly acknowledge and agree that this SECTION 1.6 is not intended to, and does not, except with regard to the initial Board of Directors of Parent referenced in this SECTION 1.6, impose any requirement that the Board of Directors of Parent be comprised of the individuals listed in this SECTION 1.6 or that any Person has a right to designate a certain individual or a certain number of individuals as nominees to the Board of Directors of Parent.

    1.7 BYLAWS. At and after the Effective Time, the Bylaws of Acquisition Subsidiary in effect at the Effective Time shall be the Bylaws of the Surviving Corporation (subject to any subsequent amendment).

    1.8 OTHER EFFECTS OF MERGER. The Merger shall have all further effects as specified in the applicable provisions of the Corporation Laws.

    1.9 TAX-FREE REORGANIZATION. The parties intend that the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Code. The parties hereto hereby adopt this Restated Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368(a) of the Treasury regulations.

    1.10 CONVERTIBLE NOTE. At any time between the date hereof and Closing, O'Neal and Reid may continue to lend up to Six Million Dollars ($6,000,000) to Big Stuff or Web pursuant to a "CONVERTIBLE NOTE", described below. The Convertible Note includes amounts lent by O'Neal and Reid to Big Stuff or Web since January 1, 1999. The Convertible Note will provide additional working capital required by Big Stuff or Web (i) to consummate the contemplated contractual arrangements with Excite and to fulfill its obligations thereunder,
(ii) to pay for extraordinary capital expenditures approved in advance by a disinterested majority of the Board of Directors of the Parent, including consummation of contractual arrangements with other entities similar to those with Excite, or (iii) for working capital purposes, including for ordinary capital expenditures. The conversion feature of the Convertible Note shall provide that the principal amount of the Convertible Note, but not the accrued but unpaid interest, shall be automatically converted into Parent common stock at Closing at a conversion price of $5.50 per share. If the acquisition of WorldPages contemplated by this Restated Agreement and the Restated Web Agreement shall not be consummated, the conversion feature shall not be operable, and Parent shall have no obligations under the Convertible Note. The parties agree that notwithstanding anything herein or in the Restated Web Agreement to the contrary, there shall be no "doubling" of the amount which may be lent by O'Neal and Reid to Big Stuff or Web and that an aggregate maximum amount of $6,000,000 may be lent by O'Neal and Reid to Big Stuff and Web, collectively.

    1.11 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm or record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Subsidiary or Big Stuff or otherwise to carry out this Restated Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Subsidiary or Big Stuff, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Subsidiary or Big Stuff, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Restated Agreement.

                 ARTICLE II--REPRESENTATIONS AND WARRANTIES OF
                    BIG STUFF AND THE BIG STUFF SHAREHOLDERS

    Big Stuff, on behalf of itself and the Big Stuff Shareholders, jointly and severally represent and warrant to and covenant with Parent as follows:

    2.1 ORGANIZATION AND GOOD STANDING. Big Stuff is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Big Stuff is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Big Stuff Material Adverse Effect. SCHEDULE 2.1 sets forth a complete and accurate list of the jurisdictions of incorporation or organization and qualification or license of Big Stuff. Big Stuff has heretofore delivered to Parent accurate and complete copies of the Certificates or Articles of Incorporation and Bylaws, or equivalent governing instruments, as currently in effect, of Big Stuff.

    2.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of Big Stuff (the "BIG STUFF STOCK") consists of 10,000 shares of common stock. As of the date hereof, (a) 3,500 shares of Big Stuff Stock were issued and outstanding, and (b) no options or warrants to purchase any shares of Big Stuff capital stock were issued or outstanding. No other capital stock of Big Stuff is issued or outstanding. All issued and outstanding shares of the Big Stuff Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable corporate and securities Laws. Except as set forth on SCHEDULE 2.2, as of the date of this Restated Agreement there are no outstanding rights, reservations of shares, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the capital stock or any other security of Big Stuff, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of Big Stuff or the ownership thereof other than those, if any, described on SCHEDULE 2.2 or those imposed generally by the Securities Act, the Securities Exchange Act, applicable state or foreign securities Laws or applicable corporate Law.

    2.3 SUBSIDIARIES. Big Stuff does not and will not, from the date of this Restated Agreement until the Closing Date, hold, directly or indirectly, any capital stock or other interest in any Person.

    2.4 AUTHORIZATION; BINDING AGREEMENT. Big Stuff and the Big Stuff Shareholders have all requisite power and authority to execute and deliver this Restated Agreement and the Big Stuff Transaction

Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Restated Agreement and the other agreements and documents referred to herein and to be executed in connection herewith to which Big Stuff or any Big Stuff Shareholder is or will be a party or a signatory (the "BIG STUFF TRANSACTION AGREEMENTS") and the consummation of the transactions contemplated hereby and thereby including, but not limited to the Merger, have been or will be duly and validly authorized by Big Stuff's Board of Directors and no other corporate or other proceedings on the part of Big Stuff or any Big Stuff Shareholder are necessary to authorize the execution and delivery of this Restated Agreement and the Big Stuff Transaction Agreements or to consummate the transactions contemplated hereby or thereby (other than the adoption of this Restated Agreement by the Big Stuff Shareholders in accordance with the Texas Corporation Act and the Articles of Incorporation and Bylaws of Big Stuff). This Restated Agreement has been duly and validly executed and delivered by Big Stuff and the Big Stuff Shareholders and constitutes, and upon execution and delivery thereof as contemplated by this Restated Agreement, the Big Stuff Transaction Agreements will constitute, the legal, valid and binding obligations of Big Stuff and the Big Stuff Shareholders, enforceable against Big Stuff and the Big Stuff Shareholders in accordance with its and their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies (collectively, the "ENFORCEABILITY EXCEPTIONS").

    2.5 GOVERNMENTAL APPROVALS. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("CONSENT") any Governmental Authority on the part of Big Stuff or any of the Big Stuff Shareholders is required in connection with the execution or delivery by Big Stuff or the Big Stuff Shareholders of this Restated Agreement and the Big Stuff Transaction Agreements or the consummation by Big Stuff or the Big Stuff Shareholders of the transactions contemplated hereby or thereby other than (i) the filing of the Certificate of Merger with the Secretary of State of the States of Texas and Delaware; (ii) filings with the SEC and state securities laws administrators,
(iii) Consents from or with Governmental Authorities set forth on SCHEDULE 2.5,
(iv) filings under the HSR Act, and (v) those Consents that, if they were not obtained or made, do not or would not have a Big Stuff Material Adverse Effect.

    2.6 NO VIOLATIONS. The execution and delivery of this Restated Agreement and the Big Stuff Transaction Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Big Stuff and the Big Stuff Shareholders with any of the provisions hereof or thereof will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or Bylaws or other governing instruments of Big Stuff,
(ii) except as set forth on SCHEDULE 2.6, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any Big Stuff Material Contract or other obligation to which Big Stuff or any Big Stuff Shareholder is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Big Stuff or (iv) subject to obtaining the Consents from Governmental Authorities referred to in SECTION 2.5 above, contravene any Law currently in effect to which Big Stuff or any Big Stuff Shareholder or its or any of its respective assets or properties are subject, except in the case of clauses (ii),
(iii) and (iv) above, for any deviations from the foregoing which do not or would not have a Big Stuff Material Adverse Effect.

    2.7 LITIGATION. Except as set forth in SCHEDULE 2.7, there is no action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator, mediator or other Governmental Authority ("LITIGATION") pending or, to the knowledge of the Big Stuff

Shareholders or Big Stuff, threatened against Big Stuff or any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan of Big Stuff, or otherwise relating, in a manner that could have a Big Stuff Material Adverse Effect, to Big Stuff or the securities of Big Stuff, or any properties or rights of Big Stuff or that could prevent or delay the consummation of the transactions contemplated by this Restated Agreement.

    2.8 BIG STUFF FINANCIAL STATEMENTS. The unaudited interim financial statements of Big Stuff as of and for the fiscal year ended December 31, 1998, and as of and for the six months ended June 30, 1999 (the "BIG STUFF FINANCIAL STATEMENTS") have been provided to Parent. The Big Stuff Financial Statements were prepared in accordance with generally accepted accounting principles applicable to the business of Big Stuff consistently applied in accordance with past accounting practices and fairly present (including, but not limited to, the inclusion of all adjustments with respect to interim periods which are necessary to present fairly the financial condition and assets and liabilities or the results of operations of Big Stuff except as may be indicated therein or in the notes thereto, subject to normal year-end adjustment in the ordinary course with respect to certain items immaterial in amount or effect and the exclusion of footnote disclosure in interim Big Stuff Financial Statements) the financial condition and assets and liabilities or the results of operations of Big Stuff as of the dates and for the periods indicated. Except as reflected in the Big Stuff Financial Statements, as of their respective dates, Big Stuff did not have any debts, obligations, guaranties of obligations of others or liabilities (contingent or otherwise) that would be required in accordance with generally accepted accounting principles to be disclosed in the Big Stuff Financial Statements.

    2.9  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
SCHEDULE 2.9, since June 30, 1999, through the date of this Restated Agreement, there has not been: (i) any Event that could reasonably be expected to have a Big Stuff Material Adverse Effect; (ii) any declaration, payment or setting aside for payment of any dividend (except to the Big Stuff Shareholders, but only if the entire amount of such dividend is paid to Web as a capital contribution) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of Big Stuff;
(iii) any return of any capital or other distribution of assets to stockholders of Big Stuff (except to Big Stuff or a subsidiary wholly owned by Big Stuff);
(iv) other than in the ordinary course of business any investment of a capital nature by Big Stuff by the purchase of any property or assets except to the extent such investment is in the ordinary course of business and is individually or in the aggregate, not in excess of $75,000; (v) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any Person or business; (vi) any sale, disposition, pledge, mortgage or other transfer of assets or properties of Big Stuff other than in the ordinary course of business consistent with past practice; (vii) any action or agreement or undertaking by Big Stuff to take any action that, if taken or done on or after the date hereof, would result in a breach of SECTION 6.6 below; (viii) any employment, severance or consulting agreement entered into by Big Stuff with any stockholder, officer, director, agent, employee or consultant of Big Stuff or any amendment or modification to, or termination of, any current employment, severance or consulting agreement to which Big Stuff is a party or by which it is bound;
(ix) any forgiveness, cancellation, compromise, settlement, waiver or release of any debts, claims, rights or Litigation, in each case in excess, individually or in the aggregate, of $25,000; (x) any agreement, authorization or commitment to take, whether in writing or otherwise, any action which, if taken prior to the date hereof, would have made any representation or warranty of Big Stuff in this Restated Agreement untrue or incorrect in any material respect; (xi) any failure by Big Stuff to conduct its business in the ordinary course consistent with past practice, it being understood, however, that Big Stuff has accelerated and intensified its business activities since March 31, 1999.

    2.10 COMPLIANCE WITH LAWS. The business of Big Stuff has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which do not and would not have a Big Stuff Material Adverse Effect.

    2.11 PERMITS. (i) Big Stuff has all permits, certificates, licenses, approvals, and other authorizations required in connection with the operation of its business (collectively, "BIG STUFF PERMITS"), (ii) Big Stuff is not in violation of any Big Stuff Permit, and (iii) no proceedings are pending or, to the knowledge of Big Stuff, threatened, to revoke or limit any Big Stuff Permit, except, in the case of clause (i) or (ii) above, those the absence or violation of which do not and would not have a Big Stuff Material Adverse Effect.

    2.12 FINDERS AND INVESTMENT BANKERS. Neither Big Stuff nor any of its officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

    2.13 CONTRACTS. Except as set forth in SCHEDULE 2.13, Big Stuff is not a party or subject to any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal ("BIG STUFF MATERIAL CONTRACT"). For purposes of this SECTION 2.13, a note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal shall be considered a Big Stuff Material Contract
(a) if it is with an affiliate of Big Stuff, (b) if the financial obligation of Big Stuff thereunder or, if applicable, to the assets or properties of Big Stuff could exceed $25,000 after the Closing Date, or (c) if it provides for any exclusivity or non-competition restrictions applicable to Big Stuff. Big Stuff has made available to Parent true and accurate copies of the Big Stuff Material Contracts. All such Big Stuff Material Contracts are valid and binding and are in full force and effect and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. Any and all transactions between or involving Big Stuff and an affiliate thereof were entered into in the ordinary course of business and are upon fair and reasonable terms not materially less favorable than Big Stuff could obtain or become entitled to in an arm's-length transaction with a Person that is not an affiliate. Except as set forth in SCHEDULE 2.5 (i) no Consent of any Person is needed in order that each such Big Stuff Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Restated Agreement, and (ii) Big Stuff is not in material violation or breach of or default under any such Big Stuff Material Contract, nor to Big Stuff's knowledge is any other party to any such Big Stuff Material Contract in material violation or breach of or default under any such Big Stuff Material Contract.

    2.14 EMPLOYEE BENEFIT PLANS. Except as set forth in SCHEDULE 2.14, there are no Benefit Plans (as defined below) maintained or contributed to by Big Stuff under which Big Stuff could incur any liability. A "BENEFIT PLAN" shall mean (i) an employee benefit plan as defined in Section 3(3) of the ERISA, even if, because of some other provision of ERISA, such plan is not subject to any or all of ERISA's provisions, and (ii) whether or not described in the preceding clause, (a) any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan, or any other compensation, welfare, insurance, medical, hospitalization, fringe benefit or retirement plan, program, policy, course of conduct, understanding or arrangement of any kind whatsoever, whether formal or informal, oral or written, providing for benefits for or the welfare of any or all of the current or former employees or agents of Big Stuff or their beneficiaries or dependents, (b) a multi-employer plan as defined in Section 3(37) of ERISA (a "MULTI-EMPLOYER PLAN") or in any other applicable Law, or (c) a multiple employer plan as defined in Section 413 of the Code or in any other applicable Law.

    With respect to each Benefit Plan (where applicable): Big Stuff has made available to Parent complete and accurate copies of (i) all plan and trust texts and agreements, insurance contracts and other funding arrangements; (ii) annual reports on the Form 5500 series for the last three (3) years; (iii) financial statements and/or annual and periodic accountings of plan assets for the last three (3) years; (iv) the most recent determination letter received from the IRS; (v) actuarial valuations for the last three (3) years; and (vi) the most recent summary plan description as defined in ERISA.

    No Big Stuff Benefit Plan is a defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code. Each of the Big Stuff Benefit Plans has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not result in a Big Stuff Material Adverse Effect or a Surviving Corporation Material Adverse Effect. Big Stuff does not contribute to, and does not have any outstanding liability with respect to, any Multi-employer Plan.

    Except as set forth in SCHEDULE 2.14, the consummation of the Merger will not, either alone or in conjunction with another Event: (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting of benefits or increase the amount of compensation due to any individual.

    2.15  TAXES AND RETURNS.

        (a) Except as disclosed in SCHEDULE 2.15, Big Stuff has timely filed, or caused to be timely filed, all federal, state, local and foreign income, gross receipts, sales, use, property, production, payroll, franchise, withholding, employment, social security, license, excise, transfer, gains, and other tax returns or reports required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all taxes and governmental charges, assessments and contributions of any nature whatsoever including, but not limited to, any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "TAX"), required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Big Stuff Financial Statements have been established or which are being contested in good faith and have been disclosed in writing to Parent prior to the date of this Restated Agreement. Except as set forth in SCHEDULE 2.15, there are no claims or assessments pending against Big Stuff for any alleged deficiency in any Tax, and Big Stuff does not know of any threatened Tax claims or assessments against Big Stuff (other than those for which adequate reserves in the Big Stuff Financial Statements have been established or which are being contested in good faith and have been disclosed in writing to Parent prior to the date of this Restated Agreement). Except as set forth in SCHEDULE 2.15, Big Stuff has not made an election under Section 338 of the Code and has not taken any action that would result in any Tax liability of Big Stuff as a result of a deemed election within the meaning of Section 338 of the Code. Except as set forth in SCHEDULE 2.15, Big Stuff does not have any waivers or extensions of any applicable statute of limitations to assess any Taxes. Except as set forth in SCHEDULE 2.15, there are no outstanding requests by Big Stuff for any extension of time within which to file any return or within which to pay any Taxes shown to be due on any return. Big Stuff (i) has elected to be treated as, and from the date of such election until the date hereof has met, and currently meets, the eligibility requirements for treatment as, an "S" corporation under the Code; and (ii) as of the date hereof, has no subsidiaries for Tax purposes.

        (b) A listing of all Tax sharing agreements or similar arrangements with respect to or involving Big Stuff is set forth in SCHEDULE 2.15.

        (c) Except as set forth in SCHEDULE 2.15, Big Stuff has not made or become obligated to make, or will, as a result of the transactions contemplated by this Restated Agreement, make or become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

        (d) Big Stuff has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax liability within the meaning of Section 6662(d) of the Code.

        (e) There are no liens for Taxes on the assets of Big Stuff except for statutory liens for current Taxes not yet due and payable.

        (f) All elections with respect to Taxes affecting Big Stuff are set forth in SCHEDULE 2.15 or, with respect to elections made on or before December 31, 1996, are reflected in the Tax returns of Big Stuff filed and provided to Parent prior to the date of this Restated Agreement. Big Stuff has not: (i) made and will not make a deemed dividend election under Treas. Reg.
    Section 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code; (ii) consented at any time under Section 341(f)(l) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of Big Stuff; (iii) agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iv) made an express election, and is not required, to treat any asset of Big Stuff as owned by another Person for federal income Tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code;
    (v) made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state, foreign or local income Tax provision.

        (g) Except as set forth in SCHEDULE 2.15, Big Stuff is not a partner or member in any joint venture, partnership, limited liability company or other arrangement or contract that is or could be treated as a partnership for federal income Tax purposes.

        (h) Except as set forth in SCHEDULE 2.15, Big Stuff is not a party to or otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss before the Closing Date and a corresponding recognition of taxable income or gain after the Closing Date, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain by Big Stuff after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

    2.16 LIABILITIES. From June 30, 1999, through the date of this Restated Agreement, except as expressly disclosed in SCHEDULE 2.16 or in the Big Stuff Financial Statements, Big Stuff does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by generally accepted accounting principles to be set forth in a financial statement, other than those incurred in the ordinary course of business or in an amount not in excess of $25,000 individually or $100,000 in the aggregate. Except as set forth on SCHEDULE 2.16 or in the Big Stuff Financial Statements, as of the date of this Restated Agreement, Big Stuff is not subject to any (i) obligations in respect of borrowed money,
(ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations which would be required by generally accepted accounting principles to be classified as "capital leases," (iv) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and payable not more than twelve (12) months from the date of incurrence, and (v) guaranties of any obligations of any other Person.

    2.17  ENVIRONMENTAL MATTERS.  As of the date of this Restated Agreement,
(i) except where the failure to so comply will not have a Big Stuff Material Adverse Effect, Big Stuff is in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of Big Stuff, threatened against Big Stuff or any of its properties pursuant to Environmental Laws, and (iii) except as set forth on SCHEDULE 2.17, there are no past or present Events which reasonably may be expected to prevent compliance with, or which have given rise to or which reasonably may be expected to give rise to liability on the part of Big Stuff under Environmental Laws, except for those which would not reasonably be expected to give rise to a Big Stuff Material Adverse Effect. As used herein the term "ENVIRONMENTAL LAWS" shall mean Laws relating to pollution, waste control, the generation, presence or disposal of asbestos, hazardous or toxic wastes or substances, the protection of the environment, environmental activity or public health and safety.

    2.18 INTELLECTUAL PROPERTY; FICTITIOUS NAMES. For purposes of this Restated Agreement, "INTELLECTUAL PROPERTY" shall mean all patents, trademarks, service marks, trade names, copyrights, franchises and similar rights of or used by Big Stuff, all applications for any of the foregoing and all permits, grants and licenses or other rights running to or from Big Stuff relating to any of the foregoing. Except as set forth on SCHEDULE 2.18, (i) Big Stuff owns, or is licensed to, or otherwise has, the full right to use all Intellectual Property currently used or proposed to be used in its business, (ii) Big Stuff has not received, as of the date of this Restated Agreement, notice of any charge or claim of any Person relating to such Intellectual Property or any process or confidential information of Big Stuff ("IP CLAIM NOTICE") and does not know of any basis for any such charge or claim, and Big Stuff has sufficient rights in the Intellectual Property to use it in the manner currently used or proposed to be used in its business, and (iii) Big Stuff and its corporate predecessors, if any, have not conducted business at any time during the period beginning five
(5) years prior to June 3, 1999 under any corporate, trade or fictitious names other than their current corporate names. Big Stuff shall promptly notify Parent of any IP Claim Notice received by Big Stuff after the date of this Restated Agreement.

    2.19  REAL ESTATE.

        (a) Big Stuff owns no real property.

        (b) SCHEDULE 2.19(b) sets forth a true, correct and complete schedule as of the date of this Restated Agreement of all material leases, subleases, easements, rights-of-way, licenses or other agreements under which Big Stuff uses or occupies, or has the right to use or occupy, now or in the future, any real property or improvements thereon (the "BIG STUFF REAL PROPERTY LEASES"). Except for the matters listed on said SCHEDULE 2.19(b), Big Stuff holds the leasehold estate under or other interest in each Big Stuff Real Property Lease free and clear of all liens, encumbrances and other rights of occupancy other than statutory landlords' or mechanics' liens which have not been executed upon.

    2.20 CORPORATE RECORDS. The corporate record books of or relating to Big Stuff made available to Parent by Big Stuff contain accurate and complete records of (i) all corporate actions of the stockholders and directors (and committees thereof) of Big Stuff, (ii) the Certificate and/or Articles of Incorporation, Bylaws and/or other governing instruments, as amended, of Big Stuff, and (iii) the issuance and transfer of stock of Big Stuff. Except as set forth on SCHEDULE 2.20, Big Stuff does not have any of its material records or information recorded, stored, maintained or held off the premises of Big Stuff.

    2.21 TITLE TO AND CONDITION OF PERSONAL PROPERTY. Big Stuff has good and marketable title to, or a valid leasehold interest in, all material items of any personal property reflected in the Big Stuff Financial Statements dated
June 30, 1999, or currently used in the operation of its business, and such property or leasehold interests are free and clear of all liens, claims, charges, security interests, options, or other title defects or encumbrances, except for property disposed of in the ordinary course since the date thereof consistent with the provisions of SECTION 2.9 above, and such exceptions to title and liens, claims, charges, security interests, options, title defects or encumbrances which do not and would not have a Big Stuff Material Adverse Effect. As of the date of this Restated Agreement, all such personal property is in good operating condition and repair (ordinary wear and tear excepted), is suitable for the use to which the same is customarily put by Big Stuff, is free from material defects and is of a quality and quantity presently usable in the ordinary course of the operation of the business of Big Stuff, except where such failure would not have a Big Stuff Material Adverse Effect.

    2.22 NO ADVERSE ACTIONS. Except as set forth on SCHEDULE 2.22, there is no existing, pending or, to the knowledge of Big Stuff, threatened termination, cancellation, limitation, modification or change in the business relationship of Big Stuff, with any supplier, customer or other Person except as are immaterial individually and in the aggregate and are in the ordinary course of business. None of Big Stuff, or, to the knowledge of Big Stuff or any Big Stuff Shareholder, any director, officer, agent, employee or other Person acting on behalf of Big Stuff or any Big Stuff Shareholder has used any corporate funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to governmental or regulatory officials or others.

    2.23 LABOR MATTERS. Except as may be set forth on SCHEDULE 2.13 or 2.23, Big Stuff does not have any obligations, contingent or otherwise, under any employment, severance or consulting agreement, collective bargaining agreement or other contract with a labor union or other labor or employee group. To the knowledge of Big Stuff or any Big Stuff Shareholder, as of the date of this Restated Agreement, there are no efforts presently being made or threatened by or on behalf of any labor union with respect to the unionizing of employees of Big Stuff. As of the date of this Restated Agreement, there is no claim by an employee, an employee group, a labor union or other labor group or a Governmental Authority against Big Stuff pending or, to the knowledge of Big Stuff or any Big Stuff Shareholder, threatened before the National Labor Relations Board or any other court or tribunal respecting employment and employment practices, terms and conditions of employment, termination of employment or the compliance with any legislation concerning labor matters, including, without limiting the generality of what precedes, labor relations, occupational health and safety, minimum labor standards, industrial accidents and occupational diseases; there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Big Stuff or any Big Stuff Shareholder, threatened against or involving Big Stuff; no representation question exists respecting the employees of Big Stuff; no grievance or internal or informal complaint exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted. As of the date of this Restated Agreement, there has not been any material adverse change in relations with employees or agents of Big Stuff as a result of any announcement of the transactions contemplated by this Restated Agreement. Big Stuff shall promptly notify Parent upon knowledge by Big Stuff or any Big Stuff Shareholder of the occurrence after the date hereof of any matter referenced in this SECTION 2.23.

    2.24 INSURANCE. Big Stuff has obtained and maintains in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, public liability insurance and insurance against claims for personal injury or death or property damage occurring in connection with the activities of Big Stuff or any properties owned, occupied or controlled by it, as is customary and prudent. Since January 1, 1997, Big Stuff has not received notice of default under, or intended cancellation or nonrenewal of, any policies of insurance, and Big Stuff has not been refused any insurance coverage by an insurance carrier to which it has applied for insurance.

    2.25 DISCLOSURE. All information and documents provided prior to the date of this Restated Agreement, and all information and documents subsequently provided, to Parent or its representatives or lenders by or on behalf of Big Stuff in connection with the transactions contemplated by this Restated Agreement are or contain, or will be or will contain as to subsequently provided information or documents, true, accurate and complete information in all material respects with respect to the subject matter thereof and are, or will be as to subsequently provided information or documents, reasonably responsive to any specific request made by or on behalf of Parent or its representatives or lenders.

    2.26 TAX. Neither Big Stuff nor the Big Stuff Shareholders know of any fact or have taken any action, in each case with respect to Big Stuff or the Big Stuff Shareholders, that could be reasonably expected to prevent the transaction contemplated hereby from qualifying as a tax-free reorganization pursuant to
Section 368 of the Code.

    2.27 YEAR 2000 COMPLIANCE. Except as set forth in SCHEDULE 2.27 attached hereto, Big Stuff has taken all commercially reasonable and prudent measures designed to make all material aspects of Big Stuff's operations Year 2000 Compliant, to the extent within Big Stuff's control. As used in this section, "YEAR 2000 COMPLIANT" shall mean that any and all computer hardware including but not limited to mainframe computers, personal computers, servers and related equipment), computer software, programming languages, code, electronic applications and systems (including but not limited to LANs, WANs, inter/intranet systems and client/server systems), programs, files, databases, chips, microprocessors and any and all electronic or mechanical functionalities in any way used in connection with, relied upon or relating to a specified subject matter (e.g., a business, product or service) accurately and completely process (in the manner intended, including but not limited to calculating, comparing and sequencing) on a timely basis any and all data which are in any way dependent upon usage of calendar dates, including but not limited to dates on or after January 1, 2000, or time.

                  ARTICLE III--REPRESENTATIONS AND WARRANTIES
                                   OF PARENT

    Parent represents and warrants to and covenants with Big Stuff as follows:

    3.1 ORGANIZATION AND GOOD STANDING. Parent is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Active Parent Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so duly organized, validly existing and in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Parent and each of the Active Parent Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. SCHEDULE 3.1 sets forth a complete and accurate list of the jurisdictions of incorporation or organization and qualifications or licenses of Parent and the Active Parent Subsidiaries. Parent has heretofore made available to Big Stuff accurate and complete copies of the Certificates or Articles of Incorporation and Bylaws, or equivalent governing instruments, as currently in effect, of Parent and each of the Active Parent Subsidiaries.

    3.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of Parent consists of 180,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, par value $0.0001 per share. As of the opening of business on the date of this Restated Agreement, (a) 20,083,953 shares of Parent Common Stock were outstanding; (b) no shares of Parent preferred stock were issued and outstanding; and (c) 163,307 shares of Parent Common Stock were held as treasury shares. No other capital stock of Parent is issued or outstanding. All issued and outstanding shares of the Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable corporate and securities Laws. Except as set forth in the Parent Securities Filings or on SCHEDULE 3.2, as of the date of this Restated Agreement there are no outstanding rights, reservations of shares, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the capital stock or any other security of Parent, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of Parent and the Active Parent Subsidiaries or the ownership thereof other than those pursuant to the Parent Guaranty, the Great Western Credit Agreement or those imposed generally by the Securities Act, the Securities Exchange Act, applicable state or foreign securities Laws or applicable corporate Law.

    3.3 SUBSIDIARIES. Except as set forth on SCHEDULE 3.3, all of the capital stock and other interests of the Active Parent Subsidiaries held by Parent are owned by it or a Parent subsidiary, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Active Parent Subsidiaries held directly or indirectly by Parent are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable corporate and securities Laws.

    3.4 AUTHORIZATION; BINDING AGREEMENT. Parent and Acquisition Subsidiary have all requisite corporate power and authority to execute and deliver this Restated Agreement and the Parent Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Restated Agreement and the other agreements and documents referred to herein and to be executed in connection herewith to which Parent or Acquisition Subsidiary is or will be a party or a signatory (the "PARENT TRANSACTION AGREEMENTS") and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of Parent and Acquisition Subsidiary, as appropriate, and except for the approval of the holders of the Parent Common Stock, no other corporate proceedings on the part of Parent or Acquisition Subsidiary are necessary to authorize the execution and delivery of this Restated Agreement and the Parent Transaction Agreements or to consummate the transactions contemplated hereby or thereby, except for the concurrence of Bank of America National Trust and Savings Association under the Great Western Credit Agreement. This Restated Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Subsidiary and constitutes, and upon execution and delivery thereof as contemplated by this Restated Agreement, the Parent Transaction Agreements will constitute, the legal, valid and binding obligations of Parent and Acquisition Subsidiary, enforceable against each of Parent and Acquisition Subsidiary in accordance with its and their respective terms, subject to the Enforceability Exceptions.

    3.5 GOVERNMENTAL APPROVALS. No Consent from or with any Governmental Authority on the part of Parent or any of the Active Parent Subsidiaries, is required in connection with the execution or delivery by Parent and Acquisition Subsidiary of this Restated Agreement and the Parent Transaction Agreements or the consummation by Parent and Acquisition Subsidiary of the transactions contemplated hereby or thereby other than (i) filings with the SEC, state securities laws administrators and the NYSE, (ii) Consents from or with Governmental Authorities, (iii) filings under the HSR Act, and (iv) those Consents that, if they were not obtained or made, do not or would not have a Parent Material Adverse Effect.

    3.6 NO VIOLATIONS. The execution and delivery of this Restated Agreement and the Parent Transaction Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Parent and Acquisition Subsidiary with any of the provisions hereof or thereof will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or Bylaws or other governing instruments of Parent or any of the Active Parent Subsidiaries, except as set forth on SCHEDULE 3.6,
(ii) except for compliance with the requirements under the Parent Guaranty, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any Parent Material Contract or other obligation to which Parent or any Active Parent Subsidiary, is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Parent or any Parent Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in SECTION 3.5 above, contravene any Law currently in effect to which Parent or any Active Parent Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii),
(iii) and (iv) above, for any deviations from the foregoing which do not or would not have a Parent Material Adverse Effect.

    3.7  SECURITIES FILINGS AND LITIGATION.

        (a) Parent has made available to Big Stuff true and complete copies of
    (i) its Annual Reports on Form 10-K, as amended, for the years ended December 31, 1997 and 1998, as filed with the SEC, (ii) its proxy statement relating to the meeting of shareholders held on July 29, 1998, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Parent with the SEC since February 18, 1998. The reports and statements set forth in clauses (i) through (iii) above, and those subsequently provided or required to be provided pursuant to this section, are referred to collectively as the "PARENT SECURITIES FILINGS." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Parent Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or, as to Parent Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to Parent Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Parent Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to Parent Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable.

        (b) Except as set forth on SCHEDULE 3.7(b) attached hereto, there is no Litigation pending or, to the knowledge of Parent, threatened against Parent or any Active Parent Subsidiary, any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan of Parent, or otherwise relating, in a manner that could have a Parent Material Adverse Effect, to Parent, any Active Parent Subsidiary or the securities of any of them, or any properties or rights of Parent or any of the Active Parent Subsidiaries, which is required to be described in any Parent Securities Filing that is not so described. No event has occurred as a consequence of which Parent would be required to file a Current Report on Form 8-K pursuant to the requirements of the Securities Exchange Act as to which such a report has not been timely filed with the SEC. Any reports, statements and registration statements and amendments thereof (including, without limitation, Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Parent with the SEC after the date hereof shall be provided to Big Stuff upon such filing.

    3.8 PARENT FINANCIAL STATEMENTS. The audited consolidated and unaudited interim financial statements of Parent and the Active Parent Subsidiaries included in the Parent Securities Filings (the "PARENT FINANCIAL STATEMENTS") have been made available to Big Stuff. Except as noted thereon, the Parent Financial Statements were prepared in accordance with generally accepted accounting principles applicable to the business of Parent and the Active Parent Subsidiaries consistently applied in accordance with past accounting practices and fairly present (including, but not limited to, the inclusion of all adjustments with respect to interim periods which are necessary to present fairly the financial condition and assets and liabilities or the results of operations of Parent and the Active Parent Subsidiaries, subject to normal year-end adjustments in the ordinary course with respect to certain items immaterial in amount or effect and the exclusion of footnote disclosure in interim Parent Financial Statements) the financial condition and assets and liabilities or the results of operations of Parent and the Active Parent Subsidiaries as of the dates and for the periods indicated. Except as set forth in SCHEDULE 3.8 or as reflected in the Parent Financial Statements, as of their respective dates, neither Parent nor any Active Parent Subsidiary had any debts, obligations, guaranties of obligations of others or liabilities (contingent or otherwise) that would be required in accordance with generally accepted accounting principles to be disclosed in the Parent Financial Statements.

    3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Parent Securities Filings made available by Parent to Big Stuff prior to the date of this Restated Agreement or in SCHEDULE 3.9 since June 30, 1999, through the date of this Restated Agreement, there has not been: (i) any Event that could reasonably be expected to have a Parent Material Adverse Effect; or
(ii) any agreement by Parent or Active Parent Subsidiary to take any action that would result in a breach of SECTION 6.6 below.

    3.10 COMPLIANCE WITH LAWS. The business of Parent and the Active Parent Subsidiaries, has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which do not and would not have a Parent Material Adverse Effect.

    3.11 PERMITS. (i) Parent and the Active Parent Subsidiaries have all permits, certificates, licenses, approvals, tariffs and other authorizations required in connection with the operation of their business (collectively, "PARENT PERMITS"), (ii) neither Parent nor any Active Parent Subsidiary is in violation of any Parent Permit, and (iii) no proceedings are pending or, to the knowledge of Parent, threatened, to revoke or limit any Parent Permit, except, in the case of clause (i) or (ii) above, those the absence or violation of which do not and would not have a Parent Material Adverse Effect.

    3.12 FINDERS AND INVESTMENT BANKERS. Neither Parent nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby except that PaineWebber Incorporated has been engaged to deliver the fairness opinion required to be delivered pursuant to SECTION 7.1(l) and NationsBanc Montgomery Securities, L.L.C. has been engaged to assist in the sale(s) of the CLEC Operations and a copy of the engagement letters and other related documents have been (or will be, with respect to the fairness opinion to be issued by PaineWebber Incorporated) furnished to Big Stuff. Big Stuff will not be liable for any brokerage fees, commissions, investment banking fees or other amounts to PaineWebber Incorporated or NationsBanc Montgomery Securities, L.L.C. in connection with this Restated Agreement, the Company Agreement, the Restated Web Agreement or any transactions contemplated herein or therein.

    3.13 CONTRACTS. Except as set forth in SCHEDULE 3.13 attached hereto, neither Parent nor any Active Parent Subsidiary is a party to any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal ("PARENT MATERIAL CONTRACT") required to be described in or filed as an exhibit to any Parent Securities Filing that is not described in or filed as required by the Securities Act or the Securities Exchange Act, as the case may be. Parent has made available to Big Stuff true and accurate copies of the Parent Material Contracts. All such Parent Material Contracts are valid and binding and are in full force and effect and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.

    3.14 CORPORATE RECORDS. The respective corporate record books of or relating to Parent and each of the Active Parent Subsidiaries made available to Big Stuff by Parent contain accurate and complete records of (i) all corporate actions of the respective shareholders and directors (and committees thereof) of Parent and the Active Parent Subsidiaries, (ii) the Certificate and/or Articles of Incorporation, Bylaws and/or other governing instruments, as amended, of Parent and the Active Parent Subsidiaries, and (iii) the issuance and transfer of stock of Parent and the Active Parent Subsidiaries.

    3.15 TAX. Parent does not know of any fact and has not taken any action that could be reasonably expected to prevent the transaction contemplated hereby from qualifying as a tax-free reorganization pursuant to Section 368 of the Code.

    3.16 DISCLOSURE. All information and documents provided prior to the date of this Restated Agreement and all information and documents subsequently provided, to Big Stuff and the Big Stuff Shareholders, or its or their respective representatives or lenders by or on behalf of Parent in connection with the transactions contemplated by this Restated Agreement are or contain, or will be or will contain as to subsequently provided information or documents, true, accurate and complete information in all material respects with respect to the subject matter thereof and are, or will be as to subsequently provided information or documents, reasonably responsive to any specific request made by or on behalf of Big Stuff and the Big Stuff Shareholders or its or their representatives or lenders.

                 ARTICLE IV--ADDITIONAL COVENANTS OF BIG STUFF
                         AND THE BIG STUFF SHAREHOLDERS

    Big Stuff and the Big Stuff Shareholders covenant and agree as follows:

    4.1 NOTIFICATION OF CERTAIN MATTERS. Big Stuff and the Big Stuff Shareholders shall give prompt notice to Parent if any of the following occur from the date of this Restated Agreement through the Closing Date: (i) receipt of any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a default under any Big Stuff Material Contract; (ii) receipt of any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Restated Agreement;
(iii) receipt of any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Restated Agreement; (iv) receipt of any notice of or other communication regarding or otherwise obtaining knowledge of an Event which would have a Big Stuff Material Adverse Effect; (v) receipt of any notice of or other communication regarding or otherwise obtaining knowledge of the commencement or threat of any Litigation involving or affecting any Big Stuff Shareholder, Big Stuff or any of its or their respective properties or assets, or, to its knowledge, any employee, agent, director or officer of Big Stuff, in his or her capacity as such or as a fiduciary under a Benefit Plan of Big Stuff, which, if pending on the date hereof, would have been required to have been disclosed in this Restated Agreement or which relates to the consummation of the transactions contemplated by this Restated Agreement, including the Merger, or the Big Stuff Transaction Agreements or any material development in connection with any Litigation disclosed by Big Stuff or any Big Stuff Shareholder in or pursuant to this Restated Agreement; and (vi) the receipt of any notice of or other communication regarding or otherwise obtaining knowledge of any event that would cause a breach by Big Stuff or any Big Stuff Shareholder of any provision of this Restated Agreement or a Big Stuff Transaction Agreement, including such a breach that would occur if such event had taken place on or prior to the date of this Restated Agreement.

    4.2 ACCESS AND INFORMATION. Between the date of this Restated Agreement and the Closing Date, Big Stuff, upon reasonable notice, will give, and shall direct its accountants and legal counsel to give, Parent, its lenders and their respective authorized representatives (including, without limitation, financial advisors, accountants and legal counsel) at all reasonable times access to all offices and other facilities and to all contracts, agreements, commitments, books and records (including, but not limited to, Tax returns) of or pertaining to Big Stuff, will permit the foregoing to make such inspections as they may require and will cause its officers promptly to furnish Parent with (a) such financial and operating data and other information with respect to the business and properties of Big Stuff as Parent may from time to time reasonably request including, but not limited to, data and information required for inclusion in Parent's pending registration statements and/or other Parent Securities Filings, and (b) a copy of each material report, schedule and other document filed or received by Big Stuff pursuant to the requirements of applicable securities Laws. The foregoing access will be subject to restrictions contained in
SECTION 6.9 hereof.

    4.3 BIG STUFF SHAREHOLDER APPROVAL. As soon as practicable, Big Stuff will, if required, take all steps necessary to duly call, give notice of, convene and hold a meeting of the Big Stuff Shareholders for the purpose of adopting this Restated Agreement and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. The Board of Directors of Big Stuff (i) unless otherwise required under the fiduciary duties of the directors of Big Stuff, as determined by such directors in good faith upon advice of legal counsel, will recommend to the Big Stuff Shareholders that they adopt this Restated Agreement and approve the transactions contemplated hereby, and (ii) will use its reasonable best efforts to obtain any necessary adoption and approval by the Big Stuff Shareholders of this Restated Agreement and the transactions contemplated hereby including, without limitation, voting the Big Stuff Shares held for such adoption and approval.

    4.4 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, Big Stuff and the Big Stuff Shareholders agree to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, but in any event, prior to the Closing, the Merger and the other transactions contemplated by this Restated Agreement and the Big Stuff Transaction Agreements including, but not limited to
(i) obtaining the Consent of others to this Restated Agreement, the Big Stuff Transaction Agreements and the transactions contemplated hereby and thereby,
(ii) the defending of any Litigation against Big Stuff, or involving any Big Stuff Shareholder challenging this Restated Agreement, the Big Stuff Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, excluding any Litigation caused by or relating to Parent or any Active Parent Subsidiary, (iii) obtaining all Consents from Governmental Authorities required for the consummation of the exchange and the transactions contemplated hereby, and (iv) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, Big Stuff and the Big Stuff Shareholders agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein. Big Stuff and the Big Stuff Shareholders will consult with counsel for Parent as to, and will permit such counsel to participate in, at Parent's expense, any Litigation referred to in clause (ii) above brought against or involving Big Stuff or any Big Stuff Shareholder.

    4.5 COMPLIANCE. In consummating the Merger and the transactions contemplated hereby, Big Stuff and the Big Stuff Shareholders shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, in all material respects, with all other applicable Laws.

    4.6 BENEFIT PLANS. Between the date of this Restated Agreement and through the Closing Date, no discretionary award or grant under any Benefit Plan of Big Stuff shall be made without the consent of Parent. Big Stuff shall not make any amendment to any Benefit Plan, any awards thereunder or the terms of any security convertible into or exchangeable for capital stock without the consent of Parent.

    4.7 TAX OPINION CERTIFICATION. Big Stuff and the Big Stuff Shareholders shall use their best efforts to cause the Merger to qualify, and will not take any action which to their knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368 of the Code. Prior to the Effective Time, Big Stuff and the Big Stuff Shareholders shall provide tax counsel rendering an opinion under SECTION 7.1(m) with a certificate concerning such factual matters as such counsel reasonably requests in connection with its opinion.

    4.8 AFFILIATE AGREEMENTS. Big Stuff shall use its reasonable business efforts to ensure that each Person who is or may be an "affiliate" of Big Stuff within the meaning of Rule 145 promulgated under the Securities Act shall enter into an agreement in a form agreed to by the parties hereto, acting reasonably (collectively, the "AFFILIATE AGREEMENTS").

    4.9 TRANSFER RESTRICTIONS. (a) In addition to any other restrictions imposed by Law on the ability of any Big Stuff Shareholder to transfer any Parent Common Stock received by such Big Stuff Shareholder pursuant to this Restated Agreement, the Big Stuff Shareholders who are "affiliates" of Big Stuff within the meaning of Rule 145 promulgated under the Securities Act acknowledge and agree that the following legend will appear on all certificates representing the Parent Common Stock received by such "affiliates" of Big Stuff pursuant to this Restated Agreement:

           THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE HELD SUBJECT TO ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT OF 1933, AS

       AMENDED (THE "SECURITIES ACT"), AND THE RULES AND REGULATIONS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") THEREUNDER. NO SALES, TRANSFERS OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR UPON THE PRIOR DELIVERY TO THE ISSUER OF AN OPINION FROM LEGAL COUNSEL SATISFACTORY TO THE ISSUER AND IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER AND ITS LEGAL COUNSEL, STATING THAT SUCH SALE OR OTHER DISPOSITION IS BEING MADE PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SEC RULES 144 AND 145 OR IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.

        (b) Notwithstanding the foregoing, Parent shall instruct its transfer agent to remove the legend set forth in SECTION 4.9(a) for those sales of Parent Common Stock by "affiliates" (as defined in Securities Act Rules 144 and 145) of Parent and Big Stuff made pursuant to Securities Act Rules 144 and 145.

                                   ARTICLE V
                         ADDITIONAL COVENANTS OF PARENT

    Parent covenants and agrees as follows:

    5.1  CONDUCT OF BUSINESS OF PARENT AND THE ACTIVE PARENT
SUBSIDIARIES. Parent covenants, represents and warrants that from the date of this Restated Agreement through the Closing Date, unless Big Stuff shall otherwise expressly consent in writing, Parent shall, and Parent shall cause each Active Parent Subsidiary to, use its or their reasonable best efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Parent Authorizations necessary for, or otherwise material to, such business.

    5.2 NOTIFICATION OF CERTAIN MATTERS. Parent shall give prompt notice to Big Stuff if any of the following occur from the date of this Restated Agreement through the Closing Date: (i) any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a default under any Parent Material Contract which could have a Parent Material Adverse Effect; (ii) receipt of any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Restated Agreement;
(iii) receipt of any material notice or other communication from any regulatory authority (including, but not limited to, the NYSE or any other securities exchange) in connection with the transactions contemplated by this Restated Agreement; (iv) receipt of any notice of or other communication regarding or otherwise obtaining knowledge of an Event which would have a Parent Material Adverse Effect; (v) receipt of any notice of or other communication regarding or otherwise obtaining knowledge of the commencement or threat of any Litigation involving or affecting Parent or any Active Parent Subsidiary or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Parent or any Active Parent Subsidiary which, if pending on the date hereof, would have been required to have been disclosed in this Restated Agreement or which relates to the consummation of the Merger or any material development in connection with any Litigation disclosed by Parent in or pursuant to this Restated Agreement or the Parent Securities Filings; (vi) receipt of any notice of or other communication regarding or otherwise obtaining knowledge of any Event that could cause a breach by Parent of any provision of this Restated Agreement or any Parent Transaction Agreement, including such a breach that could occur if such Event had taken place on or prior to the date of this Restated Agreement; and
(vii) amendment, modification or waiver of any provision of the Ionex Agreement referenced on SCHEDULE 3.7 hereto.

    5.3 ACCESS AND INFORMATION. Between the date of this Restated Agreement and the Closing Date, Parent: (i) will, upon reasonable notice, give, and direct its legal counsel and accountants to give, Big Stuff and its authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel) at all reasonable times access as reasonably requested to the offices and other facilities and to all material contracts, agreements, commitments, books and records (including, but not limited to, Tax returns) of or pertaining to Parent and the Active Parent Subsidiaries;
(ii) will permit Big Stuff to make such reasonable inspections as it may require; and (iii) will cause its officers promptly to furnish Big Stuff with
(a) such financial and operating data and other information with respect to the business and properties of Parent and the Active Parent Subsidiaries as Big Stuff may from time to time reasonably request, and (b) a copy of each material report, schedule and other document filed or received by Parent or any Active Parent Subsidiary pursuant to the requirements of applicable securities Laws, the NYSE or other securities exchange, in each case as necessary in connection with the transactions contemplated hereby. The foregoing access will be subject to the restrictions contained in SECTION 6.9 hereof.

    5.4 COMPLIANCE. In consummating the Merger and the transactions contemplated hereby, Parent shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause the Active Parent Subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

    5.5 SEC AND SHAREHOLDER FILINGS. Parent shall send to Big Stuff a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC, the NYSE or any other securities commission or exchange.

    5.6 TAX TREATMENT. Parent and Acquisition Subsidiary shall use their best efforts to cause the Merger to qualify, and will not take any action which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368 of the Code. Prior to the Effective Time, Parent shall provide tax counsel rendering an opinion under
SECTION 7.1(m) with a certificate concerning such factual matters as such counsel identifies are relevant to its opinion.

    5.7 EMPLOYMENT AND EMPLOYEE BENEFIT PLANS. At or before the Closing Date, Parent shall, after consultation with Big Stuff, offer employment to the employees of Big Stuff, effective as of the Closing Date, upon terms and conditions reasonably acceptable to the Big Stuff employees and to Parent. After the Closing Date, Parent shall arrange for each employee participating in any of the Benefit Plans of Big Stuff at such time to participate in any counterpart Benefit Plans of Parent in accordance with the eligibility criteria thereof, provided that (i) such participants shall receive full credit for years of service with Big Stuff prior to the Merger for all purposes for which such service was recognized under the Benefit Plan of Big Stuff including, but not limited to, recognition of service for eligibility, vesting, and, to the extent not duplicative of benefits received under such Benefit Plan of Big Stuff, the amount of benefits, and (ii) such participants shall participate in the Benefit Plans of Parent on terms no less favorable than those offered by Parent to similarly situated employees of Parent. Notwithstanding the foregoing, Parent may continue one or more of the Benefit Plans of Big Stuff, in which case Parent shall have satisfied its obligations hereunder with respect to the benefits so provided.

    5.9 EXPENSES. If the transactions contemplated by this Restated Agreement are consummated, all fees and expenses incurred in connection with the transactions contemplated by this Restated Agreement including, without limitation, all legal, accounting, financial advisory, consulting fees, (collectively, the "TRANSACTION EXPENSES") incurred by a party or its stockholders in connection with the negotiation and effectuation of the terms and conditions of this Restated Agreement and the transactions contemplated hereby, shall be the obligation of Parent or any direct or indirect subsidiary of Parent after Closing. If the Merger is not consummated, all Transaction Expenses shall be and remain the obligation of the respective parties which incurred them.

    5.10 PARENT SHAREHOLDER APPROVAL. As soon as practicable, Parent will, if required, take all steps necessary to duly call, give notice of, convene and hold a meeting of the Parent shareholders for the purpose of adopting this Restated Agreement and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. The Board of Directors of Parent (i) unless otherwise required under the fiduciary duties of the directors of Parent, as determined by such directors in good faith and upon advice of legal counsel, will recommend to the Parent shareholders that they adopt this Restated Agreement and approve the transactions contemplated hereby, and (ii) will use its reasonable best efforts to obtain any necessary adoption and approval by the Parent shareholders of this Restated Agreement and the transactions contemplated hereby.

                ARTICLE VI--ADDITIONAL COVENANTS OF THE PARENT,
                    BIG STUFF AND THE BIG STUFF SHAREHOLDERS

    6.1  REGISTRATION OF SECURITIES.

        (a) On or before the Closing Date, the Parent shall use its reasonable best efforts to cause the following securities to be registered with the SEC under the Securities Act and with the appropriate Governmental Authorities under state blue sky Laws:

           (i) Parent Common Stock to be received by Big Stuff Shareholders and any other shareholders of Big Stuff upon conversion of Big Stuff Common Stock, as described in SECTION 1.3 hereof; and

           (ii) Parent Common Stock to be received by Big Stuff Shareholders upon conversion of the Convertible Note described in SECTION 1.10 hereof.

        (b) The Parent shall hold the meeting of the shareholders of Parent to consider and to vote upon the approval of the Restated Agreement including the issuance of Parent Common Stock to the Big Stuff Shareholders and to the shareholders of the Company and of Web, and Parent and Big Stuff will cooperate in the preparation of one or more registration statements (such registration statements, together with any and all amendments and supplements thereto, being hereinafter referred to as the "REGISTRATION STATEMENTS"), which will include the preparation of one or more proxy statements of the Parent satisfying all requirements of applicable state securities Laws, the Securities Act and the Securities Exchange Act.

        (c) Big Stuff will furnish Parent with such information concerning Big Stuff as is necessary in order to cause the Registration Statements and any proxy statements, insofar as they relate to Big Stuff, to comply with applicable Law. None of the information relating to Big Stuff supplied by Big Stuff for inclusion in the Registration Statements or any proxy statements will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Big Stuff agrees promptly to advise Parent if, at any time prior to the meeting of the shareholders of the Parent referenced herein, any information provided by it in the Registration Statements or any proxy statement is or becomes incorrect or incomplete in any material respect and to provide Parent with the information needed to correct such inaccuracy or omission. Big Stuff will furnish Parent with such supplemental information as may be necessary in order to cause the Registration Statements or the proxy statements, insofar as it relates to Big Stuff, to comply with applicable Law after the mailing thereof to the stockholders of Parent, Big Stuff, Web, the Company and others to whom it must be mailed.

        (d) Big Stuff and Parent agree to cooperate in making any preliminary filings of Registration Statements and the proxy statement with the SEC as promptly as practicable, on a confidential basis pursuant to Rule 14a-6(e)(2) under the Securities Exchange Act.

        (e) Parent will file the Registration Statements and the proxy statement with the SEC and appropriate materials with applicable state securities agencies and will use all reasonable best efforts to cause the Registration Statements and the proxy statement to become effective under the Securities Act and the Exchange Act and all such state filed materials to comply with applicable state securities Laws. Big Stuff authorizes Parent to utilize in the Registration Statements and in all such state filed materials, the information concerning Big Stuff provided to Parent in connection with, or contained in, the Registration Statements. Parent promptly will advise Big Stuff when the Registration Statements have become effective and of any supplements or amendments thereto, and Parent will furnish Big Stuff with copies of all such documents. Parent shall file any and all amendments, supplements and related filings to such Registration Statements (and state filed materials) as may be required. Big Stuff shall not distribute any written material that might constitute a "prospectus" relating to this Restated Agreement or any of the transactions contemplated by this Restated Agreement within the meaning of the Securities Act or any other applicable securities Law without the prior written consent of Parent.

    6.2 EMPLOYMENT AGREEMENTS. At or before the Closing Date, Parent will enter into Employment and Non-Competition Agreements, in forms agreed to by Parent and Big Stuff, acting reasonably, with certain individuals, the identities of whom shall be agreed upon by Parent and Big Stuff, acting reasonably.

    6.3 CONSENTS. Each of Parent and Big Stuff shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger.

    6.4 LEGAL REQUIREMENTS. Subject to the terms and conditions provided in this Restated Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all reasonable actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby and to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Restated Agreement for the purpose of securing for the parties hereto the benefits contemplated by this Restated Agreement.

    6.5 PUBLIC ANNOUNCEMENTS. All press releases and other disseminations of information to employees, customers or suppliers relating to the Merger or the transactions contemplated by this Restated Agreement or the Restated Company Agreement by any party hereto shall require the prior approval of Parent and Big Stuff, provided Parent shall have the right to make such public announcements without the approval of the other parties hereto should such disclosure be required by Law or the policies or requirements of United States securities regulators, stock exchanges, or other relevant entities in the opinion of Parent's legal counsel. Should such disclosure be required, Parent agrees to provide the others with reasonable advance notice of and a copy of, and to consult with the others regarding, the proposed disclosure.

    6.6 CONDUCT OF BUSINESS PRIOR TO CLOSING DATE. Except as expressly contemplated by this Restated Agreement, during the period from the date of this Restated Agreement to the Closing Date, Big Stuff shall conduct its business in the ordinary course and consistent with past practice, subject to the limitations contained in this Restated Agreement, and Big Stuff shall use its reasonable business efforts to preserve intact its business organization, to keep available the services of its officers, agents and employees and to maintain satisfactory relationships with all Persons with whom it does business. Except as expressly contemplated by this Restated Agreement, and it being acknowledged and agreed by each of the parties to this Restated Agreement that Parent is in the process of a substantial reduction in workforce, and, subject to the sale of the CLEC Operations, Parent shall, and it shall cause the Active Parent Subsidiaries to, use its or their reasonable best efforts to preserve intact its business organization consistent with the budget adopted by the Executive Committee of the Board of Directors of Parent, to keep available the services of only those officers, agents and employees whom Parent believes are required to maintain satisfactory relationships with all Persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Restated Agreement, after the date of this Restated Agreement and prior to the Closing Date, (i) Big Stuff will not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed); and (ii) subject to the sale of the CLEC Operations, neither Parent nor any Active Parent Subsidiary will, without the prior written consent of Big Stuff (which consent shall not be unreasonably withheld or delayed):

        (a) except as provided for in this Restated Agreement, the Restated Company Agreement or the Restated Web Agreement, amend or propose to amend its Certificate or Articles of Incorporation or Bylaws (or comparable governing instruments) in any material respect;

        (b) except as set forth on SCHEDULE 6.6(b)(i), with regard to Big Stuff, or Parent Common Stock to be issued pursuant to those options or warrants listed on SCHEDULE 6.6(b)(ii) or in SECTION 6.10, with regard to Parent or the Active Parent Subsidiaries, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of Big Stuff, or of Parent or any Active Parent Subsidiary, as the case may be, including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of Big Stuff, or of Parent or any Active Parent Subsidiary, as the case may be; PROVIDED, HOWEVER, that Big Stuff may issue capital stock pursuant to the exercise of options and warrants outstanding on the date of this Restated Agreement;

        (c) except as provided for in this Restated Agreement, the Restated Company Agreement or the Restated Web Agreement, split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Big Stuff Shareholders (but only if the entire amount of such dividend is paid to Web as a capital contribution), or to Parent or a Parent subsidiary, as the case may be, or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

        (d) except for debt (including, but not limited to, obligations in respect of capital leases, but excluding obligations under the Convertible
    Note) not in excess of $50,000 in the aggregate for all Persons combined,
    (i) create, incur or assume any short-term debt (excluding trade payables incurred in the ordinary course of business), long-term debt or obligations in respect of capital leases, except for indebtedness contemplated by this Restated Agreement; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person, except for obligations permitted by this Restated Agreement of any Active Parent Subsidiary, in the ordinary course of business consistent with past practice; (iii) except as contemplated in this Restated Agreement, make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other Person (other than customary advances to employees made in the ordinary course of business consistent with past practice), provided Big Stuff will continue to make capital expenditures, maintain, upgrade and expand its facilities, and otherwise operate in the ordinary course and consistent with past practice; (iv) acquire the stock or assets of, or merge or consolidate with, any other Person or business, except as contemplated in this Restated Agreement and except the contemplated merger with Web or the contemplated acquisition of all of the issued and outstanding capital stock, either directly or indirectly, of the Company; or (v) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise), except in the ordinary course of business;

        (e) except for the contemplated sale of the Parent's CLEC Operations, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any material assets or properties, real, personal or mixed, except in the ordinary course of business, in the case of Parent and the Active Parent Subsidiaries;

        (f) increase in any manner the compensation of any of its officers, agents or employees other than any increases required pursuant to their employment agreements in accordance with their terms in effect on the date of this Restated Agreement and increases in the ordinary course of business consistent with past practice not in excess on an individual basis of the lesser of 10% of the current compensation of such individual or $10,000 per annum;

        (g) enter into, establish, amend, make non-routine or material interpretations or determinations with respect to, or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option, stock purchase, restricted stock, or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate, other than actions contemplated by this Restated Agreement, the Restated Company Agreement and the Restated Web Agreement;

        (h) make any elections with respect to Taxes that are inconsistent with the prior elections reflected in the Financial Statements as of and to the period ended December 31, 1998;

        (i) except with regard to the Saville matter referenced on SCHEDULE 3.7 attached hereto, compromise, settle, grant any waiver or release relating to or otherwise adjust any Litigation, except routine Litigation in the ordinary course of business consistent with past practice, involving only a payment not in excess of $50,000 individually or $100,000 when aggregated with all such payments by Big Stuff or by Parent and the Active Parent Subsidiaries combined, as the case may be;

        (j) take any action or omit to take any action, which action or omission would result in a breach of any of the covenants, representations and warranties of Big Stuff, the Big Stuff Shareholders or Parent or the Active Parent Subsidiaries set forth in this Restated Agreement or would have a Big Stuff Material Adverse Effect, with regard to Big Stuff and the Big Stuff Shareholders, or a Parent Material Adverse Effect, with regard to Parent and the Active Parent Subsidiaries;

        (k) except in the ordinary course of business enter into any lease or other agreement, or amend any lease or other agreement, with respect to real property;

        (l)
          (i) except as set forth in SECTION 6.6(l)(ii) or SECTION 11.1 OR 11.2 hereof, enter into or amend any agreement or transaction (A) pursuant to which the aggregate financial obligation of Big Stuff, or of Parent or an Active Parent Subsidiary, as the case may be, or the value of the services to be provided could exceed $50,000, (B) having a term of more than twelve (12) months and pursuant to which the aggregate financial obligation of Big Stuff, or of Parent or an Active Parent Subsidiary, as the case may be, or the value of the services to be provided could exceed $100,000 per year, or (C) which is not terminable by Big Stuff or Parent or the Active Parent Subsidiaries, as the case may be, upon no more than thirty (30) days' notice without penalty in excess of $50,000 individually or $100,000 when aggregated with the penalties under all such agreements or transactions;

           (ii) The parties hereto expressly agree that, notwithstanding anything in this Restated Agreement to the contrary, Parent may modify, amend or waive its rights, including those respecting its indemnification obligations, under (A) the Ionex Agreement referenced on SCHEDULE 3.13 attached hereto; (B) the Restated Company Agreement; and (C) the Restated

       Web Agreement; PROVIDED, that such modifications, amendments and/or waivers do not, or would not reasonably be expected to, materially increase Parent's obligations or materially adversely affect Parent's rights under each respective agreement, or otherwise materially affect the consideration to be received under each respective agreement.

        (m) except as set forth in SECTION 6.6(l)(ii) hereof, take any action with respect to the indemnification of any Person;

        (n) change any accounting practices or policies, except as required by generally accepted accounting principles or Laws or as agreed to or requested by Big Stuff's or Parent's auditors after consultation with Parent's or Big Stuff's auditors, as the case may be; PROVIDED, HOWEVER, that notice and a description of any change pursuant to this SECTION 6.6(n) shall be provided promptly after such change is effected to Big Stuff or Parent, as the case may be;

        (o) except as set forth in SECTION 6.6(l)(ii) hereof, or except in the ordinary course of business, enter into, amend, modify, terminate or waive any rights under any contract which would result in a Big Stuff Material Adverse Effect, with respect to Big Stuff, or a Parent Material Adverse Effect, with respect to Parent;

        (p) adopt a plan of liquidation, dissolution, merger, consolidation, share exchange, restructuring, recapitalization, or other reorganization; PROVIDED, HOWEVER, that Parent may adopt such a plan and may cause the liquidation or dissolution of any Parent subsidiary if Parent is unable to sell such Parent subsidiary (i) at a price which Parent determines to be reasonable, and (ii) during a time period which Parent determines to be reasonable; PROVIDED, FURTHER, HOWEVER, that if Parent adopts such a plan or causes such liquidation or dissolution, Parent promptly shall provide to Big Stuff notice of such adoption, liquidation or dissolution, as the case may be; or

        (q) resolve, agree, commit or arrange to do any of the foregoing.

    Notwithstanding anything in this SECTION 6.6 to the contrary, it is understood that Big Stuff has been accelerating and intensifying its business activities since March 31, 1999 and will continue to do so. Accordingly,
(x) "ordinary course of business" and "consistent with past practice", as used in this SECTION 6.6 with respect to Big Stuff, shall be interpreted to include such acceleration and intensification; and (y) in considering requests for consent from Big Stuff, Parent shall take into account such acceleration and intensification.

    Furthermore, Parent covenants, represents and warrants that from and after the date hereof, unless Big Stuff shall otherwise expressly consent in writing, Parent shall use its reasonable business efforts to:

        (1) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

        (2) pay all accounts payable and other obligations consistent with prudent cash management principles, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Big Stuff; and

        (3) comply in all material respects with all Laws applicable to it or any of its properties, assets or business, except for such Laws the failure to comply with which would not have a Parent Material Adverse Effect and maintain in full force and effect all Parent Permits necessary for, or otherwise material to, such business, except for such Parent Permits the failure of which to maintain in full force and effect would not have a Parent Material Adverse Effect.

    Furthermore, Big Stuff covenants, represents and warrants that from and after the date hereof, unless Parent shall otherwise expressly consent in writing, Big Stuff shall use its or their reasonable business efforts to:

        (1) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

        (2) pay all accounts payable and other obligations, when they become due and payable, in the ordinary course of business consistent with past practice and with the provisions of this Restated Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Parent; and

        (3) comply in all material respects with all Laws applicable to it or any of its properties, assets or business, and maintain in full force and effect all Big Stuff Permits necessary for, or otherwise material to, such business.

    6.7 NO SOLICITATION OF ACQUISITION PROPOSAL. Unless Parent, Big Stuff and the Big Stuff Shareholders shall otherwise agree in advance, in writing, neither the Big Stuff Shareholders, Big Stuff, Parent nor any of their Associates shall, directly or indirectly, make, encourage, facilitate, solicit, assist or initiate any inquiry or proposal, or provide any information to or participate in any negotiations with, any Person or group other than the parties to this Restated Agreement and their Associates relating to any of the following transactions ("EXTRAORDINARY TRANSACTIONS"): (i) liquidation, dissolution, recapitalization, share exchange, business combination, merger or consolidation of Big Stuff or Parent or an Active Parent Subsidiary; (ii) sale of a significant amount of assets of Big Stuff or Parent or an Active Parent Subsidiary; (iii) purchase or sale of shares of capital stock of Big Stuff or Parent or an Active Parent Subsidiary; or (iv) any similar actions or transactions involving Big Stuff or Parent or an Active Parent Subsidiary (other than the Merger and the transactions contemplated by this Restated Agreement, the Restated Company Agreement and the Restated Web Agreement), or agree to or consummate any Extraordinary Transaction. Each of Parent and Big Stuff shall immediately inform the other party of any inquiry, proposal, or request for information or offer (including the terms thereof and the Person making such inquiry, proposal, request or offer) which it may receive in respect of an Extraordinary Transaction and provide the other party with a copy of any such written inquiries, proposals, requests for information and offers, and thereafter keep the other party fully informed of the status and details thereof. The parties hereto acknowledge and agree that the provisions of this SECTION 6.7 shall not apply to: (a) the sale of the CLEC Operations by Parent or any Active Parent Subsidiary; or (b) to the acquisition of Web or the Company; or (c) any communications between or actions by Parent (or any Parent subsidiary), the Company and ICL, acting jointly, on the one hand, and any Person not a party to this Restated Agreement, on the other hand, which occurred prior to the date that this Restated Agreement becomes effective pursuant to SECTION 1.2 hereof.

    6.8 RESIGNATIONS. Big Stuff shall use its reasonable best efforts to cause the officers and/or directors of Big Stuff as Parent may request to voluntarily resign their positions as such effective as of the Closing Date. The instruments effecting such resignations are herein referred to as the "RESIGNATIONS."

    6.9 CONFIDENTIALITY. Unless (i) otherwise expressly provided in this Restated Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange,
(iii) necessary to secure any required Consents as to which the other party has been advised, or (iv) consented to in writing by Parent and Big Stuff, this Restated Agreement and any information or documents furnished in connection with this Restated Agreement, the June 3 Big Stuff YP Agreement or the Confidentiality Agreement dated April 11, 1999 by and among Parent, the Company, Big Stuff, Web and O'Neal shall be kept strictly confidential by Big Stuff, Parent and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Parent, after consultation with Big Stuff, may file with the SEC a Report on Form 8-K pursuant to the Securities Exchange Act with respect to the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. In connection with any filing with the SEC of a registration statement or amendment thereto under the Securities Act, Parent, after consultation with Big Stuff, may include a prospectus containing any information required to be included therein with respect to the Merger, including, but not limited to, financial statements and pro forma financial information with respect to the other party, and thereafter distribute said prospectus. Parent and Big Stuff shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, Parent and Big Stuff shall return to the other all documents furnished by the other and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is required by discovery, subpoena or other similar legal process in a proceeding involving a third Person; (ii) such party received such information on a non-confidential basis from a source, other than the other party, which is not known by such party to be bound by a confidentiality obligation with respect thereto; or (iii) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify, in writing, the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

    6.10 OPTIONS; STOCK ISSUANCES. The Board of Directors of Parent shall have the right to grant or issue, as the case may be, (i) restricted stock or options to acquire shares of Parent Common Stock pursuant to the Parent's 1997 Stock Awards Plan, provided that no more than the number of shares authorized under the 1997 Stock Awards Plan have been issued; (ii) restricted stock valued at or warrants to purchase up to 90,000 shares of Parent Common Stock to be issued to certain non-employee directors of Parent who were responsible for negotiating the June 3 Big Stuff Agreement at an exercise price of $6.96 per share, the Restated Company Agreement and the Restated Web Agreement; (iii) the shares of Parent Common Stock issuable upon conversion at Closing of the Great Western Notes at a conversion price of $5.50 per share; (iv) up to 1,090,909 shares of Parent Common Stock issuable upon conversion of one or more notes which may be issued to the Big Stuff Shareholders who may lend up to Six Million Dollars ($6,000,000.00) to Big Stuff or Web as provided in this Restated Agreement, at a conversion price of $5.50 per share; (v) shares of Parent Common Stock to be issued upon exercise of options or warrants to be granted at Closing to those Persons designated by Company in the Restated Company Agreement; (vi) those shares of Parent Common Stock issuable upon exercise of previously granted options; and (vii) one (1) share of Parent Class B Voting Preferred Stock to be issued to the trustee under the Exchange and Voting Trust Agreement.

                       ARTICLE VII--CONDITIONS TO CLOSING

    7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO CLOSING. The respective obligations of each party to consummate this Restated Agreement and effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

        (a) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

        (b) OTHER AGREEMENTS. The Restated Company Agreement and the Restated Web Agreement and all documents related to the Restated Company Agreement and the Restated Web Agreement shall have been duly executed and delivered by all parties thereto and shall be in full force and effect.

        (c) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. The Employment and Non-Competition Agreements described in SECTION 6.2 hereof shall have been duly executed and delivered by all parties thereto and shall be in full force and effect.

        (d) GOVERNMENT APPROVALS. Except for those Consents the failure of which to be obtained, (i) in the reasonable judgment of Parent, would not have a Parent Material Adverse Effect or a Big Stuff Material Adverse Effect, and (ii) in the reasonable judgment of Big Stuff, would not have a Big Stuff Material Adverse Effect or a Parent Material Adverse Effect, all Consents of any domestic or foreign Governmental Authority required for the consummation of the Merger shall have been obtained by Final Order.

        (e) RELATED TRANSACTIONS. (i) The acquisition by Parent, or a direct or indirect subsidiary of Parent, of Big Stuff and Web in a tax-free reorganization shall have been consummated prior to or simultaneously with the acquisition of the Company and any registration statement(s) required for the registration of Parent Common Stock issued to the Big Stuff Shareholders, the Company shareholders and the shareholders of Web as consideration in connection with the acquisition of Big Stuff, the Company and Web by Parent shall have been declared effective, (ii) no stop order suspending the effectiveness of such registration statement(s) shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority, and (iii) the Great Western Notes shall have been satisfied by the issuance of Parent Common Stock to the Great Western Shareholders.

        (f) FINANCING. Parent and Big Stuff shall have received from their lenders an extension of all of their and their subsidiaries' debt owing by them on terms and conditions satisfactory to Parent and Big Stuff or all such debts shall be refinanced on terms satisfactory to Parent and Big Stuff or any consents and approvals required from such lenders is received.

        (g) SHAREHOLDER APPROVAL. All necessary approvals of the Big Stuff Shareholders and the shareholders of Parent in connection with the Merger shall have been obtained.

        (h) REQUIRED CONSENTS. Any required Consents of any Person to the Merger or the transactions contemplated by this Restated Agreement shall have been obtained on terms and conditions reasonably acceptable to Parent and Big Stuff and be in full force and effect, except for those the failure of which to obtain, in the reasonable judgment of Parent and Big Stuff, would not have a Parent Material Adverse Effect or a Big Stuff Material Adverse Effect.

        (i) HSR ACT. Any waiting period applicable to the Merger under the HSR Act shall have expired or earlier termination thereof shall have been granted and no action shall have been instituted by either the United States Department of Justice or the Federal Trade Commission to prevent the consummation of the transactions contemplated by this Restated Agreement or to modify or amend such transactions in any material manner, or if any such action shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such Department or Commission, as the case may be.

        (j) REGISTRATION STATEMENT(S). The Registration Statement(s) shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement(s) shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC or any Governmental Authority, whether state or federal.

        (k) BLUE SKY. Parent shall have received all state securities Law authorizations necessary to consummate the transactions contemplated hereby.

        (l) FAIRNESS OPINION. The written opinion received by Parent's Board of Directors from its financial advisors, PaineWebber Incorporated, pursuant to SECTION 1.2 hereof shall not have been withdrawn.

        (m) TAX OPINION. Parent shall have received an opinion from Blackwell Sanders Peper Martin LLP based on customary representations contained in certificates of Parent, to the effect that, if the Merger is consummated in accordance with the provisions of this Restated Agreement, the Merger will qualify as a tax-free reorganization within the meaning of the Code.

        (n) NYSE LISTING APPROVAL. Parent shall have received from the NYSE approval for listing with the NYSE of the Parent Common Stock to be issued pursuant to this Restated Agreement, the Restated Company Agreement and the Restated Web Agreement.

        (o) SALE OF CLEC OPERATIONS. The sale of the CLEC Operations, contemplated under the Ionex Agreement referenced on SCHEDULE 3.13 hereof, shall have closed.

    7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BIG STUFF SHAREHOLDERS AND BIG STUFF. The obligations of the Big Stuff Shareholders and Big Stuff to consummate and effect this Restated Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Big Stuff:

        (a)  REPRESENTATIONS, WARRANTIES AND COVENANTS.

           (i) The representations and warranties of Parent in this Restated Agreement that are modified by materiality or Parent Material Adverse Effect ("PARENT MODIFIED REPRESENTATION") shall be true and correct in all respects and those that are not so modified ("PARENT NONMODIFIED REPRESENTATION") shall be true and correct in all material respects on the date hereof and, except for changes not prohibited by this Restated Agreement, as of the Closing Date as if made at the Closing Date. Furthermore, none of the representations or warranties of Parent contained in this Restated Agreement, disregarding any qualifications therein or in this SECTION 7.2(a) regarding materiality or Parent Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would have a Parent Material Adverse Effect; and

           (ii) Parent shall have performed and complied with all of the covenants and agreements in all material respects and satisfied in all material respects all of the conditions required by this Restated Agreement to be performed or complied with or satisfied by Parent at or prior to the Closing Date. Notwithstanding anything in this Restated Agreement to the contrary, the parties hereto acknowledge and agree that the consummation of the transactions contemplated by this Restated Agreement and the subsequent disposition of the CLEC Operations constitutes a significant change from the plans and strategies described in the 1998 10-K such that the representations and warranties of Parent that reference the 1998 10-K will not be true and correct as of the Closing Date as they relate to the plans and strategies of the business of Parent at the Closing Date.

        (b) CERTIFICATE OF PARENT AND OTHER DELIVERIES. Big Stuff shall have been provided, with (i) a certificate executed on behalf of Parent by an Officer to the effect that, as of the Closing Date, all representations and warranties made by Parent under this Restated Agreement are true and complete except as qualified by SECTION 7.2(a)(i) hereof; and all covenants, obligations and conditions of this Restated Agreement to be performed by Parent on or before such date have been so performed; (ii) a certificate of good standing from the Secretary of State of the State of Delaware that Parent is a validly existing corporation; (iii) duly adopted resolutions of the Board of Directors of Parent approving the execution, delivery and performance of this Restated Agreement and the Parent Transaction Agreements to which it is a party and the instruments contemplated hereby and thereby, certified by its Secretary or Assistant Secretary; and (iv) such other documents and instruments as Big Stuff may reasonably request.

        (c) SHAREHOLDER APPROVAL. Big Stuff shall have received from Parent's transfer agent a certificate indicating that a sufficient number of Parent's shareholders voted to approve the Merger such that the Merger was deemed approved by the Parent shareholders.

        (d) LEGAL OPINION. Big Stuff shall have received a legal opinion of Blackwell Sanders Peper Martin LLP, legal counsel to Parent, in a form to be agreed upon by the parties hereto, acting reasonably.

        (e) NO MATERIAL ADVERSE CHANGE. There shall not have occurred after the date hereof any Event that has or reasonably could be expected to have a Parent Material Adverse Effect.

        (f) LITIGATION. Except as set forth on SCHEDULE 3.7 attached hereto, there shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against Parent, its properties or any of its officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Restated Agreement which individually or in the aggregate may cause a Parent Material Adverse Effect.

    7.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT. The obligations of Parent to consummate and effect this Restated Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

        (a)  REPRESENTATIONS, WARRANTIES AND COVENANTS.

           (i) The representations and warranties of Big Stuff and the Big Stuff Shareholders contained in this Restated Agreement that are modified by materiality or Big Stuff Material Adverse Effect ("BIG STUFF MODIFIED REPRESENTATION") shall be true and correct in all respects, and those that are not so modified ("BIG STUFF NONMODIFIED REPRESENTATION") shall be true and correct in all material respects, on the date hereof and, except for changes not prohibited by this Restated Agreement, as of the Closing Date as if made at the Closing Date. Furthermore, none of the representations or warranties of Big Stuff or the Big Stuff Shareholders contained in this Restated Agreement, disregarding any qualifications therein or in this SECTION 7.3(a) regarding materiality or Big Stuff Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would have a Big Stuff Material Adverse Effect; and

           (ii) Big Stuff and the Big Stuff Shareholders shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Restated Agreement to be performed or complied with or satisfied by Big Stuff and the Big Stuff Shareholders at or prior to the Closing Date.

        (b) CERTIFICATE OF BIG STUFF AND OTHER DELIVERIES. Parent shall have been provided with (i) a certificate executed on behalf of Big Stuff by its Chief Executive Officer to the effect that, as of the Effective Time all representations and warranties made by Big Stuff in this Restated Agreement are true and correct, except as qualified by SECTION 7.3(a)(i) hereof, and all covenants, obligations and conditions of this Restated Agreement to be performed by Big Stuff and the Big Stuff Shareholders on or before such date have been so performed; (ii) a certificate of good standing from the proper authority in the jurisdictions in which Big Stuff is incorporated or qualified to do business stating that each is a validly existing corporation in good standing; (iii) duly adopted resolutions of the Big Stuff Board of Directors and Big Stuff Shareholders approving the execution, delivery and performance of this Restated Agreement and the Big Stuff Transaction Agreements to which Big Stuff is a party and the instruments contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of Big Stuff; (iv) a true and complete copy of the Articles or Certificate of Incorporation or comparable governing instruments, as amended, of Big Stuff certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the Bylaws or comparable governing instruments, as amended, of Big Stuff certified by the Secretary thereof; (v) the duly executed Resignations on terms and conditions reasonably acceptable to Parent; and (vi) such other documents and instruments as Parent reasonably may request.

        (c) LEGAL OPINION. Parent shall have received a legal opinion from Steinhart & Falconer LLP, legal counsel to Big Stuff, in a form to be agreed upon by the parties hereto, acting reasonably.

        (d) LITIGATION. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against Big Stuff, its respective properties or any of its officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Restated Agreement which individually or in the aggregate may cause a Big Stuff Material Adverse Effect.

        (e) NO MATERIAL ADVERSE CHANGE. There shall have not occurred after the date hereof any Event that has or reasonably could be expected to have a Big Stuff Material Adverse Effect.

        (f) AFFILIATE AGREEMENTS. At least thirty (30) days prior to the Effective Time, Parent shall have received the duly executed Affiliate Agreements.

                   ARTICLE VIII--TERMINATION AND ABANDONMENT

    8.1 TERMINATION. This Restated Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date only as follows, whether before or after approval by the Big Stuff Shareholders:

        (a) by mutual written consent of Big Stuff and Parent, duly authorized by the Board of Directors of each;

        (b) by Big Stuff or Parent if the Closing shall not have occurred on or before January 31, 2000, as such date may be extended pursuant to
    SECTION 1.2(b) hereof (or such other date as may be agreed to by Big Stuff and Parent); PROVIDED, THAT, no party may terminate this Restated Agreement under this SECTION 8.1(b) if such party's breach of this Restated Agreement has caused or resulted in the failure of the Closing to occur on or before such date;

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
        (c) by Big Stuff if (i) there are any breaches of any Parent Modified Representation or any material breaches of any Parent Nonmodified Representation, or (ii) Parent has breached or failed to perform, notwithstanding satisfaction or due waiver of all conditions thereto, any of its material covenants or agreements contained herein as to which notice specifying such breach or failure has been given to Parent promptly after the discovery thereof and Parent has failed to cure or otherwise resolve the same to the reasonable satisfaction of Big Stuff within thirty (30) days after receipt of such notice;

        (d) by Parent if (i) there are any breaches of any Big Stuff Modified Representations or any material breaches of any Big Stuff Nonmodified Representations, or (ii) Big Stuff has breached or failed to perform, notwithstanding satisfaction or due waiver of all conditions thereto, any of its material covenants or agreements contained herein as to which notice specifying such breach or failure has been given to Big Stuff promptly after the discovery thereof and Big Stuff has failed to cure or otherwise resolve the same to the reasonable satisfaction of Parent within thirty (30) days after receipt of such notice;

        (e) by Big Stuff or Parent if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, the Restated Company Agreement or any of the transactions contemplated by this Restated Agreement or such other agreements and such order, decree, ruling or other action shall have become final and nonappealable;

        (f) (i) by Big Stuff if the stockholders of Parent fail to approve and adopt the Merger or the issuance of the Parent Common Stock pursuant to this Restated Agreement or the other transactions contemplated or otherwise referenced herein or therein, as applicable, at the meeting duly convened therefor;

        (f)(ii) by Parent if the stockholders of Parent fail to approve and adopt the Merger pursuant to this Restated Agreement or the other transactions contemplated or otherwise referenced herein or therein, as applicable;

        (g) by Parent, if Big Stuff or its Board of Directors breaches any provision of SECTION 6.7; or

        (h) by Big Stuff, if Parent or its Board of Directors breaches any provision of SECTION 6.7;

    The party desiring to terminate this Restated Agreement pursuant to this
SECTION 8.1 shall give written notice of such termination to the other party in accordance with SECTION 11.1 below.

    8.2 PROCEDURE UPON TERMINATION. In the event of termination pursuant to this ARTICLE VIII, the Merger shall be abandoned without further action by Big Stuff or Parent, provided that the obligations of the applicable parties to this Restated Agreement contained in ARTICLE IX and SECTION 6.9 hereof shall remain in full force and effect. If this Restated Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same. Nothing contained in this Restated Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Restated Agreement prior to termination.

                    ARTICLE IX--SURVIVAL OF REPRESENTATIONS
                        AND WARRANTIES; INDEMNIFICATION

    9.1  INDEMNIFICATION BY THE BIG STUFF SHAREHOLDERS.

        (a) If the Closing has occurred, subject to the terms and conditions of this ARTICLE IX, the Big Stuff Shareholders shall indemnify Parent, and its officers, directors, agents and representatives (THE "INDEMNITEES"), from and in respect of, and hold the Indemnitees harmless against, any and

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
    all damages, fines, penalties, losses, liabilities, excise and other taxes, judgments, and deficiencies (including without limitation amounts paid in settlement and interest and reasonable out-of-pocket legal and accounting fees), but which amount shall be offset or reduced by the amount of any insurance proceeds received by Parent in respect of any of the foregoing, incurred or suffered by any of the Indemnitees ("DAMAGES") resulting from, relating to or in connection with any misrepresentation or breach of warranty of the Big Stuff Shareholders contained in this Restated Agreement.

        (b) The Big Stuff Shareholders acknowledge that their indemnification obligations hereunder are solely in their capacity as former shareholders of Big Stuff, and, accordingly, the indemnification obligations in this
    ARTICLE IX shall not entitle any Big Stuff Shareholder who was or is a current or former officer, director or employee of Big Stuff to any indemnification from Big Stuff pursuant to the organizational or governing documents of Big Stuff or pursuant to this Restated Agreement.

    9.2  METHOD OF ASSERTING CLAIMS.

        (a) Prior to the date (THE "REPORT DATE") that is thirty (30) days after the completion of Parent's audit report by Parent's independent auditors for the fiscal year ended December 31, 1999, each Indemnitee shall give written notice (THE "CLAIM NOTICE") to the Representative, as agent for the Big Stuff Shareholders, of any and all claims or events known to it which gives rise to a claim for indemnification hereunder by the Indemnitee against the Big Stuff Shareholders (AN "INDEMNIFIABLE CLAIM"). The Claim Notice shall specify the nature and estimated amount of such claimed Damages (THE "CLAIMED AMOUNT"). In the case of any claim for indemnification hereunder arising out of a claim, action, suit or proceeding brought by any Person who is not a party to this Restated Agreement (A "THIRD-PARTY CLAIM"), prior to the Report Date, the Indemnitee also shall give the Representative, as agent for the Big Stuff Shareholders, copies of any written claims, process or legal pleadings with respect to such Third-Party Claim.

        (b) Within forty-five (45) days after delivery of a Claim Notice, the Representative shall notify the Parent in writing of his objections, if any, to the claim. If the Representative has no objections to the claim, the Representative shall remit to the Parent the Claimed Amount within thirty
    (30) days. If the Representative has objections to the claim, the Representative and the Indemnitee shall proceed in good faith to negotiate a resolution of the dispute regarding the claim, and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

    9.3  THIRD PARTY CLAIMS.

        (a) Except as otherwise provided in paragraph (c) below, the Representative, as agent for the Big Stuff Shareholders, may elect to compromise or defend, at the Big Stuff Shareholders' own expense and by the Big Stuff Shareholders' own counsel reasonably satisfactory to the Indemnitee, any Third-Party Claim; provided that (i) the Representative provides the Indemnitee with reasonable evidence that the Big Stuff Shareholders will have the financial resources to defend against such claim and fulfill their indemnification obligations hereunder; and (ii) the giving of a Defense Notice (as defined below) by the Representative shall constitute an acknowledgment by the Big Stuff Shareholders of their obligation to indemnify the Indemnitee with respect to such Third-Party Claim in accordance with the terms of this ARTICLE IX. If the Representative, as agent for the Big Stuff Shareholders, elects to compromise or defend a Third-Party Claim, the Representative shall, within thirty (30) days of its receipt of the notice provided pursuant to
    SECTION 9.2(a) hereof (or sooner, if the nature of such Third-Party Claim so requires), notify the related Indemnitee of its intent to do so (A "DEFENSE NOTICE"), and such Indemnitee shall reasonably cooperate in the compromise of, or defense against, such Third-Party Claim. The Big Stuff Shareholders shall be responsible for the payment of such Indemnitee's actual out-of-pocket expenses (other than legal and accounting fees) incurred in connection with such cooperation, and such expenses shall constitute Damages incurred or suffered by Parent within the meaning of SECTION 9.1(a) hereof. After notice from the Representative, as agent for the Big Stuff Shareholders, to an Indemnitee of its election to assume the defense of a Third-Party Claim, the Big Stuff Shareholders shall not be liable to such Indemnitee under this
    ARTICLE IX for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof. If the Representative, as agent for the Big Stuff Shareholders, elects not to compromise or defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this SECTION 9.3, such Indemnitee may pay, compromise or defend such Third-Party Claim on behalf of and for the account and risk of the Big Stuff Shareholders (and any amount paid or expenses incurred in connection therewith shall constitute Damages incurred or suffered by Parent within the meaning of SECTION 9.1(a) hereof). The Representative may not consent to entry of any judgment or enter into any settlement without the written consent of each related Indemnitee (which consent shall not be unreasonably withheld), unless such judgment or settlement provides solely for money damages or other money payments for which such Indemnitee is entitled to indemnification hereunder and includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect of such Third-Party Claim.

        (b) In respect of any claim, action, suit or proceeding brought by a taxing authority in respect of Taxes for which the Big Stuff Shareholders may be required to indemnify the Parent (A "TAX CLAIM"), the Representative, as agent for the Big Stuff Shareholders, shall have the sole right to control any Tax Claim, provided, however, that the Representative shall provide the Indemnitee with copies of all correspondence with any taxing authority in connection with any such Tax Claim and shall keep the Indemnitee reasonably informed of all progress with such taxing authority, and provided further that the Representative shall consult with the Indemnitee in good faith in contesting any proposed adjustment and shall consider any reasonable advice from the Indemnitee concerning such Tax Claim so long as the Representative, as agent for the Big Stuff Shareholders, shall (subject to the immediately following sentence) ultimately be entitled to control any such Tax Claim concerning any indemnity obligation of the Big Stuff Shareholders. The Representative shall not be entitled to compromise or settle any Tax liability of the Company for any pre-Closing Period that would have the effect of materially decreasing the Company's deductions for credits or materially increasing the Company's taxable income for any taxable year or period subsequent to the pre-Closing Period without the prior written consent of Parent, which consent shall not be unreasonably withheld. Parent will cooperate fully with Representative in defending any Tax Claim.

        (c) If there is a reasonable likelihood that a Third-Party Claim may have a material adverse effect on an Indemnitee, other than as a result of money damages or other money payments for which such Indemnitee is entitled to indemnification hereunder, such Indemnitee will have the right, after consultation with the Representative, and at the cost and expense of the Big Stuff Shareholders (which costs and expenses, other than legal and accounting fees, shall constitute Damages within the meaning of
    SECTION 9.1(a) hereof to the extent provided therein), to defend such Third-Party Claim. If the Third-Party Claim involves a third party with whom Parent has a significant on-going or prospective relationship, the Indemnitee will have the right, after consultation with the Representative, and at the cost and expense of the Big Stuff Shareholders (which costs and expenses, other than legal and accounting fees, shall constitute Damages within the meaning of SECTION 9.1(a) hereof to the extent provided therein), to defend such Third-Party Claim; provided that the Big Stuff Shareholders shall not be obligated to pay Damages to the extent it is determined (by agreement between the Representative and Indemnitees or by arbitration or court judgment) that the Third-Party Claim was settled on terms that were not fair and reasonable to the Indemnitors.

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
    9.4 SURVIVAL. The representations and warranties of Big Stuff set forth in this Restated Agreement shall survive the Closing and shall continue until the Report Date. The representations and warranties shall not be affected by any examination made for or on behalf of Parent or the knowledge of any of Parent's officers, directors, stockholders, employees or agents, except that the representations and warranties are qualified by the matters disclosed in the Disclosure Schedules to the representations and warranties of Big Stuff and the Big Stuff Shareholders contained in ARTICLE II hereof and Parent agrees that Parent has knowledge of such matters. Notwithstanding anything to the contrary herein, if a claim for indemnification is made before the expiration of the periods of survival set forth above in this SECTION 9.4, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

    9.5  LIMITATIONS.

        (a) The Big Stuff Shareholders shall not be liable under this
    ARTICLE IX unless and until the aggregate amount of Damages incurred or suffered by Indemnitees exceeds $100,000, (at which point the Big Stuff Shareholders shall become liable for the entire amount of such Damages in excess of $75,000). For purposes of the preceding sentence, no independent claims of less than $1,000 may be made; PROVIDED, HOWEVER, that all claims arising out of a common set of facts shall be aggregated for purposes of determining whether the $1,000 threshold has been met.

        (b) The Big Stuff Shareholders' liability under this ARTICLE IX shall not exceed $400,000.

    The Big Stuff Shareholders may, at their option, satisfy their indemnification obligations under this Restated Agreement by (i) the payment of that amount of cash sufficient to satisfy such indemnification claim, but in any event not exceeding the amount set forth in SECTION 9.5(b) hereof, and subject to the provisions of SECTION 9.5(a) hereof; or (ii) the delivery of stock certificates representing that number of shares of Parent Common Stock sufficient to satisfy such indemnification claim, the value of which shall be determined in accordance with SECTION 9.5(d) hereof; PROVIDED, HOWEVER, that any stock certificates delivered in satisfaction of an indemnification claim must be delivered to Parent within three (3) business days following (as applicable)
(A) the date calculated in accordance with SECTION 9.2 or SECTION 9.3 hereof, if the claim is not in dispute; (B) resolution of such indemnification claim, whether prior to or following commencement of litigation; or (C) the entry of a final and non-appealable judgment by a court of competent jurisdiction.

        (d) The parties hereto agree that, for purposes of valuing shares of Parent Common Stock delivered pursuant to SECTION 9.5(c) to satisfy any indemnification claims pursuant to SECTION 9.2 or SECTION 9.3, Parent Common Stock shall be valued at a price per share equal to the greater of: (A) the weighted average of the closing prices, as reported on the NYSE, of the Parent Common Stock on the twenty (20) trading days prior to the date on which the stock certificates for the Parent Common Stock are to be delivered pursuant to clause (ii) of SECTION 9.5(c), or (B) $5.50.

        (e) No claim for indemnification pursuant to SECTION 9.1 shall be made unless asserted by a written notice given to the Representative on or before the Report Date.

    9.6  THE REPRESENTATIVE.

        (a) Big Stuff and the Big Stuff Shareholders hereby authorize, direct and appoint Reid to act as sole and exclusive agent, attorney-in-fact and representative of the Big Stuff Shareholders (THE "REPRESENTATIVE"), and authorizes and directs the Representative to (i) take any and all actions (including without limitation executing and delivering any documents, incurring any costs and expenses for the account of the Big Stuff Shareholders (which will constitute Damages incurred or suffered by Parent within the meaning of SECTION 9.1(a) hereof) and making any and all determinations) which may be required or permitted by this Restated Agreement to be taken by the Big Stuff Shareholders or the Representative,
    (ii) exercise such other rights, power and authority as are authorized, delegated and granted to the Representative hereunder in connection with the transactions contemplated hereby and (iii) exercise such rights, power and authority as are incidental to the foregoing. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Representative consistent therewith, shall be absolutely and irrevocably binding on each indemnifying party as if such indemnifying party personally had taken such action, exercised such rights, power or authority or made such decision or determination in such indemnifying party's individual capacity. Notwithstanding any other provision of this Restated Agreement, if the Closing occurs, then with respect to the matters covered by ARTICLE IX, (i) each of the Big Stuff Shareholders irrevocably relinquishes such Big Stuff Shareholder's right to act independently and other than through the Representative, except with respect to the removal of the Representative or appointment of a successor Representative as provided in SECTION 9.6(b) below, and (ii) no Big Stuff Shareholders shall have any right under this Restated Agreement or otherwise to institute any suit, action or proceeding against Big Stuff or Parent with respect to any such matter, any such right being irrevocably and exclusively delegated to the Representative. The Representative hereby acknowledges and accepts the foregoing authorization and appointment and agrees to serve as the Representative in accordance with this Restated Agreement.

        (b) The Representative shall serve as Representative until his resignation, removal from office, incapacity or death; provided, however, that the Representative shall not have the right to resign without
    (i) prior written notice to the Big Stuff Shareholders, and (ii) picking a successor reasonably satisfactory to Parent to serve until a successor thereto is elected by the Big Stuff Shareholders. The Representative may be removed at any time, and a successor representative, reasonably satisfactory to Parent, may be appointed, pursuant to written action by Big Stuff Shareholders. Any successor to the Representative shall, for purposes of this Restated Agreement, be deemed to be, from the time of the appointment thereof in accordance with the terms hereof, the Representative, and from and after such time, the term "REPRESENTATIVE" as used herein and therein shall be deemed to refer to such successor. No appointment of a successor shall be effective unless such successor agrees in writing to be bound by the terms of this Restated Agreement.

        (c) The Representative shall be permitted to retain counsel, consultants and other advisors and shall promptly notify Parent after retaining any such Person.

        (d) The provisions of this SECTION 9.6 shall in no way impose any obligations on Parent (other than those set forth in paragraph (c) above). In particular, notwithstanding any notice received by Parent to the contrary (except any notice of the appointment of a successor Representative approved by Parent in accordance with paragraph (b) of this SECTION 9.6), Parent shall be entitled to assume that all actions, decisions and determinations of the Representative are fully authorized by the Big Stuff Shareholders.

        (e) The Representative shall not be liable to the Big Stuff Shareholders for the performance of any act or the failure to act so long as he acted or failed to act in good faith in what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of the Big Stuff Shareholders.

    9.7  INDEMNIFICATION BY THE PARENT.

        (a) INDEMNITY. If the Closing has occurred, subject to the terms and conditions of this SECTION 9.7, Parent shall indemnify the Big Stuff Shareholders from and in respect of all, and hold the Big Stuff Shareholders harmless against, any and all damages, fines, penalties, losses, liabilities, judgments and deficiencies (including without limitation amounts paid in settlement and interest) ("BIG STUFF SHAREHOLDER DAMAGES") resulting from, relating to or in connection with any misrepresentation or breach of warranty of the Parent contained in this Restated Agreement.

        (b) SURVIVAL. The representations and warranties of Parent set forth in this Restated Agreement shall survive the Closing and shall continue until the Report Date. The representations and warranties shall not be affected by any examination made for or on behalf of Big Stuff or Big Stuff Shareholders or the knowledge of any of Big Stuff's officers, directors, stockholders, employees or agents, except that the representations and warranties are qualified by the matters disclosed in the Disclosure Schedules to the representations and warranties of the Parent contained in
    ARTICLE III hereof, and Big Stuff agrees that Big Stuff has knowledge of such matters. Notwithstanding anything to the contrary herein, if a claim for indemnification is made before the expiration of the periods of survival set forth above in this SECTION 9.7, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

        (c) LIMITATIONS. Parent shall not be liable under this SECTION 9.7 unless and until the aggregate amount of Big Stuff Shareholder Damages incurred or suffered by the Big Stuff Shareholders exceeds $100,000 (at which point Parent shall become liable for the entire amount of Big Stuff Shareholder Damages in excess of $75,000). Furthermore, the liability of Parent under this SECTION 9.7 shall be $400,000. No claim for indemnification pursuant to SECTION 9.7 shall be made unless asserted by a written notice given to Parent on or before the Report Date.

                           ARTICLE X--MUTUAL RELEASE

    10.1  MUTUAL RELEASE OF ALL CLAIMS.

        (a) Parent, for itself and for all of its stockholders, directors, officers, agents, employees, representatives, divisions, subsidiaries, affiliates, insurers, successors and assigns, hereby releases, remises, acquits and forever discharges Big Stuff and the Big Stuff Shareholders, and each of them and each of their respective stockholders, directors, officers, agents, employees, representatives, divisions, parents, subsidiaries, affiliates, insurers, successors and assigns, of and from any and all manner of claims, actions, causes of action, suits, debts, dues, accounts, contracts, agreements, continuing obligations, judgments, claims and demands whatsoever, whether in law or in equity, which now exist or may hereafter arise from any matter, fact, circumstance, happening or thing whatsoever occurring or failing to occur in connection with the negotiation, execution and performance of their respective obligations under the June 3 Big Stuff Agreement.

        (b) Big Stuff and the Big Stuff Shareholders, each for itself and for all of their respective stockholders, directors, officers, agents, employees, representatives, divisions, subsidiaries, affiliates, insurers, successors and assigns, hereby releases, remises, acquits and forever discharges Parent and its stockholders, directors, officers, agents, employees, representatives, divisions, parents, subsidiaries, affiliates, insurers, successors and assigns, of and from any and all manner of claims, actions, causes of action, suits, debts, dues, accounts, contracts, agreements, continuing obligations, judgments, claims and demands whatsoever, whether in law or in equity, which now exist or may hereafter arise from any matter, fact, circumstance, happening or thing whatsoever occurring or failing to occur in connection with the negotiation, execution and performance of its obligations under the June 3 Big Stuff Agreement.

        (c) Parent and each of Big Stuff and the Big Stuff Shareholders hereby represent, warrant and acknowledge that the mutual covenants and agreements in this ARTICLE X are made in good faith.

    10.2  COVENANT NOT TO SUE.

        (a) Parent hereby agrees that it will not institute any action against Big Stuff and the Big Stuff Shareholders arising out of the June 3 Big Stuff Agreement, including, but not limited to, any claim for contractual indemnity or implied indemnity.

        (b) Each of Big Stuff and the Big Stuff Shareholders hereby agrees that it will not institute any action against Parent arising out of the June 3 Big Stuff Agreement, including, but not limited to, any claim for contractual indemnity or implied indemnity.

    10.3 NO ADMISSION OF LIABILITY. None of Parent, Big Stuff or the Big Stuff Shareholders admits liability to any other party hereto and, in fact, each of Parent, Big Stuff and the Big Stuff Shareholders denies any liability relating to the June 3 Big Stuff YP Agreement.

                        ARTICLE XI--AMENDMENT AND WAIVER

    11.1 AMENDMENT OF THIS RESTATED AGREEMENT. Prior to Parent stockholder approval and except as is otherwise required by Applicable Law, this Restated Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Following receipt of approval by the Parent shareholders, the parties hereto acknowledge and agree that this Restated Agreement may be amended by the parties hereto by execution of an instrument in writing signed on behalf of each of the parties hereto; PROVIDED, HOWEVER, that any such amendment shall not have a material adverse effect upon Parent.

    11.2 EXTENSION; WAIVER. At any time prior to the Effective Time, Parent and Acquisition Subsidiary, on the one hand, and Big Stuff and the Big Stuff Shareholders, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties made by such other party contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party; PROVIDED, HOWEVER, that an extension pursuant to SECTION 1.2(b) hereof need not be set forth in writing in order to be effective, unless such extension is to a date after March 1, 2000.

                        ARTICLE XII--GENERAL PROVISIONS

    12.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent, to:

           Advanced Communications Group, Inc.
           390 South Woods Mill Road, Suite 150
           St. Louis, Missouri 63017
           Attn: Mr. Richard O'Neal
           Facsimile: (314) 205-8141

           with a copy to:

           Blackwell Sanders Peper Martin LLP
           720 Olive Street, Suite 2400
           St. Louis, Missouri 63101-4834
           Attn: Mr. Craig A. Adoor
           Facsimile: (314) 345-6060

        (b) if to Big Stuff and Big Stuff Shareholders, to:

           Big Stuff, Inc.
           4515 South Georgia, Suite 118
           Amarillo, Texas 79102
           Attn: Mr. Richard L. Reid
           Facsimile: (806) 354-2974

           with a copy to:

           Steinhart & Falconer
           333 Market Street
           32(nd) Floor
           San Francisco, California 94105-2150
           Attn: Mr. Robb A. Scott
           Facsimile: (415) 442-0856

    12.2 INTERPRETATION. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation". The table of contents and headings contained in this Restated Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Restated Agreement. All Disclosure Schedules to this Restated Agreement constitute a part of this Restated Agreement as if set forth in full herein and are incorporated herein.

    12.3 COUNTERPARTS. This Restated Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    12.4 ENTIRE AGREEMENT; ASSIGNMENT. Subject to its becoming effective in accordance with SECTION 1.2 hereof, this Restated Agreement (including, but not limited to, the Recitals hereto), the Disclosure Schedules hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof including, but not limited to, (A) the June 3 Big Stuff Agreement; and (B) the Letter of Intent dated April 11, 1999 by and among the Parent, the Company, Big Stuff, Web and O'Neal and the Confidentiality Agreement dated April 11, 1999 by and among Parent, the Company, Big Stuff, Web and O'Neal; (ii) are not intended to confer upon any Person not a party hereto any rights or remedies hereunder except that the Representative shall have the express rights articulated in ARTICLE IX; and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates, provided that Parent shall remain liable hereunder.

    12.5 SEVERABILITY. In the event that any provision of this Restated Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Restated Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto so long as consideration of the Restated Agreement is not materially affected for any party hereof. The parties further agree to replace such void or unenforceable provision of this Restated Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    12.6 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

    12.7 GOVERNING LAW. This Restated Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of California, City and County of San Francisco, in connection with any matter based upon or arising out of this Restated Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California, City and County of San Francisco for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

    12.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Restated Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                           ARTICLE XIII--DEFINITIONS

    13.1  DEFINITIONS.

    "Acquisition Subsidiary" shall have the meaning ascribed to it in the preamble hereto.

    "Active Parent Subsidiaries" shall mean Feist; FirsTel; Value; Great Western Directories, Inc.; Telecom Resources, Inc.; the Switchboard of Oklahoma
City, Inc.; Long Distance Management of Kansas, Inc.; Long Distance Management II, Inc.; and National Telecom, a proprietorship.

    "Affiliate Agreements" shall have the meaning set forth in SECTION 4.8 hereof.

    "Anniversary Date" shall mean the first anniversary of the Closing Date.

    "Associates" shall mean affiliates of any Person (including, without limitation, directors, officers, employees, agents, representatives and shareholders or any affiliates or associates thereof).

    "Benefit Plan" shall have the meaning ascribed to such term in SECTION 2.14 hereof.

    "Big Stuff" shall have the meaning ascribed to such term in the preamble hereto.

    "Big Stuff Common Stock" shall have the meaning ascribed to such term in
SECTION 1.3 hereof.

    "Big Stuff Financial Statements" shall have the meaning ascribed to such term in SECTION 2.8 hereof.

    "Big Stuff Material Adverse Effect" shall mean a material adverse effect on
(i) the business, assets, condition (financial or otherwise), properties, liabilities or the results of operations of Big Stuff taken as a whole,
(ii) the ability of Big Stuff to perform its obligations set forth in this Restated Agreement and the Big Stuff Transaction Agreements, or (iii) the ability of Big Stuff or the Big Stuff Shareholders to timely consummate the transactions contemplated by this Restated Agreement and the Big Stuff Transaction Agreements.

    "Big Stuff Material Contract" shall have the meaning ascribed to such term in SECTION 2.13 hereof.

    "Big Stuff Modified Representations" shall have the meaning ascribed to such term in SECTION 7.3(a)(i) hereof.

    "Big Stuff Nonmodified Representations" shall have the meaning ascribed to such term in SECTION 7.3(a)(i) hereof.

    "Big Stuff Permits" shall have the meaning ascribed to such term in
SECTION 2.11 hereof.

    "Big Stuff Real Property Leases" shall have the meaning ascribed to such term in SECTION 2.19(b) hereof.

    "Big Stuff Shares" shall have the meaning ascribed to such term in
SECTION 1.3 hereof.

    "Big Stuff Shareholders" shall have the meaning ascribed to such term in the preamble hereto.

    "Big Stuff Shareholder Damages" shall have the meaning ascribed to such term in SECTION 9.7(a) hereof.

    "Big Stuff Stock" shall have the meaning set forth in SECTION 2.2 hereof.

    "Big Stuff Transaction Agreements" shall have the meaning ascribed to such term in SECTION 2.4 hereof.

    "Certificate of Merger" shall have the meaning ascribed to such term in
SECTION 1.1 hereof.

    "Certificates" shall mean the certificates which, prior to the Merger, represented the Big Stuff Shares, and shall include a certificate issued upon due execution and delivery of an affidavit of loss and a bond, if required by Parent, in the event that a Big Stuff Shareholder is unable to produce and deliver, at the Closing, the original certificate which prior to the Merger, represented any Big Stuff Shares.

    "Claim Notice" shall have the meaning ascribed to such term in
Section 9.2(a) hereof.

    "Claimed Amount" shall have the meaning ascribed to such term in
SECTION 9.2(a) hereof.

    "Class A Special Shares" shall have the meaning set forth in the Restated Company Agreement.

    "CLEC Operations" shall mean Feist, FirsTel, Valu, and such other non-yellow pages operating subsidiaries or operations of Parent as shall be determined by the Board of Directors of Parent.

    "Closing" shall mean the closing of the Merger.

    "Closing Date" shall mean the date on which the Closing actually occurs.

    "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder.

    "Company" shall have the meaning set forth in Recital E hereto.

    "Company Shareholders" shall have the meaning set forth in Recital E hereto.

    "Consent" shall have the meaning ascribed to such term in SECTION 2.5 hereof.

    "Conversion Stock" shall have the meaning ascribed to such term in
SECTION 4.9 hereof.

    "Convertible Note" shall have the meaning ascribed to such term in
SECTION 1.10 hereof.

    "Corporation Laws" shall have the meaning ascribed to such term in
SECTION 1.1 hereof.

    "Damages" shall have the meaning ascribed to such term in SECTION 9.1(a) hereof.

    "Defense Notice" shall have the meaning ascribed to such term in
SECTION 9.3(a) hereof.

    "Disclosure Schedules" shall mean, collectively, that information required to be delivered by Big Stuff to Parent, and by Parent to Big Stuff, pursuant to this Restated Agreement.

    "Effective Time" shall have the meaning ascribed to such term in
SECTION 1.2 hereof.

    "Enforceability Exceptions" shall have the meaning ascribed to such term in
SECTION 2.4 hereof.

    "Environmental Laws" shall have the meaning ascribed to such term in
SECTION 2.17 hereof.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder.

    "Event" shall mean any event, occurrence, fact, condition, change, development or effect.

    "Exchange Ratio" shall have the meaning ascribed to such term in
SECTION 1.3 hereof.

    "Extraordinary Transactions" shall have the meaning ascribed to such term in
SECTION 6.7 hereof.

    "Feist" shall mean Feist Long Distance Service, Inc.

    "Final Order", with respect to any Consent of a Governmental Authority, shall mean an action by the appropriate Governmental Authority as to which:
(i) no request for stay by such Governmental Authority of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before such Governmental Authority, and no appeal or comparable administrative remedy is pending before such Governmental Authority, and the time for filing any such petition, appeal or administrative remedy has passed; (iii) such Governmental Authority does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the Governmental Authority action is pending or in effect, and if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

    "FirsTel" shall mean FirsTel, Inc.

    "Governmental Authority" shall mean a nation or government, any state or other political subdivision thereof, any Person, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization.

    "Great Western Credit Agreement" shall mean the Loan Agreement dated as of May 14, 1999, by and among Great Western Directories, Inc., the lenders signatories thereto, and Bank of America National Trust and Savings Association as Administrative Agent.

    "Great Western Notes" shall have the meaning ascribed to such term in Recital E hereto.

    "Great Western Shareholders" shall have the meaning ascribed to such term in Recital E hereto.

    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "ICL" shall have the meaning ascribed to such term in Recital E hereto.

    "Indemnifiable Claim" shall have the meaning ascribed to such term in
SECTION 9.2(a) hereof.

    "Indemnitees" shall have the meaning ascribed to such term in
SECTION 9.1(a) hereof.

    "Intellectual Property" shall have the meaning ascribed to such term in
SECTION 2.18 hereof.

    "IP Claim Notice" shall have the meaning ascribed to such term in
SECTION 2.18 hereof.

    "IRS" shall mean the United States Internal Revenue Service, or any successor thereto.

    "June 3 Big Stuff Agreement" shall have the meaning ascribed to such term in
SECTION 1.2(a) hereof.

    "Law" shall mean applicable provision of any constitution, treaty, statute, law, code, rule, regulation, ordinance, policy or order of any Governmental Authority or other matters having the force of law including, but not limited to, any orders, decisions, injunctions, judgments, awards and decrees of or agreements with any court or other Governmental Authority.

    "Letter of Transmittal" shall have the meaning ascribed to such term in
SECTION 1.5 hereof.

    "Litigation" shall have the meaning ascribed to such term in SECTION 2.7 hereof.

    "Merger" shall have the meaning ascribed to such term in Recital B hereto.

    "Merger Consideration" shall have the meaning ascribed to such term in
SECTION 1.3 hereof.

    "Multi-employer Plan" shall have the meaning ascribed to such term in
SECTION 2.14 hereof.

    "NYSE" shall mean the New York Stock Exchange, Inc.

    "O'Neal" shall have the meaning ascribed to such term in the preamble hereto.

    "Parent" shall have the meaning ascribed to such term in the Preamble hereto.

    "Parent Common Stock" shall have the meaning ascribed to such term in
SECTION 1.3 hereof.

    "Parent Financial Statements" shall have the meaning ascribed to such term in SECTION 3.8 hereof.

    "Parent Guaranty" shall mean that certain Guaranty of Parent given pursuant to the Great Western Credit Agreement.

    "Parent Material Adverse Effect" shall mean a material adverse effect on
(i) the business, assets, condition (financial or otherwise), properties, liabilities or the results of operations of Parent and the Active Parent Subsidiaries taken as a whole, (ii) the ability of Parent to perform its obligations set forth in this Restated Agreement and the Parent Transaction Agreements, or (iii) the ability of Parent to timely consummate the transactions contemplated by this Restated Agreement and the Parent Transaction Agreements.

    "Parent Material Contract" shall have the meaning ascribed to such term in
SECTION 3.13 hereof.

    "Parent Modified Representations" shall have the meaning ascribed to such term in SECTION 7.2(a)(i) hereof.

    "Parent Nonmodified Representation" shall have the meaning ascribed to such term in SECTION 7.2(a)(i) hereof.

    "Parent Permits" shall have the meaning ascribed to such term in
SECTION 3.11 hereof.

    "Parent Securities Filings" shall have the meaning ascribed to such term in
SECTION 3.7 hereof.

    "Parent Series A Stock "shall have the meaning ascribed to such term in
SECTION 3.2 hereof.

    "Parent Transaction Agreements" shall have the meaning ascribed to such term in SECTION 3.4 hereof.

    "Person" shall mean and include an individual, corporation, partnership, association, trust or other entity or organization, including a Governmental Authority.

    "Registration Statements" shall have the meaning ascribed to such term in
SECTION 6.1(b) hereof.

    "Reid" shall have the meaning ascribed to such term in the preamble hereto.

    "Report Date" shall have the meaning ascribed to such term in
SECTION 9.2(a) hereof.

    "Representative" shall have the meaning ascribed to such term in
SECTION 9.6 hereof.

    "Resignations" shall have the meaning ascribed to such term in SECTION 6.8 hereof.

    "Restated Agreement" shall have the meaning ascribed to it in the preamble hereto.

    "Restated Company Agreement" shall have the meaning set forth in Recital E hereto.

    "Restated Web Agreement" shall mean that certain Amended and Restated Acquisition Agreement dated as of October 26, 1999, among the Parent, ACG Acquisition VII Corp., Web and the Web shareholders.

    "SEC" shall mean the U.S. Securities and Exchange Commission.

    "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

    "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

    "Surviving Corporation" shall have the meaning ascribed to such term in
SECTION 1.1 hereof.

    "Surviving Corporation Common Stock" shall have the meaning ascribed to such term in SECTION 1.3 hereof.

    "Surviving Corporation Material Adverse Effect" shall mean a material adverse effect on (i) the business, assets, condition (financial or otherwise), properties, liabilities or the results of operations of the Surviving Corporation, or (ii) the ability to timely consummate the transactions contemplated by this Restated Agreement.

    "Tax" shall have the meaning ascribed to such term in SECTION 2.15(a) hereof.

    "Tax Claim" shall have the meaning ascribed to such term in SECTION 9.3(b) hereof.

    "Third-Party Claim" shall have the meaning ascribed to such term in
SECTION 9.2(a) hereof.

    "Transaction Expenses" shall have the meaning ascribed to such term in
SECTION 5.9 hereof.

    "Valu" shall mean, collectively, Valu-line of Louisiana, Inc. and Valu-line of Longview, Inc.

    "Web" shall have the meaning ascribed to such term in Recital E hereto.

    "WorldPages" shall have the meaning ascribed to such term in Recital E hereto.

    "Year 2000 Compliant" shall have the meaning ascribed to such term in
SECTION 2.27 hereof.

                         [SIGNATURES ON FOLLOWING PAGE]

 [Signature pages to the Amended and Restated Big Stuff Acquisition Agreement]

    IN WITNESS WHEREOF, Parent, the Acquisition Subsidiary, Big Stuff and the Big Stuff Shareholders have caused this Restated Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

                                                       ADVANCED COMMUNICATIONS GROUP, INC.

                                                       By:  /s/ MICHAEL PRUSS
                                                            -----------------------------------------
                                                            Name: Michael Pruss
                                                            Title: Chief Financial Officer and
                                                            Secretary

                                                       ACG ACQUISITION VI CORP.

                                                       By:  /s/ MICHAEL PRUSS
                                                            -----------------------------------------
                                                            Name: Michael Pruss Title: Secretary

                                                       BIG STUFF, INC.

                                                       By:  /s/ RICHARD L. REID
                                                            -----------------------------------------
                                                            Title: CEO

                                                            /s/ RICHARD O'NEAL
                                                            -----------------------------------------
                                                            RICHARD O'NEAL

                                                            /s/ RICHARD L. REID
                                                            -----------------------------------------
                                                            RICHARD L. REID

                                    ANNEX D

     INVESTMENT BANKING DIVISION
     PaineWebber Incorporated
     1285 Avenue of the Americas
     New York, NY 10019
     212 713-2000


October 26, 1999
                                                                                               [LOGO]

Confidential

Board of Directors
Advanced Communications Group, Inc.
390 South Woods Mill Road, Suite 150
St. Louis, MO 63017

Ladies and Gentlemen:

    Advanced Communications Group, Inc. (the "Company"), along with subsidiaries formed for such purpose, has entered into separate amended and restated agreements (each, an "Amended Agreement") with each of YPtel Corporation ("YPtel"), Web YP, Inc. ("Web YP") and Big Stuff, Inc. ("Big Stuff" and, together with YPtel and Web YP, the "Subject Companies") and their respective stockholders. Pursuant to the Amended Agreements, at the Closing Date (as defined in the Amended Agreements), the Company, directly or indirectly, through merger or acquisition, will acquire all of the shares of common stock of the Subject Companies issued and outstanding immediately prior to the Closing Date (the "Acquisitions") in exchange for, in the aggregate, 19,545,454 shares of capital stock of the Company, comprised of shares of common stock, $.0001 par value, of the Company ("Company Common Stock") and shares of capital stock of the Company exchangeable for Company Common Stock. In connection with the Acquisitions, the Company also has entered into agreements (the "Redemption Agreements") with the holders (the "Noteholders") of its $15 million principal amount of 5% Subordinated Notes (the "Notes") pursuant to which the Company shall redeem the Notes (the "Note Redemption") at the Closing Date in exchange for 2,727,273 shares of Company Common Stock based on a value of $5.50 per share. The Acquisitions and the Note Redemption are collectively referred to herein as the "Transactions." The 19,545,454 shares and 2,727,273 shares of Company Common Stock to be issued in connection with the Acquisitions and the Note Redemption, respectively, together with the 1,198,864 Additional Shares (as defined herein), are collectively referred to herein as the "Consideration." The consummation of each of the Transactions is conditioned upon the concurrent closing of all of the other Transactions. The Transactions are expected to be considered by the stockholders of the Company and voted on as one transaction at the annual meeting of the stockholders and consummated shortly thereafter.

    You have asked us whether or not, in our opinion, the proposed Consideration to be paid, in the aggregate, by the Company pursuant to the Transactions is fair to the Company from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed YPtel's Amended and Restated Preliminary Prospectus dated
    February 15, 1999 which includes related pro forma financial information for YPtel for the fiscal year ended October 31, 1998 and related audited financial information for Pacific Coast Publishing, Inc., a wholly-owned subsidiary of YPtel, for the three fiscal years ended October 31, 1998, and YPtel's internal, unaudited income statement, cash flow statement and balance sheet for the eight months ended June 30, 1999;

(2) Reviewed Web YP's audited financial information for the fiscal year ended December 31, 1998 and internal, unaudited income statement, cash flow statement and balance sheet for the six months ended June 30, 1999;

(3) Reviewed Big Stuff's internal, unaudited income statement, cash flow statement and balance sheet for the three fiscal years ended December 31, 1998 and the six months ended June 30, 1999;

(4) Reviewed the 5% Subordinated Note Agreements dated February 18, 1998;

(5) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the two fiscal years ended December 31, 1998, the Company's Registration Statement on Form S-1 and related Prospectus each dated February 12, 1998 and the Company's Form 10-Q and the related unaudited financial information for the six months ended June 30, 1999;

(6) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Subject Companies individually and the Company, furnished to us by the Subject Companies and the Company, respectively, as well as a consolidated financial forecast of the Subject Companies and the Company on a combined basis, relating to the business, earnings, cash flow, assets and prospects of the Subject Companies and the Company on a combined basis, furnished to us jointly by the Subject Companies and the Company;

(7) Conducted discussions with members of senior management of each of the Subject Companies and the Company concerning their respective businesses and prospects;

(8) Reviewed the historical market prices and trading activity for the Company Common Stock and compared them with those of certain publicly traded companies which we deemed to be relevant;

(9) Compared the results of operations of the Subject Companies and the Company with those of certain companies which we deemed to be relevant;

(10) Compared the proposed financial terms of the transactions contemplated by the Amended Agreements with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

(11) Considered the pro forma effect of the Transactions on the Company's earnings, cash flow and capitalization;

(12) Reviewed draft Amended Agreements relating to YPtel, Web YP and Big Stuff available as of October 20, 1999, and the Redemption Agreements each dated as of June 3, 1999; and

(13) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by each of the Subject Companies and the Company, and we have not assumed any responsibility to independently verify such information. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the respective managements of each of the Subject Companies and the Company as to the future performance of the respective companies. We have also relied upon assurances of the respective managements of the Subject Companies and the Company that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Subject Companies and the Company or of the Notes nor have we been furnished with any such evaluations or appraisals. We also limited, with your consent, our analysis to information furnished to us on or prior to October 20, 1999. We have also assumed with your consent that (i) the Acquisitions will be accounted for under the purchase method of accounting,
(ii) the Acquisitions will be tax free reorganizations to the Company and
(iii) any material liabilities (contingent or otherwise, known or unknown) of the Subject Companies and the Company are as set forth in the financial information provided by such companies. In addition, you have instructed us to assume that (i) the accrued interest on the Notes at the Closing Date will be $593,750, resulting in the issuance, pursuant to the terms of the Redemption Agreements, of 107,955 additional shares of Company Common Stock to the Noteholders at the Closing Date; and (ii) Web YP and/or Big Stuff will receive additional cash loans from their existing stockholders of an aggregate of $6,000,000 from January 1, 1999, to the Closing Date, resulting in the issuance, pursuant to the terms of the Amended Agreements relating to the acquisitions of Web YP and Big Stuff, of 1,090,909 additional shares of Company Common Stock to such stockholders upon conversion of such loans by such stockholders on the Closing Date. The 1,198,864 total additional shares of Company Common Stock in the preceding sentence are herein referred to as the "Additional Shares." No opinion is expressed herein as to the price at which the Company Common Stock may trade at any time. Our opinion is based on economic, monetary and market conditions existing as of October 20, 1999.

    This opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Transactions and does not address the relative merits of the Transactions and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Transactions or the decision of the Board of Directors of the Company to proceed with the Transactions. No opinion is expressed herein as to any Acquisition or the Note Redemption taken individually.

    In the ordinary course of business, PaineWebber Incorporated may trade in the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

    PaineWebber Incorporated is currently acting as financial advisor to the Company in connection with the Transactions and will be receiving a fee in connection with the rendering of this opinion and upon consummation of the Transactions. In the past, PaineWebber Incorporated and its affiliates have provided investment banking and other financial services to the Company and have received fees for rendering these services.

    On the basis of and subject to the foregoing, we are of the opinion that the proposed Consideration to be paid, in the aggregate, by the Company pursuant to the Transactions is fair to the Company from a financial point of view.

    This opinion has been prepared for the information of the Board of Directors of the Company in connection with the Transactions and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of PaineWebber Incorporated, provided, however, that this letter may be reproduced in full in the Proxy Statement related to the Transactions.

                                          Very truly yours,

                                          [SIG]

                                          PAINEWEBBER INCORPORATED

                      ADVANCED COMMUNICATIONS GROUP, INC.
             PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR SPECIAL MEETING OF STOCKHOLDERS ON WEDNESDAY, FEBRUARY 16, 2000


    The undersigned hereby appoints Michael A. Pruss and David Gould, and each of them, with power of substitution, as proxies of the undersigned, to attend the Special Meeting of Stockholders of ADVANCED COMMUNICATIONS GROUP, INC. (the "Company"), to be held at the Company's Corporate Offices located at 390 S. Woods Mill Road, Suite 260, St. Louis, Missouri 63017, on Wednesday, February 16, 2000, at 10:00 a.m. local time, and all adjournments thereof, and to vote, as indicated below, the shares of common stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

Please date and sign on the reverse side and mail promptly in the enclosed envelope.


1.  ELECTION OF DIRECTORS: Todd J. Feist,
    Richard O'Neal

                           FOR        WITHHOLD
                           / /           / /


(INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
                _____________________________________________

2. Adoption of the change in the business focus, strategy and direction of Advanced by approving the actions described in Proposal 2 of the "Notice of Special Meeting of Stockholders"


                     / / FOR      / / AGAINST       / / ABSTAIN

-------------------------------------------------------------------------------

    And, conditioned upon the approval of Proposal 2,

3. Approval of the benefits accruing to Richard O'Neal, the Chairman and Chief Executive Officer of Advanced, as described in Proposal 3 of the "Notice of Special Meeting of Stockholders"


                    / / FOR      / / AGAINST       / / ABSTAIN


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees listed and FOR Proposal 2 and FOR Proposal 3.

PLEASE MARK, SIGN AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Date: _________________, 2000

_____________________________
(Signature)

_____________________________
(Signature if held jointly)


NOTE: Please sign exactly as named or names appears hereon. When shares are held be joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                      ADVANCED COMMUNICATIONS GROUP, INC.

     THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF
           DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS ON
                      WEDNESDAY, FEBRUARY 16, 2000

     The undersigned hereby directs the Trustee of the Advanced Communications Group, Inc. 401(k) Retirement Savings Plan (the "Plan") to authorize the proxies (a) to vote as indicated on the reverse side of this form and (b) to vote, in their discretion, upon such other business as may properly come before the meeting hereinafter described, in each case with respect to all of the shares of stock for which the undersigned is entitled to direct the voting under the Plan. Such votes are to be cast at the Special Meeting of Stockholders of Advanced Communications Group, Inc. (the "Company") to be held at the Company's Corporate Offices located at 390 S. Woods Mill Road, Suite 260, St. Louis, Missouri 63017 on Wednesday, February 16, 2000, at 10:00 a.m., local time, and at any adjournments thereof.

     WHEN PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED IN THE MANNER INDICATED BY THE PLAN PARTICIPANT, AND IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3.

Please date and sign on the reverse side and mail promptly in the enclosed envelope.

            -TRIANGLE-    FOLD AND DETACH HERE     -TRIANGLE-

    To Participants in the Advanced Retirement Savings Plan:

    Enclosed with this voting instruction form are the notice and proxy statement for the Special Meeting of Stockholders of Advanced Communications Group, Inc., which will be held on Wednesday, February 16, 2000. The number of shares shown on this voting instruction form represents the number of shares with respect to which you are entitled to direct the voting because of your account in the Advanced Communications Group, Inc. 401(k) Retirement Savings Plan (the "Plan"). In order for these shares to be voted by the trustee of the Plan in accordance with your confidential instructions, PW Trust Company must receive your voting instructions by not later than February 10, 2000. If your voting instructions are not received by February 10, 2000, shares as to which you are entitled to direct voting will be voted by the Plan trustee as described in the following paragraph.

    Your interest in the Plan that is invested in the Advanced Communications Group, Inc. common stock fund is measured in terms of units. Your units closely approximate the number of shares as to which you are entitled to direct the voting. If you do not provide voting instructions, the trustee for the Plan will vote shares you are entitled to vote in the same proportion as the shares for which Plan participants have provided voting instructions, unless doing so would be inconsistent with the trustee's duties. Keep in mind that you will not be able to vote any Plan shares at the meeting, only the Plan trustee can vote these shares as described above.

Number of shares ______________            _____________________________
                                            Signature of Plan Participant

Date:__________



    PLEASE MARK, SIGN AND PROMPTLY RETURN THIS VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                                           Please mark
                                                            your votes
                                                             like this    /X/

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes all proxies heretofore given by the undersigned for said meeting. The proxy may be revoked prior to its exercise.

1.     ELECTION OF DIRECTORS -      FOR all nominees            WITHHOLD AUTHORITY to vote
                                    listed below (except        for all nominees
                                    as marked to the            listed below
                                    contrary below)
                                    / /                         / /

01     Todd J. Feist
02     Richard O'Neal

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


--------------------------------------

2. Adoption of the change in the business focus, strategy and direction of Advanced by approving the actions described in Proposal 2 of the "Notice of Special Meeting of Stockholders"

               / /  FOR        / /  AGAINST       / /  ABSTAIN

    And, conditioned on the approval of Proposal 2,

3. Approval of the benefits accruing to Richard O'Neal, the Chairman and Chief Executive Officer of Advanced, as described in Proposal 3 of the "Notice of Special Meeting of Stockholders."

               / /  FOR        / /  AGAINST       / /  ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees listed and FOR Proposal 2 and FOR Proposal 3.

PLEASE MARK, SIGN AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                       ---------------------------------------
                                                  COMPANY NUMBER:
                                       ---------------------------------------
                                                   PROXY NUMBER:
                                       ---------------------------------------
                                                  ACCOUNT NUMBER:
                                       ---------------------------------------

SIGNATURE
         ------------------------------------------

SIGNATURE IF HELD JOINTLY
                         --------------------------

DATE:   ------------------------------------------

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

------------------------------------------------------------------------------
             ^ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ^